Exhibit 2(d)

UBS GROUP AG AND UBS AG

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Table of Contents

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Description of the Corporation’s Ordinary Shares

The following summary of UBS Group AG’s (the “Corporation”) ordinary shares is based on and qualified by the Corporations Restated Articles of Association. For a complete description of the terms and provisions of the Company’s equity securities, including its common stock, refer to the Articles of Association of which are filed as exhibits to this Annual Report on Form 20-F. Throughout this exhibit, references to “we,” “our,” “us” and “the Company” refer to the Corporation.

General

At year-end 2021, UBS Group AG had 3,702,422,995 issued shares with a par value of CHF 0.10 each, leading to a share capital of CHF 370,242,299.50.

Registered shares of the Corporation are in the form of uncertificated securities (in the sense of the Swiss Code of Obligations) and intermediary-held securities (in the sense of the Swiss Federal Intermediated Securities Act). The shares of the Corporation are listed on the NYSE as global registered shares. As such, the shares can be traded and transferred across applicable borders, without the need for conversion, with identical shares traded on different stock exchanges in different currencies.

Following a shareholder’s registration in the share register, the shareholder may request the Corporation to issue a written statement in respect of his registered shares at any time; however, he has no entitlement to the printing and delivery of share certificates. In contrast, the Corporation may print and deliver share certificates for registered shares (single certificates, certificates representing multiples of shares or global certificates) at any time. It may withdraw registered shares issued as intermediary-held securities from the respective custody system. With the consent of the shareholder, the Corporation may cancel issued certificates which are returned to it without replacement.

Dividend Rights and Dividends

Shareholders are entitled to the dividends or other distributions approved by UBS Group’s general meeting in proportion to their shareholdings.

Swiss law requires that at least 5% of the annual net profits of a corporation must be retained as general reserves until such time as said reserve amounts to 20% of the share capital. Any net profits remaining are, subject to the provisions of the Swiss Code of Obligations and of the Swiss Federal Banking Act, at the disposal of the shareholders’ meeting, except that, if an annual dividend exceeds 5% of the nominal share capital, then 10% of such excess must be retained as general reserves, unless such corporation qualifies as a holding company.

Under Swiss law, dividends may be paid out only if the corporation has sufficient distributable profits from previous business years or if the reserves of the corporation are sufficient to allow distribution of a dividend. In either event, dividends may be paid out only after approval by the shareholders’ meeting. The Board of Directors (BoD) may propose to the shareholders that a dividend be paid out. The auditors must confirm that the dividend proposal of the BoD conforms with statutory law.

Dividends are usually due and payable after the shareholders’ resolution relating to the allocation of profits has been passed. Under Swiss law, the statute of limitations in respect of dividend payments is five years.

U.S. registered holders of shares will receive dividend payments in U.S. dollars, unless they provide notice to UBS Group’s U.S. transfer agent, Computershare, that they wish to receive dividend payments in Swiss francs. The U.S. transfer agent will be responsible for paying the U.S. dollars or Swiss francs to registered holders, and for withholding any required amounts for taxes or other governmental charges. If the U.S. transfer agent determines, after consultation with UBS Group, that in its judgment any foreign currency received by it cannot be converted into U.S. dollars or transferred to U.S. holders, it may distribute the foreign currency received by it, or an appropriate document evidencing the right to receive such currency, or in its discretion hold such foreign currency for the accounts of U.S. holders.

Voting Rights

Each share conveys the right to cast one vote. Swiss law distinguishes between registration with and without voting rights. Shareholders must be registered in the share register as shareholders with voting rights in order to vote and participate in general meetings or to assert or exercise other rights related to voting rights.

Resolutions and elections are decided at the General Meeting by an absolute majority of the votes cast, excluding blank and invalid ballots, subject to the Articles of Association and the compulsory provisions of the law. For the approval of certain specific issues, the Swiss Code of Obligations requires a positive vote from a two-thirds majority of the votes represented at the given general meeting, and from an absolute majority of the nominal value of shares represented thereat. Such issues include creating shares with privileged voting rights, introducing restrictions on the transferability of registered shares, conditional and authorized capital increases and restricting or excluding shareholders’ preemptive rights.

A resolution to change Article 19 of the Articles of Association, to remove one fourth or more of the members of the BoD or to delete or modify Article 17 paragraph 2 of the Articles of Association must receive at least two thirds of the votes represented.

Board of Directors

The term of office for members of the Board of Directors and its Chairman expires after completion of the next Annual General Meeting.

Members whose term of office has expired are immediately eligible for re-election.

Liquidation Rights

In the event of liquidation of UBS Group’s assets, shareholders are entitled to a proportional share after all debts have been paid.

Preemption Rights

Under Swiss law, any share issue, whether for cash or non-cash consideration or for no consideration, is subject to the prior approval of the shareholders’ meeting. Shareholders of a Swiss corporation have certain preemptive rights to subscribe for new issues of shares in proportion to the nominal amount of shares held. The Articles of Association or a resolution adopted at a shareholders’ meeting with a supermajority of at least two-thirds of the votes represented and an absolute majority of the nominal value of the shares represented at the meeting may, however, limit or suspend preemptive rights in certain limited circumstances.

Medium-Term Notes, Series A

Description of Debt Securities We May Offer

Please note that in this section entitled “Description of Debt Securities We May Offer,” references to UBS, we, our and us refer only to UBS AG and not to its consolidated subsidiaries. Also, in this section, references to “holders” and “you” mean those who own debt securities registered in their own names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “Legal Ownership and Book-Entry Issuance.”

References herein to “this prospectus” are deemed to refer to this section “Medium-Term Notes, Series A” and references to “your prospectus supplement” are deemed to refer to the individual description of notes issuances contained below in this exhibit.

The Debt Indenture

As required by U.S. federal law for publicly offered bonds and notes, the debt securities are governed by a document called an indenture. The debt indenture is a contract between us and U.S. Bank Trust National Association, which acts as trustee.

The trustee has two main roles:

Ø    First, the trustee can enforce your rights against us if we default. There are limitations on the extent to which the trustee acts on your behalf, which we describe below under “—Default, Remedies and Waiver of Default.”

Ø    Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

See “—Our Relationship with the Trustee” below for more information about the trustee.

We May Issue Many Series of Debt Securities Under the Debt Indenture

We may issue as many distinct series of debt securities under the debt indenture as we wish. This section summarizes terms of the debt securities that apply generally to all series. The provisions of the debt indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under the debt indenture, but also to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. Most of the financial and other specific terms of your series, will be described in the prospectus supplement accompanying this prospectus. Those terms may vary from the terms described here.

We may issue debt securities separately or together with other debt securities.

As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

When we refer to a series of debt securities, we mean a series issued under the debt indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Unless we indicate otherwise in your prospectus supplement, the debt securities we issue to you will be part of the series of debt securities referred to as our “medium-term notes, Series A.” The Series A notes are a single distinct series under the debt indenture, and we may issue Series A notes in such amounts, at such times and on such terms as we wish. The Series A notes will differ from one another, and from any other series, in their terms, but all of the Series A notes together will constitute a single series for all purposes under the debt indenture pursuant to which they will be issued.

Amounts That We May Issue

The debt indenture does not limit the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We have already issued Series A notes, many of which are currently outstanding. We intend to issue additional Series A notes, and may issue additional Series A notes at any time, without your consent and without notifying you. We may also issue debt securities and other securities at any time without your consent and without notifying you.

The debt indenture and the debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the debt securities.

Principal Amount, Stated Maturity and Maturity

The principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment.

When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

This Section Is Only a Summary

The debt indenture and its associated documents, including your debt security, contain the full legal text governing the matters described in this section and your prospectus supplement. We have filed a copy of the debt indenture with the SEC as an exhibit to our registration statement. See “Where You Can Find More Information” above for information on how to obtain a copy.

This section and your prospectus supplement summarize all the material terms of the debt indenture and your debt security. They do not, however, describe every aspect of the debt indenture and your debt security. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the debt indenture, but we describe the meaning of only the more important of those terms.

Governing Law

The debt indenture is, and the debt securities will be, governed by New York law.

Currency of Debt Securities

Amounts that become due and payable on your debt security in cash will be payable in a currency, composite currency, basket of currencies or currency unit or units specified in your prospectus supplement. We refer to this currency, composite currency, basket of currencies or currency unit or units as a “specified currency.” The specified currency for your debt security will be U.S. dollars, unless your prospectus supplement states otherwise. Some debt securities may have different specified currencies for principal and interest. You will have to pay for your debt securities by delivering the requisite amount of the specified currency to UBS Securities LLC, UBS Financial Services Inc. or another firm that we name in your prospectus supplement, unless other arrangements have been made between you and us or you and that firm. We will make payments on your debt securities in the specified currency, except as described below in “—Payment Mechanics for Debt Securities.” See “Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency” below for more information about risks of investing in this kind of debt securities.

Co-obligation of UBS Switzerland AG

UBS Switzerland AG is fully, unconditionally and irrevocably liable, jointly and severally, with UBS AG, for UBS AG’s obligations under and with respect to the debt securities with respect to the due and punctual payment of the principal of and any premium, interest and other amounts payable on, under or in respect of such securities and the due performance and observance of every covenant of the indenture to be performed or observed by UBS AG with respect to such securities.

The obligations of UBS Switzerland AG as a co-obligor are primary and not merely those of a surety. UBS Switzerland AG waives the right to require holders to proceed first against UBS AG and UBS Switzerland AG shall be subrogated to all rights of the holder of a security of a series against UBS AG in respect of any amounts paid to such holder by it pursuant to the terms of the indenture.

Types of Debt Securities

We may issue any of the three types of debt securities described below. A debt security may have elements of each of the three types of debt securities described below. For example, a debt security may bear interest at a fixed rate for some periods and at a floating rate in others. Similarly, a debt security may provide for a payment of principal at maturity linked to an index and also bear interest at a fixed or floating rate.

Fixed Rate Debt Securities

A debt security of this type will bear interest at a fixed rate described in the applicable prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are instead issued at a price lower than the principal amount. See “—Original Issue Discount Debt Securities” below for more information about zero coupon and other original issue discount debt securities.

Each fixed rate debt security, except any zero coupon debt security, will bear interest from its original issue date or from the most recent date to which interest on the debt security has been paid or made available for payment. Interest will accrue on the principal of a fixed rate debt security at the fixed yearly rate stated in the applicable prospectus supplement, until the principal is paid or made available for payment or the security has been converted or exchanged. Each payment of interest due on an interest payment date or the date of maturity will include interest accrued from and including the last date to which interest has been paid, or made available for payment, or from the issue date if none has been paid or made available for payment, to but excluding the interest payment date or the date of maturity. We will compute interest on fixed rate debt securities on the basis of a 360-day year of twelve 30-day months. We will pay interest on each interest payment date and at maturity as described below under “—Payment Mechanics for Debt Securities.”

Floating Rate Debt Securities

Interest Rate Formulas. A debt security of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. If your debt security is a floating rate debt security, the formula and any adjustments that apply to the interest rate will be specified below.

Each floating rate debt security will bear interest from its original issue date or from the most recent date to which interest on the debt security has been paid or made available for payment. Interest will accrue on the principal of a floating rate debt security at the yearly rate determined according to the interest rate formula stated in the applicable prospectus supplement, until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as described below under “—Payment Mechanics for Debt Securities.”

Calculation of Interest. Calculations relating to floating rate debt securities will be made by the calculation agent, an institution that we appoint as our agent for this purpose. That institution may include any affiliate of ours, such as UBS Securities LLC. The prospectus supplement for a particular floating rate debt security will name the institution that we have appointed to act as the calculation agent for that debt security as of its original issue date. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change. Absent manifest error, all determinations of the calculation will be final and binding on you and us, without any liability on the part of the calculation agent.

For each floating rate debt security, the calculation agent will determine, on the corresponding interest calculation or determination date, as described in the applicable prospectus supplement, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period—i.e., the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face or other specified amount of the floating rate debt security by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360 or by the actual number of days in the year, as specified in the applicable prospectus supplement.

Upon the request of the holder of any floating rate debt security, the calculation agent will provide the interest rate then in effect for that debt security—and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

All percentages resulting from any calculation relating to a debt security will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655). All amounts used in or resulting from any calculation relating to a floating rate debt security will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

In determining the base rate that applies to a floating rate debt security during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the applicable prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant floating rate debt securities and its affiliates, and they may include UBS AG or its affiliates.

Indexed Debt Securities

A debt security of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to:

Ø    securities of one or more issuers;

Ø    one or more currencies;

Ø    one or more commodities;

Ø    any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and/or

Ø    one or more indices or baskets of the items described above.

If you are a holder of an indexed debt security, you may receive an amount at maturity (including upon acceleration following an event of default) that is greater than or less than the face amount of your debt security depending upon the formula used to determine the amount payable and the value of the applicable index at maturity. The value of the applicable index will fluctuate over time.

An indexed debt security may provide either for cash settlement or for physical settlement by delivery of the underlying property or another property of the type listed above. An indexed debt security may also provide that the form of settlement may be determined at our option or at the holder’s option. Some indexed debt securities may be convertible, exercisable or exchangeable, at our option or the holder’s option, into or for securities of an issuer other than UBS AG.

If you purchase an indexed debt security, your prospectus supplement will include information about the relevant index, about how amounts that are to become payable will be determined by reference to the price or value of that index and about the terms on which the security may be settled physically or in cash. The prospectus supplement will also identify the calculation agent that will calculate the amounts payable with respect to the indexed debt security and may exercise significant discretion in doing so. The calculation agent may be UBS Securities LLC or another of our affiliates. See “Considerations Relating to Indexed Securities” for more information about risks of investing in debt securities of this type.

Original Issue Discount Debt Securities

A fixed rate debt security, a floating rate debt security or an indexed debt security may be an original issue discount debt security. A debt security of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. An original issue discount debt security may be a zero coupon debt security. A debt security issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount debt security, regardless of the amount payable upon redemption or acceleration of maturity. See “U.S. Tax Considerations—Taxation of Debt Securities— Original Issue Discount” below for a brief description of the U.S. federal income tax consequences of owning an original issue discount debt security.

Information in Your Prospectus Supplement

Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:

Ø    any limit on the total principal amount of the debt securities of the same series;

Ø    the stated maturity;

Ø    the specified currency or currencies for principal and interest, if not U.S. dollars;

Ø    the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

Ø    whether your debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security;

Ø    if your debt security is a fixed rate debt security, the yearly rate at which your debt security will bear interest, if any, and the interest payment dates;

Ø    if your debt security is a floating rate debt security, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial base rate, maximum rate or minimum rate; the interest reset, determination, calculation and payment dates; the day count used to calculate interest payments for any period; the business day convention; and the calculation agent;

Ø    if your debt security is an indexed debt security, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which your debt security will be exchangeable for or payable in cash, securities or other property;

Ø    if your debt security may be converted into or exercised or exchanged for debt or equity securities of one or more third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of securities issuable upon conversion, exercise or exchange may be adjusted;

Ø    if your debt security is also an original issue discount debt security, the yield to maturity;

Ø    if applicable, the circumstances under which your debt security may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

Ø    the authorized denominations, if other than $1,000 and integral multiples of $1,000;

Ø    the depositary for your debt security, if other than DTC, and any circumstances under which the holder may request securities in non-global form, if we choose not to issue your debt security in book-entry form only;

Ø    if your debt security will be issued in bearer form, any special provisions relating to bearer securities;

Ø    if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

Ø    the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for your debt security, as applicable; and

Ø    any other terms of your debt security, which could be different from those described in this prospectus.

If you purchase your debt security—or any of our other securities we describe in this prospectus—in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which we, UBS Securities LLC, UBS Financial Services Inc. or another of our affiliates resells a security that it has previously acquired from another holder. A market-making transaction in a particular security occurs after the original issuance and sale of the security.

Extension of Maturity

If specified in the applicable prospectus supplement, we will have the option to extend the stated maturity of your debt security for one or more periods of whole years up to but not beyond the final maturity date specified in the prospectus supplement. We call a debt security whose maturity we may extend an extendible debt security. We call the period of time as to which we may extend the maturity the extension period. The following procedures will apply to extendible debt securities, unless otherwise indicated in the applicable prospectus supplement.

We may extend the maturity of an extendible debt security by notifying the paying agent between 45 and 60 days before the stated maturity then in effect. The stated maturity may be the original stated maturity, as described in the prospectus supplement, or a maturity that we previously extended by following these procedures. If we notify the paying agent that we will extend the maturity, the paying agent will send a notice to each holder by first class mail, postage prepaid, or by other means agreed upon between us and the paying agent, at least 30 days before the stated maturity then in effect. The notice sent by the paying agent will provide the following information:

Ø    our election to extend the maturity of the extendible debt security;

Ø    the extended maturity date or, if the maturity date had previously been extended, the new extended maturity date;

Ø    the interest rate that will apply during the extension period or, in the case of a floating rate debt security, the spread and/or spread multiplier, if any, applicable during the extension period; and

Ø    the provisions, if any, for redemption and repayment during the extension period.

Once the paying agent has mailed the notice to each holder, the extension of the maturity date will take place automatically. All of the terms of the debt security will be the same as the terms of the debt security as originally issued, except those terms that are described in the notice sent by the paying agent to each holder and except as described in the following paragraph.

Not later than 10:00 a.m., New York City time, on the twentieth calendar day before the maturity date then in effect for an extendible debt security or, if that day is not a business day, on the next succeeding business day, we may revoke the interest rate set forth in the extension notice sent by the paying agent to each holder and establish a higher interest rate for the extension period. If we elect to establish a higher interest rate, the paying agent will send a notice to each holder by first class mail, postage prepaid, or by other means agreed between us and the paying agent, of the higher interest rate in the case of a floating rate debt security, the higher spread and/or spread multiplier, if any. The notice of the higher rate cannot be revoked. All extendible debt securities as to which the maturity date has been extended will bear the higher rate for the extension period, whether or not tendered for repayment.

If we elect to extend the maturity date of an extendible debt security, each holder may elect repayment of all or part of its debt security on the maturity date then in effect at a price equal to the principal amount plus any accrued and unpaid interest to that date. To elect repayment, a holder must give notice to the paying agent between 25 and 35 days before the maturity date in effect. The notice must consist of either:

Ø    the debt security along with the completed form entitled “Option to Elect Repayment,” which will be attached to your debt security.

Ø    a telegram, facsimile transmission or letter from a member of a national securities exchange, the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder, the principal amount of the debt security, the principal amount of the debt security to be repaid, the certificate number or a description of the tenor and terms of the debt security, a statement that the option to elect repayment is being elected and a guarantee that the debt security, together with the completed form entitled “Option to Elect Repayment” will be received by the paying agent no later than the fifth business day after the date of the telegram, facsimile transmission or letter. The telegram, facsimile transmission or letter will become effective upon receipt, by that fifth business day, of the debt security and complete form.

The holder may revoke the election of repayment by sending to the paying agent written notice by 3:00 p.m., New York City time, on the twentieth day before the maturity date then in effect or, if that day is not a business day, on the next succeeding business day.

If an extendible debt security is represented by a global debt security, the depositary or its nominee, as the holder, will be the only person that can exercise the right to elect repayment or revoke such an election. Any indirect owners who own beneficial interests in the global debt security and wish to make such an election must give proper and timely instructions to the banks or brokers through which they hold their interests, requesting that they notify the depositary to make a repayment election or revoke such an election on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Redemption and Repayment

Unless otherwise indicated in your prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, we will not be entitled to redeem your debt security before its stated maturity (except for certain tax reasons, as described below) unless your prospectus supplement specifies a redemption date or redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless your prospectus supplement specifies one or more repayment dates.

If your prospectus supplement specifies one or more redemption dates, a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of your debt security. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If your prospectus supplement specifies one or more redemption dates, your debt security will be redeemable at our option on any of those dates. If your prospectus supplement specifies a redemption commencement date, your debt security will be redeemable at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed.

If your prospectus supplement specifies a repayment date, your debt security will be repayable at your option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.

If we exercise an option to redeem any debt security, we will give the trustee and the holders written notice of the principal amount of the debt security to be redeemed, not less than 5 business days nor more than 60 days before the applicable redemption date unless otherwise specified in your prospectus supplement. We will give the notice in the manner described below in “—Notices.”

If a debt security represented by a global debt security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global debt security and wish to exercise a repayment right must give proper and timely instructions to the banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or cancelled.

Optional Tax Redemption

In addition to the situations described above under “—Redemption and Repayment,” we also have the option to redeem the debt securities in two situations described below, unless otherwise indicated in your prospectus supplement. The redemption price for the debt securities, other than original issue discount debt securities, will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified below. Furthermore, we must give you between 10 and 60 days’ notice before redeeming the debt securities unless otherwise specified in your prospectus supplement.

Ø    The first situation is where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, we would be required to pay additional amounts as described below under “—Payment of Additional Amounts.”

This applies only in the case of changes, executions, amendments, applications or interpretations that occur on or after the date specified in the prospectus supplement for the applicable debt securities and in a relevant jurisdiction, as defined in “—Payment of Additional Amounts” below. If UBS is succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which the successor entity is organized, and the applicable date will be the date the entity became a successor.

We would not have the option to redeem in this case if we could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to us.

Ø    The second situation is where a person located outside of a relevant jurisdiction into which UBS is merged or to whom it has conveyed, transferred or leased its property is required to pay an additional amount. We would have the option to redeem the debt securities even if we are required to pay additional amounts immediately after the merger, conveyance, transfer or lease. We are not required to use reasonable measures to avoid the obligation to pay additional amounts in this situation.

Payment of Additional Amounts

A relevant jurisdiction may require UBS to withhold amounts from payments on the principal or interest on a debt security for taxes or any other governmental charges. If the relevant jurisdiction requires a withholding of this type, UBS may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled.

By relevant jurisdiction, we mean Switzerland or a jurisdiction in which the UBS branch through which debt securities are issued is located. UBS will not have to pay additional amounts in respect of taxes or other governmental charges that are required to be deducted or withheld by any paying agent from a payment on a debt security, if such payment can be made without such deduction or withholding by any other paying agent, or in respect of taxes or other governmental charges that would not have been imposed but for

Ø    the existence of any present or former connection between you and the relevant jurisdiction, other than the mere holding of the debt security and the receipt of payments on it;

Ø    any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, duty, assessment or governmental charge;

Ø    a failure to comply with any reasonable certification, documentation, information or other reporting requirement concerning your nationality, residence, identity or connection with the relevant jurisdiction, if such compliance is required as a precondition to relief or exemption from such taxes or other governmental charges (including, without limitation, a certification that you are not resident in the relevant jurisdiction or are not an individual resident of a member state of the European Union);

Ø    any taxes which would not have been imposed but for your presentation, or a presentation on your behalf, of a debt security payment on a date more than 15 days after the date on which such payment on the debt security becomes due and payable or on which the payment is duly provided for, whichever occurs later; or

Ø    any combination of the items listed above.

In addition, no additional amounts will be required to be paid on account of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the Internal Revenue Code (as defined below under “U.S. Tax Considerations”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Internal Revenue Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code.

These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to UBS is organized. The prospectus supplement relating to the debt security may describe additional circumstances in which UBS would not be required to pay additional amounts.

Mergers and Similar Transactions

We are generally permitted to merge or consolidate with another firm. We are also permitted to sell our assets substantially as an entirety to another firm. With regard to any series of debt securities, we may not take any of these actions, however, unless all the following conditions are met:

Ø    If the successor firm in the transaction is not UBS, the successor firm must be organized as a corporation, partnership or trust and must expressly assume our obligations under the debt securities of that series and the debt indenture. The successor firm must be organized under the laws of Switzerland.

Ø    Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, “default under the debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “—Default, Remedies and Waiver of Default.”

If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another firm or sell our assets substantially as an entirety to another firm. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another firm, any transaction that involves a change of control of UBS but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

Also, if we merge, consolidate or sell our assets substantially as an entirety and the successor firm is a non-Swiss entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences to the debt securities.

Defeasance and Covenant Defeasance

If indicated in the applicable prospectus supplement for a debt security, the provisions for full defeasance and covenant defeasance described below will apply to that debt security. In general, we expect these provisions to apply to each debt security that has a specified currency of U.S. dollars and is not a floating rate or indexed debt security.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on your debt security. This is called full defeasance. To do so, each of the following must occur:

Ø    We must deposit in trust for the benefit of all holders of those debt securities, money, U.S. government or U.S. government agency notes or bonds or a combination of money and U.S. government or U.S. government agency notes or bonds that will, in each case, in the opinion of a nationally recognized firm of independent public accountants, generate enough cash to make interest, principal and any other payments on those debt securities on their various due dates.

Ø    There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing the holders to be taxed on those debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from your debt securities would be treated as though we took back your debt security and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on your debt security.

Ø    We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

If we ever fully defease your debt security, you would have to rely solely on the trust deposit for payments on your debt security. You would not be able to look to us for payment in the event of any shortfall.

Covenant Defeasance

Under current U.S. federal tax law, we can make the same type of deposit described above and be released from any restrictive covenants relating to your debt security that may be described in your prospectus supplement. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance for any debt securities, we must do both of the following:

Ø    We must deposit in trust for the benefit of all holders of those debt securities, money, U.S. government or U.S. government agency notes or bonds or a combination of money and U.S. government or U.S. government agency notes or bonds that will, in each case, in the opinion of a nationally recognized firm of independent public accountants, generate enough cash to make interest, principal and any other payments on those debt securities on their various due dates.

Ø    We must deliver to the trustee a legal opinion of our counsel confirming that under U.S. federal income tax law as then in effect we may make the above deposit without causing you to be taxed on those debt securities any differently than if we did not make the deposit and just repaid those debt securities ourselves.

If we accomplish covenant defeasance with regard to your debt security, the following provisions of the debt indenture and your debt security would no longer apply:

Ø    Any covenants that your prospectus supplement may state are applicable to your debt security; and

Ø    The events of default resulting from a breach of covenants, described below in the fourth bullet point under “—Default, Remedies and Waiver of Default—Events of Default.”

Any right we have to redeem will survive covenant defeasance with regard to those debt securities.

If we accomplish covenant defeasance on your debt security, you can still look to us for repayment of your debt security in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, such as our bankruptcy, and your debt security became immediately due and payable, there may be a shortfall. Depending on the event causing the default you may not be able to obtain payment of the shortfall.

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to your series of debt securities occurs and is not cured, as described in this subsection.

Events of Default

Unless your prospectus supplement says otherwise, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

Ø    We do not pay the principal or any premium (including delivering any security or other property deliverable) on any debt security of that series at its maturity;

Ø    We do not pay interest on any debt securities of that series within 30 days after it becomes due and payable;

Ø    We do not deposit a sinking fund payment with regard to any debt securities of that series on its due date, but only if the payment is required in the applicable prospectus supplement;

Ø    We remain in breach of any other covenant we make in the debt indenture for the benefit of the debt securities of that series, for 60 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the trustee or the holders of not less than 10% in principal amount of the relevant series of debt securities then outstanding;

Ø    We file for bankruptcy or certain other bankruptcy, insolvency or reorganization events relating to UBS occur; or

Ø    If the applicable prospectus supplement states that any additional event of default applies to your series, that event of default occurs.

Remedies If an Event of Default Occurs

If an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately. If an event of default occurs because of bankruptcy, insolvency or reorganization events relating to UBS, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

Each of the situations described above is called an acceleration of the maturity of the affected series of debt securities. If the maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series.

If an event of default occurs, the trustee will have special duties. The trustee will be obligated to use those of its rights and powers under the debt indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the debt indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the debt indenture with respect to the debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, all of the following must occur:

Ø    The holder of your debt security must give the trustee written notice that an event of default has occurred, and the event of default must not have been cured or waived.

Ø    The holders of not less than 25% in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action.

Ø    The trustee must not have taken action for 60 days after the above steps have been taken.

Ø    During those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of all debt securities of your series.

You are, however, entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security, however, without the approval of the particular holder of that debt security.

We Will Give the Trustee Information About Defaults Annually

We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the debt indenture and the debt securities, or else specifying any default under the debt indenture.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity of the debt securities. Book-entry and other indirect owners are described below under “Legal Ownership and Book-Entry Issuance.”

Modification and Waiver of Covenants

There are three types of changes we can make to the debt indenture and the debt securities of any series.

Changes Requiring Each Holder’s Approval

First, there are changes that cannot be made without the approval of each holder of a debt security affected by the change. Here is a list of those types of changes:

Ø    change the stated maturity for any principal or interest payment on a debt security;

Ø    reduce the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a debt security;

Ø    permit redemption of a debt security if not previously permitted;

Ø    impair any right a holder may have to require repayment of his or her debt security;

Ø    impair any right that a holder of an indexed or any other debt security may have to exchange or convert the debt security for or into securities or other property;

Ø    change the currency of any payment on a debt security other than as permitted by the debt security;

Ø    change the place of payment on a debt security, if it is in non-global form;

Ø    impair a holder’s right to sue for payment of any amount due on his or her debt security;

Ø    reduce the percentage in principal amount of the debt securities of any one or more affected series, taken separately or together, as applicable, the approval of whose holders is needed to change the debt indenture or those debt securities;

Ø    reduce the percentage in principal amount of the debt securities of any one or more affected series, taken separately or together, as applicable, the consent of whose holders is needed to waive our compliance with the debt indenture or to waive defaults; and

Ø    change the provisions of the debt indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval of the holder of each affected debt security.

Changes Not Requiring Approval of Holders

The second type of change does not require any approval by holders of the debt securities of an affected series. This type of change is limited to clarifications and changes that would not adversely affect the debt securities of that series in any material respect. We also do not need any approval to make changes that affect only debt securities to be issued under the debt indenture after the changes take effect.

We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of the unaffected debt security; we need only obtain any required approvals from the holders of the affected debt securities.

Changes Requiring Majority Approval

Any other change to the debt indenture and the debt securities would require the following approval:

Ø    If the change affects only the debt securities of a particular series, it must be approved by the holders of 66⅔% in principal amount of the debt securities of that series.

Ø    If the change affects the debt securities of more than one series of debt securities issued under the debt indenture, it must be approved by the holders of 66⅔% in principal amount of all series affected by the change, with the debt securities of all the affected series voting together as one class for this purpose (and of any affected series that by its terms is entitled to vote separately as a series, as described below).

In each case, the required approval must be given by written consent.

Majority approval would be required for us to obtain a waiver of any of our covenants in the debt indenture. Our covenants include the promises we make about merging, which we describe above under “—Mergers and Similar Transactions.” If the holders approve a waiver of a covenant, we will not have to comply with that covenant. The holders, however, cannot approve a waiver of any provision in a particular debt security, or in the debt indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above under “—Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the debt indenture or the debt securities or request a waiver.

Special Rules for Action by Holders

When holders take any action under the debt indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

Only Outstanding Debt Securities Are Eligible

Only holders of outstanding debt securities of the applicable series will be eligible to participate in any action by holders of debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a debt security will not be “outstanding”:

Ø    if it has been surrendered for cancellation;

Ø    if we have deposited or set aside, in trust for its holder, money for its payment or redemption;

Ø    if we have fully defeased it as described above under “—Defeasance and Covenant Defeasance—Full Defeasance”; or

Ø    if we or one of our affiliates, such as UBS Securities LLC or UBS Financial Services Inc., is the beneficial owner.

Special Series Voting Rights

We may issue series of debt securities that are entitled, by their terms, to vote separately on matters (for example, modification or waiver of provisions in the debt indenture) that would otherwise require a vote of all affected series, voting together as a single class. Any such series would be entitled to vote together with all other affected series, voting together as one class, and would also be entitled to vote separately, as a series only. These special voting rights will be described in the applicable prospectus supplement. For a series that does not have these special rights, voting will occur as described in the preceding section, but subject to any separate voting rights of any series having special rights. We may issue a series having these or other special voting rights without obtaining the consent of or giving notice to holders of outstanding series.

Eligible Principal Amount of Some Debt Securities

In some situations, we may follow special rules in calculating the principal amount of a debt security that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity. For any debt security of the kind described below, we will decide how much principal amount to attribute to the debt security as follows:

Ø    For an original issue discount debt security, we will use the principal amount that would be due and payable on the action date if the maturity of the debt security were accelerated to that date because of a default.

Ø    For a debt security whose principal amount is not known, we will use any amount that we indicate in the prospectus supplement for that debt security. The principal amount of a debt security may not be known, for example, because it is based on an index that changes from time to time and the principal amount is not to be determined until a later date.

Ø    For debt securities with a principal amount denominated in one or more non-U.S. dollar currencies or currency units, we will use the U.S. dollar equivalent, which we will determine.

Determining Record Dates for Action by Holders

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the debt indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Form, Exchange and Transfer of Debt Securities

We will issue each debt security in global—i.e., book-entry—form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities below under “Legal Ownership and Book-Entry Issuance.” Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities in global form.

In addition, we will generally issue each debt security in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. If we issue a debt security in bearer form, the applicable prospectus supplement will describe the provisions that would apply to that security.

If a debt security is issued as a global debt security, only the depositary—e.g., DTC, Euroclear and Clearstream—will be entitled to transfer and exchange the debt security or exercise any other rights of a holder as described in this subsection, since the depositary will be the sole holder of the debt security.

If any debt securities cease to be issued in global form, then unless we indicate otherwise in your prospectus supplement, they will be issued:

Ø    only in fully registered form;

Ø    without interest coupons; and

Ø    unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and integral multiples of $1,000.

Holders may exchange their debt securities for debt securities of smaller denominations (subject to the limit above) or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing or during any other period specified in the applicable prospectus supplement, in order to freeze the list of holders who will receive the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

The rules for exchange described above apply to exchanges of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payment Mechanics for Debt Securities

Who Receives Payments?

If interest is due on a debt security on an interest payment date, we will pay the interest to the person in whose name the debt security is registered at the close of business on the regular record date described below relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person entitled to receive the principal of the debt security. If principal or another amount besides interest is due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at a proper place of payment (or, in the case of a global debt security, in accordance with the applicable policies of the depositary).

Payment Dates and Regular Record Dates for Interest

Unless we specify otherwise in the applicable prospectus supplement, interest on any fixed rate debt security will be payable semiannually each May 15 and November 15 and at maturity, and the regular record date relating to an interest payment date for any fixed rate debt security will be the May 1 or November 1 next preceding that interest payment date. The regular record date relating to an interest payment date for any floating rate debt security will be the 15th calendar day before that interest payment date. These record dates will apply whether or not a particular record date is a business day. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

The term “business day” means, for any debt security, a day that meets all the following applicable requirements:

Ø    for all debt securities, is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close and that satisfies any other criteria specified in your prospectus supplement;

Ø    if the debt security is a floating rate debt security whose interest rate is based on LIBOR, is also a day on which dealings in the relevant index currency specified in the applicable prospectus supplement are transacted in the London interbank market;

Ø    if the debt security has a specified currency other than U.S. dollars or euros, is also a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the principal financial center of the country issuing the specified currency;

Ø    if the debt security either is a floating rate debt security whose interest rate is based on EURIBOR or has a specified currency of euros, is also a day on which the Trans-European Automated Real-time Gross settlement Express Transfer (TARGET) System, or any successor system, is open for business;

Ø    if the debt security is held through Euroclear, is also not a day on which banking institutions in Brussels, Belgium are generally authorized or obligated by law, regulation or executive order to close; and

Ø    if the debt security is held through Clearstream, is also not a day on which banking institutions in Luxembourg are generally authorized or obligated by law, regulation or executive order to close.

How We Will Make Payments Due in U.S. Dollars

We will follow the practices described in this subsection when paying amounts due in U.S. dollars. Payments of amounts due in other currencies will be made as described in the next subsection.

Payments on Global Debt Securities. We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described under “Legal Ownership and Book-Entry Issuance—What Is a Global Security?”

Payments on Non-Global Debt Securities. We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—that is, in funds that become available on the day after the check is cashed.

Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

How We Will Make Payments Due in Other Currencies

We will follow the practices described in this subsection when paying amounts that are due in a specified currency other than U.S. dollars.

Payments on Global Debt Securities. We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. We understand that these policies, as currently in effect at DTC, are as follows:

Unless otherwise indicated in your prospectus supplement, if you are an indirect owner of global debt securities denominated in a specified currency other than U.S. dollars and if you have the right to elect to receive payments in that other currency and you do make that election, you must notify the participant through which your interest in the global debt security is held of your election:

Ø    on or before the applicable regular record date, in the case of a payment of interest, or

Ø    on or before the 16th day prior to stated maturity, or any redemption or repayment date, in the case of payment of principal or any premium.

You may elect to receive all or only a portion of any interest, principal or premium payment in a specified currency other than U.S. dollars.

Your participant must, in turn, notify DTC of your election on or before the third DTC business day after that regular record date, in the case of a payment of interest, and on or before the 12th DTC business day prior to stated maturity, or on the redemption or repayment date if your debt security is redeemed or repaid earlier, in the case of a payment of principal or any premium.

DTC, in turn, will notify the paying agent of your election in accordance with DTC’s procedures.

If complete instructions are received by the participant and forwarded by the participant to DTC, and by DTC to the paying agent, on or before the dates noted above, the paying agent, in accordance with DTC’s instructions, will make the payments to you or your participant by wire transfer of immediately available funds to an account maintained by you or your participant with a bank located in the country issuing the specified currency or in another jurisdiction acceptable to us and the paying agent.

If the foregoing steps are not properly completed, we expect DTC to inform the paying agent that payment is to be made in U.S. dollars. In that case, we or our agent will convert the payment to U.S. dollars in the manner described below under “—Conversion to U.S. Dollars.” We expect that we or our agent will then make the payment in U.S. dollars to DTC, and that DTC in turn will pass it along to its participants.

Book-entry and other indirect holders of a global debt security denominated in a currency other than U.S. dollars should consult their banks or brokers for information on how to request payment in the specified currency.

Payments on Non-Global Debt Securities. Except as described in the second to last paragraph under this heading, we will make payments on debt securities in non-global form in the applicable specified currency. We will make these payments by wire transfer of immediately available funds to any account that is maintained in the applicable specified currency at a bank designated by the holder and is acceptable to us and the trustee. To designate an account for wire payment, the holder must give the paying agent appropriate wire instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the regular record date. In the case of any other payment, the payment will be made only after the debt security is surrendered to the paying agent. Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

If a holder fails to give instructions as described above, we will notify the holder at the address in the trustee’s records and will make the payment within five business days after the holder provides appropriate instructions. Any late payment made in these circumstances will be treated under the debt indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

Although a payment on a debt security in non-global form may be due in a specified currency other than U.S. dollars, we will make the payment in U.S. dollars if the holder asks us to do so. To request U.S. dollar payment, the holder must provide appropriate written notice to the trustee at least five business days before the next due date for which payment in U.S. dollars is requested. In the case of any interest payment due on an interest payment date, the request must be made by the person who is the holder on the regular record date. Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above.

Indirect owners of a non-global debt security with a specified currency other than U.S. dollars should contact their banks or brokers for information about how to receive payments in the specified currency or in U.S. dollars.

Conversion to U.S. Dollars. When we are asked by a holder to make payments in U.S. dollars of an amount due in another currency, either on a global debt security or a non-global debt security as described above, we will determine the U.S. dollar amount the holder receives as follows. The exchange rate agent described below will request currency bid quotations expressed in U.S. dollars from three or, if three are not available, then two, recognized foreign exchange dealers in New York City, any of which may be the exchange rate agent, which may be UBS Securities LLC, an affiliate of UBS, as of 11:00 A.M., New York City time, on the second business day before the payment date. Currency bid quotations will be requested on an aggregate basis, for all holders of debt securities requesting U.S. dollar payments of amounts due on the same date in the same specified currency. The U.S. dollar amount the holder receives will be based on the highest acceptable currency bid quotation received by the exchange rate agent. If the exchange rate agent determines that at least two acceptable currency bid quotations are not available on that second business day, the payment will be made in the specified currency.

To be acceptable, a quotation must be given as of 11:00 A.M., New York City time, on the second business day before the due date and the quoting dealer must commit to execute a contract at the quotation in the total amount due in that currency on all series of debt securities. If some but not all of the relevant debt securities are LIBOR debt securities or EURIBOR debt securities, the second preceding business day will be determined for this purpose as if none of those debt securities were LIBOR debt securities or EURIBOR debt securities.

A holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

When the Specified Currency Is Not Available. If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency or any successor currency is not available to us or cannot be paid to you due to circumstances beyond our control—such as the imposition of exchange controls or a disruption in the currency markets—we will be entitled to satisfy our obligation to make the payment in that specified currency by making the payment in U.S. dollars, on the basis specified in the applicable prospectus supplement.

For a specified currency other than U.S. dollars, the exchange rate will be the noon buying rate for cable transfers of the specified currency in New York City as quoted by the Federal Reserve Bank of New York on the then-most recent day on which that bank has quoted that rate.

The foregoing will apply to any debt security, whether in global or non-global form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not result in a default under any debt security or the debt indenture.

Exchange Rate Agent. If we issue a debt security in a specified currency other than U.S. dollars, we will appoint a financial institution to act as the exchange rate agent and will name the institution initially appointed when the debt security is originally issued in the applicable prospectus supplement. We may select UBS Securities LLC or another of our affiliates to perform this role. We may change the exchange rate agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change.

All determinations made by the exchange rate agent will be at its sole discretion unless we state in your prospectus supplement that any determination is subject to our approval. In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, without any liability on the part of the exchange rate agent.

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Unless specified otherwise in the applicable prospectus supplement, payments postponed to the next business day in this situation will be treated under the debt indenture as if they were made on the original due date. Postponement of this kind will not result in a default under any debt security or the debt indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day. The term business day has a special meaning, which we describe above under “—Payment Dates and Regular Record Dates for Interest.”

Paying Agent

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as the paying agent. We must notify the trustee of changes in the paying agents.

Settlement Mechanics

The settlement mechanics applicable to debt securities calling for physical settlement will be described in the applicable prospectus supplement.

Unclaimed Payments

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive notices.

Our Relationship with the Trustee

U.S. Bank Trust National Association has provided commercial banking and other services for us and our affiliates in the past and may do so in the future. Among other things, U.S. Bank Trust National Association holds debt securities issued by us and serves as trustee or agent with regard to other obligations of UBS or its subsidiaries.

U.S. Bank Trust National Association is serving as the trustee for the debt securities and the warrants issued under our warrant indenture. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

Legal Ownership and Book-Entry Issuance

In this section, we describe special considerations that will apply to registered securities issued in global—i.e., book-entry—form. First we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Who is The Legal Owner of a Registered Security?

Each debt security or warrant in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. We refer to those who have securities registered in their own names, on the books that we or the trustee, warrant agent or other agent maintain for this purpose, as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

We will issue each security in book-entry form only. This means securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under each indenture or warrant agreement, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street Name Owners

In the future we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of the trustee and the obligations, if any, of any warrant agents and any other third parties employed by us, the trustee or any of those agents, run only to the holders of the securities. We do not have obligations to investors who hold indirect interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—for example, to amend the indenture for a series of debt securities or warrants or the warrant agreement for a series of warrants or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture—we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean those who invest in the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to “your securities” in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

Ø    how it handles securities payments and notices;

Ø    whether it imposes fees or charges;

Ø    whether and how you can instruct it to exercise any rights to purchase or sell warrant property under a warrant or to exchange or convert a security for or into other property;

Ø    how it would handle a request for the holders’ consent, if ever required;

Ø    whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

Ø    how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

Ø    if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What Is a Global Security?

We will issue each security in book-entry form only. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more.

Each series of securities will have one or more of the following as the depositaries:

Ø    The Depository Trust Company, New York, New York, which is known as “DTC”;

Ø    a financial institution holding the securities on behalf of Morgan Guaranty Trust Company of New York, acting out of its Brussels, Belgium, office, as operator of the Euroclear system, which is known as “Euroclear”;

Ø    a financial institution holding the securities on behalf of Clearstream Banking, société anonyme, which is known as “Clearstream”; and

Ø    any other clearing system or financial institution named in the applicable prospectus supplement. The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants.

The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “—Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “—Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (such as Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

Ø    An investor cannot require the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below.

Ø    An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “—Who Is the Legal Owner of a Registered Security?”

Ø    An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

Ø    An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

Ø    The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We, the trustee and any warrant agents will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We, the trustee and any warrant agents also do not supervise the depositary in any way.

Ø    The depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well.

Ø    Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “—Who Is the Legal Owner of a Registered Security?”

The special situations for termination of a global security are as follows:

Ø    if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days; or

Ø    in the case of a global security representing debt securities or warrants issued under an indenture, if an event of default has occurred with regard to these debt securities or warrants and has not been cured or waived.

If a global security is terminated, only the depositary, and not we, the trustee for any debt securities or warrants or the warrant agent for any warrants, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

Medium-Term Notes, Series B

Description of Debt Securities We May Offer

Please note that in this section entitled “Description of Debt Securities We May Offer,” references to UBS, we, our and us refer only to UBS AG and not to its consolidated subsidiaries. In particular, the debt securities are obligations solely of UBS AG, and not of any of its subsidiaries, including, without limitation, UBS Switzerland AG. Also, in this section, references to “holders” and “you” mean those who own debt securities registered in their own names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “Legal Ownership and Book-Entry Issuance.”

References herein to “this prospectus” are deemed to refer to this section “Medium-Term Notes, Series B” and references to “your prospectus supplement” are deemed to refer to the individual description of notes issuances contained below in this exhibit.

The Debt Indenture

As required by U.S. federal law for publicly offered bonds and notes, the debt securities are governed by a document called an indenture. The debt indenture is a contract between us and U.S. Bank Trust National Association, which acts as trustee.

The trustee has two main roles:

Ø    First, the trustee can enforce your rights against us if we default. There are limitations on the extent to which the trustee acts on your behalf, which we describe below under “—Default, Remedies and Waiver of Default.”

Ø    Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

See “—Our Relationship with the Trustee” below for more information about the trustee.

We May Issue Many Series of Debt Securities Under the Debt Indenture

We may issue as many distinct series of debt securities under the debt indenture as we wish. This section summarizes terms of the debt securities that apply generally to all series. The provisions of the debt indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under the debt indenture, but also to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. Most of the financial and other specific terms of your series, will be described in the prospectus supplement accompanying this prospectus. Those terms may vary from the terms described here.

We may issue debt securities separately or together with other debt securities.

As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

When we refer to a series of debt securities, we mean a series issued under the debt indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Unless we indicate otherwise in your prospectus supplement, the debt securities we issue to you will be part of the series of debt securities referred to as our “medium-term notes, Series B.” The Series B notes are a single distinct series under the debt indenture, and we may issue Series B notes in such amounts, at such times and on such terms as we wish. The Series B notes will differ from one another, and from any other series, in their terms, but all of the Series B notes together will constitute a single series for all purposes under the debt indenture pursuant to which they will be issued.

Amounts That We May Issue

The debt indenture does not limit the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We have already issued Series B notes, many of which are currently outstanding. We intend to issue additional Series B notes, and may issue additional Series B notes at any time, without your consent and without notifying you. We may also issue debt securities and other securities at any time without your consent and without notifying you.

The debt indenture and the debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the debt securities.

Principal Amount, Stated Maturity and Maturity

The principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment.

When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

This Section Is Only a Summary

The debt indenture and its associated documents, including your debt security, contain the full legal text governing the matters described in this section and your prospectus supplement. We have filed a copy of the debt indenture with the SEC as an exhibit to our registration statement. See “Where You Can Find More Information” above for information on how to obtain a copy.

This section and your prospectus supplement summarize all the material terms of the debt indenture and your debt security. They do not, however, describe every aspect of the debt indenture and your debt security. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the debt indenture, but we describe the meaning of only the more important of those terms.

Governing Law

The debt indenture is, and the debt securities will be, governed by New York law.

Currency of Debt Securities

Amounts that become due and payable on your debt security in cash will be payable in a currency, composite currency, basket of currencies or currency unit or units specified in your prospectus supplement. We refer to this currency, composite currency, basket of currencies or currency unit or units as a “specified currency.” The specified currency for your debt security will be U.S. dollars, unless your prospectus supplement states otherwise. Some debt securities may have different specified currencies for principal and interest. You will have to pay for your debt securities by delivering the requisite amount of the specified currency to UBS Securities LLC, UBS Financial Services Inc. or another firm that we name in your prospectus supplement, unless other arrangements have been made between you and us or you and that firm. We will make payments on your debt securities in the specified currency, except as described below in “—Payment Mechanics for Debt Securities.” See “Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency” below for more information about risks of investing in this kind of debt securities.

Types of Debt Securities

We may issue any of the three types of debt securities described below. A debt security may have elements of each of the three types of debt securities described below. For example, a debt security may bear interest at a fixed rate for some periods and at a floating rate in others. Similarly, a debt security may provide for a payment of principal at maturity linked to an index and also bear interest at a fixed or floating rate.

Fixed Rate Debt Securities

A debt security of this type will bear interest at a fixed rate described in the applicable prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are instead issued at a price lower than the principal amount. See “—Original Issue Discount Debt Securities” below for more information about zero coupon and other original issue discount debt securities.

Each fixed rate debt security, except any zero coupon debt security, will bear interest from its original issue date or from the most recent date to which interest on the debt security has been paid or made available for payment. Interest will accrue on the principal of a fixed rate debt security at the fixed yearly rate stated in the applicable prospectus supplement, until the principal is paid or made available for payment or the security has been converted or exchanged. Each payment of interest due on an interest payment date or the date of maturity will include interest accrued from and including the last date to which interest has been paid, or made available for payment, or from the issue date if none has been paid or made available for payment, to but excluding the interest payment date or the date of maturity. We will compute interest on fixed rate debt securities on the basis of a 360-day year of twelve 30-day months. We will pay interest on each interest payment date and at maturity as described below under “—Payment Mechanics for Debt Securities.”

Floating Rate Debt Securities

Interest Rate Formulas. A debt security of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. If your debt security is a floating rate debt security, the formula and any adjustments that apply to the interest rate will be specified below.

Each floating rate debt security will bear interest from its original issue date or from the most recent date to which interest on the debt security has been paid or made available for payment. Interest will accrue on the principal of a floating rate debt security at the yearly rate determined according to the interest rate formula stated in the applicable prospectus supplement, until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as described below under “—Payment Mechanics for Debt Securities.”

Calculation of Interest. Calculations relating to floating rate debt securities will be made by the calculation agent, an institution that we appoint as our agent for this purpose. That institution may include any affiliate of ours, such as UBS Securities LLC. The prospectus supplement for a particular floating rate debt security will name the institution that we have appointed to act as the calculation agent for that debt security as of its original issue date. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change. Absent manifest error, all determinations of the calculation will be final and binding on you and us, without any liability on the part of the calculation agent.

For each floating rate debt security, the calculation agent will determine, on the corresponding interest calculation or determination date, as described in the applicable prospectus supplement, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period—i.e., the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face or other specified amount of the floating rate debt security by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360 or by the actual number of days in the year, as specified in the applicable prospectus supplement.

Upon the request of the holder of any floating rate debt security, the calculation agent will provide the interest rate then in effect for that debt security—and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

All percentages resulting from any calculation relating to a debt security will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655). All amounts used in or resulting from any calculation relating to a floating rate debt security will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

In determining the base rate that applies to a floating rate debt security during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the applicable prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant floating rate debt securities and its affiliates, and they may include UBS AG or its affiliates.

Indexed Debt Securities

A debt security of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to:

Ø    securities of one or more issuers;

Ø    one or more currencies;

Ø    one or more commodities;

Ø    any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and/or

Ø    one or more indices or baskets of the items described above.

If you are a holder of an indexed debt security, you may receive an amount at maturity (including upon acceleration following an event of default) that is greater than or less than the face amount of your debt security depending upon the formula used to determine the amount payable and the value of the applicable index at maturity. The value of the applicable index will fluctuate over time.

An indexed debt security may provide either for cash settlement or for physical settlement by delivery of the underlying property or another property of the type listed above. An indexed debt security may also provide that the form of settlement may be determined at our option or at the holder’s option. Some indexed debt securities may be convertible, exercisable or exchangeable, at our option or the holder’s option, into or for securities of an issuer other than UBS AG.

If you purchase an indexed debt security, your prospectus supplement will include information about the relevant index, about how amounts that are to become payable will be determined by reference to the price or value of that index and about the terms on which the security may be settled physically or in cash. The prospectus supplement will also identify the calculation agent that will calclate the amounts payable with respect to the indexed debt security and may exercise significant discretion in doing so. The calculation agent may be UBS Securities LLC or another of our affiliates. See “Considerations Relating to Indexed Securities” for more information about risks of investing in debt securities of this type.

Original Issue Discount Debt Securities

A fixed rate debt security, a floating rate debt security or an indexed debt security may be an original issue discount debt security. A debt security of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. An original issue discount debt security may be a zero coupon debt security. A debt security issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount debt security, regardless of the amount payable upon redemption or acceleration of maturity. See “U.S. Tax Considerations—Taxation of Debt Securities— Original Issue Discount” below for a brief description of the U.S. federal income tax consequences of owning an original issue discount debt security.

Information in Your Prospectus Supplement

Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:

Ø    any limit on the total principal amount of the debt securities of the same series;

Ø    the stated maturity;

Ø    the specified currency or currencies for principal and interest, if not U.S. dollars;

Ø    the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

Ø    whether your debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security;

Ø    if your debt security is a fixed rate debt security, the yearly rate at which your debt security will bear interest, if any, and the interest payment dates;

Ø    if your debt security is a floating rate debt security, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial base rate, maximum rate or minimum rate; the interest reset, determination, calculation and payment dates; the day count used to calculate interest payments for any period; the business day convention; and the calculation agent;

Ø    if your debt security is an indexed debt security, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which your debt security will be exchangeable for or payable in cash, securities or other property;

Ø    if your debt security may be converted into or exercised or exchanged for debt or equity securities of one or more third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of securities issuable upon conversion, exercise or exchange may be adjusted;

Ø    if your debt security is also an original issue discount debt security, the yield to maturity;

Ø    if applicable, the circumstances under which your debt security may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

Ø    the authorized denominations, if other than $1,000 and integral multiples of $1,000;

Ø    the depositary for your debt security, if other than DTC, and any circumstances under which the holder may request securities in non-global form, if we choose not to issue your debt security in book-entry form only;

Ø    if your debt security will be issued in bearer form, any special provisions relating to bearer securities;

Ø    if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

Ø    the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for your debt security, as applicable; and

Ø    any other terms of your debt security, which could be different from those described in this prospectus.

If you purchase your debt security—or any of our other securities we describe in this prospectus—in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which we, UBS Securities LLC, UBS Financial Services Inc. or another of our affiliates resells a security that it has previously acquired from another holder. A market-making transaction in a particular security occurs after the original issuance and sale of the security.

Extension of Maturity

If specified in the applicable prospectus supplement, we will have the option to extend the stated maturity of your debt security for one or more periods of whole years up to but not beyond the final maturity date specified in the prospectus supplement. We call a debt security whose maturity we may extend an extendible debt security. We call the period of time as to which we may extend the maturity the extension period. The following procedures will apply to extendible debt securities, unless otherwise indicated in the applicable prospectus supplement.

We may extend the maturity of an extendible debt security by notifying the paying agent between 45 and 60 days before the stated maturity then in effect. The stated maturity may be the original stated maturity, as described in the prospectus supplement, or a maturity that we previously extended by following these procedures. If we notify the paying agent that we will extend the maturity, the paying agent will send a notice to each holder by first class mail, postage prepaid, or by other means agreed upon between us and the paying agent, at least 30 days before the stated maturity then in effect. The notice sent by the paying agent will provide the following information:

Ø    our election to extend the maturity of the extendible debt security;

Ø    the extended maturity date or, if the maturity date had previously been extended, the new extended maturity date;

Ø    the interest rate that will apply during the extension period or, in the case of a floating rate debt security, the spread and/or spread multiplier, if any, applicable during the extension period; and

Ø    the provisions, if any, for redemption and repayment during the extension period.

Once the paying agent has mailed the notice to each holder, the extension of the maturity date will take place automatically. All of the terms of the debt security will be the same as the terms of the debt security as originally issued, except those terms that are described in the notice sent by the paying agent to each holder and except as described in the following paragraph.

Not later than 10:00 a.m., New York City time, on the twentieth calendar day before the maturity date then in effect for an extendible debt security or, if that day is not a business day, on the next succeeding business day, we may revoke the interest rate set forth in the extension notice sent by the paying agent to each holder and establish a higher interest rate for the extension period. If we elect to establish a higher interest rate, the paying agent will send a notice to each holder by first class mail, postage prepaid, or by other means agreed between us and the paying agent, of the higher interest rate in the case of a floating rate debt security, the higher spread and/or spread multiplier, if any. The notice of the higher rate cannot be revoked. All extendible debt securities as to which the maturity date has been extended will bear the higher rate for the extension period, whether or not tendered for repayment.

If we elect to extend the maturity date of an extendible debt security, each holder may elect repayment of all or part of its debt security on the maturity date then in effect at a price equal to the principal amount plus any accrued and unpaid interest to that date. To elect repayment, a holder must give notice to the paying agent between 25 and 35 days before the maturity date in effect. The notice must consist of either:

Ø    the debt security along with the completed form entitled “Option to Elect Repayment,” which will be attached to your debt security.

Ø    a telegram, facsimile transmission or letter from a member of a national securities exchange, the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder, the principal amount of the debt security, the principal amount of the debt security to be repaid, the certificate number or a description of the tenor and terms of the debt security, a statement that the option to elect repayment is being elected and a guarantee that the debt security, together with the completed form entitled “Option to Elect Repayment” will be received by the paying agent no later than the fifth business day after the date of the telegram, facsimile transmission or letter. The telegram, facsimile transmission or letter will become effective upon receipt, by that fifth business day, of the debt security and complete form.

The holder may revoke the election of repayment by sending to the paying agent written notice by 3:00 p.m., New York City time, on the twentieth day before the maturity date then in effect or, if that day is not a business day, on the next succeeding business day.

If an extendible debt security is represented by a global debt security, the depositary or its nominee, as the holder, will be the only person that can exercise the right to elect repayment or revoke such an election. Any indirect owners who own beneficial interests in the global debt security and wish to make such an election must give proper and timely instructions to the banks or brokers through which they hold their interests, requesting that they notify the depositary to make a repayment election or revoke such an election on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Redemption and Repayment

Unless otherwise indicated in your prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, we will not be entitled to redeem your debt security before its stated maturity (except for certain tax reasons, as described below) unless your prospectus supplement specifies a redemption date or redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless your prospectus supplement specifies one or more repayment dates.

If your prospectus supplement specifies one or more redemption dates, a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of your debt security. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If your prospectus supplement specifies one or more redemption dates, your debt security will be redeemable at our option on any of those dates. If your prospectus supplement specifies a redemption commencement date, your debt security will be redeemable at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed.

If your prospectus supplement specifies a repayment date, your debt security will be repayable at your option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.

If we exercise an option to redeem any debt security, we will give the trustee and the holders written notice of the principal amount of the debt security to be redeemed, not less than 3 business days nor more than 60 days before the applicable redemption date unless otherwise specified in your prospectus supplement. We will give the notice in the manner described below in “—Notices.”

If a debt security represented by a global debt security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global debt security and wish to exercise a repayment right must give proper and timely instructions to the banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or cancelled.

Optional Tax Redemption

In addition to the situations described above under “—Redemption and Repayment,” we also have the option to redeem the debt securities in two situations described below, unless otherwise indicated in your prospectus supplement. The redemption price for the debt securities, other than original issue discount debt securities, will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such debt securities. Furthermore, we must give you between 10 and 60 days’ notice before redeeming the debt securities unless otherwise specified in your prospectus supplement.

Ø    The first situation is where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, we would be required to pay additional amounts as described below under “—Payment of Additional Amounts.”

This applies only in the case of changes, executions, amendments, applications or interpretations that occur on or after the date specified in the prospectus supplement for the applicable debt securities and in a relevant jurisdiction, as defined in “—Payment of Additional Amounts” below. If UBS is succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which the successor entity is organized, and the applicable date will be the date the entity became a successor.

We would not have the option to redeem in this case if we could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to us.

Ø    The second situation is where a person located outside of a relevant jurisdiction into which UBS is merged or to whom it has conveyed, transferred or leased its property is required to pay an additional amount. We would have the option to redeem the debt securities even if we are required to pay additional amounts immediately after the merger, conveyance, transfer or lease. We are not required to use reasonable measures to avoid the obligation to pay additional amounts in this situation.

Payment of Additional Amounts

A relevant jurisdiction may require UBS to withhold amounts from payments on the principal or interest on a debt security for taxes or any other governmental charges. If the relevant jurisdiction requires a withholding of this type, UBS may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled.

By relevant jurisdiction, we mean Switzerland or a jurisdiction in which the UBS branch through which debt securities are issued is located. UBS will not have to pay additional amounts in respect of taxes or other governmental charges that are required to be deducted or withheld by any paying agent from a payment on a debt security, if such payment can be made without such deduction or withholding by any other paying agent. Furthermore, UBS will not pay additional amounts for or on account of:

Ø    the existence of any present or former connection between you and the relevant jurisdiction, other than the mere holding of the debt security and the receipt of payments on it;

Ø    any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, duty, assessment or governmental charge;

Ø    your failure, or the failure of any intermediary, custodian or broker, to comply with any reasonable certification, documentation, information or other reporting requirement concerning your nationality, residence, identity or connection with the relevant jurisdiction, if such compliance is required as a precondition to relief or exemption from such taxes or other governmental charges (including, without limitation, a certification that you are not resident in the relevant jurisdiction or are not an individual resident of a member state of the European Union);

Ø    your status as a bank purchasing the debt security in the ordinary course of its lending business;

Ø    your actual or constructive ownership of 10% or more of the combined voting power of all classes of stock of UBS entitled to vote;

Ø    any taxes imposed on contingent interest as described in section 871(h)(4) of the Internal Revenue Code (as defined below under “U.S. Tax Considerations”);

Ø    any taxes which would not have been imposed but for your presentation, or a presentation on your behalf, of a debt security payment on a date more than 15 days after the date on which such payment on the debt security becomes due and payable or on which the payment is duly provided for, whichever occurs later; or

Ø    any combination of the items listed above.

In addition, no additional amounts will be required to be paid on account of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the Internal Revenue Code (as defined below under “U.S. Tax Considerations”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Internal Revenue Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code.

These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to UBS is organized. The prospectus supplement relating to the debt security may describe additional circumstances in which UBS would not be required to pay additional amounts.

Mergers and Similar Transactions

We are generally permitted to merge or consolidate with another firm. We are also permitted to sell our assets substantially as an entirety to another firm. With regard to any series of debt securities, we may not take any of these actions, however, unless all the following conditions are met:

Ø    If the successor firm in the transaction is not UBS, the successor firm must be organized as a corporation, partnership or trust and must expressly assume our obligations under the debt securities of that series and the debt indenture. The successor firm must be organized under the laws of Switzerland.

Ø    Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, “default under the debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “—Default, Remedies and Waiver of Default.”

If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another firm or sell our assets substantially as an entirety to another firm. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another firm, any transaction that involves a change of control of UBS but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

Also, if we merge, consolidate or sell our assets substantially as an entirety and the successor firm is a non-Swiss entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences to the debt securities.

Defeasance and Covenant Defeasance

If indicated in the applicable prospectus supplement for a debt security, the provisions for full defeasance and covenant defeasance described below will apply to that debt security. In general, we expect these provisions to apply to each debt security that has a specified currency of U.S. dollars and is not a floating rate or indexed debt security.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on your debt security. This is called full defeasance. To do so, each of the following must occur:

Ø    We must deposit in trust for the benefit of all holders of those debt securities, money, U.S. government or U.S. government agency notes or bonds or a combination of money and U.S. government or U.S. government agency notes or bonds that will, in each case, in the opinion of a nationally recognized firm of independent public accountants, generate enough cash to make interest, principal and any other payments on those debt securities on their various due dates.

Ø    There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing the holders to be taxed on those debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from your debt securities would be treated as though we took back your debt security and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on your debt security.

Ø    We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

If we ever fully defease your debt security, you would have to rely solely on the trust deposit for payments on your debt security. You would not be able to look to us for payment in the event of any shortfall.

Covenant Defeasance

Under current U.S. federal tax law, we can make the same type of deposit described above and be released from any restrictive covenants relating to your debt security that may be described in your prospectus supplement. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance for any debt securities, we must do both of the following:

Ø    We must deposit in trust for the benefit of all holders of those debt securities, money, U.S. government or U.S. government agency notes or bonds or a combination of money and U.S. government or U.S. government agency notes or bonds that will, in each case, in the opinion of a nationally recognized firm of independent public accountants, generate enough cash to make interest, principal and any other payments on those debt securities on their various due dates.

Ø    We must deliver to the trustee a legal opinion of our counsel confirming that under U.S. federal income tax law as then in effect we may make the above deposit without causing you to be taxed on those debt securities any differently than if we did not make the deposit and just repaid those debt securities ourselves.

If we accomplish covenant defeasance with regard to your debt security, the following provisions of the debt indenture and your debt security would no longer apply:

Ø    Any covenants that your prospectus supplement may state are applicable to your debt security; and

Ø    The events of default resulting from a breach of covenants, described below in the fourth bullet point under “—Default, Remedies and Waiver of Default—Events of Default.”

Any right we have to redeem will survive covenant defeasance with regard to those debt securities.

If we accomplish covenant defeasance on your debt security, you can still look to us for repayment of your debt security in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, such as our bankruptcy, and your debt security became immediately due and payable, there may be a shortfall. Depending on the event causing the default you may not be able to obtain payment of the shortfall.

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to your series of debt securities occurs and is not cured, as described in this subsection.

Events of Default

Unless your prospectus supplement says otherwise, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

Ø    We do not pay the principal or any premium (including delivering any security or other property deliverable) on any debt security of that series at its maturity;

Ø    We do not pay interest on any debt securities of that series within 30 days after it becomes due and payable;

Ø    We do not deposit a sinking fund payment with regard to any debt securities of that series on its due date, but only if the payment is required in the applicable prospectus supplement;

Ø    We remain in breach of any other covenant we make in the debt indenture for the benefit of the debt securities of that series, for 60 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the trustee or the holders of not less than 10% in principal amount of the relevant series of debt securities then outstanding;

Ø    We file for bankruptcy or certain other bankruptcy, insolvency or reorganization events relating to UBS occur; or

Ø    If the applicable prospectus supplement states that any additional event of default applies to your series, that event of default occurs.

Remedies If an Event of Default Occurs

If an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately. If an event of default occurs because of bankruptcy, insolvency or reorganization events relating to UBS, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

Each of the situations described above is called an acceleration of the maturity of the affected series of debt securities. If the maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series.

If an event of default occurs, the trustee will have special duties. The trustee will be obligated to use those of its rights and powers under the debt indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the debt indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the debt indenture with respect to the debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, all of the following must occur:

Ø    The holder of your debt security must give the trustee written notice that an event of default has occurred, and the event of default must not have been cured or waived.

Ø    The holders of not less than 25% in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action.

Ø    The trustee must not have taken action for 60 days after the above steps have been taken.

Ø    During those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of all debt securities of your series.

You are, however, entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security, however, without the approval of the particular holder of that debt security.

We Will Give the Trustee Information About Defaults Annually

We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the debt indenture and the debt securities, or else specifying any default under the debt indenture.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity of the debt securities. Book-entry and other indirect owners are described below under “Legal Ownership and Book-Entry Issuance.”

Modification and Waiver of Covenants

There are three types of changes we can make to the debt indenture and the debt securities of any series.

Changes Requiring Each Holder’s Approval

First, there are changes that cannot be made without the approval of each holder of a debt security affected by the change. Here is a list of those types of changes:

Ø    change the stated maturity for any principal or interest payment on a debt security;

Ø    reduce the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a debt security;

Ø    permit redemption of a debt security if not previously permitted;

Ø    impair any right a holder may have to require repayment of his or her debt security;

Ø    impair any right that a holder of an indexed or any other debt security may have to exchange or convert the debt security for or into securities or other property;

Ø    change the currency of any payment on a debt security other than as permitted by the debt security;

Ø    change the place of payment on a debt security, if it is in non-global form;

Ø    impair a holder’s right to sue for payment of any amount due on his or her debt security;

Ø    reduce the percentage in principal amount of the debt securities of any one or more affected series, taken separately or together, as applicable, the approval of whose holders is needed to change the debt indenture or those debt securities;

Ø    reduce the percentage in principal amount of the debt securities of any one or more affected series, taken separately or together, as applicable, the consent of whose holders is needed to waive our compliance with the debt indenture or to waive defaults; and

Ø    change the provisions of the debt indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval of the holder of each affected debt security.

Changes Not Requiring Approval of Holders

The second type of change does not require any approval by holders of the debt securities of an affected series. This type of change is limited to clarifications and changes that would not adversely affect the debt securities of that series in any material respect. We also do not need any approval to make changes that affect only debt securities to be issued under the debt indenture after the changes take effect.

We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of the unaffected debt security; we need only obtain any required approvals from the holders of the affected debt securities.

Changes Requiring Majority Approval

Any other change to the debt indenture and the debt securities would require the following approval:

Ø    If the change affects only the debt securities of a particular series, it must be approved by the holders of 66⅔% in principal amount of the debt securities of that series.

Ø    If the change affects the debt securities of more than one series of debt securities issued under the debt indenture, it must be approved by the holders of 66⅔% in principal amount of all series affected by the change, with the debt securities of all the affected series voting together as one class for this purpose (and of any affected series that by its terms is entitled to vote separately as a series, as described below).

In each case, the required approval must be given by written consent.

Majority approval would be required for us to obtain a waiver of any of our covenants in the debt indenture. Our covenants include the promises we make about merging, which we describe above under “—Mergers and Similar Transactions.” If the holders approve a waiver of a covenant, we will not have to comply with that covenant. The holders, however, cannot approve a waiver of any provision in a particular debt security, or in the debt indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above under “—Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the debt indenture or the debt securities or request a waiver.

Special Rules for Action by Holders

When holders take any action under the debt indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

Only Outstanding Debt Securities Are Eligible

Only holders of outstanding debt securities of the applicable series will be eligible to participate in any action by holders of debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a debt security will not be “outstanding”:

Ø    if it has been surrendered for cancellation;

Ø    if we have deposited or set aside, in trust for its holder, money for its payment or redemption;

Ø    if we have fully defeased it as described above under “—Defeasance and Covenant Defeasance—Full Defeasance”; or

Ø    if we or one of our affiliates, such as UBS Securities LLC or UBS Financial Services Inc., is the beneficial owner.

Special Series Voting Rights

We may issue series of debt securities that are entitled, by their terms, to vote separately on matters (for example, modification or waiver of provisions in the debt indenture) that would otherwise require a vote of all affected series, voting together as a single class. Any such series would be entitled to vote together with all other affected series, voting together as one class, and would also be entitled to vote separately, as a series only. These special voting rights will be described in the applicable prospectus supplement. For a series that does not have these special rights, voting will occur as described in the preceding section, but subject to any separate voting rights of any series having special rights. We may issue a series having these or other special voting rights without obtaining the consent of or giving notice to holders of outstanding series.

Eligible Principal Amount of Some Debt Securities

In some situations, we may follow special rules in calculating the principal amount of a debt security that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity. For any debt security of the kind described below, we will decide how much principal amount to attribute to the debt security as follows:

Ø    For an original issue discount debt security, we will use the principal amount that would be due and payable  on the action date if the maturity of the debt security were accelerated to that date because of a default.

Ø    For a debt security whose principal amount is not known, we will use any amount that we indicate in the prospectus supplement for that debt security. The principal amount of a debt security may not be known, for example, because it is based on an index that changes from time to time and the principal amount is not to be determined until a later date.

Ø    For debt securities with a principal amount denominated in one or more non-U.S. dollar currencies or currency units, we will use the U.S. dollar equivalent, which we will determine.

Determining Record Dates for Action by Holders

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the debt indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Form, Exchange and Transfer of Debt Securities

We will issue each debt security in global—i.e., book-entry—form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities below under “Legal Ownership and Book-Entry Issuance.” Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities in global form.

In addition, we will generally issue each debt security in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. If we issue a debt security in bearer form, the applicable prospectus supplement will describe the provisions that would apply to that security.

If a debt security is issued as a global debt security, only the depositary—e.g., DTC, Euroclear and Clearstream—will be entitled to transfer and exchange the debt security or exercise any other rights of a holder as described in this subsection, since the depositary will be the sole holder of the debt security.

If any debt securities cease to be issued in global form, then unless we indicate otherwise in your prospectus supplement, they will be issued:

Ø    only in fully registered form;

Ø    without interest coupons; and

Ø    unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and integral multiples of $1,000.

Holders may exchange their debt securities for debt securities of smaller denominations (subject to the limit above) or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing or during any other period specified in the applicable prospectus supplement, in order to freeze the list of holders who will receive the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

The rules for exchange described above apply to exchanges of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payment Mechanics for Debt Securities

Who Receives Payments?

If interest is due on a debt security on an interest payment date, we will pay the interest to the person in whose name the debt security is registered at the close of business on the regular record date described below relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person entitled to receive the principal of the debt security. If principal or another amount besides interest is due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at a proper place of payment (or, in the case of a global debt security, in accordance with the applicable policies of the depositary).

Payment Dates and Regular Record Dates for Interest

Unless we specify otherwise in the applicable prospectus supplement, interest on any fixed rate debt security will be payable semiannually each May 15 and November 15 and at maturity, and the regular record date relating to an interest payment date for any fixed rate debt security will be the May 1 or November 1 next preceding that interest payment date. The regular record date relating to an interest payment date for any floating rate debt security will be the 15th calendar day before that interest payment date. These record dates will apply whether or not a particular record date is a business day. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

The term “business day” means, for any debt security, a day that meets all the following applicable requirements:

Ø    for all debt securities, is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close and that satisfies any other criteria specified in your prospectus supplement;

Ø    if the debt security is a floating rate debt security whose interest rate is based on LIBOR, is also a day on which dealings in the relevant index currency specified in the applicable prospectus supplement are transacted in the London interbank market;

Ø    if the debt security has a specified currency other than U.S. dollars or euros, is also a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the principal financial center of the country issuing the specified currency;

Ø    if the debt security either is a floating rate debt security whose interest rate is based on EURIBOR or has a specified currency of euros, is also a day on which the Trans-European Automated Real-time Gross settlement Express Transfer (TARGET) System, or any successor system, is open for business;

Ø    if the debt security is held through Euroclear, is also not a day on which banking institutions in Brussels, Belgium are generally authorized or obligated by law, regulation or executive order to close; and

Ø    if the debt security is held through Clearstream, is also not a day on which banking institutions in Luxembourg are generally authorized or obligated by law, regulation or executive order to close.

How We Will Make Payments Due in U.S. Dollars

We will follow the practices described in this subsection when paying amounts due in U.S. dollars. Payments of amounts due in other currencies will be made as described in the next subsection.

Payments on Global Debt Securities. We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described under “Legal Ownership and Book-Entry Issuance—What Is a Global Security?”

Payments on Non-Global Debt Securities. We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—that is, in funds that become available on the day after the check is cashed.

Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

How We Will Make Payments Due in Other Currencies

We will follow the practices described in this subsection when paying amounts that are due in a specified currency other than U.S. dollars.

Payments on Global Debt Securities. We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. We understand that these policies, as currently in effect at DTC, are as follows:

Unless otherwise indicated in your prospectus supplement, if you are an indirect owner of global debt securities denominated in a specified currency other than U.S. dollars and if you have the right to elect to receive payments in that other currency and you do make that election, you must notify the participant through which your interest in the global debt security is held of your election:

Ø    on or before the applicable regular record date, in the case of a payment of interest, or

Ø    on or before the 16th day prior to stated maturity, or any redemption or repayment date, in the case of payment of principal or any premium.

You may elect to receive all or only a portion of any interest, principal or premium payment in a specified currency other than U.S. dollars.

Your participant must, in turn, notify DTC of your election on or before the third DTC business day after that regular record date, in the case of a payment of interest, and on or before the 12th DTC business day prior to stated maturity, or on the redemption or repayment date if your debt security is redeemed or repaid earlier, in the case of a payment of principal or any premium.

DTC, in turn, will notify the paying agent of your election in accordance with DTC’s procedures.

If complete instructions are received by the participant and forwarded by the participant to DTC, and by DTC to the paying agent, on or before the dates noted above, the paying agent, in accordance with DTC’s instructions, will make the payments to you or your participant by wire transfer of immediately available funds to an account maintained by you or your participant with a bank located in the country issuing the specified currency or in another jurisdiction acceptable to us and the paying agent.

If the foregoing steps are not properly completed, we expect DTC to inform the paying agent that payment is to be made in U.S. dollars. In that case, we or our agent will convert the payment to U.S. dollars in the manner described below under “—Conversion to U.S. Dollars.” We expect that we or our agent will then make the payment in U.S. dollars to DTC, and that DTC in turn will pass it along to its participants.

Book-entry and other indirect holders of a global debt security denominated in a currency other than U.S. dollars should consult their banks or brokers for information on how to request payment in the specified currency.

Payments on Non-Global Debt Securities. Except as described in the second to last paragraph under this heading, we will make payments on debt securities in non-global form in the applicable specified currency. We will make these payments by wire transfer of immediately available funds to any account that is maintained in the applicable specified currency at a bank designated by the holder and is acceptable to us and the trustee. To designate an account for wire payment, the holder must give the paying agent appropriate wire instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the regular record date. In the case of any other payment, the payment will be made only after the debt security is surrendered to the paying agent. Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

If a holder fails to give instructions as described above, we will notify the holder at the address in the trustee’s records and will make the payment within five business days after the holder provides appropriate instructions. Any late payment made in these circumstances will be treated under the debt indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

Although a payment on a debt security in non-global form may be due in a specified currency other than U.S. dollars, we will make the payment in U.S. dollars if the holder asks us to do so. To request U.S. dollar payment, the holder must provide appropriate written notice to the trustee at least five business days before the next due date for which payment in U.S. dollars is requested. In the case of any interest payment due on an interest payment date, the request must be made by the person who is the holder on the regular record date. Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above.

Indirect owners of a non-global debt security with a specified currency other than U.S. dollars should contact their banks or brokers for information about how to receive payments in the specified currency or in U.S. dollars.

Conversion to U.S. Dollars. When we are asked by a holder to make payments in U.S. dollars of an amount due in another currency, either on a global debt security or a non-global debt security as described above, we will determine the U.S. dollar amount the holder receives as follows. The exchange rate agent described below will request currency bid quotations expressed in U.S. dollars from three or, if three are not available, then two, recognized foreign exchange dealers in New York City, any of which may be the exchange rate agent, which may be UBS Securities LLC, an affiliate of UBS, as of 11:00 A.M., New York City time, on the second business day before the payment date. Currency bid quotations will be requested on an aggregate basis, for all holders of debt securities requesting U.S. dollar payments of amounts due on the same date in the same specified currency. The U.S. dollar amount the holder receives will be based on the highest acceptable currency bid quotation received by the exchange rate agent. If the exchange rate agent determines that at least two acceptable currency bid quotations are not available on that second business day, the payment will be made in the specified currency.

To be acceptable, a quotation must be given as of 11:00 A.M., New York City time, on the second business day before the due date and the quoting dealer must commit to execute a contract at the quotation in the total amount due in that currency on all series of debt securities. If some but not all of the relevant debt securities are LIBOR debt securities or EURIBOR debt securities, the second preceding business day will be determined for this purpose as if none of those debt securities were LIBOR debt securities or EURIBOR debt securities.

A holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

When the Specified Currency Is Not Available. If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency or any successor currency is not available to us or cannot be paid to you due to circumstances beyond our control—such as the imposition of exchange controls or a disruption in the currency markets—we will be entitled to satisfy our obligation to make the payment in that specified currency by making the payment in U.S. dollars, on the basis specified in the applicable prospectus supplement.

For a specified currency other than U.S. dollars, the exchange rate will be the noon buying rate for cable transfers of the specified currency in New York City as quoted by the Federal Reserve Bank of New York on the then-most recent day on which that bank has quoted that rate.

The foregoing will apply to any debt security, whether in global or non-global form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not result in a default under any debt security or the debt indenture.

Exchange Rate Agent. If we issue a debt security in a specified currency other than U.S. dollars, we will appoint a financial institution to act as the exchange rate agent and will name the institution initially appointed when the debt security is originally issued in the applicable prospectus supplement. We may select UBS Securities LLC or another of our affiliates to perform this role. We may change the exchange rate agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change.

All determinations made by the exchange rate agent will be at its sole discretion unless we state in your prospectus supplement that any determination is subject to our approval. In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, without any liability on the part of the exchange rate agent.

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Unless specified otherwise in the applicable prospectus supplement, payments postponed to the next business day in this situation will be treated under the debt indenture as if they were made on the original due date. Postponement of this kind will not result in a default under any debt security or the debt indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day. The term business day has a special meaning, which we describe above under “—Payment Dates and Regular Record Dates for Interest.”

Paying Agent

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as the paying agent. We must notify the trustee of changes in the paying agents.

Settlement Mechanics

The settlement mechanics applicable to debt securities calling for physical settlement will be described in the applicable prospectus supplement.

Unclaimed Payments

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive notices.

Our Relationship with the Trustee

U.S. Bank Trust National Association has provided commercial banking and other services for us and our affiliates in the past and may do so in the future. Among other things, U.S. Bank Trust National Association holds debt securities issued by us and serves as trustee or agent with regard to other obligations of UBS or its subsidiaries.

U.S. Bank Trust National Association is serving as the trustee for the debt securities and the warrants issued under our warrant indenture. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

Legal Ownership and Book-Entry Issuance

In this section, we describe special considerations that will apply to registered securities issued in global—i.e., book-entry—form. First we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Who is The Legal Owner of a Registered Security?

Each debt security or warrant in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. We refer to those who have securities registered in their own names, on the books that we or the trustee, warrant agent or other agent maintain for this purpose, as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

We will issue each security in book-entry form only. This means securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under each indenture or warrant agreement, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street Name Owners

In the future we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of the trustee and the obligations, if any, of any warrant agents and any other third parties employed by us, the trustee or any of those agents, run only to the holders of the securities. We do not have obligations to investors who hold indirect interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—for example, to amend the indenture for a series of debt securities or warrants or the warrant agreement for a series of warrants or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture—we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean those who invest in the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to “your securities” in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

Ø    how it handles securities payments and notices;

Ø    whether it imposes fees or charges;

Ø    whether and how you can instruct it to exercise any rights to purchase or sell warrant property under a warrant or to exchange or convert a security for or into other property;

Ø    how it would handle a request for the holders’ consent, if ever required;

Ø    whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

Ø    how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

Ø    if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What Is a Global Security?

We will issue each security in book-entry form only. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more.

Each series of securities will have one or more of the following as the depositaries:

Ø    The Depository Trust Company, New York, New York, which is known as “DTC”;

Ø    a financial institution holding the securities on behalf of Morgan Guaranty Trust Company of New York, acting out of its Brussels, Belgium, office, as operator of the Euroclear system, which is known as “Euroclear”;

Ø    a financial institution holding the securities on behalf of Clearstream Banking, société anonyme, which is known as “Clearstream”; and

Ø    any other clearing system or financial institution named in the applicable prospectus supplement. The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants.

The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “—Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “—Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (such as Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

Ø    An investor cannot require the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below.

Ø    An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “—Who Is the Legal Owner of a Registered Security?”

Ø    An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

Ø    An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

Ø    The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We, the trustee and any warrant agents will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We, the trustee and any warrant agents also do not supervise the depositary in any way.

Ø    The depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well.

Ø    Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “—Who Is the Legal Owner of a Registered Security?”

The special situations for termination of a global security are as follows:

Ø    if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days; or

Ø    in the case of a global security representing debt securities or warrants issued under an indenture, if an event of default has occurred with regard to these debt securities or warrants and has not been cured or waived.

If a global security is terminated, only the depositary, and not we, the trustee for any debt securities or warrants or the warrant agent for any warrants, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

1. UBS AG FI Enhanced Large Cap Growth ETN due June 19, 2024

Principal Terms:

Principal Amount: $750,000,000

Issuer: UBS AG, London Branch

Initial Trade Date: June 10, 2014

Initial Settlement Date: June 13, 2014

Term: 10 years, subject to your right to receive payment for your Securities upon redemption, acceleration upon minimum indicative value or exercise by UBS of its call right.

Denomination/Principal Amount: $100.00 per Security

Maturity Date: June 19, 2024, subject to adjustment

Underlying Index: The return on the Securities is linked to the Russell 1000 Growth Total Return Index. The level of the Index reflects both the price performance of the Index Constituent Securities and the reinvestment of dividends on the Index Constituent Securities.

Annual Tracking Rate: 0.85% per annum

Financing Spread: 0.44% per annum

Loss Rebalancing Fee: Upon each occurrence of a Loss Rebalancing Event, you will incur a 0.05% reduction in the LR Current Principal Amount of Your Securities and may also have a further reduction due to a breakage computation. See “General Terms of the Securities — Loss Rebalancing Event Upon Large Decreases in the Indicative Value” for the definition of the Loss Rebalancing Fee and all other defined pertaining to the Loss Rebalancing Event.

First Redemption Date: June 20, 2014 for Regular Redemptions, June 26, 2014 for Large Redemptions

Final Redemption Date: June 14, 2024

First Call Date: The first date that UBS may exercise its Call Right is June 15, 2015

Quarterly Initial Closing Level for the Initial Calendar Quarter: 826.0448, the Index Closing Level (as defined below) on the Initial Trade Date.

Quarterly Reset Dates: For each calendar quarter, the Quarterly Reset Date is the first Trading Day of that quarter beginning on October 1, 2014 and ending on April 1, 2024, subject to adjustment.

Quarterly Valuation Dates: For each Quarterly Reset Date, the Quarterly Valuation Date is the last Trading Day of the previous calendar quarter, beginning on September 30, 2014 and ending on March 28, 2024, subject to adjustment.

Floor Level: The “Floor Level” is equal to $20.00 (subject to adjustment as described under “Valuation of the Index and the Securities — Split or Reverse Split of the Securities”).

Index Sponsor: Russell Investments, a subsidiary of Russell Investment Group (“Russell”).

Listing: The Securities have been approved for listing, subject to official notice of issuance, on NYSE Arca under the symbol “FBGX”

Calculation Date: June 10, 2024, unless that day is not a Trading Day, in which case the Calculation Date will be the next Trading Day, subject to adjustment.

Index Symbol: RU10GRTR (NYSE and Bloomberg)

Intraday Indicative Value Symbol: FBGXIV (Bloomberg)

CUSIP No.: 902677780

ISIN No.: US9026777808

Valuation of the Index and the Securities

Intraday Index Values

On each Trading Day, the Index Sponsor will calculate and publish the intraday indicative value of the relevant Index at least every 15 seconds during normal trading hours on Bloomberg L.P. (“Bloomberg”) or any other publicly available information provider specified in “ Principal Terms” above under a ticker symbol identified above. The actual relevant Index Closing Level may vary, and on a cumulative basis over the term of any series of the Securities may vary significantly, from the intraday indicative value of the Index.

The intraday indicative calculation of the level of the relevant Index will be provided for reference purposes only. Published calculations of the level of the relevant Index from the Index Sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the relevant Index and therefore the value of the affected series of Securities in the secondary market. The intraday indicative value of the relevant Index published at least every 15 seconds will be based on the intraday prices of the Index Constituent Securities.

Intraday Security Values

An intraday “indicative value” for each series of the Securities, meant to approximate the intrinsic economic value of that series of the Securities, will be calculated by the calculation agent specified in “ Principal Terms” above and published to Bloomberg or any other publicly available information provider specified in “ Principal Terms” above (or a successor) via the facilities on the Consolidated Tape Association under a symbol to be identified in “ Principal Terms” above. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time and date equal to (i) Current Principal Amount multiplied by the Index Factor calculated using the intraday indicative value of the relevant Index as of such time as the Index Valuation Level, minus (ii) the Accrued Fees as of such time and date, assuming such time and date is the Redemption Valuation Date.

The intraday indicative value calculation will be used to determine whether any series of the Securities will be accelerated, as discussed under “General Terms of the Securities — Acceleration Upon Minimum Indicative Value”. It is not intended as a price or quotation, or as an offer to solicitation for the purpose, sale, or termination of your Securities, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. The levels of the relevant Index provided by the Index Sponsor specified in “ Principal Terms” above will not necessarily reflect the depth and liquidity of the relevant Index Constituent Securities. For this reason and others, the actual trading price of the Securities of any series may be different from their indicative value.

The calculation of the intraday indicative value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.

The reporting of the intraday indicative value of any series of the Securities by Bloomberg or any other publicly available information provider specified in “ Principal Terms” above may occasionally be subject to delay or postponement. The actual trading price of any series of the Securities may be different from their intraday indicative value. The intraday indicative value of any series of the Securities published at least every 15 seconds during the NYSE Arca’s Core Trading Session, which is currently from 9:30 a.m. to 4:00 p.m., New York City time, will be based on the intraday indicative values of the relevant Index, and may not be equal to the payment at maturity, early redemption, acceleration, or upon exercise by UBS of its call right.

These intraday indicative value calculations will be prepared as of a particular time and date and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

Split or Reverse Split of the Securities

Should the Current Principal Amount of any series of Securities on any Trading Day be above $400.00, we may, but are not obligated to, initiate a 4-for-1 split of your Securities. Should the Current Principal Amount on any Trading Day be below $40.00, we may, but are not obligated to, initiate a 1-for-4 reverse split of your Securities. If the Current Principal Amount of a series of Securities is greater than $400.00 or below $40.00 on any Trading Day, and we decide to initiate a split or reverse split, as applicable, such date shall be deemed to be the “announcement date”, and we will issue a notice to holders of the relevant Securities and press release announcing the split or reverse split, specifying the effective date of the split or reverse split.

If the Securities undergo a split, we will adjust the terms of the Securities accordingly. If the Securities undergo a 4:1 split, every investor who holds a Security via The Depository Trust Company (“DTC”) on the relevant record date will, after the split, hold four Securities, and adjustments will be made as described below. The record date for the split will be the tenth Business Day after the announcement date. The Current Principal Amount on such record date will be divided by four to reflect the 4:1 split of your Securities. Any adjustment of the Current Principal Amount will be rounded to eight decimal places. A corresponding adjustment will be made to the Floor Level for purposes of determining whether an Acceleration upon Minimum Indicative Value has occurred. For example, if the Securities undergo a 4:1 split, the Floor Level will be divided by 4. The split will become effective at the opening of trading of the Securities on the Business Day immediately following the record date.

In the case of a reverse split, we reserve the right to address odd numbers of Securities (commonly referred to as “partials”) in a manner determined by us in our sole discretion. If the Securities undergo a 1:4 reverse split, every investor who holds four Securities via DTC on the relevant record date will, after the reverse split, hold only one Security and adjustments will be made as described below. The record date for the reverse split will be on the tenth Business Day after the announcement date. The Current Principal Amount on such record date will be multiplied by four to reflect the 1:4 reverse split of your Securities. Any adjustment of the Current Principal Amount will be rounded to eight decimal places. A corresponding adjustment will be made to the Floor Level for purposes of determining whether an Acceleration upon Minimum Indicative Value has occurred. For example, if the securities undergo a 1:4 reverse split, the Floor Level will be multiplied by 4. The reverse split will become effective at the opening of trading of the Securities on the Business Day immediately following the record date.

Holders who own a number of Securities on the record date that is not evenly divisible by four will receive the same treatment as all other holders for the maximum number of Securities they hold which is evenly divisible by four, and we will have the right to compensate holders for their remaining or “partial” Securities in a manner determined by us in our sole discretion. Our current intention is to provide holders with a cash payment for their partials on the 17th Business Day following the announcement date in an amount equal to the appropriate percentage of the closing indicative value of the reverse split-adjusted Securities on the 14th Business Day following the announcement date. For example, a holder who held 23 Securities via DTC on the record date would receive five post-reverse split Securities on the immediately following Business Day, and a cash payment on the 17th Business Day following the announcement date that is equal to 3/4ths of the Current Principal Amount of the reverse split-adjusted Securities on the 14th Business Day following the announcement date.

General Terms of the Securities

In this section, references to “holders” or “you” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through DTC or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series A” above.

These Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” that we may issue, from time to time, under the indenture more particularly described under “Medium-Term Notes, Series A” above. This section summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series A are described under “Medium-Term Notes, Series A” above. The terms described here supplement those described in “Medium-Term Notes, Series A” above and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Interest or Coupons

We will not pay you any interest or coupons during the term of the Securities.

Payment at Maturity

The “Maturity Date” for each series of Securities will be the third Trading Day after the last Trading Day in the applicable Measurement Period, which we refer to in this section “— Payment at Maturity” as the “Final Measurement Period”. The scheduled Maturity Date is identified in “ Principal Terms” above.

For each Security, unless earlier called, redeemed or accelerated, you will receive at maturity a cash payment equal to:

(a)           the product of (i) the Current Principal Amount and (ii) the Index Factor as of the last Trading Day in the Final Measurement Period, minus

(b)           the Accrued Fees as of such last Trading Day.

If the amount calculated above is less than zero, the payment at maturity will be zero.

You may lose some or all of your initial investment at maturity. Because the Accrued Fees reduce your final payment, the quarterly compounded leveraged return of the Index will need to offset the negative effect of the Accrued Fees and Loss Rebalancing Fees, if applicable, in order for you to receive an aggregate amount over the term of the Securities of any series equal to at least the initial investment of your Securities. If the quarterly compounded leveraged return of the Index is insufficient to offset the negative effect of the Accrued Fees and the Loss Rebalancing Fees, if applicable, or if the quarterly compounded leveraged return of the Index is negative, you will lose some or all of your investment.

The Accrued Fees will be calculated as of the last Trading Day in the Final Measurement Period as the sum of (i) the Accrued Tracking Fee as of such last Trading Day and (ii) the Accrued Financing Charge as of such last Trading Day.

The “Financing Level” is, as of any date of determination, an amount that equals the Current Principal Amount.

The “Accrued Financing Charge” as of the last Trading Day of the Final Measurement Period is an amount equal to the product of (a) the Financing Level as of the preceding Quarterly Reset Date, (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Quarterly Valuation Date to, and including, such last Trading Day of such Final Measurement Period and the denominator of which is 360, and (c) the Financing Rate.

On the Initial Trade Date, the Accrued Financing Charge for each Security will be $0.

The “Accrued Tracking Fee” as of the last Trading Day in the Final Measurement Period is an amount equal to (a) the aggregate sum of (i) the Current Indicative Value as of the immediately preceding Trading Day for each date starting from, but excluding, the immediately preceding Quarterly Valuation Date to, and including, such last Trading Day in such Final Measurement Period times (ii) the Annual Tracking Rate, divided by (b) 365.

The “Annual Tracking Rate” is a per annum rate described in “ Principal Terms” above.

The “Current Indicative Value” is, as determined by the Calculation Agent as of any date of determination, an amount per Security of any series equal to the product of (i) the Current Principal Amount and (ii) the Index Factor as of such date, calculated using the Index Closing Level on such date as the Index Valuation Level.

The “Principal Amount” of each Security is $100.00. Each series of the Securities may be issued and sold over time at then-current market prices, which may be significantly higher or lower than the Principal Amount.

For the Initial Calendar Quarter, the Current Principal Amount will equal $100.00 per Security of the applicable series. For each subsequent calendar quarter, the Current Principal Amount for each Security of that series will be reset as follows on the Quarterly Reset Date:

New Current Principal Amount = previous Current Principal Amount × Index Factor on the applicable Quarterly Valuation Date — Accrued Fees on the applicable Quarterly Valuation Date

If any series of the Securities undergoes a split or reverse split, the Current Principal Amount of that series will be adjusted accordingly.

For each calendar quarter, the “Quarterly Reset Date” is the first Trading Day of the quarter specified in “  Principal Terms” above, subject to adjustment as described under “— Market Disruption Event”;  provided, however, that no Quarterly Reset Date will occur on or after the Call Valuation Date or the Acceleration Date.

For each Quarterly Reset Date, the “Quarterly Valuation Date” is the last Trading Day of the previous calendar quarter subject to adjustment as described under “— Market Disruption Event”. The Quarterly Valuation Date is specified in “  Principal Terms” above .

The Index Factor will be calculated as follows:

1 + (2 × Index Performance Ratio)

The Index Performance Ratio on any Quarterly Valuation Date, any Redemption Valuation Date, or as of the last Trading Day in the applicable Measurement Period, as applicable, will be:

Index Valuation Level — Quarterly Initial Closing Level
Quarterly Initial Closing Level

The “Index Valuation Level” will equal the arithmetic mean of the Index Closing Levels measured on each Trading Day during the applicable Measurement Period, or the Index Closing Level on any Quarterly Valuation Date or any Redemption Valuation Date, as determined by the Calculation Agent, provided that:

(1)           for Regular Redemptions, if the Redemption Valuation Date falls in a Final Measurement Period, Call Measurement Period, or Acceleration Measurement Period, for the purposes of calculating the Index Performance Ratio as of the Redemption Valuation Date, the Index Valuation Level on the Redemption Valuation Date during such Measurement Period shall equal (a) (i) for each elapsed Trading Day in the Measurement Period from and including the Call Valuation Date, Acceleration Date or Calculation Date, as applicable, to but excluding the Redemption Valuation Date (the “Applicable Date”), the sum of the Index Closing Levels on such Trading Day(s) plus (ii) the Index Closing Level on the Applicable Date times the number of remaining Trading Days in the Measurement Period from and including the Applicable Date divided by (b) the number of Trading Days in the Measurement Period;  and

(2)           For a Large Redemption, if the Redemption Valuation Date occurs during an Acceleration Measurement Period, Call Measurement Period, or Final Measurement Period, the Redemption Amount shall equal the Acceleration Amount, Call Settlement or payment at maturity, as applicable.

Unless specified otherwise in “  Principal Terms” above, the applicable “Measurement Period” means the five Trading Days from and including the Call Valuation Date, Acceleration Date, Redemption Valuation Date (for a Large Redemption) or the Calculation Date, as applicable, subject to adjustment as described under “General Terms of the Securities — Market Disruption Event”.

The “Quarterly Initial Closing Level” for the Initial Calendar Quarter is specified in “  Principal Terms” above and will be the Index Closing Level on the applicable Initial Trade Date. For each subsequent calendar quarter, the Quarterly Initial Closing Level on the Quarterly Reset Date will equal the Index Closing Level on the Quarterly Valuation Date for the previous calendar quarter.

The “Index Closing Level” is, for any series of the Securities, the closing level of the relevant Index as published by the Index Sponsor.

The “Index Sponsor” will be the entity that calculates the level of the relevant Index is specified in “  Principal Terms” above.

The “Calculation Date” is specified in “  Principal Terms” above.

The “Current Indicative Value”, as determined by the Calculation Agent as of any date of determination, is an amount per Security equal to the product of (i) the Current Principal Amount and (ii) the Index Factor of such date, using the Index Closing Level of such date as the Index Valuation Level.

Unless specified otherwise in “  Principal Terms” above, “Trading Day” means any day on which (i) trading is generally conducted on NYSE Arca and (ii) trading is generally conducted on the markets on which the Index Constituent Securities in the relevant Index are traded, in each case as determined by the Calculation Agent.

Early Redemption at the Option of the Holders

You may elect to require UBS to redeem your Securities, subject to a minimum redemption amount of at least 12,500 Securities of the same series. If you elect to have your Securities redeemed and have done so under the redemption procedures described below under “—Redemption Procedures”, you will receive payment for your Securities on the Redemption Date. The first and final Redemption Dates are specified in “ Principal Terms” above. For any early redemptions, the applicable “Redemption Valuation Date” means the first Trading Day following the date on which you deliver a redemption notice to UBS in compliance with the redemption procedures. For any Large Redemption (as defined below), the Redemption Valuation Date will be the first Trading Day in the applicable Large Redemption Measurement Period. If a Redemption Valuation Date for a Large Redemption occurs during an Acceleration Measurement Period, Call Measurement Period or Final Measurement Period, the Redemption Amount shall equal the Acceleration Amount, Call Settlement or payment at maturity, as applicable.

To satisfy the minimum redemption amount of 12,500 Securities, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 12,500 Securities of the same series;  however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 12,500 Securities of any series. Any such reduction will be applied on a consistent basis for all holders of the Securities of the affected series at the time the reduction becomes effective.

The Securities will be redeemed and the holders will receive payment for their Securities on the third Business Day following the corresponding Redemption Valuation Date (or the last Trading Day in the applicable Large Redemption Measurement Period for a Large Redemption), or if such third day is not a Business Day, the next following Business Day (the “Redemption Date”). In addition, if a call notice has been issued, if acceleration has been triggered, or the Final Measurement Period has commenced, in each case with respect to any series of the Securities, for Regular Redemptions the last permitted Redemption Valuation Date for that series of Securities will be the second Trading Day in the applicable Call Measurement Period, Acceleration Measurement Period, or the Final Measurement Period, as applicable. For a Large Redemption, If the Redemption Valuation Date occurs during an Acceleration Measurement Period, Call Measurement Period, or Final Measurement Period, the Redemption Amount shall equal the Acceleration Amount, Call Settlement or payment at maturity, as applicable and the Redemption Date will be the third Business Day following the last Trading Day in the applicable Measurement Period. Any applicable Redemption Valuation Date is subject to adjustment as described under “— Market Disruption Event”.

A “Regular Redemption” means an early redemption of Securities of a given series in an amount greater than or equal to the minimum redemption amount of 12,500 Securities but less than the large redemption amount of 2,000,000 Securities.

A “Large Redemption” means an early redemption of Securities of a given series in an amount equal to or greater than 2,000,000 Securities. For purposes of determining whether an early redemption is a Regular Redemption or a Large Redemption, UBS will aggregate all redemption requests received prior to 12:00 noon (New York City time) on a given Trading Day.

Regular Redemptions

If you exercise your right to have us redeem your Securities and such redemption qualifies as a Regular Redemption, subject to your compliance with the procedures described under “— Redemption Procedures”, for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to

(a)           the product of

(i)            the Current Principal Amount and (ii) the Index Factor as of the applicable Redemption Valuation Date, minus

(b)           the Accrued Fees as of such Redemption Valuation Date, minus

(c)           the Redemption Fee.

Large Redemptions

If you exercise your right to have us redeem your Securities and such redemption qualifies as a Large Redemption, subject to your compliance with the procedures described under “— Redemption Procedures”, for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to

(a)           the product of

(i)            the Current Principal Amount and (ii) the Index Factor as of the last Trading Day in the applicable Measurement Period, which we refer to in this section “— Early Redemption at the Option of the Holders” as the “Large Redemption Measurement Period”, minus

(b)           the Accrued Fees as of such last Trading Day, minus

(c)           the Redemption Fee.

We refer to the cash payments described above as the “Redemption Amount”.

If the amount calculated above is less than zero, the payment upon early redemption will be zero. We will inform you of such Redemption Amount two Business Days preceding the applicable Redemption Date.

You may lose some or all of your initial investment upon early redemption. Because the Accrued Fees and the Redemption Fee reduce your final payment, the quarterly compounded leveraged return of the Index will need to be sufficient to offset the negative effect of the Accrued Fees and the Redemption Fee, if applicable, in order for you to receive an aggregate amount over the term of the Securities equal to your initial investment in the Securities. If the quarterly compounded leveraged return of the Index is insufficient to offset such a negative effect or if the quarterly compounded leveraged return of the Index is negative, you will lose some or all of your investment upon early redemption.

The Accrued Fees will be calculated as of any Redemption Valuation Date (or for a Large Redemption, the last Trading Day in the Large Measurement Period) as the sum of (i) the Accrued Tracking Fee as of such date and (ii) the Accrued Financing Charge as of such date.

The “Accrued Tracking Fee” as of any Redemption Valuation Date is an amount equal to (a) the aggregate sum of (i) the Current Indicative Value as of the immediately preceding Trading Day for each date starting from, but excluding, the immediately preceding Quarterly Valuation Date (or, if the Redemption Valuation Date falls in the Initial Calendar Quarter, the Initial Trade Date) to, and including such Redemption Valuation Date (or for a Large Redemption, the last Trading Day in the Large Measurement Period) times (ii) the Annual Tracking Rate, divided by (b) 365.

The “Accrued Financing Charge” as of any Redemption Valuation Date (or for a Large Redemption, the last Trading Day in the Large Measurement Period) is an amount equal to the product of (a) the Financing Level as of the preceding Quarterly Reset Date, (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Quarterly Valuation Date (or if the Redemption Valuation Date or last Trading Day of the applicable Large Measurement Period occurs prior to the initial Quarterly Valuation Date, the period from, and excluding, the Initial Trade Date) to, and including, such Redemption Valuation Date (or for a Large Redemption, the last Trading Day in the Large Measurement Period), and the denominator of which is 360, and (c) the Financing Rate.

The “Redemption Fee” means, as of any date of determination for a series of Securities, an amount per Security equal to the product of (a) 0.125%, (b) the Current Principal Amount and (c) the Index Factor as of the applicable Redemption Valuation Date (or for a Large Redemption, the last Trading Day in the Large Measurement Period).

We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Repayment”.

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner. Any series of Securities may trade at, above, or below its indicative value.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption to UBS via email no later than 12:00 noon (New York City time) on the Trading Day immediately preceding the applicable Redemption Valuation Date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a confirmation of redemption;

Ø    deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Valuation Date (or the applicable last Trading Day in the Large Redemption Measurement Period for Large Redemptions) at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Trading Day prior to the applicable Redemption Valuation Date, your notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

UBS’s Call Right

We have the right to redeem all, but not less than all, of the Securities of any series upon not less than eighteen calendar days’ prior notice to the holders of the Securities of that series, such redemption to occur on any Trading Day specified in “ Principal Terms” above through and including the Calculation Date specified in “ Principal Terms” above. Upon early redemption in the event we exercise this right, you will receive a cash payment equal to

(a)           the product of (i) the Current Principal Amount and (ii) the Index Factor as of the last Trading Day in the applicable Measurement Period, which we refer to in this section “— UBS’s Call Right” as the “Call Measurement Period”, minus

(b)           the Accrued Fees as of such last Trading Day.

We refer to this cash payment as the “Call Settlement Amount”.

If the amount calculated above is less than zero, the payment upon UBS’s exercise of its call right will be zero.

If UBS issues a call notice on any Trading Day, the “Call Valuation Date” will be the fifth Trading Day following the Trading Day on which the call notice is issued.

We will inform you of such Call Settlement Amount on the first Business Day following the last Trading Day in the Call Measurement Period.

The holders will receive payment for their Securities on a date that is at least three, but not greater than six, Trading Days following the last Trading Day in the Call Measurement Period (the “Call Settlement Date”). We will inform you of such Call Settlement Date in the call notice. If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event”.

You may lose some or all of your initial investment at call. Because the Accrued Fees and Loss Rebalancing Fees, if applicable, reduce your final payment, the quarterly compounded leveraged return of the Index will need to offset the negative effect of the Accrued Fees and Loss Rebalancing Fees, if applicable, in order for you to receive an aggregate amount over the term of the Securities equal to at least initial investment of your Securities. If the quarterly compounded leveraged return of the Index is insufficient to offset the negative effect of the Accrued Fees and Loss Rebalancing Fees, if applicable, or if the quarterly compounded leveraged return of the Index is negative, you will lose some or all of your investment at call.

The Accrued Fees will be calculated as of the last Trading Day in the Call Measurement Period as the sum of (i) the Accrued Tracking Fee as of such last Trading Day and (ii) the Accrued Financing Charge as of such last Trading Day.

The “Accrued Tracking Fee” as of the last Trading Day in the Call Measurement Period is an amount equal to (a) the aggregate sum of (i) the Current Indicative Value as of the immediately preceding Trading Day for each date starting from, but excluding, the immediately preceding Quarterly Valuation Date to, and including such Call Valuation Date times (ii) the Annual Tracking Rate, divided by (b) 365.

The “Accrued Financing Charge” as of the last Trading Day of the Call Measurement Period is an amount equal to the product of (a) the Financing Level as of the preceding Quarterly Reset Date, (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Quarterly Valuation Date to, and including, such last Trading Day of such Call Measurement Period and the denominator of which is 360, and (c) the Financing Rate.

Acceleration Upon Minimum Indicative Value

If, at any time, the indicative value for any series of the Securities on any Trading Day equals the Floor Level or less (such day, an “Acceleration Date”), all issued and outstanding Securities of that series will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value of that series would later exceed the Floor Level on such Acceleration Date or any subsequent Trading Day during the applicable Measurement Period, which we refer to in this section “— Acceleration Upon Minimum Indicative Value” as the “Acceleration Measurement Period”) for a cash payment equal to

(a)           the product of (i) the Current Principal Amount and (ii) the Index Factor as of the last Trading Day of the Acceleration Measurement Period, minus

(b)           the Accrued Fees as of such last Trading Day.

We refer to this cash payment as the “Acceleration Amount”. The “Floor Level” of any series of the Securities will be specified in “ Principal Terms” above. If any series of the Securities undergoes a split or reverse split, the Floor Level of that series will be adjusted accordingly. If the minimum indicative value threshold of any series of Securities has been breached, you will receive on the Acceleration Settlement Date only the Acceleration Amount in respect of your investment in that series of Securities.

You may lose some or all of your initial investment upon an acceleration upon minimum indicative value. Because the Accrued Fees and Loss Rebalancing Fees, if applicable, reduce your final payment, the quarterly compounded leveraged return of the Index will need to offset the negative effect of the Accrued Fees and Loss Rebalancing Fees, if applicable, in order for you to receive an aggregate amount over the term of the Securities equal to at least the initial investment of your Securities. If the quarterly compounded leveraged return of the Index is insufficient to offset the negative effect of the Accrued Fees and the Loss Rebalancing Fees, if applicable, or if the quarterly compounded leveraged return of the Index is negative, you will lose some or all of your investment upon an acceleration upon minimum indicative value.

The Accrued Fees will be calculated as of any date of determination for any series of Securities as the sum of (i) the Accrued Tracking Fee as of the last Trading Day of the Acceleration Measurement Period and (ii) the Accrued Financing Charge as of the last Trading Day of the Acceleration Measurement Period.

The “Accrued Tracking Fee” as of the last Trading Day of the Acceleration Measurement Period will be an amount equal to (a) the aggregate sum of (i) the Current Indicative Value as of the immediately preceding Trading Day for each date starting from, but excluding, the immediately preceding Quarterly Valuation Date (or, if the Acceleration Date falls in the Initial Calendar Quarter, the Initial Trade Date) to, and including, such last Trading Day in such Measurement Period, as applicable, times (ii) the Annual Tracking Rate, divided by (b) 365.

The “Accrued Financing Charge” as of the last Trading Day of the Acceleration Measurement Period is an amount equal to the product of (a) the Financing Level as of the preceding Quarterly Reset Date, (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Quarterly Valuation Date (or if the Acceleration Date occurs prior to the initial Quarterly Valuation Date, the period from, and excluding, the Initial Trade Date) to, and including, such last Trading Day of such Measurement Period as applicable, and the denominator of which is 360, and (c) the Financing Rate.

The “Acceleration Settlement Date” will be the third Trading Day following the last Trading Day of the Acceleration Measurement Period.

Subject to the prior verification by the Calculation Agent that the indicative value of equal or less than the Floor Level was accurately calculated by the relevant calculation agent specified in “ Principal Terms” above and in each case with respect to a series of Securities, UBS must provide notice to the holders of that series of the Securities that the minimum indicative value threshold has been breached not less than five calendar days prior to the Acceleration Settlement Date. For a detailed description of how the intraday indicative value of the Securities is calculated see “Valuation of the Index and the Securities”.

Loss Rebalancing Event Upon Large Decreases in the Indicative Value

A Loss Rebalancing Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0 based on the Index Performance Ratio as of the LR Valuation Date. This means that after a Loss Rebalancing Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Loss Rebalancing Event. In addition, each time a Loss Rebalancing Event occurs, you will incur a Loss Rebalancing Fee, as defined below.

A “Loss Rebalancing Event” means if, at any time, the closing indicative value for any series of the Securities on any Trading Day decreases 40% in value from the closing indicative value of that series of the Securities on the previous Quarterly Valuation Date. A Loss Rebalancing Event may occur irrespective of whether a Market Disruption Event also occurs on that Trading Day.

With respect to a Loss Rebalancing Event, the “LR Valuation Date” is the first Trading Day following a Loss Rebalancing Event, subject to adjustment as described under “— Market Disruption Event”.

With respect to a LR Valuation Date, the “LR Reset Date” is the first Trading Day following a LR Valuation Date, subject to adjustment as described under “— Market Disruption Event”.

On the LR Reset Date, the Current Principal Amount for each Security of that series will be reset as follows:

New Current Principal Amount = 99.995% x LR Current Principal Amount.

LR Current Principal Amount = previous Current Principal Amount × Index Factor on the applicable LR Valuation Date — Accrued Fees on the applicable LR Valuation Date.

If the amount calculated above is less than zero, the payment at maturity will be zero.

On the LR Reset Date, the LR Current Principal Amount will be reset exactly like the “New Current Principal Amount” on a Quarterly Reset Date, except that:

(1)           the LR Reset Date will be the Quarterly Reset Date;

(2)           the Index Factor and Index Performance Ratio will be calculated on the LR Valuation Date;

(3)           the Index Valuation Level for purposes of calculating the Index Performance Ratio will be computed using the Index Closing Level on the LR Valuation Date;

(4)           for the next reset date, the Quarterly Initial Closing Level on the applicable reset date will equal the Index Closing Level on the LR Valuation Date;

(5)           Accrued Fees (the Accrued Tracking Fees and Accrued Financing Charge) will be computed as of the LR Valuation Date as if the LR Valuation Date was a Quarterly Valuation Date; and

(6)           the Financing Level will be reduced the new Current Principal Amount.

The Financing Rate will remain constant until the next Quarterly Reset Date, provided however that if the reset date financing rate (determined in accordance with the definition of “Financing Rate” two London business days preceding LR Valuation Date and referred to as “L2”) is less than the actual Financing Rate (“L1”), the Current Principal Amount will be further reduced by an amount equal to:

(L1-L2) x (Current Principal Amount -New Current Principal Amount) x (the days remaining in the quarter from and excluding the LR Valuation Date to and including the next Quarterly Valuation Date) divided by 360.

Note that each time a Loss Rebalancing Event occurs, you will incur a 0.05% reduction in the LR Current Principal Amount of your Securities and you also may have a further reduction due to the breakage computation in the preceding proviso. We will refer to these reductions as a “Loss Rebalancing Fee”.

Loss Rebalancing Events can occur multiple times. This means both that (i) the Current Principal Amount may be reset more frequently than quarterly and (ii) the cumulative effect of compounding and fees will have increased as a result of the Loss Rebalancing Event(s). Each Loss Rebalancing Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0 based on the Index Performance Ratio as of the LR Valuation Date. This means that your Securities will entitle you to less of a positive gain in value relative to before the occurrence of the Loss Rebalancing Event. In addition, each time a Loss Rebalancing Event occurs, you will incur a Loss Rebalancing Fee. This fee will reduce the amount of your return (or increase your loss) on the Maturity Date, early redemption, acceleration or exercise by UBS of its call right.

Calculation Agent

UBS Securities LLC will act as the Calculation Agent. The Calculation Agent will determine, among other things, the Index Valuation Level, the Index Performance Ratio, the Index Factor, the Current Principal Amount, the Current Indicative Value, the Accrued Fees, the Accrued Financing Charge, the Financing Level, the Financing Rate, the Accrued Tracking Fee, the Redemption Fee, if any, the Loss Rebalancing Fee, if any, the payment at maturity, if any, that we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon redemption, the Call Settlement Amount, if any, that we will pay you on the Call Settlement Date, if applicable, or the Acceleration Amount, if any, that we will pay you on the Acceleration Settlement Date, if applicable, based on the relevant Index levels calculated by the Calculation Agent, as adjusted, and whether any day is a Business Day or Trading Day. The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the relevant Index has been discontinued or is otherwise unavailable and whether there has been a material change in the relevant Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent for any series of the Securities and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Calculation Agent for any series of the Securities from time to time without your consent and without notifying you.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, early redemption, acceleration, or upon exercise by UBS of its call right on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, the Acceleration Settlement Date or the Call Settlement Date, as applicable.

All dollar amounts related to determination amounts payable per Security for any series of Securities will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655);  and all dollar amounts paid on the aggregate principal amount of such Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the relevant Index has occurred or is continuing on an Averaging Date (as defined below), the Index Closing Level for such Averaging Date will be determined by the Calculation Agent or one of its affiliates on the first succeeding Trading Day on which a Market Disruption Event does not occur or is not continuing (the “Deferred Averaging Date”) with respect to the relevant Index irrespective of whether, pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. If the postponement described in the preceding sentence results in the Index Closing Level being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the Index Closing Level on any Averaging Date, the Calculation Agent or one of its affiliates, as the case may be, will apply the Index Closing Level for such Deferred Averaging Date (i) on the date(s) of the original Market Disruption Event and (ii) such Averaging Date. For example, if the applicable Measurement Period for purposes of calculating the Call Settlement Amount is based on the arithmetic mean of the Index Closing Levels on October 3, October 4, October 5, October 6 and October 7, and there is a Market Disruption Event with respect to the relevant Index on October 3, but no other Market Disruption Event during such Measurement Period, then the Index Closing Level on October 4 will be used twice to calculate the Call Settlement Amount, and the Call Settlement Amount will be determined based on the arithmetic mean of the Index Closing Levels on October 4, October 4, October, 5, October 6 and October 7. The same approach would be applied if there is a Market Disruption Event during any Measurement Period.

If the Redemption Valuation Date, for purposes of calculating a Redemption Amount for a Regular Redemption, is based on the Index Closing Level on October 3 and there is a Market Disruption Event with respect to the Index on October 3, then the Index Closing Level on October 4 will be used to calculate the Redemption Amount. If a Market Disruption Event occurs on any Quarterly Valuation Date, or LR Valuation Date, the Index Closing Level for such date will be determined by the Calculation Agent or one of its affiliates on the first succeeding Trading Day on which a Market Disruption Event does not occur or is not continuing.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the final Averaging Date, Quarterly Valuation Date, the Redemption Valuation Date, or LR Valuation Date, as applicable, occurring more than eight Trading Days following the day originally scheduled to be such final Averaging Date or other applicable date. If the eighth Trading Day following the date originally scheduled to be the final Averaging Date, Quarterly Valuation Date, Redemption Valuation Date, or LR Valuation Date, as applicable, a Market Disruption Event has occurred or is continuing with respect to the relevant Index on such eighth Trading Day, the Calculation Agent or one of its affiliates will determine the Index Closing Level based on its estimate of the Index Closing Level that would have prevailed on such eighth Trading Day but for such Market Disruption Event. If any Quarterly Valuation Date or LR Valuation Date is postponed as described above, the succeeding Quarterly Reset Date or LR Reset Date will occur on the next Trading Day following the postponed Quarterly Valuation Date or LR Valuation Date, as applicable.

An “Averaging Date” means each of the Trading Day(s) during any Measurement Period, subject to adjustment as described herein.

Notwithstanding the occurrence of one or more of the events below, which may, in the Calculation Agent’s discretion, constitute a Market Disruption Event with respect to the relevant Index, the Calculation Agent in its discretion may waive its right to postpone the Index Closing Level if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the Index Closing Level on such date.

Any of the following will be a Market Disruption Event with respect to the relevant Index, in each case as determined by the Calculation Agent:

(a)           suspension, absence or material limitation of trading in a material number of the Index Constituent Securities for more than two hours or during the one-half hour before the close of trading in the applicable market or markets;

(b)           suspension, absence or material limitation of trading in option or futures contracts relating to the relevant Index or to a material number of Index Constituent equity interests in the primary market or markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market;

(c)           the relevant Index is not published; or

(d)           in any other event, if the Calculation Agent determines that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging”.

The following events will not be Market Disruption Events with respect to the relevant Index:

(a)           a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

(b)           a decision to permanently discontinue trading in the options or futures contracts relating to the relevant Index or any Index Constituent equity interests.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the relevant Index or any Index Constituent equity interests are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Discontinuance of or Adjustments to the Relevant Index;  Alteration of Method of Calculation

If the Index Sponsor or another entity that publishes the Index discontinues publication of the relevant Index, or if our right to use the Index is suspended or terminated, and the Index Sponsor or such other entity publishes a successor or substitute index that the Calculation Agent determines to be comparable to the discontinued relevant Index (such index being referred to herein as a “Successor Index”), then the Index Closing Level for such Successor Index will be determined by the Calculation Agent by reference to the Successor Index on the dates and at the times as of which the Index Closing Levels for such Successor Index are to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If the Index Sponsor discontinues publication of the relevant Index, or if our right to use the Index is suspended or terminated, prior to, and such discontinuation or unavailability is continuing on, any Quarterly Valuation Date, any Averaging Date, any Redemption Valuation Date or any other relevant date on which the Index Closing Level is to be determined and the Calculation Agent determines that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to, and such discontinuation is continuing on any relevant date on which the Index Closing Level is to be determined, then the Calculation Agent will determine the Index Closing Level using the closing level and published share weighting of each Index Constituent Security included in the relevant Index or Successor Index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the relevant Index or Successor Index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the relevant Index or a Successor Index, or the value thereof, is changed in a material respect, or if the relevant Index or a Successor Index is in any other way modified so that the level of the relevant Index or such Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the relevant Index or such Successor Index had such changes or modifications not been made, then the Calculation Agent will make such calculations and adjustments as, in the judgment of the Calculation Agent, may be necessary in order to arrive at a level of an index comparable to the relevant Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the levels for the relevant Index or such Successor Index with reference to the relevant Index or such Successor Index, as adjusted. The Calculation Agent will accordingly calculate the relevant Index levels, Accrued Fees and the Redemption Fee and/or the Loss Rebalancing Fees, if applicable, based on the Index levels calculated by the Calculation Agent, as adjusted. Accordingly, if the method of calculating the relevant Index or a Successor Index is modified so that the level of the relevant Index or such Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the relevant Index), which, in turn, causes the level of the relevant Index or such Successor Index to be a fraction of what it would have been if there had been no such modification, then the Calculation Agent will make such calculations and adjustments in order to arrive at a level for the relevant Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Redemption Price Upon Optional Tax Redemption

We have the right to redeem any series of the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of that series of the Securities will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of any series of the Securities is accelerated, we will pay the default amount in respect of the principal of the that series of Securities at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium-Term Notes, Series A are entitled to take any action under the indenture, we will treat the outstanding principal amount of each series of Securities as the outstanding principal amount of the Medium-Term Notes, Series A constituted by that series of Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series A, holders of specified percentages in principal amount of all Medium-Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series A, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series A, accelerating the maturity of the Medium-Term Notes, Series A after a default or waiving some of our obligations under the indenture. We discuss these matters in “Medium Term Notes, Series A” under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants”.

Default Amount

The default amount for any series of the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities of the accelerated series. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities of the accelerated series, which we describe below, the holders of that series of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a division of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity, early redemption, acceleration or upon exercise by UBS of its call right will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Medium Term Notes, Series A” under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities”.

Defeasance

Neither full defeasance nor covenant defeasance, as described in “Medium Term Notes, Series A” under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance”, will apply to the Securities.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue any series of the Securities. We intend to issue the Securities initially in an amount having the aggregate offering price specified in “ Principal Terms” above. However, we may issue additional Securities in amounts that exceed the amount specified in “ Principal Terms” above at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other Securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Medium Term Notes, Series A” under “Description of Debt Securities We May Offer — Amounts That We May Issue”.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities of any series and will have the same CUSIP number and will trade interchangeably with that series of the Securities immediately upon settlement. Any additional issuances will increase the aggregate Principal Amount of the outstanding Securities of the class, plus the aggregate Principal Amount of any Securities bearing the same CUSIP number that are issued pursuant to any future issuances of Securities bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

Additional Terms of the Securities

The general terms of the Securities described above are modified by the specific definitions and terms below.

“Intraday Indicative Value” means the approximate intrinsic economic value of the Securities calculated by NYSE Arca, Inc. and published on Bloomberg (based in part on information provided by the Index Sponsor) or a successor via the facilities on the Consolidated Tape Association under the symbol “FBGXIV”.

“Trading Day” means any day on which (i) trading is generally conducted on NYSE Arca and (ii) trading is generally conducted on the Primary Exchanges on which the Index Constituent Securities are traded, in each case as determined by the Calculation Agent.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading for such Index Constituent Security or such constituent underlying a successor index.

2. UBS AG FI Enhanced Europe 50 ETN due February 12, 2026

Principal Terms:

Principal Amount: $500,000,000

Issuer: UBS AG, London Branch

Initial Trade  Date: February 12,  2016

Initial Settlement  Date: February 18,  2016

Term: 10 years, subject to your right to receive payment for your Securities upon redemption, acceleration upon minimum indicative value or exercise by UBS of its call right, each as described below.

Denomination/Principal Amount: $100.00 per  Security

Maturity Date  February 12, 2026, subject to adjustment

Underlying Index: The return on the Securities is linked to the STOXX Europe 50 ®  USD (Gross Return) Index. The level of the Index reflects both the price performance of the Index Constituent Securities and the reinvestment of dividends on the Index Constituent Securities. The level of the Underlying Index is published approximately every 15 seconds from 3:00 a.m. to 12:00 p.m., New York City time, and a daily  Index Closing  Level  is  published  at  approximately  12:00  p.m.,  New  York  City  time,  on  each  Trading  Day.

Annual Tracking  Rate: 0.95% per  annum

Financing Spread: 1.00% per  annum

Loss Rebalancing  Fee: Upon each  occurrence  of  a  Loss  Rebalancing  Event,  you  will  incur  a  0.05%  reduction  in  the  LR  Current  Principal Amount of Your Securities and may also have a further reduction due to a breakage computation. See “— Loss Rebalancing Event Upon Large Decreases in the Indicative Value”.

First Redemption Date: February 25, 2016 for Regular Redemptions, March 2, 2016 for Large Redemptions

Final Redemption Date: February 9, 2026

First Call Date: The first date that UBS may exercise its Call Right is February   21, 2017 Quarterly Initial Closing Level for the Initial Calendar Quarter: 1,191.12, the Index Closing Level (as defined below) on the Initial Trade Date.

Quarterly Reset Dates: For each calendar quarter, the Quarterly Reset Date is the first Trading Day of that quarter beginning on April 1, 2016 and ending on January 2, 2026, subject to   adjustment.

Quarterly Valuation Dates: For each Quarterly Reset Date, the Quarterly Valuation Date is the last Trading Day of the previous calendar quarter, beginning on March 31, 2016 and ending on December 31, 2025, subject to adjustment.

Floor Level: The “Floor Level” is equal to $20.00 (subject to adjustment as described under “Valuation of the Index and the Securities — Split or Reverse Split of the Securities”).

Index Sponsor: STOXX Limited (“STOXX”), a company owned by Deutsche Börse AG.

Listing: The Securities have been approved for listing, subject to official notice of issuance, on NYSE Arca under the symbol “FIEE.”

Calculation Date: February 3, 2026, unless that day is not a Trading Day, in which case the Calculation Date will be the next Trading Day, subject to  adjustment.

Index Symbol: SX5PGV (NYSE and Bloomberg)

Intraday Indicative Value Symbol: FIEEIV (Bloomberg)

CUSIP No.: 90274D234

ISIN No.: US90274D2348

General Terms of the Securities

In this section, references to “holders” or “you” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through DTC or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

These Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described under “Medium-Term Notes, Series B” above. This section summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described under “Medium-Term Notes, Series B” above. The terms described here supplement those described in “Medium-Term Notes, Series B” above and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

We describe the general terms of the Securities in more detail below.

Interest or Coupons

We will not pay you any interest or coupons during the term of the Securities.

Payment at Maturity

The “Maturity Date” for each series of Securities will be the third Trading Day after the last Trading Day in the applicable Measurement Period, which we refer to in this section “— Payment at Maturity” as the “Final Measurement Period”. The scheduled Maturity Date is identified in “ Principal Terms” above.

For each Security, unless earlier called, redeemed or accelerated, you will receive at maturity a cash payment equal to:

(a)           the product of (i) the Current Principal Amount and (ii) the Index Factor as of the last Trading Day in the Final Measurement Period, minus

(b)           the Accrued Fees as of such last Trading Day.

If the amount calculated above is less than zero, the payment at maturity will be zero.

You may lose all or a substantial portion of your investment at maturity. Because the Accrued Fees reduce your final payment, the quarterly compounded leveraged return of the Index will need to offset the negative effect of the Accrued Fees and Loss Rebalancing Fees, if applicable, in order for you to receive an aggregate amount over the term of the Securities of any series equal to at least the initial investment of your Securities. If the quarterly compounded leveraged return of the Index is insufficient to offset the negative effect of the Accrued Fees and the Loss Rebalancing Fees, if applicable, or if the quarterly compounded leveraged return of the Index is negative, you will lose all or a substantial portion of your investment.

The Accrued Fees will be calculated as of the last Trading Day in the Final Measurement Period as the sum of (i) the Accrued Tracking Fee as of such last Trading Day and (ii) the Accrued Financing Charge as of such last Trading Day.

The “Financing Level” is, as of any date of determination, an amount that equals the Current Principal Amount.

The “Accrued Financing Charge” as of the last Trading Day of the Final Measurement Period is an amount equal to the product of (a) the Financing Level as of the preceding Quarterly Reset Date, (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Quarterly Valuation Date to, and including, such last Trading Day of such Final Measurement Period and the denominator of which is 360, and (c) the Financing Rate.

On the Initial Trade Date, the Accrued Financing Charge for each Security will be $0.

The “Accrued Tracking Fee” as of the last Trading Day in the Final Measurement Period is an amount equal to (a) the aggregate sum of (i) the Current Indicative Value as of the immediately preceding Trading Day for each date starting from, but excluding, the immediately preceding Quarterly Valuation Date to, and including, such last Trading Day in such Final Measurement Period times (ii) the Annual Tracking Rate, divided by (b) 365.

The “Annual Tracking Rate” is a per annum rate described in “ Principal Terms” above.

The “Current Indicative Value” is, as determined by the Calculation Agent as of any date of determination, an amount per Security of any series equal to the product of (i) the Current Principal Amount and (ii) the Index Factor as of such date, calculated using the Index Closing Level on such date as the Index Valuation Level.

The “Principal Amount” of each Security is $100.00. Each series of the Securities may be issued and sold over time at then-current market prices, which may be significantly higher or lower than the Principal Amount.

For the Initial Calendar Quarter, the Current Principal Amount will equal $100.00 per Security of the applicable series. For each subsequent calendar quarter, the Current Principal Amount for each Security of that series will be reset as follows on the Quarterly Reset Date:

New Current Principal Amount = previous Current Principal Amount × Index Factor on the applicable Quarterly Valuation Date — Accrued Fees on the applicable Quarterly Valuation Date

If any series of the Securities undergoes a split or reverse split, the Current Principal Amount of that series will be adjusted accordingly.

For each calendar quarter, the “Quarterly Reset Date” is the first Trading Day of the quarter specified in “  Principal Terms” above, subject to adjustment as described under “— Market Disruption Event”;  provided, however, that no Quarterly Reset Date will occur on or after the Call Valuation Date or the Acceleration Date.

For each Quarterly Reset Date, the “Quarterly Valuation Date” is the last Trading Day of the previous calendar quarter subject to adjustment as described under “— Market Disruption Event”. The Quarterly Valuation Date is specified in “  Principal Terms” above .

The Index Factor will be calculated as follows:

1 + (2 × Index Performance Ratio)

The Index Performance Ratio on any Quarterly Valuation Date, any Redemption Valuation Date, or as of the last Trading Day in the applicable Measurement Period, as applicable, will be:

Index Valuation Level — Quarterly Initial Closing Level
Quarterly Initial Closing Level

The “Index Valuation Level” will equal the arithmetic mean of the Index Closing Levels measured on each Trading Day during the applicable Measurement Period, or the Index Closing Level on any Quarterly Valuation Date or any Redemption Valuation Date, as determined by the Calculation Agent, provided that:

(1)           for Regular Redemptions, if the Redemption Valuation Date falls in a Final Measurement Period, Call Measurement Period, or Acceleration Measurement Period, for the purposes of calculating the Index Performance Ratio as of the Redemption Valuation Date, the Index Valuation Level on the Redemption Valuation Date during such Measurement Period shall equal (a) (i) for each elapsed Trading Day in the Measurement Period from and including the first Trading Day in such Measurement Period to but excluding the Redemption Valuation Date (the “Applicable Date”), the sum of the Index Closing Levels on such Trading Day(s) plus (ii) the Index Closing Level on the Applicable Date times the number of remaining Trading Days in the Measurement Period from and including the Applicable Date divided by (b) the number of Trading Days in the Measurement Period; and

(2)           For a Large Redemption, if the Redemption Valuation Date occurs during an Acceleration Measurement Period, Call Measurement Period, or Final Measurement Period, the Redemption Amount shall equal the Acceleration Amount, Call Settlement Amount or payment at maturity, as applicable.

Unless specified otherwise in “  Principal Terms” above, the applicable “Measurement Period” means the five Trading Days from and including the Call Valuation Date, Acceleration Date, Redemption Valuation Date (for a Large Redemption) or the Calculation Date, as applicable, subject to adjustment as described under “— Market Disruption Event”.

The “Quarterly Initial Closing Level” for the Initial Calendar Quarter is specified in “  Principal Terms” above and will be the Index Closing Level on the applicable Initial Trade Date. For each subsequent calendar quarter, the Quarterly Initial Closing Level on the Quarterly Reset Date will equal the Index Closing Level on the Quarterly Valuation Date for the previous calendar quarter.

The “Index Closing Level” is, for any series of the Securities, the closing level of the relevant Index as published by the Index Sponsor.

The “Index Sponsor” will be the entity that calculates the level of the relevant Index is specified in “  Principal Terms” above.

Unless specified otherwise in “  Principal Terms” above, “Trading Day” means any day on which (i) trading is generally conducted on NYSE Arca and (ii) trading is generally conducted on the markets on which the Index Constituent Securities in the relevant Index are traded, in each case as determined by the Calculation Agent.

Early Redemption at the Option of the Holders

You may elect to require UBS to redeem your Securities, subject to a minimum redemption amount of at least 12,500 Securities of the same series. If you elect to have your Securities redeemed and have done so under the redemption procedures described below under “—Redemption Procedures”, you will receive payment for your Securities on the Redemption Date. The first and final Redemption Dates are specified in “ Principal Terms” above. For any early redemptions, the applicable “Redemption Valuation Date” means the first Trading Day following the date on which you deliver a redemption notice to UBS in compliance with the redemption procedures. For any Large Redemption (as defined below), the Redemption Valuation Date will be the first Trading Day in the applicable Large Redemption Measurement Period. If a Redemption Valuation Date for a Large Redemption occurs during an Acceleration Measurement Period, Call Measurement Period or Final Measurement Period, the Redemption Amount shall equal the Acceleration Amount, Call Settlement or payment at maturity, as applicable.

To satisfy the minimum redemption amount of 12,500 Securities, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 12,500 Securities of the same series;  however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 12,500 Securities of any series. Any such reduction will be applied on a consistent basis for all holders of the Securities of the affected series at the time the reduction becomes effective.

The Securities will be redeemed and the holders will receive payment for their Securities on the third Business Day following the corresponding Redemption Valuation Date (or the last Trading Day in the applicable Large Redemption Measurement Period for a Large Redemption), or if such third day is not a Business Day, the next following Business Day (the “Redemption Date”). In addition, if a call notice has been issued, if acceleration has been triggered, or the Final Measurement Period has commenced, in each case with respect to any series of the Securities, for Regular Redemptions the last permitted Redemption Valuation Date for that series of Securities will be the fourth Trading Day in the applicable Call Measurement Period, Acceleration Measurement Period, or the Final Measurement Period, as applicable. For a Large Redemption, if the Redemption Valuation Date occurs during an Acceleration Measurement Period, Call Measurement Period, or Final Measurement Period, the Redemption Amount shall equal the Acceleration Amount, Call Settlement Amount or payment at maturity, as applicable and the Redemption Date will be the third Business Day following the last Trading Day in the applicable Measurement Period. Any applicable Redemption Valuation Date is subject to adjustment as described under “— Market Disruption Event”.

A “Regular Redemption” means an early redemption of Securities of a given series in an amount greater than or equal to the minimum redemption amount of 12,500 Securities but less than the large redemption amount of 2,000,000 Securities.

A “Large Redemption” means an early redemption of Securities of a given series in an amount equal to or greater than 2,000,000 Securities. For purposes of determining whether an early redemption is a Regular Redemption or a Large Redemption, UBS will aggregate all redemption requests received prior to 12:00 noon (New York City time) on a given Trading Day.

Regular Redemptions

If you exercise your right to have us redeem your Securities and such redemption qualifies as a Regular Redemption, subject to your compliance with the procedures described under “— Redemption Procedures”, for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to

(a)           the product of

(i)            the Current Principal Amount and (ii) the Index Factor as of the applicable Redemption Valuation Date, minus

(b)           the Accrued Fees as of such Redemption Valuation Date, minus

(c)           the Redemption Fee.

Large Redemptions

If you exercise your right to have us redeem your Securities and such redemption qualifies as a Large Redemption, subject to your compliance with the procedures described under “— Redemption Procedures”, for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to

(a)           the product of

(i)            the Current Principal Amount and (ii) the Index Factor as of the last Trading Day in the applicable Measurement Period, which we refer to in this section “—Early Redemption at the Option of the Holders” as the “Large Redemption Measurement Period”, minus

(b)           the Accrued Fees as of such last Trading Day, minus

(c)           the Redemption Fee.

We refer to the cash payments described above as the “Redemption Amount”.

If the amount calculated above is less than zero, the payment upon early redemption will be zero. We will inform you of such Redemption Amount two Business Days preceding the applicable Redemption Date.

You may lose all or a substantial portion of your investment upon early redemption. Because the Accrued Fees and the Redemption Fee reduce your final payment, the quarterly compounded leveraged return of the Index will need to be sufficient to offset the negative effect of the Accrued Fees, the Redemption Fee and/or Loss Redemption Fees, if applicable, in order for you to receive an aggregate amount over the term of the Securities equal to your initial investment in the Securities. If the quarterly compounded leveraged return of the Index is insufficient to offset such a negative effect or if the quarterly compounded leveraged return of the Index is negative, you will lose all or a substantial portion of your investment upon early redemption.

The Accrued Fees will be calculated as of any Redemption Valuation Date (or for a Large Redemption, the last Trading Day in the Large Measurement Period) as the sum of (i) the Accrued Tracking Fee as of such date and (ii) the Accrued Financing Charge as of such date.

The “Accrued Tracking Fee” as of any Redemption Valuation Date is an amount equal to (a) the aggregate sum of (i) the Current Indicative Value as of the immediately preceding Trading Day for each date starting from, but excluding, the immediately preceding Quarterly Valuation Date (or, if the Redemption Valuation Date falls in the Initial Calendar Quarter, the Initial Trade Date) to, and including such Redemption Valuation Date (or for a Large Redemption, the last Trading Day in the Large Measurement Period) times (ii) the Annual Tracking Rate, divided by (b) 365.

The “Accrued Financing Charge” as of any Redemption Valuation Date (or for a Large Redemption, the last Trading Day in the Large Measurement Period) is an amount equal to the product of (a) the Financing Level as of the preceding Quarterly Reset Date, (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Quarterly Valuation Date (or if the Redemption Valuation Date or last Trading Day of the applicable Large Measurement Period occurs prior to the initial Quarterly Valuation Date, the period from, and excluding, the Initial Trade Date) to, and including, such Redemption Valuation Date (or for a Large Redemption, the last Trading Day in the Large Measurement Period), and the denominator of which is 360, and (c) the Financing Rate.

The “Redemption Fee” means, as of any date of determination for a series of Securities, an amount per Security equal to the product of (a) 0.125%, (b) the Current Principal Amount and (c) the Index Factor as of the applicable Redemption Valuation Date (or for a Large Redemption, the last Trading Day in the Large Measurement Period).

We discuss these matters in “Medium Term Notes, Series B” under “Description of Debt Securities We May Offer — Redemption and Repayment”.

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner. Any series of Securities may trade at, above, or below its indicative value.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption to UBS via email no later than 12:00 noon (New York City time) on the Trading Day immediately preceding the applicable Redemption Valuation Date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a confirmation of redemption;

Ø    deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Valuation Date (or the applicable last Trading Day in the Large Redemption Measurement Period for Large Redemptions) at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Trading Day prior to the applicable Redemption Valuation Date, your notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

UBS’s Call Right

We have the right to redeem all, but not less than all, of the Securities of any series upon not less than eighteen calendar days’ prior notice to the holders of the Securities of that series, such redemption to occur on any Trading Day specified in “ Principal Terms” above through and including the Calculation Date specified in “ Principal Terms” above. Upon early redemption in the event we exercise this right, you will receive a cash payment equal to

(a)           the product of (i) the Current Principal Amount and (ii) the Index Factor as of the last Trading Day in the applicable Measurement Period, which we refer to in this section “— UBS’s Call Right” as the “Call Measurement Period”, minus

(b)           the Accrued Fees as of such last Trading Day.

We refer to this cash payment as the “Call Settlement Amount”.

If the amount calculated above is less than zero, the payment upon UBS’s exercise of its call right will be zero.

If UBS issues a call notice on any Trading Day, the “Call Valuation Date” will be the fifth Trading Day following the Trading Day on which the call notice is issued.

We will inform you of such Call Settlement Amount on the first Business Day following the last Trading Day in the Call Measurement Period.

The holders will receive payment for their Securities on a date that is at least three, but not greater than six, Trading Days following the last Trading Day in the Call Measurement Period (the “Call Settlement Date”). We will inform you of such Call Settlement Date in the call notice. If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event”.

You may lose all or a substantial portion of your investment at call. Because the Accrued Fees and Loss Rebalancing Fees, if applicable, reduce your final payment, the quarterly compounded leveraged return of the Index will need to offset the negative effect of the Accrued Fees and Loss Rebalancing Fees, if applicable, in order for you to receive an aggregate amount over the term of the Securities equal to at least initial investment of your Securities. If the quarterly compounded leveraged return of the Index is insufficient to offset the negative effect of the Accrued Fees and Loss Rebalancing Fees, if applicable, or if the quarterly compounded leveraged return of the Index is negative, you will lose all or a substantial portion of your investment at call.

The Accrued Fees will be calculated as of the last Trading Day in the Call Measurement Period as the sum of (i) the Accrued Tracking Fee as of such last Trading Day and (ii) the Accrued Financing Charge as of such last Trading Day.

The “Accrued Tracking Fee” as of the last Trading Day in the Call Measurement Period is an amount equal to (a) the aggregate sum of (i) the Current Indicative Value as of the immediately preceding Trading Day for each date starting from, but excluding, the immediately preceding Quarterly Valuation Date to, and including, such last Trading Day in such Call Measurement Period times (ii) the Annual Tracking Rate, divided by (b) 365.

The “Accrued Financing Charge” as of the last Trading Day of the Call Measurement Period is an amount equal to the product of (a) the Financing Level as of the preceding Quarterly Reset Date, (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Quarterly Valuation Date to, and including, such last Trading Day of such Call Measurement Period and the denominator of which is 360, and (c) the Financing Rate.

Acceleration Upon Minimum Indicative Value

If, at any time, the indicative value for any series of the Securities on any Trading Day equals the Floor Level or less (such day, an “Acceleration Date”), all issued and outstanding Securities of that series will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value of that series would later exceed the Floor Level on such Acceleration Date or any subsequent Trading Day during the applicable Measurement Period, which we refer to in this section “— Acceleration Upon Minimum Indicative Value” as the “Acceleration Measurement Period”) for a cash payment equal to

(a)           the product of (i) the Current Principal Amount and (ii) the Index Factor as of the last Trading Day of the Acceleration Measurement Period, minus

(b)           the Accrued Fees as of such last Trading Day.

We refer to this cash payment as the “Acceleration Amount”. The “Floor Level” of any series of the Securities will be specified in “ Principal Terms” above. If any series of the Securities undergoes a split or reverse split, the Floor Level of that series will be adjusted accordingly. If the minimum indicative value threshold of any series of Securities has been breached, you will receive on the Acceleration Settlement Date only the Acceleration Amount in respect of your investment in that series of Securities.

You may lose all or a substantial portion of your investment upon an acceleration upon minimum indicative value. Because the Accrued Fees and Loss Rebalancing Fees, if applicable, reduce your final payment, the quarterly compounded leveraged return of the Index will need to offset the negative effect of the Accrued Fees and Loss Rebalancing Fees, if applicable, in order for you to receive an aggregate amount over the term of the Securities equal to at least the initial investment of your Securities. If the quarterly compounded leveraged return of the Index is insufficient to offset the negative effect of the Accrued Fees and the Loss Rebalancing Fees, if applicable, or if the quarterly compounded leveraged return of the Index is negative, you will lose all or a substantial portion of your investment upon an acceleration upon minimum indicative value.

The Accrued Fees will be calculated as of any date of determination for any series of Securities as the sum of (i) the Accrued Tracking Fee as of the last Trading Day of the Acceleration Measurement Period and (ii) the Accrued Financing Charge as of the last Trading Day of the Acceleration Measurement Period.

The “Accrued Tracking Fee” as of the last Trading Day of the Acceleration Measurement Period will be an amount equal to (a) the aggregate sum of (i) the Current Indicative Value as of the immediately preceding Trading Day for each date starting from, but excluding, the immediately preceding Quarterly Valuation Date (or, if the Acceleration Date falls in the Initial Calendar Quarter, the Initial Trade Date) to, and including, such last Trading Day in such Measurement Period, as applicable, times (ii) the Annual Tracking Rate, divided by (b) 365.

The “Accrued Financing Charge” as of the last Trading Day of the Acceleration Measurement Period is an amount equal to the product of (a) the Financing Level as of the preceding Quarterly Reset Date, (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Quarterly Valuation Date (or if the Acceleration Date occurs prior to the initial Quarterly Valuation Date, the period from, and excluding, the Initial Trade Date) to, and including, such last Trading Day of such Measurement Period as applicable, and the denominator of which is 360, and (c) the Financing Rate.

The “Acceleration Settlement Date” will be the third Trading Day following the last Trading Day of the Acceleration Measurement Period.

Subject to the prior verification by the Calculation Agent that the indicative value of equal or less than the Floor Level was accurately calculated by the relevant calculation agent specified in “ Principal Terms” above and in each case with respect to a series of Securities, UBS must provide notice to the holders of that series of the Securities that the minimum indicative value threshold has been breached not less than five calendar days prior to the Acceleration Settlement Date. For a detailed description of how the intraday indicative value of the Securities is calculated see “Valuation of the Index and the Securities”.

Loss Rebalancing Event Upon Large Decreases in the Indicative Value

A Loss Rebalancing Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0 based on the Index Performance Ratio as of the LR Valuation Date. This means that after a Loss Rebalancing Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Loss Rebalancing Event. In addition, each time a Loss Rebalancing Event occurs, you will incur a Loss Rebalancing Fee, as defined below.

A “Loss Rebalancing Event” means if, at any time, the closing indicative value for any series of the Securities on any Trading Day decreases 40% in value from the closing indicative value of that series of the Securities on the previous Quarterly Valuation Date. A Loss Rebalancing Event may occur irrespective of whether a Market Disruption Event also occurs on that Trading Day.

With respect to a Loss Rebalancing Event, the “LR Valuation Date” is the first Trading Day following a Loss Rebalancing Event, subject to adjustment as described under “— Market Disruption Event”.

With respect to a LR Valuation Date, the “LR Reset Date” is the first Trading Day following a LR Valuation Date, subject to adjustment as described under “— Market Disruption Event”.

On the LR Reset Date, the Current Principal Amount for each Security of that series will be reset as follows:

New Current Principal Amount = 99.995%  LR Current Principal Amount.

LR Current Principal Amount = previous Current Principal Amount × Index Factor on the applicable LR Valuation Date — Accrued Fees on the applicable LR Valuation Date.

If the amount calculated above is less than zero, the payment at maturity will be zero.

On the LR Reset Date, the LR Current Principal Amount will be reset exactly like the “New Current Principal Amount” on a Quarterly Reset Date, except that:

(1)           the LR Reset Date will be the Quarterly Reset Date;

(2)           the Index Factor and Index Performance Ratio will be calculated on the LR Valuation Date;

(3)           the Index Valuation Level for purposes of calculating the Index Performance Ratio will be computed using the Index Closing Level on the LR Valuation Date;

(4)           for the next reset date, the Quarterly Initial Closing Level on the applicable reset date will equal the Index Closing Level on the LR Valuation Date;

(5)           Accrued Fees (the Accrued Tracking Fees and Accrued Financing Charge) will be computed as of the LR Valuation Date as if the LR Valuation Date was a Quarterly Valuation Date; and

(6)           the Financing Level will be reduced to equal the new Current Principal Amount.

The Financing Rate will remain constant until the next Quarterly Reset Date, provided however that if the reset date financing rate (determined in accordance with the definition of “Financing Rate” two London business days preceding LR Valuation Date and referred to as “L2”) is less than the actual Financing Rate (“L1”), the Current Principal Amount will be further reduced by an amount equal to:

(L1-L2) ×  (Current Principal Amount - New Current Principal Amount)  (the days remaining in the quarter from and excluding the LR Valuation Date to and including the next Quarterly Valuation Date) divided by 360.

Note that each time a Loss Rebalancing Event occurs, you will incur a 0.05% reduction in the LR Current Principal Amount of your Securities and you also may have a further reduction due to the breakage computation in the preceding proviso. We will refer to these reductions as a “Loss Rebalancing Fee”.

Loss Rebalancing Events can occur multiple times. This means both that (i) the Current Principal Amount may be reset more frequently than quarterly and (ii) the cumulative effect of compounding and fees will have increased as a result of the Loss Rebalancing Event(s). Each Loss Rebalancing Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0 based on the Index Performance Ratio as of the LR Valuation Date. This means that your Securities will entitle you to less of a positive gain in value relative to before the occurrence of the Loss Rebalancing Event. In addition, each time a Loss Rebalancing Event occurs, you will incur a Loss Rebalancing Fee. This fee will reduce the amount of your return (or increase your loss) on the Maturity Date, early redemption, acceleration or exercise by UBS of its call right.

Calculation Agent

UBS Securities LLC will act as the Calculation Agent. The Calculation Agent will determine, among other things, the Index Valuation Level, the Index Performance Ratio, the Index Factor, the Current Principal Amount, the Current Indicative Value, the Accrued Fees, the Accrued Financing Charge, the Financing Level, the Financing Rate, the Accrued Tracking Fee, the Redemption Fee, if any, the Loss Rebalancing Fee, if any, the payment at maturity, if any, that we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon redemption, the Call Settlement Amount, if any, that we will pay you on the Call Settlement Date, if applicable, or the Acceleration Amount, if any, that we will pay you on the Acceleration Settlement Date, if applicable, based on the relevant Index levels calculated by the Calculation Agent, as adjusted, and whether any day is a Business Day or Trading Day. The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the relevant Index has been discontinued or is otherwise unavailable and whether there has been a material change in the relevant Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent for any series of the Securities and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Calculation Agent for any series of the Securities from time to time without your consent and without notifying you.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, early redemption, acceleration, or upon exercise by UBS of its call right on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, the Acceleration Settlement Date or the Call Settlement Date, as applicable.

All dollar amounts related to determination amounts payable per Security for any series of Securities will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655);  and all dollar amounts paid on the aggregate principal amount of such Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the relevant Index has occurred or is continuing on an Averaging Date (as defined below), the Index Closing Level for such Averaging Date will be determined by the Calculation Agent or one of its affiliates on the first succeeding Trading Day on which a Market Disruption Event does not occur or is not continuing (the “Deferred Averaging Date”) with respect to the relevant Index irrespective of whether, pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. If the postponement described in the preceding sentence results in the Index Closing Level being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the Index Closing Level on any Averaging Date, the Calculation Agent or one of its affiliates, as the case may be, will apply the Index Closing Level for such Deferred Averaging Date (i) on the date(s) of the original Market Disruption Event and (ii) such Averaging Date. For example, if the applicable Measurement Period for purposes of calculating the Call Settlement Amount is based on the arithmetic mean of the Index Closing Levels on October 3, October 4, October 5, October 6 and October 7, and there is a Market Disruption Event with respect to the relevant Index on October 3, but no other Market Disruption Event during such Measurement Period, then the Index Closing Level on October 4 will be used twice to calculate the Call Settlement Amount, and the Call Settlement Amount will be determined based on the arithmetic mean of the Index Closing Levels on October 4, October 4, October, 5, October 6 and October 7. The same approach would be applied if there is a Market Disruption Event during any Measurement Period.

If the Redemption Valuation Date, for purposes of calculating a Redemption Amount for a Regular Redemption, is based on the Index Closing Level on October 3 and there is a Market Disruption Event with respect to the Index on October 3, then the Index Closing Level on October 4 will be used to calculate the Redemption Amount. If a Market Disruption Event occurs on any Quarterly Valuation Date or LR Valuation Date, the Index Closing Level for such date will be determined by the Calculation Agent or one of its affiliates on the first succeeding Trading Day on which a Market Disruption Event does not occur or is not continuing.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the final Averaging Date, Quarterly Valuation Date, the Redemption Valuation Date, or LR Valuation Date, as applicable, occurring more than eight Trading Days following the day originally scheduled to be such final Averaging Date or other applicable date. If the eighth Trading Day following the date originally scheduled to be the final Averaging Date, Quarterly Valuation Date, Redemption Valuation Date, or LR Valuation Date, as applicable, a Market Disruption Event has occurred or is continuing with respect to the relevant Index on such eighth Trading Day, the Calculation Agent or one of its affiliates will determine the Index Closing Level based on its estimate of the Index Closing Level that would have prevailed on such eighth Trading Day but for such Market Disruption Event. If any Quarterly Valuation Date or LR Valuation Date is postponed as described above, the succeeding Quarterly Reset Date or LR Reset Date will occur on the next Trading Day following the postponed Quarterly Valuation Date or LR Valuation Date, as applicable.

An “Averaging Date” means each of the Trading Day(s) during any Measurement Period, subject to adjustment as described herein.

Notwithstanding the occurrence of one or more of the events below, which may, in the Calculation Agent’s discretion, constitute a Market Disruption Event with respect to the relevant Index, the Calculation Agent in its discretion may waive its right to postpone the Index Closing Level if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the Index Closing Level on such date.

Any of the following will be a Market Disruption Event with respect to the relevant Index, in each case as determined by the Calculation Agent:

(a)           suspension, absence or material limitation of trading in a material number of the Index Constituent Securities for more than two hours or during the one-half hour before the close of trading in the applicable market or markets;

(b)           suspension, absence or material limitation of trading in option or futures contracts relating to the relevant Index or to a material number of Index Constituent equity interests in the primary market or markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market;

(c)           the relevant Index is not published; or

(d)           in any other event, including any time when a relevant market is closed for trading under ordinary circumstances, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Securities (or relevant portion of the Securities) that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging”.

The following event will not be Market Disruption Event with respect to the relevant Index:

(a)           a decision to permanently discontinue trading in the options or futures contracts relating to the relevant Index or any Index Constituent equity interests.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the relevant Index or any Index Constituent equity interests are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Discontinuance of or Adjustments to the Relevant Index;  Alteration of Method of Calculation

If the Index Sponsor or another entity that publishes the Index discontinues publication of the relevant Index, or if our right to use the Index is suspended or terminated, and the Index Sponsor or such other entity publishes a successor or substitute index that the Calculation Agent determines to be comparable to the discontinued relevant Index (such index being referred to herein as a “Successor Index”), then the Index Closing Level for such Successor Index will be determined by the Calculation Agent by reference to the Successor Index on the dates and at the times as of which the Index Closing Levels for such Successor Index are to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If the Index Sponsor discontinues publication of the relevant Index, or if our right to use the Index is suspended or terminated, prior to, and such discontinuation or unavailability is continuing on, any Quarterly Valuation Date, any Averaging Date, any Redemption Valuation Date or any other relevant date on which the Index Closing Level is to be determined and the Calculation Agent determines that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to, and such discontinuation is continuing on any relevant date on which the Index Closing Level is to be determined, then the Calculation Agent will determine the Index Closing Level using the closing level and published share weighting of each Index Constituent Security included in the relevant Index or Successor Index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the relevant Index or Successor Index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the relevant Index or a Successor Index, or the value thereof, is changed in a material respect, or if the relevant Index or a Successor Index is in any other way modified so that the level of the relevant Index or such Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the relevant Index or such Successor Index had such changes or modifications not been made, then the Calculation Agent will make such calculations and adjustments as, in the judgment of the Calculation Agent, may be necessary in order to arrive at a level of an index comparable to the relevant Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the levels for the relevant Index or such Successor Index with reference to the relevant Index or such Successor Index, as adjusted. The Calculation Agent will accordingly calculate the relevant Index levels, Accrued Fees and the Redemption Fee and/or the Loss Rebalancing Fees, if applicable, based on the Index levels calculated by the Calculation Agent, as adjusted. Accordingly, if the method of calculating the relevant Index or a Successor Index is modified so that the level of the relevant Index or such Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the relevant Index), which, in turn, causes the level of the relevant Index or such Successor Index to be a fraction of what it would have been if there had been no such modification, then the Calculation Agent will make such calculations and adjustments in order to arrive at a level for the relevant Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Redemption Price Upon Optional Tax Redemption

We have the right to redeem any series of the Securities in the circumstances described in “Medium Term Notes, Series B” under “Description of Debt Securities We May Offer — Optional Tax Redemption”. If we exercise this right, the redemption price of that series of the Securities will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of any series of the Securities is accelerated, we will pay the default amount in respect of the principal of the that series of Securities at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B are entitled to take any action under the indenture, we will treat the outstanding principal amount of each series of Securities as the outstanding principal amount of the Medium-Term Notes, Series B constituted by that series of Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in “Medium Term Notes, Series B” under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants”.

Default Amount

The default amount for any series of the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities of the accelerated series. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities of the accelerated series, which we describe below, the holders of that series of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a division of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity, early redemption, acceleration or upon exercise by UBS of its call right will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Defeasance

Neither full defeasance nor covenant defeasance, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance”, will apply to the Securities.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue any series of the Securities. We intend to issue the Securities initially in an amount having the aggregate offering price specified in “ Principal Terms” above. However, we may issue additional Securities in amounts that exceed the amount specified in “ Principal Terms” above at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other Securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities of any series and will have the same CUSIP number and will trade interchangeably with that series of the Securities immediately upon settlement. Any additional issuances will increase the aggregate Principal Amount of the outstanding Securities of the class, plus the aggregate Principal Amount of any Securities bearing the same CUSIP number that are issued pursuant to any future issuances of Securities bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

Additional Terms of the Securities

The general terms of the Securities described above are modified by the specific definitions and terms below.

 “Intraday Indicative Value” means the approximate intrinsic economic value of the Securities calculated by NYSE Arca, Inc. and published on Bloomberg (based in part on information provided by the Index Sponsor) or a successor via the facilities on the Consolidated Tape Association under the symbol “FIEEIV”.

“Trading Day” means any day on which (i) trading is generally conducted on NYSE Arca and (ii) the level of the Index is published by the Index Sponsor, in each case as determined by the Calculation Agent.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading for such Index Constituent Security or such constituent underlying a successor index.

3. UBS AG FI Enhanced Global High Yield ETN due March 3, 2026

Principal Terms

Principal Amount: $1,250,000,000

Issuer: UBS AG, London Branch

Initial Trade  Date: February 19, 2016

Initial Settlement  Date: February 24, 2016

Term: 10 years, subject to your right to receive payment for your Securities upon redemption, acceleration upon minimum indicative value or exercise by UBS of its call right, each as described below.

Denomination/Principal Amount: $100.00 per  Security

Maturity Date  March 3, 2026, subject to adjustment

Index: The return on the Securities is linked to the MSCI World High Dividend Yield USD Gross Total Return Index. The level of the Index reflects both the price performance of the Index Constituent Securities and the reinvestment of dividends on the Index Constituent Securities.  The level of the Index is published approximately every 15 seconds from 12:00 a.m. to 4:15 p.m., New York City time, and a daily Index Closing Level is published at approximately 6:00 p.m., New York City time, on each Trading Day.

Index Closing Level: The closing level of the Index as published by the Index Sponsor and reported by Bloomberg under the ticker symbol “MHDYWOUG<Index>”.

Annual Tracking  Rate: 0.80% per  annum

Financing Spread: .85% per  annum

Loss Rebalancing  Fee: Upon each occurrence of a Loss Rebalancing Event, you will incur a 0.05% reduction in the LR Current Principal Amount of your Securities, calculated as 99.95% × LR Current Principal Amount, and may also have a further reduction due to a breakage computation. See “— Loss Rebalancing Event Upon Large Decreases in the Indicative Value” for the definition of the Loss Rebalancing Fee and other terms pertaining to the Loss Rebalancing Event.

Redemption Procedures: The redemption procedures for Early Redemption are specified under “–– Redemption Procedures”, provided that any reference to 12:00 noon (New York City time) as the cutoff time (1) to deliver notice of redemption and (2) for aggregating redemption requests to determine whether an early redemption is a Regular Redemption or a Large Redemption shall be 9:00 a.m. (New York City time).

First Redemption Date: March 2, 2016 for Regular Redemptions, March 8, 2016 for Large Redemptions

Final Redemption Date: February 24, 2026

First Call Date: The first date that UBS may exercise its Call Right is February 24, 2017

Quarterly Initial Closing Level for the Initial Calendar Quarter: 1,494.907, the Index Closing Level (as defined BELOW) on the Initial Trade Date.

Quarterly Reset Dates: For each calendar quarter, the Quarterly Reset Date is the first Trading Day of that quarter beginning on April 1, 2016 and ending on January 2, 2026, subject to adjustment.

Quarterly Valuation Dates: For each Quarterly Reset Date, the Quarterly Valuation Date is the last Trading Day of the previous calendar quarter, beginning on March 31, 2016 and ending on December 31, 2025, subject to adjustment.

Floor Level: The “Floor Level” is equal to $20.00 subject to adjustment.

Index Sponsor: MSCI, Inc.

Listing: The Securities have been approved for listing, subject to official notice of issuance, on NYSE Arca under the symbol “FIHD.”

Calculation Date: February 20, 2026, unless that day is not a Trading Day, in which case the Calculation Date will be the next Trading Day, subject to adjustment.

Index Symbols: The intraday level of the Index is reported by Bloomberg under the ticker symbol “M2WDHDVD <Index>”.

The Index Closing Level is reported by Bloomberg under the ticker symbol “MHDYWOUG <Index>”.

Intraday Indicative Value Symbol: FIHDIV (Bloomberg)

CUSIP No.: 90274D218

ISIN No.: US90274D218

General Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through DTC or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

These Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described under “Medium-Term Notes, Series B” above. This section summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described under “Medium-Term Notes, Series B” above. The terms described here supplement those described in “Medium-Term Notes, Series B” above and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Interest or Coupons

We will not pay you any interest or coupons during the term of the Securities.

Payment at Maturity

The “Maturity Date” for each series of Securities will be the third Trading Day after the last Trading Day in the applicable Measurement Period, which we refer to in this section “— Payment at Maturity” as the “Final Measurement Period”. The scheduled Maturity Date is identified in “Principal Terms” above.

For each Security, unless earlier called, redeemed or accelerated, you will receive at maturity a cash payment equal to:

(a)           the product of (i) the Current Principal Amount and (ii) the Index Factor as of the last Trading Day in the Final Measurement Period, minus

(b)           the Accrued Fees as of such last Trading Day.

If the amount calculated above is less than zero, the payment at maturity will be zero.

You may lose all or a substantial portion of your investment at maturity. Because the Accrued Fees reduce your final payment, the quarterly compounded leveraged return of the Index will need to offset the negative effect of the Accrued Fees and Loss Rebalancing Fees, if applicable, in order for you to receive an aggregate amount over the term of the Securities of any series equal to at least the initial investment of your Securities. If the quarterly compounded leveraged return of the Index is insufficient to offset the negative effect of the Accrued Fees and the Loss Rebalancing Fees, if applicable, or if the quarterly compounded leveraged return of the Index is negative, you will lose all or a substantial portion of your investment.

The Accrued Fees will be calculated as of the last Trading Day in the Final Measurement Period as the sum of (i) the Accrued Tracking Fee as of such last Trading Day and (ii) the Accrued Financing Charge as of such last Trading Day.

The “Financing Level” is, as of any date of determination, an amount that equals the Current Principal Amount.

The “Accrued Financing Charge” as of the last Trading Day of the Final Measurement Period is an amount equal to the product of (a) the Financing Level as of the preceding Quarterly Reset Date, (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Quarterly Valuation Date to, and including, such last Trading Day of such Final Measurement Period and the denominator of which is 360, and (c) the Financing Rate.

On the Initial Trade Date, the Accrued Financing Charge for each Security will be $0.

The “Accrued Tracking Fee” as of the last Trading Day in the Final Measurement Period is an amount equal to (a) the aggregate sum of (i) the Current Indicative Value as of the immediately preceding Trading Day for each date starting from, but excluding, the immediately preceding Quarterly Valuation Date to, and including, such last Trading Day in such Final Measurement Period times (ii) the Annual Tracking Rate, divided by (b) 365.

The “Annual Tracking Rate” is a per annum rate described in “Principal Terms” above.

The “Current Indicative Value” is, as determined by the Calculation Agent as of any date of determination, an amount per Security of any series equal to the product of (i) the Current Principal Amount and (ii) the Index Factor as of such date, calculated using the Index Closing Level on such date as the Index Valuation Level.

The “Principal Amount” of each Security is $100.00. Each series of the Securities may be issued and sold over time at then-current market prices, which may be significantly higher or lower than the Principal Amount.

For the Initial Calendar Quarter, the Current Principal Amount will equal $100.00 per Security of the applicable series. For each subsequent calendar quarter, the Current Principal Amount for each Security of that series will be reset as follows on the Quarterly Reset Date:

New Current Principal Amount = previous Current Principal Amount × Index Factor on the applicable Quarterly Valuation Date — Accrued Fees on the applicable Quarterly Valuation Date

If any series of the Securities undergoes a split or reverse split, the Current Principal Amount of that series will be adjusted accordingly.

For each calendar quarter, the “Quarterly Reset Date” is the first Trading Day of the quarter specified in “Principal Terms” above, subject to adjustment as described under “— Market Disruption Event”; provided, however, that no Quarterly Reset Date will occur on or after the Call Valuation Date or the Acceleration Date.

For each Quarterly Reset Date, the “Quarterly Valuation Date” is the last Trading Day of the previous calendar quarter subject to adjustment as described under “— Market Disruption Event”. The Quarterly Valuation Date  specified in “Principal Terms” above.

The Index Factor will be calculated as follows:

1 + (2 × Index Performance Ratio)

The Index Performance Ratio on any Quarterly Valuation Date, any Redemption Valuation Date, or as of the last Trading Day in the applicable Measurement Period, as applicable, will be:

Index Valuation Level — Quarterly Initial Closing Level
Quarterly Initial Closing Level

The “Index Valuation Level” will equal the arithmetic mean of the Index Closing Levels measured on each Trading Day during the applicable Measurement Period, or the Index Closing Level on any Quarterly Valuation Date or any Redemption Valuation Date, as determined by the Calculation Agent, provided that:

(1)           for Regular Redemptions, if the Redemption Valuation Date falls in a Final Measurement Period, Call Measurement Period, or Acceleration Measurement Period, for the purposes of calculating the Index Performance Ratio as of the Redemption Valuation Date, the Index Valuation Level on the Redemption Valuation Date during such Measurement Period shall equal (a) (i) for each elapsed Trading Day in the Measurement Period from and including the first Trading Day in such Measurement Period to but excluding the Redemption Valuation Date (the “Applicable Date”), the sum of the Index Closing Levels on such Trading Day(s) plus (ii) the Index Closing Level on the Applicable Date times the number of remaining Trading Days in the Measurement Period from and including the Applicable Date divided by (b) the number of Trading Days in the Measurement Period; and

(2)           For a Large Redemption, if the Redemption Valuation Date occurs during an Acceleration Measurement Period, Call Measurement Period, or Final Measurement Period, the Redemption Amount shall equal the Acceleration Amount, Call Settlement Amount or payment at maturity, as applicable.

Unless specified otherwise in “Principal Terms” above, the applicable “Measurement Period” means the five Trading Days from and including the Call Valuation Date, Redemption Valuation Date (for a Large Redemption), Calculation Date or the first Trading Day following the Acceleration Date, as applicable, subject to adjustment as described under “— Market Disruption Event”.

The “Quarterly Initial Closing Level” for the Initial Calendar Quarter is specified in “Principal Terms” above and will be the Index Closing Level on the applicable Initial Trade Date. For each subsequent calendar quarter, the Quarterly Initial Closing Level on the Quarterly Reset Date will equal the Index Closing Level on the Quarterly Valuation Date for the previous calendar quarter.

The “Index Closing Level” is, for any series of the Securities, the closing level of the relevant Index as published by the Index Sponsor.

The “Index Sponsor” is the entity that calculates the level of the relevant Index and is specified in “Principal Terms” above.

The “Calculation Date” is specified in “Principal Terms” above.

Unless specified otherwise in “Principal Terms” above, “Trading Day” means any day on which (i) trading is generally conducted on NYSE Arca and (ii) trading is generally conducted on the markets on which the Index Constituent Securities in the relevant Index are traded, in each case as determined by the Calculation Agent.

Early Redemption at the Option of the Holders

You may elect to require UBS to redeem your Securities, subject to a minimum redemption amount of at least 12,500 Securities of the same series. If you elect to have your Securities redeemed and have done so under the redemption procedures described below under “—Redemption Procedures”, you will receive payment for your Securities on the Redemption Date. The first and final Redemption Dates are specified in “Principal Terms” above. For any early redemptions, the applicable “Redemption Valuation Date” means the first Trading Day following the date on which you deliver a redemption notice to UBS in compliance with the redemption procedures. For any Large Redemption (as defined below), the Redemption Valuation Date will be the first Trading Day in the applicable Large Redemption Measurement Period. If a Redemption Valuation Date for a Large Redemption occurs during an Acceleration Measurement Period, Call Measurement Period or Final Measurement Period, the Redemption Amount shall equal the Acceleration Amount, Call Settlement Amount or payment at maturity, as applicable.

To satisfy the minimum redemption amount of 12,500 Securities, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 12,500 Securities of the same series;  however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 12,500 Securities of any series. Any such reduction will be applied on a consistent basis for all holders of the Securities of the affected series at the time the reduction becomes effective.

The Securities will be redeemed and the holders will receive payment for their Securities on the third Business Day following the corresponding Redemption Valuation Date (or the last Trading Day in the applicable Large Redemption Measurement Period for a Large Redemption), or if such third day is not a Business Day, the next following Business Day (the “Redemption Date”). In addition, if a call notice has been issued, if acceleration has been triggered, or the Final Measurement Period has commenced, in each case with respect to any series of the Securities, for Regular Redemptions the last permitted Redemption Valuation Date for that series of Securities will be the fourth Trading Day in the applicable Call Measurement Period, Acceleration Measurement Period, or the Final Measurement Period, as applicable. For a Large Redemption, if the Redemption Valuation Date occurs during an Acceleration Measurement Period, Call Measurement Period, or Final Measurement Period, the Redemption Amount shall equal the Acceleration Amount, Call Settlement Amount or payment at maturity, as applicable and the Redemption Date will be the third Business Day following the last Trading Day in the applicable Measurement Period. Any applicable Redemption Valuation Date is subject to adjustment as described under “— Market Disruption Event”.

A “Regular Redemption” means an early redemption of Securities of a given series in an amount greater than or equal to the minimum redemption amount of 12,500 Securities but less than the large redemption amount of 2,000,000 Securities.

A “Large Redemption” means an early redemption of Securities of a given series in an amount equal to or greater than 2,000,000 Securities. For purposes of determining whether an early redemption is a Regular Redemption or a Large Redemption, UBS will aggregate all redemption requests received prior to 12:00 noon (New York City time) on a given Trading Day.

General Terms of the Securities

Regular Redemptions

If you exercise your right to have us redeem your Securities and such redemption qualifies as a Regular Redemption, subject to your compliance with the procedures described under “— Redemption Procedures”, for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to

(a)           the product of

(i)            the Current Principal Amount and (ii) the Index Factor as of the applicable Redemption Valuation Date, minus

(b)           the Accrued Fees as of such Redemption Valuation Date, minus

(c)           the Redemption Fee.

Large Redemptions

If you exercise your right to have us redeem your Securities and such redemption qualifies as a Large Redemption, subject to your compliance with the procedures described under “— Redemption Procedures”, for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to

(a)           the product of

(i)            the Current Principal Amount and (ii) the Index Factor as of the last Trading Day in the applicable Measurement Period, which we refer to in this section “—Early Redemption at the Option of the Holders” as the “Large Redemption Measurement Period”, minus

(b)           the Accrued Fees as of such last Trading Day, minus

(c)           the Redemption Fee.

We refer to the cash payments described above as the “Redemption Amount”.

If the amount calculated above is less than zero, the payment upon early redemption will be zero. We will inform you of such Redemption Amount two Business Days preceding the applicable Redemption Date.

You may lose all or a substantial portion of your investment upon early redemption. Because the Accrued Fees and the Redemption Fee reduce your final payment, the quarterly compounded leveraged return of the Index will need to be sufficient to offset the negative effect of the Accrued Fees, the Redemption Fee and/or Loss Redemption Fees, if applicable, in order for you to receive an aggregate amount over the term of the Securities equal to your initial investment in the Securities. If the quarterly compounded leveraged return of the Index is insufficient to offset such a negative effect or if the quarterly compounded leveraged return of the Index is negative, you will lose all or a substantial portion of your investment upon early redemption.

The Accrued Fees will be calculated as of any Redemption Valuation Date (or for a Large Redemption, the last Trading Day in the Large Measurement Period) as the sum of (i) the Accrued Tracking Fee as of such date and (ii) the Accrued Financing Charge as of such date.

The “Accrued Tracking Fee” as of any Redemption Valuation Date is an amount equal to (a) the aggregate sum of (i) the Current Indicative Value as of the immediately preceding Trading Day for each date starting from, but excluding, the immediately preceding Quarterly Valuation Date (or, if the Redemption Valuation Date falls in the Initial Calendar Quarter, the Initial Trade Date) to, and including such Redemption Valuation Date (or for a Large Redemption, the last Trading Day in the Large Measurement Period) times (ii) the Annual Tracking Rate, divided by (b) 365.

The “Accrued Financing Charge” as of any Redemption Valuation Date (or for a Large Redemption, the last Trading Day in the Large Measurement Period) is an amount equal to the product of (a) the Financing Level as of the preceding Quarterly Reset Date, (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Quarterly Valuation Date (or if the Redemption Valuation Date or last Trading Day of the applicable Large Measurement Period occurs prior to the initial Quarterly Valuation Date, the period from, and excluding, the Initial Trade Date) to, and including, such Redemption Valuation Date (or for a Large Redemption, the last Trading Day in the Large Measurement Period), and the denominator of which is 360, and (c) the Financing Rate.

The “Redemption Fee” means, as of any date of determination for a series of Securities, an amount per Security equal to the product of (a) 0.125%, (b) the Current Principal Amount and (c) the Index Factor as of the applicable Redemption Valuation Date (or for a Large Redemption, the last Trading Day in the Large Measurement Period).

We discuss these matters “Medium-Term Notes, Series B” under “Description of Debt Securities We May Offer — Redemption and Repayment”.

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner. Any series of Securities may trade at, above, or below its indicative value.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption to UBS via email no later than 12:00 noon (New York City time) on the Trading Day immediately preceding the applicable Redemption Valuation Date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a confirmation of redemption;

Ø    deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Valuation Date (or the applicable last Trading Day in the Large Redemption Measurement Period for Large Redemptions) at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Trading Day prior to the applicable Redemption Valuation Date, your notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

UBS’s Call Right

We have the right to redeem all, but not less than all, of the Securities of any series upon not less than sixteen calendar days’ prior notice to the holders of the Securities of that series, such redemption to occur on any Trading Day specified in “Principal Terms” above through and including the Calculation Date in “Principal Terms” above. Upon early redemption in the event we exercise this right, you will receive a cash payment equal to

(a)           the product of (i) the Current Principal Amount and (ii) the Index Factor as of the last Trading Day in the applicable Measurement Period, which we refer to in this section “— UBS’s Call Right” as the “Call Measurement Period”, minus

(b)           the Accrued Fees as of such last Trading Day.

We refer to this cash payment as the “Call Settlement Amount”.

If the amount calculated above is less than zero, the payment upon UBS’s exercise of its call right will be zero.

If UBS issues a call notice on any Trading Day, the “Call Valuation Date” will be the fifth Trading Day following the Trading Day on which the call notice is issued.

We will inform you of such Call Settlement Amount on the first Business Day following the last Trading Day in the Call Measurement Period.

The holders will receive payment for their Securities on a date that is at least three, but not greater than six, Trading Days following the last Trading Day in the Call Measurement Period (the “Call Settlement Date”). We will inform you of such Call Settlement Date in the call notice. If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event”.

You may lose all or a substantial portion of your investment at call. Because the Accrued Fees and Loss Rebalancing Fees, if applicable, reduce your final payment, the quarterly compounded leveraged return of the Index will need to offset the negative effect of the Accrued Fees and Loss Rebalancing Fees, if applicable, in order for you to receive an aggregate amount over the term of the Securities equal to at least initial investment of your Securities. If the quarterly compounded leveraged return of the Index is insufficient to offset the negative effect of the Accrued Fees and Loss Rebalancing Fees, if applicable, or if the quarterly compounded leveraged return of the Index is negative, you will lose all or a substantial portion of your investment at call.

The Accrued Fees will be calculated as of the last Trading Day in the Call Measurement Period as the sum of (i) the Accrued Tracking Fee as of such last Trading Day and (ii) the Accrued Financing Charge as of such last Trading Day.

The “Accrued Tracking Fee” as of the last Trading Day in the Call Measurement Period is an amount equal to (a) the aggregate sum of (i) the Current Indicative Value as of the immediately preceding Trading Day for each date starting from, but excluding, the immediately preceding Quarterly Valuation Date to, and including, such last Trading Day in such Call Measurement Period times (ii) the Annual Tracking Rate, divided by (b) 365.

The “Accrued Financing Charge” as of the last Trading Day of the Call Measurement Period is an amount equal to the product of (a) the Financing Level as of the preceding Quarterly Reset Date, (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Quarterly Valuation Date to, and including, such last Trading Day of such Call Measurement Period and the denominator of which is 360, and (c) the Financing Rate.

Acceleration Upon Minimum Indicative Value

If, at any time, the indicative value for any series of the Securities on any Trading Day equals the Floor Level or less (such day, an “Acceleration Date”), all issued and outstanding Securities of that series will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value of that series would later exceed the Floor Level on such Acceleration Date or any subsequent Trading Day during the applicable Measurement Period, which we refer to in this section “— Acceleration Upon Minimum Indicative Value” as the “Acceleration Measurement Period”) for a cash payment equal to

(a)           the product of (i) the Current Principal Amount and (ii) the Index Factor as of the last Trading Day of the Acceleration Measurement Period, minus

(b)           the Accrued Fees as of such last Trading Day.

We refer to this cash payment as the “Acceleration Amount”. The “Floor Level” of any series of the Securities is specified in “Principal Terms” above and is subject to adjustment in the case of a split or reverse split as described under “Valuation of the Index and the Securities — Split or Reverse Split of the Securities”. If the minimum indicative value threshold of any series of Securities has been breached, you will receive on the Acceleration Settlement Date only the Acceleration Amount in respect of your investment in that series of Securities. An Acceleration Date can occur irrespective of whether a Market Disruption Event also occurs on that Trading Day.

You may lose all or a substantial portion of your investment upon an acceleration upon minimum indicative value. Because the Accrued Fees and Loss Rebalancing Fees, if applicable, reduce your final payment, the quarterly compounded leveraged return of the Index will need to offset the negative effect of the Accrued Fees and Loss Rebalancing Fees, if applicable, in order for you to receive an aggregate amount over the term of the Securities equal to at least the initial investment of your Securities. If the quarterly compounded leveraged return of the Index is insufficient to offset the negative effect of the Accrued Fees and the Loss Rebalancing Fees, if applicable, or if the quarterly compounded leveraged return of the Index is negative, you will lose all or a substantial portion of your investment upon an acceleration upon minimum indicative value.

The Accrued Fees will be calculated as of any date of determination for any series of Securities as the sum of (i) the Accrued Tracking Fee as of the last Trading Day of the Acceleration Measurement Period and (ii) the Accrued Financing Charge as of the last Trading Day of the Acceleration Measurement Period.

The “Accrued Tracking Fee” as of the last Trading Day of the Acceleration Measurement Period will be an amount equal to (a) the aggregate sum of (i) the Current Indicative Value as of the immediately preceding Trading Day for each date starting from, but excluding, the immediately preceding Quarterly Valuation Date (or, if the Acceleration Date falls in the Initial Calendar Quarter, the Initial Trade Date) to, and including, such last Trading Day in such Measurement Period, as applicable, times (ii) the Annual Tracking Rate, divided by (b) 365.

The “Accrued Financing Charge” as of the last Trading Day of the Acceleration Measurement Period is an amount equal to the product of (a) the Financing Level as of the preceding Quarterly Reset Date, (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Quarterly Valuation Date (or if the Acceleration Date occurs prior to the initial Quarterly Valuation Date, the period from, and excluding, the Initial Trade Date) to, and including, such last Trading Day of such Measurement Period as applicable, and the denominator of which is 360, and (c) the Financing Rate.

The “Acceleration Settlement Date” will be the third Trading Day following the last Trading Day of the Acceleration Measurement Period.

Subject to the prior verification by the Calculation Agent that the indicative value of equal or less than the Floor Level was accurately calculated by the relevant calculation agent specified in “Principal Terms” above and in each case with respect to a series of Securities, UBS must provide notice to the holders of that series of the Securities that the minimum indicative value threshold has been breached not less than five calendar days prior to the Acceleration Settlement Date. For a detailed description of how the intraday indicative value of the Securities is calculated see “Valuation of the Index and the Securities”.

Loss Rebalancing Event Upon Large Decreases in the Indicative Value

A Loss Rebalancing Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0 based on the Index Performance Ratio as of the LR Valuation Date. This means that after a Loss Rebalancing Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Loss Rebalancing Event. In addition, each time a Loss Rebalancing Event occurs, you will incur a Loss Rebalancing Fee, as defined below.

A “Loss Rebalancing Event” means if, at any time, the closing indicative value for any series of the Securities on any Trading Day decreases 40% in value from the closing indicative value of that series of the Securities on the previous Quarterly Valuation Date. A Loss Rebalancing Event may occur irrespective of whether a Market Disruption Event also occurs on that Trading Day.

With respect to a Loss Rebalancing Event, the “LR Valuation Date” is the first Trading Day following a Loss Rebalancing Event, subject to adjustment as described under “— Market Disruption Event”.

With respect to a LR Valuation Date, the “LR Reset Date” is the first Trading Day following a LR Valuation Date, subject to adjustment as described under “— Market Disruption Event”.

On the LR Reset Date, the Current Principal Amount for each Security of that series will be reset as follows:

New Current Principal Amount = 99.995%  LR Current Principal Amount.

LR Current Principal Amount = previous Current Principal Amount × Index Factor on the applicable LR Valuation Date — Accrued Fees on the applicable LR Valuation Date.

If the amount calculated above is less than zero, the payment at maturity will be zero.

On the LR Reset Date, the LR Current Principal Amount will be reset exactly like the “New Current Principal Amount” on a Quarterly Reset Date, except that:

(1)           the LR Reset Date will be the Quarterly Reset Date;

(2)           the Index Factor and Index Performance Ratio will be calculated on the LR Valuation Date;

(3)           the Index Valuation Level for purposes of calculating the Index Performance Ratio will be computed using the Index Closing Level on the LR Valuation Date;

(4)           for the next reset date, the Quarterly Initial Closing Level on the applicable reset date will equal the Index Closing Level on the LR Valuation Date;

(5)           Accrued Fees (the Accrued Tracking Fees and Accrued Financing Charge) will be computed as of the LR Valuation Date as if the LR Valuation Date was a Quarterly Valuation Date; and

(6)           the Financing Level will be reduced to equal the new Current Principal Amount.

The Financing Rate will remain constant until the next Quarterly Reset Date, provided however that if the reset date financing rate (determined in accordance with the definition of “Financing Rate” two London business days preceding LR Valuation Date and referred to as “L2”) is less than the actual Financing Rate (“L1”), the Current Principal Amount will be further reduced by an amount equal to:

(L1-L2) ×  (Current Principal Amount - New Current Principal Amount)  (the days remaining in the quarter from and excluding the LR Valuation Date to and including the next Quarterly Valuation Date) divided by 360.

Note that each time a Loss Rebalancing Event occurs, you will incur a 0.05% reduction in the LR Current Principal Amount of your Securities and you also may have a further reduction due to the breakage computation in the preceding proviso. We will refer to these reductions as a “Loss Rebalancing Fee”.

Loss Rebalancing Events can occur multiple times. This means both that (i) the Current Principal Amount may be reset more frequently than quarterly and (ii) the cumulative effect of compounding and fees will have increased as a result of the Loss Rebalancing Event(s). Each Loss Rebalancing Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0 based on the Index Performance Ratio as of the LR Valuation Date. This means that your Securities will entitle you to less of a positive gain in value relative to before the occurrence of the Loss Rebalancing Event. In addition, each time a Loss Rebalancing Event occurs, you will incur a Loss Rebalancing Fee. This fee will reduce the amount of your return (or increase your loss) on the Maturity Date, early redemption, acceleration or exercise by UBS of its call right.

Calculation Agent

UBS Securities LLC will act as the Calculation Agent. The Calculation Agent will determine, among other things, the Index Valuation Level, the Index Performance Ratio, the Index Factor, the Current Principal Amount, the Current Indicative Value, the Accrued Fees, the Accrued Financing Charge, the Financing Level, the Financing Rate, the Accrued Tracking Fee, the Redemption Fee, if any, the Loss Rebalancing Fee, if any, the payment at maturity, if any, that we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon redemption, the Call Settlement Amount, if any, that we will pay you on the Call Settlement Date, if applicable, or the Acceleration Amount, if any, that we will pay you on the Acceleration Settlement Date, if applicable, based on the relevant Index levels calculated by the Calculation Agent, as adjusted, and whether any day is a Business Day or Trading Day. The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the relevant Index has been discontinued or is otherwise unavailable and whether there has been a material change in the relevant Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent for any series of the Securities and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Calculation Agent for any series of the Securities from time to time without your consent and without notifying you.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, early redemption, acceleration, or upon exercise by UBS of its call right on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, the Acceleration Settlement Date or the Call Settlement Date, as applicable.

All dollar amounts related to determination amounts payable per Security for any series of Securities will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655);  and all dollar amounts paid on the aggregate principal amount of such Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the relevant Index has occurred or is continuing on an Averaging Date (as defined below), the Index Closing Level for such Averaging Date will be determined by the Calculation Agent or one of its affiliates on the first succeeding Trading Day on which a Market Disruption Event does not occur or is not continuing (the “Deferred Averaging Date”) with respect to the relevant Index irrespective of whether, pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. If the postponement described in the preceding sentence results in the Index Closing Level being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the Index Closing Level on any Averaging Date, the Calculation Agent or one of its affiliates, as the case may be, will apply the Index Closing Level for such Deferred Averaging Date (i) on the date(s) of the original Market Disruption Event and (ii) such Averaging Date. For example, if the applicable Measurement Period for purposes of calculating the Call Settlement Amount is based on the arithmetic mean of the Index Closing Levels on October 3, October 4, October 5, October 6 and October 7, and there is a Market Disruption Event with respect to the relevant Index on October 3, but no other Market Disruption Event during such Measurement Period, then the Index Closing Level on October 4 will be used twice to calculate the Call Settlement Amount, and the Call Settlement Amount will be determined based on the arithmetic mean of the Index Closing Levels on October 4, October 4, October, 5, October 6 and October 7. The same approach would be applied if there is a Market Disruption Event during any Measurement Period.

If the Redemption Valuation Date, for purposes of calculating a Redemption Amount for a Regular Redemption, is based on the Index Closing Level on October 3 and there is a Market Disruption Event with respect to the Index on October 3, then the Index Closing Level on October 4 will be used to calculate the Redemption Amount. If a Market Disruption Event occurs on any Quarterly Valuation Date or LR Valuation Date, the Index Closing Level for such date will be determined by the Calculation Agent or one of its affiliates on the first succeeding Trading Day on which a Market Disruption Event does not occur or is not continuing.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the final Averaging Date, Quarterly Valuation Date, the Redemption Valuation Date, or LR Valuation Date, as applicable, occurring more than eight Trading Days following the day originally scheduled to be such final Averaging Date or other applicable date. If the eighth Trading Day following the date originally scheduled to be the final Averaging Date, Quarterly Valuation Date, Redemption Valuation Date, or LR Valuation Date, as applicable, a Market Disruption Event has occurred or is continuing with respect to the relevant Index on such eighth Trading Day, the Calculation Agent or one of its affiliates will determine the Index Closing Level based on its estimate of the Index Closing Level that would have prevailed on such eighth Trading Day but for such Market Disruption Event. If any Quarterly Valuation Date or LR Valuation Date is postponed as described above, the succeeding Quarterly Reset Date or LR Reset Date will occur on the next Trading Day following the postponed Quarterly Valuation Date or LR Valuation Date, as applicable.

An “Averaging Date” means each of the Trading Day(s) during any Measurement Period, subject to adjustment as described herein.

Notwithstanding the occurrence of one or more of the events below, which may, in the Calculation Agent’s discretion, constitute a Market Disruption Event with respect to the relevant Index, the Calculation Agent in its discretion may waive its right to postpone the Index Closing Level if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the Index Closing Level on such date.

Any of the following will be a Market Disruption Event with respect to the relevant Index, in each case as determined by the Calculation Agent:

(a)           suspension, absence or material limitation of trading in a material number of the Index Constituent Securities for more than two hours or during the one-half hour before the close of trading in the applicable market or markets;

(b)           suspension, absence or material limitation of trading in option or futures contracts relating to the relevant Index or to a material number of Index Constituent equity interests in the primary market or markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market;

(c)           the relevant Index is not published; or

(d)           in any other event, including any time when a relevant market is closed for trading under ordinary circumstances, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Securities (or relevant portion of the Securities) that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging”.

The following event will not be Market Disruption Event with respect to the relevant Index:

(a)           a decision to permanently discontinue trading in the options or futures contracts relating to the relevant Index or any Index Constituent equity interests.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the relevant Index or any Index Constituent equity interests are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Discontinuance of or Adjustments to the Relevant Index;  Alteration of Method of Calculation

If the Index Sponsor or another entity that publishes the Index (such other entity to be named in “Principal Terms” above) discontinues publication of the relevant Index, or if our right to use the Index is suspended or terminated, and the Index Sponsor or such other entity publishes a successor or substitute index that the Calculation Agent determines to be comparable to the discontinued relevant Index (such index being referred to herein as a “Successor Index”), then the Index Closing Level for such Successor Index will be determined by the Calculation Agent by reference to the Successor Index on the dates and at the times as of which the Index Closing Levels for such Successor Index are to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If the Index Sponsor discontinues publication of the relevant Index, or if our right to use the Index is suspended or terminated, prior to, and such discontinuation or unavailability is continuing on, any Quarterly Valuation Date, any Averaging Date, any Redemption Valuation Date or any other relevant date on which the Index Closing Level is to be determined and the Calculation Agent determines that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to, and such discontinuation is continuing on any relevant date on which the Index Closing Level is to be determined, then the Calculation Agent will determine the Index Closing Level using the closing level and published share weighting of each Index Constituent Security included in the relevant Index or Successor Index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions as described in the description of the relevant Index included in “Principal Terms” above. In such event, the Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the relevant Index or Successor Index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the relevant Index or a Successor Index, or the value thereof, is changed in a material respect, or if the relevant Index or a Successor Index is in any other way modified so that the level of the relevant Index or such Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the relevant Index or such Successor Index had such changes or modifications not been made, then the Calculation Agent will make such calculations and adjustments as, in the judgment of the Calculation Agent, may be necessary in order to arrive at a level of an index comparable to the relevant Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the levels for the relevant Index or such Successor Index with reference to the relevant Index or such Successor Index, as adjusted. The Calculation Agent will accordingly calculate the relevant Index levels, Accrued Fees and the Redemption Fee and/or the Loss Rebalancing Fees, if applicable, based on the Index levels calculated by the Calculation Agent, as adjusted. Accordingly, if the method of calculating the relevant Index or a Successor Index is modified so that the level of the relevant Index or such Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the relevant Index), which, in turn, causes the level of the relevant Index or such Successor Index to be a fraction of what it would have been if there had been no such modification, then the Calculation Agent will make such calculations and adjustments in order to arrive at a level for the relevant Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Redemption Price Upon Optional Tax Redemption

We have the right to redeem any series of the Securities in the circumstances described in “Medium-Term Notes, Series B”  under “Description of Debt Securities We May Offer — Optional Tax Redemption”. If we exercise this right, the redemption price of that series of the Securities will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of any series of the Securities is accelerated, we will pay the default amount in respect of the principal of the that series of Securities at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B are entitled to take any action under the indenture, we will treat the outstanding principal amount of each series of Securities as the outstanding principal amount of the Medium-Term Notes, Series B constituted by that series of Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in “Medium-Term Notes, Series B” under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants”.

Default Amount

The default amount for any series of the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities of the accelerated series. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities of the accelerated series, which we describe below, the holders of that series of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

•              no quotation of the kind referred to above is obtained, or

•              every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a division of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity, early redemption, acceleration or upon exercise by UBS of its call right will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Medium-Term Notes, Series B” under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities”.

Defeasance

Neither full defeasance nor covenant defeasance, as described “Medium-Term Notes, Series B” under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance”, will apply to the Securities.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue any series of the Securities. We intend to issue the Securities initially in an amount having the aggregate offering price specified in “Principal Terms” above. However, we may issue additional Securities in amounts that exceed the amount specified in “Principal Terms” above at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other Securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Medium Term Notes, Series B” under “Description of Debt Securities We May Offer — Amounts That We May Issue”.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities of any series and will have the same CUSIP number and will trade interchangeably with that series of the Securities immediately upon settlement. Any additional issuances will increase the aggregate Principal Amount of the outstanding Securities of the class, plus the aggregate Principal Amount of any Securities bearing the same CUSIP number that are issued pursuant to any future issuances of Securities bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

Redemption Procedures

The redemption procedures for Early Redemption are specified under “— Redemption Procedures” in “Principal Terms” above, provided that any reference herein to 12:00 noon (New York City time) as the cutoff time (1) to deliver notice of redemption and (2) for aggregating redemption requests to determine whether an early redemption is a Regular Redemption or a Large Redemption shall be 9:00 a.m. (New York City time).

Additional Terms of the Securities

The general terms of the Securities in are modified by the specific definitions and terms below.

“Intraday Indicative Value” means the approximate intrinsic economic value of the Securities calculated by NYSE Arca, Inc. and published on Bloomberg (based in part on information provided by the Index Sponsor) or a successor via the facilities on the Consolidated Tape Association under the symbol “FIHDIV”.

“Trading Day” means any day on which (i) trading is generally conducted on NYSE Arca and (ii) the level of the Index is published by the Index Sponsor, in each case as determined by the Calculation Agent.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading for such Index Constituent Security or such constituent underlying a successor index.

4. ETRACS UBS Bloomberg Constant Maturity Commodity Index (CMCI) Total Return
ETN Series B due April 5, 2038

Specific Terms of the Securities

In this section, references to “holders” or “you” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

These Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described under “Medium-Term Notes, Series B” above. This section summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” under “Medium-Term Notes, Series B” above. The terms described here supplement those described in ”Medium-Term Notes, Series B” above and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

These Securities are part of a single series of senior debt securities issued under our indenture dated as of June 12, 20015 between us and U.S. Bank Trust National Association, as trustee.

We describe the terms of the Securities in more detail below.

Principal Amount: $100,000,000

Issuer: UBS AG (London Branch)

Coupon

We will not pay you interest during the term of the Securities.

Denomination

The Stated Principal Amount of the Securities is $25 per Security.

Payment at Maturity or Upon Early Redemption

At maturity or upon early redemption, you will receive a cash payment per $25 Stated Principal Amount of your Securities equal to the Redemption Amount, which is calculated on the Final Valuation Date or the applicable Valuation Date, as the case may be, and based on the percentage change in the level of the Index from the Initial Trade Date relative to such Valuation Date.

The “Redemption Amount” will equal:

($25.00 × Index Performance Ratio) – Fee Amount

For purposes of calculating the Redemption Amount at maturity or upon early redemption, the Index Performance Ratio will be determined as of the corresponding Final Valuation Date or Valuation Date, as the case may be. If the amount so calculated is equal to or less than zero, the payment at maturity will be zero.

The “Index Performance Ratio” will be calculated as follows:

Index Ending Level
Index Starting Level

The “Index Starting Level” is 1,436.54, the closing level of the Index measured on April 1, 2008.

The “Index Ending Level” will equal the closing level of the Index on the applicable Trading Day.

The “Fee Amount” accrues on a daily basis. The initial Fee Amount will be $0.9565 and beginning on and including the Initial Trade Date will increase each subsequent calendar date by an amount equal to: (0.55%/365) x $25.00 x Index Performance Ratio on that day. For the purpose of calculating the Fee Amount, the Index Performance Ratio on any day that is not a Trading Day is the Index Performance Ratio as of the immediately preceding Trading Day.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity or upon an early redemption.

The Securities are fully exposed to any decline in the level of the Index. You may lose some or all of your investment if the Index level on the Final Valuation Date or the applicable Valuation Date, as the case may be, is less than the Index Starting Level or if the Index level does not increase by an amount sufficient to offset the negative effect of the Fee Amount. In addition, the Fee Amount will be calculated and accumulated based on a daily Index level and therefore will depend on the daily fluctuations of the Index level. If the amount calculated above is equal to or less than zero, the payment at maturity, call or upon early redemption will be zero.

To receive at least your Stated Principal Amount at maturity or upon early redemption, the Index must increase by a certain amount to offset the reduction to the Redemption Amount caused by the Fee Amount.

Maturity Date

The “Maturity Date” is April 5, 2038, unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day. If the third Trading Day before April 5, 2038 does not qualify as the Final Valuation Date as determined in accordance with “— Final Valuation Date” below, then the Maturity Date will be the third Trading Day following the Final Valuation Date or, if such day is not a Business Day, the next following Trading Day that is also a Business Day. The Calculation Agent may postpone the Final Valuation Date — and therefore the Maturity Date — if a market disruption event occurs or is continuing on a day that would otherwise be the Final Valuation Date. We describe market disruption events under “— Market Disruption Event” below.

Final Valuation Date

We currently expect the “Final Valuation Date” to be March 31, 2038, unless the Calculation Agent determines that a market disruption event occurs or is continuing on that day. In that event, the Final Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the Final Valuation Date for the Securities be postponed by more than five (5) Trading Days.

Underlying Index

The return on the Securities is linked to the performance of the UBS Bloomberg Constant Maturity Commodity Index (CMCI) Total Return (the “Index”). The Index is designed to be a diversified benchmark for commodities as an asset class. The Index, which is rebalanced monthly, is comprised of futures contracts on 27 components, representing 24 commodities, with up to five different maturities for each individual commodity. The Index is a “total return” index. The overall return on the Index is generated by two components: (i) uncollateralized returns on the futures contracts comprising the Index and (ii) a daily fixed-income return, which reflects the interest earned on a hypothetical 91-day Treasury Bill portfolio theoretically deposited as margin for hypothetical positions in the futures contracts comprising the Index.

Early Redemption

You may elect to require UBS to redeem your Securities, in whole or in part, prior to the Maturity Date on any Trading Day through and including the final Redemption Date, subject to a minimum redemption amount of at least 50,000 Securities. If you elect to have UBS redeem your Securities, you will receive a cash payment equal to the Redemption Amount, which will be determined on the applicable Valuation Date and paid on the applicable Redemption Date. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 Securities. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption to UBS via email no later than 12:00 p.m. (New York City time) on any Trading Day. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Valuation Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 p.m. (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Trading Day prior to the applicable Valuation Date, your notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

Redemption Dates

The “Redemption Dates” will be the third Trading Day following a Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the next following Trading Day that is a Business Day. The final Redemption Date will be the third Trading Day following the Valuation Date that immediately precedes the Final Valuation Date or, if such day is not a Business Day, the next following Trading Day that is a Business Day. The Calculation Agent may postpone the applicable Valuation Date — and therefore the applicable Redemption Date — if a market disruption event occurs or is continuing on a day that would otherwise be the applicable Valuation Date. We describe market disruption events under “— Market Disruption Event” below.

Valuation Dates

For any early redemption, the applicable “Valuation Date” means the first Trading Day immediately following the Trading Day on which you deliver a redemption notice to UBS in compliance with the redemption procedures. In the event UBS exercises its Call Right (as defined below), the Valuation Date means the third Trading Day prior to the Call Settlement Date (as defined below). If the Calculation Agent determines that a market disruption event occurs or is continuing on a Valuation Date, the applicable Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the applicable Valuation Date for the Securities be postponed by more than five (5) Trading Days. The Final Valuation Date is March 31, 2038.

UBS’s Call Right

On any Trading Day on or after October 17, 2016 through and including the Maturity Date (any such day, the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than five (5) Trading Days prior to the Call Settlement Date specified by UBS in such notice. If UBS elects to redeem the Securities on the Call Settlement Date, the Holder will receive a cash payment equal to the Redemption Amount, which will be calculated on the applicable Valuation Date and paid on the Call Settlement Date. The Calculation Agent may postpone the applicable Valuation Date — and therefore the Call Settlement Date — if a market disruption event occurs and is continuing on a day that would otherwise be the applicable Valuation Date.

In the event we exercise our Call Right, references to payment upon early redemption also refer to payment upon our exercise of our call right. See “— Payment at Maturity or Upon Early Redemption.” We discuss redemption ”Medium-Term Notes, Series B” above under “Description of the Debt Securities We May Offer–Redemption and Payment.”

Market Disruption Event

The Calculation Agent will determine the Index Ending Level on the applicable Valuation Date or the Final Valuation Date, as the case may be. If the level of the Index has declined, you may lose some or all of your investment. If the level of the Index has increased, it must have increased by an amount sufficient to offset the Fee Amount in order to receive a positive return on your Securities. As described above, the applicable Valuation Date or the Final Valuation Date, as the case may be, may be postponed and thus the determination of the Index Ending Level may be postponed if the Calculation Agent determines that, on the applicable Valuation Date or the Final Valuation Date, as the case may be, a market disruption event has occurred or is continuing. Notwithstanding the occurrence of one or more of the events below, which may, in the Calculation Agent’s discretion, constitute a market disruption event, the Calculation Agent in its discretion may waive its right to postpone the determination of the Index Ending Level if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the Index Ending Level on such date. If such a postponement occurs, the Calculation Agent will use the closing level of the Index on the first Trading Day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than five (5) Trading Days.

If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the Calculation Agent. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

Ø    the absence or suspension of, or material limitation or disruption in the trading of any exchange-traded futures contract included in the Index;

Ø    the settlement price of any such contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price;

Ø    the Index is not published;

Ø    the settlement price is not published for any individual exchange-traded futures contract included in the Index;

Ø    the occurrence of any event on any day or any number of consecutive days as determined by the Calculation Agent in its sole and reasonable discretion that affects our currency hedging (if any) with respect to U.S. dollars or the currency of any futures contract included in the Index; or

Ø    in any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect .

The following events will not be market disruption events:

Ø    a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

Ø    a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Commodity.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to a basket or any Index Commodities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in ”Medium-Term Notes, Series B” above. If we exercise this right, the redemption price of the Securities will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in ”Medium-Term Notes, Series B” above under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two (2) Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five (5) Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five (5) Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two (2) Business Day objection period have not ended before the applicable Valuation Date or the Final Valuation Date, as the case may be, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If the Index Administrator discontinues publication of the Index and it or any other person or entity publishes a substitute index that the Calculation Agent determines is comparable to the Index and approves as a successor index, then the Calculation Agent will determine the Index Performance Ratio, Index Ending Level and the amount payable at maturity or upon early redemption by reference to such successor index.

If the Calculation Agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the value of the Index is required to be determined, the Calculation Agent will instead make the necessary determination by reference to a group of commodities and options or another index and will apply a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the exchange-traded futures contracts included in the Index or the method of calculating the Index has been changed at any time in any respect — and whether the change is made by the Index Administrator under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Commodities or is due to any other reason — that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the performance of the Index, the Index Ending Level or the amount payable at maturity or upon early redemption, then the Calculation Agent may make adjustments in the method of calculating the Index that it believes are appropriate to ensure that the Index Performance Ratio used to determine the amount payable on the Maturity Date or upon early redemption is equitable. All determinations and adjustments to be made by the Calculation Agent with respect to the performance of the Index, Index Ending Level, the amount payable at maturity or upon early redemption or otherwise relating to the level of the Index may be made by the Calculation Agent in its sole discretion.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or upon early redemption will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Trading Day

Trading Day means a day on which (i) the value of the Index is published by Bloomberg or Reuters, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the futures contracts comprising the Index are traded, in each case as determined by the Calculation Agent in its sole discretion.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in  “Medium-Term Notes, Series B” above.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in “Medium-Term Notes, Series B”, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Maturity Date,” “— Redemption Date” and “— Valuation Date” above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the Calculation Agent for the Securities. We may change the Calculation Agent after the original issue date of the Securities without notice. The Calculation Agent will make all determinations regarding the value of the Securities at maturity or upon early redemption, market disruption events, Trading Days, the default amount, the Index Starting Level, the Index Ending Level and the amount payable in respect of your Securities. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

Reissuances or Reopened Issues

We may at our sole discretion, “reopen” or reissue the Securities. We issued the Securities initially in an amount having the aggregate stated principal amount specified on the cover of the prospectus supplement. We may issue additional Securities in amounts that exceed such amount at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in ”Medium-Term Notes, Series B” above.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate stated principal amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

5. ETRACS Bloomberg Commodity Index Total ReturnSM ETN Series B
due October 31, 2039

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Principal Amount: $336,842,900

Issuer: UBS AG (London Branch)

Coupon

We will not pay you interest during the term of the Securities.

Denomination

The Stated Principal Amount per Security is $25.00.

Payment at Maturity, Call or Upon Early Redemption

At maturity, call or upon early redemption, you will receive a cash payment per $25.00 principal amount of your Securities equal to the Redemption Amount, which is calculated on the Final Valuation Date or the applicable Valuation Date, as the case may be, and based on the percentage change in the level of the Index from the Initial Trade Date relative to such Valuation Date.

The “Redemption Amount” will equal:

($25.00 × Index Performance Ratio) — Fee Amount

For purposes of calculating the Redemption Amount at maturity or upon early redemption, the Index Performance Ratio will be determined as of the corresponding Final Valuation Date or Valuation Date, as the case may be.

The “Fee Amount” is equal to 0.50% per annum, which accrues on a daily basis, with the Fee Amount equal to $1.0823 on the Initial Trade Date, and then increasing, on each subsequent calendar day, by an amount equal to: (0.50%/365) × $25.00 × Index Performance Ratio on that day. If such day is not a Trading Day, the Index Performance Ratio will be calculated as of the immediately preceding Trading Day.

The “Index Performance Ratio” will be calculated as follows:

Index Ending Level
Index Starting Level

The “Index Starting Level” is 264.194, the closing level of the Index on October 28, 2009.

The “Index Ending Level” will equal the closing level of the Index on the applicable Valuation Date.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity, call or upon an early redemption.

The Securities are fully exposed to any decline in the level of the Index. You may lose some or all of your investment if the Index level declines from the Initial Trade Date relative to the Final Valuation Date or the applicable Valuation Date, as the case may be, or if the Index does not increase as of such date by an amount sufficient to offset the cumulative effect of the Fee Amount.

To receive at least your initial investment at maturity or upon early redemption, the Index must increase by a certain amount to offset the reduction to the Redemption Amount caused by the Fee Amount.

Maturity Date

The Maturity Date is October 31, 2039, unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day. If the third Trading Day before October 31, 2039 does not qualify as the Final Valuation Date as determined in accordance with “— Final Valuation Date” below, then the Maturity Date will be the third Trading Day following the Final Valuation Date or, if such day is not a Business Day, the next following Trading Day that is also a Business Day. The calculation agent may postpone the Final Valuation Date — and therefore the Maturity Date — if a market disruption event occurs or is continuing on a day that would otherwise be the Final Valuation Date. We describe market disruption events under “— Market Disruption Event” below.

Final Valuation Date

We currently expect the Final Valuation Date to be the Trading Day that falls on October 26, 2039, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the Final Valuation Date will be the first following Trading Day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the Final Valuation Date for the Securities be postponed by more than five Trading Days.

Underlying Index

The return on the Securities is linked to the performance of the Bloomberg Commodity Index Total ReturnSM. The Index is composed of the prices of twenty-one exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The twenty-three commodities included in the Index for 2020 are as follows: aluminum, brent crude oil, coffee, copper, corn, cotton, gold, HRW wheat, lean hogs, live cattle, low sulfur gas oil, natural gas, nickel, RBOB gasoline, silver, soybeans, soybean meal, soybean oil, sugar, wheat, WTI crude oil, ULS diesel and zinc. The Index is a “total return” index. The overall return on the Index is generated by two components: (i) unleveraged returns on futures contracts on the physical commodities comprising the Index and (ii) the returns that correspond to the weekly announced interest rate for specified 3-month U.S. Treasury Bills.

Early Redemption

You may elect to require UBS to redeem your Securities, in whole or in part, prior to the Maturity Date on any Trading Day, provided that the Trading Day is also a Business Day, through and including the final Redemption Date, subject to a minimum redemption amount of at least 50,000 Securities. If you elect to have UBS redeem your Securities, you will receive a cash payment equal to the Redemption Amount, which will be determined on the applicable Valuation Date and paid on the applicable Redemption Date. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities. UBS reserves the right from time to time to waive this minimum redemption amount in its sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, to UBS via email no later than 12:00 noon (New York City time) on any Trading Day. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Valuation Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Trading Day prior to the applicable Valuation Date, your notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

Redemption Dates

The applicable Redemption Date will be the third Trading Day following a Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the next following Trading Day that is a Business Day. The final Redemption Date will be the third Trading Day following the Valuation Date that immediately precedes the Final Valuation Date or, if such day is not a Business Day, the next following Trading Day that is a Business Day, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Date to the date on which the notice of redemption is received by UBS rather than the first Trading Day following a Valuation Date. You should not assume that you will be entitled to any such acceleration. The calculation agent may postpone the applicable Valuation Date — and therefore the applicable Redemption Date — if a market disruption event occurs or is continuing on a day that would otherwise be the applicable Valuation Date. We describe market disruption events under “— Market Disruption Event” below.

Valuation Dates

For any early redemption, the applicable “Valuation Date” means the first Trading Day immediately following the Trading Day on which you deliver a redemption notice to UBS in compliance with the redemption procedures. In the event UBS exercises its call right, the Valuation Date means the third Trading Day prior to the Call Settlement Date (as defined below). If the calculation agent determines that a market disruption event occurs or is continuing on a Valuation Date, the applicable Valuation Date will be the first following Trading Day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the applicable Valuation Date for the Securities be postponed by more than five Trading Days. The Final Valuation Date is October 26, 2039.

UBS’s Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than ten calendar days’ prior notice to the holders of the Securities, such redemption to occur on any Trading Day (or if such day is not a Business Day, the next Trading Day that is also a Business Day) that we may specify through and including the Maturity Date (the “Call Settlement Date”). Upon early redemption in the event we exercise our call right, you will receive a cash payment equal to the Redemption Amount, which will be calculated on the applicable Valuation Date and paid on the Call Settlement Date. The calculation agent may postpone the applicable Valuation Date — and therefore the Call Settlement Date — if a market disruption event occurs and is continuing on a day that would otherwise be the applicable Valuation Date.

In the event we exercise our call right, references to payment upon early redemption also refer to payment upon our exercise of our call right. See “— Payment at Maturity, Call or Upon Early Redemption” above. We discuss these matters in “Medium-Term Notes, Series B” above under “Description of the Debt Securities We May Offer — Redemption and Repayment.”

Market Disruption Event

The calculation agent will determine the Index Ending Level on the applicable Valuation Date or the Final Valuation Date, as the case may be. If the level of the Index has declined, you will lose some or all of your investment. If the level of the Index has increased, it must have increased by an amount sufficient to offset the Fee Amount in order to receive a positive return on your Securities. As described above, the applicable Valuation Date or the Final Valuation Date, as the case may be, may be postponed and thus the determination of the Index Ending Level may be postponed if the calculation agent determines that, on the applicable Valuation Date or the Final Valuation Date, as the case may be, a market disruption event has occurred or is continuing. Notwithstanding the occurrence of one or more of the events below, which may, in the calculation agent’s discretion, constitute a market disruption event, the calculation agent in its discretion may waive its right to postpone the determination of the Index Ending Level if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the Index Ending Level on such date. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first Trading Day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than five Trading Days.

If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

Ø    the absence or suspension of, or material limitation or disruption in the trading of any exchange-traded futures contract included in the Index;

Ø    the settlement price of any such contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price;

Ø    the Index is not published;

Ø    the settlement price is not published for any individual exchange-traded futures contract included in the Index;

Ø    the occurrence of any event on any day or any number of consecutive days as determined by the calculation agent in its sole and reasonable discretion that affects our currency hedging (if any) with respect to U.S. dollars or the currency of any futures contract included in the Index; or

Ø    in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging”.

The following events will not be market disruption events:

Ø    a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

Ø    a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Commodity.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to a basket or any Index Commodities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

If a market disruption event affecting any Index Commodity occurs during the fifth through the ninth Business Days of each month (the “Hedge Roll Period”) in any month other than January, then the daily roll of the relevant Designated Contract for such Index Commodity will be postponed until the next available Business Day on which a market disruption event does not occur, and the calculation of the Index will be adjusted to reflect this. The Hedge Roll Period will be extended only if a market disruption event affects an Index Commodity on the scheduled final Business Day comprising the Hedge Roll Period.

If a market disruption event affecting any Index Commodity occurs during the January Hedge Roll Period, then the rolling or rebalancing of the relevant Designated Contract will occur in all cases over five Business Days on which no market disruption event exists at a rate of 20% per day. The January Hedge Roll Period, and the resulting rebalancing that is scheduled to occur, will be extended in all cases until the affected Designated Contract finishes rolling over five Business Days not affected by a market disruption event.

If a market disruption event occurs on a CIM Determination Date in respect of any lead future for an Index Commodity used in the calculation of the CIMs, then the settlement prices used to calculate the CIMs for such year will be from the first prior Business Day on which a market disruption event had not occurred in any such futures.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in “Medium-Term Notes, Series B” above. If we exercise this right, the redemption price of the Securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in “Medium-Term Notes, Series B” above under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the applicable Valuation Date or the Final Valuation Date, as the case may be, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If BISL (the Index administrator) discontinues publication of the Index and it or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index then the calculation agent will determine the Index Performance Ratio, Index Ending Level and the amount payable at maturity, call or upon early redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the value of the Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of commodities and options or another index and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the exchange-traded futures contracts included in the Index or the method of calculating the Index has been changed at any time in any respect — and whether the change is made by the Index administrator under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Commodities or is due to any other reason — that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the performance of the Index, the Index Ending Level or the amount payable at maturity, call or upon early redemption, then the calculation agent may make adjustments in the method of calculating the Index that it believes are appropriate to ensure that the Index Performance Ratio used to determine the amount payable on maturity, call or upon early redemption is equitable. All determinations and adjustments to be made by the calculation agent with respect to the performance of the Index, Index Ending Level, the amount payable at maturity, call or upon early redemption or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity, call or upon early redemption will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Trading Day

“Trading Day” means a day on which (i) the value of the Index is published by Bloomberg L.P. or Reuters, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the futures contracts comprising the Index are traded, in each case as determined by the calculation agent in its sole discretion.

Business Day

When we refer to a “Business Day” with respect to the Securities, we mean a day that is a “business day” of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in “Medium-Term Notes, Series B” above.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in in “Medium-Term Notes, Series B” above, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Maturity Date,” “— Redemption Date” and “— Valuation Date” above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent for the Securities. We may change the calculation agent after the original issue date of the Securities without notice. The calculation agent will make all determinations regarding the value of the Securities at maturity, call or upon early redemption, market disruption events, Trading Days, the default amount, the Index Starting Level, the Index Ending Level and the amount payable in respect of your Securities. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We may issue additional Securities in amounts that exceed the Stated Principal amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in “Medium-Term Notes, Series B” above.

These further issuances, if any, will be consolidated to form a single class with the Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Stated Principal Amount of the outstanding Securities of the class, plus the aggregate Stated Principal Amount of any Securities bearing the same CUSIP number that are issued pursuant to (i) any over-allotment option we may grant to an agent and (ii) any future issuances of Securities bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

6. ETRACS Alerian MLP Infrastructure Index ETN Series B due April 2, 2040

Specific Terms of the Securities

In this section, references to “holders” or “you” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

These Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described under “Medium-Term Notes, Series B” above. This section summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” under “Medium-Term Notes, Series B” above. The terms described here supplement those described in “Medium-Term Notes, Series B” above and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 12, 2015 between us and U.S. Bank Trust National Association, as trustee.

We describe the terms of the Securities in more detail below.

The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity or call, or upon early redemption. Instead, at maturity, you will receive a cash payment the amount of which will vary depending on the performance of the VWAP Level calculated in accordance with the formula set forth below and will be reduced by the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period. We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is equal to or less than zero, the Cash Settlement Amount will be zero and you will not receive a cash payment.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment on the Redemption Date equal to the Redemption Amount as described below under “— Early Redemption at the Option of the Holders.”

If the amount so calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

The Securities may pay a cash coupon during their term.

Coupon Payment

For each Security you hold on the applicable Coupon Record Date, on each Coupon Payment Date you will receive an amount in cash equal to the difference between the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, and the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”).

To the extent the Reference Distribution Amount on any Coupon Valuation Date is equal to or less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount payment made on the corresponding Coupon Payment Date, and an amount equal to the difference between the Accrued Tracking Fee and the Reference Distribution Amount (the “Tracking Fee Shortfall”) will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. This process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date. The final Coupon Amount will be included in the Cash Settlement Amount.

The “Coupon Payment Date” means the 15th Index Business Day following each Coupon Valuation Date, provided that the final Coupon Payment Date will be the Maturity Date, subject to adjustment as described herein. The first Coupon Payment Date will be January 22, 2016.

The “Coupon Record Date” means the ninth Index Business Day following each Coupon Valuation Date.

The “Coupon Ex-Date,” with respect to a Coupon Amount, means the first Exchange Business Day on which the Securities trade without the right to receive such Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the second Exchange Business Day prior to the applicable Coupon Record Date.

The “Coupon Valuation Date” means the 30th of March, June, September and December of each calendar year during the term of the Securities or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date, subject to adjustment as described herein. The first Coupon Valuation Date will be December 30, 2015.

The “Reference Distribution Amount” means (i) as of the first Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding September 30, 2015 to and including the first Coupon Valuation Date; and (ii) as of any other Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date.

Notwithstanding the foregoing, with respect to cash distributions for an Index constituent which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index constituent fails to pay the distribution to holders of such Index constituent by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

The “Reference Holder” is, as of any date of determination, a hypothetical holder of a number of units of each Index constituent equal to (i) the published unit weighting of that Index constituent as of that date, divided by (ii) the product of (a) the Index Divisor as of that date, and (b) the Initial VWAP Level divided by 25.

“record date” means, with respect to a distribution on an Index constituent, the date on which a holder of the Index constituent must be registered as a unitholder of such Index constituent in order to be entitled to receive such distribution.

“ex-dividend date” means, with respect to a distribution on an Index constituent, the first Business Day on which transactions in such Index constituent trade on the Primary Exchange without the right to receive such distribution.

The “Quarterly Tracking Fee” means, as of any date of determination, an amount per Security equal to the product of (i) 0.2125% (equivalent to 0.85% per annum) and (ii) the Current Indicative Value as of the immediately preceding Index Business Day.

The “Current Indicative Value,” as determined by the Security Calculation Agent, means, as of any date of determination, an amount per Security equal to the product of (i) the Stated Principal Amount multiplied by (ii) a fraction, the numerator of which is equal to the VWAP Level (as defined under “— Cash Settlement Amount at Maturity”) as of such date and the denominator of which is equal to the Initial VWAP Level. As of October 7, 2015, the Current Indicative Value was 29.8737.

The “Accrued Tracking Fee” is:

(1)           with respect to the first Coupon Valuation Date, an amount equal to:

the Quarterly Tracking Fee calculated as of the first Coupon Valuation Date (for the avoidance of doubt, the calculation of the Accrued Tracking Fee with respect to the first Coupon Valuation Date will be for a full quarter beginning from and excluding September 30, 2015);

(2)           with respect to any Coupon Valuation Date, other than the first and last Coupon Valuation Dates, an amount equal to the Quarterly Tracking Fee as of such Coupon Valuation Date plus the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, if any; and

(3)           with respect to the last Coupon Valuation Date, an amount equal to:

(a)           the product of

(i)            the Quarterly Tracking Fee as of such Coupon Valuation Date and

(ii)           a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date, and the denominator of which is 90, plus

(b)           the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date. If there is a Tracking Fee Shortfall on the last Coupon Valuation Date, it will be taken into account in determining the Cash Settlement Amount, as described below.

The Accrued Tracking Fee also takes into account the performance of the Index, as measured by the VWAP Level.

Cash Settlement Amount at Maturity

The “Maturity Date” is April 2, 2040, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called or redeemed, you will receive at maturity a cash payment equal to:

(a)           the product of

(i)            the Stated Principal Amount and

(ii)           the Index Performance Ratio as of the last Index Business Day in the Final Measurement Period, plus

(b)           the final Coupon Amount, minus

(c)           the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, plus

(d)           the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any.

We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is equal to or less than zero, the payment at maturity will be zero.

The “Stated Principal Amount” of each Security is $25.00.

You may lose some or all of your investment at maturity. The negative effect of the Accrued Tracking Fee will reduce your final payment. If the increase in the level of the Index (as measured by the Final VWAP Level, as compared to the Initial VWAP Level) is insufficient to offset the negative effect of the Accrued Tracking Fee (less any Coupon Amounts, any Stub Reference Distribution Amount and/or Adjusted Coupon Amount, as applicable, you may be entitled to receive), or if the Final VWAP Level is less than the Initial VWAP Level, you may lose some or all of your investment at maturity.

The “Index Performance Ratio” on any Index Business Day is calculated as follows:

Final VWAP Level
Initial VWAP Level

The “VWAP” with respect to each Index constituent, as of any date of determination, is the volume-weighted average price of one unit of such Index constituent as determined by the VWAP Calculation Agent based on the Primary Exchange for each Index constituent. For information about how the VWAP will be calculated to the extent a Disrupted Day exists with respect to an Index constituent, please see “— Market Disruption Event.”

The “Initial VWAP Level” is 487.420, the VWAP Level on March 31, 2010, as determined by the VWAP Calculation Agent. See “— VWAP Calculation Agent” below.

The “Final VWAP Level,” as determined by the VWAP Calculation Agent, will be the arithmetic mean of the VWAP Levels measured on each Index Business Day during the Final Measurement Period or Call Measurement Period or on any applicable Redemption Measurement Date, as applicable.

The “VWAP Level,” as determined by the VWAP Calculation Agent as of any Index Business Day, is equal to (1) the sum of the products of (i) the VWAP of each Index constituent as of such date and (ii) the published share weighting of that Index constituent as of such date divided by (2) the Index Divisor as of such date, or expressed as a formula, as follows:

where:

n is the number of Index constituents;

VWAPi,t  is the VWAP of Index constituent i as of Index Business Day t;

Wi,t  is the published share weighting of Index constituent i as of Index Business Day t; and

Index Divisort is the Index Divisor as of Index Business Day t.

As of October 7, 2015, the VWAP Level was 582.442.

The “Index Divisor,” as of any date of determination, is the divisor used by the Index Calculation Agent to calculate the level of the Index.

The “Accrued Tracking Fee” as of the last Index Business Day in the Final Measurement Period is an amount equal to:

(a)           the product of

(i)            the Quarterly Tracking Fee calculated as of the last Index Business Day in the Final Measurement Period and

(ii)           a fraction, the numerator of which is the total number of calendar days from and excluding the Calculation Date to and including the last Index Business Day in the Final Measurement Period, and the denominator of which is 90, plus

(b)           the Tracking Fee Shortfall as of the last Coupon Valuation Date, if any.

The Accrued Tracking Fee also takes into account the performance of the Index, as measured by the VWAP Level.

The “Final Measurement Period” means the five (5) Index Business Days from and including the Calculation Date, subject to adjustment as described under “— Market Disruption Event.”

The “Stub Reference Distribution Amount” means, as of the last Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the first Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, to and including the last Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, provided, that for the purpose of calculating the Stub Reference Distribution Amount, the Reference Holder will be deemed to hold 4/5 ths, 3/5 ths, 2/5 ths and 1/5 th of the shares of each Index constituent it would otherwise hold on the second, third, fourth and fifth Index Business Day, respectively, in such Final Measurement Period or Call Measurement Period.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently S&P.

The “Calculation Date” means March 23, 2040, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

“Exchange Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions in The City of New York, generally, are authorized or obligated by law, regulation or executive order to close.

“Primary Exchange” means, with respect to each Index constituent or each constituent underlying a successor index, the primary exchange or market of trading such Index constituent or such constituent underlying a successor index.

“Related Exchange” means, with respect to each Index constituent or each constituent underlying a successor index, each exchange or quotation system where trading has a material effect (as determined by the Security Calculation Agent) on the overall market for futures or options contracts relating to such Index constituent or such constituent underlying a successor index.

Underlying Index

The Alerian MLP Infrastructure Index measures the performance of energy infrastructure master limited partnerships (“MLPs”), and is calculated by S&P Dow Jones Indices using a float-adjusted, capitalization-weighted methodology. We refer to the MLPs included in the Index as the “Index constituents.” The Index constituents earn the majority of their cash flow from gathering and processing, liquefaction, midstream services, pipeline transportation, rail terminating and storage of energy commodities.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request to have us redeem your Securities on any Business Day no later than 12:00 noon, New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the Business Day immediately preceding the applicable Redemption Valuation Date, provided that you request that we redeem a minimum of 50,000 Securities. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable Redemption Notice and Redemption Confirmation are delivered. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 Securities. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

The Securities will be redeemed and the holders will receive payment for their Securities on the third Business Day following the applicable Redemption Measurement Date (the “Redemption Date”). The first Redemption Date will be October 15, 2015.

If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index constituents, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event.”

The applicable “Redemption Measurement Date” means the Index Business Day following the applicable Redemption Valuation Date, subject to adjustments as described under “— Market Disruption Event.”

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures,” for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

(a)           the product of

(i)            the Stated Principal Amount and

(ii)           the Index Performance Ratio as of the Redemption Measurement Date, plus

(b)           the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Valuation Date if on the Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus

(c)           the Adjusted Coupon Amount, if any, minus

(d)           the Accrued Tracking Fee as of the Redemption Measurement Date, minus

(e)           the Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.” We have determined to offer all holders of the Securities the option, upon early redemption and solely for purposes of determining the Redemption Amount, but not for any other purpose, to elect that the Index Performance Ratio (which is used to calculate the Redemption Amount) be calculated using the Index Closing Level on the Redemption Measurement Date instead of the Final VWAP Level. If the redeeming holder so elects, the Index Performance Ratio will be calculated, for purposes of determining the Redemption Amount, as:

Index Closing Level on the Redemption Measurement Date
Initial VWAP Level

The “Index Closing Level” is the closing level of the Index as reported on the NYSE and Bloomberg; provided, however, that if the closing level of the Index as reported on the NYSE (or any successor) differs from the closing level of the Index as reported on Bloomberg (or any successor), then the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent.

If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero.

We will inform you of such Redemption Amount on the first Business Day following the applicable Redemption Measurement Date.

You may lose some or all of your investment upon early redemption. The combined negative effect of the Accrued Tracking Fee and the Redemption Fee Amount will reduce your final Redemption Amount. If the level of the Index (as measured by the Final VWAP Level as compared to the Initial VWAP Level) does not increase by an amount sufficient to offset the combined negative effect of the Accrued Tracking Fee and the Redemption Fee Amount (less any Coupon Amounts, any Stub Reference Distribution Amount, as applicable, and/or any Adjusted Coupon Amount, you may be entitled to receive), you may lose some or all of your investment upon early redemption.

The Accrued Tracking Fee as of the Redemption Measurement Date is an amount equal to:

(a)           the product of

(i)            the Quarterly Tracking Fee calculated as of the Redemption Measurement Date, and

(ii)           a fraction, the numerator of which is the total number of calendar days from and excluding the Redemption Valuation Date to and including the Redemption Measurement Date, and the denominator of which is 90, plus

(b)           the Adjusted Tracking Fee Shortfall, if any.

The “Adjusted Coupon Amount,” with respect to any Redemption Valuation Date, is an amount in cash equal to the difference between the Adjusted Reference Distribution Amount, calculated as of such Redemption Valuation Date, and the Adjusted Tracking Fee, calculated as of such Redemption Valuation Date. To the extent the Adjusted Reference Distribution Amount is less than the Adjusted Tracking Fee, the Redemption Amount will not include an Adjusted Coupon Amount, and the Adjusted Tracking Fee Shortfall will be included in the calculation of the Accrued Tracking Fee as of the applicable Redemption Measurement Date.

The “Adjusted Reference Distribution Amount,” as of any Redemption Valuation Date, is an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to an Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding September 30, 2015) to and including such Redemption Valuation Date.

The “Adjusted Tracking Fee” is:

(1)           as of any Redemption Valuation Date occurring prior to the first Coupon Valuation Date, an amount equal to:

the product of

(i)            the Quarterly Tracking Fee as of such Redemption Valuation Date and

(ii)           a fraction, the numerator of which is the total number of calendar days from and excluding September 30, 2015 to and including such Redemption Valuation Date, and the denominator of which is 90; and

(2)           as of any Redemption Valuation Date occurring on or after the first Coupon Valuation Date, an amount equal to:

(a)           the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus

(b)           the product of

(i)            the Quarterly Tracking Fee as of such Redemption Valuation Date and

(iii)          a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Redemption Valuation Date, and the denominator of which is 90.

The “Adjusted Tracking Fee Shortfall,” as of any Redemption Valuation Date, is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, to the extent that the Adjusted Reference Distribution Amount, calculated as of such Redemption Valuation Date, is less than the Adjusted Tracking Fee, calculated as of such Redemption Valuation Date.

The “Redemption Fee Amount” means an amount equal to 0.125% of the Stated Principal Amount of the Securities.

Some of the defined terms used in this section have different applications when used in determining the Call Settlement Amount. For the definitions of the terms relevant to a call, please refer to “— UBS’s Call Right” below.

We discuss redemption in “Medium-Term Notes, Series B” above under “Description of Debt Securities We May Offer — Redemption and Payment.”

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, which we refer to as a “Redemption Notice” to UBS via email no later than 12:00 noon (New York City time) on the Business Day immediately preceding the applicable Redemption Valuation Date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation,” to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Valuation Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Business Day prior to the applicable Redemption Valuation Date, your notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

UBS’s Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than eighteen (18) calendar days’ prior notice to the holders of the Securities, such redemption to occur on any Business Day that we may specify on or after October 17, 2016 through and including the Maturity Date (the “Call Settlement Date”). Upon early redemption in the event we exercise this right, you will receive a cash payment equal to:

(a)           the product of

(i)            the Stated Principal Amount and

(ii)           the Index Performance Ratio as of the last Index Business Day in the Call Measurement Period, plus

(b)           the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Valuation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus

(c)           the Adjusted Coupon Amount, if any, minus

(d)           the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period, plus

(e)           the Stub Reference Distribution Amount as of the last Index Business Day in the Call Measurement Period, if any.

We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero.

We will inform you of such Call Settlement Amount on the first Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index constituents, such Call Valuation Date may be postponed as described under “— Market Disruption Event.”

The “Call Measurement Period” means the five (5) Index Business Days from and including the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event.”

You may lose some or all of your investment upon a call. The negative effect of the Accrued Tracking Fee will reduce your final payment. If the increase in the Final VWAP Level, as compared to the Initial VWAP Level, is insufficient to offset the negative effect of the Accrued Tracking Fee (less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount, you may be entitled to receive), or if the Final VWAP Level is less than the Initial VWAP Level, you may lose some or all of your investment upon a call.

The Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period is an amount equal to:

(a)           the product of

(i)            the Quarterly Tracking Fee calculated as of the last Index Business Day in such Call Measurement Period, and

(ii)           a fraction, the numerator of which is the total number of calendar days from and excluding the Call Valuation Date to and including the last Index Business Day in such Call Measurement Period, and the denominator of which is 90, plus

(b)           the Adjusted Tracking Fee Shortfall (as defined below), if any.

The Accrued Tracking Fee also takes into account the performance of the Index, as measured by the VWAP Level.

The “Adjusted Coupon Amount,” with respect to the Call Valuation Date, is an amount in cash equal to the difference between the Adjusted Reference Distribution Amount (as defined below), calculated as of the Call Valuation Date, and the Adjusted Tracking Fee (as defined in the preceding paragraph), calculated as of such Call Valuation Date. To the extent the Adjusted Reference Distribution Amount is less than the Adjusted Tracking Fee, the Call Settlement Amount will not include an Adjusted Coupon Amount, and the Adjusted Tracking Fee Shortfall (as defined below) will be included in the calculation of the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period.

The “Adjusted Reference Distribution Amount,” as of the Call Valuation Date, is an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to an Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including the Call Valuation Date.

The “Adjusted Tracking Fee” is, as of the Call Valuation Date, an amount equal to:

(a)           the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus

(b)           the product of

(i)            the Quarterly Tracking Fee as of such Call Valuation Date and

(ii)           a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Call Valuation Date, and the denominator of which is 90.

The “Adjusted Tracking Fee Shortfall,” as of the Call Valuation Date, is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, to the extent that the Adjusted Reference Distribution Amount, calculated as of such Call Valuation Date, is less than the Adjusted Tracking Fee, calculated as of such Call Valuation Date.

Some of the defined terms used in this section have different applications when used in determining the Redemption Amount. For the definition of the terms relevant to early redemption, please refer to “— Early Redemption at the Option of the Holders” above.

Security Calculation Agent

UBS Securities LLC will act as the “Security Calculation Agent.” The Security Calculation Agent will determine, among other things, the Current Indicative Value, the Index Performance Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Final Measurement Period, the Coupon Payment Dates, the Coupon Valuation Dates, the Coupon Ex-Dates, the Coupon Record Dates, the Redemption Amount, if any, that we will pay you upon redemption, if applicable, the Call Settlement Date, the Call Valuation Date, the Call Measurement Period and the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities, and whether any day is a Business Day, Exchange Business Day or Index Business Day. The Security Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index. All determinations made by the Security Calculation Agent will be at the sole discretion of the Security Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Security Calculation Agent from time to time without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or call, or upon early redemption, or on a Coupon Payment Date on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, any Call Settlement Date or any Coupon Payment Date, as applicable.

All dollar amounts related to determination of the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Amount and Redemption Fee Amount, if any, per security, the Call Settlement Amount, if any, per security, and the Cash Settlement Amount, if any, per security, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

VWAP Calculation Agent

The NYSE will on each day that is not a Disrupted Day (as defined below) act as the “VWAP Calculation Agent.” The VWAP Calculation Agent will determine the VWAP of any Index constituent, the VWAP Level and the Final VWAP Level on any Index Business Day on which such VWAP, VWAP Level and Final VWAP Level are to be determined during the term of the Securities. The VWAP Calculation Agent determined the Initial VWAP Level of 487.420 as of March 31, 2010. All determinations made by the VWAP Calculation Agent will be at the sole discretion of the VWAP Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different VWAP Calculation Agent from time to time without your consent and without notifying you.

All calculations with respect to the VWAP of any Index constituent, any VWAP Level, and the Final VWAP Level will be rounded to the nearest thousandth, with five ten-thousandths rounded upward (e.g., .8765 would be rounded to .877).

Market Disruption Event

To the extent a Disrupted Day (as defined below) exists with respect to an Index constituent on an Averaging Date (as defined below) or on a Redemption Measurement Date, the VWAP and published share weighting with respect to such Index constituent (and only with respect to such Index constituent) for such Averaging Date or Redemption Measurement Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day that is not a Disrupted Day (the “Deferred Averaging Date”) with respect to such Index constituent irrespective of whether pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. If the postponement described in the preceding sentence results in the VWAP of a particular Index constituent being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the VWAP Levels on the Index Business Days during the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, the Security Calculation Agent or one of its affiliates, as the case may be, will apply the VWAP and the published share weighting with respect to such Index constituent for such Deferred Averaging Date to the calculation of the VWAP Level (i) on the date(s) of the original disruption with respect to such Index constituent and (ii) such Averaging Date. For example, if the Final Measurement Period or Call Measurement Period, as applicable, for purposes of calculating the Cash Settlement Amount or Call Settlement Amount, respectively, is based on the arithmetic mean of the VWAP Levels on June 6, 2016, June 7, 2016, June 8, 2016, June 9, 2016 and June 10, 2016 and there is a Market Disruption Event for an Index constituent on June 6, 2016, but no other Market Disruption Event during the Final Measurement Period or Call Measurement Period, as applicable, then the VWAP for such disrupted Index constituent on June 7, 2016 will be used more than once to calculate the Cash Settlement Amount or Call Settlement Amount, respectively, and such Cash Settlement Amount or Call Settlement Amount, as applicable, will be determined based on the arithmetic mean of the VWAP for such disrupted Index constituent on June 7, 2016, June 7, 2016, June 8, 2016, June 9, 2016 and June 10, 2016.

If the Redemption Measurement Date for purposes of calculating a Redemption Amount is based on the VWAP Level on June 6, 2016 and there is a Market Disruption Event for an Index constituent on June 6, 2016, then the VWAP for such disrupted Index constituent on June 7, 2016 will be used to calculate the Redemption Amount.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the final Averaging Date or the Redemption Measurement Date, as applicable, with respect to any Index constituent occurring more than three (3) Index Business Days following the day originally scheduled to be such final Averaging Date or Redemption Measurement Date. If the third Index Business Day following the date originally scheduled to be the final Averaging Date, or the Redemption Measurement Date, as applicable, is not an Index Business Day or is a Disrupted Day with respect to such Index constituent, the Security Calculation Agent or one of its affiliates will determine the VWAP and share weighting with respect to any Index constituent required to be determined for the purpose of calculating the applicable VWAP Level based on its good faith estimate of the VWAP and share weighting of each such Index constituent that would have prevailed on the Primary Exchange on such third Index Business Day but for such suspension or limitation.

An “Averaging Date” means each of the Index Business Days during the Final Measurement Period or Call Measurement Period, as applicable, subject to adjustment as described herein.

A “Disrupted Day” with respect to any Index constituent is any Index Business Day on which the Primary Exchange or any Related Exchange fails to open for trading during its regular trading session or on which a Market Disruption Event has occurred and is continuing, and, in both cases, the occurrence of which is determined by the Security Calculation Agent to have a material effect on the VWAP Level.

With respect to an Index constituent, a “Market Disruption Event” means:

(a)           the occurrence or existence of a condition specified below:

(i)            any suspension, absence or limitation of trading on the Primary Exchange for trading in the Index constituent, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise,

(ii)           any suspension, absence or limitation of trading on the Related Exchange for trading in futures or options contracts related to the Index constituent, whether by reason of movements in price exceeding limits permitted by such Related Exchange or otherwise, or

(iii)          any event (other than an event described in (b) below) that disrupts or impairs (as determined by the Security Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for, the relevant Index constituent or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the relevant Index constituent; or

(b)           the closure on any Index Business Day of the Primary Exchange or any Related Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by the Primary Exchange or such Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the Primary Exchange or such Related Exchange on such Index Business Day and (ii) the submission deadline for orders to be entered into the Primary Exchange or such Related Exchange system for execution at the close of trading on such Index Business Day;

in each case determined by the Security Calculation Agent in its sole discretion; and

(c)           a determination by the Security Calculation Agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the Securities.

For purposes of the above definition:

(a)           a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Primary Exchange or Related Exchange, and

(b)           for purposes of clause (a) above, limitations pursuant to the rules of any Primary Exchange or Related Exchange similar to NYSE Rule 80B or Nasdaq Rule 4120 (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B or Nasdaq Rule 4120 as determined by the Security Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading.

“Scheduled Closing Time” means, with respect to the Primary Exchange or the Related Exchange, on any Index Business Day, the scheduled weekday closing time of the Primary Exchange or such Related Exchange on such Index Business Day, without regard to after hours or any other trading outside of the regular trading session hours.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in “Medium-Term Notes, Series B” above. If we exercise this right, the redemption price of the Securities will be determined by the Security Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.” In addition to the default amount described below, we will also pay the Coupon Amount per Security, if any, with respect to the final Coupon Payment Date, as described above under “— Coupon Payment,” calculated as if the date of acceleration was the last Index Business Day in the Final Measurement Period and the four Index Business Days immediately preceding the date of acceleration were the corresponding Index Business Days in the accelerated Final Measurement Period, with the fourth Index Business Day immediately preceding the date of acceleration being the accelerated Calculation Date and the accelerated final Coupon Valuation Date, and the Index Business Day immediately preceding the date of acceleration being the relevant final Coupon Valuation Date.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in “Medium-Term Notes, Series B” above under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the

Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two (2) Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five (5) Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five (5) Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two (2) Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by S&P or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If S&P discontinues publication of or otherwise fails to publish the Index, or S&P does not make the Index constituents, their share weighting and/or the Index Divisor available to the VWAP Calculation Agent, and the Index Sponsor, S&P or another entity publishes a successor or substitute index that the Security Calculation Agent determines to be comparable to the discontinued Index and for which the Index constituents, their share weighting, and/or the Index Divisor are available to the VWAP Calculation Agent (such index being referred to herein as a “successor index”), then the VWAP Level for such successor index will be determined by the VWAP Calculation Agent by reference to the sum of the products of the VWAPs of the components underlying such successor index on the Primary Exchanges and each such component’s respective weighting within the successor index (which sum will be adjusted by any index divisor used by such successor index) on the dates and at the times as of which the VWAP Levels for such successor index are to be determined.

Upon any selection by the Security Calculation Agent of a successor Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If S&P discontinues publication of the Index or does not make the Index constituents, their share weightings and/or Index Divisor available to the VWAP Calculation Agent prior to, and such discontinuation or unavailability is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, or any other relevant date on which the VWAP Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, or any other relevant date on which the VWAP Level is to be determined, then the Security Calculation Agent will determine the relevant VWAP Levels using the VWAP and published share weighting of each Index constituent included in the Index or successor index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a successor index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the VWAP Level of the Index or such successor index does not, in the opinion of the Security Calculation Agent, fairly represent the VWAP Level of the Index or such successor index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at a VWAP level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the VWAP Levels for the Index or such successor index with reference to the Index or such successor index, as adjusted. The Security Calculation Agent will accordingly calculate the Final VWAP Level, the Current Indicative Value, the Index Performance Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Fee Amount, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, upon early redemption, if applicable, and the Call Settlement Amount, if any, that we will pay you in the event UBS calls the Securities, based on the relevant VWAP Levels calculated by the VWAP Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the VWAP Level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at a VWAP Level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or call, or upon early redemption will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in “Medium-Term Notes, Series B”.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in “Medium-Term Notes, Series B” above, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— UBS’s Call Right” and “— Early Redemption at the Option of the Holders” above.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We issued the Securities initially in an amount having the aggregate stated principal amount specified on the cover of this prospectus supplement. We may issue additional Securities in amounts that exceed such amount any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in “Medium-Term Notes, Series B” above.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate stated principal amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

7. ETRACS MVIS Business Development Companies Index ETN
due April 26, 2041

Specific Terms of the Securities

In this section, references to “holders” or “you” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

These Securities are part of a series of UBS AG debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described under “Medium-Term Notes, Series B” above. This section summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described under “Medium-Term Notes, Series B” above. The terms described here supplement those described in “Medium-Term Notes, Series B” above and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

These Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 12, 2015 between us and U.S. Bank Trust National Association, as trustee.

We describe the terms of the Securities in more detail below.

The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity or call, or upon early redemption. At maturity, you will receive a cash payment the amount of which will vary depending on the performance of the Index and will be reduced by the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, as described under “— Cash Settlement Amount at Maturity.” We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is equal to or less than zero, the Cash Settlement Amount will be zero and you will not receive a cash payment.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment on the Redemption Date equal to the Redemption Amount as described under “— Early Redemption at the Option of the Holders.”

If the amount as calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

The Securities may pay a cash coupon during their term.

Coupon Payment

For each Security you hold on the applicable Coupon Record Date, on each quarterly Coupon Payment Date you will receive an amount in cash equal to the difference between the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, and the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”).

To the extent the Reference Distribution Amount on any Coupon Valuation Date is equal to or less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount payment made on that Coupon Payment Date, and an amount equal to the difference between the Accrued Tracking Fee and the Reference Distribution Amount (the “Tracking Fee Shortfall”) will be included in the Accrued Tracking Fee and will reduce the Coupon Amount for the next Coupon Valuation Date. This process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date. The final Coupon Amount will be included in the Cash Settlement Amount.

The “Coupon Payment Date” means the 15th Index Business Day following each Coupon Valuation Date. The final Coupon Payment Date will be the Maturity Date, subject to adjustment as described herein.

The “Coupon Record Date” means the ninth Index Business Day following each Coupon Valuation Date.

The “Coupon Ex-Date,” with respect to a Coupon Amount, means the first Exchange Business Day on which the Securities trade without the right to receive such Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the second Exchange Business Day prior to the applicable Coupon Record Date.

The “Coupon Valuation Date” means the 30th of March, June, September and December of each calendar year during the term of the Securities or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date, subject to adjustment as described herein..

The “Reference Distribution Amount” means as of any Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date.

Notwithstanding the foregoing, with respect to cash distributions for an Index constituent which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index constituent fails to pay the distribution to holders of such Index constituent by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

The “Reference  Holder” is, as of any date of determination, a hypothetical holder of a number of units of each Index constituent equal to (i) the published unit weighting of that Index constituent as of that date, as described under “MVIS US Business Development Companies Index — Float Adjustment,” divided by (ii) the product of (a) the Divisor as of that date and (b) the Initial Index Level divided by 25.

“record date” means, with respect to a distribution on an Index constituent, the date on which a holder of the Index constituent must be registered as a unitholder of such Index constituent in order to be entitled to receive such distribution.

“ex-dividend date” means, with respect to a distribution on an Index constituent, the first Business Day on which transactions in such Index constituent trade on the Primary Exchange without the right to receive such distribution.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions in The City of New York, generally, are authorized or obligated by law, regulation or executive order to close.

The “Annual Tracking Fee” means, as of any date of determination, an amount per Security equal to the product of (i) 0.85% per annum and (ii) the Current Indicative Value as of the immediately preceding Index Business Day.

The “Current Indicative Value,” as determined by the Security Calculation Agent, means, as of any date of determination, an amount per Security equal to the product of (i) the Stated Principal Amount times (ii) the Index Performance Ratio (as defined under “— Cash Settlement Amount at Maturity”) as of such date, using the Index Closing Level on such date as the Final Index Level. As of July 30, 2021, the Current Indicative Value was $19.3744.

The “Accrued Tracking Fee” is:

(1)           with respect to the first Coupon Valuation Date, an amount equal to the product of

(a)           the Annual Tracking Fee calculated as of the first Coupon Valuation Date, and

(b)           a fraction, the numerator of which is the total number of calendar days from and excluding September 30, 2015 to and including such Coupon Valuation Date, and the denominator of which is 365;

and

(2)           with respect to any Coupon Valuation Date other than the first Coupon Valuation Date, an amount equal to

(a)           the product of

(i)            the Annual Tracking Fee as of such Coupon Valuation Date, and

(i)            a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date, and the denominator of which is 365, plus

(b)           the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date. If there is a Tracking Fee Shortfall on the last Coupon Valuation Date, it will be taken into account in determining the Cash Settlement Amount, as described below.

The Accrued Tracking Fee also takes into account the performance of the Index, as measured by the Index Closing Level.

Cash Settlement Amount at Maturity

For each Security, unless earlier called or redeemed, you will receive at maturity a cash payment equal to

(a)           the product of

(i)            the Stated Principal Amount and

(ii)           the Index Performance Ratio as of the last Index Business Day in the Final Measurement Period, plus

(b)           the final Coupon Amount, minus

(c)           the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, plus

(d)           the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any.

We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is equal to or less than zero, the payment at maturity will be zero.

You may lose some or all of your investment at maturity. The negative effect of the Accrued Tracking Fee will reduce your final payment. If the increase in the level of the Index (as measured by the Final Index Level, as compared to the Initial Index Level) is insufficient to offset the negative effect of the Accrued Tracking Fee (less any Coupon Amounts, any Stub Reference Distribution Amount and/or Adjusted Coupon Amount, as applicable, you may be entitled to receive) or if the Final Index Level is less than the Initial Index Level, you may lose some or all of your investment at maturity.

The “Stated Principal Amount” of each Security is $25.00. The Securities may be issued and sold over time at then-current market prices, which may be significantly higher or lower than the Stated Principal Amount.

The Index Performance Ratio on any Index Business Day is calculated as follows:

Final Index Level
Initial Index Level

The “Initial Index Level” is adjusted on the Effective Date to be equal to (a) the Index Closing Level of the Index on the Effective Date multiplied by (b) (i) 904.113 (the original Initial Index Level) divided by (ii) the Index Closing Level of the Original Index on the Effective Date. The adjusted Initial index Level is 692.808593.

As determined by the Security Calculation Agent, the “Final Index Level” is the arithmetic mean of the Index Closing Levels measured on each Index Business Day during the Final Measurement Period or the Call Measurement Period, or the Index Closing Level on any Redemption Valuation Date; provided that if the Redemption Valuation Date falls in the Call Measurement Period or the Final Measurement Period, for the purposes of calculating the Index Performance Ratio as of the Redemption Valuation Date, the Final Index Level on any date of determination during the Call Measurement Period or the Final Measurement Period shall equal (a) 1/10 times (b) (i) the sum of the Index Closing Levels on each Index Business Day from and including the Call Valuation Date or the Calculation Date, as applicable, to but excluding the date of determination plus (ii) the number of Index Business Days from and including the date of determination to and including the last Index Business Day in the Call Measurement Period or the Final Measurement Period, as applicable, times the Index Closing Level on the date of determination.

The “Index Closing Level” is the closing level of the Index as reported on Bloomberg.

The “Accrued Tracking Fee” as of the last Index Business Day in the Final Measurement Period is an amount equal to

(a)           the product of

(i)            the Annual Tracking Fee calculated as of the last Index Business Day in the Final Measurement

(ii)           Period and

(iii)          a fraction, the numerator of which is the total number of calendar days from and excluding the Calculation Date to and including the last Index Business Day in the Final Measurement Period, and the denominator of which is 365, plus

(b)           the Tracking Fee Shortfall as of the last Coupon Valuation Date, if any.

The Accrued Tracking Fee also takes into account the performance of the Index, as measured by the Index Closing Level.

The “Final Measurement Period” means the ten Index Business Days from and including the Calculation Date, subject to adjustment as described under “— Market Disruption Event.”

The “Stub Reference Distribution Amount” means, as of the last Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the first Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, to and including the last Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, provided, that for the purpose of calculating the Stub Reference Distribution Amount, the Reference Holder will be deemed to hold nine-tenths, eight-tenths, seven-tenths, six-tenths, five-tenths, four-tenths, three-tenths, two-tenths and one-tenth of the shares of each Index constituent it would otherwise hold on the second, third, fourth, fifth, sixth, seventh, eighth, ninth and tenth Index Business Day, respectively, in such Final Measurement Period or Call Measurement Period.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is Solactive AG as of market close on July 30, 2021.

The “Calculation Date” means April 9, 2041, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

“Exchange Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading and is also a valid settlement date.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions in The City of New York, generally, are authorized or obligated by law, regulation or executive order to close.

“Primary Exchange” means, with respect to each Index constituent or each constituent underlying a successor index, the primary exchange or market of trading such Index constituent or such constituent underlying a successor index.

“Related Exchange” means, with respect to each Index constituent or each constituent underlying a successor index, each exchange or quotation system where trading has a material effect (as determined by the Security Calculation Agent) on the overall market for futures or options contracts relating to such Index constituent or such constituent underlying a successor index.

Underlying Index

The return on the Securities is linked to the performance of the MVIS US Business Development Companies Index, the successor index to the Wells Fargo® Business Development Company Index (the “Original Index”) effective after market close on the July 30, 2021 (the “Effective Date”). On April 26, 2021, the Security Calculation Agent announced that, pursuant to the terms of the Securities, it has determined that the Index is comparable to the Original Index and approved the Index as the successor index for the Securities following the discontinuation of publication of the Original Index. The Index is intended to measure the performance of the largest and most liquid companies which are treated as business development companies and are incorporated in the United States. The “Index Sponsor” is MV Index Solutions GmbH.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request on any Business Day during the term of the Securities to have us redeem your Securities (“Redemption Notice”) on any Business Day no later than 12:00 noon, New York City time, and a confirmation of redemption (“Redemption Confirmation”) by no later than 5:00 p.m., New York City time, on any Business Day, provided that you request that we redeem a minimum of 50,000 Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 Securities. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

The Securities will be redeemed and the holders will receive payment for their Securities on the third Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The final Redemption Date will be April 18, 2041; provided that if a call notice has been issued, the last Redemption Valuation Date is the fifth Index Business Day prior to the Call Settlement Date in connection with the call notice. (See “Specific Terms of the Securities — UBS’s Call Right”). If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index constituents, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event.”

For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable Redemption Notice and Redemption Confirmation are delivered. You may request that UBS AG accelerate the Redemption Valuation Date to the date on which you deliver the applicable Redemption Notice and Redemption Confirmation instead of the Index Business Day following such date. If UBS AG approves such request, in its sole discretion on a case-by-case basis, the Redemption Valuation Date for such redemption shall be the date on which you deliver the applicable Redemption Notice and Redemption Confirmation instead of the Index Business Day following such date. You should not assume that you will be entitled to any such acceleration. UBS AG will be under no obligation to approve any such request, or to make any announcement regarding any decision by it to approve any such request.

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures,” for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

(a)           the product of

(i)            the Stated Principal Amount and

(ii)           the Index Performance Ratio as of the Redemption Valuation Date, plus

(b)           the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Valuation Date if on the Redemption Valuation Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus

(c)           the Adjusted Coupon Amount, if any, minus

(d)           the Adjusted Tracking Fee Shortfall, if any, as of the Redemption Valuation Date, minus

(e)           the Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.”

For purposes of calculating the Redemption Amount, either the Adjusted Coupon Amount will be included or the Adjusted Tracking Fee Shortfall will be subtracted, but not both.

If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero.

We will inform you of such Redemption Amount on the first Business Day following the applicable Redemption Valuation Date.

You may lose some or all of your investment upon early redemption. The combined negative effect of the Accrued Tracking Fee and the Redemption Fee Amount will reduce your final Redemption Amount. If the level of the Index (as measured by the Final Index Level, as compared to the Initial Index Level) does not increase by an amount sufficient to offset the combined negative effect of the Accrued Tracking Fee and the Redemption Fee Amount (less any Coupon Amounts, any Stub Reference Distribution Amount, as applicable, and/or any Adjusted Coupon Amount you may be entitled to receive) or if the Final Index Level is less than the Initial Index Level, you may lose some or all of your investment upon early redemption.

The “Adjusted Coupon Amount,” with respect to any Redemption Valuation Date, is an amount in cash equal to the difference between the Adjusted Reference Distribution Amount, calculated as of the applicable Redemption Valuation Date, and the Adjusted Tracking Fee, calculated as of such Redemption Valuation Date, to the extent that the Adjusted Reference Distribution Amount, calculated as of such Redemption Valuation Date, is greater than or equal to the Adjusted Tracking Fee, calculated as of such Redemption Valuation Date.

The “Adjusted Reference Distribution Amount,” as of any Redemption Valuation Date, is an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to an Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Redemption Valuation Date.

The “Adjusted Tracking Fee” is, as of the Call Valuation Date or any Redemption Valuation Date, as applicable, an amount equal to:

(a)           the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, plus

(b)           the product of

(i)            the Annual Tracking Fee as of such Redemption Valuation Date or Call Valuation Date and

(ii)           a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Redemption Valuation Date or Call Valuation Date, and the denominator of which is 365.

The “Adjusted Tracking Fee Shortfall,” as of any Redemption Valuation Date, is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, to the extent that the Adjusted Reference Distribution Amount, calculated as of such Redemption Valuation Date, is less than the Adjusted Tracking Fee, calculated as of such Redemption Valuation Date.

The “Redemption Fee Amount” means, as of any date of determination, an amount per Security equal to the product of (i) 0.125% and (ii) the Current Indicative Value as of the immediately preceding Index Business Day.

Some of the defined terms used in this section have different applications when used in determining the Call Settlement Amount. For the definitions of the terms relevant to a call, please refer to “— UBS’s Call Right”.

We discuss redemption in “Medium-Term Notes, Series B” above under “Description of Debt Securities We May Offer — Redemption and Repayment.”

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption to UBS via email no later than 12:00 noon, New York City time, on the Business Day immediately preceding the applicable Redemption Valuation Date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Valuation Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon, New York City time, or your confirmation of redemption after 5:00 p.m., New York City time, on the Business Day prior to the applicable Redemption Valuation Date, your notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

UBS’s Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than 18 calendar days’ prior notice to the holders of the Securities, such redemption to occur on any Exchange Business Day (or if such day is not an Exchange Business Day, the next Exchange Business Day) that we may specify through and including the Maturity Date (the “Call Settlement Date”). Upon early redemption in the event we exercise this right, you will receive a cash payment equal to:

(a)           the product of

(i)            the Stated Principal Amount and (ii) the Index Performance Ratio as of the last Index Business

Day in the Call Measurement Period, plus

(b)           the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Valuation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus

(c)           the Adjusted Coupon Amount, if any, minus

(d)           the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period, plus

(e)           the Stub Reference Distribution Amount as of the last Index Business Day in the Call Measurement Period, if any.

We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero.

If UBS issues a call notice on any calendar day, the “Call Valuation Date” will be the fifth Business Day following the calendar day on which the call notice is issued.

We will inform you of such Call Settlement Amount on the first Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index constituents, such Call Valuation Date may be postponed as described under “— Market Disruption Event.”

The “Call Measurement Period” means the ten Index Business Days from and including the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event.”

You may lose some or all of your investment upon a call. The negative effect of the Accrued Tracking Fee will reduce your final payment. If the level of the Index (as measured by the Final Index Level, as compared to the Initial Index Level) is insufficient to offset the negative effect of the Accrued Tracking Fee (less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount, you may be entitled to receive) or if the Final Index Level is less than the Initial Index Level, you may lose some or all of your investment upon a call.

The “Accrued Tracking Fee” as of the last Index Business Day in the Call Measurement Period is an amount equal to:

(a)           the product of

(i)            the Annual Tracking Fee calculated as of the last Index Business Day in the Call Measurement Period, and

(ii)           a fraction, the numerator of which is the total number of calendar days from and excluding the Call Valuation Date to and including the last Index Business Day in the Call Measurement Period, and the denominator of which is 365, plus

(b)           the Adjusted Tracking Fee Shortfall (as defined below), if any.

The Accrued Tracking Fee also takes into account the performance of the Index, as measured by the Index Closing Level.

The “Adjusted Coupon Amount,” with respect to the Call Valuation Date, is an amount in cash equal to the difference between the Adjusted Reference Distribution Amount (as defined below), calculated as of the Call Valuation Date, and the Adjusted Tracking Fee (as defined below), calculated as of the Call Valuation Date, to the extent that the Adjusted Reference Distribution Amount, calculated as of the Call Valuation Date, is greater than or equal to the Adjusted Tracking Fee, calculated as of the Call Valuation Date.

The “Adjusted Reference Distribution Amount,” as of the Call Valuation Date, is an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to an Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including the Call Valuation Date.

The “Adjusted Tracking Fee”, as of the Call Valuation Date, is an amount equal to

(a)           the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus

(b)           the product of

(i)            the Annual Tracking Fee as of such Call Valuation Date and

(ii)           a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Call Valuation Date, and the denominator of which is 365.

The “Adjusted Tracking Fee Shortfall,” as of the Call Valuation Date, is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, to the extent that the Adjusted Reference Distribution Amount, calculated as of the Call Valuation Date, is less than the Adjusted Tracking Fee, calculated as of the Call Valuation Date.

Some of the defined terms used in this section have different applications when used in determining the Redemption Amount. For the definition of the terms relevant to early redemption, please refer to “— Early Redemption at the Option of the Holders”.

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will determine, among other things, the Current Indicative Value, the Final Index Level, the Index Performance Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Annual Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Final Measurement Period, the Coupon Payment Dates, the Coupon Valuation Dates, the Coupon Ex-Dates, the Coupon Record Dates, the Redemption Amount, if any, that we will pay you upon redemption, if applicable, the Call Settlement Date, the Call Valuation Date, the Call Measurement Period and the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities, and whether any day is a Business Day, Index Business Day or Exchange Business Day. The Security Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index. All determinations made by the Security Calculation Agent will be at the sole discretion of the Security Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Security Calculation Agent from time to time without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or call, or upon early redemption, or on a Coupon Payment Date on or prior to 12:00 noon, New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, any Call Settlement Date or any Coupon Payment Date, as applicable.

All dollar amounts related to determination of the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Annual Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Amount and Redemption Fee Amount, if any, per Security, the Call Settlement Amount, if any, per Security, and the Cash Settlement Amount, if any, per Security, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate stated principal amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on an Averaging Date (as defined below) or on a Redemption Valuation Date, the Index Closing Level for such Averaging Date or Redemption Valuation Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing (the “Deferred Averaging Date”) with respect to the Index irrespective of whether pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. If the postponement described in the preceding sentence results in the Index Closing Level being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the Index Closing Level on the Index Business Days during the Final Measurement Period or the Call Measurement Period, or on the Redemption Valuation Date, as applicable, the Security Calculation Agent or one of its affiliates, as the case may be, will apply the Index Closing Level for such Deferred Averaging Date (i) on the date(s) of the original Market Disruption Event and (ii) such Averaging Date. For example, if the Final Measurement Period or Call Measurement Period, as applicable, for purposes of calculating the Cash Settlement Amount or Call Settlement Amount, respectively, is based on the arithmetic mean of the Index Closing Levels on October 3, October 4, October 5, October 6, October 7, October 10, October 11, October 12, October 13 and October 14, and there is a Market Disruption Event with respect to the Index on October 3, but no other Market Disruption Event during the Final Measurement Period or the Call Measurement Period, as applicable, then the Index Closing Level on October 4 will be used twice to calculate the Cash Settlement Amount or Call Settlement Amount, respectively, and such Cash Settlement Amount or Call Settlement Amount, as applicable, will be determined based on the arithmetic mean of the Index Closing Levels on October 4, October 4, October, 5, October 6, October 7, October 10, October 11, October 12, October 13 and October 14.

If the Redemption Valuation Date for purposes of calculating a Redemption Amount is based on the Index Closing Level on October 3, 2016 and there is a Market Disruption Event with respect to the Index on October 3, 2016, then the Index Closing Level on October 4, 2016 will be used to calculate the Redemption Amount.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the final Averaging Date or the Redemption Valuation Date, as applicable, occurring more than three Index Business Days following the day originally scheduled to be such final Averaging Date or Redemption Valuation Date. If the third Index Business Day following the date originally scheduled to be the final Averaging Date, or the Redemption Valuation Date, as applicable, is not an Index Business Day or a Market Disruption Event has occurred or is continuing with respect to the Index on such third Index Business Day, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such third Index Business Day but for such Market Disruption Event.

An “Averaging Date” means each of the Index Business Days during the Final Measurement Period or the Call Measurement Period, as applicable, subject to adjustment as described herein.

Notwithstanding the occurrence of one or more of the events below, which may, in the Security Calculation Agent’s discretion, constitute a Market Disruption Event with respect to the Index, the Security Calculation Agent in its discretion may waive its right to postpone the Index Closing Level if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the Index Closing Level on such date.

Any of the following will be a Market Disruption Event with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

(a)           suspension, absence or material limitation of trading in a material number of Index constituents for more than two hours or during the one-half hour before the close of trading in the applicable market or markets;

(b)           suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index constituent equity interests in the primary market or markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market;

(c)           the Index is not published; or

(d)           in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging.”

The following events will not be Market Disruption Events with respect to the Index:

(a)           a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

(b)           a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index constituent equity interests.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index constituent equity interests are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in “Medium-Term Notes, Series B” above. If we exercise this right, the redemption price of the Securities will be determined by the Security Calculation Agent in a manner reasonably calculated to preserve your and our relative economic positions.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

In addition to the default amount described below, we will also pay the Coupon Amount per Security, if any, with respect to the final Coupon Payment Date, as described above under “— Coupon Payment,” calculated as if the date of acceleration was the last Index Business Day in the Final Measurement Period and the four Index Business Days immediately preceding the date of acceleration were the corresponding Index Business Days in the accelerated Final Measurement Period, with the fourth Index Business Day immediately preceding the date of acceleration being the accelerated Calculation Date and the accelerated final Coupon Valuation Date, and the Index Business Day immediately preceding the date of acceleration being the relevant final Coupon Valuation Date.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium- Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in “Medium-Term Notes, Series B” above under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuation of the Index; Alteration of Method of Calculation

If the Index Sponsor or the Index Calculation Agent discontinues publication of or otherwise fails to publish the Index, and the Index Sponsor, the Index Calculation Agent or another entity publishes a successor or substitute index that the Security Calculation Agent determines to be comparable to the discontinued Index (such index being referred to herein as a “successor index”), then the Index Closing Level for such successor index will be determined by the Security Calculation Agent by reference to the successor index on the dates and at the times as of which the Index Closing Levels for such successor index are to be determined.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If the Index Sponsor or the Index Calculation Agent discontinues publication of the Index prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or Call Measurement Period, or on the Redemption Valuation Date, as applicable, or any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on, the Calculation Date or any Index Business Day during the Final Measurement Period or Call Measurement Period, or on the Redemption Valuation Date, as applicable, or any other relevant date on which the Index Closing Level is to be determined, then the Security Calculation Agent will determine the Index Closing Level using the closing level and published share weighting of each Index constituent included in the Index or successor index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions as described under “MVIS US Business Development Companies Index — Corporate Events.”

In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a successor index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the level of the Index or such successor index does not, in the opinion of the Security Calculation Agent, fairly represent the level of the Index or such successor index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at a level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the levels for the Index or such successor index with reference to the Index or such successor index, as adjusted. The Security Calculation Agent will accordingly calculate the Current Indicative Value, the Final Index Level, the Index Performance Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Annual Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Fee Amount, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, upon redemption, if applicable, or the Call Settlement Amount that we will pay you on the Call Settlement Date, if applicable, based on the relevant index levels calculated by the Security Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at a level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or call, or upon early redemption will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in “Medium-Term Notes, Series B”.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in “Medium-Term Notes, Series B”, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— UBS’s Call Right” and “— Early Redemption at the Option of the Holders” above.

Defeasance

Neither full defeasance nor covenant defeasance, as described in “Medium-Term Notes, Series B” under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance,” will apply to the Securities.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We issued the Securities initially in an amount having the aggregate stated principal amount specified on the cover of this prospectus supplement. We may issue additional Securities in amounts that exceed such amount at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in “Medium-Term Notes, Series B”.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate stated principal amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

8. ETRACS Alerian MLP Index ETN Series B due July 18, 2042

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

These Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described under “Medium-Term Notes, Series B” above. This section summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” under “Medium-Term Notes, Series B” above. The terms described here supplement those described in “Medium-Term Notes, Series B” above and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 12, 2015, between us and U.S. Bank Trust National Association, as trustee.

We describe the terms of the Securities in more detail below.

The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity or call, or upon early redemption. Instead, at maturity, you will receive a cash payment the amount of which will vary depending on the performance of the VWAP Level calculated in accordance with the formula set forth below and will be reduced by the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period. We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is equal to or less than zero, the Cash Settlement Amount will be zero and you will not receive a cash payment.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment on the Redemption Date equal to the Redemption Amount as described below under “— Early Redemption at the Option of the Holders.”

The Securities may pay a cash coupon during their term.

Coupon Payment

For each Security you hold on the applicable Coupon Record Date, on each Coupon Payment Date you will receive an amount in cash equal to the excess, if any, of the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, over the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”).

To the extent the Reference Distribution Amount on any Coupon Valuation Date is equal to or less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount payment made on the corresponding Coupon Payment Date, and an amount equal to the difference between the Accrued Tracking Fee and the Reference Distribution Amount (the “Tracking Fee Shortfall”) will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. This process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date. The final Coupon Amount will be included in the Cash Settlement Amount.

The “Coupon Payment Date” means the fifteenth (15th) Index Business Day following each Coupon Valuation Date, provided that the final Coupon Payment Date will be the Maturity Date, subject to adjustment as described herein. The first Coupon Payment Date will be December 8, 2015.

The “Coupon Record Date” means the ninth (9th) Index Business Day following each Coupon Valuation Date.

The “Coupon Ex-Date,” with respect to a Coupon Amount, means the first (1st) Exchange Business Day on which the Securities trade without the right to receive such Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the second (2nd) Exchange Business Day prior to the applicable Coupon Record Date.

The “Coupon Valuation Date” means the fifteenth (15th) of February, May, August and November of each calendar year during the term of the Securities or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date, subject to adjustment as described herein. The first Coupon Valuation Date will be November 16, 2015.

The “Reference Distribution Amount” means (i) as of the first Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding August 17, 2015 to and including the first Coupon Valuation Date; and (ii) as of any other Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date.

Notwithstanding the foregoing, with respect to cash distributions for an Index constituent which are scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index constituent fails to pay the distribution to holders of such Index constituent by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

The “Reference Holder” is, as of any date of determination, a hypothetical holder of a number of units of each Index constituent equal to (i) the published unit weighting of that Index constituent as of that date, divided by (ii) the product of (a) the Index Divisor as of that date, and (b) the Initial VWAP Level divided by 25.

“record date” means, with respect to a distribution on an Index constituent, the date on which a holder of the Index constituent must be registered as a unitholder of such Index constituent in order to be entitled to receive such distribution.

“ex-dividend date” means, with respect to a distribution on an Index constituent, the first Business Day on which transactions in such Index constituent trade on the Primary Exchange without the right to receive such distribution.

The “Quarterly Tracking Fee” means, as of any date of determination, an amount per Security equal to the product of (i) 0.20% (equivalent to 0.80% per annum) and (ii) the Current Indicative Value as of the immediately preceding Index Business Day.

The “Current Indicative Value,” as determined by the Security Calculation Agent, means, as of any date of determination, an amount per Security equal to the product of (i) the Stated Principal Amount multiplied by (ii) a fraction, the numerator of which is equal to the VWAP Level (as defined under “— Cash Settlement Amount at Maturity”) as of such date and the denominator of which is equal to the Initial VWAP Level. As of October 7, 2015, the Current Indicative Value was 21.4587.

The “Accrued Tracking Fee” is:

(1)           with respect to the first Coupon Valuation Date, an amount equal to the Quarterly Tracking Fee calculated as of the first Coupon Valuation Date (for the avoidance of doubt, the calculation of the Accrued Tracking Fee with respect to the first Coupon Valuation Date will be for a full quarter beginning from and excluding August 17, 2015);

(2)           with respect to any Coupon Valuation Date, other than the first and last Coupon Valuation Dates, an amount equal to the Quarterly Tracking Fee as of such Coupon Valuation Date, plus the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, if any; and

(3)           with respect to the last Coupon Valuation Date, an amount equal to

(a)           the product of

(i)            the Quarterly Tracking Fee as of such Coupon Valuation Date and

(ii)           a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date, and the denominator of which is 90, plus

(b)           the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date. If there is a Tracking Fee Shortfall on the last Coupon Valuation Date, it will be taken into account in determining the Cash Settlement Amount, as described below.

The calculation of the Accrued Tracking Fee also takes into account the performance of the Index, as measured by the VWAP Level.

Cash Settlement Amount at Maturity

The “Maturity Date” is July 18, 2042, which will be the third Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called or redeemed, you will receive at maturity a cash payment equal to

(a)           the product of

(i)            the Stated Principal Amount and

(ii)           the Index Performance Ratio as of the last Index Business Day in the Final Measurement Period, plus

(b)           the final Coupon Amount, minus

(c)           the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, plus

(d)           the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any.

We refer to this cash payment as the “Cash Settlement Amount.” If the amount calculated above is equal to or less than zero, the payment at maturity will be zero.

You may lose some or all of your investment at maturity. The negative effect of the Accrued Tracking Fee will reduce your final payment. If the level of the Index increases (as measured by the Final VWAP Level, as compared to the Initial VWAP Level), such increase may be insufficient to offset the negative effect of the Accrued Tracking Fee (less any Coupon Amounts, Stub Reference Distribution Amount and/ or Adjusted Coupon Amount, as applicable, you may be entitled to receive), or if the Final VWAP Level is less than the Initial VWAP Level, you may lose some or all of your investment at maturity.

The “Stated Principal Amount” of each Security is $25.00.

The “Index Performance Ratio” on any Index Business Day is calculated as follows:

Final VWAP Level
Initial VWAP Level

The “VWAP” with respect to each Index constituent, as of any date of determination, is the volume-weighted average price of one unit of such Index constituent as determined by the VWAP Calculation Agent based on the Primary Exchange for each Index constituent. For information about how the VWAP will be calculated to the extent a Disrupted Day exists with respect to an Index constituent, please see “— Market Disruption Event.”

The “Initial VWAP Level” is 396.997, the VWAP Level on July 17, 2012, as determined by the VWAP Calculation Agent. See “— VWAP Calculation Agent” below.

The “Final VWAP Level,” as determined by the VWAP Calculation Agent, will be the arithmetic mean of the VWAP Levels measured on each Index Business Day during the Final Measurement Period or the Call Measurement Period or on any applicable Redemption Measurement Date, as applicable.

The “VWAP Level,” as determined by the VWAP Calculation Agent as of any Index Business Day, is equal to (1) the sum of the products of (i) the VWAP of each Index constituent as of such date and (ii) the published unit weighting of that Index constituent as of such date divided by (2) the Index Divisor as of such date, or expressed as a formula, as follows:

where:

n is the number of Index constituents;

VWAPi,t is the VWAP of Index constituent i as of Index Business Day t;

Wi, t is the published unit weighting of Index constituent i as of Index Business Day t; and

Index Divisor t is the Index Divisor as of Index Business Day t.

As of October 7, 2015, the VWAP Level was 340.761.

The “Index Divisor,” as of any date of determination, is the divisor used by the Index Calculation Agent to calculate the level of the Index, as further described under “Alerian MLP Index — Index Equations”.

The “Accrued Tracking Fee” as of the last Index Business Day in the Final Measurement Period is an amount equal to

(a)           the product of

(i)            the Quarterly Tracking Fee calculated as of the last Index Business Day in the Final Measurement Period and

(ii)           a fraction, the numerator of which is the total number of calendar days from and excluding the Calculation Date to and including the last Index Business Day in the Final Measurement Period, and the denominator of which is 90, plus

(b)           the Tracking Fee Shortfall as of the last Coupon Valuation Date, if any.

The Accrued Tracking Fee also takes into account the performance of the Index, as measured by the VWAP Level.

The “Final Measurement Period” means the five (5) Index Business Days from and including the Calculation Date, subject to adjustment as described under “— Market Disruption Event.”

The “Stub Reference Distribution Amount” means, as of the last Index Business Day in the Final Measurement Period or the Call Measurement Period, as applicable, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the first Index Business Day in the Final Measurement Period or the Call Measurement Period, as applicable, to and including the last Index Business Day in the Final Measurement Period or the Call Measurement Period, as applicable, provided, that for the purpose of calculating the Stub Reference Distribution Amount, the Reference Holder will be deemed to hold 4/5 ths, 3/5 ths, 2/5 ths and 1/5 th of the shares of each Index constituent it would otherwise hold on the second, third, fourth and fifth Index Business Day, respectively, in such Final Measurement Period or the Call Measurement Period.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently S&P.

The “Calculation Date” means July 9, 2042, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

“Exchange Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index constituent or each constituent underlying a successor index, the primary exchange or market of trading such Index constituent or such constituent underlying a successor index.

“Related Exchange” means, with respect to each Index constituent or each constituent underlying a successor index, each exchange or quotation system where trading has a material effect (as determined by the Security Calculation Agent) on the overall market for futures or options contracts relating to such Index constituent or such constituent underlying a successor index.

Underlying Index

The Alerian MLP Index measures the composite performance of energy master limited partnerships (“MLPs”), and is calculated by S&P Dow Jones Indices using a float-adjusted, capitalization-weighted methodology. We refer to the MLPs included in the Index as the “Index constituents.” The Index constituents earn the majority of their cash flow from qualifying activities involving energy commodities, which include pipeline transportation, gathering and processing, storage, production and mining, marketing, marine transportation, services, catalytic conversion, mineral interest, refining, regasification and other related activities.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request to have us redeem your Securities on any Business Day no later than 12:00 noon, New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the applicable Redemption Notice Date, provided that you request that we redeem a minimum of 50,000 Securities. For any applicable redemption request, the “Redemption Notice Date” will be the date that the applicable Redemption Notice and Redemption Confirmation are delivered. If such Redemption Notice or Redemption Confirmation is delivered on a day that is not an Index Business Day, then the Redemption Notice Date shall be the next Index Business Day. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 Securities. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

The Securities will be redeemed and the holders will receive payment for their Securities on the third Business Day following the applicable Redemption Measurement Date (the “Redemption Date”). The first Redemption Date will be October 15, 2015. If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Measurement Date with respect to any of the Index constituents, such Redemption Measurement Date may be postponed as described under “— Market Disruption Event.”

The applicable “Redemption Measurement Date” means the Index Business Day following the applicable Redemption Notice Date, subject to adjustments as described under “— Market Disruption Event.”

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures,” for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to

(a)           the product of

(i)            the Stated Principal Amount and

(ii)           the Index Performance Ratio as of the Redemption Measurement Date, plus

(b)           the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Measurement Date if on the Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus

(c)           the Adjusted Coupon Amount, if any, minus

(d)           the Adjusted Tracking Fee Shortfall, if any, minus

(e)           the Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.” We have determined to offer all holders of the Securities the option, upon early redemption and solely for purposes of determining the Redemption Amount, but not for any other purpose, to elect that the Index Performance Ratio (which is used to calculate the Redemption Amount) be calculated using the Index Closing Level on the Redemption Measurement Date instead of the Final VWAP Level. If the redeeming holder so elects, the Index Performance Ratio will be calculated, for purposes of determining the Redemption Amount, as:

Index Closing Level on the Redemption Measurement Date
Initial VWAP Level

The “Index Closing Level” is the closing level of the Index as reported on the NYSE and Bloomberg; provided, however, that if the closing level of the Index as reported on the NYSE (or any successor) differs from the closing level of the Index as reported on Bloomberg (or any successor), then the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent.

If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero.

We will inform you of such Redemption Amount on the first Business Day following the applicable Redemption Measurement Date.

You may lose some or all of your investment upon early redemption. The combined negative effect of the Accrued Tracking Fee and the Redemption Fee Amount will reduce your final Redemption Amount. If the level of the Index (as measured by the Final VWAP Level) does not increase as compared to the Initial VWAP Level by an amount sufficient to offset the combined negative effect of the Accrued Tracking Fee and the Redemption Fee Amount (less any Coupon Amounts, any Stub Reference Distribution Amount, as applicable, and/or any Adjusted Coupon Amount you may be entitled to receive), you may lose some or all of your investment upon early redemption.

The “Adjusted Coupon Amount,” with respect to any Redemption Measurement Date, is an amount in cash equal to the difference between the Adjusted Reference Distribution Amount, calculated as of such Redemption Measurement Date, and the Adjusted Tracking Fee, calculated as of such Redemption Measurement Date. To the extent the Adjusted Reference Distribution Amount is less than the Adjusted Tracking Fee, the Redemption Amount will not include an Adjusted Coupon Amount, and the Adjusted Tracking Fee Shortfall will be included in the calculation of Redemption Amount.

The “Adjusted Reference Distribution Amount,” as of any Redemption Measurement Date, is an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to an Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Measurement Date occurs prior to the first Coupon Valuation Date, the period from and excluding August 17, 2015) to and including such Redemption Measurement Date.

The “Adjusted Tracking Fee” is:

(1)           as of any Redemption Measurement Date occurring prior to the first Coupon Valuation Date, an amount equal to the product of

(i)            the Quarterly Tracking Fee as of such Redemption Measurement Date and

(ii)           a fraction, the numerator of which is the total number of calendar days from and excluding August 17, 2015 to and including such Redemption Measurement Date, and the denominator of which is 90; and

(2)           as of any Redemption Measurement Date occurring on or after the first Coupon Valuation Date, an amount equal to

(a)           the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus

(b)           the product of

(i)            the Quarterly Tracking Fee as of such Redemption Measurement Date and

(ii)           a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Redemption Measurement Date, and the denominator of which is 90.

The “Adjusted Tracking Fee Shortfall,” as of any Redemption Measurement Date, is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, to the extent that the Adjusted Reference Distribution Amount, calculated as of such Redemption Measurement Date, is less than the Adjusted Tracking Fee, calculated as of such Redemption Measurement Date.

The “Redemption Fee Amount” means an amount equal to 0.125% of the Current Indicative Value.

Some of the defined terms used in this section have different applications when used in determining the Call Settlement Amount. For the definitions of the terms relevant to a call, please refer to “— UBS Call Right.”

We discuss redemption in “ Medium-Term Notes, Series B” under “Description of Debt Securities We May Offer — Redemption and Repayment”.

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption to UBS via e-mail no later than 12:00 noon, New York City time, on the applicable Redemption Notice Date. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation,” to us via facsimile in the specified form by 5:00 p.m., New York City time on the same day. We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Measurement Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon, New York City time, or your confirmation of redemption after 5:00 p.m., New York City time, on the applicable Redemption Notice Date, your notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

UBS Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than eighteen calendar days’ prior notice to the holders of the Securities, such redemption to occur on any Business Day that we may specify on or after October 17, 2016 through and including the Maturity Date (the “Call Settlement Date”). Upon early redemption in the event we exercise this right, you will receive a cash payment equal to

(a)           the product of

(i)            the Stated Principal Amount and

(ii)           the Index Performance Ratio as of the last Index Business Day in the Call Measurement Period, plus

(b)           the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Valuation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus

(c)           the Adjusted Coupon Amount, if any, minus

(d)           the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period, plus

(e)           the Stub Reference Distribution Amount as of the last Index Business Day in the Call Measurement Period, if any.

We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero.

If UBS issues a call notice on any calendar day, the “Call Valuation Date” will be the last Business Day of the week in which the call notice is issued, generally Friday, subject to a minimum five (5) calendar day period commencing on the date of the issuance of the call notice and ending on the related Call Valuation Date. If UBS issues a call notice on a Friday, the related Call Valuation Date will fall on the following Friday. The Call Settlement Date will be the third Business Day following the last Index Business Day in the Call Measurement Period.

We will inform you of such Call Settlement Amount on the first Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index constituents, such Call Valuation Date may be postponed as described under “— Market Disruption Event.”

The “Call Measurement Period” means the five (5) Index Business Days from and including the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event.”

You may lose some or all of your investment upon a call. The negative effect of the Accrued Tracking Fee will reduce your final payment. If the increase in the Final VWAP Level, as compared to the Initial VWAP Level, is insufficient to offset the negative effect of the Accrued Tracking Fee (less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount), or if the Final VWAP Level is less than the Initial VWAP Level, you may lose some or all of your investment upon a call.

The Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period is an amount equal to

(a)           the product of

(i)            the Quarterly Tracking Fee calculated as of the last Index Business Day in such Call Measurement Period, and

(ii)           a fraction, the numerator of which is the total number of calendar days from and excluding the Call Valuation Date to and including the last Index Business Day in such Call Measurement Period, and the denominator of which is 90, plus

(b)           the Adjusted Tracking Fee Shortfall (as defined below), if any.

The Accrued Tracking Fee also takes into account the performance of the Index, as measured by the VWAP Level.

The “Adjusted Coupon Amount,” with respect to the Call Valuation Date, is an amount in cash equal to the difference between the Adjusted Reference Distribution Amount (as defined below), calculated as of the Call Valuation Date, and the Adjusted Tracking Fee (as defined in the preceding paragraph), calculated as of such Call Valuation Date. To the extent the Adjusted Reference Distribution Amount is less than the Adjusted Tracking Fee, the Call Settlement Amount will not include an Adjusted Coupon Amount, and the Adjusted Tracking Fee Shortfall (as defined below) will be included in the calculation of the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period.

The “Adjusted Reference Distribution Amount,” as of the Call Valuation Date, is an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to an Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including the Call Valuation Date.

The “Adjusted Tracking Fee” is:

as of the Call Valuation Date, an amount equal to

(a)           the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, plus

(b)           the product of

(i)            the Quarterly Tracking Fee as of such Call Valuation Date and

(ii)           a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Call Valuation Date, and the denominator of which is 90.

The “Adjusted Tracking Fee Shortfall,” as of the Call Valuation Date, is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, to the extent that the Adjusted Reference Distribution Amount, calculated as of such Call Valuation Date, is less than the Adjusted Tracking Fee, calculated as of such Call Valuation Date.

Some of the defined terms used in this section have different applications when used in determining the Redemption Amount. For the definition of the terms relevant to early redemption, please refer to “— Early Redemption at the Option of the Holders”.

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will determine, among other things, the Current Indicative Value, Index Performance Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Final Measurement Period, the Coupon Payment Dates, the Coupon Valuation Dates, the Coupon Ex-Dates, the Coupon Record Dates, the Redemption Amount, if any, that we will pay you upon redemption, if applicable, the Call Settlement Date, the Call Valuation Date, the Call Measurement Period and the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities, and whether any day is a Business Day, Exchange Business Day or Index Business Day. The Security Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index. All determinations made by the Security Calculation Agent will be at the sole discretion of the Security Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. The holder of the Securities shall not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or call, or upon early redemption, or on a Coupon Payment Date on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, any Call Settlement Date or any Coupon Payment Date, as applicable.

All dollar amounts related to determination of the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Amount and Redemption Fee Amount, if any, per security, the Call Settlement Amount, if any, per security, and the Cash Settlement Amount, if any, per security, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

VWAP Calculation Agent

The NYSE will on each day that is not a Disrupted Day (as defined below) act as the VWAP Calculation Agent. The VWAP Calculation Agent will determine the VWAP of any Index constituent, the VWAP Level and the Final VWAP Level on any Index Business Day on which such VWAP, VWAP Level and Final VWAP Level are to be determined during the term of the Securities. The VWAP Calculation Agent determined the Initial VWAP Level of 396.997 as of July 17, 2012. All determinations made by the VWAP Calculation Agent will be at the sole discretion of the VWAP Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different VWAP Calculation Agent from time to time without your consent and without notifying you.

All calculations with respect to the VWAP of any Index constituent, any VWAP Level and the Final VWAP Level will be rounded to the nearest thousandth, with five ten-thousandths rounded upward (e.g., .8765 would be rounded to .877).

Market Disruption Event

To the extent a Disrupted Day (as defined below) exists with respect to an Index constituent on an Averaging Date (as defined below) or on a Redemption Measurement Date, the VWAP and published unit weighting with respect to such Index constituent (and only with respect to such Index constituent) for such Averaging Date or Redemption Measurement Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day that is not a Disrupted Day (the “Deferred Averaging Date”) with respect to such Index constituent irrespective of whether pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. If the postponement described in the preceding sentence results in the VWAP of a particular Index constituent being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the VWAP Levels on the Index Business Days during the Final Measurement Period or the Call Measurement Period, or on the Redemption Measurement Date, as applicable, the Security Calculation Agent or one of its affiliates, as the case may be, will apply the VWAP and the published unit weighting with respect to such Index constituent for such Deferred Averaging Date to the calculation of the VWAP Level (i) on the date(s) of the original disruption with respect to such Index constituent and (ii) such Averaging Date. For example, if the Final Measurement Period or the Call Measurement Period, as applicable, for purposes of calculating the Cash Settlement Amount or Call Settlement Amount, respectively, is based on the arithmetic mean of the VWAP Levels on June 6, 2016, June 7, 2016, June 8, 2016, June 9, 2016 and June 10, 2016 and there is a Market Disruption Event for an Index constituent on June 6, 2016, but no other Market Disruption Event during the Final Measurement Period or the Call Measurement Period, as applicable, then the VWAP for such disrupted Index constituent on June 7, 2016 will be used more than once to calculate the Cash Settlement Amount or Call Settlement Amount, respectively, and such Cash Settlement Amount or Call Settlement Amount, as applicable, will be determined based on the arithmetic mean of the VWAP for such disrupted Index constituent on June 7, 2016, June 7, 2016, June 8, 2016, June 9, 2016 and June 10, 2016.

If the Redemption Measurement Date for purposes of calculating a Redemption Amount is based on the VWAP Level on June 6, 2016 and there is a Market Disruption Event for an Index constituent on June 6, 2016, then the VWAP for such disrupted Index constituent on June 7, 2016 will be used to calculate the Redemption Amount.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the final Averaging Date or the Redemption Measurement Date, as applicable, with respect to any Index constituent occurring more than three (3) Index Business Days following the day originally scheduled to be such final Averaging Date or Redemption Measurement Date. If the third Index Business Day following the date originally scheduled to be the final Averaging Date, or the Redemption Measurement Date, as applicable, is not an Index Business Day or is a Disrupted Day with respect to such Index constituent, the Security Calculation Agent or one of its affiliates will determine the VWAP and unit weighting with respect to any Index constituent required to be determined for the purpose of calculating the applicable VWAP Level based on its good faith estimate of the VWAP and unit weighting of each such Index constituent that would have prevailed on the Primary Exchange on such third Index Business Day but for such suspension or limitation.

An “Averaging Date” means each of the Index Business Days during the Final Measurement Period or the Call Measurement Period, as applicable, subject to adjustment as described herein.

A “Disrupted Day” with respect to any Index constituent is any Index Business Day on which the Primary Exchange or any Related Exchange fails to open for trading during its regular trading session or on which a Market Disruption Event has occurred and is continuing, and, in both cases, the occurrence of which is determined by the Security Calculation Agent to have a material effect on the VWAP Level.

With respect to an Index constituent, a “Market Disruption Event” means:

(a)           the occurrence or existence of a condition specified below:

(i)            any suspension, absence or limitation of trading on the Primary Exchange for trading in the Index constituent, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

(ii)           any suspension, absence or limitation of trading on the Related Exchange for trading in futures or options contracts related to the Index constituent, whether by reason of movements in price exceeding limits permitted by such Related Exchange or otherwise, or

(iii)          any event (other than an event described in (b) below) that disrupts or impairs (as determined by the Security Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for, the relevant Index constituent or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the relevant Index constituent; or

(b)           the closure on any Index Business Day of the Primary Exchange or any Related Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by the Primary Exchange or such Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the Primary Exchange or such Related Exchange on such Index Business Day and (ii) the submission deadline for orders to be entered into the Primary Exchange or such Related Exchange system for execution at the close of trading on such Index Business Day;

in each case determined by the Security Calculation Agent in its sole discretion; and

(c)           a determination by the Security Calculation Agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the Securities.

For purposes of the above definition:

(a)           a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Primary Exchange or Related Exchange, and

(b)           for purposes of clause (a) above, limitations pursuant to the rules of any Primary Exchange or Related Exchange similar to NYSE Rule 80B or Nasdaq Rule 4120 (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B or Nasdaq Rule 4120 as determined by the Security Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading.

“Scheduled Closing Time” means, with respect to the Primary Exchange or the Related Exchange, on any Index Business Day, the scheduled weekday closing time of the Primary Exchange or such Related Exchange on such Index Business Day, without regard to after hours or any other trading outside of the regular trading session hours.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described in “ Medium-Term Notes, Series B” under “Description of Debt Securities We May Offer — Optional Tax Redemption”. If we exercise this right, the redemption price of the Securities will be determined by the Security Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.” In addition to the default amount described below, we will also pay the Coupon Amount per Security, if any, with respect to the final Coupon Payment Date, as described above under “— Coupon Payment,” calculated as if the date of acceleration was the last Index Business Day in the Final Measurement Period and the four (4) Index Business Days immediately preceding the date of acceleration were the corresponding Index Business Days in the accelerated Final Measurement Period, with the fourth Index Business Day immediately preceding the date of acceleration being the accelerated Calculation Date and the accelerated final Coupon Valuation Date, and the Index Business Day immediately preceding the date of acceleration being the relevant final Coupon Valuation Date.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in Stated Principal Amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the “Medium-Term Notes, Series B” after a default or waiving some of our obligations under the indenture. We discuss these matters in “ Medium-Term Notes, Series B” above under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount in U.S. dollars for the principal of the Securities, as determined by the Security Calculation Agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two (2) Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third (3rd) Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five (5) Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third (3rd) Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five (5) Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two (2) Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

Ø    A-1 or higher by S&P or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If S&P discontinues publication of or otherwise fails to publish the Index, or S&P does not make the Index constituents, their unit weighting and/or the Index Divisor available to the VWAP Calculation Agent, and the Index Sponsor, S&P or another entity publishes a successor or substitute index that the Security Calculation Agent determines to be comparable to the discontinued Index and for which the Index constituents, their unit weighting, and/or the Index Divisor are available to the VWAP Calculation Agent (such index being referred to herein as a “successor index”), then the VWAP Level for such successor index will be determined by the VWAP Calculation Agent by reference to the sum of the products of the VWAPs of the components underlying such successor index on the Primary Exchanges and each such component’s respective weighting within the successor index (which sum will be adjusted by any index divisor used by such successor index) on the dates and at the times as of which the VWAP Levels for such successor index are to be determined.

Upon any selection by the Security Calculation Agent of a successor Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If S&P discontinues publication of the Index or does not make the Index constituents, their unit weightings and/or Index Divisor available to the VWAP Calculation Agent prior to, and such discontinuation or unavailability is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or the Call Measurement Period, or on the Redemption Measurement Date, as applicable, or any other relevant date on which the VWAP Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or the Call Measurement Period, or on the Redemption Measurement Date, as applicable, or any other relevant date on which the VWAP Level is to be determined, then the Security Calculation Agent will determine the relevant VWAP Levels using the VWAP and published unit weighting of each Index constituent included in the Index or successor index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions as described under “Alerian MLP Index — Index Rebalancings.” In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a successor index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the VWAP Level of the Index or such successor index does not, in the opinion of the Security Calculation Agent, fairly represent the VWAP Level of the Index or such successor index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at a VWAP level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the VWAP Levels for the Index or such successor index with reference to the Index or such successor index, as adjusted. The Security Calculation Agent will accordingly calculate the Final VWAP Level, the Current Indicative Value, the Index Performance Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Fee Amount, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, upon early redemption, if applicable, and the Call Settlement Amount, if any, that we will pay you in the event UBS calls the Securities, based on the relevant VWAP Levels calculated by the VWAP Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the VWAP Level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at a VWAP Level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or call, or upon early redemption will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “ Medium-Term Notes, Series B” under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities”.

Modified Business Day

As described in “ Medium-Term Notes, Series B” under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities”, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— UBS Call Right” and “— Early Redemption at the Option of the Holders” above.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We issued the Securities initially in an amount having the aggregate principal amount specified on the cover of the prospectus supplement. We may issue additional Securities in amounts that exceed such amount at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “ Medium-Term Notes, Series B” under “Description of Debt Securities We May Offer — Amounts That We May Issue”.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate stated principal amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

9. ETRACS Monthly Pay 2xLeveraged US Small Cap High Dividend ETN Series B, due November 10, 2048

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

These Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described under “Medium-Term Notes, Series B” above. This section summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” under “Medium-Term Notes, Series B” above. The terms described here supplement those described in “Medium-Term Notes, Series B” above and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 12, 2015 between us and U.S. Bank Trust National Association, as trustee.

We describe the terms of the Securities in more detail below. The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity, call or acceleration, or upon early redemption. Instead, at maturity, you will receive a cash payment per Security the amount of which will vary depending on the performance and path of the Index and will be reduced by the Accrued Fees as of the last Index Business Day in the Final Measurement Period as described under “— Cash Settlement Amount at Maturity.” If the amount as calculated is equal to or less than zero, the Cash Settlement Amount will be zero and you will not receive a cash payment.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment per Security on the relevant Redemption Date equal to the Redemption Amount as described under “— Early Redemption at the Option of the Holders.” If the amount as calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

Coupon Payment

For each Security you hold on the applicable Coupon Record Date, on each Coupon Payment Date you will receive an amount in cash equal to the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”).

If the Reference Distribution Amount on such Coupon Valuation Date is zero, you will not receive any Coupon Amount on the related Coupon Payment Date. The final Coupon Amount will be included in the

Cash Settlement Amount if on the last Index Business Day in the Final Measurement Period the Coupon Ex-Date with respect to the final Coupon Amount has not yet occurred.

The “Coupon Payment Date” means the fifteenth (15th) Index Business Day following each Coupon Valuation Date. The final Coupon Payment Date will be the Maturity Date, subject to adjustment as described herein. The first Coupon Payment Date will be December 21, 2018, subject to adjustment as provided herein.

The “Coupon Record Date” means the ninth Index Business Day following each Coupon Valuation Date.

The “Coupon Ex-Date,” with respect to a Coupon Amount, means the first Exchange Business Day on which the Securities trade without the right to receive such Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the Exchange Business Day prior to the applicable Coupon Record Date.

The “Coupon Valuation Date” means the 30th day of each month, and the 28th  day of February of each calendar year during the term of the Securities or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date, subject to adjustment described herein. The first Coupon Valuation Date will be November 30, 2018.

The “Reference Distribution Amount” means (i) as of the first Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituent Securities held by such Reference Holder on the record date with respect to any Index Constituent Security, for those cash distributions whose ex-dividend date occurs during the period from, but excluding, the Initial Trade Date to, and including, the first Coupon Valuation Date; (ii) as of any other Coupon Valuation Date (other than the Calculation Date), an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituent Securities held by such Reference Holder on the record date with respect to any Index Constituent Security for those cash distributions whose ex-dividend date occurs during the period from, but excluding, the immediately preceding Coupon Valuation Date to, and including, such Coupon Valuation Date; and (iii) as of the Calculation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituent Securities held by such Reference Holder on the record date with respect to any Index Constituent Security for those cash distributions whose ex-dividend date occurs during the period from, but excluding, the immediately preceding Coupon Valuation Date to, but excluding, the Calculation Date.

Notwithstanding the foregoing, with respect to cash distributions for an Index Constituent Security which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index Constituent Security fails to pay the distribution to holders of such Index Constituent Security by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

The “Reference Holder” is, as of any date of determination, a hypothetical holder of a number of units of each Index Constituent Security equal to two times (a) the product of (i) the published unit weighting of that Index Constituent Security as of that date and (ii) the Current Principal Amount, divided by (b) the Monthly Initial Closing Level or Loss Rebalancing Closing Level, whichever is more recent.

“record date” means, (i) with respect to a distribution on an Index Constituent Security, the date on which a holder of the Index Constituent Security must be registered as a stockholder/unitholder of such Index Constituent Security in order to be entitled to receive such distribution and (ii) with respect to any split or reverse split, the tenth Business Day after the announcement date.

“ex-dividend date” means, with respect to a distribution on an Index Constituent Security, the first Business Day on which transactions in such Index Constituent Security trade on the Primary Exchange without the right to receive such distribution.

Cash Settlement Amount at Maturity

The “Maturity Date” is November 10, 2048, which will be the second Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called, redeemed or accelerated, you will receive at maturity a cash payment equal to:

(a)           the product of

(i)            the Current Principal Amount and (ii) the Index Factor as of the last Index Business Day in the Final Measurement Period, plus

(b)           the final Coupon Amount, if on the last Index Business Day in the Final Measurement Period the Coupon Ex-Date with respect to the final Coupon Amount has not yet occurred, minus

(c)           the Accrued Fees as of the last Index Business Day in the Final Measurement Period, plus

(d)           the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any.

We refer to this cash payment as the “Cash Settlement Amount.”

If the amount so calculated is equal to or less than zero, the payment at maturity will be zero.

The following graphic illustrates the formula to determine the Cash Settlement Amount, which has been simplified for ease of presentation.

Current Principal Amount × Index Factor	+	Final Coupon Amount	—	Accrued Fees	+	Stub Reference Distribution Amount

You may lose all or a substantial portion of your investment at maturity. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged monthly return of the Index is insufficient to offset the negative effect of the Accrued Fees (less any Coupon Amounts and/or any Stub Reference Distribution Amount, as applicable, you may be entitled to receive), or if the compounded leveraged monthly return of the Index is negative, you may lose all or a substantial portion of your investment at maturity.

The Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right and, upon the occurrence of an acceleration event, the Securities may be accelerated and redeemed by UBS, at its option. See “Specific Terms of the Securities — UBS’s Call Right” and “Specific Terms of the Securities — Optional Acceleration Upon Minimum Indicative Value”.

The Stated Principal Amount of each Security is $25.00. The Securities may be issued and sold over time at then-current market prices which may be significantly higher or lower than the Stated Principal Amount.

The Current Principal Amount for the period from the Initial Settlement Date to November 30, 2018 (such period, the “initial calendar month”) will equal $25.00 per Security (unless a Loss Rebalancing Event occurs during the initial calendar month). For each subsequent calendar month, the Current Principal Amount for each Security will be reset as follows on the Monthly Reset Date:

New Current Principal Amount = previous Current Principal Amount × Index Factor on the applicable Monthly Valuation Date – Accrued Fees on the applicable Monthly Valuation Date

In the event of a Loss Rebalancing Event, the Current Principal Amount will be reset on the applicable Loss Rebalancing Reset Date as described below under “— Loss Rebalancing Events”.

If a day that would otherwise be a Monthly Reset Date falls within a Measurement Period, then the Current Principal Amount will not be reset on such date and no further Monthly Reset Dates will occur during the term of the Securities.

If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

For each calendar month, the “Monthly Reset Date” is the first Exchange Business Day of that month beginning on December 1, 2018 and ending on November 1, 2048, subject to adjustment as described under “— Market Disruption Event.” If a day that would otherwise be a Monthly Reset Date falls within a Measurement Period, as applicable, then the Current Principal Amount will not be reset on such date and no further Monthly Reset Dates will occur during the term of the Securities.

For each Monthly Reset Date, the “Monthly Valuation Date” is the last Exchange Business Day of the previous calendar month beginning on November 30, 2018 and ending on October 31, 2048, subject to adjustment as described under “— Market Disruption Event.” If a day that would otherwise be a Monthly Reset Date falls within a Measurement Period, then the Current Principal Amount will not be reset on such date and no further Monthly Reset Dates or Monthly Valuation Dates will occur during the term of the Securities.

The “Index Factor” is: 1 + (2 × Index Performance Ratio).

The “Index Performance Ratio” may be calculated on multiple dates of determination during any applicable calendar month. The formula used to calculate the Index Performance Ratio on any date of determination depends on the number of Loss Rebalancing Events that have occurred in the applicable calendar month.

If no Loss Rebalancing Events have occurred in the applicable calendar month, then on any Index Business Day during a Measurement Period, or on the Monthly Valuation Date, any Redemption Valuation Date, the first Loss Rebalancing Valuation Date of the applicable calendar month or any other date of determination, as applicable, the Index Performance Ratio will be equal to:

Index Valuation Level – Monthly Initial Closing Level
Monthly Initial Closing Level

where the “Monthly Initial Closing Level” for the initial calendar month is 122.3841, the Index Closing Level on November 8, 2018. For each subsequent calendar month, the Monthly Initial Closing Level will equal the Index Closing Level on the Monthly Valuation Date for the previous calendar month. For example, the Monthly Initial Closing Level for December 2018 will equal the Index Closing Level on November 30, 2018, subject to adjustment. If a day that would otherwise be a Monthly Reset Date falls within a Measurement Period, then the Current Principal Amount will not be reset on such date and the Monthly Initial Closing Level for the then-current calendar month will remain the same as it was for the immediately preceding calendar month.

If one or more Loss Rebalancing Events have occurred during the applicable calendar month, then on any Index Business Day during a Measurement Period, or on the Monthly Valuation Date, any Redemption Valuation Date, on each Loss Rebalancing Valuation Date after the first Loss Rebalancing Valuation Date in the applicable calendar month or on any other date of determination, as applicable, the Index Performance Ratio will be equal to:

Index Valuation Level – the most recent Loss Rebalancing Closing Level the most recent Loss Rebalancing Closing Level

The “Index Closing Level” will equal the closing level of the Index on any date of determination, as reported on the NYSE and Bloomberg L.P.

The “Index Valuation Level”, as determined by the Security Calculation Agent will equal the arithmetic mean of the Index Closing Levels measured on each Index Business Day during the applicable Measurement Period, or the Index Closing Level on any Monthly Valuation Date, Loss Rebalancing Valuation Date or Redemption Valuation Date, provided that if the Redemption Valuation Date falls in any Measurement Period, for the purposes of calculating the Index Performance Ratio as of the Redemption Valuation Date, the Index Valuation Level on any date of determination during such Measurement Period shall equal (a) 1/5 times (b) (i) the sum of the Index Closing Levels on each Index Business Day from, and including, the first Index Business Day of the applicable Measurement Period, to, and including, the date of determination, plus (ii) the number of Index Business Days from, but excluding, the date of determination to, and including, the last Index Business Day in such Measurement Period, times the Index Closing Level on such date of determination.

“Measurement Period” means the Final Measurement Period, Call Measurement Period or Acceleration Valuation Period, as applicable.

The “intraday indicative value”, or “Indicative Value” is an amount per Security, as determined by the Security Calculation Agent as of any date of determination equal to (Current Principal Amount on the previous calendar day × Index Factor, calculated using the intraday indicative value of the Index) — Accrued Fees + Coupon Amount with respect to the Coupon Valuation Date immediately preceding the date of determination if on the date of determination the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred + Reference Distribution Amount, calculated as if such time and date of determination is a Coupon Valuation Date.

The “Current Indicative Principal Amount”, is an amount per Security, as determined by the Security Calculation Agent as of any date of determination, equal to the product of (i) the Current Principal Amount and (ii) the Index Factor as of such date, using the Index Closing Level as of such date as the Index Valuation Level.

The “Accrued Fees” as of any date of determination means the sum of (1) the Accrued Tracking Fee as of such date and (2) the Accrued Financing Charges as of such date.

The Securities are subject to an “Accrued Tracking Fee” per Security, calculated as follows:

(a)           On the Initial Trade Date, the Accrued Tracking Fee is equal to 0.

(b)           On the initial Monthly Valuation Date (or if applicable, on a Loss Rebalancing Date that occurs prior to the initial Monthly Valuation Date), the Accrued Tracking Fee is an amount equal to the product of: (a) the Annual Tracking Fee as of the initial Monthly Valuation Date and (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the Initial Trade Date to, and including, the initial Monthly Valuation Date (or Loss Rebalancing Date, as applicable), and the denominator of which is 365.

(c)           On any subsequent Monthly Valuation Date other than the Initial Monthly Valuation Date or on any Loss Rebalancing Date, the Accrued Tracking Fee is an amount equal to the product of (a) the Annual Tracking Fee as of such Monthly Valuation Date or Loss Rebalancing Date, as the case may be, and (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date (or Loss Rebalancing Date, whichever is more recent), to, and including, such Monthly Valuation Date or Loss Rebalancing Date, as the case may be, and the denominator of which is 365.

(d)           On the last Exchange Business Day of an applicable Measurement Period, or as of the Redemption Valuation Date, as applicable, the Accrued Tracking Fee is an amount equal to the product of (a) the Annual Tracking Fee calculated as of the last Exchange Business Day of the applicable Measurement Period, or as of the Redemption Valuation Date, as applicable, and (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date (or Loss Rebalancing Date, whichever is more recent), to, and including, (i) such last Exchange Business Day of such Measurement Period, or (ii) such Redemption Valuation Date (or, if the Optional Acceleration Date or Redemption Valuation Date occurs prior to the initial Monthly Valuation Date, the period from, and excluding, the Initial Trade Date), as applicable, and the denominator of which is 365.

The “Annual Tracking Fee” is, as of any date of determination, an amount per Security equal to the product of (i) the Annual Tracking Rate and (ii) the Current Indicative Principal Amount as of the immediately preceding Index Business Day.

The “Annual Tracking Rate” is 0.85%.

The Securities are subject to “Accrued Financing Charges” per Security calculated as follows:

(a)           On the Initial Trade Date, the Accrued Financing Charge for each Security is equal to $0.

(b)           On the initial Monthly Valuation Date (or if applicable, on a Loss Rebalancing Date that occurs prior to the initial Monthly Valuation Date), the Accrued Financing Charge for each Security will equal (a) the aggregate sum of (i) the Financing Level as of each date starting from, but excluding, the Initial Trade Date, to and including the initial Monthly Valuation Date (or Loss Rebalancing Date, whichever is more recent) times (ii) the Financing Rate as of such date, divided by (b) 360.

(c)           On any subsequent Monthly Valuation Date, the Accrued Financing Charge for each Security will equal (a) the aggregate sum of (i) the Financing Level as of each date starting from, but excluding, the immediately preceding Monthly Valuation Date (or Loss Rebalancing Valuation Date, whichever is more recent), to and including, the then current Monthly Valuation Date times (ii) the Financing Rate as of such date, divided by (b) 360.

(d)           On the last Index Business Day of an applicable Measurement Period, or as of the Redemption Valuation Date, as applicable, the Accrued Financing Charge for each Security will equal (a) the aggregate sum of (i) the Financing Level as of each date starting from, but excluding, the immediately preceding Monthly Valuation Date (or Loss Rebalancing Valuation Date, or, if the Redemption Valuation Date falls in the Initial Calendar Month, the Initial Trade Date, whichever is more recent), to, and including such last Index Business Day in such Measurement Period, or such Redemption Valuation Date, as applicable, times (ii) the Financing Rate as of such date, divided by (b) 360.

The “Financing Level” is, as of any date of determination, an amount that equals the Current Principal Amount.

The “Financing Rate” will equal the sum of (a) the “Financing Spread” of 0.80% and (b) the London interbank offered rate (British Banker’s Association) for three-month deposits in U.S. Dollars, which is displayed on Reuters page “LIBOR01” (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Calculation Agent) (“LIBOR”), as of 11:00 a.m., London time, on the day that is two London business days prior to the immediately preceding Monthly Valuation Date.

Notwithstanding the foregoing:

Ø    If the Security Calculation Agent determines on the relevant determination date that the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 has been discontinued, then the Security Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to such London interbank offered rate, provided that if the Security Calculation Agent determines there is an industry-accepted successor base rate, then the Security Calculation Agent shall use such successor base rate; and

Ø    If the Security Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Security Calculation Agent in its sole discretion may determine the business day convention, definition of business day and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry- accepted practices for such substitute or successor base rate.

The establishment of three-month U.S. Dollar LIBOR for each period by the Security Calculation Agent shall (in the absence of manifest error) be final and binding.

“London business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and is also a day on which dealings in U.S. dollars are transacted in the London interbank market.

The Accrued Financing Charges seek to compensate UBS for providing investors with the potential to receive a leveraged participation in movements in the Index Closing Level and are intended to approximate the monthly financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Securities.

The “Final Measurement Period” means the five Index Business Days from, and including, the Calculation Date, subject to adjustment as described under “— Market Disruption Event.”

The “Stub Reference Distribution Amount” means, as of the last Index Business Day in a Measurement Period, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituent Securities held by such Reference Holder on the “record date” with respect to any Index Constituent Security, for those cash distributions whose “ex-dividend date” occurs during the period from, but excluding, the immediately preceding Coupon Valuation Date (or if such Redemption Valuation Date or the Optional Acceleration Date occurs prior to the first Coupon Valuation Date, the period from but excluding the Initial Trade Date) to, and including, such last Index Business Day of such Measurement Period, or such Redemption Valuation Date, as applicable; provided, that for the purpose of calculating the Stub Reference Distribution Amount, the Reference Holder will be deemed to hold four-fifths, three-fifths, two-fifths and one-fifth of the shares of each Index Constituent Security it would otherwise hold on the second, third, fourth and fifth Index Business Day, respectively, in such Measurement Period.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently Solactive.

The “Calculation Date” means November 2, 2048, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

“Exchange Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading such Index Constituent Security or such constituent underlying a successor index.

“Related Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, each exchange or quotation system where trading has a material effect (as determined by the Security Calculation Agent) on the overall market for futures or options contracts relating to such Index Constituent Security or such constituent underlying a successor index.

Underlying Index

The return on the Securities is linked to the performance of the price return version of the Solactive US Small Cap High Dividend Index (“SOLSMHD”). The Index is designed to measure the performance of 100 relatively small capitalization, dividend yielding Index Constituent Securities selected from a universe of qualifying U.S. listed equity securities. The Index Sponsor and Index Calculation Agent is Solactive AG (“Solactive” or the “Index Sponsor”).

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request to have us redeem your Securities on any Index Business Day no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on any applicable Index Business Day, provided that you request that we redeem a minimum of 50,000 Securities. We reserve the right from time to time to waive this minimum redemption amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the notice of redemption is received by UBS rather than the following Index Business Day. You should not assume you will be entitled to the benefit of any such acceleration. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities.

The Securities will be redeemed and the holders will receive payment for their Securities on the second Index Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The first Redemption Date will be November 15, 2018, and the final Redemption Date will be November 3, 2048. In addition, if a call notice has been issued or if acceleration has been triggered, the last Redemption Valuation Date will be the fifth Index Business day prior to the Call Settlement Date or Acceleration Settlement Date, as applicable. If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index Constituent Securities, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event.”

As of any Redemption Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to:

(0.125% × Closing Indicative Value of the Security as of the Redemption Valuation Date).

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures,” for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

Closing Indicative Value as of the Redemption Valuation Date – Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero. We reserve the right from time to time to waive the Redemption Fee Amount in our sole discretion and on a case-by-case basis. There can be no assurance that we will elect to waive this fee and you should not assume you will be entitled to such fee waiver.

We will inform you of such Redemption Amount on the first Business Day following the applicable Redemption Valuation Date.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

The following graphic illustrates the formula to determine the Redemption Amount, which has been simplified for ease of presentation.

Closing Indicative Value	—	Redemption Fee Amount

You may lose all or a substantial portion of your investment upon early redemption. The combined negative effect of the Accrued Fees and the Redemption Fee Amount will reduce your final payment. If the compounded leveraged monthly return of the Index is insufficient to offset the negative effect of the Accrued Fees and the Redemption Fee Amount, if applicable (less any Coupon Amounts and/or any Stub Reference Distribution Amount you may be entitled to receive as of the Redemption Valuation Date), or if the compounded leveraged monthly return of the Index is negative, you may lose all or a substantial portion of your investment upon early redemption.

The Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right and, upon the occurrence of an acceleration event, the Securities may be accelerated and redeemed by UBS, at its option. See “Specific Terms of the Securities — UBS’s Call Right” and “Specific Terms of the Securities — Optional Acceleration Upon Minimum Indicative Value”.

We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Repayment.”

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, which we refer to as a “Redemption Notice” to UBS via email no later than 4:00 p.m. (New York City time) on the Index Business Day on which you elect to exercise your redemption right. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation”, to us via email in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Valuation Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your Redemption Notice after 4:00 p.m. (New York City time), or your Redemption Confirmation after 5:00 p.m. (New York City time), on the Business Day prior to the applicable Redemption Valuation Date, your Redemption Notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

We reserve the right from time to time to waive the minimum redemption amount or the Redemption Fee Amount in our sole discretion on a case-by-case basis. In addition, we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the Redemption Notice is received by UBS rather than the following Index Business Day. You should not assume you will be entitled to the benefit of any such waiver or election to accelerate the Redemption Valuation Date.

UBS’s Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than eighteen (18) calendar days’ prior notice to the holders of the Securities (which may be provided via press release), such redemption to occur on any Business Day that we may specify on or after November 15, 2019 through and including the Maturity Date. Upon early redemption in the event we exercise this right, you will receive a cash payment equal to

(a)           the product of

(i)            the Current Principal Amount and (ii) the Index Factor as of the last Index Business Day in the Call Measurement Period, plus

(b)           the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Valuation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, minus

(c)           the Accrued Fees as of the last Index Business Day in the Call Measurement Period, plus

(d)           the Stub Reference Distribution Amount as of the last Index Business Day in the Call Measurement Period, if any.

We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is equal to or less than zero, the payment upon UBS’s exercise of its Call Right will be zero.

We will inform you of such Call Settlement Amount on the first Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the second Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event.”

The “Call Measurement Period” means:

(a)           if the Market Value of Securities outstanding as at the close of business on the Exchange Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right is less than $75,000,000, the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event”;

(b)           if the Market Value of Securities outstanding as at the close of business on the Exchange Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right is equal to or greater than $75,000,000, the five (5) Index Business Days from and including the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event.”

The “Market Value” of the Securities outstanding as of the close of business on the Exchange Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right will equal:

Intraday indicative value as of such Exchange Business Day × number of Securities outstanding as reported by SMHBIV <Index> on Bloomberg.

The “Call Valuation Date” means the date disclosed as such by UBS in its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right.

In any notice to holders exercising the UBS Call Right, we will specify how many days are included in the Call Measurement Period.

The following graphic illustrates the formula to determine the Call Settlement Amount, which has been simplified for ease of presentation.

Current Principal Amount × Index Factor	+	Coupon Amount	—	Accrued Fees	+	Stub Reference Distribution Amount

You may lose all or a substantial portion of your investment upon a call. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged monthly return of the Index is insufficient to offset the negative effect of the Accrued Fees (less any Coupon Amounts and/or any Stub Reference Distribution Amount, as applicable, you may be entitled to receive), or if the compounded leveraged monthly return of the Index is negative, you may lose all or a substantial portion of your investment upon a call.

In addition, upon the occurrence of an acceleration event, the Securities may be accelerated and redeemed by UBS, at its option. See “Specific Terms of the Securities — Optional Acceleration Upon Minimum Indicative Value”.

Optional Acceleration Upon Minimum Indicative Value

If, at any time, the intraday indicative value of the Securities on any Index Business Day equals $2.00 or less (the “Indicative Value Optional Acceleration Trigger”) (each such day, an “Optional Acceleration Date”), all issued and outstanding Securities may be accelerated and redeemed by UBS, at its option (even if the intraday indicative value would later exceed $2.00 on such Optional Acceleration Date or any subsequent Index Business Day) for a cash payment equal to the Acceleration Amount (the “Acceleration Option”).

In the event that the Indicative Value Optional Acceleration Trigger threshold has been breached, UBS will issue a press release before 9:00 a.m. on the Index Business Day following the Optional Acceleration Date announcing whether or not it has elected to exercise its Acceleration Option. UBS is under no obligation to exercise its Acceleration Option and the Securities may remain outstanding following an Indicative Value Optional Acceleration Trigger Event occurring, if UBS does not elect to exercise such Acceleration Option.

The “Acceleration Amount” will equal

(a)           the product of

(i)            the Current Principal Amount and (ii) the Index Factor as of the last Index Business Day in the Acceleration Valuation Period, plus

(b)           the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Optional Acceleration Date if on the last Index Business Day in the Acceleration Valuation Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, minus

(c)           the Accrued Fees as of the last Index Business Day in the Acceleration Valuation Period, plus

(d)           the Stub Reference Distribution Amount as of the last Index Business Day in the Acceleration Valuation Period, if any.

If the Acceleration Amount is equal to or less than zero, the payment upon acceleration will be zero.

If the Indicative Value Optional Acceleration Trigger threshold has been breached and UBS elects to exercise its Acceleration Option, you will receive on the Acceleration Settlement Date only the Acceleration Amount in respect of your investment in the Securities. The “Acceleration Settlement Date” will be the second Business Day following the last Index Business Day of the Acceleration Valuation Period. The “Acceleration Valuation Period” will be the five Index Business Days from, but excluding, the Optional Acceleration Date, subject to adjustment as described under “— Market Disruption Event.” Subject to the prior verification by the Security Calculation Agent that the intraday indicative value of the Securities of $2.00 or less was accurately calculated by the NYSE, UBS must provide notice (which may be provided via press release) to the holders of the Securities that the minimum indicative value threshold has been breached not less than five calendar days prior to the Acceleration Settlement Date.

For a detailed description of how the minimum indicative value of the Securities is calculated see “Valuation of the Index and the Securities”.

If the Securities undergo a split or reverse split, the Indicative Value Optional Acceleration Trigger will be adjusted accordingly.

The following graphic illustrates the formula to determine the Acceleration Amount, which has been simplified for ease of presentation.

Current Principal Amount × Index Factor	+	Coupon Amount	—	Accrued Fees	+	Stub Reference Distribution Amount

You may lose all or a substantial portion of your investment upon acceleration. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged monthly return of the Index is insufficient to offset the negative effect of the Accrued Fees (less any Coupon Amounts and/or any Stub Reference Distribution Amount, as applicable, you may be entitled to receive), or if the compounded leveraged monthly return of the Index is negative, you may lose all or a substantial portion of your investment upon acceleration.

In addition, the Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right. See “Specific Terms of the Securities — UBS’s Call Right”.

Loss Rebalancing Events

A Loss Rebalancing Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0. This means that after a Loss Rebalancing Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Loss Rebalancing Event.

A “Loss Rebalancing Event” occurs if, at any time, the Intraday Index Value on any Index Business Day (other than an Excluded Day, as defined herein) decreases 20% in value from the previous Monthly Initial Closing Level or Loss Rebalancing Closing Level, whichever is more recent. If a Loss Rebalancing Event occurs, the Current Principal Amount of the Securities will be reset as described below, which will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0. A Loss Rebalancing Event may occur irrespective of whether a Market Disruption Event also occurs on such Index Business Day.

Upon the occurrence of a Loss Rebalancing Event, the Current Principal Amount will be reset on the applicable Loss Rebalancing Reset Date as follows:

New Current Principal Amount = previous Current Principal Amount × Index Factor on the applicable Loss Rebalancing Valuation Date — Accrued Fees on the applicable Loss Rebalancing Valuation Date

In the event of a Loss Rebalancing Event, the Financing Rate will not be adjusted.

On the next Monthly Valuation Date following one or more Loss Rebalancing Events, the Monthly Initial Closing Level will be replaced with the most recent Loss Rebalancing Closing Level in the calculation of the Index Performance Ratio.

Loss Rebalancing Events may occur multiple times over the term of the Securities and may occur multiple times during a single calendar month. This means both that (i) the Current Principal Amount may be reset more frequently than monthly and (ii) the cumulative effect of compounding and fees will have increased as a result of the Loss Rebalancing Event(s). Because each Loss Rebalancing Event will have the effect of deleveraging your Securities, following a Loss Rebalancing Event your Securities will have less exposure to a potential positive gain in value relative to the exposure before the occurrence of such Loss Rebalancing Event.

On any Loss Rebalancing Valuation Date, the Accrued Financing Charges for each Security will equal the product of (i) the Financing Level on the immediately preceding Monthly Valuation Date or Loss Rebalancing Valuation Date, whichever is more recent, times (ii) the Financing Rate times (iii) the number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date or Loss Rebalancing Valuation Date, whichever is more recent, to, and including, the then current Loss Rebalancing Valuation Date divided by (iv) 360.

An “Excluded Day” means (i) the Index Business Day immediately preceding any Monthly Valuation Date, (ii) any Monthly Valuation Date, (iii) any Loss Rebalancing Valuation Date (iv) the Index Business Day immediately preceding the first day of the Final Measurement Period or any day after such Index Business Day, (v) the Index Business Day immediately preceding the first day of the Call Measurement Period or any day after such Index Business Day, or (vi) the Optional Acceleration Date or any day after the Optional Acceleration Date.

“Loss Rebalancing Closing Level” means the Index Closing Level on the Loss Rebalancing Valuation Date.

“Loss Rebalancing Reset Date” means the first Index Business Day immediately following a Loss Rebalancing Valuation Date, subject to adjustment as described under “— Market Disruption Event.”

“Loss Rebalancing Valuation Date” means:

(a)           if a Loss Rebalancing Event occurs at or prior to 3:15 p.m. on an Index Business Day, the day that such Loss Rebalancing Event occurs, subject to adjustment as described under “— Market Disruption Event”;

(b)           if a Loss Rebalancing Event occurs after 3:15 p.m. on an Index Business Day, the first Index Business Day following the occurrence of such Loss Rebalancing Event, subject to adjustment as described under “— Market Disruption Event.”

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including, among other things, at maturity or upon early redemption or call, or at other times, the Current Principal Amount, Current Indicative Principal Amount, intraday indicative value, Market Disruption Events, Business Days, Index Business Days, Exchange Business Days, the Index Factor, the Index Performance Ratio, the Index Valuation Level, the Financing Level, the Accrued Fees (including determining any successor to the LIBOR base rate), the Coupon Amount, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Accrued Fees, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Coupon Ex-Dates, the Coupon Record Dates, the Redemption Amount, if any, that we will pay you upon redemption, if applicable, the Acceleration Amount that we will pay you upon acceleration, the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities, whether a Loss Rebalancing Event has occurred and whether any day is a Business Day, Index Business Day or an Exchange Business Day and all such other matters as may be specified elsewhere herein as matters to be determined by the Security Calculation Agent. The Security Calculation Agent will also be responsible for determining whether the Index has been discontinued and whether there has been a material change in the Index. The Security Calculation Agent will make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Security Calculation Agent will be conclusive for all purposes and binding on us, you, and all other persons having an interest in the Security, without liability on the part of the Security Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time after the date of the prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, call or acceleration, or upon early redemption, or on a Coupon Payment Date on or prior to 12:00 noon, New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, any Call Settlement Date, Acceleration Settlement Date or any Coupon Payment Date, as applicable.

All dollar amounts related to determination of the Coupon Amount, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Accrued Fees, the Redemption Amount and Redemption Fee Amount, if any, per Security, the Call Settlement Amount, if any, per Security, the Current Principal Amount, the Acceleration Amount, the Financing Level, and the Cash Settlement Amount, if any, per Security, will be rounded to the nearest ten-thousandth, with five one hundred- thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the Stated Principal Amount of the Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on an Averaging Date (as defined below), the Index Closing Level for such Averaging Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing (the “Deferred Averaging Date”) with respect to the Index irrespective of whether, pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. If the postponement described in the preceding sentence results in the Index Closing Level being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the Index Closing Level on any Averaging Date, the Security Calculation Agent or one of its affiliates, as the case may be, will apply the Index Closing Level for such Deferred Averaging Date (i) on the date(s) of the original Market Disruption Event and (ii) such Averaging Date. For example, if the applicable Measurement Period for purposes of calculating the Call Settlement Amount is based on the arithmetic mean of the Index Closing Levels on October 3, October 4, October 5, October 6 and October 7, and there is a Market Disruption Event with respect to the Index on October 3, but no other Market Disruption Event during such Measurement Period, then the Index Closing Level on October 4 will be used twice to calculate the Call Settlement Amount, and the Call Settlement Amount will be determined based on the arithmetic mean of the Index Closing Levels on October 4, October 4, October 5, October 6 and October 7. The same approach would be applied if there is a Market Disruption Event during any Measurement Period.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on the Redemption Valuation Date or any Monthly Valuation Date or Loss Rebalancing Valuation Date, the Index Closing Level for such Redemption Valuation Date, Monthly Valuation Date or Loss Rebalancing Valuation Date, as applicable, will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. For example, if the Redemption Valuation Date, for purposes of calculating a Redemption Amount, is based on the Index Closing Level on October 3 and there is a Market Disruption Event with respect to the Index on October 3, then the Index Closing Level on October 4 will be used to calculate the Redemption Amount, assuming that no such Market Disruption Event has occurred or is continuing on October 4.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the final Averaging Date or any Monthly Valuation Date, Redemption Valuation Date or Loss Rebalancing Valuation Date, as applicable, occurring more than three Index Business Days following the day originally scheduled to be such final Averaging Date or such Monthly Valuation Date, Redemption Valuation Date or Loss Rebalancing Valuation Date. If a Market Disruption Event has occurred or is continuing with respect to the Index on the third Index Business Day following the date originally scheduled to be the final Averaging Date or any Monthly Valuation Date, Redemption Valuation Date or Loss Rebalancing Valuation Date, as applicable, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such third Index Business Day but for such Market Disruption Event. If any Monthly Valuation Date or Loss Rebalancing Valuation Date is postponed as described above, the succeeding Monthly Reset Date or Loss Rebalancing Reset Date will occur on the next Index Business Day following the postponed Monthly Valuation Date or Loss Rebalancing Valuation Date, as applicable.

An “Averaging Date” means each of the Index Business Days during a Measurement Period, subject to adjustment as described herein.

Any of the following will be a Market Disruption Event with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

(a)           suspension, absence or material limitation of trading in a material number of Index Constituent Securities for trading in the Index Constituent Security, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

(b)           suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities in the primary market or markets for those contracts;

(c)           the Index is not published; or

(d)           in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging”.

The following events will not be Market Disruption Events with respect to the Index:

(a)           a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

(b)           a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Securities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Securities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the Security Calculation Agent in a manner reasonably calculated to preserve your and our relative economic positions.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

In addition to the default amount described below, we will also pay the Coupon Amount per Security, if any, with respect to the final Coupon Payment Date, as described above under “— Coupon Payment,” calculated as if the date of acceleration was the last Index Business Day in the Final Measurement Period and the four Index Business Days immediately preceding the date of acceleration were the corresponding Index Business Days in the accelerated Final Measurement Period, with the fourth Index Business Day immediately preceding the date of acceleration being the accelerated Calculation Date and the accelerated final Coupon Valuation Date, and the Index Business Day immediately preceding the date of acceleration being the relevant final Coupon Valuation Date.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars as determined by the Security Calculation Agent in its sole discretion, for the aggregate Stated Principal Amount of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five (5) Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five (5) Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index or Termination of Our License Agreement with the Index Sponsor; Alteration of Method of Calculation

If (i) the Index Sponsor discontinues publication of, or otherwise fails to publish, the Index, (ii) our license agreement with the Index Sponsor terminates or (iii) the Index Sponsor does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, and, in each case, any other person or entity publishes an index licensed to UBS that the Security Calculation Agent determines is comparable to the Index and for which the Index Constituent Securities and/or their unit weighting are available to the Security Calculation Agent (such index being referred to herein as a “successor index”),and the Security Calculation Agent approves such index as a successor index, then the Security Calculation Agent will determine the Index Closing Level on the applicable dates of determination, Coupon Amounts and the amount payable at maturity, call, acceleration or upon early redemption and all other related payments terms by reference to such successor index.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If the Index Sponsor discontinues publication of the Index, our license agreement with the Index Sponsor terminates or the Index Sponsor does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, prior to, and such discontinuation, termination or unavailability is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Monthly Valuation Date or Loss Rebalancing Valuation Date, as applicable, or on any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Monthly Valuation Date or Loss Rebalancing Valuation Date, as applicable, or any other relevant date on which the Index Closing Level is to be determined, then the Security Calculation Agent will determine the Index Closing Level using the Index Closing Level on the last Index Business Day immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

In addition, if an Index Replacement Event (as defined below) occurs at any time and the Index Sponsor or anyone else publishes an index that the Security Calculation Agent determines is comparable to the Index (the “Substitute Index”), then the Security Calculation Agent may elect, in its sole discretion, to permanently replace the original Index with the Substitute Index for all purposes under the Securities, and all provisions described in the prospectus supplement as applying to the Index will thereafter apply to the Substitute Index instead. In such event, the Security Calculation Agent will make such adjustments, if any, to any level of the Index or Substitute Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. If the Security Calculation Agent elects to replace the original Index with a Substitute Index, then the Security Calculation Agent will determine all amounts hereunder, including the Coupon Amounts, Current Principal Amount, Current Indicative Principal Amount, Index Factor, intraday indicative value, Accrued Fees, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity, call, or upon early redemption by reference to such Substitute Index. If the Security Calculation Agent so elects to replace the original Index with a Substitute Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities of the Securities.

An “Index Replacement Event” means:

(a)           an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange or Related Exchange (each as defined herein) is located that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of units in the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or the units in the Index Constituent Securities included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on any of these parties’ ability to perform their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(b)           any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after November 8, 2018 that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of units in the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or the units in the Index constituents included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on the ability of us, our affiliates, third parties with whom we transact or a similarly situated third party to perform our or their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(c)           any event that occurs on or after November 8, 2018 that makes it a violation of any law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange or Related Exchange (each as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for UBS AG or its affiliates to hold, acquire or dispose of units in the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or the units in the Index constituents included in the Index (including but not limited to exchange-imposed position limits), (ii) for us, our affiliates, third parties with whom we transact or similarly situated third parties to perform our or their obligations in connection with the Securities or (iii) for us to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(d)           any event, as determined by the Security Calculation Agent, as a result of which we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the Securities, or realize, recover or remit the proceeds of any such transaction or asset; or

(e)           as determined by the Security Calculation Agent, the primary exchange or market for trading for the Securities, if any, announces that pursuant to the rules of such exchange or market, as applicable, the Securities cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a successor index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the Index Closing Level of the Index or such successor index does not, in the opinion of the Security Calculation Agent, fairly represent the Index Closing Level of the Index or such successor index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at an Index Closing Level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the Index Closing Level for the Index or such successor index with reference to the Index or such successor index, as adjusted. The Security Calculation Agent will accordingly calculate the Index Closing Level, the Index Valuation Level, the Index Performance Ratio, the Coupon Amount, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Accrued Fees, the Redemption Fee Amount, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, upon early redemption, if applicable, the Call Settlement Amount, if any, that we will pay you in the event UBS calls the Securities, the Acceleration Amount that we will pay you in the event of an optional acceleration upon minimum indicative value, if applicable, the Loss Rebalancing Closing Level, if any, the Monthly Initial Closing Level and all related payment terms based on the Index Closing Level calculated by the Security Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the Index Closing Level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at an Index Closing Level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

In the event that the Security Calculation Agent elects to replace the Index with a successor index or a Substitute Index, UBS may, in its sole discretion, amend the title of the Securities in order to remove reference the former Index and to make such other changes to the title of the Securities as it considers necessary or desirable to reflect the name and/or characteristics of the relevant successor index or Substitute Index, as applicable.

All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors — There are potential conflicts of interest between you and the Security Calculation Agent” in the prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity, call or acceleration, or upon early redemption, will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day or a New York Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— UBS’s Call Right” and “— Early Redemption at the Option of the Holders” above.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We issued the Securities initially in an amount having the aggregate Stated Principal Amount specified on the cover of the prospectus supplement. We may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Stated Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

10. ETRACS 2xMonthly Pay Leveraged Preferred Stock Index ETN due September 25, 2048

Specific Terms of the Securities

In this section, references to “holders” or “you” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

These Securities are part of a series of UBS AG debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described under “Medium-Term Notes, Series B” above. This section summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described under “Medium-Term Notes, Series B” above. The terms described here supplement those described under “Medium-Term Notes, Series B” above and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 12, 2015 between us and U.S. Bank Trust National Association, as trustee.

We describe the terms of the Securities in more detail below.

The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity, call or acceleration, or upon early redemption. Instead, at maturity, you will receive a cash payment per Security the amount of which will vary depending on the performance and path of the Index and will be reduced by the Accrued Fees as of the last Index Business Day in the Final Measurement Period as described under “— Cash Settlement Amount at Maturity.” If the amount as calculated is equal to or less than zero, the Cash Settlement Amount will be zero and you will not receive a cash payment.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment per Security on the relevant Redemption Date equal to the Redemption Amount as described under “— Early Redemption at the Option of the Holders.” If the amount as calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

Coupon Payment

For each Security you hold on the applicable Coupon Record Date, on each Coupon Payment Date you will receive an amount in cash equal to the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”).

If the Reference Distribution Amount on such Coupon Valuation Date is zero, you will not receive any Coupon Amount on the related Coupon Payment Date. The final Coupon Amount will be included in the Cash Settlement Amount if on the last Index Business Day in the Final Measurement Period the Coupon Ex-Date with respect to the final Coupon Amount has not yet occurred.

The “Coupon Payment Date” means the fifteenth (15th) Index Business Day following each Coupon Valuation Date. The final Coupon Payment Date will be the Maturity Date, subject to adjustment as described herein. The first Coupon Payment Date will be October 22, 2018, subject to adjustment as provided herein.

The “Coupon Record Date” means the ninth Index Business Day following each Coupon Valuation Date.

The “Coupon Ex-Date,” with respect to a Coupon Amount, means the first Exchange Business Day on which the Securities trade without the right to receive such Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the Exchange Business Day prior to the applicable Coupon Record Date.

The “Coupon Valuation Date” means the 30th day of each month, and the 28th day of February, of each calendar year during the term of the Securities or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date, subject to adjustment described herein. The first Coupon Valuation Date was October 1, 2018.

The “Reference Distribution Amount” means (i) as of the first Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituent Securities held by such Reference Holder on the record date with respect to any Index Constituent Security, for those cash distributions whose ex-dividend date occurs during the period from, but excluding, the Initial Trade Date to, and including, the first Coupon Valuation Date; (ii) as of any other Coupon Valuation Date (other than the Calculation Date), an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituent Securities held by such Reference Holder on the record date with respect to any Index Constituent Security for those cash distributions whose ex-dividend date occurs during the period from, but excluding, the immediately preceding Coupon Valuation Date to, and including, such Coupon Valuation Date; and (iii) as of the Calculation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituent Securities held by such Reference Holder on the record date with respect to any Index Constituent Security for those cash distributions whose ex-dividend date occurs during the period from, but excluding, the immediately preceding Coupon Valuation Date to, but excluding, the Calculation Date.

Notwithstanding the foregoing, with respect to cash distributions for an Index Constituent Security which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index Constituent Security fails to pay the distribution to holders of such Index Constituent Security by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

The “Reference Holder” is, as of any date of determination, a hypothetical holder of a number of units of each Index Constituent Security equal to two times (a) the product of (i) the published unit weighting of that Index Constituent Security as of that date and (ii) the Current Principal Amount, divided by (b) the Monthly Initial Closing Level or Loss Rebalancing Closing Level, whichever is more recent.

“record date” means, (i) with respect to a distribution on an Index Constituent Security, the date on which a holder of the Index Constituent Security must be registered as a stockholder/unitholder of such Index Constituent Security in order to be entitled to receive such distribution and (ii) with respect to any split or reverse split, the tenth Business Day after the announcement date.

“ex-dividend date” means, with respect to a distribution on an Index Constituent Security, the first Business Day on which transactions in such Index Constituent Security trade on the Primary Exchange without the right to receive such distribution.

Cash Settlement Amount at Maturity

The “Maturity Date” is September 25, 2048, which will be the second Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called, redeemed or accelerated, you will receive at maturity a cash payment equal to:

(a)           the product of

(i)            the Current Principal Amount and (ii) the Index Factor as of the last Index Business Day in the Final Measurement Period, plus

(b)           the final Coupon Amount, if on the last Index Business Day in the Final Measurement Period the Coupon Ex-Date with respect to the final Coupon Amount has not yet occurred, minus

(c)           the Accrued Fees as of the last Index Business Day in the Final Measurement Period, plus

(d)           the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any.

We refer to this cash payment as the “Cash Settlement Amount.”

If the amount so calculated is equal to or less than zero, the payment at maturity will be zero.

The following graphic illustrates the formula to determine the Cash Settlement Amount, which has been simplified for ease of presentation.

Current Principal Amount × Index Factor	+	Final Coupon Amount	–	Accrued Fees	+	Stub Reference Distribution Amount

You may lose all or a substantial portion of your investment at maturity. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged monthly return of the Index is insufficient to offset the negative effect of the Accrued Fees (less any Coupon Amounts and/or any Stub Reference Distribution Amount, as applicable, you may be entitled to receive), or if the compounded leveraged monthly return of the Index is negative, you may lose all or a substantial portion of your investment at maturity.

The Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right and, upon the occurrence of an acceleration event, the Securities may be accelerated and redeemed by UBS, at its option. See “Specific Terms of the Securities — UBS’s Call Right” and “Specific Terms of the Securities — Optional Acceleration Upon Minimum Indicative Value” below.

The Stated Principal Amount of each Security is $25.00. The Securities may be issued and sold over time at then-current market prices which may be significantly higher or lower than the Stated Principal Amount.

The Current Principal Amount for the period from the Initial Settlement Date to September 30, 2018 (such period, the “initial calendar month”) is equal to $25.00 per Security (unless a Loss Rebalancing Event occurs during the initial calendar month). For each subsequent calendar month, the Current Principal Amount for each Security will be reset as follows on the Monthly Reset Date:

New Current Principal Amount = previous Current Principal Amount × Index Factor on the applicable Monthly Valuation Date — Accrued Fees on the applicable Monthly Valuation Date

In the event of a Loss Rebalancing Event, the Current Principal Amount will be reset on the applicable Loss Rebalancing Reset Date as described below under “— Loss Rebalancing Events”.

If a day that would otherwise be a Monthly Reset Date falls within a Measurement Period, then the Current Principal Amount will not be reset on such date and no further Monthly Reset Dates will occur during the term of the Securities.

If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

For each calendar month, the “Monthly Reset Date” is the first Exchange Business Day of that month beginning on October 1, 2018 and ending on September 1, 2048, subject to adjustment as described under “— Market Disruption Event.” If a day that would otherwise be a Monthly Reset Date falls within a Measurement Period, as applicable, then the Current Principal Amount will not be reset on such date and no further Monthly Reset Dates will occur during the term of the Securities.

For each Monthly Reset Date, the “Monthly Valuation Date” is the last Exchange Business Day of the previous calendar month beginning on September 30, 2018 and ending on August 31, 2048, subject to adjustment as described under “— Market Disruption Event.” If a day that would otherwise be a Monthly Reset Date falls within a Measurement Period, then the Current Principal Amount will not be reset on such date and no further Monthly Reset Dates or Monthly Valuation Dates will occur during the term of the Securities.

The “Index Factor” is: 1 + (2 × Index Performance Ratio).

The “Index Performance Ratio” may be calculated on multiple dates of determination during any applicable calendar month. The formula used to calculate the Index Performance Ratio on any date of determination depends on the number of Loss Rebalancing Events that have occurred in the applicable calendar month.

If no Loss Rebalancing Events have occurred in the applicable calendar month, then on any Index Business Day during a Measurement Period, or on the Monthly Valuation Date, any Redemption Valuation Date, the first Loss Rebalancing Valuation Date of the applicable calendar month or any other date of determination, as applicable, the Index Performance Ratio will be equal to:

Index Valuation Level – Monthly Initial Closing Level
Monthly Initial Closing Level

where the “Monthly Initial Closing Level” for the initial calendar month is 97.6983, the Index Closing Level on September 25, 2018. For each subsequent calendar month, the Monthly Initial Closing Level will equal the Index Closing Level on the Monthly Valuation Date for the previous calendar month. For example, the Monthly Initial Closing Level for October 2018 is equal to the Index Closing Level on September 30, 2018, subject to adjustment. If a day that would otherwise be a Monthly Reset Date falls within a Measurement Period, then the Current Principal Amount will not be reset on such date and the Monthly Initial Closing Level for the then-current calendar month will remain the same as it was for the immediately preceding calendar month.

If one or more Loss Rebalancing Events have occurred during the applicable calendar month, then on any Index Business Day during a Measurement Period, or on the Monthly Valuation Date, any Redemption Valuation Date, on each Loss Rebalancing Valuation Date after the first Loss Rebalancing Valuation Date in the applicable calendar month or on any other date of determination, as applicable, the Index Performance Ratio will be equal to:

Index Valuation Level – the most recent Loss Rebalancing Closing Level the most recent Loss Rebalancing Closing Level

The “Index Closing Level” will equal the closing level of the Index on any date of determination, as reported on the NYSE and Bloomberg L.P.

The “Index Valuation Level”, as determined by the Security Calculation Agent will equal the arithmetic mean of the Index Closing Levels measured on each Index Business Day during the applicable Measurement Period, or the Index Closing Level on any Monthly Valuation Date, Loss Rebalancing Valuation Date or Redemption Valuation Date, provided that if the Redemption Valuation Date falls in any Measurement Period, for the purposes of calculating the Index Performance Ratio as of the Redemption Valuation Date, the Index Valuation Level on any date of determination during such Measurement Period shall equal (a) 1/5 times (b) (i) the sum of the Index Closing Levels on each Index Business Day from, and including, the first Index Business Day of the applicable Measurement Period, to, and including, the date of determination, plus (ii) the number of Index Business Days from, but excluding, the date of determination to, and including, the last Index Business Day in such Measurement Period, times the Index Closing Level on such date of determination.

“Measurement Period” means the Final Measurement Period, Call Measurement Period or Acceleration Valuation Period, as applicable.

The “intraday indicative value”, or “Indicative Value” is an amount per Security, as determined by the Security Calculation Agent as of any date of determination equal to (Current Principal Amount on the previous calendar day × Index Factor, calculated using the intraday indicative value of the Index) — Accrued Fees + Coupon Amount with respect to the Coupon Valuation Date immediately preceding the date of determination if on the date of determination the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred + Reference Distribution Amount, calculated as if such time and date of determination is a Coupon Valuation Date.

The “Current Indicative Principal Amount”, is an amount per Security, as determined by the Security Calculation Agent as of any date of determination, equal to the product of (i) the Current Principal Amount and (ii) the Index Factor as of such date, using the Index Closing Level as of such date as the Index Valuation Level.

The “Accrued Fees” as of any date of determination means the sum of (1) the Accrued Tracking Fee as of such date and (2) the Accrued Financing Charges as of such date.

The Securities are subject to an “Accrued Tracking Fee” per Security, calculated as follows:

(a)           On the Initial Trade Date, the Accrued Tracking Fee is equal to 0.

(b)           On the initial Monthly Valuation Date (or if applicable, on a Loss Rebalancing Date that occurs prior to the initial Monthly Valuation Date), the Accrued Tracking Fee is an amount equal to the product of: (a) the Annual Tracking Fee as of the initial Monthly Valuation Date and (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the Initial Trade Date to, and including, the initial Monthly Valuation Date (or Loss Rebalancing Date, as applicable), and the denominator of which is 365.

(c)           On any subsequent Monthly Valuation Date other than the Initial Monthly Valuation Date or on any Loss Rebalancing Date, the Accrued Tracking Fee is an amount equal to the product of (a) the Annual Tracking Fee as of such Monthly Valuation Date or Loss Rebalancing Date, as the case may be, and (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date (or Loss Rebalancing Date, whichever is more recent), to, and including, such Monthly Valuation Date or Loss Rebalancing Date, as the case may be, and the denominator of which is 365.

(d)           On the last Exchange Business Day of an applicable Measurement Period, or as of the Redemption Valuation Date, as applicable, the Accrued Tracking Fee is an amount equal to the product of (a) the Annual Tracking Fee calculated as of the last Exchange Business Day of the applicable Measurement Period, or as of the Redemption Valuation Date, as applicable, and (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date (or Loss Rebalancing Date, whichever is more recent), to, and including, (i) such last Exchange Business Day of such Measurement Period, or (ii) such Redemption Valuation Date (or, if the Optional Acceleration Date or Redemption Valuation Date occurs prior to the initial Monthly Valuation Date, the period from, and excluding, the Initial Trade Date), as applicable, and the denominator of which is 365.

The “Annual Tracking Fee” is, as of any date of determination, an amount per Security equal to the product of (i) the Annual Tracking Rate and (ii) the Current Indicative Principal Amount as of the immediately preceding Index Business Day.

The “Annual Tracking Rate” is 0.85%.The Securities are subject to “Accrued Financing Charges” per Security calculated as follows:

(a)           On the Initial Trade Date, the Accrued Financing Charge for each Security is equal to $0.

(b)           On the initial Monthly Valuation Date (or if applicable, on a Loss Rebalancing Date that occurs prior to the initial Monthly Valuation Date), the Accrued Financing Charge for each Security will equal (a) the aggregate sum of (i) the Financing Level as of each date starting from, but excluding, the Initial Trade Date, to and including the initial Monthly Valuation Date (or Loss Rebalancing Date, whichever is more recent) times (ii) the Financing Rate as of such date, divided by (b) 360.

(c)           On any subsequent Monthly Valuation Date, the Accrued Financing Charge for each Security will equal (a) the aggregate sum of (i) the Financing Level as of each date starting from, but excluding, the immediately preceding Monthly Valuation Date (or Loss Rebalancing Valuation Date, whichever is more recent), to and including, the then current Monthly Valuation Date times (ii) the Financing Rate as of such date, divided by (b) 360.

(d)           On the last Index Business Day of an applicable Measurement Period, or as of the Redemption Valuation Date, as applicable, the Accrued Financing Charge for each Security will equal (a) the aggregate sum of (i) the Financing Level as of each date starting from, but excluding, the immediately preceding Monthly Valuation Date (or Loss Rebalancing Valuation Date, or, if the Redemption Valuation Date falls in the Initial Calendar Month, the Initial Trade Date, whichever is more recent), to, and including such last Index Business Day in such Measurement Period, or such Redemption Valuation Date, as applicable, times (ii) the Financing Rate as of such date, divided by (b) 360.

The “Financing Level” is, as of any date of determination, an amount that equals the Current Principal Amount.

The “Financing Rate” will equal the sum of (a) the “Financing Spread” of 0.80% and (b) the London interbank offered rate (British Banker’s Association) for three-month deposits in U.S. Dollars, which is displayed on Reuters page “LIBOR01” (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Calculation Agent) (“LIBOR”), as of 11:00 a.m., London time, on the day that is two London business days prior to the immediately preceding Monthly Valuation Date.

Notwithstanding the foregoing:

Ø    If the Security Calculation Agent determines on the relevant determination date that the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 has been discontinued, then the Security Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to such London interbank offered rate, provided that if the Security Calculation Agent determines there is an industry-accepted successor base rate, then the Security Calculation Agent shall use such successor base rate; and

Ø    If the Security Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Security Calculation Agent in its sole discretion may determine the business day convention, definition of business day and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

The establishment of three-month U.S. Dollar LIBOR for each period by the Security Calculation Agent shall (in the absence of manifest error) be final and binding.

“London business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and is also a day on which dealings in U.S. dollars are transacted in the London interbank market.

The Accrued Financing Charges seek to compensate UBS for providing investors with the potential to receive a leveraged participation in movements in the Index Closing Level and are intended to approximate the monthly financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Securities.

The “Final Measurement Period” means the five Index Business Days from, and including, the Calculation Date, subject to adjustment as described under “— Market Disruption Event.”

The “Stub Reference Distribution Amount” means, as of the last Index Business Day in a Measurement Period, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituent Securities held by such Reference Holder on the “record date” with respect to any Index Constituent Security, for those cash distributions whose “ex-dividend date” occurs during the period from, but excluding, the immediately preceding Coupon Valuation Date (or if such Redemption Valuation Date or the Optional Acceleration Date occurs prior to the first Coupon Valuation Date, the period from but excluding the Initial Trade Date) to, and including, such last Index Business Day of such Measurement Period, or such Redemption Valuation Date, as applicable; provided, that for the purpose of calculating the Stub Reference Distribution Amount, the Reference Holder will be deemed to hold four-fifths, three-fifths, two-fifths and one-fifth of the shares of each Index Constituent Security it would otherwise hold on the second, third, fourth and fifth Index Business Day, respectively, in such Measurement Period.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently Solactive.

The “Calculation Date” means September, 17, 2048, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

“Exchange Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading such Index Constituent Security or such constituent underlying a successor index.

“Related Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, each exchange or quotation system where trading has a material effect (as determined by the Security Calculation Agent) on the overall market for futures or options contracts relating to such Index Constituent Security or such constituent underlying a successor index.

Underlying Index

The return on the Securities is linked to the performance of the Solactive Preferred Stock ETF Index (“SOLPRF”). The Index is intended to track the price movements of an equally weighted portfolio of two ETFs that hold preferred securities of various issuers. We refer to the ETFs included in the Index as the “Index Constituent Securities.” The Index Sponsor is Solactive AG  (“Solactive” or the “Index Sponsor”).

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request to have us redeem your Securities on any Index Business Day no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on any applicable Index Business Day, provided that you request that we redeem a minimum of 50,000 Securities. We reserve the right from time to time to waive this minimum redemption amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the notice of redemption is received by UBS rather than the following Index Business Day. You should not assume you will be entitled to the benefit of any such acceleration. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities.

The Securities will be redeemed and the holders will receive payment for their Securities on the second Index Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The first Redemption Date was October 2, 2018, and the final Redemption Date will be September 18, 2048.

In addition, if a call notice has been issued or if acceleration has been triggered, the last Redemption Valuation Date will be the fifth Index Business day prior to the Call Settlement Date or Acceleration Settlement Date, as applicable. If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index Constituent Securities, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event.”

As of any Redemption Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to:

(0.125% × Closing Indicative Value of the Security as of the Redemption Valuation Date).

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures,” for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

Closing Indicative Value as of the Redemption Valuation Date — Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero. We reserve the right from time to time to waive the Redemption Fee Amount in our sole discretion and on a case-by-case basis. There can be no assurance that we will elect to waive this fee and you should not assume you will be entitled to such fee waiver.

We will inform you of such Redemption Amount on the first Business Day following the applicable Redemption Valuation Date.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

The following graphic illustrates the formula to determine the Redemption Amount, which has been simplified for ease of presentation.

Closing Indicative Value	—	Redemption Fee Amount

You may lose all or a substantial portion of your investment upon early redemption. The combined negative effect of the Accrued Fees and the Redemption Fee Amount will reduce your final payment. If the compounded leveraged monthly return of the Index is insufficient to offset the negative effect of the Accrued Fees and the Redemption Fee Amount, if applicable (less any Coupon Amounts and/or any Stub Reference Distribution Amount you may be entitled to receive as of the Redemption Valuation Date), or if the compounded leveraged monthly return of the Index is negative, you may lose all or a substantial portion of your investment upon early redemption.

The Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right and, upon the occurrence of an acceleration event, the Securities may be accelerated and redeemed by UBS, at its option. See “Specific Terms of the Securities — UBS’s Call Right” and “Specific Terms of the Securities — Optional Acceleration Upon Minimum Indicative Value” below.

We discuss these matters in “Medium-Term Notes, Series B” under “Description of Debt Securities We May Offer — Redemption and Payment.”

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, which we refer to as a “Redemption Notice,” to UBS via email no later than 4:00 p.m. (New York City time) on the Index Business Day on which you elect to exercise your redemption right. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation”, to us via email in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Valuation Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your Redemption Notice after 4:00 p.m. (New York City time), or your Redemption Confirmation after 5:00 p.m. (New York City time), on the Business Day prior to the applicable Redemption Valuation Date, your Redemption Notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

We reserve the right from time to time to waive the minimum redemption amount or the Redemption Fee Amount in our sole discretion on a case-by-case basis. In addition, we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the Redemption Notice is received by UBS rather than the following Index Business Day. You should not assume you will be entitled to the benefit of any such waiver or election to accelerate the Redemption Valuation Date.

UBS’s Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than eighteen (18) calendar days’ prior notice to the holders of the Securities (which may be provided via press release), such redemption to occur on any Business Day that we may specify on or after September 30, 2019 through and including the Maturity Date. Upon early redemption in the event we exercise this right, you will receive a cash payment equal to

(a)           the product of

(i)            the Current Principal Amount and (ii) the Index Factor as of the last Index Business Day in the Call Measurement Period, plus

(b)           the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Valuation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, minus

(c)           the Accrued Fees as of the last Index Business Day in the Call Measurement Period, plus

(d)           the Stub Reference Distribution Amount as of the last Index Business Day in the Call Measurement Period, if any.

We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is equal to or less than zero, the payment upon UBS’s exercise of its Call Right will be zero.

We will inform you of such Call Settlement Amount on the first Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the second Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event.”

The “Call Measurement Period” means:

(a)           if the Market Value of Securities outstanding as at the close of business on the Exchange Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right is less than $50,000,000, the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event”;

(b)           if the Market Value of Securities outstanding as at the close of business on the Exchange Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right is equal to or greater than $50,000,000, the five (5) Index Business Days from and including the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event.”

The “Market Value” of the Securities outstanding as of the close of business on the Exchange Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right will equal:

Intraday indicative value as of such Exchange Business Day × number of Securities outstanding as reported by PFFLSO <Index> on Bloomberg.

The “Call Valuation Date” means the date disclosed as such by UBS in its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right.

In any notice to holders exercising the UBS Call Right, we will specify how many days are included in the Call Measurement Period.

The following graphic illustrates the formula to determine the Call Settlement Amount, which has been simplified for ease of presentation.

Current Principal Amount × Index Factor	+	Coupon Amount	—	Accrued Fees	+	Stub Reference Distribution Amount

You may lose all or a substantial portion of your investment upon a call. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged monthly return of the Index is insufficient to offset the negative effect of the Accrued Fees (less any Coupon Amounts and/or any Stub Reference Distribution Amount, as applicable, you may be entitled to receive), or if the compounded leveraged monthly return of the Index is negative, you may lose all or a substantial portion of your investment upon a call.

In addition, upon the occurrence of an acceleration event, the Securities may be accelerated and redeemed by UBS, at its option. See “Specific Terms of the Securities — Optional Acceleration Upon Minimum Indicative Value” below.

Optional Acceleration Upon Minimum Indicative Value

If, at any time, the intraday indicative value of the Securities on any Index Business Day equals $2.00 or less (the “Indicative Value Optional Acceleration Trigger”) (each such day, an “Optional Acceleration Date”), all issued and outstanding Securities may be accelerated and redeemed by UBS, at its option (even if the intraday indicative value would later exceed $2.00 on such Optional Acceleration Date or any subsequent Index Business Day) for a cash payment equal to the Acceleration Amount (the “Acceleration Option”).

In the event that the Indicative Value Optional Acceleration Trigger threshold has been breached, UBS will issue a press release before 9:00 a.m. on the Index Business Day following the Optional Acceleration Date announcing whether or not it has elected to exercise its Acceleration Option. UBS is under no obligation to exercise its Acceleration Option and the Securities may remain outstanding following an Indicative Value Optional Acceleration Trigger Event occurring, if UBS does not elect to exercise such Acceleration Option.

The “Acceleration Amount” will equal

(a)           the product of

(i)            the Current Principal Amount and (ii) the Index Factor as of the last Index Business Day in the Acceleration Valuation Period, plus

(b)           the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Optional Acceleration Date if on the last Index Business Day in the Acceleration Valuation Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, minus

(c)           the Accrued Fees as of the last Index Business Day in the Acceleration Valuation Period, plus

(d)           the Stub Reference Distribution Amount as of the last Index Business Day in the Acceleration Valuation Period, if any.

If the Acceleration Amount is equal to or less than zero, the payment upon acceleration will be zero.

If the Indicative Value Optional Acceleration Trigger threshold has been breached and UBS elects to exercise its Acceleration Option, you will receive on the Acceleration Settlement Date only the Acceleration Amount in respect of your investment in the Securities. The “Acceleration Settlement Date” will be the second Business Day following the last Index Business Day of the Acceleration Valuation Period. The “Acceleration Valuation Period” will be the five Index Business Days from, but excluding, the Optional Acceleration Date, subject to adjustment as described under “— Market Disruption Event.” Subject to the prior verification by the Security Calculation Agent that the intraday indicative value of the Securities of $2.00 or less was accurately calculated by the NYSE, UBS must provide notice (which may be provided via press release) to the holders of the Securities that the minimum indicative value threshold has been breached not less than five calendar days prior to the Acceleration Settlement Date. For a detailed description of how the minimum indicative value of the Securities is calculated see “Valuation of the Index and the Securities” below.

If the Securities undergo a split or reverse split, the Indicative Value Optional Acceleration Trigger will be adjusted accordingly.

The following graphic illustrates the formula to determine the Acceleration Amount, which has been simplified for ease of presentation.

Current Principal Amount × Index Factor	+	Coupon Amount	—	Accrued Fees	+	Stub Reference Distribution Amount

You may lose all or a substantial portion of your investment upon acceleration. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged monthly return of the Index is insufficient to offset the negative effect of the Accrued Fees (less any Coupon Amounts and/or any Stub Reference Distribution Amount, as applicable, you may be entitled to receive), or if the compounded leveraged monthly return of the Index is negative, you may lose all or a substantial portion of your investment upon acceleration.

In addition, the Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right. See “Specific Terms of the Securities — UBS’s Call Right”.

Loss Rebalancing Events

A Loss Rebalancing Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0. This means that after a Loss Rebalancing Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Loss Rebalancing Event.

A “Loss Rebalancing Event” occurs if, at any time, the Intraday Index Value on any Index Business Day (other than an Excluded Day, as defined herein) decreases 20% in value from the previous Monthly Initial Closing Level or Loss Rebalancing Closing Level, whichever is more recent. If a Loss Rebalancing Event occurs, the Current Principal Amount of the Securities will be reset as described below, which will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0. A Loss Rebalancing Event may occur irrespective of whether a Market Disruption Event also occurs on such Index Business Day.

Upon the occurrence of a Loss Rebalancing Event, the Current Principal Amount will be reset on the applicable Loss Rebalancing Reset Date as follows:

New Current Principal Amount = previous Current Principal Amount × Index Factor on the applicable Loss Rebalancing Valuation Date — Accrued Fees on the applicable Loss Rebalancing Valuation Date

In the event of a Loss Rebalancing Event, the Financing Rate will not be adjusted.

On the next Monthly Valuation Date following one or more Loss Rebalancing Events, the Monthly Initial Closing Level will be replaced with the most recent Loss Rebalancing Closing Level in the calculation of the Index Performance Ratio.

Loss Rebalancing Events may occur multiple times over the term of the Securities and may occur multiple times during a single calendar month. This means both that (i) the Current Principal Amount may be reset more frequently than monthly and (ii) the cumulative effect of compounding and fees will have increased as a result of the Loss Rebalancing Event(s). Because each Loss Rebalancing Event will have the effect of deleveraging your Securities, following a Loss Rebalancing Event your Securities will have less exposure to a potential positive gain in value relative to the exposure before the occurrence of such Loss Rebalancing Event.

On any Loss Rebalancing Valuation Date, the Accrued Financing Charges for each Security will equal the product of (i) the Financing Level on the immediately preceding Monthly Valuation Date or Loss Rebalancing Valuation Date, whichever is more recent, times (ii) the Financing Rate times (iii) the number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date or Loss Rebalancing Valuation Date, whichever is more recent, to, and including, the then current Loss Rebalancing Valuation Date divided by (iv) 360.

An “Excluded Day” means (i) the Index Business Day immediately preceding any Monthly Valuation Date, (ii) any Monthly Valuation Date, (iii) any Loss Rebalancing Valuation Date (iv) the Index Business Day immediately preceding the first day of the Final Measurement Period or any day after such Index Business Day, (v) the Index Business Day immediately preceding the first day of the Call Measurement Period or any day after such Index Business Day, or (vi) the Optional Acceleration Date or any day after the Optional Acceleration Date.

“Loss Rebalancing Closing Level” means the Index Closing Level on the Loss Rebalancing Valuation Date.

“Loss Rebalancing Reset Date” means the first Index Business Day immediately following a Loss Rebalancing Valuation Date, subject to adjustment as described under “— Market Disruption Event.”

“Loss Rebalancing Valuation Date” means:

(a)           if a Loss Rebalancing Event occurs at or prior to 3:15 p.m. on an Index Business Day, the day that such Loss Rebalancing Event occurs, subject to adjustment as described under “— Market Disruption Event”;

(b)           if a Loss Rebalancing Event occurs after 3:15 p.m. on an Index Business Day, the first Index Business Day following the occurrence of such Loss Rebalancing Event, subject to adjustment as described under “— Market Disruption Event.”

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including, among other things, at maturity or upon early redemption or call, or at other times, the Current Principal Amount, Current Indicative Principal Amount, intraday indicative value, Market Disruption Events, Business Days, Index Business Days, Exchange Business Days, the Index Factor, the Index Performance Ratio, the Index Valuation Level, the Financing Level, the Accrued Fees (including determining any successor to the LIBOR base rate), the Coupon Amount, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Accrued Fees, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Coupon Ex-Dates, the Coupon Record Dates, the Redemption Amount, if any, that we will pay you upon redemption, if applicable, the Acceleration Amount that we will pay you upon acceleration, the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities, whether a Loss Rebalancing Event has occurred and whether any day is a Business Day, Index Business Day or an Exchange Business Day and all such other matters as may be specified elsewhere herein as matters to be determined by the Security Calculation Agent. The Security Calculation Agent will also be responsible for determining whether the Index has been discontinued and whether there has been a material change in the Index. The Security Calculation Agent will make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Security Calculation Agent will be conclusive for all purposes and binding on us, you, and all other persons having an interest in the Security, without liability on the part of the Security Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, call or acceleration, or upon early redemption, or on a Coupon Payment Date on or prior to 12:00 noon, New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, any Call Settlement Date, Acceleration Settlement Date or any Coupon Payment Date, as applicable.

All dollar amounts related to determination of the Coupon Amount, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Accrued Fees, the Redemption Amount and Redemption Fee Amount, if any, per Security, the Call Settlement Amount, if any, per Security, the Current Principal Amount, the Acceleration Amount, the Financing Level, and the Cash Settlement Amount, if any, per Security, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., ..76545 would be rounded up to .7655); and all dollar amounts paid on the Stated Principal Amount of the Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on an Averaging Date (as defined below), the Index Closing Level for such Averaging Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing (the “Deferred Averaging Date”) with respect to the Index irrespective of whether, pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. If the postponement described in the preceding sentence results in the Index Closing Level being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the Index Closing Level on any Averaging Date, the Security Calculation Agent or one of its affiliates, as the case may be, will apply the Index Closing Level for such Deferred Averaging Date (i) on the date(s) of the original Market Disruption Event and (ii) such Averaging Date. For example, if the applicable Measurement Period for purposes of calculating the Call Settlement Amount is based on the arithmetic mean of the Index Closing Levels on October 3, October 4, October 5, October 6 and October 7, and there is a Market Disruption Event with respect to the Index on October 3, but no other Market Disruption Event during such Measurement Period, then the Index Closing Level on October 4 will be used twice to calculate the Call Settlement Amount, and the Call Settlement Amount will be determined based on the arithmetic mean of the Index Closing Levels on October 4, October 4, October 5, October 6 and October 7. The same approach would be applied if there is a Market Disruption Event during any Measurement Period.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on the Redemption Valuation Date or any Monthly Valuation Date or Loss Rebalancing Valuation Date, the Index Closing Level for such Redemption Valuation Date, Monthly Valuation Date or Loss Rebalancing Valuation Date, as applicable, will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. For example, if the Redemption Valuation Date, for purposes of calculating a Redemption Amount, is based on the Index Closing Level on October 3 and there is a Market Disruption Event with respect to the Index on October 3, then the Index Closing Level on October 4 will be used to calculate the Redemption Amount, assuming that no such Market Disruption Event has occurred or is continuing on October 4.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the final Averaging Date or any Monthly Valuation Date, Redemption Valuation Date or Loss Rebalancing Valuation Date, as applicable, occurring more than three Index Business Days following the day originally scheduled to be such final Averaging Date or such Monthly Valuation Date, Redemption Valuation Date or Loss Rebalancing Valuation Date. If a Market Disruption Event has occurred or is continuing with respect to the Index on the third Index Business Day following the date originally scheduled to be the final Averaging Date or any Monthly Valuation Date, Redemption Valuation Date or Loss Rebalancing Valuation Date, as applicable, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such third Index Business Day but for such Market Disruption Event. If any Monthly Valuation Date or Loss Rebalancing Valuation Date is postponed as described above, the succeeding Monthly Reset Date or Loss Rebalancing Reset Date will occur on the next Index Business Day following the postponed Monthly Valuation Date or Loss Rebalancing Valuation Date, as applicable.

An “Averaging Date” means each of the Index Business Days during a Measurement Period, subject to adjustment as described herein.

Any of the following will be a Market Disruption Event with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

(a)           suspension, absence or material limitation of trading in a material number of Index Constituent Securities for trading in the Index Constituent Security, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

(b)           suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities in the primary market or markets for those contracts;

(c)           the Index is not published; or

(d)           in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging” of the applicable prospectus supplement.

The following events will not be Market Disruption Events with respect to the Index:

(a)           a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

(b)           a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Securities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Securities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in “Medium-Term Notes, Series B” above. If we exercise this right, the redemption price of the Securities will be determined by the Security Calculation Agent in a manner reasonably calculated to preserve your and our relative economic positions.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

In addition to the default amount described below, we will also pay the Coupon Amount per Security, if any, with respect to the final Coupon Payment Date, as described above under “— Coupon Payment,” calculated as if the date of acceleration was the last Index Business Day in the Final Measurement Period and the four Index Business Days immediately preceding the date of acceleration were the corresponding Index Business Days in the accelerated Final Measurement Period, with the fourth Index Business Day immediately preceding the date of acceleration being the accelerated Calculation Date and the accelerated final Coupon Valuation Date, and the Index Business Day immediately preceding the date of acceleration being the relevant final Coupon Valuation Date.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in “Medium-Term Notes, Series B” above, under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars as determined by the Security Calculation Agent in its sole discretion, for the aggregate Stated Principal Amount of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five (5) Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five (5) Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index or Termination of Our License Agreement with the Index Sponsor; Alteration of Method of Calculation

If (i) the Index Sponsor discontinues publication of, or otherwise fails to publish, the Index, (ii) our license agreement with the Index Sponsor terminates or (iii) the Index Sponsor does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, and, in each case, any other person or entity publishes an index licensed to UBS that the Security Calculation Agent determines is comparable to the Index and for which the Index Constituent Securities and/or their unit weighting are available to the Security Calculation Agent (such index being referred to herein as a “successor index”), and the Security Calculation Agent approves such index as a successor index, then the Security Calculation Agent will determine the Index Closing Level on the applicable dates of determination, Coupon Amounts and the amount payable at maturity, call, acceleration or upon early redemption and all other related payments terms by reference to such successor index.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If the Index Sponsor discontinues publication of the Index, our license agreement with the Index Sponsor terminates or the Index Sponsor does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, prior to, and such discontinuation, termination or unavailability is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Monthly Valuation Date or Loss Rebalancing Valuation Date, as applicable, or on any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Monthly Valuation Date or Loss Rebalancing Valuation Date, as applicable, or any other relevant date on which the Index Closing Level is to be determined, then the Security Calculation Agent will determine the Index Closing Level using the Index Closing Level on the last Index Business Day immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

In addition, if an Index Replacement Event (as defined below) occurs at any time and the Index Sponsor or anyone else publishes an index that the Security Calculation Agent determines is comparable to the Index (the “Substitute Index”), then the Security Calculation Agent may elect, in its sole discretion, to permanently replace the original Index with the Substitute Index for all purposes under the Securities, and all provisions described herein as applying to the Index will thereafter apply to the Substitute Index instead. In such event, the Security Calculation Agent will make such adjustments, if any, to any level of the Index or Substitute Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. If the Security Calculation Agent elects to replace the original Index with a Substitute Index, then the Security Calculation Agent will determine all amounts hereunder, including the Coupon Amounts, Current Principal Amount, Current Indicative Principal Amount, Index Factor, intraday indicative value, Accrued Fees, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity, call, or upon early redemption by reference to such Substitute Index. If the Security Calculation Agent so elects to replace the original Index with a Substitute Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

An “Index Replacement Event” means:

(a)           an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange or Related Exchange (each as defined herein) is located that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of units in the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or the units in the Index Constituent Securities included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on any of these parties’ ability to perform their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(b)           any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after September 25, 2018 that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of units in the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or the units in the Index constituents included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on the ability of us, our affiliates, third parties with whom we transact or a similarly situated third party to perform our or their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(c)           any event that occurs on or after September 25, 2018 that makes it a violation of any law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange or Related Exchange (each as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for UBS AG or its affiliates to hold, acquire or dispose of units in the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or the units in the Index constituents included in the Index (including but not limited to exchange-imposed position limits), (ii) for us, our affiliates, third parties with whom we transact or similarly situated third parties to perform our or their obligations in connection with the Securities or (iii) for us to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(d)           any event, as determined by the Security Calculation Agent, as a result of which we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the Securities, or realize, recover or remit the proceeds of any such transaction or asset; or

(e)           as determined by the Security Calculation Agent, the primary exchange or market for trading for the Securities, if any, announces that pursuant to the rules of such exchange or market, as applicable, the Securities cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a successor index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the Index Closing Level of the Index or such successor index does not, in the opinion of the Security Calculation Agent, fairly represent the Index Closing Level of the Index or such successor index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at an Index Closing Level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the Index Closing Level for the Index or such successor index with reference to the Index or such successor index, as adjusted. The Security Calculation Agent will accordingly calculate the Index Closing Level, the Index Valuation Level, the Index Performance Ratio, the Coupon Amount, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Accrued Fees , the Redemption Fee Amount, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, upon early redemption, if applicable, the Call Settlement Amount, if any, that we will pay you in the event UBS calls the Securities, the Acceleration Amount that we will pay you in the event of an optional acceleration upon minimum indicative value, if applicable, the Loss Rebalancing Closing Level, if any, the Monthly Initial Closing Level and all related payment terms based on the Index Closing Level calculated by the Security Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the Index Closing Level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at an Index Closing Level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

In the event that the Security Calculation Agent elects to replace the Index with a successor index or a Substitute Index, UBS may, in its sole discretion, amend the title of the Securities in order to remove reference the former Index and to make such other changes to the title of the Securities as it considers necessary or desirable to reflect the name and/or characteristics of the relevant successor index or Substitute Index, as applicable.

All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors — There are potential conflicts of interest between you and the Security Calculation Agent” in the prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity, call or acceleration, or upon early redemption, will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day or a New York Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in “Medium-Term Notes, Series B” above.

Modified Business Day

As described in “Medium-Term Notes, Series B” under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities”, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— UBS’s Call Right” and “— Early Redemption at the Option of the Holders” above.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We issued the Securities initially in an amount having the aggregate Stated Principal Amount specified on the cover of the prospectus supplement. We may issue additional Securities in amounts that exceed the amount on the cover of the prospectus supplement at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in “Medium-Term Notes, Series B” above.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Stated Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participant.

11. ETRACS NYSE® Pickens CoreMidstream™ Index ETN due August 20, 2048

Specific Terms of the Securities

In this section, references to “holders” or “you” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

These Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described under “Medium-Term Notes, Series B” above. This section summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described under “Medium-Term Notes, Series B” above. The terms described here supplement those described under “Medium-Term Notes, Series B” above and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 12, 2015 between us and U.S. Bank Trust National Association, as trustee.

We describe the terms of the Securities in more detail below. The Securities do not guarantee any return of principal at, or prior to, maturity or call, or upon early redemption. Instead, at maturity, you will receive a cash payment the amount of which will vary depending on the performance of the Index calculated in accordance with the formula set forth below and will be reduced by the Accrued Tracking Fee . We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is equal to or less than zero, the Cash Settlement Amount will be zero and you will not receive a cash payment.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment on the Redemption Date equal to the Redemption Amount as described below under “— Early Redemption at the Option of the Holders.” If the amount so calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

If we elect to exercise our call right to redeem all of the Securities, subject to compliance with the procedures set forth below, for each Security you will receive a cash payment on the Call Settlement Date equal to the Call Settlement Amount, as described below under “— UBS’s Call Right.” If the amount so calculated is equal to or less than zero, the Call Settlement Amount will be zero and you will not receive a cash payment.

The Securities may pay a cash coupon during their term.

Coupon Payment

For each Security you hold on the applicable Coupon Record Date, on each Coupon Payment Date you will receive an amount in cash equal to the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”).

If the Reference Distribution Amount on such Coupon Valuation Date is zero, you will not receive any Coupon Amount on the related Coupon Payment Date.

The final Coupon Amount will be included in the Cash Settlement Amount.

The “Coupon Payment Date” means the 15th Index Business Day following each Coupon Valuation Date, provided that the final Coupon Payment Date will be the Maturity Date, subject to adjustment as described herein. The first Coupon Payment Date will be October 22, 2018.

The “Coupon Record Date” means the ninth Index Business Day following each Coupon Valuation Date.

The “Coupon Ex-Date,” with respect to a Coupon Amount, means the first Trading Day on which the Securities trade without the right to receive such Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the Trading Day prior to the applicable Coupon Record Date.

The “Coupon Valuation Date” means the 30th of March, June, September and December of each calendar year during the term of the Securities or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date, subject to adjustment as described herein. The first Coupon Valuation Date will be October 1, 2018.

The “Reference Distribution Amount” means:

(a)           as of the first Coupon Valuation Date, an amount equal to the gross cash dividends or distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent, for those cash dividends or distributions whose “ex-dividend date” occurs during the period from and excluding the Initial Trade Date to and including the first Coupon Valuation Date; and

(b)           as of any other Coupon Valuation Date, an amount equal to the gross cash dividends or distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash dividends or distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date.

Notwithstanding the foregoing, with respect to cash dividends or distributions for an Index constituent which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index constituent fails to pay the dividend or distribution to holders of such Index constituent by the scheduled payment date for such dividend or distribution, such dividend or distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

The “Reference Holder” is, as of any date of determination, a hypothetical holder of a number of units or shares, as applicable, of each Index constituent equal to (i) the published unit weighting of that Index constituent as of that date, divided by (ii) the product of (a) the Index Divisor as of that date, and (b) the Index Closing Level on the prior calendar day divided by the Current Principal Amount on the prior calendar day.

“record date” means, with respect to a distribution on an Index constituent, the date on which a holder of the Index constituent must be registered as a unitholder or shareholder of such Index constituent in order to be entitled to receive such distribution.

“ex-dividend date” means, with respect to a distribution on an Index constituent, the first Business Day on which transactions in such Index constituent trade on the Primary Exchange without the right to receive such distribution.

Cash Settlement Amount at Maturity

The “Maturity Date” is August 20, 2048, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called or redeemed, you will receive at maturity a cash payment equal to:

(a)           the product of

(i)            the Current Principal Amount as of the calendar day immediately preceding the Calculation Date and

(ii)           the Index Factor as of the last Index Business Day in the Final Measurement Period, plus

(b)           the final Coupon Amount if on such last Index Business Day in the Final Measurement Period the Coupon Ex-Date with respect to the final Coupon Amount has not yet occurred, minus

(c)           the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, plus

(d)           the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any.

We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is equal to or less than zero, the payment at maturity will be zero.

You may lose some or all of your investment at maturity. The negative effect of the Accrued Tracking Fee will reduce your final payment. If the increase in the level of the Index is insufficient to offset the negative effect of the Accrued Tracking Fee (less any Coupon Amounts and any Stub Reference Distribution Amount, as applicable, you may be entitled to receive), or if the final Index level is less than the Initial Index Level (or the Index level at the time you purchase the Securities, as applicable), you may lose some or all of your investment at maturity.

The “Current Principal Amount” for each Security will equal:

(a)           on the Initial Trade Date, $25.00.

(b)           on each subsequent calendar day, to but excluding the first day of an applicable Measurement Period:

(Current Principal Amount on the previous calendar day × Index Factor) — Accrued Tracking Fee

(c)           on the last day of an applicable Measurement Period:

(Current Principal Amount on the calendar day immediately preceding the first day of the applicable Measurement Period × Index Factor) — Accrued Tracking Fee

To the extent the Current Principal Amount must be calculated during a Measurement Period, the Current Principal Amount on any day during the Measurement Period shall be calculated as if such day is the last day of the applicable Measurement Period and in such circumstances, clause (2) of the “Index Factor” definition (below) shall be determined by calculating (i) (A) (the Index Closing Level on each prior Trading Day, if any, of the applicable Measurement Period) + (the Index Closing Level on such determination date within the applicable Measurement Period × the number of Trading Days from and including such date of determination to, and including, the last Trading Day within the applicable Measurement Period), divided by (B) the number of scheduled Trading Days in the applicable Measurement Period; and (ii) dividing the result obtained under (i) above by the Index Closing Level on the Index Business Day immediately preceding the first day of the applicable Measurement Period

If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

The “Index Factor” will equal:

(1)           on any Index Business Day prior to an applicable Measurement Period:

Index Closing Level on such Index Business Day divided by the Index Closing Level on the immediately preceding Index Business Day.

(2)           on the last Index Business Day in a Measurement Period:

(i) the arithmetic mean of the Index Closing Levels measured on each Index Business Day during the applicable Measurement Period divided by (ii) the Index Closing Level on the Index Business Day immediately preceding the first day of the applicable Measurement Period.

The Index Factor will equal one (1) on any calendar day that is not an Index Business Day.

The “Current Indicative Value” as determined by the Security Calculation Agent, means, as of any time and date of determination, an amount per Security equal to:

(Current Principal Amount on the previous calendar day × Index Factor, calculated using the intraday indicative value of the Index) — Accrued Tracking Fee + Coupon Amount with respect to the Coupon Valuation Date immediately preceding the date of determination if on the date of determination the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred + Reference Distribution Amount, calculated as if such time and date of determination is a Coupon Valuation Date.

The actual trading price of the Securities in the secondary market may vary significantly from the indicative value.

On any day within a Measurement Period, the Current Indicative Value of the Securities shall be calculated as if such day is the last day of the applicable Measurement Period and in such circumstances, clause (2) of the “Index Factor” definition shall be determined by calculating (i) (A) (the Index Closing Level on each prior Trading Day, if any, of the applicable Measurement Period) + (the Index Closing Level on such determination date within the applicable Measurement Period × the number of Trading Days from and including such date of determination, to and including, the last Trading Day within the applicable Measurement Period), (B) the number of scheduled Trading Days in the applicable Measurement Period, and (ii) dividing the results obtained under (i) above by the Index Closing level on the Index Business Day immediately preceding the first day of the applicable Measurement Period.

The “Index Closing Level” is the closing level of the Index as reported on the NYSE and Bloomberg; provided, however, that if the closing level of the Index as reported on the NYSE (or any successor) differs from the closing level of the Index as reported on Bloomberg (or any successor), then the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent. The “Index Closing Level” on the Initial Trade Date (i.e. the Initial Index Level) was 1313.27.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently ICE Data Indices, LLC, which is also the Index Sponsor.

The “Index Divisor,” as of any date of determination, is the divisor used by the Index Calculation Agent to calculate the level of the Index.

The Securities are subject to an “Accrued Tracking Fee” per Security equal to 0.85% per annum, calculated as follows:

(a)           On the Initial Trade Date, the Accrued Tracking Fee is equal to zero.

(b)           On any subsequent calendar day prior to the beginning of a Measurement Period, the Accrued Tracking Fee is equal to (0.85% / 365) × Closing Indicative Value on the previous calendar day.

(c)           On the last day of an applicable Measurement Period, the Accrued Tracking Fee is equal to (0.85% × a fraction, the numerator of which equals the number of calendar days from and including the first day of the applicable Measurement Period to but excluding the last day of the applicable Measurement Period and the denominator of which equals 365) × Closing Indicative Value as of the calendar day immediately preceding the first day of the applicable Measurement Period.

The Accrued Tracking Fee takes into account the performance of the Index, as reflected in the Closing Indicative Value.

The “Final Measurement Period” means the five (5) Index Business Days from and including the Calculation Date, subject to adjustment as described under “— Market Disruption Event.”

“Measurement Period” means the Final Measurement Period or the Call Measurement Period, as applicable.

The “Stub Reference Distribution Amount” means, as of the last Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, an amount equal to the gross cash dividends or distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent, for those cash dividends or distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date, to and including the last Index Business Day in the Final Measurement Period or Call Measurement Period as applicable, provided, that for the purpose of calculating the Stub Reference Distribution Amount, the Reference Holder will be deemed to hold 4/5ths, 3/5ths, 2/5ths and 1/5th of the shares/units of each Index constituent it would otherwise hold on the second, third, fourth and fifth Index Business Day, respectively, in such Final Measurement Period or Call Measurement Period.

The “Calculation Date” means August 12, 2048, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions in The City of New York, generally, are authorized or obligated by law, regulation or executive order to close.

“Trading Day” means any day on which the primary exchange for trading in the Securities is open for trading in the Securities.

“Primary Exchange” means, with respect to each Index constituent or each constituent underlying a successor index, the primary exchange or market of trading such Index constituent or such constituent underlying a successor index.

“Related Exchange” means, with respect to each Index constituent or each constituent underlying a successor index, each exchange or quotation system where trading has a material effect (as determined by the Security Calculation Agent) on the overall market for futures or options contracts relating to such Index constituent or such constituent underlying a successor index.

Underlying Index

The NYSE® Pickens Core Midstream™ Index measures the performance of the common stock of corporations and units of master limited partnerships (“MLPs”) which represent U.S. midstream energy fundamentals, agnostic of entity structure. The Index is calculated by ICE Data Indices, LLC (the “Index Sponsor”) using a modified free-float market capitalization weighted methodology. We refer to the corporations, MLPs and any other entities included in the Index as the “Index constituents.” The Index constituents earn the majority of their operating income from midstream energy activities (gathering and processing, liquefaction, pipeline transportation, rail terminating and storage of energy commodities).

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request to have us redeem your Securities on any Index Business Day no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on any applicable Index Business Day, provided that you request that we redeem a minimum of 50,000 Securities. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the notice of redemption is received by UBS rather than the following Index Business Day. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities. We reserve the right from time to time to reduce or waive this minimum redemption amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver.

The Securities will be redeemed and the holders will receive payment for their Securities on the second Index Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The first Redemption Date will be August 27, 2018 and the final Redemption Date will be August 13, 2048. If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index constituents, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event.”

If the amount calculated above is less than or equal to zero, the payment upon early redemption will be zero. We reserve the right from time to time to reduce or waive the Redemption Fee Amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver.

As of any Redemption Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to:

(0.125% × Closing Indicative Value for the applicable Security as of such Valuation Date).

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures,” for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

Closing Indicative Value as of the Redemption Valuation Date — Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.”

If the amount calculated above is less than or equal to zero, the payment upon early redemption will be zero. We reserve the right from time to time to reduce or waive the Redemption Fee Amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

You may lose some or all of your investment upon early redemption. The combined negative effect of the Accrued Tracking Fee and the Redemption Fee Amount will reduce your final Redemption Amount. If the level of the Index does not increase by an amount sufficient to offset the combined negative effect of the Accrued Tracking Fee and the Redemption Fee Amount (less any Coupon Amounts you may be entitled to receive), or if the final Index level is less than the Initial Index Level (or the Index level at the time you purchase the Securities, as applicable), you may lose some or all of your investment upon early redemption.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, which we refer to as a “Redemption Notice,” to UBS via email no later than 4:00 p.m. (New York City time) on the Index Business Day on which you elect to exercise your redemption right. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation,” to us via e-mail in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Valuation Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 4:00 p.m. (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Business Day prior to the applicable Redemption Valuation Date, your notice will not be effective, you will not be able to redeem your Securities until another date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

We reserve the right from time to time to reduce or waive the minimum redemption amount or the Redemption Fee Amount in our sole discretion on a case-by-case basis. In addition, we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the notice of redemption is received by UBS rather than the following Index Business Day. You should not assume you will be entitled to the benefit of any such waiver or election to accelerate the Redemption Valuation Date.

UBS’s Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than eighteen (18) calendar days’ prior notice to the holders of the Securities (which notice may be provided via press release), such redemption to occur on any Business Day that we may specify on or after August 25, 2019 through and including the Maturity Date (the “Call Settlement Date”). Upon early redemption in the event we exercise this right, you will receive a cash payment equal to:

(a)           the product of

(i)            the Current Principal Amount as of the calendar day immediately preceding the Call Measurement Period and

(ii)           the Index Factor as of the last Index Business Day in the Call Measurement Period, plus

(b)           the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Valuation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, minus

(c)           the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period, plus

(d)           the Stub Reference Distribution Amount as of the last Index Business Day in the Call Measurement Period, if any.

We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is equal to or less than zero, the payment upon exercise of the UBS Call Right will be zero.

We will inform you of such Call Settlement Amount on the first Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the second Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index constituents, such Call Valuation Date may be postponed as described under “— Market Disruption Event.”

The “Call Measurement Period” means:

(a)           if the Market Value of Securities outstanding as at the close of business on the Trading Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right is less than $100,000,000, the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event.”; or

(b)           if the Market Value of Securities outstanding as at the close of business on the Trading Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right is equal to or greater than $100,000,000, the five (5) Index Business Days from and including the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event.”

The “Market Value” of the Securities outstanding as of the close of business on the Trading Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right will equal:

Current Indicative Value as of such Trading Day × number of Securities outstanding as reported by PYPESO <Index> on Bloomberg.

The “Call Valuation Date” means the date disclosed as such by UBS in its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right.

In any notice to holders exercising the UBS Call Right, we will specify how many days are included in the Call Measurement Period.

You may lose some or all of your investment upon a call. The negative effect of the Accrued Tracking Fee will reduce your final payment. If the level of the Index does not increase by an amount sufficient to offset the negative effect of the Accrued Tracking Fee (less any Coupon Amounts and any Stub Reference Distribution Amount, as applicable, you may be entitled to receive), or if the final Index level is less than the Initial Index Level (or the Index level at the time you purchase the Securities, as applicable), you may lose some or all of your investment upon UBS’s exercise of its call right.

Some of the defined terms used in this section have different applications when used in determining the Redemption Amount. For the definition of the terms relevant to early redemption, please refer to “— Early Redemption at the Option of the Holders” above.

Security Calculation Agent

UBS Securities LLC will act as the “Security Calculation Agent.” The Security Calculation Agent will determine, among other things, the Current Principal Amount, Current Indicative Value, the Index Factor, the Coupon Amount, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Accrued Tracking Fee, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Final Measurement Period, the Coupon Payment Dates, the Coupon Valuation Dates, the Coupon Ex-Dates, the Coupon Record Dates, the Redemption Valuation Date, the Redemption Amount, if any, that we will pay you upon redemption, if applicable, the Redemption Date, the Call Settlement Date, the Call Valuation Date, the Call Measurement Period and the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities, and whether any day is a Business Day or Index Business Day. The Security Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index. All determinations made by the Security Calculation Agent will be at the sole discretion of the Security Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Security Calculation Agent from time to time without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or call, or upon early redemption, or on a Coupon Payment Date on or prior to 12:00 p.m. (New York City time) on the Business Day immediately preceding the Maturity Date, any Redemption Date, any Call Settlement Date or any Coupon Payment Date, as applicable.

All dollar amounts related to determination of the Coupon Amount, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Accrued Tracking Fee, the Redemption Amount and Redemption Fee Amount, if any, per security, the Call Settlement Amount, if any, per security, and the Cash Settlement Amount, if any, per security, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Disrupted Day (as defined below) exists with respect to an Index constituent on an Averaging Date (as defined below) or on a Redemption Valuation Date, the share/unit price and published share/unit weighting with respect to such Index constituent (and only with respect to such Index constituent) for such Averaging Date or Redemption Valuation Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day that is not a Disrupted Day (the “Deferred Averaging Date”) with respect to such Index constituent irrespective of whether pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. If the postponement described in the preceding sentence results in the share/unit price of a particular Index constituent being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the Index Closing Level on the Index Business Days during the Final Measurement Period or Call Measurement Period, or on the Redemption Valuation Date, as applicable, the Security Calculation Agent or one of its affiliates, as the case may be, will apply the share/ unit price and the published share/unit weighting with respect to such Index constituent for such Deferred Averaging Date to the calculation of the Index Closing Level (i) on the date(s) of the original disruption with respect to such Index constituent and (ii) such Averaging Date. For example, if the Final Measurement Period or Call Measurement Period, as applicable, for purposes of calculating the Cash Settlement Amount or Call Settlement Amount, respectively, is based on the arithmetic mean of the Index Closing Levels on June 6, 2019, June 7, 2019, June 8, 2019, June 9, 2019 and June 10, 2019 and there is a Market Disruption Event for an Index constituent on June 6, 2019, but no other Market Disruption Event during the Final Measurement Period or Call Measurement Period, as applicable, then the share/ unit price for such disrupted Index constituent on June 7, 2019 will be used more than once to calculate the Cash Settlement Amount or Call Settlement Amount, respectively, and such Cash Settlement Amount or Call Settlement Amount, as applicable, will be determined based on the arithmetic mean of the share/ unit price for such disrupted Index constituent on June 7, 2019, June 7, 2019, June 8, 2019, June 9, 2019 and June 10, 2019.

If the Redemption Valuation Date for purposes of calculating a Redemption Amount is based on the Index Closing Level on June 6, 2019 and there is a Market Disruption Event for an Index constituent on June 6, 2019, then the share/unit price for such disrupted Index constituent on June 7, 2019 will be used to calculate the Redemption Amount.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the final Averaging Date or the Redemption Valuation Date, as applicable, with respect to any Index constituent occurring more than three (3) Index Business Days following the day originally scheduled to be such final Averaging Date or Redemption Valuation Date. If the third Index Business Day following the date originally scheduled to be the final Averaging Date, or the Redemption Valuation Date, as applicable, is not an Index Business Day or is a Disrupted Day with respect to such Index constituent, the Security Calculation Agent or one of its affiliates will determine the share/unit price and share weighting with respect to any Index constituent required to be determined for the purpose of calculating the applicable Index Closing Level based on its good faith estimate of the share/unit price and share/unit weighting of each such Index constituent that would have prevailed on the Primary Exchange on such third Index Business Day but for such suspension or limitation.

An “Averaging Date” means each of the Index Business Days during the Final Measurement Period or Call Measurement Period, as applicable, subject to adjustment as described herein.

A “Disrupted Day” with respect to any Index constituent is any Index Business Day on which the Primary Exchange or any Related Exchange fails to open for trading during its regular trading session or on which a Market Disruption Event has occurred and is continuing, and, in both cases, the occurrence of which is determined by the Security Calculation Agent to have a material effect on the share/unit price of such Index constituent.

With respect to an Index constituent, a “Market Disruption Event” means:

(a)           the occurrence or existence of a condition specified below:

(i)            any suspension, absence or limitation of trading on the Primary Exchange for trading in the Index constituent, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise,

(ii)           any suspension, absence or limitation of trading on the Related Exchange for trading in futures or options contracts related to the Index constituent, whether by reason of movements in price exceeding limits permitted by such Related Exchange or otherwise, or

(iii)          any event (other than an event described in (b) below) that disrupts or impairs (as determined by the Security Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for, the relevant Index constituent or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the relevant Index constituent; or

(b)           the closure on any Index Business Day of the Primary Exchange or any Related Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by the Primary Exchange or such Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the Primary Exchange or such Related Exchange on such Index Business Day and (ii) the submission deadline for orders to be entered into the Primary Exchange or such Related Exchange system for execution at the close of trading on such Index Business Day;

in each case determined by the Security Calculation Agent in its sole discretion; and

(c)           a determination by the Security Calculation Agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the Securities.

For purposes of the above definition:

(i)            a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Primary Exchange or Related Exchange, and

(ii)           for purposes of clause (i) above, limitations pursuant to the rules of any Primary Exchange or Related Exchange similar to NYSE Rule 80B or Nasdaq Rule 4120 (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B or Nasdaq Rule 4120 as determined by the Security Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading.

“Scheduled Closing Time” means, with respect to the Primary Exchange or the Related Exchange, on any Index Business Day, the scheduled weekday closing time of the Primary Exchange or such Related Exchange on such Index Business Day, without regard to after hours or any other trading outside of the regular trading session hours.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described in “Medium-Term Notes, Series B” under “Description of Debt Securities We May Offer — Optional Tax Redemption. If we exercise this right, the redemption price of the Securities will be determined by the Security Calculation Agent in a manner reasonably calculated to preserve your and our relative economic positions.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.” In addition to the default amount described below, we will also pay the Coupon Amount per Security, if any, with respect to the final Coupon Payment Date, as described above under “— Coupon Payment,” calculated as if the date of acceleration was the last Index Business Day in the Final Measurement Period and the four Index Business Days immediately preceding the date of acceleration were the corresponding Index Business Days in the accelerated Final Measurement Period, with the fourth Index Business Day immediately preceding the date of acceleration being the accelerated Calculation Date and the accelerated final Coupon Valuation Date, and the Index Business Day immediately preceding the date of acceleration being the relevant final Coupon Valuation Date.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in “Medium-Term Notes, Series B” above, under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, as determined by the Security Calculation Agent, in U.S. dollars for the aggregate Stated Principal Amount of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two (2) Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five (5) Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five (5) Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two (2) Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. ,or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If (i) the Index Sponsor discontinues publication of or otherwise fails to publish the Index, (ii) our license agreement with the Index Sponsor terminates, or (iii) the Index Sponsor does not make the Index constituents, their share/unit weighting and/or the Index Divisor available to the Security Calculation Agent, and, in each case, the Index Sponsor or another entity publishes a successor or substitute index licensed to UBS that the Security Calculation Agent determines to be comparable to the discontinued Index and for which the Index constituents, their share/unit weighting, and/or the Index Divisor are available to the Security Calculation Agent (such index being referred to herein as a “successor index”), then the Security Calculation Agent will determine the Coupon Amounts, Current Principal Amounts, Index Factor, Current Indicative Value, Accrued Tracking Fee, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity, call, or upon early redemption by reference to such successor index.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If the Index Sponsor discontinues publication of the Index, if our license agreement with the Index Sponsor terminates or the Index Sponsor does not make the Index constituents, their share/unit weightings and/or Index Divisor available to the Security Calculation Agent prior to, and such discontinuation or unavailability is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or Call Measurement Period, or on the Redemption Valuation Date, as applicable, or any other relevant date on which the Index level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or Call Measurement Period, or on the Redemption Valuation Date, as applicable, or any other relevant date on which the Index level is to be determined, then the Security Calculation Agent will determine the relevant Index level using the Index level and published share/unit weighting of each Index constituent included in the Index or successor index, as applicable, on the last Index Business Day immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

In addition, if an Index Replacement Event (as defined below) occurs at any time and the Index Sponsor or anyone else publishes an index that the Security Calculation Agent determines is comparable to the Index (the “Substitute Index”), then the Security Calculation Agent may elect, in its sole discretion, to permanently replace the original Index with the Substitute Index for all purposes under the Securities, and all provisions described herein as applying to the Index will thereafter apply to the Substitute Index instead. In such event, the Security Calculation Agent will make such adjustments, if any, to any level of the Index or Substitute Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. If the Security Calculation Agent elects to replace the original Index with a Substitute Index, then the Security Calculation Agent will determine all amounts hereunder, including the Coupon Amounts, Current Principal Amounts, Index Factor, Current Indicative Value, Accrued Tracking Fee, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity, call, or upon early redemption by reference to such Substitute Index. If the Security Calculation Agent so elects to replace the original Index with a Substitute Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities of the Securities.

An “Index Replacement Event” means:

(a)           an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange or Related Exchange (each as defined herein) is located that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of shares/units in the Index constituents included in the Index or options, futures, swaps or other derivatives on the Index or the shares/units in the Index constituents included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on any of these parties’ ability to perform their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(b)           any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after August 20, 2018 that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of shares/units in the Index constituents included in the Index or options, futures, swaps or other derivatives on the Index or the shares/units in the Index constituents included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on the ability of us, our affiliates, third parties with whom we transact or a similarly situated third party to perform our or their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(c)           any event that occurs on or after August 20, 2018 that makes it a violation of any law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange or Related Exchange (each as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for UBS AG or its affiliates to hold, acquire or dispose of shares/units in the Index constituents included in the Index or options, futures, swaps or other derivatives on the Index or the shares/units in the Index constituents included in the Index (including but not limited to exchange-imposed position limits), (ii) for us, our affiliates, third parties with whom we transact or similarly situated third parties to perform our or their obligations in connection with the Securities or (iii) for us to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(d)           any event, as determined by the Security Calculation Agent, as a result of which we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the Securities, or realize, recover or remit the proceeds of any such transaction or asset; or

(e)           as determined by the Security Calculation Agent, the primary exchange or market for trading for the Securities, if any, announces that pursuant to the rules of such exchange or market, as applicable, the Securities cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a successor index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the Index level of the Index or such successor index does not, in the opinion of the Security Calculation Agent, fairly represent the Index level of the Index or such successor index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at an Index level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the Index levels for the Index or such successor index with reference to the Index or such successor index, as adjusted. The Security Calculation Agent will accordingly calculate the Index Closing Level, the Current Principal Amount, the Current Indicative Value, the Index Factor, the Coupon Amount, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Accrued Tracking Fee, the Redemption Fee Amount, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon early redemption, if applicable, and the Call Settlement Amount, if any, that we will pay you in the event UBS calls the Securities, based on the relevant Index Closing Level calculated by the Security Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the Index level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at an Index level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

In the event that the Security Calculation Agent elects to replace the Index with a successor index or a Substitute Index, UBS may, in its sole discretion, amend the title of the Securities in order to remove reference the former Index and to make such other changes to the title of the Securities as it considers necessary or desirable to reflect the name and/or characteristics of the relevant successor index or Substitute Index, as applicable.

All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors — There are potential conflicts of interest between you and the Security Calculation Agent” in the prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or call, or upon early redemption will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in “Medium-Term Notes, Series B” above s.

Modified Business Day

As described in “Medium-Term Notes, Series B” under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities”, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— UBS’s Call Right” and “— Early Redemption at the Option of the Holders” above.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We issued the Securities initially in an amount having the aggregate Stated Principal Amount specified on the cover of the prospectus supplement. We may issue additional Securities in amounts that exceed such amount any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in “Medium-Term Notes, Series B” above.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Stated Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

12. ETRACS Monthly Pay 2xLeveraged US High Dividend Low Volatility ETN Series B due October 21, 2049

Specific Terms of the Securities

In this section, references to “holders” or “you” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

These Securities are part of a series of UBS AG debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described under “Medium-Term Notes, Series B” above. This section summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” under “Medium-Term Notes, Series B” above. The terms described here supplement those described in “Medium-Term Notes, Series B” above and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 12, 2015 between us and U.S. Bank Trust National Association, as trustee.

We describe the terms of the Securities in more detail below.

The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity, call or acceleration, or upon early redemption. Instead, at maturity, you will receive a cash payment per Security the amount of which will vary depending on the performance and path of the Index and will be reduced by the Accrued Fees as of the last Index Business Day in the Final Measurement Period as described under “— Cash Settlement Amount at Maturity.” If the amount as calculated is equal to or less than zero, the Cash Settlement Amount will be zero and you will not receive a cash payment.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment per Security on the relevant Redemption Date equal to the Redemption Amount as described under “— Early Redemption at the Option of the Holders.” If the amount as calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

Coupon Payment

For each Security you hold on the applicable Coupon Record Date, on each Coupon Payment Date you will receive an amount in cash equal to the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”).

If the Reference Distribution Amount on such Coupon Valuation Date is zero, you will not receive any Coupon Amount on the related Coupon Payment Date. The final Coupon Amount will be included in the Cash Settlement Amount if on the last Index Business Day in the Final Measurement Period the Coupon Ex-Date with respect to the final Coupon Amount has not yet occurred.

The “Coupon Payment Date” means the fifteenth (15th) Index Business Day following each Coupon Valuation Date. The final Coupon Payment Date will be the Maturity Date, subject to adjustment as described herein. The first Coupon Payment Date will be November 20, 2019, subject to adjustment as provided herein.

The “Coupon Record Date” means the ninth Index Business Day following each Coupon Valuation Date.

The “Coupon Ex-Date,” with respect to a Coupon Amount, means the first Exchange Business Day on which the Securities trade without the right to receive such Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the Exchange Business Day prior to the applicable Coupon Record Date.

The “Coupon Valuation Date” means the 30th day of each month, and the 28th day of February of each calendar year during the term of the Securities or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date, subject to adjustment described herein. The first Coupon Valuation Date will be October 30, 2019.

The “Reference Distribution Amount” means (i) as of the first Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituent Securities held by such Reference Holder on the record date with respect to any Index Constituent Security, for those cash distributions whose ex-dividend date occurs during the period from, but excluding, the Initial Trade Date to, and including, the first Coupon Valuation Date; (ii) as of any other Coupon Valuation Date (other than the Calculation Date), an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituent Securities held by such Reference Holder on the record date with respect to any Index Constituent Security for those cash distributions whose ex-dividend date occurs during the period from, but excluding, the immediately preceding Coupon Valuation Date to, and including, such Coupon Valuation Date; and (iii) as of the Calculation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituent Securities held by such Reference Holder on the record date with respect to any Index Constituent Security for those cash distributions whose ex-dividend date occurs during the period from, but excluding, the immediately preceding Coupon Valuation Date to, but excluding, the Calculation Date.

Notwithstanding the foregoing, with respect to cash distributions for an Index Constituent Security which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index Constituent Security fails to pay the distribution to holders of such Index Constituent Security by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

The “Reference Holder” is, as of any date of determination, a hypothetical holder of a number of units of each Index Constituent Security equal to two times (a) the product of (i) the published unit weighting of that Index Constituent Security as of that date and (ii) the Current Principal Amount, divided by (b) the Monthly Initial Closing Level or Loss Rebalancing Closing Level, whichever is more recent.

“record date” means, (i) with respect to a distribution on an Index Constituent Security, the date on which a holder of the Index Constituent Security must be registered as a stockholder/unitholder of such Index Constituent Security in order to be entitled to receive such distribution and (ii) with respect to any split or reverse split, the tenth Business Day after the announcement date.

“ex-dividend date” means, with respect to a distribution on an Index Constituent Security, the first Business Day on which transactions in such Index Constituent Security trade on the Primary Exchange without the right to receive such distribution.

Cash Settlement Amount at Maturity

The “Maturity Date” is October 21, 2049, which will be the second Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called, redeemed or accelerated, you will receive at maturity a cash payment equal to:

(a)           the product of

(i)            the Current Principal Amount and (ii) the Index Factor as of the last Index Business Day in the Final Measurement Period, plus

(b)           the final Coupon Amount, if on the last Index Business Day in the Final Measurement Period the Coupon Ex-Date with respect to the final Coupon Amount has not yet occurred, minus

(c)           the Accrued Fees as of the last Index Business Day in the Final Measurement Period, plus

(d)           the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any.

We refer to this cash payment as the “Cash Settlement Amount.”

If the amount so calculated is equal to or less than zero, the payment at maturity will be zero.

The following graphic illustrates the formula to determine the Cash Settlement Amount, which has been simplified for ease of presentation.

Current Principal Amount × Index Factor	+	Final Coupon Amount	—	Accrued Fees	+	Stub Reference Distribution Amount

You may lose all or a substantial portion of your investment at maturity. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged monthly return of the Index is insufficient to offset the negative effect of the Accrued Fees (less any Coupon Amounts and/or any Stub Reference Distribution Amount, as applicable, you may be entitled to receive), or if the compounded leveraged monthly return of the Index is negative, you may lose all or a substantial portion of your investment at maturity.

The Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right and, upon the occurrence of an acceleration event, the Securities may be accelerated and redeemed by UBS, at its option. See “— UBS’s Call Right” and “— Optional Acceleration Upon Minimum Indicative Value” below.

The Stated Principal Amount of each Security is $25.00. The Securities may be issued and sold over time at then-current market prices which may be significantly higher or lower than the Stated Principal Amount.

The Current Principal Amount for the period from the Initial Settlement Date to October 31, 2019 (such period, the “initial calendar month”) will equal $25.00 per Security (unless a Loss Rebalancing Event occurs during the initial calendar month). For each subsequent calendar month, the Current Principal Amount for each Security will be reset as follows on the Monthly Reset Date:

New Current Principal Amount = previous Current  Principal Amount × Index Factor on the applicable Monthly Valuation Date – Accrued Fees on the applicable Monthly Valuation Date

In the event of a Loss Rebalancing Event, the Current Principal Amount will be reset on the applicable Loss Rebalancing Reset Date as described below under “— Loss Rebalancing Events”.

If a day that would otherwise be a Monthly Reset Date falls within a Measurement Period, then the Current Principal Amount will not be reset on such date and no further Monthly Reset Dates will occur during the term of the Securities.

If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

For each calendar month, the “Monthly Reset Date” is the first Exchange Business Day of that month beginning on November 1, 2019 and ending on October 1, 2049, subject to adjustment as described under “— Market Disruption Event.” If a day that would otherwise be a Monthly Reset Date falls within a Measurement Period, as applicable, then the Current Principal Amount will not be reset on such date and no further Monthly Reset Dates will occur during the term of the Securities.

For each Monthly Reset Date, the “Monthly Valuation Date” is the last Exchange Business Day of the previous calendar month beginning on October 31, 2019 and ending on September 30, 2049, subject to adjustment as described under “— Market Disruption Event.” If a day that would otherwise be a Monthly Reset Date falls within a Measurement Period, then the Current Principal Amount will not be reset on such date and no further Monthly Reset Dates or Monthly Valuation Dates will occur during the term of the Securities.

The “Index Factor” is: 1 + (2 × Index Performance Ratio).

The “Index Performance Ratio” may be calculated on multiple dates of determination during any applicable calendar month. The formula used to calculate the Index Performance Ratio on any date of determination depends on the number of Loss Rebalancing Events that have occurred in the applicable calendar month.

If no Loss Rebalancing Events have occurred in the applicable calendar month, then on any Index Business Day during a Measurement Period, or on the Monthly Valuation Date, any Redemption Valuation Date, the first Loss Rebalancing Valuation Date of the applicable calendar month or any other date of determination, as applicable, the Index Performance Ratio will be equal to:

Index Valuation Level – Monthly Initial Closing Level
Monthly Initial Closing Level

where the “Monthly Initial Closing Level” for the initial calendar month is 230.9117, the Index Closing Level on October 24, 2019. For each subsequent calendar month, the Monthly Initial Closing Level will equal the Index Closing Level on the Monthly Valuation Date for the previous calendar month. For example, the Monthly Initial Closing Level for November 2019 will equal the Index Closing Level on October 31, 2019, subject to adjustment. If a day that would otherwise be a Monthly Reset Date falls within a Measurement Period, then the Current Principal Amount will not be reset on such date and the Monthly Initial Closing Level for the then-current calendar month will remain the same as it was for the immediately preceding calendar month.

If one or more Loss Rebalancing Events have occurred during the applicable calendar month, then on any Index Business Day during a Measurement Period, or on the Monthly Valuation Date, any Redemption Valuation Date, on each Loss Rebalancing Valuation Date after the first Loss Rebalancing Valuation Date in the applicable calendar month or on any other date of determination, as applicable, the Index Performance Ratio will be equal to:

Index Valuation Level – the most recent Loss Rebalancing Closing Level the most recent Loss Rebalancing Closing Level

The “Index Closing Level” will equal the closing level of the Index on any date of determination, as reported on the NYSE and Bloomberg L.P.

The “Index Valuation Level”, as determined by the Security Calculation Agent will equal the arithmetic mean of the Index Closing Levels measured on each Index Business Day during the applicable Measurement Period, or the Index Closing Level on any Monthly Valuation Date, Loss Rebalancing Valuation Date or Redemption Valuation Date, provided that if the Redemption Valuation Date falls in any Measurement Period, for the purposes of calculating the Index Performance Ratio as of the Redemption Valuation Date, the Index Valuation Level on any date of determination during such Measurement Period shall equal (a) 1/5 times (b) (i) the sum of the Index Closing Levels on each Index Business Day from, and including, the first Index Business Day of the applicable Measurement Period, to, and including, the date of determination, plus (ii) the number of Index Business Days from, but excluding, the date of determination to, and including, the last Index Business Day in such Measurement Period, times the Index Closing Level on such date of determination.

“Measurement Period” means the Final Measurement Period, Call Measurement Period or Acceleration Valuation Period, as applicable.

The “intraday indicative value”, or “Indicative Value” is an amount per Security, as determined by the Security Calculation Agent as of any date of determination equal to (Current Principal Amount on the previous calendar day × Index Factor, calculated using the intraday indicative value of the Index) — Accrued Fees + Coupon Amount with respect to the Coupon Valuation Date immediately preceding the date of determination if on the date of determination the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred + Reference Distribution Amount, calculated as if such time and date of determination is a Coupon Valuation Date.

The “Current Indicative Principal Amount”, is an amount per Security, as determined by the Security Calculation Agent as of any date of determination, equal to the product of (i) the Current Principal Amount and (ii) the Index Factor as of such date, using the Index Closing Level as of such date as the Index Valuation Level.

The “Accrued Fees” as of any date of determination means the sum of (1) the Accrued Tracking Fee as of such date and (2) the Accrued Financing Charges as of such date.

The Securities are subject to an “Accrued Tracking Fee” per Security, calculated as follows:

(a)           On the Initial Trade Date, the Accrued Tracking Fee is equal to 0.

(b)           On the initial Monthly Valuation Date (or if applicable, on a Loss Rebalancing Date that occurs prior to the initial Monthly Valuation Date), the Accrued Tracking Fee is an amount equal to the product of: (a) the Annual Tracking Fee as of the initial Monthly Valuation Date and (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the Initial Trade Date to, and including, the initial Monthly Valuation Date (or Loss Rebalancing Date, as applicable), and the denominator of which is 365.

(c)           On any subsequent Monthly Valuation Date other than the Initial Monthly Valuation Date or on any Loss Rebalancing Date, the Accrued Tracking Fee is an amount equal to the product of (a) the Annual Tracking Fee as of such Monthly Valuation Date or Loss Rebalancing Date, as the case may be, and (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date (or Loss Rebalancing Date, whichever is more recent), to, and including, such Monthly Valuation Date or Loss Rebalancing Date, as the case may be, and the denominator of which is 365.

(d)           On the last Exchange Business Day of an applicable Measurement Period, or as of the Redemption Valuation Date, as applicable, the Accrued Tracking Fee is an amount equal to the product of (a) the Annual Tracking Fee calculated as of the last Exchange Business Day of the applicable Measurement Period, or as of the Redemption Valuation Date, as applicable, and (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date (or Loss Rebalancing Date, whichever is more recent), to, and including, (i) such last Exchange Business Day of such Measurement Period, or (ii) such Redemption Valuation Date (or, if the Optional Acceleration Date or Redemption Valuation Date occurs prior to the initial Monthly Valuation Date, the period from, and excluding, the Initial Trade Date), as applicable, and the denominator of which is 365.

The “Annual Tracking Fee” is, as of any date of determination, an amount per Security equal to the product of (i) the Annual Tracking Rate and (ii) the Current Indicative Principal Amount as of the immediately preceding Index Business Day.

The “Annual Tracking Rate” is 0.85%. The Securities are subject to “Accrued Financing Charges” per Security calculated as follows:

(a)           On the Initial Trade Date, the Accrued Financing Charge for each Security is equal to $0.

(b)           On the initial Monthly Valuation Date (or if applicable, on a Loss Rebalancing Date that occurs prior to the initial Monthly Valuation Date), the Accrued Financing Charge for each Security will equal (a) the aggregate sum of (i) the Financing Level as of each date starting from, but excluding, the Initial Trade Date, to and including the initial Monthly Valuation Date (or Loss Rebalancing Date, whichever is more recent) times (ii) the Financing Rate as of such date, divided by (b) 360.

(c)           On any subsequent Monthly Valuation Date, the Accrued Financing Charge for each Security will equal (a) the aggregate sum of (i) the Financing Level as of each date starting from, but excluding, the immediately preceding Monthly Valuation Date (or Loss Rebalancing Valuation Date, whichever is more recent), to and including, the then current Monthly Valuation Date times (ii) the Financing Rate as of such date, divided by (b) 360.

(d)           On the last Index Business Day of an applicable Measurement Period, or as of the Redemption Valuation Date, as applicable, the Accrued Financing Charge for each Security will equal (a) the aggregate sum of (i) the Financing Level as of each date starting from, but excluding, the immediately preceding Monthly Valuation Date (or Loss Rebalancing Valuation Date, or, if the Redemption Valuation Date falls in the Initial Calendar Month, the Initial Trade Date, whichever is more recent), to, and including such last Index Business Day in such Measurement Period, or such Redemption Valuation Date, as applicable, times (ii) the Financing Rate as of such date, divided by (b) 360.

The “Financing Level” is, as of any date of determination, an amount that equals the Current Principal Amount.

The “Financing Rate” will equal the sum of (a) the “Financing Spread” of 0.80% and (b) the London interbank offered rate (British Banker’s Association) for three-month deposits in U.S. Dollars, which is displayed on Reuters page “LIBOR01” (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Calculation Agent) (“LIBOR”), as of 11:00 a.m., London time, on the day that is two London business days prior to the immediately preceding Monthly Valuation Date.

Notwithstanding the foregoing:

Ø    If the Security Calculation Agent determines on the relevant determination date that the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 has been discontinued, then the Security Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to such London interbank offered rate, provided that if the Security Calculation Agent determines there is an industry-accepted successor base rate, then the Security Calculation Agent shall use such successor base rate; and

Ø    If the Security Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Security Calculation Agent in its sole discretion may determine the business day convention, definition of business day and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

The establishment of three-month U.S. Dollar LIBOR for each period by the Security Calculation Agent shall (in the absence of manifest error) be final and binding.

“London business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and is also a day on which dealings in U.S. dollars are transacted in the London interbank market.

The Accrued Financing Charges seek to compensate UBS for providing investors with the potential to receive a leveraged participation in movements in the Index Closing Level and are intended to approximate the monthly financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Securities.

The “Final Measurement Period” means the five Index Business Days from, and including, the Calculation Date, subject to adjustment as described under “— Market Disruption Event.”

The “Stub Reference Distribution Amount” means, as of the last Index Business Day in a Measurement Period, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituent Securities held by such Reference Holder on the “record date” with respect to any Index Constituent Security, for those cash distributions whose “ex-dividend date” occurs during the period from, but excluding, the immediately preceding Coupon Valuation Date (or if such Redemption Valuation Date or the Optional Acceleration Date occurs prior to the first Coupon Valuation Date, the period from but excluding the Initial Trade Date) to, and including, such last Index Business Day of such Measurement Period, or such Redemption Valuation Date, as applicable; provided, that for the purpose of calculating the Stub Reference Distribution Amount, the Reference Holder will be deemed to hold four-fifths, three-fifths, two-fifths and one-fifth of the shares of each Index Constituent Security it would otherwise hold on the second, third, fourth and fifth Index Business Day, respectively, in such Measurement Period.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently Solactive.

The “Calculation Date” means October 13, 2049, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

“Exchange Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading such Index Constituent Security or such constituent underlying a successor index.

“Related Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, each exchange or quotation system where trading has a material effect (as determined by the Security Calculation Agent) on the overall market for futures or options contracts relating to such Index Constituent Security or such constituent underlying a successor index.

Underlying Index

The return on the Securities is linked to the performance of the price return version of the Solactive US High Dividend Low Volatility Index (“SOLHDLV”). The Index is designed to measure the performance of 40 dividend yielding, relatively lower volatility Index Constituent Securities from the universe of the largest 1,000 U.S. listed stocks by market capitalization.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request to have us redeem your Securities on any Index Business Day no later than 12:00 noon, New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on any applicable Index Business Day, provided that you request that we redeem a minimum of 50,000 Securities. We reserve the right from time to time to waive this minimum redemption amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the notice of redemption is received by UBS rather than the following Index Business Day. You should not assume you will be entitled to the benefit of any such acceleration. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities.

The Securities will be redeemed and the holders will receive payment for their Securities on the second Index Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The first Redemption Date will be October 30, 2019, and the final Redemption Date will be October 14, 2049. In addition, if a call notice has been issued or if acceleration has been triggered, the last Redemption Valuation Date will be the fifth Index Business day prior to the Call Settlement Date or Acceleration Settlement Date, as applicable. If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index Constituent Securities, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event.”

As of any Redemption Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to:

(0.125% × Closing Indicative Value of the Security as of the Redemption Valuation Date).

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures,” for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

Closing Indicative Value as of the Redemption Valuation Date – Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero. We reserve the right from time to time to waive the Redemption Fee Amount in our sole discretion and on a case-by-case basis. There can be no assurance that we will elect to waive this fee and you should not assume you will be entitled to such fee waiver.

We will inform you of such Redemption Amount on the first Business Day following the applicable Redemption Valuation Date.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

The following graphic illustrates the formula to determine the Redemption Amount, which has been simplified for ease of presentation.

Closing Indicative Value	—	Redemption Fee Amount

You may lose all or a substantial portion of your investment upon early redemption. The combined negative effect of the Accrued Fees and the Redemption Fee Amount will reduce your final payment. If the compounded leveraged monthly return of the Index is insufficient to offset the negative effect of the Accrued Fees and the Redemption Fee Amount, if applicable (less any Coupon Amounts and/or any Stub Reference Distribution Amount you may be entitled to receive as of the Redemption Valuation Date), or if the compounded leveraged monthly return of the Index is negative, you may lose all or a substantial portion of your investment upon early redemption.

The Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right and, upon the occurrence of an acceleration event, the Securities may be accelerated and redeemed by UBS, at its option. See “— UBS’s Call Right” and “— Optional Acceleration Upon Minimum Indicative Value” below.

We discuss these matters in “Medium-Term Notes, Series B” above under “Description of Debt Securities We May Offer — Redemption and Repayment.”

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, which we refer to as a “Redemption Notice” to UBS via email no later than 12:00 noon (New York City time) on the Index Business Day on which you elect to exercise your redemption right. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation”, to us via email in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Valuation Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your Redemption Notice after 12:00 noon (New York City time), or your Redemption Confirmation after 5:00 p.m. (New York City time), on the Business Day prior to the applicable Redemption Valuation Date, your Redemption Notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

We reserve the right from time to time to waive the minimum redemption amount or the Redemption Fee Amount in our sole discretion on a case-by-case basis. In addition, we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the Redemption Notice is received by UBS rather than the following Index Business Day. You should not assume you will be entitled to the benefit of any such waiver or election to accelerate the Redemption Valuation Date.

UBS’s Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than eighteen (18) calendar days’ prior notice to the holders of the Securities (which may be provided via press release), such redemption to occur on any Business Day that we may specify on or after November 12, 2019 through and including the Maturity Date. Upon early redemption in the event we exercise this right, you will receive a cash payment equal to

(a)           the product of

(i)            the Current Principal Amount and (ii) the Index Factor as of the last Index Business Day in the Call Measurement Period, plus

(b)           the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Valuation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, minus

(c)           the Accrued Fees as of the last Index Business Day in the Call Measurement Period, plus

(d)           the Stub Reference Distribution Amount as of the last Index Business Day in the Call Measurement Period, if any.

We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is equal to or less than zero, the payment upon UBS’s exercise of its Call Right will be zero.

We will inform you of such Call Settlement Amount on the first Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the second Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event.”

The “Call Measurement Period” means:

(a)           if the Market Value of Securities outstanding as at the close of business on the Exchange Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right is less than $250,000,000, the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event”;

(b)           if the Market Value of Securities outstanding as at the close of business on the Exchange Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right is equal to or greater than $250,000,000, the five (5) Index Business Days from and including the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event.”

The “Market Value” of the Securities outstanding as of the close of business on the Exchange Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right will equal:

Intraday indicative value as of such Exchange Business Day × number of Securities outstanding as reported by HDLBIV <Index> on Bloomberg.

The “Call Valuation Date” means the date disclosed as such by UBS in its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right.

In any notice to holders exercising the UBS Call Right, we will specify how many days are included in the Call Measurement Period.

The following graphic illustrates the formula to determine the Call Settlement Amount, which has been simplified for ease of presentation.

Current Principal Amount × Index Factor	+	Coupon Amount	—	Accrued Fees	+	Stub Reference Distribution Amount

You may lose all or a substantial portion of your investment upon a call. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged monthly return of the Index is insufficient to offset the negative effect of the Accrued Fees (less any Coupon Amounts and/or any Stub Reference Distribution Amount, as applicable, you may be entitled to receive), or if the compounded leveraged monthly return of the Index is negative, you may lose all or a substantial portion of your investment upon a call.

In addition, upon the occurrence of an acceleration event, the Securities may be accelerated and redeemed by UBS, at its option. See “Specific Terms of the Securities — Optional Acceleration Upon Minimum Indicative Value” below.

Optional Acceleration Upon Minimum Indicative Value

If, at any time, the intraday indicative value of the Securities on any Index Business Day equals $2.00 or less (the “Indicative Value Optional Acceleration Trigger”) (each such day, an “Optional Acceleration Date”), all issued and outstanding Securities may be accelerated and redeemed by UBS, at its option (even if the intraday indicative value would later exceed $2.00 on such Optional Acceleration Date or any subsequent Index Business Day) for a cash payment equal to the Acceleration Amount (the “Acceleration Option”).

In the event that the Indicative Value Optional Acceleration Trigger threshold has been breached, UBS will issue a press release before 9:00 a.m. on the Index Business Day following the Optional Acceleration Date announcing whether or not it has elected to exercise its Acceleration Option. UBS is under no obligation to exercise its Acceleration Option and the Securities may remain outstanding following an Indicative Value Optional Acceleration Trigger Event occurring, if UBS does not elect to exercise such Acceleration Option.

The “Acceleration Amount” will equal

(a)           the product of

(i)            the Current Principal Amount and (ii) the Index Factor as of the last Index Business Day in the Acceleration Valuation Period, plus

(b)           the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Optional Acceleration Date if on the last Index Business Day in the Acceleration Valuation Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, minus

(c)           the Accrued Fees as of the last Index Business Day in the Acceleration Valuation Period, plus

(d)           the Stub Reference Distribution Amount as of the last Index Business Day in the Acceleration Valuation Period, if any.

If the Acceleration Amount is equal to or less than zero, the payment upon acceleration will be zero.

If the Indicative Value Optional Acceleration Trigger threshold has been breached and UBS elects to exercise its Acceleration Option, you will receive on the Acceleration Settlement Date only the Acceleration Amount in respect of your investment in the Securities. The “Acceleration Settlement Date” will be the second Business Day following the last Index Business Day of the Acceleration Valuation Period. The “Acceleration Valuation Period” will be the five Index Business Days from, but excluding, the Optional Acceleration Date, subject to adjustment as described under “— Market Disruption Event.” Subject to the prior verification by the Security Calculation Agent that the intraday indicative value of the Securities of $2.00 or less was accurately calculated by the NYSE, UBS must provide notice (which may be provided via press release) to the holders of the Securities that the minimum indicative value threshold has been breached not less than five calendar days prior to the Acceleration Settlement Date.

If the Securities undergo a split or reverse split, the Indicative Value Optional Acceleration Trigger will be adjusted accordingly.

The following graphic illustrates the formula to determine the Acceleration Amount, which has been simplified for ease of presentation.

Current Principal Amount × Index Factor	+	Coupon Amount	—	Accrued Fees	+	Stub Reference Distribution Amount

You may lose all or a substantial portion of your investment upon acceleration. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged monthly return of the Index is insufficient to offset the negative effect of the Accrued Fees (less any Coupon Amounts and/or any Stub Reference Distribution Amount, as applicable, you may be entitled to receive), or if the compounded leveraged monthly return of the Index is negative, you may lose all or a substantial portion of your investment upon acceleration.

In addition, the Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right. See “— UBS’s Call Right” above.

Loss Rebalancing Events

A Loss Rebalancing Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0. This means that after a Loss Rebalancing Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Loss Rebalancing Event.

A “Loss Rebalancing Event” occurs if, at any time, the Intraday Index Value on any Index Business Day (other than an Excluded Day, as defined herein) decreases 20% in value from the previous Monthly Initial Closing Level or Loss Rebalancing Closing Level, whichever is more recent. If a Loss Rebalancing Event occurs, the Current Principal Amount of the Securities will be reset as described below, which will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0. A Loss Rebalancing Event may occur irrespective of whether a Market Disruption Event also occurs on such Index Business Day.

Upon the occurrence of a Loss Rebalancing Event, the Current Principal Amount will be reset on the applicable Loss Rebalancing Reset Date as follows:

New Current Principal Amount = previous Current Principal Amount × Index Factor on the applicable Loss Rebalancing Valuation Date — Accrued Fees on the applicable Loss Rebalancing Valuation Date

In the event of a Loss Rebalancing Event, the Financing Rate will not be adjusted.

On the next Monthly Valuation Date following one or more Loss Rebalancing Events, the Monthly Initial Closing Level will be replaced with the most recent Loss Rebalancing Closing Level in the calculation of the Index Performance Ratio.

Loss Rebalancing Events may occur multiple times over the term of the Securities and may occur multiple times during a single calendar month. This means both that (i) the Current Principal Amount may be reset more frequently than monthly and (ii) the cumulative effect of compounding and fees will have increased as a result of the Loss Rebalancing Event(s). Because each Loss Rebalancing Event will have the effect of deleveraging your Securities, following a Loss Rebalancing Event your Securities will have less exposure to a potential positive gain in value relative to the exposure before the occurrence of such Loss Rebalancing Event.

On any Loss Rebalancing Valuation Date, the Accrued Financing Charges for each Security will equal the product of (i) the Financing Level on the immediately preceding Monthly Valuation Date or Loss Rebalancing Valuation Date, whichever is more recent, times (ii) the Financing Rate times (iii) the number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date or Loss Rebalancing Valuation Date, whichever is more recent, to, and including, the then current Loss Rebalancing Valuation Date divided by (iv) 360.

An “Excluded Day” means (i) the Index Business Day immediately preceding any Monthly Valuation Date, (ii) any Monthly Valuation Date, (iii) any Loss Rebalancing Valuation Date (iv) the Index Business Day immediately preceding the first day of the Final Measurement Period or any day after such Index Business Day, (v) the Index Business Day immediately preceding the first day of the Call Measurement Period or any day after such Index Business Day, or (vi) the Optional Acceleration Date or any day after the Optional Acceleration Date.

“Loss Rebalancing Closing Level” means the Index Closing Level on the Loss Rebalancing Valuation Date.

“Loss Rebalancing Reset Date” means the first Index Business Day immediately following a Loss Rebalancing Valuation Date, subject to adjustment as described under “— Market Disruption Event.”

“Loss Rebalancing Valuation Date” means:

(a)           if a Loss Rebalancing Event occurs at or prior to 3:15 p.m. on an Index Business Day, the day that such Loss Rebalancing Event occurs, subject to adjustment as described under “— Market Disruption Event”;

(b)           if a Loss Rebalancing Event occurs after 3:15 p.m. on an Index Business Day, the first Index Business Day following the occurrence of such Loss Rebalancing Event, subject to adjustment as described under “— Market Disruption Event.”

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including, among other things, at maturity or upon early redemption or call, or at other times, the Current Principal Amount, Current Indicative Principal Amount, intraday indicative value, Market Disruption Events, Business Days, Index Business Days, Exchange Business Days, the Index Factor, the Index Performance Ratio, the Index Valuation Level, the Financing Level, the Accrued Fees (including determining any successor to the LIBOR base rate), the Coupon Amount, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Accrued Fees, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Coupon Ex-Dates, the Coupon Record Dates, the Redemption Amount, if any, that we will pay you upon redemption, if applicable, the Acceleration Amount that we will pay you upon acceleration, the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities, whether a Loss Rebalancing Event has occurred and whether any day is a Business Day, Index Business Day or an Exchange Business Day and all such other matters as may be specified elsewhere herein as matters to be determined by the Security Calculation Agent. The Security Calculation Agent will also be responsible for determining whether the Index has been discontinued and whether there has been a material change in the Index. The Security Calculation Agent will make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Security Calculation Agent will be conclusive for all purposes and binding on us, you, and all other persons having an interest in the Security, without liability on the part of the Security Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, call or acceleration, or upon early redemption, or on a Coupon Payment Date on or prior to 12:00 noon, New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, any Call Settlement Date, Acceleration Settlement Date or any Coupon Payment Date, as applicable.

All dollar amounts related to determination of the Coupon Amount, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Accrued Fees, the Redemption Amount and Redemption Fee Amount, if any, per Security, the Call Settlement Amount, if any, per Security, the Current Principal Amount, the Acceleration Amount, the Financing Level, and the Cash Settlement Amount, if any, per Security, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., ..76545 would be rounded up to .7655); and all dollar amounts paid on the Stated Principal Amount of the Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on an Averaging Date (as defined below), the Index Closing Level for such Averaging Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing (the “Deferred Averaging Date”) with respect to the Index irrespective of whether, pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. If the postponement described in the preceding sentence results in the Index Closing Level being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the Index Closing Level on any Averaging Date, the Security Calculation Agent or one of its affiliates, as the case may be, will apply the Index Closing Level for such Deferred Averaging Date (i) on the date(s) of the original Market Disruption Event and (ii) such Averaging Date. For example, if the applicable Measurement Period for purposes of calculating the Call Settlement Amount is based on the arithmetic mean of the Index Closing Levels on November 3, November 4, November 5, November 6 and November 7, and there is a Market Disruption Event with respect to the Index on November 3, but no other Market Disruption Event during such Measurement Period, then the Index Closing Level on November 4 will be used twice to calculate the Call Settlement Amount, and the Call Settlement Amount will be determined based on the arithmetic mean of the Index Closing Levels on November 4, November 4, November 5, November 6 and November 7. The same approach would be applied if there is a Market Disruption Event during any Measurement Period.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on the Redemption Valuation Date or any Monthly Valuation Date or Loss Rebalancing Valuation Date, the Index Closing Level for such Redemption Valuation Date, Monthly Valuation Date or Loss Rebalancing Valuation Date, as applicable, will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. For example, if the Redemption Valuation Date, for purposes of calculating a Redemption Amount, is based on the Index Closing Level on November 3 and there is a Market Disruption Event with respect to the Index on November 3, then the Index Closing Level on October 4 will be used to calculate the Redemption Amount, assuming that no such Market Disruption Event has occurred or is continuing on November 4.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the final Averaging Date or any Monthly Valuation Date, Redemption Valuation Date or Loss Rebalancing Valuation Date, as applicable, occurring more than three Index Business Days following the day originally scheduled to be such final Averaging Date or such Monthly Valuation Date, Redemption Valuation Date or Loss Rebalancing Valuation Date. If a Market Disruption Event has occurred or is continuing with respect to the Index on the third Index Business Day following the date originally scheduled to be the final Averaging Date or any Monthly Valuation Date, Redemption Valuation Date or Loss Rebalancing Valuation Date, as applicable, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such third Index Business Day but for such Market Disruption Event. If any Monthly Valuation Date or Loss Rebalancing Valuation Date is postponed as described above, the succeeding Monthly Reset Date or Loss Rebalancing Reset Date will occur on the next Index Business Day following the postponed Monthly Valuation Date or Loss Rebalancing Valuation Date, as applicable.

An “Averaging Date” means each of the Index Business Days during a Measurement Period, subject to adjustment as described herein.

Any of the following will be a Market Disruption Event with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

(a)           suspension, absence or material limitation of trading in a material number of Index Constituent Securities for trading in the Index Constituent Security, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

(b)           suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities in the primary market or markets for those contracts;

(c)           the Index is not published; or

(d)           in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging”.

The following events will not be Market Disruption Events with respect to the Index:

(a)           a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

(b)           a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Securities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Securities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in “Medium-Term Notes, Series B” above. If we exercise this right, the redemption price of the Securities will be determined by the Security Calculation Agent in a manner reasonably calculated to preserve your and our relative economic positions.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

In addition to the default amount described below, we will also pay the Coupon Amount per Security, if any, with respect to the final Coupon Payment Date, as described above under “— Coupon Payment,” calculated as if the date of acceleration was the last Index Business Day in the Final Measurement Period and the four Index Business Days immediately preceding the date of acceleration were the corresponding Index Business Days in the accelerated Final Measurement Period, with the fourth Index Business Day immediately preceding the date of acceleration being the accelerated Calculation Date and the accelerated final Coupon Valuation Date, and the Index Business Day immediately preceding the date of acceleration being the relevant final Coupon Valuation Date.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in “Medium-Term Notes, Series B” above under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars as determined by the Security Calculation Agent in its sole discretion, for the aggregate Stated Principal Amount of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five (5) Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five (5) Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index or Termination of Our License Agreement with the Index Sponsor; Alteration of Method of Calculation

If (i) the Index Sponsor discontinues publication of, or otherwise fails to publish, the Index, (ii) our license agreement with the Index Sponsor terminates or (iii) the Index Sponsor does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, and, in each case, any other person or entity publishes an index licensed to UBS that the Security Calculation Agent determines is comparable to the Index and for which the Index Constituent Securities and/or their unit weighting are available to the Security Calculation Agent (such index being referred to herein as a “successor index”),and the Security Calculation Agent approves such index as a successor index, then the Security Calculation Agent will determine the Index Closing Level on the applicable dates of determination, Coupon Amounts and the amount payable at maturity, call, acceleration or upon early redemption and all other related payments terms by reference to such successor index.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If the Index Sponsor discontinues publication of the Index, our license agreement with the Index Sponsor terminates or the Index Sponsor does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, prior to, and such discontinuation, termination or unavailability is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Monthly Valuation Date or Loss Rebalancing Valuation Date, as applicable, or on any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Monthly Valuation Date or Loss Rebalancing Valuation Date, as applicable, or any other relevant date on which the Index Closing Level is to be determined, then the Security Calculation Agent will determine the Index Closing Level using the Index Closing Level on the last Index Business Day immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

In addition, if an Index Replacement Event (as defined below) occurs at any time and the Index Sponsor or anyone else publishes an index that the Security Calculation Agent determines is comparable to the Index (the “Substitute Index”), then the Security Calculation Agent may elect, in its sole discretion, to permanently replace the original Index with the Substitute Index for all purposes under the Securities, and all provisions described herein as applying to the Index will thereafter apply to the Substitute Index instead. In such event, the Security Calculation Agent will make such adjustments, if any, to any level of the Index or Substitute Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. If the Security Calculation Agent elects to replace the original Index with a Substitute Index, then the Security Calculation Agent will determine all amounts hereunder, including the Coupon Amounts, Current Principal Amount, Current Indicative Principal Amount, Index Factor, intraday indicative value, Accrued Fees, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity, call, or upon early redemption by reference to such Substitute Index. If the Security Calculation Agent so elects to replace the original Index with a Substitute Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities of the Securities.

An “Index Replacement Event” means:

(a)           an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange or Related Exchange (each as defined herein) is located that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of units in the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or the units in the Index Constituent Securities included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on any of these parties’ ability to perform their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(b)           any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after October 24, 2019 that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of units in the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or the units in the Index constituents included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on the ability of us, our affiliates, third parties with whom we transact or a similarly situated third party to perform our or their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(c)           any event that occurs on or after October 24, 2019 that makes it a violation of any law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange or Related Exchange (each as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for UBS AG or its affiliates to hold, acquire or dispose of units in the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or the units in the Index constituents included in the Index (including but not limited to exchange-imposed position limits), (ii) for us, our affiliates, third parties with whom we transact or similarly situated third parties to perform our or their obligations in connection with the Securities or (iii) for us to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(d)           any event, as determined by the Security Calculation Agent, as a result of which we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the Securities, or realize, recover or remit the proceeds of any such transaction or asset; or

(e)           as determined by the Security Calculation Agent, the primary exchange or market for trading for the Securities, if any, announces that pursuant to the rules of such exchange or market, as applicable, the Securities cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a successor index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the Index Closing Level of the Index or such successor index does not, in the opinion of the Security Calculation Agent, fairly represent the Index Closing Level of the Index or such successor index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at an Index Closing Level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the Index Closing Level for the Index or such successor index with reference to the Index or such successor index, as adjusted. The Security Calculation Agent will accordingly calculate the Index Closing Level, the Index Valuation Level, the Index Performance Ratio, the Coupon Amount, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Accrued Fees, the Redemption Fee Amount, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, upon early redemption, if applicable, the Call Settlement Amount, if any, that we will pay you in the event UBS calls the Securities, the Acceleration Amount that we will pay you in the event of an optional acceleration upon minimum indicative value, if applicable, the Loss Rebalancing Closing Level, if any, the Monthly Initial Closing Level and all related payment terms based on the Index Closing Level calculated by the Security Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the Index Closing Level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at an Index Closing Level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

In the event that the Security Calculation Agent elects to replace the Index with a successor index or a Substitute Index, UBS may, in its sole discretion, amend the title of the Securities in order to remove reference the former Index and to make such other changes to the title of the Securities as it considers necessary or desirable to reflect the name and/or characteristics of the relevant successor index or Substitute Index, as applicable.

All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors — There are potential conflicts of interest between you and the Security Calculation Agent” in the prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity, call or acceleration, or upon early redemption, will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day or a New York Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in “Medium-Term Notes, Series B” above.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in “Medium-Term Notes, Series B” above, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— UBS’s Call Right” and “— Early Redemption at the Option of the Holders” above.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We issued the Securities initially in an amount having the aggregate Stated Principal Amount specified on the cover of the prospectus supplement. We may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in “Medium-Term Notes, Series B” above.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Stated Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

13. ETRACS Quarterly Pay 1.5x Leveraged Alerian MLP Index ETN due June 10, 2050

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

The Securities are part of a series of UBS AG debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 12, 2015 between us and U.S. Bank Trust National Association, as trustee.

We describe the terms of the Securities in more detail below.

The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity, call or acceleration upon the occurrence of a Zero Value Event, or upon early redemption. Instead, at maturity, you will receive a cash payment per Security the amount of which will vary depending on the performance and path of the Index and will be reduced by the Accrued Fees as of the last Index Business Day in the Final Measurement Period as described under “— Cash Settlement Amount at Maturity.” If the amount as calculated is equal to or less than zero, the Cash Settlement Amount will be zero and you will not receive a cash payment.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment per Security on the relevant Redemption Date equal to the Redemption Amount as described under “— Early Redemption at the Option of the Holders.” If the amount as calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

If a Zero Value Event occurs, for each Security you will receive a cash payment per Security on the Zero Value Settlement Date equal to the (i) the Measurement Period Cash Amount, on the immediately preceding calendar day, plus (ii) the Accrued Dividend, on the date on which the Zero Value Event occurred, minus (iii) the Accrued Fees, on the date on which the Zero Value Event occurred, as described under “— Automatic Acceleration Upon Zero Value Event.”

Coupon Payment

For each  Security  you  hold  on  the  applicable  Coupon  Record  Date,  on  each  Coupon  Payment  Date  you  will  receive  an  amount  in  cash  equal  to  the  Coupon  Amount.  The  Coupon  Amount  will  equal  the  sum  of  the  cash  distributions  that  a  hypothetical  holder  of  Index  constituents  would  have  been  entitled  to  receive  in  respect  of  the  Index  constituents  during  the  relevant  period.  The  Coupon  Amount  may  be  equal  to  zero.

The “Coupon Amount” means (i) on any calendar day that is  not a Coupon Ex-Date, zero;  and (ii) on  any  calendar  day  that  is  a  Coupon  Ex-Date,  an  amount  per  Security  equal  to  the  Accrued  Dividend  on  the  Coupon  Valuation  Date  immediately  preceding  such  Coupon  Ex-Date.  The  minimum  value  of  the  Coupon  Amount  will  be  zero.

The following  graphic  illustrates  the  formula  to  determine  the  Coupon  Amount  on  a  Coupon  Ex-Date,  which  has  been  simplified  for  ease  of  presentation:

=	Accrued Dividend, on the immediately preceding Coupon Valuation Date

If the  Securities  undergo  a  split  or  reverse  split,  the  Coupon  Amount  will  be  adjusted  accordingly.

The “Accrued  Dividend”  means  (i)  on  the  Initial  Trade  Date,  zero;  and  (ii)  on  any  subsequent  calendar  day,  an  amount  per  Security  equal  to  (a)  the  Accrued  Dividend  as  of  the  immediately  preceding  calendar  day,  plus  (b)  the  Daily  Dividend  on  such  calendar  day,  minus  the  Coupon  Amount  on  such  calendar  day.

If the  Securities  undergo  a  split  or  reverse  split,  the  Accrued  Dividend  will  be  adjusted  accordingly.

The “Daily  Dividend”  means,  on  any  calendar  day,  an  amount  per  Security  equal  to  (a)(i)  the  Index  Dividend  Point,  times (ii)  the  Leverage  Factor,  times (iii)  the  Current  Principal  Amount  on  the  immediately  preceding  calendar  day,  times  (iv)  the  Residual  Factor  on  the  immediately  preceding  calendar  day,  divided  by  (b)  the  Last  Reset  Index  Closing  Level.

The “Index  Dividend  Point”  means,  on  any  calendar  day,  an  amount  per  Security  equal  to  the  sum  of  the  products  of  (i)  the  cash  value  of  distributions  that  a  hypothetical  holder  of  one  share  of  each  Index  Constituent  Security  on  such  calendar  day  would  have  been  entitled  to  receive  in  respect  of  that  Index  Constituent  Security  for  those  cash  distributions  whose  “ex-dividend  date”  occurs  on  such  calendar  day  and  (ii)  the  number  of  units  of  that  Index  Constituent  Security  included  in  the  Index  as  of  such  date.

The Index  Dividend  Point  may  not  be  publicly  disseminated  by  the  Index  Calculation  Agent.  The  data  used  to  calculate  the  Index  Dividend  Point  is  the  property  of  the  Index  Sponsor  and  investors  may  be  required  to  pay  a  fee  and  meet  any  other  requirements  of  the  Index  Sponsor,  in  order  to  access  such  information.  See  “Risk  Factors  —  The  value  of  the  Index  Dividend  Point  may  not  be  publicly  disseminated  or  otherwise  freely  accessible  to  investors”.

The Index  Dividend  Point,  on  any  calendar  day,  represents  the  total  cash  value  of  distributions  that  a  hypothetical  holder  of  the  Index  Constituent  Securities,  in  proportion  to  the  weights  of  the  Index  Constituent  Securities,  would  have  been  entitled  to  receive  with  respect  to  any  Index  Constituent  Securities  for  those  cash  distributions  whose  “ex-dividend  date”  occurs  on  such  calendar  day.

The “Coupon  Payment  Date”  means  the  fifteenth  (15th)  Index  Business  Day  following  each  Coupon  Valuation  Date.  The  first  Coupon  Payment  Date  will  be  July 22,  2020,  subject  to  adjustment  as  provided  herein.  If  such  day  is  not  a  Coupon Business Day,  the  Coupon Payment Date  shall  be  the  following  Coupon  Business  Day.

If the Final Coupon Ex-Date occurs prior to the Maturity Date, but the Final Coupon Payment Date otherwise occurs after the Maturity Date, in such case, the Final Coupon Payment Date will be the Maturity Date, subject to adjustment as provided herein.

The “Coupon Record Date” means the ninth Index Business Day following each Coupon Valuation Date. If such day is not a Coupon Business Day, the Coupon Record Date shall be the immediately preceding Coupon Business Day.

The “Coupon Ex-Date,” with respect to a Coupon Amount, means the first Coupon Business Day on which the Securities trade without the right to receive such Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the Coupon Business Day immediately preceding the applicable Coupon Record Date.

If a Zero Value Event occurs on an Index Business Day that would otherwise be a Coupon Ex-Date, such day will not be a valid Coupon Ex-Date and all further Coupon Ex-Dates will be suspended. In this case, the Coupon Amount corresponding to such Coupon Ex-Date will be included in the Zero Value Settlement Amount payable on the Zero Value Settlement Date.

In addition, if a day that would otherwise by a Coupon Ex-Date occurs on or after the first day of an applicable Measurement Period, such day will not be a valid Coupon Ex-Date and all further Coupon Ex-Dates will be suspended. In this case, the Coupon Amount corresponding to such Coupon Ex-date will be included in the Cash Settlement Amount or Call Settlement Amount payable at maturity or call, respectively.

The “Coupon Valuation Date” means the 30th day of each March, June, September and December, of each calendar year during the term of the Securities or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date, subject to adjustment described herein. The first Coupon Valuation Date will be

June 30, 2020.

Notwithstanding the foregoing, with respect to cash distributions or dividends on an Index Constituent Security which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index Constituent Security fails to pay the dividend or distribution to holders of such Index Constituent Security by the scheduled payment date for such dividend or distribution, such dividend or distribution will be assumed to be zero for the purposes of calculating the applicable Coupon Amount. Any such delayed dividend or distribution payment from the issuer of an Index Constituent Security will be attributed back to the Accrued Dividend and included in the next Coupon Amount.

“Coupon Business Day” means any Index Business Day other than an Index Business Day on which banking institutions in New York are generally not authorized or obligated by law, regulation or executive order to open.

“record date” means, (i) with respect to a distribution on an Index Constituent Security, the date on which a holder of the Index Constituent Security must be registered as a stockholder/unitholder of such Index Constituent Security in order to be entitled to receive such distribution and (ii) with respect to any split or reverse split, the tenth Business Day after the announcement date.

“ex-dividend date” means, with respect to a distribution on an Index Constituent Security, the first Business Day on which transactions in such Index Constituent Security trade on the Primary Exchange without the right to receive such distribution.

Cash Settlement  Amount  at  Maturity

The “Maturity  Date”  is  June 10,  2050,  which  will  be  the  third  Business  Day  following  the  last  Index  Business  Day  in  the  Final  Measurement  Period,  subject  to  adjustment  as  described  below  under  “—  Market  Disruption  Event.”

For each  Security,  unless  earlier  called,  redeemed  or  accelerated,  you  will  receive  at  maturity  a  cash  payment  equal  to  the  Closing  Indicative  Value  on  the  last  Index  Business  Day  in  the  applicable  Measurement  Period.  We  refer  to  this  cash  payment  as  the  “Cash  Settlement  Amount.”  If  the  amount  so  calculated  is  equal  to  or  less  than  zero,  the  payment  will  be  zero.

The following  graphic  illustrates  the  formula  to  determine  the  Cash  Settlement  Amount,  which  has  been  simplified  for  ease  of  presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Final Measurement Period

You may lose all or a substantial portion of your investment at maturity. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees (less any Coupon Amounts you may be entitled to receive), or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment at maturity. The occurrence of Loss Rebalancing Events will result in more frequent than quarterly compounding.

The Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right and, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. If the Securities are called by UBS or accelerated upon the occurrence of a Zero Value Event, the Call Settlement Amount or Zero Value Settlement Amount, as applicable, may be zero and you may lose all or a substantial portion of your investment. See “Specific Terms of the Securities — UBS’s Call Right” and “Specific Terms of the  Securities  — Automatic Acceleration  Upon  Zero  Value  Event”.

The “Stated  Principal  Amount”  of  each  Security  is  $25.00.  The  Securities  may  be  issued  and  sold  over  time  at  then-current  market  prices  which  may  be  significantly  higher  or  lower  than  the  Stated  Principal  Amount.  If  the  Securities  undergo  a  split  or  reverse  split,  the  Stated  Principal  Amount  will  be  adjusted  accordingly.

The “Closing  Indicative  Value”  per  Security,  will  be  calculated  as  follows:

a)    On  the  Initial  Trade  Date,  $25.00  per  Security;

b)    On  any  other  calendar  day,  prior  to  the  first  day  of  an  applicable  Measurement  Period,  an  amountper  Security  equal  to:

(Current Principal  Amount  on  the  immediately  preceding  calendar  day  ×  Index  Factor)  -
Accrued  Fees  +  Accrued  Dividend

c)     From  and  including  the  first  day  of  an  applicable  Measurement  Period,  an  amount  per  Securityequal  to:

(Current Principal  Amount,  on  the  calendar  day  immediately  preceding  the  first  day  of  the  Measurement  Period  ×  Index  Factor  ×  Residual  Factor)  -  Accrued  Fees  +  Accrued  Dividend  +Measurement  Period  Cash  Amount

d)    The  minimum  value  of  the  Closing  Indicative  Value  on  any  calendar  day  will  be  zero.

If a Zero Value Event occurs on any Index Business Day then the Closing Indicative Value will be equal to the Zero Value Settlement Amount on the date on which the Zero Value Event occurred, and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will likely lose all or substantially all of their investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “—  Automatic  Acceleration  Upon  Zero  Value  Event”.

The actual  trading  price  of  the  Securities  in  the  secondary  market  may  vary  significantly  from  their  Closing  Indicative  Value.

If the  Securities  undergo  a  split  or  reverse  split,  the  Closing  Indicative  Value  will  be  adjusted  accordingly.

The “Current  Principal  Amount”  represents  the  unleveraged  investment  in  the  Index  Constituent  Securities  per  Security  at  the  close  of  trading  on  any  Reset  Valuation  Date.  The  notional  financing  amount  per  Security  in  order  to  generate  the  leveraged  returns  would  be  approximately  half  of  the  Current  Principal  Amount  at  the  close  of  trading  on  any  Reset  Valuation  Date.  If  a  Permanent  Deleveraging  Event  occurs,  the  leverage  of  your  Securities  will  be  permanently  reset  to  1.0  and  the  notional  financing  amount will be equal to  zero.  If a Zero Value Event  occurs  prior  to  your Securities permanently  resetting  to  1.0  at  the  end  of  the  Second  Permanent  Deleveraging  Valuation  Date,  then  your  Securities  will  be  fully  redeemed  and  you  will  receive  the  Zero  Value  Settlement  Amount  (which  amount  may  be  zero).

The Current  Principal  Amount  per  Security,  will  be  calculated  as  follows:

(1)   From  and  including  the  Initial  Trade  Date  to  and  excluding  the  subsequent  Reset  Valuation  Date, $25.00 per  Security;

(2)   At  the  close  of  trading  on  each  Reset  Valuation  Date  after  the  Initial  Trade  Date,  the  CurrentPrincipal  Amount  of  the  Securities  will  be  reset  as  follows:

New Current  Principal  Amount  =  (Current  Principal  Amount  on  immediately  preceding  calendar  day × Index  Factor)  –  Accrued  Fees

The Current  Principal  Amount  will  not  change  until  the  subsequent  Reset  Valuation  Date.

If a  day  that  would  otherwise  be  a  Reset  Valuation  Date  occurs  on  or  after  the  first  day  of  an  applicable  Measurement  Period,  such  day  will  not  be  a  valid  Reset  Valuation  Date.

If a Zero Value Event occurs on any Index Business Day then the Current Principal Amount will be equal to zero on the date on which the Zero Value Event occurred, and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will likely lose all or substantially all of their investment.

You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

If the  Securities  undergo  a  split  or  reverse  split,  the  Current  Principal  Amount  will  be  adjusted  accordingly.

At the  close  of  trading  on  each  Reset  Valuation  Date,  the  Current  Principal  Amount  is  reset.

The “Reset Valuation Date” means:

(1)   Any calendar day up to and including the Second Permanent Deleveraging Valuation Date, that is either: (i) the Initial Trade Date, (ii) a Quarterly Reset Valuation Date, (iii) a Loss Rebalancing Valuation Date (iv) the First Permanent Deleveraging Valuation Date, or (v) the Second Permanent Deleveraging Valuation Date; and

(2)   Any calendar day following the Second Permanent Deleveraging Valuation Date.

The definition of each valuation date is set forth below.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of an applicable Measurement Period, such day will not be a valid Reset Valuation Date and the Last Reset Index Closing Level will remain the same.

The “Quarterly Reset Valuation Date” is the last Index Business Day of January, April, July and October of each calendar year beginning on July 31, 2020 and ending on April 29, 2050 (other than an Excluded Day), subject to adjustment as described under “— Market Disruption Event.”

For purposes of the “Quarterly Reset Valuation Date” definition, an “Excluded Day” means (i) the Index Business Day immediately preceding the first day of an applicable Measurement Period, and any calendar day thereafter, and (ii) any calendar day after the Second Permanent Deleveraging Valuation Date.

The “Index Factor” is: 1 + (Leverage Factor × Index Performance Ratio).

The Index Factor represents the leveraged percentage change in the Index level since the Last Reset Index Closing Level. The Index Factor times the applicable Current Principal Amount on the preceding calendar day represents the current value of the unleveraged notional amount per Security that is deemed invested in the Index on any calendar day. This does not reflect the Redemption Amount that an investor would receive upon early redemption on such calendar day.

If a Zero Value Event occurs at any time during any Index Business Day then the Index Factor will be equal to zero subsequent to the event on the date on which the Zero Value Event occurred, and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will likely lose all or substantially all of their investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

The “Residual Factor” will be calculated as follows:

a)    on any calendar day, to but excluding the first day of an applicable Measurement Period.

b)    From and including the first day of an applicable four-day Measurement Period, (a) the number of Index Business Days from, but excluding, the date of determination to, and including, the last Index Business Day in such four-day Measurement Period, divided by (b) four. For example, on the first Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal (3/4), on the second Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal (2/4), on the third Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal (1/4) and on the last Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal zero.

c)     On any calendar day from and including the last Index Business Day of an applicable Measurement Period, the Residual Factor will be equal to zero.

The Residual Factor is intended to approximate the percentage of the Current Principal Amount that is tracking the Index on any given day. The Residual Factor is relevant only during an applicable Measurement Period but otherwise is not a component of the Closing Indicative Value or Current Indicative Value formulas. At the close of trading on each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash.

The “Leverage Factor” on any calendar day until the occurrence of a Permanent Deleveraging Event and the close of trading on the Second Permanent Deleveraging Valuation Date, will equal 1.5. If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Leverage Factor will equal 1.0.

The “Index Performance Ratio” on any Index Business Day will be equal to:

Index Closing Level – Last Reset Index Closing Level
Last Reset Index Closing Level

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

The “Last Reset Index Closing Level” is the Index Closing Level on the most recent Reset Valuation Date prior to such day. The initial Last Reset Index Closing Level is 147.1048, the Index Closing Level on the Initial Trade Date, as reported by Bloomberg L.P. and Reuters.

The “Index Closing Level” on any date of determination is the closing level of the Index, as reported on Bloomberg L.P. and Reuters; provided, however, that if the closing level of the Index as reported on Bloomberg L.P. (or any successor) differs from the closing level of the Index as reported on Reuters (or any successor), then the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent. The initial Index Closing Level (which is also the first Last Reset Index Closing Level) is 147.1048, the Index Closing Level measured on the Initial Trade Date, as determined by the Security Calculation Agent.

On any calendar day that is not an Index Business Day, the Index Closing level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

“Measurement Period” means the Final Measurement Period or Call Measurement Period, as applicable.

The “Current Indicative Value” or “intraday indicative value”, as determined by the Security Calculation Agent, is an amount per Security, on an intraday basis on any Index Business Day, equal to:

a)    On the Initial Trade Date, $25.00.

b)    On any other calendar day prior to the first day of an applicable Measurement Period: (Current Principal Amount on the immediately preceding calendar day × Index Factor, calculated using the Intraday Index Value) - Accrued Fees + Accrued Dividend.

c)     From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount, on the calendar day immediately preceding the first day of the Measurement Period × Index Factor, calculated using the Intraday Index Value × Residual Factor, from the immediately preceding calendar day) - Accrued Fees + Accrued Dividend + Measurement Period Cash Amount, from the immediately preceding calendar day

d)    The minimum value of the Current Indicative Value on any calendar day will be zero.

The actual trading price of the Securities in the secondary market may vary significantly from their Current Indicative Value (or intraday indicative value). If a Zero Value Event occurs during any Index Business Day then the Current Indicative Value (or “intraday indicative value”) will be equal to the Zero Value Settlement Amount, subsequent to the event on the date on which the Zero Value Event occurred, and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will likely lose all or substantially all of their investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

If the Securities undergo a split or reverse split, the Current Indicative Value (or intraday indicative value) will be adjusted accordingly.

The “Accrued Fees” as of any date of determination means the Accrued Tracking Fee + the Accrued Financing Fee.

If the Securities undergo a split or reverse split, the Accrued Fees will be adjusted accordingly.

The Securities are subject to an “Accrued Tracking Fee” per Security, calculated as follows:

a)    On the Initial Trade Date, the Accrued Tracking Fee is equal to zero.

b)    On any subsequent calendar day, the Accrued Tracking Fee is equal to: (a) the Accrued Tracking Fee as of the immediately preceding calendar day, plus the Daily Tracking Fee on such calendar day.

c)     On the calendar day after each Reset Valuation Date, the Accrued Tracking Fee is reset to be equal to the Daily Tracking Fee on such calendar day.

The “Daily Tracking Fee” is an amount per Security calculated as follows:

a)    On the Initial Trade Date, the Daily Tracking Fee is zero.

b)    On any subsequent calendar day, the Daily Tracking Fee is equal to: (a) (i) 0.95%, times (ii) the Current Principal Amount on the immediately preceding calendar day, times (iii) the Index Factor, on such calendar day, times (iv) the Residual Factor, on the immediately preceding calendar day, divided by (b) 365.

c)     The minimum value of the Daily Tracking Fee on any calendar day will be zero.

The Daily Tracking Fee represents the investor fees calculated each day on the current value of the unleveraged notional amount invested in the Index per Security. These charges accrue and compound during the applicable period, and will reduce any amount you are entitled to receive at maturity, early redemption, call or acceleration upon the occurrence of a Zero Value Event.

If the Securities undergo a split or reverse split, the Daily Tracking Fee will be adjusted accordingly.

The Securities are subject to an “Accrued Financing Fee” per Security calculated as follows:

a)    On the Initial Trade Date, the Accrued Financing Fee is equal to zero.

b)    On  any  subsequent  calendar  day,  the  Accrued  Financing  Fee  is  equal  to:  (a)  the  Accrued  Financing  Fee  as  of  the  immediately  preceding  calendar  day,  plus  (b)  the  Daily  Financing  Fee  on  such  calendar   day.

c)     On  the  calendar  day  after  each  Reset  Valuation  Date,  the  Accrued  Financing  Fee  is  reset  to  be  equal  to  the  Daily  Financing  Fee  on  such  calendar  day.

d)    If  a  Permanent  Deleveraging  Event  occurs,  then  on  any  calendar  day  following  the  Second  Permanent  Deleveraging  Valuation  Date,  the  Accrued  Financing  Fee  will  be  equal  to  zero.

The “Daily Financing Fee” is an amount per Security calculated as follows:

a)    On the Initial Trade Date, the Daily Financing Fee is equal to zero.

b)    On any subsequent calendar day, the Daily Financing Fee is equal to: (a) (i) 0.5, times (ii) the Financing Rate, on such calendar day, times (iii) the Current Principal Amount, on the immediately preceding calendar day, times (iv) the Residual Factor, on the immediately preceding calendar day, divided by (b) 360.

c)     If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Daily Financing Fee will be equal to zero.

d)    The minimum value of the Daily Financing Fee on any calendar day will be zero.

The Daily Financing Fee seeks to compensate UBS for providing investors with a leveraged participation in movements of the Index and is intended to approximate the financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Securities. These charges accrue and compound during the applicable period, and will reduce any amount that you will be entitled to receive at maturity, early redemption, call or acceleration upon the occurrence of a Zero Value Event.

If the Securities undergo a split or reverse split, the Daily Financing Fee will be adjusted accordingly.

The “Financing Rate” will equal the sum of (a) 0.95% and (b) the London interbank offered rate (ICE LIBOR) for three-month deposits in U.S. Dollars, which is displayed on Reuters page “LIBOR01” (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Security Calculation Agent) (“LIBOR”) (or any successor base rate, as described below), as of 11:00 a.m., London time, on the immediately preceding London Business Day. The minimum value of the three-month U.S. Dollar LIBOR rate (or any successor base rate, as described below) used on any calendar day will be zero. The minimum Financing Rate at any time will be 0.95%

For example, 1.68275% was the three-month U.S. Dollar LIBOR rate on February 20, 2020, which was a London Business Day. The Financing Rate on February 21, 2020 would have been equal to 0.95% + 1.68275%, or 2.63275%.

Notwithstanding the foregoing:

Ø    If the Security Calculation Agent determines on the relevant determination date that the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 has been discontinued or is no longer representative of the underlying market or economic reality, then the Security Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to such London interbank offered rate, provided that if the Security Calculation Agent determines there is an industry-accepted successor base rate, then the Security Calculation Agent shall use such successor base rate; and

Ø    If the Security Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Security Calculation Agent in its sole discretion may determine the business day convention, definition of business day and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry- accepted practices for such substitute or successor base rate.

The establishment of three-month U.S. Dollar LIBOR (or such successor base rate, as applicable) for each period by the Security Calculation Agent shall (in the absence of manifest error) be final and binding.

“London Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and is also a day on which dealings in U.S. dollars are transacted in the London interbank market.

The “Measurement Period Cash Amount” is an amount per Security equal to:

a)    $0.00 on any calendar day, to but excluding the first day of an applicable Measurement Period.

b)    On the first day of an applicable one-day Measurement Period:

c)     At the close of trading on such Index Business Day, (the Current Principal Amount on the immediately preceding calendar day × Index Factor on such Index Business Day)

d)    From and including the first day of an applicable four-day Measurement Period:

i.      At the close of trading on each Index Business Day during the applicable four-day Measurement Period, the Measurement Period Cash Amount on the immediately preceding calendar day + (Current Principal Amount, on the calendar day immediately preceding the first day of such Measurement Period × 0.25 × Index Factor, on such Index Business Day).

ii.     On any calendar day during an applicable four-day Measurement Period that is not an Index Business Day, the Measurement Period Cash Amount on the immediately preceding Index Business Day.

e)     On any calendar day after the last Index Business Day of an applicable Measurement Period, the Measurement Period Cash Amount on the last Index Business Day of such Measurement Period.

The Measurement Period Cash Amount represents the portion of the Current Principal Amount that has been converted to cash on any given day of an applicable Measurement Period and is no longer tracking the Index.

At the close of trading of each Index Business day during a four-day Measurement Period, approximately 25% of the Current Principal Amount, on the calendar day immediately preceding the first day of the Measurement Period, will be deemed converted to cash and an applicable amount of financing will separately be deemed converted to cash as well. After the close of trading on the final Index Business Day of an applicable four-day Measurement Period, the Measurement Period Cash Amount will represent the averaged value of the Current Principal Amount that was deemed converted to cash across the four-days of such Measurement Period. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount will be deemed converted to cash and an applicable amount of financing will separately be deemed converted to cash, at the close of trading of the first day of such Measurement Period.

If the Securities undergo a split or reverse split, the Measurement Period Cash Amount will be adjusted accordingly.

The “Final Measurement Period” means:

a)    if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is less than $100,000,000, the Calculation Date, subject to adjustments as described under “— Market Disruption Event”;

b)    if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is equal to or greater than $100,000,000, the four (4) Index Business Days from and including the Calculation Date, subject to adjustments as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the Calculation Date, will equal:

(i) the Closing Indicative Value as of such Index Business Day, times (ii) the number of Securities outstanding as reported by MLPRSO <Index> on Bloomberg L.P.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently S&P Dow Jones Indices.

The “Calculation Date” means June 2, 2050, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

The Calculation Date represents the first Index Business Day of the Final Measurement Period.

“Index Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading such Index Constituent Security or such constituent underlying a successor index.

Underlying Index

The return of the Securities is based upon the performance of the Alerian MLP Index (Bloomberg: “AMZ”). The Index measures the composite performance of energy master limited partnerships (“MLPs”), and is calculated by S&P Dow Jones Indices using a capped, float-adjusted, capitalization weighted methodology. We refer to the MLPs included in the Index as the “Index Constituent Securities.” The Index Constituent Securities earn the majority of their cash flow from qualifying activities involving energy commodities, which include pipeline transportation, gathering and processing, storage, production and mining, marketing, marine transportation, services, catalytic conversion, mineral interest, refining, regasification and other related activities.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request to have us redeem your Securities on any Index Business Day no later than 12:00 noon, New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the same Index Business Day, provided that you request that we redeem a minimum of 50,000 Securities. We reserve the right from time to time to waive this minimum redemption amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the notice of redemption is received by UBS rather than the following Index Business Day. You should not assume you will be entitled to any such acceleration. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities.

The Securities will be redeemed and the holders will receive payment for their Securities on the second Index Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The first Redemption Date will be the fourth Index Business Day immediately following the Initial Trade Date and the Final Redemption Date will be the fourth Index Business Day immediately preceding the Maturity date, subject to adjustments. In addition, if a call notice has been issued, the last Redemption Valuation Date will be the fourth Index Business Day prior to the Call Settlement Date, as applicable. If a Zero Value Event occurs, the last Redemption Date will be the date on which the Zero Value Event occurred.

If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index Constituent Securities, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event.”

As of any Redemption Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to:

(0.125% × Closing Indicative Value of the Security as of the Redemption Valuation Date).

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures,” for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

Closing Indicative Value as of the Redemption Valuation Date – Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero. We reserve the right from time to time to waive the Redemption Fee Amount in our sole discretion and on a case-by-case basis. There can be no assurance that we will elect to waive this fee and you should not assume you will be entitled to such fee waiver.

We will inform you of such Redemption Amount on the first Business Day following the applicable Redemption Valuation Date.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

The following graphic illustrates the formula to determine the Redemption Amount, which has been simplified for ease of presentation:

Redemption Amount	=	Closing Indicative Value	-	Redemption Fee Amount

You may lose all or a substantial portion of your investment upon early redemption. The combined negative effect of the Accrued Fees and the Redemption Fee Amount will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees and the Redemption Fee Amount, if applicable (less any Coupon Amounts you may be entitled to receive as of the Redemption Valuation Date), or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon early redemption. The occurrence of Loss Rebalancing Events will result in more frequent than quarterly compounding.

The Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right and, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. See “Specific Terms of the Securities — UBS’s Call Right” and “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Repayment.”

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, which we refer to as a “Redemption Notice” to UBS via email no later than 12:00 noon (New York City time) on the Index Business Day on which you elect to exercise your redemption right. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation”, to us via email in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your Redemption Notice after 12:00 noon (New York City time), or your Redemption Confirmation after 5:00 p.m. (New York City time), on the Business Day prior to the applicable Redemption Valuation Date, your Redemption Notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable. If your DTC custodian or your brokerage firm is not a current UBS customer, UBS will be required to on-board such DTC custodian or brokerage firm, in compliance with its internal policies and procedures, before it can accept your Redemption Notice, your Redemption Confirmation or otherwise process your redemption request. This on-boarding process may delay your Redemption Valuation Date and Redemption Date. Furthermore, in certain circumstances, UBS may be unable to on-board your DTC custodian or your brokerage firm.

We reserve the right from time to time to waive the minimum redemption amount or the Redemption Fee Amount in our sole discretion on a case-by-case basis. In addition, we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the Redemption Notice is received by UBS rather than the following Index Business Day. You should not assume you will be entitled to any such waiver or election to accelerate the Redemption Valuation Date.

UBS’s Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than eighteen (18) calendar days’ prior notice to the holders of the Securities (which may be provided via press release), such redemption to occur on any Business Day that we may specify through and including the Maturity Date. Upon early redemption in the event we exercise this call right, you will receive a cash payment equal to the Closing Indicative Value on the last Index Business Day in the Call Measurement Period. We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is equal to or less than zero, the payment upon UBS’s exercise of its Call Right will be zero.

We will inform you of such Call Settlement Amount on the first Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event.”

The “Call Measurement Period” means:

a)    if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right is less than $100,000,000, the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event”;

b)    if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right is equal to or greater than $100,000,000, the four (4) Index Business Days from and including the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right will equal:

(i) The Closing Indicative Value as of such Index Business Day, times (ii) the number of Securities outstanding as reported by MLPRSO <Index> on Bloomberg L.P.

The “Call Valuation Date” means the date disclosed as such by UBS in its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right.

In any notice to holders exercising the UBS Call Right, we will specify how many days are included in the Call Measurement Period.

The following graphic illustrates the formula to determine the Call Settlement Amount, which has been simplified for ease of presentation:

Call Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Call Measurement Period

You may lose all or a substantial portion of your investment upon a call. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees (less any Coupon Amounts you may be entitled to receive), or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon a call. The occurrence of Loss Rebalancing Events will result in more frequent than quarterly compounding.

In addition, upon the occurrence of a Zero Value Event, the Securities may be automatically accelerated and mandatorily redeemed by UBS. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event” below.

Automatic Acceleration Upon Zero Value Event

A “Zero Value Event” occurs if, on any Index Business Day (other than an Excluded Day), the Intraday Index Value decreases by 66.66667% or more in value from the Last Reset Index Closing Level. From immediately after the Zero Value Event and on all future calendar days, the Index Factor and the Current Principal Amount will be set equal to zero. The Accrued Dividend and Accrued Fees will be fixed at their respective values on the Zero Value Event date and will stay unchanged on all future calendar days.

When the Intraday Index Value decreases 66.66667% in value from the Last Reset Index Closing Level, the Index Factor will equal zero. A Zero Value Event represents the first instance when the effective unleveraged notional amount that is deemed invested in the Index per Security equals zero. It will have the effect of permanently resetting the value of your Securities to a fixed value (which may be zero) and accelerating the Securities. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. A Zero Value Event is expected to occur only in the narrow window of time between the occurrence of a Permanent Deleveraging Event and completion of the leverage reset to 1.0 at the end of the Second Permanent Deleveraging Valuation Date.

For the purposes of the “Zero Value Event” definition, an “Excluded Day” means (i) any calendar day after the Second Permanent Deleveraging Valuation Date (ii) any calendar day on which a Zero Value Event has already occurred, (iii) any calendar day after the occurrence of a Zero Value Event, and (iv) any calendar day after the last day of an applicable Measurement Period.

If a Zero Value Event occurs, all issued and outstanding Securities will be automatically terminated and mandatorily redeemed by UBS and you will receive the Zero Value Settlement Amount on the Zero Value Settlement Date. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event.

In the event that a Zero Value Event has occurred, UBS will issue a press release shortly after the event and specify the relevant Zero Value Settlement Date and Zero Value Settlement Amount in respect of your investment in the Securities. The Securities will be suspended from trading intra-day shortly after the event occurs and will likely not be open for trading again on NYSE Arca before the Zero Value Settlement Date.

If a Zero Value Event occurs on an Index Business Day that would otherwise be a Coupon Ex-Date, such day will not be a valid Coupon Ex-Date and all further Coupon Ex-Dates will be suspended.

The “Zero Value Settlement Amount” per Security will be calculated as follows:

a)    On any calendar day, to but excluding the first day of an applicable Measurement Period:

(i) the Accrued Dividend, minus (ii) the Accrued Fees, on the date on which the Zero Value Event occurred.

b)    From and including the first day of an applicable Measurement Period:

(i) the Measurement Period Cash Amount on the immediately preceding calendar day, plus (ii) the Accrued Dividend, minus (iii) the Accrued Fees, on the date on which the Zero Value Event occurred.

c)     The minimum value of the Zero Value Settlement Amount will be zero.

For example:

a)    If the Accrued Dividend was $0.04, the Accrued Fees was $0.01, and the Measurement Period Cash Amount was $0, then the Zero Value Settlement Amount would be $0.03.

b)    If the Accrued Dividend was $0.01, the Accrued Fees was $0.05, and the Measurement Period Cash Amount was $0, then the Zero Value Settlement Amount would be $0.

c)     If the Zero Value Event occurred during a four-day Measurement Period, and the Accrued Dividend was $0.01, the Accrued Fees was $0.03, and the Measurement Period Cash Amount on the immediately preceding calendar day was $6.59, then the Zero Value Settlement Amount would be $6.57.

The following graphics illustrate the formula to determine the Zero Value Settlement Amount, which has been simplified for ease of presentation:

On any calendar day, to but excluding the first day of an applicable four-day Measurement Period:

Zero Value Settlement Amount	=	Accrued Dividend	-	Accrued Fees on date Zero Value Event occurred

From and including the first day of an applicable Measurement Period:

Zero Value Settlement Amount	=	Measurement Period Cash Amount on immediately preceding calendar day	+	Accrued Dividend	-	Accrued Fees on date Zero Value Event occurred

The “Zero Value Settlement Date” will be the third Index Business Day following the date on which the Zero Value Event occurred. For a detailed description of how the Current Indicative Value (or intraday indicative value) of the Securities is calculated see “Valuation of the Index and the Securities”.

You may lose all or a substantial portion of your investment upon the occurrence of a Zero Value Event. Upon the occurrence of a Zero Value Event you will receive on the Zero Value Settlement Date only the Zero Value Settlement Amount per Security.

In addition, the Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right. See “Specific Terms of the Securities — UBS’s Call Right”.

Loss Rebalancing Events

A Loss Rebalancing Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 1.5. This means that after a Loss Rebalancing Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Loss Rebalancing Event.

A “Loss Rebalancing Event” occurs if, at any time, the Intraday Index Value on such Index Business Day (other than an Excluded Day) decreases by 15% or more in value from the previously Last Reset Index Closing Level.

Loss Rebalancing Events may occur multiple times over the term of the Securities and may occur multiple times during a single calendar quarter. This means both that (i) the Current Principal Amount may be reset more frequently than quarterly and (ii) the cumulative effect of compounding and fees will have increased as a result of the Loss Rebalancing Event(s). Because each Loss Rebalancing Event will have the effect of deleveraging your Securities, following a Loss Rebalancing Event your Securities will have less exposure to a potential positive gain in value relative to the exposure before the occurrence of such Loss Rebalancing Event.

For purposes of the “Loss Rebalancing Event” definition, an “Excluded Day” means (i) the Index Business Day immediately preceding any Quarterly Reset Valuation Date, if a Loss Rebalancing Event occurs after 3:15pm on such day, (ii) any Quarterly Reset Valuation Date, (iii) any Loss Rebalancing Valuation Date, (iv) the Index Business Day immediately preceding the first day of an applicable Measurement Period, if a Loss Rebalancing Event occurs after 3:15pm on such day (v) any calendar day from and including the first day of an applicable Measurement Period, (vi) the First or Second Permanent Deleveraging Valuation Dates, (vii) any calendar day after the Second Permanent Deleveraging Valuation Date, (viii) a Zero Value Event date, and (ix) any calendar day after the Zero Value Event date.

“Loss Rebalancing Valuation Date” means:

a)    if a Loss Rebalancing Event occurs at or prior to 3:15 p.m. on an Index Business Day, the day that such Loss Rebalancing Event occurs, subject to adjustment as described under “— Market Disruption Event”;

b)    if a Loss Rebalancing Event occurs after 3:15 p.m. on an Index Business Day, the first Index Business Day following the occurrence of such Loss Rebalancing Event, subject to adjustment as described under “— Market Disruption Event.”

Permanent Deleveraging Event

A Permanent Deleveraging Event will have the effect of deleveraging your Securities, with the aim of permanently resetting the then-current leverage to 1.0, over two Index Business Days. The leverage at the end of the First Permanent Deleveraging Valuation Date is reset to approximately 1.5 and the leverage at the end of the Second Permanent Deleveraging Valuation Date is reset to 1.0. This means that after a Permanent Deleveraging Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Permanent Deleveraging Event. A Permanent Deleveraging Event is expected to occur only in the narrow window of time between the occurrence of a Loss Rebalancing Event and completion of the leverage reset to 1.5 at the end of the Loss Rebalancing Valuation Date.

A “Permanent Deleveraging Event” occurs if, at any time, the Intraday Index Value on such Index Business Day (other than an Excluded Day) decreases by 50% or more in value from the Last Reset Index Closing Level.

For purposes of the “Permanent Deleveraging Event” definition, an “Excluded Day” means (i) the First or Second Permanent Deleveraging Valuation Dates, (ii) any calendar day after the Second Permanent Deleveraging Valuation Date, (iii) a day upon which a Zero Value Event occurs, (iv) any calendar day after the occurrence of a Zero Value Event, (v) the day which is two Index Business Days prior to the first day of an applicable Measurement Period, if a Permanent Deleveraging Event occurs after 3:15pm on such day and (vi) any calendar day from and including the Index Business Day immediately preceding the first day of an applicable Measurement Period.

In the event that a Permanent Deleveraging Event has occurred, UBS will issue a press release before 9:00

a.m. on the Index Business Day immediately following the date on which the Permanent Deleveraging Event occurred, announcing the Permanent Deleveraging Event and notifying you of the Permanent Deleveraging Valuation Dates.

“Permanent Deleveraging Valuation Dates” means the First Permanent Deleveraging Valuation Date and the Second Permanent Deleveraging Valuation Date, each as defined below:

a)    The “First Permanent Deleveraging Valuation Date” means:

i.       Any Index Business Day, which otherwise would have been a Loss Rebalancing Valuation Date, but on which a Permanent Deleveraging Event has occurred, subject to adjustment as described under “- Market Disruption Event”;

ii.       If a Permanent Deleveraging Event occurs after 3:15pm on any Index Business Day which would not otherwise have been a Loss Rebalancing Valuation Date, then the first Index Business Day following the occurrence of such Permanent Deleveraging Event, subject to adjustment as described under “— Market Disruption Event”.

The leverage of your Securities will be reset to approximately 1.5 at the close of trading on the First Permanent Deleveraging Valuation Date.

b)    The “Second Permanent Deleveraging Valuation Date” means the Index Business Day immediately following the First Permanent Deleveraging Valuation Date, subject to adjustment as described under “— Market Disruption Event”.

The leverage of your Securities will be reset to approximately 1.0 at the close of trading on the Second Permanent Deleveraging Valuation Date.

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including, among other things, at maturity or upon early redemption or call, or at other times, the Current Principal Amount, Current Indicative Value (or the “intraday indicative value”), Closing Indicative Value, Market Disruption Events, Business Days, Index Business Days, the Leverage Factor, the Index Factor, the Index Performance Ratio, the Residual Factor, the Index Closing Level, the Financing Rate, the Accrued Fees (including determining any successor to the LIBOR base rate), the Coupon Amount, the Accrued Dividend, the Daily Dividend, if any, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Coupon Ex-Dates, the Coupon Record Dates, the Redemption Amount, if any, that we will pay you upon redemption, if applicable, the Zero Value Settlement Amount, if any, that we will pay you upon acceleration following the occurrence of a Zero Value Event, the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities, whether a Loss Rebalancing Event has occurred, whether a Permanent Deleveraging Event has occurred and whether any day is a Business Day or an Index Business Day and all such other matters as may be specified elsewhere herein as matters to be determined by the Security Calculation Agent. The Security Calculation Agent will also be responsible for determining whether the Index has been discontinued and whether there has been a material change in the Index. The Security Calculation Agent will make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Security Calculation Agent will be conclusive for all purposes and binding on us, you, and all other persons having an interest in the Security, without liability on the part of the Security Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, call or acceleration upon the occurrence of a Zero Value Event, or upon early redemption, or on a Coupon Payment Date on or prior to 12:00 noon, New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, any Call Settlement Date, Zero Value Settlement Date or any Coupon Payment Date, as applicable.

All dollar amounts related to determination of the Coupon Amount, the Accrued Dividend, the Daily Dividend, if any, the Accrued Fees, the Redemption Amount and Redemption Fee Amount, if any, per Security, the Call Settlement Amount, if any, per Security, the Current Principal Amount, the Zero Value Settlement Amount, and the Cash Settlement Amount, if any, per Security, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the Stated Principal Amount of the Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing during a four-day Measurement Period, the Index Closing Level for such day will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. The remaining Index Business Days in the Measurement Period will be postponed accordingly, and the remaining Index Business Days in the Measurement Period will resume again following the suspension of the Market Disruption Event. For example, if the four-day Measurement Period for purposes of calculating the Call Settlement Amount, is scheduled for June 2, June 3, June 4 and June 5, and there is a Market Disruption Event with respect to the Index on June 2, but no other Market Disruption Event during such Call Measurement Period, then June 3 will become the first Index Business Day of the Measurement Period, June 4th the second Index Business Day, June 5th the third Index Business Day and the next Index Business Day after June 5th would be the final day of the Measurement Period. The same approach would be applied if there is a Market Disruption Event during a four-day Final Measurement Period.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on the Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or any Reset Valuation Date, the Index Closing Level for such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. For example, if the Redemption Valuation Date, for purposes of calculating a Redemption Amount, is based on the Index Closing Level on June 2 and there is a Market Disruption Event with respect to the Index on June 2, then the Index Closing Level on June 3 will be used to calculate the Redemption Amount, assuming that no such Market Disruption Event has occurred or is continuing on June 3.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the affected Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or Reset Valuation Date occurring more than five Index Business Days following the day originally scheduled to be such Index Business Day of the Measurement Period or such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date. If a Market Disruption Event has occurred or is continuing with respect to the Index on the fifth Index Business Day following the date originally scheduled to be such Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date, Calculation Date or any Reset Valuation Date, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such fifth Index Business Day but for such Market Disruption Event.

Any of the following will be a Market Disruption Event with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

a)    suspension, absence or material limitation of trading in a material number of Index Constituent Securities, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

b)    suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities in the primary market or markets for those contracts;

c)     the Index is not published; or

d)    in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging”.

The following events will not be Market Disruption Events with respect to the Index:

a)    a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

b)    a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Securities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Securities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the Security Calculation Agent in a manner reasonably calculated to preserve your and our relative economic positions.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

In addition to the default amount described below, we will also pay the Coupon Amount per Security, if any, with respect to the final Coupon Payment Date, as described above under “— Coupon Payment,” calculated as if the date of acceleration was the last Index Business Day in the Final Measurement Period and the three Index Business Days immediately preceding the date of acceleration were the corresponding Index Business Days in the accelerated Final Measurement Period, with the third Index Business Day immediately preceding the date of acceleration being the accelerated Calculation Date and the accelerated final Coupon Valuation Date, and the Index Business Day immediately preceding the date of acceleration being the relevant final Coupon Valuation Date.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars as determined by the Security Calculation Agent in its sole discretion, for the aggregate Stated Principal Amount of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking,

plus

the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five (5) Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five (5) Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

     A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

     P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index or Termination of Our License Agreement with the Index Sponsor; Alteration of Method of Calculation

If (i) the Index Sponsor or Index Calculation Agent discontinue publication of, or otherwise fails to publish, the Index, (ii) our license agreement with the Index Sponsor terminates or (iii) the Index Sponsor or Index Calculation Agent does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, and, in each case, any other person or entity publishes an index licensed to UBS that the Security Calculation Agent determines is comparable to the Index and for which the Index Constituent Securities and/or their unit weighting are available to the Security Calculation Agent (such index being referred to herein as a “successor index”), and the Security Calculation Agent approves such index as a successor index, then the Security Calculation Agent will determine the Index Closing Level on the applicable dates of determination, Coupon Amounts and the amount payable at maturity, call, acceleration upon the occurrence of a Zero Value Event or upon early redemption and all other related payments terms by reference to such successor index.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If the Index Sponsor or Index Calculation Agent discontinue publication of the Index, our license agreement with the Index Sponsor terminates or the Index Sponsor or Index Calculation Agent do not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, prior to, and such discontinuation, termination or unavailability is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, as applicable, or on any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, or any other relevant date on which the Index Closing Level is to be determined, then the Security Calculation Agent will determine the Index Closing Level using the Index Closing Level on the last Index Business Day immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

In addition, if an Index Replacement Event (as defined below) occurs at any time and the Index Sponsor or anyone else publishes an index that the Security Calculation Agent determines is comparable to the Index (the “Substitute Index”), then the Security Calculation Agent may elect, in its sole discretion, to permanently replace the original Index with the Substitute Index for all purposes under the Securities, and all provisions described in this prospectus supplement as applying to the Index will thereafter apply to the Substitute Index instead. In such event, the Security Calculation Agent will make such adjustments, if any, to any level of the Index or Substitute Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. If the Security Calculation Agent elects to replace the original Index with a Substitute Index, then the Security Calculation Agent will determine all amounts hereunder, including the Coupon Amounts, Current Principal Amount, Current Indicative Value or intraday indicative value, Closing Indicative Value, Index Factor, Index Performance Ratio, Residual Factor, Accrued Fees, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity, call, upon early redemption or upon acceleration upon the occurrence of a Zero Value Event by reference to such Substitute Index. If the Security Calculation Agent so elects to replace the original Index with a Substitute Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities of the Securities.

An “Index Replacement Event” means:

a)    an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on any of these parties’ ability to perform their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

b)    any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after June 2, 2020 that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on the ability of us, our affiliates, third parties with whom we transact or a similarly situated third party to perform our or their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

c)     any event that occurs on or after June 2, 2020 that makes it a violation of any law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) for us, our affiliates, third parties with whom we transact or similarly situated third parties to perform our or their obligations in connection with the Securities or (iii) for us to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

d)    any event, as determined by the Security Calculation Agent, as a result of which we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the Securities, or realize, recover or remit the proceeds of any such transaction or asset; or

e)     as determined by the Security Calculation Agent, the primary exchange or market for trading for the Securities, if any, announces that pursuant to the rules of such exchange or market, as applicable, the Securities cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index, a successor index or a substitute index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the Index Closing Level of the Index or such successor index does not, in the opinion of the Security Calculation Agent, fairly represent the Index Closing Level of the Index or such successor index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at an Index Closing Level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the Index Closing Level for the Index or such successor index with reference to the Index or such successor index, as adjusted. The Security Calculation Agent will accordingly calculate the Index Closing Level, the Index Performance Ratio, the Coupon Amount, the Accrued Dividend, the Daily Dividend, if any, the Accrued Fees, the Redemption Fee Amount, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, upon early redemption, if applicable, the Call Settlement Amount, if any, that we will pay you in the event UBS calls the Securities, the Zero Value Settlement Amount, if any, that we will pay you in the event of acceleration upon the occurrence of a Zero Value Event, if applicable, the Last Reset Index Closing Level and all related payment terms based on the Index Closing Level calculated by the Security Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the Index Closing Level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at an Index Closing Level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

In the event that the Security Calculation Agent elects to replace the Index with a successor index or a Substitute Index, UBS may, in its sole discretion, amend the title of the Securities in order to remove reference the former Index and to make such other changes to the title of the Securities as it considers necessary or desirable to reflect the name and/or characteristics of the relevant successor index or Substitute Index, as applicable.

All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors — There are potential conflicts of interest between you and the Security Calculation Agent” in this prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity, call or acceleration upon the occurrence of a Zero Value Event, or upon early redemption, will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day or a New York Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— UBS’s Call Right” and “— Early Redemption at the Option of the Holders” above.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We issued the Securities initially in an amount having the aggregate Stated Principal Amount specified on the cover of this prospectus supplement. We may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Stated Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

14.  ETRACS Quarterly Pay 1.5X Leveraged MVIS BDC Index ETN due June 10, 2050

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

The Securities are part of a series of UBS AG debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 12, 2015 between us and U.S. Bank Trust National Association, as trustee.

We describe the terms of the Securities in more detail below.

The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity, call or acceleration upon the occurrence of a Zero Value Event, or upon early redemption. Instead, at maturity, you will receive a cash payment per Security the amount of which will vary depending on the performance and path of the Index and will be reduced by the Accrued Fees as of the last Index Business Day in the Final Measurement Period as described under “— Cash Settlement Amount at Maturity.” If the amount as calculated is equal to or less than zero, the Cash Settlement Amount will be zero and you will not receive a cash payment.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment per Security on the relevant Redemption Date equal to the Redemption Amount as described under “— Early Redemption at the Option of the Holders.” If the amount as calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

If a Zero Value Event occurs, for each Security you will receive a cash payment per Security on the Zero Value Settlement Date equal to the (i) the Measurement Period Cash Amount, on the immediately preceding calendar day, plus (ii) the Accrued Dividend, on the date on which the Zero Value Event occurred, minus (iii) the Accrued Fees, on the date on which the Zero Value Event occurred, as described under “— Automatic Acceleration Upon Zero Value Event.”

Coupon Payment

For each Security you hold on the applicable Coupon Record Date, on each Coupon Payment Date you will receive an amount in cash equal to the Coupon Amount. The Coupon Amount will equal the sum of the cash distributions that a hypothetical holder of Index constituents would have been entitled to receive in respect of the Index constituents during the relevant period. The Coupon Amount may be equal to zero.

The “Coupon Amount” means (i) on any calendar day that is not a Coupon Ex-Date, zero; and (ii) on any calendar day that is a Coupon Ex-Date, an amount per Security equal to the Accrued Dividend on the Coupon Valuation Date immediately preceding such Coupon Ex-Date. The minimum value of the Coupon Amount will be zero.

The following graphic illustrates the formula to determine the Coupon Amount on a Coupon Ex-Date, which has been simplified for ease of presentation:

Coupon Amount	=	Accrued Dividend, on the immediately preceding Coupon Valuation Date

If the Securities undergo a split or reverse split, the Coupon Amount will be adjusted accordingly.

The “Accrued Dividend” means (i) on the Initial Trade Date, zero; and (ii) on any subsequent calendar day, an amount per Security equal to (a) the Accrued Dividend as of the immediately preceding calendar day, plus (b) the Daily Dividend on such calendar day, minus the Coupon Amount on such calendar day.

If the Securities undergo a split or reverse split, the Accrued Dividend will be adjusted accordingly.

The “Daily Dividend” means, on any calendar day, an amount per Security equal to (a)(i) the Index Dividend Point, times (ii) the Leverage Factor, times (iii) the Current Principal Amount on the immediately preceding calendar day, times (iv) the Residual Factor on the immediately preceding calendar day, divided by (b) the Last Reset Index Closing Level.

The “Index Dividend Point” means, on any calendar day, an amount per Security equal to the sum of the products of (i) the cash value of distributions that a hypothetical holder of one share of each Index Constituent Security on such calendar day would have been entitled to receive in respect of that Index Constituent Security for those cash distributions whose “ex-dividend date” occurs on such calendar day and (ii) the number of units of that Index Constituent Security included in the Index as of such date.

The Index Dividend Point may not be publicly disseminated by the Index Calculation Agent. The data used to calculate the Index Dividend Point is the property of the Index Calculation Agent and investors may be required to pay a fee and meet any other requirements of the Index Calculation Agent, in order to access such information. See “Risk Factors — The value of the Index Dividend Point may not be publicly disseminated or otherwise freely accessible to investors”.

The Index Dividend Point, on any calendar day, represents the total cash value of distributions that a hypothetical holder of the Index Constituent Securities, in proportion to the weights of the Index Constituent Securities, would have been entitled to receive with respect to any Index Constituent Securities for those cash distributions whose “ex-dividend date” occurs on such calendar day.

The “Coupon Payment Date” means the fifteenth (15th) Index Business Day following each Coupon Valuation Date. If such day is not a Coupon Business Day, the Coupon Payment Date shall be the following Coupon Business Day

If the final Coupon Ex-Date occurs prior to the Maturity Date, but the final Coupon Payment Date otherwise occurs after the Maturity Date, in such case, the final Coupon Payment Date will be the Maturity Date, subject to adjustment as provided herein.

The “Coupon Record Date” means the ninth Index Business Day following each Coupon Valuation Date. If such day is not a Coupon Business Day, the Coupon Record Date shall be the immediately preceding Coupon Business Day.

The “Coupon Ex-Date,” with respect to a Coupon Amount, means the first Coupon Business Day on which the Securities trade without the right to receive such Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the Coupon Business Day immediately preceding the applicable Coupon Record Date.

If a Zero Value Event occurs on an Index Business Day that would otherwise be a Coupon Ex-Date, such day will not be a valid Coupon Ex-Date and all further Coupon Ex-Dates will be suspended. In this case, the Coupon Amount corresponding to such Coupon Ex-Date will be included in the Zero Value Settlement Amount payable on the Zero Value Settlement Date.

In addition, if a day that would otherwise by a Coupon Ex-Date occurs on or after the first day of an applicable Measurement Period, such day will not be a valid Coupon Ex-Date and all further Coupon Ex-Dates will be suspended. In this case, the Coupon Amount corresponding to such Coupon Ex-date will be included in the Cash Settlement Amount or Call Settlement Amount payable at maturity or call, respectively.

The “Coupon Valuation Date” means the 30th day of each March, June, September and December, of each calendar year during the term of the Securities or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date, subject to adjustment described herein.

Notwithstanding the foregoing, with respect to cash distributions or dividends on an Index Constituent Security which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index Constituent Security fails to pay the dividend or distribution to holders of such Index Constituent Security by the scheduled payment date for such dividend or distribution, such dividend or distribution will be assumed to be zero for the purposes of calculating the applicable Coupon Amount. Any such delayed dividend or distribution payment from the issuer of an Index Constituent Security will be attributed back to the Accrued Dividend and included in the next Coupon Amount.

“Coupon Business Day” means any Index Business day other than an Index Business Day on which banking institutions in New York are generally not authorized or obligated by law, regulation or executive order to open.

“record date” means, (i) with respect to a distribution on an Index Constituent Security, the date on which a holder of the Index Constituent Security must be registered as a stockholder/unitholder of such Index Constituent Security in order to be entitled to receive such distribution and (ii) with respect to any split or reverse split, the tenth Business Day after the announcement date.

“ex-dividend date” means, with respect to a distribution on an Index Constituent Security, the first Business Day on which transactions in such Index Constituent Security trade on the Primary Exchange without the right to receive such distribution.

Cash Settlement Amount at Maturity

The “Maturity Date” is June 10, 2050, which will be the third Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under

“— Market Disruption Event.”

For each Security, unless earlier called, redeemed or accelerated, you will receive at maturity a cash payment equal to the Closing Indicative Value on the last Index Business Day in the applicable Measurement Period. We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is equal to or less than zero, the payment will be zero.

The following graphic illustrates the formula to determine the Cash Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Final Measurement Period

You may lose all or a substantial portion of your investment at maturity. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees (less any Coupon Amounts you may be entitled to receive), or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment at maturity. The occurrence of Loss Rebalancing Events will result in more frequent than quarterly compounding.

The Securities may be called by UBS prior to the Maturity Date pursuant to the UBS Call Right and, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. If the Securities are called by UBS or accelerated upon the occurrence of a Zero Value Event, the Call Settlement Amount or Zero Value Settlement Amount, as applicable, may be zero and you may lose all or a substantial portion of your investment. See “Specific Terms of the Securities — UBS Call Right” and “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

The “Stated Principal Amount” of each Security is $25.00. The Securities may be issued and sold over time at then-current market prices which may be significantly higher or lower than the Stated Principal Amount. If the Securities undergo a split or reverse split, the Stated Principal Amount will be adjusted accordingly.

The “Closing Indicative Value” per Security, will be calculated as follows:

a)    On the Initial Trade Date, $25.00 per Security;

b)    On any other calendar day, prior to the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount on the immediately preceding calendar day × Index Factor) — Accrued Fees + Accrued Dividend

c)     From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount, on the calendar day immediately preceding the first day of the Measurement Period × Index Factor × Residual Factor) — Accrued Fees + Accrued Dividend + Measurement Period Cash Amount

d)    The minimum value of the Closing Indicative Value on any calendar day will be zero.

If a Zero Value Event occurs on any Index Business Day then the Closing Indicative Value will be equal to the Zero Value Settlement Amount on the date on which the Zero Value Event occurred, and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will likely lose all or substantially all of their investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “– Automatic Acceleration Upon Zero Value Event”.

The actual trading price of the Securities in the secondary market may vary significantly from their Closing Indicative Value.

If the Securities undergo a split or reverse split, the Closing Indicative Value will be adjusted accordingly.

The “Current Principal Amount” represents the unleveraged investment in the Index Constituent Securities per Security at the close of trading on any Reset Valuation Date. The notional financing amount per Security in order to generate the leveraged returns would be approximately half of the Current Principal Amount at the close of trading on any Reset Valuation Date. If a Permanent Deleveraging Event occurs, the leverage of your Securities will be permanently reset to 1.0 and the notional financing amount will be equal to zero. If a Zero Value Event occurs prior to your Securities permanently resetting to 1.0 at the end of the Second Permanent Deleveraging Valuation Date, then your Securities will be fully redeemed and you will receive the Zero Value Settlement Amount (which amount may be zero).

The Current Principal Amount per Security, will be calculated as follows:

e)     From and including the Initial Trade Date to and excluding the subsequent Reset Valuation Date, $25.00 per Security;

f)     At the close of trading on each Reset Valuation Date after the Initial Trade Date, the Current Principal Amount of the Securities will be reset as follows:

New Current Principal Amount = (Current Principal Amount on immediately preceding calendar day × Index Factor) – Accrued Fees

The Current Principal Amount will not change until the subsequent Reset Valuation Date.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of an applicable Measurement Period, such day will not be a valid Reset Valuation Date.

If a Zero Value Event occurs on any Index Business Day then the Current Principal Amount will be equal to zero on the date on which the Zero Value Event occurred, and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will likely lose all or substantially all of their investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

At the close of trading on each Reset Valuation Date, the Current Principal Amount is reset.

The “Reset Valuation Date” means:

1.     Any calendar day up to and including the Second Permanent Deleveraging Valuation Date, that is either: (i) the Initial Trade Date, (ii) a Quarterly Reset Valuation Date, (iii) a Loss Rebalancing Valuation Date (iv) the First Permanent Deleveraging Valuation Date, or (v) the Second Permanent Deleveraging Valuation Date; and

2.     Any calendar day following the Second Permanent Deleveraging Valuation Date.

The definition of each valuation date is set forth below.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of an applicable Measurement Period, such day will not be a valid Reset Valuation Date and the Last Reset Index Closing Level will remain the same.

The “Quarterly Reset Valuation Date” is the last Index Business Day of January, April, July and October of each calendar year beginning on July 31, 2020 and ending on April 29, 2050 (other than an Excluded Day), subject to adjustment as described under “— Market Disruption Event.”

For purposes of the “Quarterly Reset Valuation Date” definition, an “Excluded Day” means (i) the Index Business Day immediately preceding the first day of an applicable Measurement Period, and any calendar day thereafter, and (ii) any calendar day after the Second Permanent Deleveraging Valuation Date.

The “Index Factor” is: 1 + (Leverage Factor × Index Performance Ratio).

The Index Factor represents the leveraged percentage change in the Index level since the Last Reset Index Closing Level. The Index Factor times the applicable Current Principal Amount on the preceding calendar day represents the current value of the unleveraged notional amount per Security that is deemed invested in the Index on any calendar day. This does not reflect the Redemption Amount that an investor would receive upon early redemption on such calendar day.

If a Zero Value Event occurs at any time during any Index Business Day then the Index Factor will be equal to zero subsequent to the event on the date on which the Zero Value Event occurred, and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will likely lose all or substantially all of their investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

The “Residual Factor” will be calculated as follows:

a)    1.0 on any calendar day, to but excluding the first day of an applicable Measurement Period.

b)    From and including the first day of an applicable four-day Measurement Period, (a) the number of Index Business Days from, but excluding, the date of determination to, and including, the last Index Business Day in such four-day Measurement Period, divided by (b) four.

For example, on the first Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal (3/4), on the second Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal (2/4), on the third Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal (1/4) and on the last Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal zero

c)     On any calendar day from and including the last Index Business Day of an applicable Measurement Period, the Residual Factor will be equal to zero.

The Residual Factor is intended to approximate the percentage of the Current Principal Amount that is tracking the Index on any given day. The Residual Factor is relevant only during an applicable Measurement Period but otherwise is not a component of the Closing Indicative Value or Current Indicative Value formulas. At the close of trading on each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash.

The “Leverage Factor” on any calendar day until the occurrence of a Permanent Deleveraging Event and the close of trading on the Second Permanent Deleveraging Valuation Date, will equal 1.5. If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Leverage Factor will equal 1.0.

The “Index Performance Ratio” on any Index Business Day will be equal to:

Index Closing Level – Last Reset Index Closing Level
Last Reset Index Closing Level

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

The “Last Reset Index Closing Level” is the Index Closing Level on the most recent Reset Valuation Date prior to such day. Immediately after market close on the Effective Date, the Last Reset Index Closing Level is adjusted to be 536.663, the Index Closing Level of the successor index on the Effective Date, as reported by Bloomberg L.P.

The “Index Closing Level” on any date of determination is the closing level of the Index, as reported on Bloomberg L.P. 536.663 is the Index Closing Level of the successor index on the Effective Date, as determined by the Security Calculation Agent.

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

“Measurement Period” means the Final Measurement Period or Call Measurement Period, as applicable.

The “Current Indicative Value” or “intraday indicative value”, as determined by the Security Calculation Agent, is an amount per Security, on an intraday basis on any Index Business Day, equal to:

a)    On the Initial Trade Date, $25.00.

b)    On any other calendar day prior to the first day of an applicable Measurement Period:

(Current Principal Amount on the immediately preceding calendar day × Index Factor, calculated using the Intraday Index Value) — Accrued Fees + Accrued Dividend.

c)     From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount, on the calendar day immediately preceding the first day of the Measurement Period × Index Factor, calculated using the Intraday Index Value× Residual Factor, from the immediately preceding calendar day) — Accrued Fees + Accrued Dividend + Measurement Period Cash Amount, from the immediately preceding calendar day

d)    The minimum value of the Current Indicative Value on any calendar day will be zero.

The actual trading price of the Securities in the secondary market may vary significantly from their Current Indicative Value (or intraday indicative value). If a Zero Value Event occurs during any Index Business Day then the Current Indicative Value (or “intraday indicative value”) will be equal to the Zero Value Settlement Amount, subsequent to the event on the date on which the Zero Value Event occurred, and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will likely lose all or substantially all of their investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

If the Securities undergo a split or reverse split, the Current Indicative Value (or intraday indicative value) will be adjusted accordingly.

The “Accrued Fees” as of any date of determination means the Accrued Tracking Fee + the Accrued Financing Fee.

If the Securities undergo a split or reverse split, the Accrued Fees will be adjusted accordingly.

The Securities are subject to an “Accrued Tracking Fee” per Security, calculated as follows:

a)    On the Initial Trade Date, the Accrued Tracking Fee is equal to zero.

b)    On any subsequent calendar day, the Accrued Tracking Fee is equal to: (a) the Accrued Tracking Fee as of the immediately preceding calendar day, plus the Daily Tracking Fee on such calendar day.

c)     On the calendar day after each Reset Valuation Date, the Accrued Tracking Fee is reset to be equal to the Daily Tracking Fee on such calendar day.

The “Daily Tracking Fee” is an amount per Security calculated as follows:

a)    On the Initial Trade Date, the Daily Tracking Fee is zero.

b)    On any subsequent calendar day, the Daily Tracking Fee is equal to: (a) (i) 0.95%, times (ii) the Current Principal Amount on the immediately preceding calendar day, times (iii) the Index Factor, on such calendar day, times (iv) the Residual Factor, on the immediately preceding calendar day, divided by (b) 365.

c)     The minimum value of the Daily Tracking Fee on any calendar day will be zero.

The Daily Tracking Fee represents the investor fees calculated each day on the current value of the unleveraged notional amount invested in the Index per Security. These charges accrue and compound during the applicable period, and will reduce any amount you are entitled to receive at maturity, early redemption, call or acceleration upon the occurrence of a Zero Value Event.

If the Securities undergo a split or reverse split, the Daily Tracking Fee will be adjusted accordingly.

The Securities are subject to an “Accrued Financing Fee” per Security calculated as follows:

a)    On the Initial Trade Date, the Accrued Financing Fee is equal to zero.

b)    On any subsequent calendar day, the Accrued Financing Fee is equal to: (a) the Accrued Financing Fee as of the immediately preceding calendar day, plus (b) the Daily Financing Fee on such calendar day.

c)     On the calendar day after each Reset Valuation Date, the Accrued Financing Fee is reset to be equal to the Daily Financing Fee on such calendar day.

d)    If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Accrued Financing Fee will be equal to zero.

The “Daily Financing Fee” is an amount per Security calculated as follows:

a)    On the Initial Trade Date, the Daily Financing Fee is equal to zero.

b)    On any subsequent calendar day, the Daily Financing Fee is equal to: (a) (i) 0.5, times (ii) the Financing Rate, on such calendar day, times (iii) the Current Principal Amount, on the immediately preceding calendar day, times (iv) the Residual Factor, on the immediately preceding calendar day, divided by (b) 360.

c)     If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Daily Financing Fee will be equal to zero.

d)    The minimum value of the Daily Financing Fee on any calendar day will be zero.

The Daily Financing Fee seeks to compensate UBS for providing investors with a leveraged participation in movements of the Index and is intended to approximate the financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Securities. These charges accrue and compound during the applicable period, and will reduce any amount that you will be entitled to receive at maturity, early redemption, call or acceleration upon the occurrence of a Zero Value Event.

If the Securities undergo a split or reverse split, the Daily Financing Fee will be adjusted accordingly.

The “Financing Rate” will equal the sum of (a) 0.95% and (b) the London interbank offered rate (ICE LIBOR) for three-month deposits in U.S. Dollars, which is displayed on Reuters page “LIBOR01” (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Security Calculation Agent) (“LIBOR”) (or any successor base rate, as described below), as of 11:00 a.m., London time, on the immediately preceding London Business Day. The minimum value of the three-month U.S. Dollar LIBOR rate (or any successor base rate, as described below) used on any calendar day will be zero. The minimum Financing Rate at any time will be 0.95%

For example, 1.68275% was the three-month U.S. Dollar LIBOR rate on February 20, 2020, which was a London Business Day. The Financing Rate on February 21, 2020 would have been equal to 0.95% + 1.68275%, or 2.63275%.

Notwithstanding the foregoing:

Ø    If the Security Calculation Agent determines on the relevant determination date that the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 has been discontinued or is no longer representative of the underlying market or economic reality, then the Security Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to such London interbank offered rate, provided that if the Security Calculation Agent determines there is an industry-accepted successor base rate, then the Security Calculation Agent shall use such successor base rate; and

Ø    If the Security Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Security Calculation Agent in its sole discretion may determine the business day convention, definition of business day and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry- accepted practices for such substitute or successor base rate.

The establishment of three-month U.S. Dollar LIBOR (or such successor base rate, as applicable) for each period by the Security Calculation Agent shall (in the absence of manifest error) be final and binding.

“London Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and is also a day on which dealings in U.S. dollars are transacted in the London interbank market.

The “Measurement Period Cash Amount” is an amount per Security equal to:

a)    $0.00 on any calendar day, to but excluding the first day of an applicable Measurement Period.

b)    On the first day of an applicable one-day Measurement Period:

At the close of trading on such Index Business Day, (the Current Principal Amount on the immediately preceding calendar day × Index Factor on such Index Business Day)

c)     From and including the first day of an applicable four-day Measurement Period:

i.       At the close of trading on each Index Business Day during the applicable four-day Measurement Period, the Measurement Period Cash Amount on the immediately preceding calendar day + (Current Principal Amount, on the calendar day immediately preceding the first day of such Measurement Period × 0.25 × Index Factor, on such Index Business Day).

ii.       On any calendar day during an applicable four-day Measurement Period that is not an Index Business Day, the Measurement Period Cash Amount on the immediately preceding Index Business Day.

d)    On any calendar day after the last Index Business Day of an applicable Measurement Period, the Measurement Period Cash Amount on the last Index Business Day of such Measurement Period.

The Measurement Period Cash Amount represents the portion of the Current Principal Amount that has been converted to cash on any given day of an applicable Measurement Period and is no longer tracking the Index.

At the close of trading of each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount, on the calendar day immediately preceding the first day of the Measurement Period, will be deemed converted to cash and an applicable amount of financing will separately be deemed converted to cash as well. After the close of trading on the final Index Business Day of an applicable four-day Measurement Period, the Measurement Period Cash Amount will represent the averaged value of the Current Principal Amount that was deemed converted to cash across the four-days of such Measurement Period. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount will be deemed converted to cash and an applicable amount of financing will separately be deemed converted to cash, at the close of trading of the first day of such Measurement Period.

If the Securities undergo a split or reverse split, the Measurement Period Cash Amount will be adjusted accordingly.

The “Final Measurement Period” means:

a)    if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is less than $25,000,000, the Calculation Date, subject to adjustments as described under “— Market Disruption Event”;

b)    if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is equal to or greater than $25,000,000, the four (4) Index Business Days from and including the Calculation Date, subject to adjustments as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the Calculation Date, will equal:

(i) the Closing Indicative Value as of such Index Business Day, times (ii) the number of Securities outstanding as reported by BDCXSO <Index> on Bloomberg L.P.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is Solactive AG as of market close on July 30, 2021.

The “Calculation Date” means June 2, 2050, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

The Calculation Date represents the first Index Business Day of the Final Measurement Period.

“Index Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading such Index Constituent Security or such constituent underlying a successor index.

Underlying Index

The return on the Securities is linked to the performance of the MVIS US Business Development Companies Index, the successor index to the Wells Fargo Business Development Company Index (the “Original Index”) effective after market close on the July 30, 2021 (the “Effective Date”) (Bloomberg: “MVBIZD”). On April 26, 2021, the Security Calculation Agent announced that, pursuant to the terms of the Securities, it has determined that the Index is comparable to the Original Index and approved the Index as the successor index for the Securities following the discontinuation of publication of the Original Index. The Index is intended to measure the performance of the largest and most liquid companies which are treated as business development companies and are incorporated in the United States. The “Index Sponsor” is MV Index Solutions GmbH.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request to have us redeem your Securities on any Index Business Day no later than 12:00 noon, New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the same Index Business Day, provided that you request that we redeem a minimum of 50,000 Securities. We reserve the right from time to time to waive this minimum redemption amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the notice of redemption is received by UBS rather than the following Index Business Day. You should not assume you will be entitled to any such acceleration. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities.

The Securities will be redeemed and the holders will receive payment for their Securities on the second Index Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The first Redemption Date will be the fourth Index Business Day immediately following the Initial Trade Date and the Final Redemption Date will be the fourth Index Business Day immediately preceding the Maturity Date, subject to adjustments. In addition, if a call notice has been issued, the last Redemption Valuation Date will be the fourth Index Business Day prior to the Call Settlement Date, as applicable. If a Zero Value Event occurs, the last Redemption Date will be the date on which the Zero Value Event occurred.

If a market disruption event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index Constituent Securities, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event.”

As of any Redemption Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to:

(0.125% × Closing Indicative Value of the Security as of the Redemption Valuation Date).

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures,” for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

Closing Indicative Value as of the Redemption Valuation Date – Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero. We reserve the right from time to time to waive the Redemption Fee Amount in our sole discretion and on a case-by-case basis. There can be no assurance that we will elect to waive this fee and you should not assume you will be entitled to such fee waiver.

We will inform you of such Redemption Amount on the first Business Day following the applicable Redemption Valuation Date.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

The following graphic illustrates the formula to determine the Redemption Amount, which has been simplified for ease of presentation:

Redemption Amount	=	Closing Indicative Value	-	Redemption Fee Amount

You may lose all or a substantial portion of your investment upon early redemption. The combined negative effect of the Accrued Fees and the Redemption Fee Amount will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees and the Redemption Fee Amount, if applicable (less any Coupon Amounts you may be entitled to receive as of the Redemption Valuation Date), or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon early redemption. The occurrence of Loss Rebalancing Events will result in more frequent than quarterly compounding.

The Securities may be called by UBS prior to the Maturity Date pursuant to the UBS Call Right and, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. See “Specific Terms of the Securities — UBS Call Right” and “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Repayment.”

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, which we refer to as a “Redemption Notice” to UBS via email no later than 12:00 noon (New York City time) on the Index Business Day on which you elect to exercise your redemption right. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation”, to us via email in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your Redemption Notice after 12:00 noon (New York City time), or your Redemption Confirmation after 5:00 p.m. (New York City time), on the Business Day prior to the applicable Redemption Valuation Date, your Redemption Notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable. If your DTC custodian or your brokerage firm is not a current UBS customer, UBS will be required to on-board such DTC custodian or brokerage firm, in compliance with its internal policies and procedures, before it can accept your Redemption Notice, your Redemption Confirmation or otherwise process your redemption request. This on-boarding process may delay your Redemption Valuation Date and Redemption Date. Furthermore, in certain circumstances, UBS may be unable to on-board your DTC custodian or your brokerage firm.

We reserve the right from time to time to waive the minimum redemption amount or the Redemption Fee Amount in our sole discretion on a case-by-case basis. In addition, we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the Redemption Notice is received by UBS rather than the following Index Business Day. You should not assume you will be entitled to any such waiver or election to accelerate the Redemption Valuation Date.

UBS Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than eighteen

(18) calendar days’ prior notice to the holders of the Securities (which may be provided via press release), such redemption to occur on any Business Day that we may specify through and including the Maturity Date. Upon early redemption in the event we exercise this call right, you will receive a cash payment equal to the Closing Indicative Value on the last Index Business Day in the Call Measurement Period. We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is equal to or less than zero, the payment upon UBS’s exercise of its call right will be zero.

We will inform you of such Call Settlement Amount on the first Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a market disruption event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event.”

The “Call Measurement Period” means:

a)    if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right is less than $25,000,000, the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event”;

b)    if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right is equal to or greater than $25,000,000, the four (4) Index Business Days from and including the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right will equal:

(i) The Closing Indicative Value as of such Index Business Day, times (ii) the number of Securities outstanding as reported by BDCXSO <Index> on Bloomberg L.P.

The “Call Valuation Date” means the date disclosed as such by UBS in its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right.

In any notice to holders exercising the UBS Call Right, we will specify how many days are included in the Call Measurement Period.

The following graphic illustrates the formula to determine the Call Settlement Amount, which has been simplified for ease of presentation:

Call Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Call Measurement Period

You may lose all or a substantial portion of your investment upon a call. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees (less any Coupon Amounts you may be entitled to receive), or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon a call. The occurrence of Loss Rebalancing Events will result in more frequent than quarterly compounding.

In addition, upon the occurrence of a Zero Value Event, the Securities may be automatically accelerated and mandatorily redeemed by UBS. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event” below.

Automatic Acceleration Upon Zero Value Event

A “Zero Value Event” occurs if, on any Index Business Day (other than an Excluded Day), the Intraday Index Value decreases by 66.66667% or more in value from the Last Reset Index Closing Level. From immediately after the Zero Value Event and on all future calendar days, the Index Factor and the Current Principal Amount will be set equal to zero. The Accrued Dividend and Accrued Fees will be fixed at their respective values on the Zero Value Event date and will stay unchanged on all future calendar days.

When the Intraday Index Value decreases 66.66667% in value from the Last Reset Index Closing Level, the Index Factor will equal zero. A Zero Value Event represents the first instance when the effective unleveraged notional amount that is deemed invested in the Index per Security equals zero. It will have the effect of permanently resetting the value of your Securities to a fixed value (which may be zero) and accelerating the Securities. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. A Zero Value Event is expected to occur only in the narrow window of time between the occurrence of a Permanent Deleveraging Event and completion of the leverage reset to 1.0 at the end of the Second Permanent Deleveraging Valuation Date.

For the purposes of the “Zero Value Event” definition, an “Excluded Day” means (i) any calendar day after the Second Permanent Deleveraging Valuation Date (ii) any calendar day on which a Zero Value Event has already occurred, (iii) any calendar day after the occurrence of a Zero Value Event, and (iv) any calendar day after the last day of an applicable Measurement Period.

If a Zero Value Event occurs, all issued and outstanding Securities will be automatically terminated and mandatorily redeemed by UBS and you will receive the Zero Value Settlement Amount on the Zero Value Settlement Date. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event.

In the event that a Zero Value Event has occurred, UBS will issue a press release shortly after the event and specify the relevant Zero Value Settlement Date and Zero Value Settlement Amount in respect of your investment in the Securities. The Securities will be suspended from trading intra-day shortly after the event occurs and will likely not be open for trading again on NYSE Arca before the Zero Value Settlement Date.

If a Zero Value Event occurs on an Index Business Day that would otherwise be a Coupon Ex-Date, such day will not be a valid Coupon Ex-Date and all further Coupon Ex-Dates will be suspended.

The “Zero Value Settlement Amount” per Security will be calculated as follows:

a)    On any calendar day, to but excluding the first day of an applicable Measurement Period:

(i) the Accrued Dividend, minus (ii) the Accrued Fees, on the date on which the Zero Value Event occurred.

b)    From and including the first day of an applicable Measurement Period:

(i) the Measurement Period Cash Amount on the immediately preceding calendar day, plus (ii) the Accrued Dividend, minus (iii) the Accrued Fees, on the date on which the Zero Value Event occurred.

c)     The minimum value of the Zero Value Settlement Amount will be zero.

For example:

a)    If the Accrued Dividend was $0.04, the Accrued Fees was $0.01, and the Measurement Period Cash Amount was $0, then the Zero Value Settlement Amount would be $0.03.

b)    If the Accrued Dividend was $0.01, the Accrued Fees was $0.05, and the Measurement Period Cash Amount was $0, then the Zero Value Settlement Amount would be $0.

c)     If the Zero Value Event occurred during a four-day Measurement Period, and the Accrued Dividend was $0.01, the Accrued Fees was $0.03, and the Measurement Period Cash Amount on the immediately preceding calendar day was $6.59, then the Zero Value Settlement Amount would be $6.57.

The following graphics illustrate the formula to determine the Zero Value Settlement Amount, which has been simplified for ease of presentation:

On any calendar day, to but excluding the first day of an applicable four-day Measurement Period:

Zero Value Settlement Amount	=	Accrued Dividend	-	Accrued Fees on date Zero Value Event occurred

From and including the first day of an applicable Measurement Period:

Zero Value Settlement Amount	=	Measurement Period Cash Amount on immediately preceding calendar day	+	Accrued Dividend	-	Accrued Fees on date Zero Value Event occurred

The “Zero Value Settlement Date” will be the third Index Business Day following the date on which the Zero Value Event occurred. For a detailed description of how the Current Indicative Value (or intraday indicative value) of the Securities is calculated see “Valuation of the Index and the Securities”.

You may lose all or a substantial portion of your investment upon the occurrence of a Zero Value Event. Upon the occurrence of a Zero Value Event you will receive on the Zero Value Settlement Date only the Zero Value Settlement Amount per Security.

In addition, the Securities may be called by UBS prior to the Maturity Date pursuant to the UBS Call Right. See “Specific Terms of the Securities — UBS Call Right”.

Loss Rebalancing Events

A Loss Rebalancing Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 1.5. This means that after a Loss Rebalancing Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Loss Rebalancing Event.

A “Loss Rebalancing Event” occurs if, at any time, the Intraday Index Value on such Index Business Day (other than an Excluded Day) decreases by 15% or more in value from the previously Last Reset Index Closing Level.

Loss Rebalancing Events may occur multiple times over the term of the Securities and may occur multiple times during a single calendar quarter. This means both that (i) the Current Principal Amount may be reset more frequently than quarterly and (ii) the cumulative effect of compounding and fees will have increased as a result of the Loss Rebalancing Event(s). Because each Loss Rebalancing Event will have the effect of deleveraging your Securities, following a Loss Rebalancing Event your Securities will have less exposure to a potential positive gain in value relative to the exposure before the occurrence of such Loss Rebalancing Event.

For purposes of the “Loss Rebalancing Event” definition, an “Excluded Day” means (i) the Index Business Day immediately preceding any Quarterly Reset Valuation Date, if a Loss Rebalancing Event occurs after 3:15pm on such day, (ii) any Quarterly Reset Valuation Date, (iii) any Loss Rebalancing Valuation Date, (iv) the Index Business Day immediately preceding the first day of an applicable Measurement Period, if a Loss Rebalancing Event occurs after 3:15pm on such day (v) any calendar day from and including the first day of an applicable Measurement Period, (vi) the First or Second Permanent Deleveraging Valuation Dates, (vii) any calendar day after the Second Permanent Deleveraging Valuation Date, (viii) a Zero Value Event date, and (ix) any calendar day after the Zero Value Event date.

“Loss Rebalancing Valuation Date” means:

a)    if a Loss Rebalancing Event occurs at or prior to 3:15 p.m. on an Index Business Day, the day that such Loss Rebalancing Event occurs, subject to adjustment as described under “— Market Disruption Event”;

b)    if a Loss Rebalancing Event occurs after 3:15 p.m. on an Index Business Day, the first Index Business Day following the occurrence of such Loss Rebalancing Event, subject to adjustment as described under “— Market Disruption Event.”

Permanent Deleveraging Event

A Permanent Deleveraging Event will have the effect of deleveraging your Securities, with the aim of permanently resetting the then-current leverage to 1.0, over two Index Business Days. The leverage at the end of the First Permanent Deleveraging Valuation Date is reset to approximately 1.5 and the leverage at the end of the Second Permanent Deleveraging Valuation Date is reset to 1.0. This means that after a Permanent Deleveraging Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Permanent Deleveraging Event. A Permanent Deleveraging Event is expected to occur only in the narrow window of time between the occurrence of a Loss Rebalancing Event and completion of the leverage reset to 1.5 at the end of the Loss Rebalancing Valuation Date.

A “Permanent Deleveraging Event” occurs if, at any time, the Intraday Index Value on such Index Business Day (other than an Excluded Day) decreases by 50% or more in value from the Last Reset Index Closing Level.

For purposes of the “Permanent Deleveraging Event” definition, an “Excluded Day” means (i) the First or Second Permanent Deleveraging Valuation Dates, (ii) any calendar day after the Second Permanent Deleveraging Valuation Date, (iii) a day upon which a Zero Value Event occurs, (iv) any calendar day after the occurrence of a Zero Value Event, (v) the day which is two Index Business Days prior to the first day of an applicable Measurement Period, if a Permanent Deleveraging Event occurs after 3:15pm on such day and (vi) any calendar day from and including the Index Business Day immediately preceding the first day of an applicable Measurement Period.

In the event that a Permanent Deleveraging Event has occurred, UBS will issue a press release before 9:00

a.m. on the Index Business Day immediately following the date on which the Permanent Deleveraging Event occurred, announcing the Permanent Deleveraging Event and notifying you of the Permanent Deleveraging Valuation Dates.

“Permanent Deleveraging Valuation Dates” means the First Permanent Deleveraging Valuation Date and the Second Permanent Deleveraging Valuation Date, each as defined below:

a)    The “First Permanent Deleveraging Valuation Date” means:

i.       Any Index Business Day, which otherwise would have been a Loss Rebalancing Valuation Date, but on which a Permanent Deleveraging Event has occurred, subject to adjustment as described under “- Market Disruption Event”;

ii.       If a Permanent Deleveraging Event occurs after 3:15pm on any Index Business Day which would not otherwise have been a Loss Rebalancing Valuation Date, then the first Index Business Day following the occurrence of such Permanent Deleveraging Event, subject to adjustment as described under “— Market Disruption Event”.

The leverage of your Securities will be reset to approximately 1.5 at the close of trading on the First Permanent Deleveraging Valuation Date.

b)    The “Second Permanent Deleveraging Valuation Date” means the Index Business Day immediately following the First Permanent Deleveraging Valuation Date, subject to adjustment as described under “— Market Disruption Event”.

The leverage of your Securities will be reset to approximately 1.0 at the close of trading on the Second Permanent Deleveraging Valuation Date.

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including, among other things, at maturity or upon early redemption or call, or at other times, the Current Principal Amount, Current Indicative Value (or the “intraday indicative value”), Closing Indicative Value, market disruption events, Business Days, Index Business Days, the Leverage Factor, the Index Factor, the Index Performance Ratio, the Residual Factor, the Index Closing Level, the Financing Rate, the Accrued Fees (including determining any successor to the LIBOR base rate), the Coupon Amount, the Accrued Dividend, the Daily Dividend, if any, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Coupon Ex-Dates, the Coupon Record Dates, the Redemption Amount, if any, that we will pay you upon redemption, if applicable, the Zero Value Settlement Amount, if any, that we will pay you upon acceleration following the occurrence of a Zero Value Event, the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities, whether a Loss Rebalancing Event has occurred, whether a Permanent Deleveraging Event has occurred and whether any day is a Business Day or an Index Business Day and all such other matters as may be specified elsewhere herein as matters to be determined by the Security Calculation Agent. The Security Calculation Agent will also be responsible for determining whether the Index has been discontinued and whether there has been a material change in the Index. The Security Calculation Agent will make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Security Calculation Agent will be conclusive for all purposes and binding on us, you, and all other persons having an interest in the Security, without liability on the part of the Security Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, call or acceleration upon the occurrence of a Zero Value Event, or upon early redemption, or on a Coupon Payment Date on or prior to 12:00 noon, New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, any Call Settlement Date, Zero Value Settlement Date or any Coupon Payment Date, as applicable.

All dollar amounts related to determination of the Coupon Amount, the Accrued Dividend, the Daily Dividend, if any, the Accrued Fees, the Redemption Amount and Redemption Fee Amount, if any, per Security, the Call Settlement Amount, if any, per Security, the Current Principal Amount, the Zero Value Settlement Amount, and the Cash Settlement Amount, if any, per Security, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to ..7655); and all dollar amounts paid on the Stated Principal Amount of the Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a market disruption event with respect to the Index has occurred or is continuing during a four-day Measurement Period, the Index Closing Level for such day will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a market disruption event does not occur or is not continuing with respect to the Index. The remaining Index Business Days in the Measurement Period will be postponed accordingly, and the remaining Index Business Days in the Measurement Period will resume again following the suspension of the market disruption event. For example, if the four-day Measurement Period for purposes of calculating the Call Settlement Amount, is scheduled for June 2, June 3, June 4 and June 5, and there is a market disruption event with respect to the Index on June 2, but no other market disruption event during such Call Measurement Period, then June 3 will become the first Index Business Day of the Measurement Period, June 4th the second Index Business Day, June 5th the third Index Business Day and the next Index Business Day after June 5th would be the final day of the Measurement Period. The same approach would be applied if there is a market disruption event during a four-day Final Measurement Period.

To the extent a market disruption event with respect to the Index has occurred or is continuing on the Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or any Reset Valuation Date, the Index Closing Level for such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a market disruption event does not occur or is not continuing with respect to the Index. For example, if the Redemption Valuation Date, for purposes of calculating a Redemption Amount, is based on the Index Closing Level on June 2 and there is a market disruption event with respect to the Index on June 2, then the Index Closing Level on June 3 will be used to calculate the Redemption Amount, assuming that no such market disruption event has occurred or is continuing on June 3.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the affected Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or Reset Valuation Date occurring more than five Index Business Days following the day originally scheduled to be such Index Business Day of the Measurement Period or such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date. If a market disruption event has occurred or is continuing with respect to the Index on the fifth Index Business Day following the date originally scheduled to be such Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date, Calculation Date or any Reset Valuation Date, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such fifth Index Business Day but for such market disruption event.

Any of the following will be a market disruption event with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

a)    suspension, absence or material limitation of trading in a material number of Index Constituent Securities, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

b)    suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities in the primary market or markets for those contracts;

c)     the Index is not published; or

d)    in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging”.

The following events will not be market disruption events with respect to the Index:

a)    a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

b)    a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Securities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Securities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the Security Calculation Agent in a manner reasonably calculated to preserve your and our relative economic positions.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

In addition to the default amount described below, we will also pay the Coupon Amount per Security, if any, with respect to the final Coupon Payment Date, as described above under “— Coupon Payment,” calculated as if the date of acceleration was the last Index Business Day in the Final Measurement Period and the three Index Business Days immediately preceding the date of acceleration were the corresponding Index Business Days in the accelerated Final Measurement Period, with the third Index Business Day immediately preceding the date of acceleration being the accelerated Calculation Date and the accelerated final Coupon Valuation Date, and the Index Business Day immediately preceding the date of acceleration being the relevant final Coupon Valuation Date.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars as determined by the Security Calculation Agent in its sole discretion, for the aggregate Stated Principal Amount of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking,

plus

the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five (5) Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five (5) Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index or Termination of Our License Agreement with the Index Sponsor; Alteration of Method of Calculation

If (i) the Index Sponsor or Index Calculation Agent discontinues publication of, or otherwise fails to publish, the Index, (ii) our license agreement with the Index Sponsor terminates or (iii) the Index Sponsor or Index Calculation Agent does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, and, in each case, any other person or entity publishes an index licensed to UBS that the Security Calculation Agent determines is comparable to the Index and for which the Index Constituent Securities and/or their unit weighting are available to the Security Calculation Agent (such index being referred to herein as a “successor index”), and the Security Calculation Agent approves such index as a successor index, then the Security Calculation Agent will determine the Index Closing Level on the applicable dates of determination, Coupon Amounts and the amount payable at maturity, call, acceleration upon the occurrence of a Zero Value Event or upon early redemption and all other related payments terms by reference to such successor index.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If the Index Sponsor or Index Calculation Agent discontinues publication of the Index, our license agreement with the Index Sponsor terminates or the Index Sponsor or Index Calculation Agent do not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, prior to, and such discontinuation, termination or unavailability is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, as applicable, or on any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, or any other relevant date on which the Index Closing Level is to be determined, then the Security Calculation Agent will determine the Index Closing Level using the Index Closing Level on the last Index Business Day immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

In addition, if an Index Replacement Event (as defined below) occurs at any time and the Index Sponsor or anyone else publishes an index that the Security Calculation Agent determines is comparable to the Index (the “Substitute Index”), then the Security Calculation Agent may elect, in its sole discretion, to permanently replace the original Index with the Substitute Index for all purposes under the Securities, and all provisions described in this prospectus supplement as applying to the Index will thereafter apply to the Substitute Index instead. In such event, the Security Calculation Agent will make such adjustments, if any, to any level of the Index or Substitute Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. If the Security Calculation Agent elects to replace the original Index with a Substitute Index, then the Security Calculation Agent will determine all amounts hereunder, including the Coupon Amounts, Current Principal Amount, Current Indicative Value or intraday indicative value, Closing Indicative Value, Index Factor, Index Performance Ratio, Residual Factor, Accrued Fees, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity, call, upon early redemption or upon acceleration upon the occurrence of a Zero Value Event by reference to such Substitute Index. If the Security Calculation Agent so elects to replace the original Index with a Substitute Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities of the Securities.

An “Index Replacement Event” means:

a)    an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on any of these parties’ ability to perform their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

b)    any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after June 2, 2020 that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on the ability of us, our affiliates, third parties with whom we transact or a similarly situated third party to perform our or their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

c)     any event that occurs on or after June 2, 2020 that makes it a violation of any law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) for us, our affiliates, third parties with whom we transact or similarly situated third parties to perform our or their obligations in connection with the Securities or (iii) for us to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

d)    any event, as determined by the Security Calculation Agent, as a result of which we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the Securities, or realize, recover or remit the proceeds of any such transaction or asset; or

e)     as determined by the Security Calculation Agent, the primary exchange or market for trading for the Securities, if any, announces that pursuant to the rules of such exchange or market, as applicable, the Securities cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index, a successor index or a substitute index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the Index Closing Level of the Index or such successor index does not, in the opinion of the Security Calculation Agent, fairly represent the Index Closing Level of the Index or such successor index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at an Index Closing Level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the Index Closing Level for the Index or such successor index with reference to the Index or such successor index, as adjusted. The Security Calculation Agent will accordingly calculate the Index Closing Level, the Index Performance Ratio, the Coupon Amount, the Accrued Dividend, the Daily Dividend, if any, the Accrued Fees, the Redemption Fee Amount, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, upon early redemption, if applicable, the Call Settlement Amount, if any, that we will pay you in the event UBS calls the Securities, the Zero Value Settlement Amount, if any, that we will pay you in the event of acceleration upon the occurrence of a Zero Value Event, if applicable, the Last Reset Index Closing Level and all related payment terms based on the Index Closing Level calculated by the Security Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the Index Closing Level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at an Index Closing Level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

In the event that the Security Calculation Agent elects to replace the Index with a successor index or a Substitute Index, UBS may, in its sole discretion, amend the title of the Securities in order to remove reference the former Index and to make such other changes to the title of the Securities as it considers necessary or desirable to reflect the name and/or characteristics of the relevant successor index or Substitute Index, as applicable.

All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors — There are potential conflicts of interest between you and the Security Calculation Agent” in this prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity, call or acceleration upon the occurrence of a Zero Value Event, or upon early redemption, will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day or a New York Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— UBS Call Right” and “— Early Redemption at the Option of the Holders” above.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We issued the Securities initially in an amount having the aggregate Stated Principal Amount specified on the cover of this prospectus supplement. We may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Stated Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

15. ETRACS Monthly Pay 1.5x Leveraged Mortgage REIT ETN due June 10, 2050

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

The Securities are part of a series of UBS AG debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 12, 2015 between us and U.S. Bank Trust National Association, as trustee.

We describe the terms of the Securities in more detail below.

The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity, call or acceleration upon the occurrence of a Zero Value Event, or upon early redemption. Instead, at maturity, you will receive a cash payment per Security the amount of which will vary depending on the performance and path of the Index and will be reduced by the Accrued Fees as of the last Index Business Day in the Final Measurement Period as described under “— Cash Settlement Amount at Maturity.” If the amount as calculated is equal to or less than zero, the Cash Settlement Amount will be zero and you will not receive a cash payment.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment per Security on the relevant Redemption Date equal to the Redemption Amount as described under “— Early Redemption at the Option of the Holders.” If the amount as calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

If a Zero Value Event occurs, for each Security you will receive a cash payment per Security on the Zero Value Settlement Date equal to the (i) the Measurement Period Cash Amount, on the immediately preceding calendar day, plus (ii) the Accrued Dividend, on the date on which the Zero Value Event occurred, minus (iii) the Accrued Fees, on the date on which the Zero Value Event occurred, as described under “— Automatic Acceleration Upon Zero Value Event.”

Coupon Payment

For each Security you hold on the applicable Coupon Record Date, on each Coupon Payment Date you will receive an amount in cash equal to the Coupon Amount. The Coupon Amount will equal the sum of the cash distributions that a hypothetical holder of Index constituents would have been entitled to receive in respect of the Index constituents during the relevant period. The Coupon Amount may be equal to zero.

The “Coupon Amount” means (i) on any calendar day that is not a Coupon Ex-Date, zero; and (ii) on any calendar day that is a Coupon Ex-Date, an amount per Security equal to the Accrued Dividend on the Coupon Valuation Date immediately preceding such Coupon Ex-Date. The minimum value of the Coupon Amount will be zero.

The following graphic illustrates the formula to determine the Coupon Amount on a Coupon Ex-Date, which has been simplified for ease of presentation:

=	Accrued Dividend, on the immediately preceding Coupon Valuation Date

If the Securities undergo a split or reverse split, the Coupon Amount will be adjusted accordingly.

The “Accrued Dividend” means (i) on the Initial Trade Date, zero; and (ii) on any subsequent calendar day, an amount per Security equal to (a) the Accrued Dividend as of the immediately preceding calendar day, plus (b) the Daily Dividend on such calendar day, minus the Coupon Amount on such calendar day.

If the Securities undergo a split or reverse split, the Accrued Dividend will be adjusted accordingly.

The “Daily Dividend” means, on any calendar day, an amount per Security equal to (a)(i) the Index Dividend Point, times (ii) the Leverage Factor, times (iii) the Current Principal Amount on the immediately preceding calendar day, times (iv) the Residual Factor on the immediately preceding calendar day, divided by (b) the Last Reset Index Closing Level.

The “Index Dividend Point” means, on any calendar day, an amount per Security equal to the sum of the products of (i) the cash value of distributions that a hypothetical holder of one share of each Index Constituent Security on such calendar day would have been entitled to receive in respect of that Index Constituent Security for those cash distributions whose “ex-dividend date” occurs on such calendar day and (ii) the number of units of that Index Constituent Security included in the Index as of such date.

The Index Dividend Point may not be publicly disseminated by the Index Calculation Agent. The data used to calculate the Index Dividend Point is the property of the Index Calculation Agent and investors may be required to pay a fee and meet any other requirements of the Index Calculation Agent, in order to access such information. See “Risk Factors — The value of the Index Dividend Point may not be publicly disseminated or otherwise freely accessible to investors”.

The Index Dividend Point, on any calendar day, represents the total cash value of distributions that a hypothetical holder of the Index Constituent Securities, in proportion to the weights of the Index Constituent Securities, would have been entitled to receive with respect to any Index Constituent Securities for those cash distributions whose “ex-dividend date” occurs on such calendar day.

The “Coupon Payment Date” means the fifteenth (15th) Index Business Day following each Coupon Valuation Date. The first Coupon Payment Date will be July 22, 2020, subject to adjustment as provided herein. If such day is not a Coupon Business Day, the Coupon Payment Date shall be the following Coupon Business Day.

If the Final Coupon Ex-Date occurs prior to the Maturity Date, but the Final Coupon Payment Date otherwise occurs after the Maturity Date, in such case, the Final Coupon Payment Date will be the Maturity Date, subject to adjustment as provided herein.

The “Coupon Record Date” means the ninth Index Business Day following each Coupon Valuation Date. If such day is not a Coupon Business Day, the Coupon Record Date shall be the immediately preceding Coupon Business Day.

The “Coupon Ex-Date,” with respect to a Coupon Amount, means the first Coupon Business Day on which the Securities trade without the right to receive such Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the Coupon Business Day immediately preceding the applicable Coupon Record Date.

If a Zero Value Event occurs on an Index Business Day that would otherwise be a Coupon Ex-Date, such day will not be a valid Coupon Ex-Date and all further Coupon Ex-Dates will be suspended. In this case, the Coupon Amount corresponding to such Coupon Ex-Date will be included in the Zero Value Settlement Amount payable on the Zero Value Settlement Date.

In addition, if a day that would otherwise by a Coupon Ex-Date occurs on or after the first day of an applicable Measurement Period, such day will not be a valid Coupon Ex-Date and all further Coupon Ex-Dates will be suspended. In this case, the Coupon Amount corresponding to such Coupon Ex-date will be included in the Cash Settlement Amount or Call Settlement Amount payable at maturity or call, respectively.

The “Coupon Valuation Date” means the 30th day of each month and the 28th  day of February, of each calendar year during the term of the Securities or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date, subject to adjustment described herein. The first Coupon Valuation Date will be June 30, 2020.

Notwithstanding the foregoing, with respect to cash distributions or dividends on an Index Constituent Security which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index Constituent Security fails to pay the dividend or distribution to holders of such Index Constituent Security by the scheduled payment date for such dividend or distribution, such dividend or distribution will be assumed to be zero for the purposes of calculating the applicable Coupon Amount. Any such delayed dividend or distribution payment from the issuer of an Index Constituent Security will be attributed back to the Accrued Dividend and included in the next Coupon Amount.

“Coupon Business Day” means any Index Business Day other than an Index Business Day on which banking institutions in New York are generally not authorized or obligated by law, regulation or executive order to open.

“record date” means, (i) with respect to a distribution on an Index Constituent Security, the date on which a holder of the Index Constituent Security must be registered as a stockholder/unitholder of such Index Constituent Security in order to be entitled to receive such distribution and (ii) with respect to any split or reverse split, the tenth Business Day after the announcement date.

“ex-dividend date” means, with respect to a distribution on an Index Constituent Security, the first Business Day on which transactions in such Index Constituent Security trade on the Primary Exchange without the right to receive such distribution.

Cash Settlement Amount at Maturity

The “Maturity Date” is June 10, 2050, which will be the third Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under

“— Market Disruption Event.”

For each Security, unless earlier called, redeemed or accelerated, you will receive at maturity a cash payment equal to the Closing Indicative Value on the last Index Business Day in the applicable Measurement Period. We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is equal to or less than zero, the payment will be zero.

The following graphic illustrates the formula to determine the Cash Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Final Measurement Period

You may lose all or a substantial portion of your investment at maturity. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees (less any Coupon Amounts you may be entitled to receive), or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment at maturity. The occurrence of Loss Rebalancing Events will result in more frequent than quarterly compounding.

The Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right and, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. If the Securities are called by UBS or accelerated upon the occurrence of a Zero Value Event, the Call Settlement Amount or Zero Value Settlement Amount, as applicable, may be zero and you may lose all or a substantial portion of your investment. See “Specific Terms of the Securities — UBS’s Call Right” and “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

The “Stated Principal Amount” of each Security is $25.00. The Securities may be issued and sold over time at then-current market prices which may be significantly higher or lower than the Stated Principal Amount. If the Securities undergo a split or reverse split, the Stated Principal Amount will be adjusted accordingly.

The “Closing Indicative Value” per Security, will be calculated as follows:

a)    On the Initial Trade Date, $25.00 per Security;

b)    On any other calendar day, prior to the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount on the immediately preceding calendar day × Index Factor) - Accrued Fees + Accrued Dividend

c)     From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount, on the calendar day immediately preceding the first day of the Measurement Period × Index Factor × Residual Factor) - Accrued Fees + Accrued Dividend + Measurement Period Cash Amount

d)    The minimum value of the Closing Indicative Value on any calendar day will be zero.

If a Zero Value Event occurs on any Index Business Day then the Closing Indicative Value will be equal to the Zero Value Settlement Amount on the date on which the Zero Value Event occurred, and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will likely lose all or substantially all of their investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “— Automatic Acceleration Upon Zero Value Event”.

The actual trading price of the Securities in the secondary market may vary significantly from their Closing Indicative Value.

If the Securities undergo a split or reverse split, the Closing Indicative Value will be adjusted accordingly.

The “Current Principal Amount” represents the unleveraged investment in the Index Constituent Securities per Security at the close of trading on any Reset Valuation Date. The notional financing amount per Security in order to generate the leveraged returns would be approximately half of the Current Principal Amount at the close of trading on any Reset Valuation Date. If a Permanent Deleveraging Event occurs, the leverage of your Securities will be permanently reset to 1.0 and the notional financing amount will be equal to zero. If a Zero Value Event occurs prior to your Securities permanently resetting to 1.0 at the end of the Second Permanent Deleveraging Valuation Date, then your Securities will be fully redeemed and you will receive the Zero Value Settlement Amount (which amount may be zero).

The Current Principal Amount per Security, will be calculated as follows:

1)    From and including the Initial Trade Date to and excluding the subsequent Reset Valuation Date,

$25.00 per Security;

2)    At the close of trading on each Reset Valuation Date after the Initial Trade Date, the Current Principal Amount of the Securities will be reset as follows:

New Current Principal Amount = (Current Principal Amount on immediately preceding calendar day
× Index Factor) – Accrued Fees

The Current Principal Amount will not change until the subsequent Reset Valuation Date.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of an applicable Measurement Period, such day will not be a valid Reset Valuation Date.

If a Zero Value Event occurs on any Index Business Day then the Current Principal Amount will be equal to zero on the date on which the Zero Value Event occurred, and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will likely lose all or substantially all of their investment.

You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

At the close of trading on each Reset Valuation Date, the Current Principal Amount is reset.

The “Reset Valuation Date” means:

1)    Any calendar day up to and including the Second Permanent Deleveraging Valuation Date, that is either: (i) the Initial Trade Date, (ii) a Quarterly Reset Valuation Date, (iii) a Loss Rebalancing Valuation Date (iv) the First Permanent Deleveraging Valuation Date, or (v) the Second Permanent Deleveraging Valuation Date; and.

2)    Any calendar day following the Second Permanent Deleveraging Valuation Date.

The definition of each valuation date is set forth below.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of an applicable Measurement Period, such day will not be a valid Reset Valuation Date and the Last Reset Index Closing Level will remain the same.

The “Quarterly Reset Valuation Date” is the last Index Business Day of January, April, July and October of each calendar year beginning on July 31, 2020 and ending on April 29, 2050 (other than an Excluded Day), subject to adjustment as described under “— Market Disruption Event.”

For purposes of the “Quarterly Reset Valuation Date” definition, an “Excluded Day” means (i) the Index Business Day immediately preceding the first day of an applicable Measurement Period, and any calendar day thereafter, and (ii) any calendar day after the Second Permanent Deleveraging Valuation Date.

The “Index Factor” is: 1 + (Leverage Factor × Index Performance Ratio).

The Index Factor represents the leveraged percentage change in the Index level since the Last Reset Index Closing Level. The Index Factor times the applicable Current Principal Amount on the preceding calendar day represents the current value of the unleveraged notional amount per Security that is deemed invested in the Index on any calendar day. This does not reflect the Redemption Amount that an investor would receive upon early redemption on such calendar day.

If a Zero Value Event occurs at any time during any Index Business Day then the Index Factor will be equal to zero subsequent to the event on the date on which the Zero Value Event occurred, and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will likely lose all or substantially all of their investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

The “Residual Factor” will be calculated as follows:

a)    1.0 on any calendar day, to but excluding the first day of an applicable Measurement Period.

b)    From and including the first day of an applicable four-day Measurement Period, (a) the number of Index Business Days from, but excluding, the date of determination to, and including, the last Index Business Day in such four-day Measurement Period, divided by (b) four.

For example, on the first Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal (3/4), on the second Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal (2/4), on the third Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal (1/4) and on the last Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal zero.

c)     On any calendar day from and including the last Index Business Day of an applicable Measurement Period, the Residual Factor will be equal to zero.

The Residual Factor is intended to approximate the percentage of the Current Principal Amount that is tracking the Index on any given day. The Residual Factor is relevant only during an applicable Measurement Period but otherwise is not a component of the Closing Indicative Value or Current Indicative Value formulas. At the close of trading on each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash.

The “Leverage Factor” on any calendar day until the occurrence of a Permanent Deleveraging Event and the close of trading on the Second Permanent Deleveraging Valuation Date, will equal 1.5. If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Leverage Factor will equal 1.0.

The “Index Performance Ratio” on any Index Business Day will be equal to:

Index Closing Level – Last Reset Index Closing Level
Last Reset Index Closing Level

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

The “Last Reset Index Closing Level” is the Index Closing Level on the most recent Reset Valuation Date prior to such day. The initial Last Reset Index Closing Level is 156.926, the Index Closing Level on the Initial Trade Date, as reported by Bloomberg L.P. and Reuters.

The “Index Closing Level” on any date of determination is the closing level of the Index, as reported on Bloomberg L.P. and Reuters; provided, however, that if the closing level of the Index as reported on Bloomberg L.P. (or any successor) differs from the closing level of the Index as reported on Reuters (or any successor), then the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent. The initial Index Closing Level (which is also the first Last Reset Index Closing Level) is 156.926, the Index Closing Level measured on the Initial Trade Date, as determined by the Security Calculation Agent.

On any calendar day that is not an Index Business Day, the Index Closing level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

“Measurement Period” means the Final Measurement Period or Call Measurement Period, as applicable.

The “Current Indicative Value” or “intraday indicative value”, as determined by the Security Calculation Agent, is an amount per Security, on an intraday basis on any Index Business Day, equal to:

a)    On the Initial Trade Date, $25.00.

b)    On any other calendar day prior to the first day of an applicable Measurement Period:

(Current Principal Amount on the immediately preceding calendar day × Index Factor, calculated using the Intraday Index Value) - Accrued Fees + Accrued Dividend.

c)     From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount, on the calendar day immediately preceding the first day of the Measurement Period × Index Factor, calculated using the Intraday Index Value × Residual Factor, from the immediately preceding calendar day) - Accrued Fees + Accrued Dividend + Measurement Period Cash Amount, from the immediately preceding calendar day

d)    The minimum value of the Current Indicative Value on any calendar day will be zero.

The actual trading price of the Securities in the secondary market may vary significantly from their Current Indicative Value (or intraday indicative value). If a Zero Value Event occurs during any Index Business Day then the Current Indicative Value (or “intraday indicative value”) will be equal to the Zero Value Settlement Amount, subsequent to the event on the date on which the Zero Value Event occurred, and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will likely lose all or substantially all of their investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

If the Securities undergo a split or reverse split, the Current Indicative Value (or intraday indicative value) will be adjusted accordingly.

The “Accrued Fees” as of any date of determination means the Accrued Tracking Fee + the Accrued Financing Fee.

If the Securities undergo a split or reverse split, the Accrued Fees will be adjusted accordingly.

The Securities are subject to an “Accrued Tracking Fee” per Security, calculated as follows:

a)    On the Initial Trade Date, the Accrued Tracking Fee is equal to zero.

b)    On any subsequent calendar day, the Accrued Tracking Fee is equal to: (a) the Accrued Tracking Fee as of the immediately preceding calendar day, plus the Daily Tracking Fee on such calendar day.

c)     On the calendar day after each Reset Valuation Date, the Accrued Tracking Fee is reset to be equal to the Daily Tracking Fee on such calendar day.

The “Daily Tracking Fee” is an amount per Security calculated as follows:

a)    On the Initial Trade Date, the Daily Tracking Fee is zero.

b)    On any subsequent calendar day, the Daily Tracking Fee is equal to: (a) (i) 0.95%, times (ii) the Current Principal Amount on the immediately preceding calendar day, times (iii) the Index Factor, on such calendar day, times (iv) the Residual Factor, on the immediately preceding calendar day, divided by (b) 365.

c)     The minimum value of the Daily Tracking Fee on any calendar day will be zero.

The Daily Tracking Fee represents the investor fees calculated each day on the current value of the unleveraged notional amount invested in the Index per Security. These charges accrue and compound during the applicable period, and will reduce any amount you are entitled to receive at maturity, early redemption, call or acceleration upon the occurrence of a Zero Value Event.

If the Securities undergo a split or reverse split, the Daily Tracking Fee will be adjusted accordingly.

The Securities are subject to an “Accrued Financing Fee” per Security calculated as follows:

a)    On the Initial Trade Date, the Accrued Financing Fee is equal to zero.

b)    On any subsequent calendar day, the Accrued Financing Fee is equal to: (a) the Accrued Financing Fee as of the immediately preceding calendar day, plus (b) the Daily Financing Fee on such calendar day.

c)     On the calendar day after each Reset Valuation Date, the Accrued Financing Fee is reset to be equal to the Daily Financing Fee on such calendar day.

d)    If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Accrued Financing Fee will be equal to zero.

The “Daily Financing Fee” is an amount per Security calculated as follows:

a)    On the Initial Trade Date, the Daily Financing Fee is equal to zero.

b)    On any subsequent calendar day, the Daily Financing Fee is equal to: (a) (i) 0.5, times (ii) the Financing Rate, on such calendar day, times (iii) the Current Principal Amount, on the immediately preceding calendar day, times (iv) the Residual Factor, on the immediately preceding calendar day, divided by (b) 360.

c)     If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Daily Financing Fee will be equal to zero.

d)    The minimum value of the Daily Financing Fee on any calendar day will be zero.

The Daily Financing Fee seeks to compensate UBS for providing investors with a leveraged participation in movements of the Index and is intended to approximate the financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Securities. These charges accrue and compound during the applicable period, and will reduce any amount that you will be entitled to receive at maturity, early redemption, call or acceleration upon the occurrence of a Zero Value Event.

If the Securities undergo a split or reverse split, the Daily Financing Fee will be adjusted accordingly.

The “Financing Rate” will equal the sum of (a) 0.95% and (b) the London interbank offered rate (ICE LIBOR) for three-month deposits in U.S. Dollars, which is displayed on Reuters page “LIBOR01” (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Security Calculation Agent) (“LIBOR”) (or any successor base rate, as described below), as of 11:00 a.m., London time, on the immediately preceding London Business Day. The minimum value of the three-month U.S. Dollar LIBOR rate (or any successor base rate, as described below) used on any calendar day will be zero. The minimum Financing Rate at any time will be 0.95%

For example, 1.68275% was the three-month U.S. Dollar LIBOR rate on February 20, 2020, which was a London Business Day. The Financing Rate on February 21, 2020 would have been equal to 0.95% + 1.68275%, or 2.63275%.

Notwithstanding the foregoing:

Ø    If the Security Calculation Agent determines on the relevant determination date that the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 has been discontinued or is no longer representative of the underlying market or economic reality, then the Security Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to such London interbank offered rate, provided that if the Security Calculation Agent determines there is an industry-accepted successor base rate, then the Security Calculation Agent shall use such successor base rate; and

Ø    If the Security Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Security Calculation Agent in its sole discretion may determine the business day convention, definition of business day and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry- accepted practices for such substitute or successor base rate.

The establishment of three-month U.S. Dollar LIBOR (or such successor base rate, as applicable) for each period by the Security Calculation Agent shall (in the absence of manifest error) be final and binding.

“London Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and is also a day on which dealings in U.S. dollars are transacted in the London interbank market.

The “Measurement Period Cash Amount” is an amount per Security equal to:

a)    $0.00 on any calendar day, to but excluding the first day of an applicable Measurement Period.

b)    On the first day of an applicable one-day Measurement Period:

At the close of trading on such Index Business Day, (the Current Principal Amount on the immediately preceding calendar day × Index Factor on such Index Business Day)

c)     From and including the first day of an applicable four-day Measurement Period:

i.      At the close of trading on each Index Business Day during the applicable four-day Measurement Period, the Measurement Period Cash Amount on the immediately preceding calendar day + (Current Principal Amount, on the calendar day immediately preceding the first day of such Measurement Period × 0.25 × Index Factor, on such Index Business Day).

ii.     On any calendar day during an applicable four-day Measurement Period that is not an Index Business Day, the Measurement Period Cash Amount on the immediately preceding Index Business Day.

d)    On any calendar day after the last Index Business Day of an applicable Measurement Period, the Measurement Period Cash Amount on the last Index Business Day of such Measurement Period.

The Measurement Period Cash Amount represents the portion of the Current Principal Amount that has been converted to cash on any given day of an applicable Measurement Period and is no longer tracking the Index.

At the close of trading of each Index Business day during a four-day Measurement Period, approximately 25% of the Current Principal Amount, on the calendar day immediately preceding the first day of the Measurement Period, will be deemed converted to cash and an applicable amount of financing will separately be deemed converted to cash as well. After the close of trading on the final Index Business Day of an applicable four-day Measurement Period, the Measurement Period Cash Amount will represent the averaged value of the Current Principal Amount that was deemed converted to cash across the four-days of such Measurement Period. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount will be deemed converted to cash and an applicable amount of financing will separately be deemed converted to cash, at the close of trading of the first day of such Measurement Period.

If the Securities undergo a split or reverse split, the Measurement Period Cash Amount will be adjusted accordingly.

The “Final Measurement Period” means:

a)    if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is less than $100,000,000, the Calculation Date, subject to adjustments as described under “— Market Disruption Event”;

b)    if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is equal to or greater than $100,000,000, the four (4) Index Business Days from and including the Calculation Date, subject to adjustments as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the Calculation Date, will equal:

(i) the Closing Indicative Value as of such Index Business Day, times (ii) the number of Securities outstanding as reported by MVRLSO <Index> on Bloomberg L.P.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently Solactive AG.

The “Calculation Date” means June 2, 2050, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

The Calculation Date represents the first Index Business Day of the Final Measurement Period.

“Index Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading such Index Constituent Security or such constituent underlying a successor index.

Underlying Index

The return on the Securities is based upon the performance of the MVIS US Mortgage REITs Index (Bloomberg: “MVMORT”; Reuters: “.MVMORT”). The Index tracks the overall performance of publicly-traded mortgage REITs that are listed and incorporated in the United States and derive at least 50% of their revenues from mortgage-related activity.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request to have us redeem your Securities on any Index Business Day no later than 12:00 noon, New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the same Index Business Day, provided that you request that we redeem a minimum of 50,000 Securities. We reserve the right from time to time to waive this minimum redemption amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the notice of redemption is received by UBS rather than the following Index Business Day. You should not assume you will be entitled to any such acceleration. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities.

The Securities will be redeemed and the holders will receive payment for their Securities on the second Index Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The first Redemption Date will be the fourth Index Business Day immediately following the Initial Trade Date and the Final Redemption Date will be the fourth Index Business Day immediately preceding the Maturity date, subject to adjustments. In addition, if a call notice has been issued, the last Redemption Valuation Date will be the fourth Index Business Day prior to the Call Settlement Date, as applicable. If a Zero Value Event occurs, the last Redemption Date will be the date on which the Zero Value Event occurred.

If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index Constituent Securities, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event.”

As of any Redemption Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to:

(0.125% ×  Closing  Indicative  Value  of  the  Security  as  of  the  Redemption  Valuation  Date).

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures,” for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

Closing Indicative Value as of the Redemption Valuation Date – Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero. We reserve the right from time to time to waive the Redemption Fee Amount in our sole discretion and on a case-by-case basis. There can be no assurance that we will elect to waive this fee and you should not assume you will be entitled to such fee waiver.

We will inform you of such Redemption Amount on the first Business Day following the applicable Redemption Valuation Date.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

The following graphic illustrates the formula to determine the Redemption Amount, which has been simplified for ease of presentation:

Redemption Amount	=	Closing Indicative Value	-	Redemption Fee Amount

You may lose all or a substantial portion of your investment upon early redemption. The combined negative effect of the Accrued Fees and the Redemption Fee Amount will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees and the Redemption Fee Amount, if applicable (less any Coupon Amounts you may be entitled to receive as of the Redemption Valuation Date), or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon early redemption. The occurrence of Loss Rebalancing Events will result in more frequent than quarterly compounding.

The Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right and, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. See “Specific Terms of the Securities — UBS’s Call Right” and “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Repayment.”

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, which we refer to as a “Redemption Notice” to UBS via email no later than 12:00 noon (New York City time) on the Index Business Day on which you elect to exercise your redemption right. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation”, to us via email in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your Redemption Notice after 12:00 noon (New York City time), or your Redemption Confirmation after 5:00 p.m. (New York City time), on the Business Day prior to the applicable Redemption Valuation Date, your Redemption Notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable. If your DTC custodian or your brokerage firm is not a current UBS customer, UBS will be required to on-board such DTC custodian or brokerage firm, in compliance with its internal policies and procedures, before it can accept your Redemption Notice, your Redemption Confirmation or otherwise process your redemption request. This on-boarding process may delay your Redemption Valuation Date and Redemption Date. Furthermore, in certain circumstances, UBS may be unable to on-board your DTC custodian or your brokerage firm.

We reserve the right from time to time to waive the minimum redemption amount or the Redemption Fee Amount in our sole discretion on a case-by-case basis. In addition, we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the Redemption Notice is received by UBS rather than the following Index Business Day. You should not assume you will be entitled to any such waiver or election to accelerate the Redemption Valuation Date.

UBS’s Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than eighteen (18) calendar days’ prior notice to the holders of the Securities (which may be provided via press release), such redemption to occur on any Business Day that we may specify through and including the Maturity Date. Upon early redemption in the event we exercise this call right, you will receive a cash payment equal to the Closing Indicative Value on the last Index Business Day in the Call Measurement Period. We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is equal to or less than zero, the payment upon UBS’s exercise of its Call Right will be zero.

We will inform you of such Call Settlement Amount on the first Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event.”

The “Call Measurement Period” means:

a)    if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right is less than $100,000,000, the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event”;

b)    if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right is equal to or greater than $100,000,000, the four (4) Index Business Days from and including the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right will equal:

(i) The Closing Indicative Value as of such Index Business Day, times (ii) the number of Securities outstanding as reported by MVRLSO <Index> on Bloomberg L.P.

The “Call Valuation Date” means the date disclosed as such by UBS in its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right.

In any notice to holders exercising the UBS Call Right, we will specify how many days are included in the Call Measurement Period.

The following graphic illustrates the formula to determine the Call Settlement Amount, which has been simplified for ease of presentation:

Call Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Call Measurement Period

You may lose all or a substantial portion of your investment upon a call. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees (less any Coupon Amounts you may be entitled to receive), or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon a call. The occurrence of Loss Rebalancing Events will result in more frequent than quarterly compounding.

In addition, upon the occurrence of a Zero Value Event, the Securities may be automatically accelerated and mandatorily redeemed by UBS. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event” below.

Automatic Acceleration Upon Zero Value Event

A “Zero Value Event” occurs if, on any Index Business Day (other than an Excluded Day), the Intraday Index Value decreases by 66.66667% or more in value from the Last Reset Index Closing Level. From immediately after the Zero Value Event and on all future calendar days, the Index Factor and the Current Principal Amount will be set equal to zero. The Accrued Dividend and Accrued Fees will be fixed at their respective values on the Zero Value Event date and will stay unchanged on all future calendar days.

When the Intraday Index Value decreases 66.66667% in value from the Last Reset Index Closing Level, the Index Factor will equal zero. A Zero Value Event represents the first instance when the effective unleveraged notional amount that is deemed invested in the Index per Security equals zero. It will have the effect of permanently resetting the value of your Securities to a fixed value (which may be zero) and accelerating the Securities. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. A Zero Value Event is expected to occur only in the narrow window of time between the occurrence of a Permanent Deleveraging Event and completion of the leverage reset to 1.0 at the end of the Second Permanent Deleveraging Valuation Date.

For the purposes of the “Zero Value Event” definition, an “Excluded Day” means (i) any calendar day after the Second Permanent Deleveraging Valuation Date (ii) any calendar day on which a Zero Value Event has already occurred, (iii) any calendar day after the occurrence of a Zero Value Event, and (iv) any calendar day after the last day of an applicable Measurement Period.

If a Zero Value Event occurs, all issued and outstanding Securities will be automatically terminated and mandatorily redeemed by UBS and you will receive the Zero Value Settlement Amount on the Zero Value Settlement Date. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event.

In the event that a Zero Value Event has occurred, UBS will issue a press release shortly after the event and specify the relevant Zero Value Settlement Date and Zero Value Settlement Amount in respect of your investment in the Securities. The Securities will be suspended from trading intra-day shortly after the event occurs and will likely not be open for trading again on NYSE Arca before the Zero Value Settlement Date.

If a Zero Value Event occurs on an Index Business Day that would otherwise be a Coupon Ex-Date, such day will not be a valid Coupon Ex-Date and all further Coupon Ex-Dates will be suspended.

The “Zero Value Settlement Amount” per Security will be calculated as follows:

a)    On any calendar day, to but excluding the first day of an applicable Measurement Period:

(i) the Accrued Dividend, minus (ii) the Accrued Fees, on the date on which the Zero Value Event occurred.

b)    From and including the first day of an applicable Measurement Period:

(i) the Measurement Period Cash Amount on the immediately preceding calendar day, plus (ii) the Accrued Dividend, minus (iii) the Accrued Fees, on the date on which the Zero Value Event occurred.

c)     The minimum value of the Zero Value Settlement Amount will be zero.

For example:

a)    If the Accrued Dividend was $0.04, the Accrued Fees was $0.01, and the Measurement Period Cash Amount was $0, then the Zero Value Settlement Amount would be $0.03.

b)    If the Accrued Dividend was $0.01, the Accrued Fees was $0.05, and the Measurement Period Cash Amount was $0, then the Zero Value Settlement Amount would be $0.

c)     If the Zero Value Event occurred during a four-day Measurement Period, and the Accrued Dividend was $0.01, the Accrued Fees was $0.03, and the Measurement Period Cash Amount on the immediately preceding calendar day was $6.59, then the Zero Value Settlement Amount would be $6.57.

The following graphics illustrate the formula to determine the Zero Value Settlement Amount, which has been simplified for ease of presentation:

On any calendar day, to but excluding the first day of an applicable four-day Measurement Period:

Zero Value Settlement Amount	=	Accrued Dividend	-	Accrued Fees on date Zero Value Event occurred

From and including the first day of an applicable Measurement Period:

Zero Value Settlement Amount	=	Measurement Period Cash Amount on immediately preceding calendar day	+	Accrued Dividend	-	Accrued Fees on date Zero Value Event occurred

The “Zero Value Settlement Date” will be the third Index Business Day following the date on which the Zero Value Event occurred. For a detailed description of how the Current Indicative Value (or intraday indicative value) of the Securities is calculated see “Valuation of the Index and the Securities”.

You may lose all or a substantial portion of your investment upon the occurrence of a Zero Value Event. Upon the occurrence of a Zero Value Event you will receive on the Zero Value Settlement Date only the Zero Value Settlement Amount per Security.

In addition, the Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right. See “Specific Terms of the Securities — UBS’s Call Right”.

Loss Rebalancing Events

A Loss Rebalancing Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 1.5. This means that after a Loss Rebalancing Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Loss Rebalancing Event.

A “Loss Rebalancing Event” occurs if, at any time, the Intraday Index Value on such Index Business Day (other than an Excluded Day) decreases by 15% or more in value from the previously Last Reset Index Closing Level.

Loss Rebalancing Events may occur multiple times over the term of the Securities and may occur multiple times during a single calendar quarter. This means both that (i) the Current Principal Amount may be reset more frequently than quarterly and (ii) the cumulative effect of compounding and fees will have increased as a result of the Loss Rebalancing Event(s). Because each Loss Rebalancing Event will have the effect of deleveraging your Securities, following a Loss Rebalancing Event your Securities will have less exposure to a potential positive gain in value relative to the exposure before the occurrence of such Loss Rebalancing Event.

For purposes of the “Loss Rebalancing Event” definition, an “Excluded Day” means (i) the Index Business Day immediately preceding any Quarterly Reset Valuation Date, if a Loss Rebalancing Event occurs after 3:15pm on such day, (ii) any Quarterly Reset Valuation Date, (iii) any Loss Rebalancing Valuation Date, (iv) the Index Business Day immediately preceding the first day of an applicable Measurement Period, if a Loss Rebalancing Event occurs after 3:15pm on such day (v) any calendar day from and including the first day of an applicable Measurement Period, (vi) the First or Second Permanent Deleveraging Valuation Dates, (vii) any calendar day after the Second Permanent Deleveraging Valuation Date, (viii) a Zero Value Event date, and (ix) any calendar day after the Zero Value Event date.

“Loss Rebalancing Valuation Date” means:

a)    if a Loss Rebalancing Event occurs at or prior to 3:15 p.m. on an Index Business Day, the day that such Loss Rebalancing Event occurs, subject to adjustment as described under “— Market Disruption Event”;

b)    if a Loss Rebalancing Event occurs after 3:15 p.m. on an Index Business Day, the first Index Business Day following the occurrence of such Loss Rebalancing Event, subject to adjustment as described under “— Market Disruption Event.”

Permanent Deleveraging Event

A Permanent Deleveraging Event will have the effect of deleveraging your Securities, with the aim of permanently resetting the then-current leverage to 1.0, over two Index Business Days. The leverage at the end of the First Permanent Deleveraging Valuation Date is reset to approximately 1.5 and the leverage at the end of the Second Permanent Deleveraging Valuation Date is reset to 1.0. This means that after a Permanent Deleveraging Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Permanent

Deleveraging Event. A Permanent Deleveraging Event is expected to occur only in the narrow window of time between the occurrence of a Loss Rebalancing Event and completion of the leverage reset to 1.5 at the end of the Loss Rebalancing Valuation Date.

A “Permanent Deleveraging Event” occurs if, at any time, the Intraday Index Value on such Index Business Day (other than an Excluded Day) decreases by 50% or more in value from the Last Reset Index Closing Level.

For purposes of the “Permanent Deleveraging Event” definition, an “Excluded Day” means (i) the First or Second Permanent Deleveraging Valuation Dates, (ii) any calendar day after the Second Permanent Deleveraging Valuation Date, (iii) a day upon which a Zero Value Event occurs, (iv) any calendar day after the occurrence of a Zero Value Event, (v) the day which is two Index Business Days prior to the first day of an applicable Measurement Period, if a Permanent Deleveraging Event occurs after 3:15pm on such day and (vi) any calendar day from and including the Index Business Day immediately preceding the first day of an applicable Measurement Period.

In the event that a Permanent Deleveraging Event has occurred, UBS will issue a press release before 9:00

a.m. on the Index Business Day immediately following the date on which the Permanent Deleveraging Event occurred, announcing the Permanent Deleveraging Event and notifying you of the Permanent Deleveraging Valuation Dates.

“Permanent Deleveraging Valuation Dates” means the First Permanent Deleveraging Valuation Date and the Second Permanent Deleveraging Valuation Date, each as defined below:

a)    The “First Permanent Deleveraging Valuation Date” means:

i.      Any Index Business Day, which otherwise would have been a Loss Rebalancing Valuation Date, but on which a Permanent Deleveraging Event has occurred, subject to adjustment as described under “- Market Disruption Event”;

ii.     If a Permanent Deleveraging Event occurs after 3:15pm on any Index Business Day which would not otherwise have been a Loss Rebalancing Valuation Date, then the first Index Business Day following the occurrence of such Permanent Deleveraging Event, subject to adjustment as described under “— Market Disruption Event”.

The leverage of your Securities will be reset to approximately 1.5 at the close of trading on the First Permanent Deleveraging Valuation Date.

b)    The “Second Permanent Deleveraging Valuation Date” means the Index Business Day immediately following the First Permanent Deleveraging Valuation Date, subject to adjustment as described under “— Market Disruption Event”.

The leverage of your Securities will be reset to approximately 1.0 at the close of trading on the Second Permanent Deleveraging Valuation Date.

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including, among other things, at maturity or upon early redemption or call, or at other times, the Current Principal Amount, Current Indicative Value (or the “intraday indicative value”), Closing Indicative Value, Market Disruption Events, Business Days, Index Business Days, the Leverage Factor, the Index Factor, the Index Performance Ratio, the Residual Factor, the Index Closing Level, the Financing Rate, the Accrued Fees (including determining any successor to the LIBOR base rate), the Coupon Amount, the Accrued Dividend, the Daily Dividend, if any, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Coupon Ex-Dates, the Coupon Record Dates, the Redemption Amount, if any, that we will pay you upon redemption, if applicable, the Zero Value Settlement Amount, if any, that we will pay you upon acceleration following the occurrence of a Zero Value Event, the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities, whether a Loss Rebalancing Event has occurred, whether a Permanent Deleveraging Event has occurred and whether any day is a Business Day or an Index Business Day and all such other matters as may be specified elsewhere herein as matters to be determined by the Security Calculation Agent. The Security Calculation Agent will also be responsible for determining whether the Index has been discontinued and whether there has been a material change in the Index. The Security Calculation Agent will make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Security Calculation Agent will be conclusive for all purposes and binding on us, you, and all other persons having an interest in the Security, without liability on the part of the Security Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, call or acceleration upon the occurrence of a Zero Value Event, or upon early redemption, or on a Coupon Payment Date on or prior to 12:00 noon, New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, any Call Settlement Date, Zero Value Settlement Date or any Coupon Payment Date, as applicable.

All dollar amounts related to determination of the Coupon Amount, the Accrued Dividend, the Daily Dividend, if any, the Accrued Fees, the Redemption Amount and Redemption Fee Amount, if any, per Security, the Call Settlement Amount, if any, per Security, the Current Principal Amount, the Zero Value Settlement Amount, and the Cash Settlement Amount, if any, per Security, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to ..7655); and all dollar amounts paid on the Stated Principal Amount of the Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing during a four-day Measurement Period, the Index Closing Level for such day will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. The remaining Index Business Days in the Measurement Period will be postponed accordingly, and the remaining Index Business Days in the Measurement Period will resume again following the suspension of the Market Disruption Event. For example, if the four-day Measurement Period for purposes of calculating the Call Settlement Amount, is scheduled for June 2, June 3, June 4 and June 5, and there is a Market Disruption Event with respect to the Index on June 2, but no other Market Disruption Event during such Call Measurement Period, then June 3 will become the first Index Business Day of the Measurement Period, June 4th the second Index Business Day, June 5th the third Index Business Day and the next Index Business Day after June 5th would be the final day of the Measurement Period. The same approach would be applied if there is a Market Disruption Event during a four-day Final Measurement Period.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on the Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or any Reset Valuation Date, the Index Closing Level for such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. For example, if the Redemption Valuation Date, for purposes of calculating a Redemption Amount, is based on the Index Closing Level on June 2 and there is a Market Disruption Event with respect to the Index on June 2, then the Index Closing Level on June 3 will be used to calculate the Redemption Amount, assuming that no such Market Disruption Event has occurred or is continuing on June 3.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the affected Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or Reset Valuation Date occurring more than five Index Business Days following the day originally scheduled to be such Index Business Day of the Measurement Period or such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date. If a Market Disruption Event has occurred or is continuing with respect to the Index on the fifth Index Business Day following the date originally scheduled to be such Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date, Calculation Date or any Reset Valuation Date, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such fifth Index Business Day but for such Market Disruption Event.

Any of the following will be a Market Disruption Event with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

a)    suspension, absence or material limitation of trading in a material number of Index Constituent Securities, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

b)    suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities in the primary market or markets for those contracts;

c)     the Index is not published; or

d)    in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging”.

The following events will not be Market Disruption Events with respect to the Index:

a)    a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

b)    a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Securities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Securities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the Security Calculation Agent in a manner reasonably calculated to preserve your and our relative economic positions.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

In addition to the default amount described below, we will also pay the Coupon Amount per Security, if any, with respect to the final Coupon Payment Date, as described above under “— Coupon Payment,” calculated as if the date of acceleration was the last Index Business Day in the Final Measurement Period and the three Index Business Days immediately preceding the date of acceleration were the corresponding Index Business Days in the accelerated Final Measurement Period, with the third Index Business Day immediately preceding the date of acceleration being the accelerated Calculation Date and the accelerated final Coupon Valuation Date, and the Index Business Day immediately preceding the date of acceleration being the relevant final Coupon Valuation Date.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars as determined by the Security Calculation Agent in its sole discretion, for the aggregate Stated Principal Amount of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking,

plus

the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five (5) Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five (5) Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index or Termination of Our License Agreement with the Index Sponsor; Alteration of Method of Calculation

If (i) the Index Sponsor or Index Calculation Agent discontinue publication of, or otherwise fails to publish, the Index, (ii) our license agreement with the Index Sponsor terminates or (iii) the Index Sponsor or Index Calculation Agent does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, and, in each case, any other person or entity publishes an index licensed to UBS that the Security Calculation Agent determines is comparable to the Index and for which the Index Constituent Securities and/or their unit weighting are available to the Security Calculation Agent (such index being referred to herein as a “successor index”), and the Security Calculation Agent approves such index as a successor index, then the Security Calculation Agent will determine the Index Closing Level on the applicable dates of determination, Coupon Amounts and the amount payable at maturity, call, acceleration upon the occurrence of a Zero Value Event or upon early redemption and all other related payments terms by reference to such successor index.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If the Index Sponsor or Index Calculation Agent discontinue publication of the Index, our license agreement with the Index Sponsor terminates or the Index Sponsor or Index Calculation Agent do not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, prior to, and such discontinuation, termination or unavailability is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, as applicable, or on any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, or any other relevant date on which the Index Closing Level is to be determined, then the Security Calculation Agent will determine the Index Closing Level using the Index Closing Level on the last Index Business Day immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

In addition, if an Index Replacement Event (as defined below) occurs at any time and the Index Sponsor or anyone else publishes an index that the Security Calculation Agent determines is comparable to the Index (the “Substitute Index”), then the Security Calculation Agent may elect, in its sole discretion, to permanently replace the original Index with the Substitute Index for all purposes under the Securities, and all provisions described in this prospectus supplement as applying to the Index will thereafter apply to the Substitute Index instead. In such event, the Security Calculation Agent will make such adjustments, if any, to any level of the Index or Substitute Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. If the Security Calculation Agent elects to replace the original Index with a Substitute Index, then the Security Calculation Agent will determine all amounts hereunder, including the Coupon Amounts, Current Principal Amount, Current Indicative Value or intraday indicative value, Closing Indicative Value, Index Factor, Index Performance Ratio, Residual Factor, Accrued Fees, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity, call, upon early redemption or upon acceleration upon the occurrence of a Zero Value Event by reference to such Substitute Index. If the Security Calculation Agent so elects to replace the original Index with a Substitute Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities of the Securities.

An “Index Replacement Event” means:

a)    an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on any of these parties’ ability to perform their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

b)    any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after June 2, 2020 that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on the ability of us, our affiliates, third parties with whom we transact or a similarly situated third party to perform our or their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

c)     any event that occurs on or after June 2, 2020 that makes it a violation of any law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) for us, our affiliates, third parties with whom we transact or similarly situated third parties to perform our or their obligations in connection with the Securities or (iii) for us to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

d)    any event, as determined by the Security Calculation Agent, as a result of which we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the Securities, or realize, recover or remit the proceeds of any such transaction or asset; or

e)     as determined by the Security Calculation Agent, the primary exchange or market for trading for the Securities, if any, announces that pursuant to the rules of such exchange or market, as applicable, the Securities cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index, a successor index or a substitute index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the Index Closing Level of the Index or such successor index does not, in the opinion of the Security Calculation Agent, fairly represent the Index Closing Level of the Index or such successor index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at an Index Closing Level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the Index Closing Level for the Index or such successor index with reference to the Index or such successor index, as adjusted. The Security Calculation Agent will accordingly calculate the Index Closing Level, the Index Performance Ratio, the Coupon Amount, the Accrued Dividend, the Daily Dividend, if any, the Accrued Fees, the Redemption Fee Amount, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, upon early redemption, if applicable, the Call Settlement Amount, if any, that we will pay you in the event UBS calls the Securities, the Zero Value Settlement Amount, if any, that we will pay you in the event of acceleration upon the occurrence of a Zero Value Event, if applicable, the Last Reset Index Closing Level and all related payment terms based on the Index Closing Level calculated by the Security Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the Index Closing Level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at an Index Closing Level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

In the event that the Security Calculation Agent elects to replace the Index with a successor index or a Substitute Index, UBS may, in its sole discretion, amend the title of the Securities in order to remove reference the former Index and to make such other changes to the title of the Securities as it considers necessary or desirable to reflect the name and/or characteristics of the relevant successor index or Substitute Index, as applicable.

All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors — There are potential conflicts of interest between you and the Security Calculation Agent” in this prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity, call or acceleration upon the occurrence of a Zero Value Event, or upon early redemption, will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day or a New York Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— UBS’s Call Right” and “— Early Redemption at the Option of the Holders” above.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We issued the Securities initially in an amount having the aggregate Stated Principal Amount specified on the cover of this prospectus supplement. We may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Stated Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

16. ETRACS Monthly Pay 1.5x Leveraged Closed-End Fund Index ETN due June 10, 2050

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

The Securities are part of a series of UBS AG debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 12, 2015 between us and U.S. Bank Trust National Association, as trustee.

We describe the terms of the Securities in more detail below.

Principal Amount: $100,000,000

Issuer: UBS AG (London Branch)

The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity, call or acceleration upon the occurrence of a Zero Value Event, or upon early redemption. Instead, at maturity, you will receive a cash payment per Security the amount of which will vary depending on the performance and path of the Index and will be reduced by the Accrued Fees as of the last Index Business Day in the Final Measurement Period as described under “— Cash Settlement Amount at Maturity.” If the amount as calculated is equal to or less than zero, the Cash Settlement Amount will be zero and you will not receive a cash payment.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment per Security on the relevant Redemption Date equal to the Redemption Amount as described under “— Early Redemption at the Option of the Holders.” If the amount as calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

If a Zero Value Event occurs, for each Security you will receive a cash payment per Security on the Zero Value Settlement Date equal to the (i) the Measurement Period Cash Amount, on the immediately preceding calendar day, plus (ii) the Accrued Dividend, on the date on which the Zero Value Event occurred, minus (iii) the Accrued Fees, on the date on which the Zero Value Event occurred, as described under “— Automatic Acceleration Upon Zero Value Event.”

Coupon Payment

For each Security you hold on the applicable Coupon Record Date, on each Coupon Payment Date you will receive an amount in cash equal to the Coupon Amount. The Coupon Amount will equal the sum of the cash distributions that a hypothetical holder of Index constituents would have been entitled to receive in respect of the Index constituents during the relevant period. The Coupon Amount may be equal to zero.

The “Coupon Amount” means (i) on any calendar day that is not a Coupon Ex-Date, zero; and (ii) on any calendar day that is a Coupon Ex-Date, an amount per Security equal to the Accrued Dividend on the Coupon Valuation Date immediately preceding such Coupon Ex-Date. The minimum value of the Coupon Amount will be zero.

The following graphic illustrates the formula to determine the Coupon Amount on a Coupon Ex-Date, which has been simplified for ease of presentation:

=	Accrued Dividend, on the immediately preceding Coupon Valuation Date

If the Securities undergo a split or reverse split, the Coupon Amount will be adjusted accordingly.

The “Accrued Dividend” means (i) on the Initial Trade Date, zero; and (ii) on any subsequent calendar day, an amount per Security equal to (a) the Accrued Dividend as of the immediately preceding calendar day, plus (b) the Daily Dividend on such calendar day, minus the Coupon Amount on such calendar day.

If the Securities undergo a split or reverse split, the Accrued Dividend will be adjusted accordingly.

The “Daily Dividend” means, on any calendar day, an amount per Security equal to (a)(i) the Index Dividend Point, times (ii) the Leverage Factor, times (iii) the Current Principal Amount on the immediately preceding calendar day, times (iv) the Residual Factor on the immediately preceding calendar day, divided by (b) the Last Reset Index Closing Level.

The “Index Dividend Point” means, on any calendar day, an amount per Security equal to the sum of the products of (i) the cash value of distributions that a hypothetical holder of one share of each Index Constituent Security on such calendar day would have been entitled to receive in respect of that Index Constituent Security for those cash distributions whose “ex-dividend date” occurs on such calendar day and (ii) the number of units of that Index Constituent Security included in the Index as of such date.

The Index Dividend Point may not be publicly disseminated by the Index Calculation Agent. The data used to calculate the Index Dividend Point is the property of the Index Calculation Agent and investors may be required to pay a fee and meet any other requirements of the Index Calculation Agent, in order to access such information. See “Risk Factors — The value of the Index Dividend Point may not be publicly disseminated or otherwise freely accessible to investors”.

The Index Dividend Point, on any calendar day, represents the total cash value of distributions that a hypothetical holder of the Index Constituent Securities, in proportion to the weights of the Index Constituent Securities, would have been entitled to receive with respect to any Index Constituent Securities for those cash distributions whose “ex-dividend date” occurs on such calendar day.

The “Coupon Payment Date” means the fifteenth (15th) Index Business Day following each Coupon Valuation Date. The first Coupon Payment Date will be July 22, 2020, subject to adjustment as provided herein. If such day is not a Coupon Business Day, the Coupon Payment Date shall be the following Coupon Business Day.

If the Final Coupon Ex-Date occurs prior to the Maturity Date, but the Final Coupon Payment Date otherwise occurs after the Maturity Date, in such case, the Final Coupon Payment Date will be the Maturity Date, subject to adjustment as provided herein.

The “Coupon Record Date” means the ninth Index Business Day following each Coupon Valuation Date. If such day is not a Coupon Business Day, the Coupon Record Date shall be the immediately preceding Coupon Business Day.

The “Coupon Ex-Date,” with respect to a Coupon Amount, means the first Coupon Business Day on which the Securities trade without the right to receive such Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the Coupon Business Day immediately preceding the applicable Coupon Record Date.

If a Zero Value Event occurs on an Index Business Day that would otherwise be a Coupon Ex-Date, such day will not be a valid Coupon Ex-Date and all further Coupon Ex-Dates will be suspended. In this case, the Coupon Amount corresponding to such Coupon Ex-Date will be included in the Zero Value Settlement Amount payable on the Zero Value Settlement Date.

In addition, if a day that would otherwise by a Coupon Ex-Date occurs on or after the first day of an applicable Measurement Period, such day will not be a valid Coupon Ex-Date and all further Coupon Ex-Dates will be suspended. In this case, the Coupon Amount corresponding to such Coupon Ex-date will be included in the Cash Settlement Amount or Call Settlement Amount payable at maturity or call, respectively.

The “Coupon Valuation Date” means the 30th day of each month and the 28th  day of February, of each calendar year during the term of the Securities or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date, subject to adjustment described herein. The first Coupon Valuation Date will be June 30, 2020.

Notwithstanding the foregoing, with respect to cash distributions or dividends on an Index Constituent Security which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index Constituent Security fails to pay the dividend or distribution to holders of such Index Constituent Security by the scheduled payment date for such dividend or distribution, such dividend or distribution will be assumed to be zero for the purposes of calculating the applicable Coupon Amount. Any such delayed dividend or distribution payment from the issuer of an Index Constituent Security will be attributed back to the Accrued Dividend and included in the next Coupon Amount.

“Coupon Business Day” means any Index Business Day other than an Index Business Day other than an Index Business Day on which banking institutions in New York are generally not authorized or obligated by law, regulation or executive order to open.

“record date” means, (i) with respect to a distribution on an Index Constituent Security, the date on which a holder of the Index Constituent Security must be registered as a stockholder/unitholder of such Index Constituent Security in order to be entitled to receive such distribution and (ii) with respect to any split or reverse split, the tenth Business Day after the announcement date.

“ex-dividend date” means, with respect to a distribution on an Index Constituent Security, the first Business Day on which transactions in such Index Constituent Security trade on the Primary Exchange without the right to receive such distribution.

Cash Settlement Amount at Maturity

The “Maturity Date” is June 10, 2050, which will be the third Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called, redeemed or accelerated, you will receive at maturity a cash payment equal to the Closing Indicative Value on the last Index Business Day in the applicable Measurement Period. We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is equal to or less than zero, the payment will be zero.

The following graphic illustrates the formula to determine the Cash Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Final Measurement Period

You may lose all or a substantial portion of your investment at maturity. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees (less any Coupon Amounts you may be entitled to receive), or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment at maturity. The occurrence of Loss Rebalancing Events will result in more frequent than quarterly compounding.

The Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right and, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. If the Securities are called by UBS or accelerated upon the occurrence of a Zero Value Event, the Call Settlement Amount or Zero Value Settlement Amount, as applicable, may be zero and you may lose all or a substantial portion of your investment. See “Specific Terms of the Securities — UBS’s Call Right” and “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

The “Stated Principal Amount” of each Security is $25.00. The Securities may be issued and sold over time at then-current market prices which may be significantly higher or lower than the Stated Principal Amount. If the Securities undergo a split or reverse split, the Stated Principal Amount will be adjusted accordingly.

The “Closing Indicative Value” per Security, will be calculated as follows:

a)    On the Initial Trade Date, $25.00 per Security;

b)    On any other calendar day, prior to the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount on the immediately preceding calendar day × Index Factor)—Accrued Fees + Accrued Dividend

c)     From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount, on the calendar day immediately preceding the first day of the Measurement Period × Index Factor × Residual Factor) — Accrued Fees + Accrued Dividend + Measurement Period Cash Amount

d)    The minimum value of the Closing Indicative Value on any calendar day will be zero.

If a Zero Value Event occurs on any Index Business Day then the Closing Indicative Value will be equal to the Zero Value Settlement Amount on the date on which the Zero Value Event occurred, and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will likely lose all or substantially all of their investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “— Automatic Acceleration Upon Zero Value Event”.

The actual trading price of the Securities in the secondary market may vary significantly from their Closing Indicative Value.

If the Securities undergo a split or reverse split, the Closing Indicative Value will be adjusted accordingly.

The “Current Principal Amount” represents the unleveraged investment in the Index Constituent Securities per Security at the close of trading on any Reset Valuation Date. The notional financing amount per Security in order to generate the leveraged returns would be approximately half of the Current Principal Amount at the close of trading on any Reset Valuation Date. If a Permanent Deleveraging Event occurs, the leverage of your Securities will be permanently reset to 1.0 and the notional financing amount will be equal to zero. If a Zero Value Event occurs prior to your Securities permanently resetting to 1.0 at the end of the Second Permanent Deleveraging Valuation Date, then your Securities will be fully redeemed and you will receive the Zero Value Settlement Amount (which amount may be zero).

The Current Principal Amount per Security, will be calculated as follows:

1)    From and including the Initial Trade Date to and excluding the subsequent Reset Valuation Date, $25.00 per Security;

2)    At the close of trading on each Reset Valuation Date after the Initial Trade Date, the Current Principal Amount of the Securities will be reset as follows:

New Current Principal Amount = (Current Principal Amount on immediately preceding calendar day × Index Factor) – Accrued Fees

The Current Principal Amount will not change until the subsequent Reset Valuation Date.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of an applicable Measurement Period, such day will not be a valid Reset Valuation Date.

If a Zero Value Event occurs on any Index Business Day then the Current Principal Amount will be equal to zero on the date on which the Zero Value Event occurred, and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will likely lose all or substantially all of their investment.

You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

At the close of trading on each Reset Valuation Date, the Current Principal Amount is reset.

The “Reset Valuation Date” means:

1)    Any calendar day up to and including the Second Permanent Deleveraging Valuation Date, that is either: (i) the Initial Trade Date, (ii) a Quarterly Reset Valuation Date, (iii) a Loss Rebalancing Valuation Date (iv) the First Permanent Deleveraging Valuation Date, or (v) the Second Permanent Deleveraging Valuation Date; and.

2)    Any calendar day following the Second Permanent Deleveraging Valuation Date.

The definition of each valuation date is set forth below.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of an applicable Measurement Period, such day will not be a valid Reset Valuation Date and the Last Reset Index Closing Level will remain the same.

The “Quarterly Reset Valuation Date” is the last Index Business Day of January, April, July and October of each calendar year beginning on July 31, 2020 and ending on April 29, 2050 (other than an Excluded Day), subject to adjustment as described under “— Market Disruption Event.”

For purposes of the “Quarterly Reset Valuation Date” definition, an “Excluded Day” means (i) the Index Business Day immediately preceding the first day of an applicable Measurement Period, and any calendar day thereafter, and (ii) any calendar day after the Second Permanent Deleveraging Valuation Date.

The “Index Factor” is: 1 + (Leverage Factor × Index Performance Ratio).

The Index Factor represents the leveraged percentage change in the Index level since the Last Reset Index Closing Level. The Index Factor times the applicable Current Principal Amount on the preceding calendar day represents the current value of the unleveraged notional amount per Security that is deemed invested in the Index on any calendar day. This does not reflect the Redemption Amount that an investor would receive upon early redemption on such calendar day.

If a Zero Value Event occurs at any time during any Index Business Day then the Index Factor will be equal to zero subsequent to the event on the date on which the Zero Value Event occurred, and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will likely lose all or substantially all of their investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

The “Residual Factor” will be calculated as follows:

a)    1.0 on any calendar day, to but excluding the first day of an applicable Measurement Period.

b)    From and including the first day of an applicable four-day Measurement Period, (a) the number of Index Business Days from, but excluding, the date of determination to, and including, the last Index Business Day in such four-day Measurement Period, divided by (b) four. For example, on the first Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal (3/4), on the second Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal (2/4), on the third Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal (1/4) and on the last Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal zero.

c)     On any calendar day from and including the last Index Business Day of an applicable Measurement Period, the Residual Factor will be equal to zero.

The Residual Factor is intended to approximate the percentage of the Current Principal Amount that is tracking the Index on any given day. The Residual Factor is relevant only during an applicable Measurement Period but otherwise is not a component of the Closing Indicative Value or Current Indicative Value formulas. At the close of trading on each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash.

The “Leverage Factor” on any calendar day until the occurrence of a Permanent Deleveraging Event and the close of trading on the Second Permanent Deleveraging Valuation Date, will equal 1.5. If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Leverage Factor will equal 1.0.

The “Index Performance Ratio” on any Index Business Day will be equal to:

Index Closing Level – Last Reset Index Closing Level
Last Reset Index Closing Level

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

The “Last Reset Index Closing Level” is the Index Closing Level on the most recent Reset Valuation Date prior to such day. The initial Last Reset Index Closing Level is 622.5081, the Index Closing Level on the Initial Trade Date, as reported by Bloomberg L.P. and Reuters.

The “Index Closing Level” on any date of determination is the closing level of the Index, as reported on Bloomberg L.P. and Reuters; provided, however, that if the closing level of the Index as reported on Bloomberg L.P. (or any successor) differs from the closing level of the Index as reported on Reuters (or any successor), then the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent. The initial Index Closing Level (which is also the first Last Reset Index Closing Level) is 622.5081, the Index Closing Level measured on the Initial Trade Date, as determined by the Security Calculation Agent.

On any calendar day that is not an Index Business Day, the Index Closing level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

“Measurement Period” means the Final Measurement Period or Call Measurement Period, as applicable.

The “Current Indicative Value” or “intraday indicative value”, as determined by the Security Calculation Agent, is an amount per Security, on an intraday basis on any Index Business Day, equal to:

a)    On the Initial Trade Date, $25.00.

b)    On any other calendar day prior to the first day of an applicable Measurement Period:

(Current Principal Amount on the immediately preceding calendar day × Index Factor, calculated using the Intraday Index Value) — Accrued Fees + Accrued Dividend.

c)     From and including the first day of an applicable Measurement Period, an amount per Security equal to: (Current Principal Amount, on the calendar day immediately preceding the first day of the Measurement Period × Index Factor, calculated using the Intraday Index Value × Residual Factor, from the immediately preceding calendar day) — Accrued Fees + Accrued Dividend + Measurement Period Cash Amount, from the immediately preceding calendar day

d)    The minimum value of the Current Indicative Value on any calendar day will be zero.

The actual trading price of the Securities in the secondary market may vary significantly from their Current Indicative Value (or intraday indicative value). If a Zero Value Event occurs during any Index Business Day then the Current Indicative Value (or “intraday indicative value”) will be equal to the Zero Value Settlement Amount, subsequent to the event on the date on which the Zero Value Event occurred, and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will likely lose all or substantially all of their investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

If the Securities undergo a split or reverse split, the Current Indicative Value (or intraday indicative value) will be adjusted accordingly.

The “Accrued Fees” as of any date of determination means the Accrued Tracking Fee + the Accrued Financing Fee.

If the Securities undergo a split or reverse split, the Accrued Fees will be adjusted accordingly.

The Securities are subject to an “Accrued Tracking Fee” per Security, calculated as follows:

a)    On the Initial Trade Date, the Accrued Tracking Fee is equal to zero.

b)    On any subsequent calendar day, the Accrued Tracking Fee is equal to: (a) the Accrued Tracking Fee as of the immediately preceding calendar day, plus the Daily Tracking Fee on such calendar day.

c)     On the calendar day after each Reset Valuation Date, the Accrued Tracking Fee is reset to be equal to the Daily Tracking Fee on such calendar day.

The “Daily Tracking Fee” is an amount per Security calculated as follows:

a)    On the Initial Trade Date, the Daily Tracking Fee is zero.

b)    On any subsequent calendar day, the Daily Tracking Fee is equal to: (a) (i) 0.95%, times (ii) the Current Principal Amount on the immediately preceding calendar day, times (iii) the Index Factor, on such calendar day, times (iv) the Residual Factor, on the immediately preceding calendar day, divided by (b) 365.

c)     The minimum value of the Daily Tracking Fee on any calendar day will be zero.

The Daily Tracking Fee represents the investor fees calculated each day on the current value of the unleveraged notional amount invested in the Index per Security. These charges accrue and compound during the applicable period, and will reduce any amount you are entitled to receive at maturity, early redemption, call or acceleration upon the occurrence of a Zero Value Event.

If the Securities undergo a split or reverse split, the Daily Tracking Fee will be adjusted accordingly.

The Securities are subject to an “Accrued Financing Fee” per Security calculated as follows:

a)    On the Initial Trade Date, the Accrued Financing Fee is equal to zero.

b)    On any subsequent calendar day, the Accrued Financing Fee is equal to: (a) the Accrued Financing Fee as of the immediately preceding calendar day, plus (b) the Daily Financing Fee on such calendar day.

c)     On the calendar day after each Reset Valuation Date, the Accrued Financing Fee is reset to be equal to the Daily Financing Fee on such calendar day.

d)    If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Accrued Financing Fee will be equal to zero.

The “Daily Financing Fee” is an amount per Security calculated as follows:

a)    On the Initial Trade Date, the Daily Financing Fee is equal to zero.

b)    On any subsequent calendar day, the Daily Financing Fee is equal to: (a) (i) 0.5, times (ii) the Financing Rate, on such calendar day, times (iii) the Current Principal Amount, on the immediately preceding calendar day, times (iv) the Residual Factor, on the immediately preceding calendar day, divided by (b) 360.

c)     If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Daily Financing Fee will be equal to zero.

d)    The minimum value of the Daily Financing Fee on any calendar day will be zero.

The Daily Financing Fee seeks to compensate UBS for providing investors with a leveraged participation in movements of the Index and is intended to approximate the financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Securities. These charges accrue and compound during the applicable period, and will reduce any amount that you will be entitled to receive at maturity, early redemption, call or acceleration upon the occurrence of a Zero Value Event.

If the Securities undergo a split or reverse split, the Daily Financing Fee will be adjusted accordingly.

The “Financing Rate” will equal the sum of (a) 0.95% and (b) the London interbank offered rate (ICE LIBOR) for three-month deposits in U.S. Dollars, which is displayed on Reuters page “LIBOR01” (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Security Calculation Agent) (“LIBOR”) (or any successor base rate, as described below), as of 11:00 a.m., London time, on the immediately preceding London Business Day. The minimum value of the three-month U.S. Dollar LIBOR rate (or any successor base rate, as described below) used on any calendar day will be zero. The minimum Financing Rate at any time will be 0.95%

For example, 1.68275% was the three-month U.S. Dollar LIBOR rate on February 20, 2020, which was a London Business Day. The Financing Rate on February 21, 2020 would have been equal to 0.95% + 1.68275%, or 2.63275%.

Notwithstanding the foregoing:

Ø    If the Security Calculation Agent determines on the relevant determination date that the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 has been discontinued or is no longer representative of the underlying market or economic reality, then the Security Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to such London interbank offered rate, provided that if the Security Calculation Agent determines there is an industry-accepted successor base rate, then the Security Calculation Agent shall use such successor base rate; and

Ø    If the Security Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Security Calculation Agent in its sole discretion may determine the business day convention, definition of business day and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry- accepted practices for such substitute or successor base rate.

The establishment of three-month U.S. Dollar LIBOR (or such successor base rate, as applicable) for each period by the Security Calculation Agent shall (in the absence of manifest error) be final and binding.

“London Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and is also a day on which dealings in U.S. dollars are transacted in the London interbank market.

The “Measurement Period Cash Amount” is an amount per Security equal to:

a)    $0.00 on any calendar day, to but excluding the first day of an applicable Measurement Period.

b)    On the first day of an applicable one-day Measurement Period:

At the close of trading on such Index Business Day, (the Current Principal Amount on the immediately preceding calendar day × Index Factor on such Index Business Day)

c)     From and including the first day of an applicable four-day Measurement Period:

i.      At the close of trading on each Index Business Day during the applicable four-day Measurement Period, the Measurement Period Cash Amount on the immediately preceding calendar day + (Current Principal Amount, on the calendar day immediately preceding the first day of such Measurement Period × 0.25 × Index Factor, on such Index Business Day).

ii.     On any calendar day during an applicable four-day Measurement Period that is not an Index Business Day, the Measurement Period Cash Amount on the immediately preceding Index Business Day.

d)    On any calendar day after the last Index Business Day of an applicable Measurement Period, the Measurement Period Cash Amount on the last Index Business Day of such Measurement Period.

The Measurement Period Cash Amount represents the portion of the Current Principal Amount that has been converted to cash on any given day of an applicable Measurement Period and is no longer tracking the Index.

At the close of trading of each Index Business day during a four-day Measurement Period, approximately 25% of the Current Principal Amount, on the calendar day immediately preceding the first day of the Measurement Period, will be deemed converted to cash and an applicable amount of financing will separately be deemed converted to cash as well. After the close of trading on the final Index Business Day of an applicable four-day Measurement Period, the Measurement Period Cash Amount will represent the averaged value of the Current Principal Amount that was deemed converted to cash across the four-days of such Measurement Period. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount will be deemed converted to cash and an applicable amount of financing will separately be deemed converted to cash, at the close of trading of the first day of such Measurement Period.

If the Securities undergo a split or reverse split, the Measurement Period Cash Amount will be adjusted accordingly.

The “Final Measurement Period” means:

a)    if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is less than $50,000,000, the Calculation Date, subject to adjustments as described under “— Market Disruption Event”;

b)    if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is equal to or greater than $50,000,000, the four (4) Index Business Days from and including the Calculation Date, subject to adjustments as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the Calculation Date, will equal:

(i) the Closing Indicative Value as of such Index Business Day, times (ii) the number of Securities outstanding as reported by CEFDSO <Index> on Bloomberg L.P.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently ICE Data Services.

The “Calculation Date” means June 2, 2050, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

The Calculation Date represents the first Index Business Day of the Final Measurement Period.

“Index Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading such Index Constituent Security or such constituent underlying a successor index.

Underlying Index

The return on the Securities is based upon the performance of the S-Network Composite Closed-End Fund Index (Bloomberg: “CEFX”). The Index is a mutual fund index designed to serve as a benchmark for closed-end funds listed in the U.S. that are principally engaged in asset management processes designed to produce taxable annual yield.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request to have us redeem your Securities on any Index Business Day no later than 12:00 noon, New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the same Index Business Day, provided that you request that we redeem a minimum of 50,000 Securities. We reserve the right from time to time to waive this minimum redemption amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the notice of redemption is received by UBS rather than the following Index Business Day. You should not assume you will be entitled to any such acceleration. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities.

The Securities will be redeemed and the holders will receive payment for their Securities on the second Index Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The first Redemption Date will be the fourth Index Business Day immediately following the Initial Trade Date and the Final Redemption Date will be the fourth Index Business Day immediately preceding the Maturity date, subject to adjustments. In addition, if a call notice has been issued, the last Redemption Valuation Date will be the fourth Index Business Day prior to the Call Settlement Date, as applicable. If a Zero Value Event occurs, the last Redemption Date will be the date on which the Zero Value Event occurred.

If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index Constituent Securities, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event.”

As of any Redemption Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to:

(0.125% × Closing Indicative Value of the Security as of the Redemption Valuation Date).

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures,” for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

Closing Indicative Value as of the Redemption Valuation Date – Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero. We reserve the right from time to time to waive the Redemption Fee Amount in our sole discretion and on a case-by-case basis. There can be no assurance that we will elect to waive this fee and you should not assume you will be entitled to such fee waiver.

We will inform you of such Redemption Amount on the first Business Day following the applicable Redemption Valuation Date.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

The following graphic illustrates the formula to determine the Redemption Amount, which has been simplified for ease of presentation:

Redemption Amount	=	Closing Indicative Value	-	Redemption Fee Amount

You may lose all or a substantial portion of your investment upon early redemption. The combined negative effect of the Accrued Fees and the Redemption Fee Amount will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees and the Redemption Fee Amount, if applicable (less any Coupon Amounts you may be entitled to receive as of the Redemption Valuation Date), or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon early redemption. The occurrence of Loss Rebalancing Events will result in more frequent than quarterly compounding.

The Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right and, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. See “Specific Terms of the Securities — UBS’s Call Right” and “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Repayment.”

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, which we refer to as a “Redemption Notice” to UBS via email no later than 12:00 noon (New York City time) on the Index Business Day on which you elect to exercise your redemption right. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation”, to us via email in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your Redemption Notice after 12:00 noon (New York City time), or your Redemption Confirmation after 5:00 p.m. (New York City time), on the Business Day prior to the applicable Redemption Valuation Date, your Redemption Notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable. If your DTC custodian or your brokerage firm is not a current UBS customer, UBS will be required to on-board such DTC custodian or brokerage firm, in compliance with its internal policies and procedures, before it can accept your Redemption Notice, your Redemption Confirmation or otherwise process your redemption request. This on-boarding process may delay your Redemption Valuation Date and Redemption Date. Furthermore, in certain circumstances, UBS may be unable to on-board your DTC custodian or your brokerage firm.

We reserve the right from time to time to waive the minimum redemption amount or the Redemption Fee Amount in our sole discretion on a case-by-case basis. In addition, we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the Redemption Notice is received by UBS rather than the following Index Business Day. You should not assume you will be entitled to any such waiver or election to accelerate the Redemption Valuation Date.

UBS’s Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than eighteen (18) calendar days’ prior notice to the holders of the Securities (which may be provided via press release), such redemption to occur on any Business Day that we may specify through and including the Maturity Date. Upon early redemption in the event we exercise this call right, you will receive a cash payment equal to the Closing Indicative Value on the last Index Business Day in the Call Measurement Period. We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is equal to or less than zero, the payment upon UBS’s exercise of its Call Right will be zero.

We will inform you of such Call Settlement Amount on the first Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event.”

The “Call Measurement Period” means:

a)    if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right is less than $50,000,000, the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event”;

b)    if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right is equal to or greater than $50,000,000, the four (4) Index Business Days from and including the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right will equal:

(i) The Closing Indicative Value as of such Index Business Day, times (ii) the number of Securities outstanding as reported by CEFDSO <Index> on Bloomberg L.P.

The “Call Valuation Date” means the date disclosed as such by UBS in its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right.

In any notice to holders exercising the UBS Call Right, we will specify how many days are included in the Call Measurement Period.

The following graphic illustrates the formula to determine the Call Settlement Amount, which has been simplified for ease of presentation:

Call Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Call Measurement Period

You may lose all or a substantial portion of your investment upon a call. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees (less any Coupon Amounts you may be entitled to receive), or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon a call. The occurrence of Loss Rebalancing Events will result in more frequent than quarterly compounding.

In addition, upon the occurrence of a Zero Value Event, the Securities may be automatically accelerated and mandatorily redeemed by UBS. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event” below.

Automatic Acceleration Upon Zero Value Event

A “Zero Value Event” occurs if, on any Index Business Day (other than an Excluded Day), the Intraday Index Value decreases by 66.66667% or more in value from the Last Reset Index Closing Level. From immediately after the Zero Value Event and on all future calendar days, the Index Factor and the Current Principal Amount will be set equal to zero. The Accrued Dividend and Accrued Fees will be fixed at their respective values on the Zero Value Event date and will stay unchanged on all future calendar days.

When the Intraday Index Value decreases 66.66667% in value from the Last Reset Index Closing Level, the Index Factor will equal zero. A Zero Value Event represents the first instance when the effective unleveraged notional amount that is deemed invested in the Index per Security equals zero. It will have the effect of permanently resetting the value of your Securities to a fixed value (which may be zero) and accelerating the Securities. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. A Zero Value Event is expected to occur only in the narrow window of time between the occurrence of a Permanent Deleveraging Event and completion of the leverage reset to 1.0 at the end of the Second Permanent Deleveraging Valuation Date.

For the purposes of the “Zero Value Event” definition, an “Excluded Day” means (i) any calendar day after the Second Permanent Deleveraging Valuation Date (ii) any calendar day on which a Zero Value Event has already occurred, (iii) any calendar day after the occurrence of a Zero Value Event, and (iv) any calendar day after the last day of an applicable Measurement Period.

If a Zero Value Event occurs, all issued and outstanding Securities will be automatically terminated and mandatorily redeemed by UBS and you will receive the Zero Value Settlement Amount on the Zero Value Settlement Date. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event.

In the event that a Zero Value Event has occurred, UBS will issue a press release shortly after the event and specify the relevant Zero Value Settlement Date and Zero Value Settlement Amount in respect of your investment in the Securities. The Securities will be suspended from trading intra-day shortly after the event occurs and will likely not be open for trading again on NYSE Arca before the Zero Value Settlement Date.

If a Zero Value Event occurs on an Index Business Day that would otherwise be a Coupon Ex-Date, such day will not be a valid Coupon Ex-Date and all further Coupon Ex-Dates will be suspended.

The “Zero Value Settlement Amount” per Security will be calculated as follows:

a)    On any calendar day, to but excluding the first day of an applicable Measurement Period:

(i) the Accrued Dividend, minus (ii) the Accrued Fees, on the date on which the Zero Value Event occurred.

b)    From and including the first day of an applicable Measurement Period:

(i) the Measurement Period Cash Amount on the immediately preceding calendar day, plus (ii) the Accrued Dividend, minus (iii) the Accrued Fees, on the date on which the Zero Value Event occurred.

c)     The minimum value of the Zero Value Settlement Amount will be zero.

For example:

a)    If the Accrued Dividend was $0.04, the Accrued Fees was $0.01, and the Measurement Period Cash Amount was $0, then the Zero Value Settlement Amount would be $0.03.

b)    If the Accrued Dividend was $0.01, the Accrued Fees was $0.05, and the Measurement Period Cash Amount was $0, then the Zero Value Settlement Amount would be $0.

c)     If the Zero Value Event occurred during a four-day Measurement Period, and the Accrued Dividend was $0.01, the Accrued Fees was $0.03, and the Measurement Period Cash Amount on the immediately preceding calendar day was $6.59, then the Zero Value Settlement Amount would be $6.57.

The following graphics illustrate the formula to determine the Zero Value Settlement Amount, which has been simplified for ease of presentation:

On any calendar day, to but excluding the first day of an applicable four-day Measurement Period:

Zero Value Settlement Amount	=	Accrued Dividend	-	Accrued Fees on date Zero Value Event occurred

From and including the first day of an applicable Measurement Period:

Zero Value Settlement Amount	=	Measurement Period Cash Amount on immediately preceding calendar day	+	Accrued Dividend	-	Accrued Fees on date Zero Value Event occurred

The “Zero Value Settlement Date” will be the third Index Business Day following the date on which the Zero Value Event occurred. For a detailed description of how the Current Indicative Value (or intraday indicative value) of the Securities is calculated see “Valuation of the Index and the Securities”.

You may lose all or a substantial portion of your investment upon the occurrence of a Zero Value Event. Upon the occurrence of a Zero Value Event you will receive on the Zero Value Settlement Date only the Zero Value Settlement Amount per Security.

In addition, the Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right. See “Specific Terms of the Securities — UBS’s Call Right”.

Loss Rebalancing Events

A Loss Rebalancing Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 1.5. This means that after a Loss Rebalancing Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Loss Rebalancing Event.

A “Loss Rebalancing Event” occurs if, at any time, the Intraday Index Value on such Index Business Day (other than an Excluded Day) decreases by 15% or more in value from the previously Last Reset Index Closing Level.

Loss Rebalancing Events may occur multiple times over the term of the Securities and may occur multiple times during a single calendar quarter. This means both that (i) the Current Principal Amount may be reset more frequently than quarterly and (ii) the cumulative effect of compounding and fees will have increased as a result of the Loss Rebalancing Event(s). Because each Loss Rebalancing Event will have the effect of deleveraging your Securities, following a Loss Rebalancing Event your Securities will have less exposure to a potential positive gain in value relative to the exposure before the occurrence of such Loss Rebalancing Event.

For purposes of the “Loss Rebalancing Event” definition, an “Excluded Day” means (i) the Index Business Day immediately preceding any Quarterly Reset Valuation Date, if a Loss Rebalancing Event occurs after 3:15pm on such day, (ii) any Quarterly Reset Valuation Date, (iii) any Loss Rebalancing Valuation Date, (iv) the Index Business Day immediately preceding the first day of an applicable Measurement Period, if a Loss Rebalancing Event occurs after 3:15pm on such day (v) any calendar day from and including the first day of an applicable Measurement Period, (vi) the First or Second Permanent Deleveraging Valuation Dates, (vii) any calendar day after the Second Permanent Deleveraging Valuation Date, (viii) a Zero Value Event date, and (ix) any calendar day after the Zero Value Event date.

“Loss Rebalancing Valuation Date” means:

a)    if a Loss Rebalancing Event occurs at or prior to 3:15 p.m. on an Index Business Day, the day that such Loss Rebalancing Event occurs, subject to adjustment as described under “— Market Disruption Event”;

b)    if a Loss Rebalancing Event occurs after 3:15 p.m. on an Index Business Day, the first Index Business Day following the occurrence of such Loss Rebalancing Event, subject to adjustment as described under “— Market Disruption Event.”

Permanent Deleveraging Event

A Permanent Deleveraging Event will have the effect of deleveraging your Securities, with the aim of permanently resetting the then-current leverage to 1.0, over two Index Business Days. The leverage at the end of the First Permanent Deleveraging Valuation Date is reset to approximately 1.5 and the leverage at the end of the Second Permanent Deleveraging Valuation Date is reset to 1.0. This means that after a Permanent Deleveraging Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Permanent Deleveraging Event. A Permanent Deleveraging Event is expected to occur only in the narrow window of time between the occurrence of a Loss Rebalancing Event and completion of the leverage reset to 1.5 at the end of the Loss Rebalancing Valuation Date.

A “Permanent Deleveraging Event” occurs if, at any time, the Intraday Index Value on such Index Business Day (other than an Excluded Day) decreases by 50% or more in value from the Last Reset Index Closing Level.

For purposes of the “Permanent Deleveraging Event” definition, an “Excluded Day” means (i) the First or Second Permanent Deleveraging Valuation Dates, (ii) any calendar day after the Second Permanent Deleveraging Valuation Date, (iii) a day upon which a Zero Value Event occurs, (iv) any calendar day after the occurrence of a Zero Value Event, (v) the day which is two Index Business Days prior to the first day of an applicable Measurement Period, if a Permanent Deleveraging Event occurs after 3:15pm on such day and (vi) any calendar day from and including the Index Business Day immediately preceding the first day of an applicable Measurement Period.

In the event that a Permanent Deleveraging Event has occurred, UBS will issue a press release before 9:00 a.m. on the Index Business Day immediately following the date on which the Permanent Deleveraging Event occurred, announcing the Permanent Deleveraging Event and notifying you of the Permanent Deleveraging Valuation Dates.

“Permanent Deleveraging Valuation Dates” means the First Permanent Deleveraging Valuation Date and the Second Permanent Deleveraging Valuation Date, each as defined below:

a)    The “First Permanent Deleveraging Valuation Date” means:

i.       Any Index Business Day, which otherwise would have been a Loss Rebalancing Valuation Date, but on which a Permanent Deleveraging Event has occurred, subject to adjustment as described under “- Market Disruption Event”;

ii.       If a Permanent Deleveraging Event occurs after 3:15pm on any Index Business Day which would not otherwise have been a Loss Rebalancing Valuation Date, then the first Index Business Day following the occurrence of such Permanent Deleveraging Event, subject to adjustment as described under “— Market Disruption Event”.

The leverage of your Securities will be reset to approximately 1.5 at the close of trading on the First Permanent Deleveraging Valuation Date.

b)    The “Second Permanent Deleveraging Valuation Date” means the Index Business Day immediately following the First Permanent Deleveraging Valuation Date, subject to adjustment as described under “— Market Disruption Event”.

The leverage of your Securities will be reset to approximately 1.0 at the close of trading on the Second Permanent Deleveraging Valuation Date.

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including, among other things, at maturity or upon early redemption or call, or at other times, the Current Principal Amount, Current Indicative Value (or the “intraday indicative value”), Closing Indicative Value, Market Disruption Events, Business Days, Index Business Days, the Leverage Factor, the Index Factor, the Index Performance Ratio, the Residual Factor, the Index Closing Level, the Financing Rate, the Accrued Fees (including determining any successor to the LIBOR base rate), the Coupon Amount, the Accrued Dividend, the Daily Dividend, if any, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Coupon Ex-Dates, the Coupon Record Dates, the Redemption Amount, if any, that we will pay you upon redemption, if applicable, the Zero Value Settlement Amount, if any, that we will pay you upon acceleration following the occurrence of a Zero Value Event, the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities, whether a Loss Rebalancing Event has occurred, whether a Permanent Deleveraging Event has occurred and whether any day is a Business Day or an Index Business Day and all such other matters as may be specified elsewhere herein as matters to be determined by the Security Calculation Agent. The Security Calculation Agent will also be responsible for determining whether the Index has been discontinued and whether there has been a material change in the Index. The Security Calculation Agent will make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Security Calculation Agent will be conclusive for all purposes and binding on us, you, and all other persons having an interest in the Security, without liability on the part of the Security Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, call or acceleration upon the occurrence of a Zero Value Event, or upon early redemption, or on a Coupon Payment Date on or prior to 12:00 noon, New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, any Call Settlement Date, Zero Value Settlement Date or any Coupon Payment Date, as applicable.

All dollar amounts related to determination of the Coupon Amount, the Accrued Dividend, the Daily Dividend, if any, the Accrued Fees, the Redemption Amount and Redemption Fee Amount, if any, per Security, the Call Settlement Amount, if any, per Security, the Current Principal Amount, the Zero Value Settlement Amount, and the Cash Settlement Amount, if any, per Security, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to ..7655); and all dollar amounts paid on the Stated Principal Amount of the Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing during a four-day Measurement Period, the Index Closing Level for such day will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. The remaining Index Business Days in the Measurement Period will be postponed accordingly, and the remaining Index Business Days in the Measurement Period will resume again following the suspension of the Market Disruption Event. For example, if the four-day Measurement Period for purposes of calculating the Call Settlement Amount, is scheduled for June 2, June 3, June 4 and June 5, and there is a Market Disruption Event with respect to the Index on June 2, but no other Market Disruption Event during such Call Measurement Period, then June 3 will become the first Index Business Day of the Measurement Period, June 4th the second Index Business Day, June 5th the third Index Business Day and the next Index Business Day after June 5th would be the final day of the Measurement Period. The same approach would be applied if there is a Market Disruption Event during a four-day Final Measurement Period.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on the Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or any Reset Valuation Date, the Index Closing Level for such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. For example, if the Redemption Valuation Date, for purposes of calculating a Redemption Amount, is based on the Index Closing Level on June 2 and there is a Market Disruption Event with respect to the Index on June 2, then the Index Closing Level on June 3 will be used to calculate the Redemption Amount, assuming that no such Market Disruption Event has occurred or is continuing on June 3.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the affected Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or Reset Valuation Date occurring more than five Index Business Days following the day originally scheduled to be such Index Business Day of the Measurement Period or such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date. If a Market Disruption Event has occurred or is continuing with respect to the Index on the fifth Index Business Day following the date originally scheduled to be such Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date, Calculation Date or any Reset Valuation Date, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such fifth Index Business Day but for such Market Disruption Event.

Any of the following will be a Market Disruption Event with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

a)    suspension, absence or material limitation of trading in a material number of Index Constituent Securities, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

b)    suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities in the primary market or markets for those contracts;

c)     the Index is not published; or

d)    in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging”.

The following events will not be Market Disruption Events with respect to the Index:

a)    a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

b)    a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Securities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Securities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the Security Calculation Agent in a manner reasonably calculated to preserve your and our relative economic positions.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

In addition to the default amount described below, we will also pay the Coupon Amount per Security, if any, with respect to the final Coupon Payment Date, as described above under “— Coupon Payment,” calculated as if the date of acceleration was the last Index Business Day in the Final Measurement Period and the three Index Business Days immediately preceding the date of acceleration were the corresponding Index Business Days in the accelerated Final Measurement Period, with the third Index Business Day immediately preceding the date of acceleration being the accelerated Calculation Date and the accelerated final Coupon Valuation Date, and the Index Business Day immediately preceding the date of acceleration being the relevant final Coupon Valuation Date.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars as determined by the Security Calculation Agent in its sole discretion, for the aggregate Stated Principal Amount of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking,

plus

the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five (5) Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five (5) Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index or Termination of Our License Agreement with the Index Sponsor; Alteration of Method of Calculation

If (i) the Index Sponsor or Index Calculation Agent discontinue publication of, or otherwise fails to publish, the Index, (ii) our license agreement with the Index Sponsor terminates or (iii) the Index Sponsor or Index Calculation Agent does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, and, in each case, any other person or entity publishes an index licensed to UBS that the Security Calculation Agent determines is comparable to the Index and for which the Index Constituent Securities and/or their unit weighting are available to the Security Calculation Agent (such index being referred to herein as a “successor index”), and the Security Calculation Agent approves such index as a successor index, then the Security Calculation Agent will determine the Index Closing Level on the applicable dates of determination, Coupon Amounts and the amount payable at maturity, call, acceleration upon the occurrence of a Zero Value Event or upon early redemption and all other related payments terms by reference to such successor index.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If the Index Sponsor or Index Calculation Agent discontinue publication of the Index, our license agreement with the Index Sponsor terminates or the Index Sponsor or Index Calculation Agent do not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, prior to, and such discontinuation, termination or unavailability is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, as applicable, or on any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, or any other relevant date on which the Index Closing Level is to be determined, then the Security Calculation Agent will determine the Index Closing Level using the Index Closing Level on the last Index Business Day immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

In addition, if an Index Replacement Event (as defined below) occurs at any time and the Index Sponsor or anyone else publishes an index that the Security Calculation Agent determines is comparable to the Index (the “Substitute Index”), then the Security Calculation Agent may elect, in its sole discretion, to permanently replace the original Index with the Substitute Index for all purposes under the Securities, and all provisions described in this prospectus supplement as applying to the Index will thereafter apply to the Substitute Index instead. In such event, the Security Calculation Agent will make such adjustments, if any, to any level of the Index or Substitute Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. If the Security Calculation Agent elects to replace the original Index with a Substitute Index, then the Security Calculation Agent will determine all amounts hereunder, including the Coupon Amounts, Current Principal Amount, Current Indicative Value or intraday indicative value, Closing Indicative Value, Index Factor, Index Performance Ratio, Residual Factor, Accrued Fees, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity, call, upon early redemption or upon acceleration upon the occurrence of a Zero Value Event by reference to such Substitute Index. If the Security Calculation Agent so elects to replace the original Index with a Substitute Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities of the Securities.

An “Index Replacement Event” means:

a)    an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on any of these parties’ ability to perform their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

b)    any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after June 2, 2020 that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on the ability of us, our affiliates, third parties with whom we transact or a similarly situated third party to perform our or their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

c)     any event that occurs on or after June 2, 2020 that makes it a violation of any law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) for us, our affiliates, third parties with whom we transact or similarly situated third parties to perform our or their obligations in connection with the Securities or (iii) for us to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

d)    any event, as determined by the Security Calculation Agent, as a result of which we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the Securities, or realize, recover or remit the proceeds of any such transaction or asset; or

e)     as determined by the Security Calculation Agent, the primary exchange or market for trading for the Securities, if any, announces that pursuant to the rules of such exchange or market, as applicable, the Securities cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index, a successor index or a substitute index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the Index Closing Level of the Index or such successor index does not, in the opinion of the Security Calculation Agent, fairly represent the Index Closing Level of the Index or such successor index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at an Index Closing Level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the Index Closing Level for the Index or such successor index with reference to the Index or such successor index, as adjusted. The Security Calculation Agent will accordingly calculate the Index Closing Level, the Index Performance Ratio, the Coupon Amount, the Accrued Dividend, the Daily Dividend, if any, the Accrued Fees, the Redemption Fee Amount, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, upon early redemption, if applicable, the Call Settlement Amount, if any, that we will pay you in the event UBS calls the Securities, the Zero Value Settlement Amount, if any, that we will pay you in the event of acceleration upon the occurrence of a Zero Value Event, if applicable, the Last Reset Index Closing Level and all related payment terms based on the Index Closing Level calculated by the Security Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the Index Closing Level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at an Index Closing Level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

In the event that the Security Calculation Agent elects to replace the Index with a successor index or a Substitute Index, UBS may, in its sole discretion, amend the title of the Securities in order to remove reference the former Index and to make such other changes to the title of the Securities as it considers necessary or desirable to reflect the name and/or characteristics of the relevant successor index or Substitute Index, as applicable.

All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors — There are potential conflicts of interest between you and the Security Calculation Agent” in this prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity, call or acceleration upon the occurrence of a Zero Value Event, or upon early redemption, will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day or a New York Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— UBS’s Call Right” and “— Early Redemption at the Option of the Holders” above.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We issued the Securities initially in an amount having the aggregate Stated Principal Amount specified on the cover of this prospectus supplement. We may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Stated Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

17. ETRACS Alerian Midstream Energy Index due June 21, 2050

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 12, 2015 between us and U.S. Bank Trust National Association, as trustee.

We describe the terms of the Securities in more detail below.

Principal Amount: $400,000,000

Issuer: UBS AG (London Branch)

The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity or call, or upon early redemption. Instead, at maturity, you will receive a cash payment the amount of which will vary depending on the performance and path of the Index calculated in accordance with the formula set forth below and will be reduced by the Daily Tracking Fee as of the last Index Business Day in the applicable Measurement Period or Redemption Valuation Date.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment on the Redemption Date equal to the Redemption Amount as described below under “— Early Redemption at the Option of the Holders.” If the amount so calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

If we elect to exercise our call right to redeem all of the Securities, subject to compliance with the procedures set forth below, for each Security you will receive a cash payment on the Call Settlement Date equal to the Call Settlement Amount, as described below under “— UBS’s Call Right.” If the amount so calculated is equal to or less than zero, the Call Settlement Amount will be zero and you will not receive a cash payment.

The Securities may pay a cash coupon during their term.

Coupon Payment

For each Security you hold on the applicable Coupon Record Date, on each Coupon Payment Date you will receive an amount in cash equal to the Coupon Amount, if any. The Coupon Amount will equal the sum of the cash distributions that a hypothetical holder of Index Constituent Securities would have been entitled to receive in respect of the Index Constituent Securities during the relevant period. The Coupon Amount may be equal to zero.

The “Coupon Amount” means (i) on any calendar day that is not a Coupon Ex-Date, an amount per Security equal to zero; and (ii) on any calendar day that is a Coupon Ex-Date, an amount per Security equal to the Accrued Dividend on the Coupon Valuation Date immediately preceding such Coupon Ex-Date. The minimum value of the Coupon Amount will be zero.

The following graphic illustrates the formula to determine the Coupon Amount on a Coupon Ex-Date, which has been simplified for ease of presentation:

=	Accrued Dividend, on the immediately preceding Coupon Valuation Date

If the Securities undergo a split or reverse split, the Coupon Amount will be adjusted accordingly.

Notwithstanding the foregoing, with respect to cash distributions or dividends on an Index Constituent Security which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index Constituent Security fails to pay the dividend or cash distribution to holders of such Index Constituent Security by the scheduled payment date for such dividend or cash distribution, such dividend or distribution will be assumed to be zero for the purposes of calculating the applicable Coupon Amount. Any such delayed dividend or cash distribution payments from the issuer of an Index Constituent Security will be attributed back to the Accrued Dividend and included in the next Coupon Amount.

The “Accrued Dividend” means, as of any date of determination, an amount per Security equal to: (i) on the Initial Trade Date, $0.00 per Security; and (ii) on any subsequent calendar day (a) the Accrued Dividend as of the immediately preceding calendar day, plus (b) the Daily Dividend on such calendar day, minus (c) the Coupon Amount on such calendar day.

If the Securities undergo a split or reverse split, the Accrued Dividend will be adjusted accordingly.

The “Daily Dividend” means on any calendar day, an amount per Security equal to:

(a)(i) the Index Dividend Point, times (ii) the Current Principal Amount on the immediately preceding calendar day, divided by (b) the Index Closing Level on the immediately preceding calendar day.

The Daily Dividend will be rounded to four decimal places.

The Daily Dividend is intended to approximate the amount of distributions in US Dollars that a holder of the Securities would receive if such holder held an unleveraged investment in the Index Constituent Securities directly.

The “Index Dividend Point” on any calendar day, means an amount per Security equal to (a) (the sum of the products of (i) the cash value of distributions, that a hypothetical holder of one share of an Index Constituent Security, whose “ex-dividend date” occurs on such calendar day, would have been entitled to receive (adjustments relating to foreign exchange rate fixings or dividend withholding taxes, described below), and (ii) the number of index shares of that Index Constituent Security included in the Index as of such date), divided by (b) the Divisor as of such date.

In respect of distributions on any Canadian Index Constituent Securities, on their respective “ex-dividend date”, the cash value of distributions will be deemed to be converted from Canadian Dollars to U.S. Dollars at the WM / Reuters USD/CAD foreign exchange rate as of 4:00 p.m. Eastern Time on such ex-dividend date (the “WM / Reuters FX Rate”). These mid-market fixings are calculated by the WM Company based on Reuters data and appear on the Reuters pages WMRA.

Notwithstanding the foregoing, if the Security Calculation Agent determines on the relevant determination date that:

(a)           the WM/ Reuters FX Rate has been discontinued (or otherwise ceases to be published), materially disrupted or is no longer representative of the underlying market or economic reality; or

(b)           4:00 p.m. Eastern Time is no longer the appropriate time for fixing the WM/Reuters FX Rate for any of the reasons set forth in (a) above,

then the Security Calculation Agent will, in the case of (a) use a substitute or successor provider of foreign exchange rates that it has determined in its sole discretion is most comparable to the WM / Reuters FX Rate, provided that if the Security Calculation Agent determines that there is an industry- accepted successor provider of foreign exchange rates, then the Security Calculation Agent shall use such successor provider of foreign exchange rates; or in the case of (b) use such other time for fixing of the foreign exchange rate as it has determined in its sole discretion is appropriate based on the WM / Reuters FX Rate, or such substitute or successor provider of foreign exchange rates, as it has determined in its sole discretion is most comparable to the WM / Reuters FX Rate, as set forth above.

As of the date of this prospectus supplement, the applicable dividend withholding tax would reduce the cash value of distributions in respect of any Canadian Index Constituent Security by 15% for purposes of calculating the Index Dividend Point. The 15% rate is subject to adjustment if there is a change under Canadian law or the tax treaty between the United States and Canada or to the Canadian dividend withholding tax rate applicable to a U.S. holder of a Canadian Index Constituent Security that is eligible for the benefits of the tax treaty between the United States and Canada.

In the event that an adjustment relating to foreign exchange rate fixings or dividend withholding taxes is made, we will issue a press release announcing such adjustment and the effective date for such adjustment.

The Index Dividend Point, on any calendar day, represents the total cash value of distributions that a hypothetical holder of the Index Constituent Securities, in proportion to the weights of the Index Constituent Securities, would have been entitled to receive with respect to any Index Constituent Security for those cash distributions whose “ex-dividend date” occurs on such calendar day.

The Index Dividend Point may not be publicly disseminated by the Index Calculation Agent. The data used to calculate the Index Dividend Point is the property of the Index Calculation Agent and investors may be required to pay a fee and meet any other requirements of the Index Calculation Agent in order to access such information. See “Risk Factors — The value of the Index Dividend Point may not be publicly disseminated or otherwise freely accessible to investors”.

The “Divisor” means, as of any date of determination, the divisor used by the Index Calculation Agent to calculate the Index Closing Level.

The “Coupon Payment Date” means the 15th Index Business Day following each Coupon Valuation Date. The first Coupon Payment Date will be October 21, 2020, subject to adjustment. If such day is not a Coupon Business Day, the Coupon Payment Date shall be the following Coupon Business Day.

If the final Coupon Ex-Date occurs prior to the Maturity Date, but the final Coupon Payment Date otherwise occurs after the Maturity Date, in such case, the final Coupon Payment Date will be the Maturity Date, subject to adjustment.

The “Coupon Record Date” means the ninth Index Business Day following each Coupon Valuation Date. If such day is not a Coupon Business day, the Coupon Record Date shall be the immediately preceding Coupon Business Day.

The “Coupon Ex-Date,” with respect to a Coupon Amount, means the first Coupon Business Day on which the Securities trade without the right to receive such Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the Coupon Business Day immediately preceding the applicable Coupon Record Date.

If a day that would otherwise be a Coupon Ex-Date occurs on or after the first day of an applicable Measurement Period, such day will not be a valid Coupon Ex-Date and all further Coupon Ex-Dates will be suspended. In this case, the Coupon Amount corresponding to such Coupon Ex-Date will be included in the Cash Settlement Amount or Call Settlement Amount payable at maturity or call, respectively.

The “Coupon Valuation Date” means the 30th day of each March, June, September and December, of each calendar year during the term of the Securities or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date. The first Coupon Valuation Date will be September 30, 2020.

“Coupon Business Day” means any Index Business Day other than an Index Business Day on which banking institutions in New York are not authorized or obligated by law, regulation or executive order to be open.

“record date” means, (i) with respect to a distribution on an Index Constituent Security, the date on which a holder of the Index Constituent Security must be registered as a stockholder/unitholder of such Index Constituent Security in order to be entitled to receive such distribution, and (ii) with respect to any split or reverse split, the tenth Business Day after the announcement date.

“ex-dividend date” means, with respect to a distribution on an Index Constituent Security, the first Business Day on which transactions in such Index Constituent Security trade on the Primary Exchange without the right to receive such distribution.

Cash Settlement Amount at Maturity

The “Maturity Date” is June 21, 2050, which will be the third Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under

“— Market Disruption Event.”

For each Security, unless earlier called or redeemed, you will receive at maturity a cash payment equal to the Closing Indicative Value on the last day of the Final Measurement Period. We refer to this payment as the “Cash Settlement Amount”. If the amount so calculated is equal to or less than zero, the payment at maturity will be zero.

The following graphic illustrates the formula to determine the Cash Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Final Measurement Period

You may lose all or a substantial portion of your investment at maturity. The Securities are fully exposed to any decline in the level of the Index. The negative effect of the Daily Tracking Fee will reduce your final payment. If the level of the Index (as measured by the Index Closing Level at the end of the Final Measurement Period, as compared to the initial Index Closing Level or the Index level at the time you purchase the Securities, as applicable) does not increase by an amount sufficient to offset the negative effect of the Daily Tracking Fee (less any Coupon Amounts you may be entitled to receive), or if the final Index level is less than the initial Index Closing Level (or the Index level at the time you purchase the Securities, as applicable), you may lose all or a substantial portion of your investment at maturity. The Daily Tracking Fee also takes into account the performance of the Index, as measured by the Current Principal Amount.

The Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right. If the Securities are called by UBS, the Call Settlement Amount may be zero and you may lose all or a substantial portion of your investment. See “— UBS’s Call Right”.

The “Stated Principal Amount” of each Security is $25.00. The Securities may be issued and sold over time at then-current market prices which may be significantly higher or lower than the Stated Principal Amount. If the Securities undergo a split or reverse split, the Stated Principal Amount will be adjusted accordingly.

The “Closing Indicative Value” represents the dollar value per Security that an investor would receive on any day if it redeemed the Security on such day (excluding any Redemption Fee Amount). The Closing Indicative Value per Security will be calculated as follows:

a)    On the Initial Trade Date, $25.00 per Security

b)    On any subsequent calendar day, prior to but excluding the first day of an applicable Measurement Period, an amount per Security equal to:

Current Principal Amount + Accrued Dividend

c)     From and including the first day of an applicable Measurement Period, an amount per Security equal to:

Current Principal Amount + Accrued Dividend + Measurement Period Cash Amount

The minimum value of the Closing Indicative Value on any calendar day will be zero.

The actual trading price of the Securities in the secondary market may vary significantly from their Closing Indicative Value.

If the Securities undergo a split or reverse split, the Closing Indicative Value will be adjusted accordingly.

The Current Principal Amount represents the notional investment in the Index Constituent Securities per Security at the close of trading on any calendar day.

The “Current Principal Amount” per Security, will be calculated as follows:

a)    On the Initial Trade Date, $25.00 per Security;

b)    On any subsequent calendar day, prior to but excluding the first day of an applicable Measurement Period

(Current Principal Amount on the previous calendar day × Index Factor)—Daily Tracking Fee

c)     From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount, on the calendar day immediately preceding the first day of the Measurement Period × Index Factor × Residual Factor)

On any calendar day during the Measurement Period that is not an Index Business Day, the Current Principal Amount will be equal to the Current Principal Amount on the previous calendar day.

The minimum value of the Current Principal Amount on any calendar day will be zero.

If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

The “Index Factor” on any Index Business Day prior to but excluding the first day of an applicable Measurement Period, will equal:

(i) the Index Closing Level, on such Index Business Day, divided by, (ii) the Index Closing Level, on the immediately preceding Index Business Day.

From and including the first day of an applicable Measurement Period, the Index Factor will equal:

(i) the Index Closing Level, on such calendar day, divided by, (ii) the Index Closing Level on the calendar day immediately preceding the first day of such Measurement Period.

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level on the immediately preceding Index Business Day. The Index Factor will therefore equal one (1) on any calendar day that is not an Index Business Day and is prior to the first Index Business Day of a five-day Measurement Period.

The “Residual Factor” will be calculated as follows:

a)    1.0 on any calendar day, prior to but excluding the first day of an applicable Measurement Period

b)    From and including the first day of an applicable five-day Measurement Period, (a) the number of Index Business Days from, but excluding, the date of determination to, and including, the last Index Business Day in such five-day Measurement Period, divided by (b) five.

The Residual Factor is intended to approximate the percentage of the Current Principal Amount that is tracking the Index on any given day. The Residual Factor is relevant only during an applicable Measurement Period but otherwise is not a component of the Closing Indicative Value or Current Indicative Value formulas.

For example, on the first Index Business Day in an applicable five-day Measurement Period, the Residual Factor will equal (4/5), on the second Index Business Day in an applicable five-day Measurement Period, the Residual Factor will equal (3/5), on the third Index Business Day in an applicable five-day Measurement Period, the Residual Factor will equal (2/5), on the fourth Index Business Day in an applicable five-day Measurement Period, the Residual Factor will equal (1/5) and on the last Index Business Day in an applicable five-day Measurement Period, the Residual Factor will equal zero.

On any calendar day from and including the last Index Business Day of an applicable Measurement Period, the Residual Factor will be equal to zero.

The “Index Closing Level” on any date of determination is the closing level of the Index as reported on the NYSE and Bloomberg; provided, however, that if the closing level of the Index as reported on the NYSE (or any successor) differs from the closing level of the Index as reported on Bloomberg (or any successor), then the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent. 335.0383 is the initial Index Closing Level measured on June 19, 2020 (the Initial Trade Date), as determined by the Security Calculation Agent.

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level from the last Index Business Day prior to such calendar day.

“Measurement Period” means the Final Measurement Period or Call Measurement Period, as applicable.

The “Current Indicative Value” or “intraday indicative value”, as determined by the Security Calculation Agent, means the Closing Indicative Value per Security calculated on an intraday basis on any Index Business Day.

For the purposes of calculating the Current Indicative Value, the Index Factor (which is a component of the Current Principal Amount definition) will be determined using the Intraday Index Value.

Additionally, from and including the first day of an applicable Measurement Period, the Current Indicative Value will be calculated using (i) the Measurement Period Cash Amount from the immediately preceding calendar day, and (ii) the Residual Factor from the immediately preceding calendar day.

The minimum value of the Current Indicative Value (or intraday indicative value) on any calendar day will be zero.

The actual trading price of the Securities in the secondary market may vary significantly from their Current Indicative Value (or intraday indicative value).

If the Securities undergo a split or reverse split, the Current Indicative Value (or intraday indicative value) will be adjusted accordingly.

The “Daily Tracking Fee” means, as of any date of determination, an amount per Security equal to 0.75% per annum, calculated as follows:

a)    On the Initial Trade Date, $0.00 per Security;

b)    On any subsequent calendar day:

(0.75% / 365) × Current Principal Amount on the immediately preceding calendar day × Index Factor

The minimum value of the Daily Tracking Fee on any calendar day will be zero.

If the Securities undergo a split or reverse split, the Daily Tracking Fee will be adjusted accordingly.

The “Measurement Period Cash Amount” is an amount per Security equal to:

a)    $0.00, on any calendar day prior to but excluding the first day of an applicable Measurement Period.

b)    On the first day of an applicable one-day Measurement Period:

a.     At the close of trading on such Index Business Day, the (Current Principal Amount, on the immediately preceding calendar day, times Index Factor, on such Index Business Day), minus Daily Tracking Fee.

c)     From and including the first day of an applicable five-day Measurement Period:

a.     At the close of trading on each Index Business Day, will equal:

(a) Measurement Period Cash Amount on the immediately preceding calendar day, plus (b) ( (i) Current Principal Amount, on the calendar day immediately preceding the first day of such Measurement Period, times (ii) Index Factor, divided by (iii) five), minus (c) Daily Tracking Fee

b.     On any calendar day that is not an Index Business Day, will equal the Measurement Period Cash Amount on the immediately preceding Index Business Day, minus Daily Tracking Fee

d)    On any calendar day after the last Index Business Day of an applicable Measurement Period, the Measurement Period Cash Amount on the last Index Business Day of such Measurement Period.

The minimum value of the Measurement Period Cash Amount on any calendar day will be zero.

The Measurement Period Cash Amount represents the portion of the Current Principal Amount that has been converted to cash on any given day of an applicable Measurement Period and is no longer tracking the Index.

At the close of trading of each Index Business day during a five-day Measurement Period, approximately 20% of the Current Principal Amount, on the calendar day immediately preceding the first day of the Measurement Period, will be deemed converted to cash. After the close of trading on the final Index Business Day of an applicable five-day Measurement Period, the Measurement Period Cash Amount will represent the averaged value of the Current Principal Amount that was deemed converted to cash across the five-days of such Measurement Period. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount will be deemed converted to cash, at the close of trading of the first day of such Measurement Period.

If the Securities undergo a split or reverse split, the Measurement Period Cash Amount will be adjusted accordingly.

The “Final Measurement Period” means:

a)    if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the Calculation Date is less than $250,000,000, the Calculation Date, subject to adjustments as described under “Specific Terms of the Securities — Market Disruption Event”;

b)    if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the Calculation Date is equal to or greater than $250,000,000, the five (5) Index Business Days from, and including, the Calculation Date, subject to adjustment as described under “Specific Terms of the Securities — Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities as of the close of trading on the Index Business Day immediately preceding the Calculation Date, will equal:

(i) the Closing Indicative Value as of such Index Business Day, times (ii) the number of Securities outstanding as reported by AMNASO <Index> on Bloomberg L.P.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently S&P Dow Jones Indices.

The “Calculation Date” means June 10, 2050 unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

The Calculation Date represents the first Index Business Day of the Final Measurement Period.

“Index Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions in The City of New York, generally, are authorized or obligated by law, regulation or executive order to close.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading such Index Constituent Security or such constituent underlying a successor index.

Underlying Index

The Alerian Midstream Energy Index (Bloomberg: “AMNA Index”) is a broad-based composite of North American energy infrastructure companies who earn the majority of their cash flow from midstream activities involving energy commodities, such as gathering & processing, liquefaction, pipeline transportation, rail terminating, and storage of energy commodities. The Index is calculated by S&P Dow Jones Indices using a capped, float-adjusted, capitalization weighted methodology. We refer to the companies included in the Index as the “Index Constituent Securities”).

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request to have us redeem your Securities on any Index Business Day no later than 12:00 noon, New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the same Index Business Day, provided that you request that we redeem a minimum of 50,000 Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities. We reserve the right from time-to-time to waive this minimum redemption amount in our sole discretion on a case-by-case basis. You should not assume that you will be entitled to the benefit of any such waiver. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the notice of redemption is received by UBS rather than the following Index Business Day. You should not assume that you will be entitled to any such acceleration.

The Securities will be redeemed and the holders will receive payment for their Securities on the second Index Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The First Redemption Date will be the fourth Index Business Day immediately following the Initial Trade Date and the Final Redemption Date will be the fourth Index Business Day immediately preceding the Maturity Date, subject to adjustments. In addition, if a call notice has been issued, the last Redemption Valuation Date will be the fourth Index Business Day prior to the Call Settlement Date, as applicable.

If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index Constituent Securities, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event.”

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures,” for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

Closing Indicative Value as of the Redemption Valuation Date —Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.”

If the amount calculated above is less than or equal to zero, the payment upon early redemption will be zero.

As of any Redemption Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to:

(0.125% × Closing Indicative Value of the Security as of such Redemption Valuation Date).

We reserve the right from time to time to reduce or waive the Redemption Fee Amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

The following graphic illustrates the formula to determine the Redemption Amount, which has been simplified for ease of presentation:

Redemption Amount =	Closing Indicative Value —	Redemption Fee Amount

You may lose all or a substantial portion of your investment upon early redemption. The combined negative effect of the Daily Tracking Fee and the Redemption Fee Amount will reduce your Redemption Amount. If the level of the Index does not increase by an amount sufficient to offset the combined negative effect of the Daily Tracking Fee and the Redemption Fee Amount (less any Coupon Amounts you may be entitled to receive), or if the final Index level is less than the initial Index Closing Level (or the Index level at the time you purchase the Securities, as applicable), you may lose some or all of your investment upon early redemption.

The Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right. See — UBS’s Call Right”.

We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Repayment.”

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, which we refer to as a “Redemption Notice” to UBS via email no later than 12:00 noon (New York City time) on the Index Business Day on which you elect to exercise your redemption right. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation,” to us via e-mail in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Valuation Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Business Day prior to the applicable Redemption Valuation Date, your notice will not be effective, you will not be able to redeem your Securities until another date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable. If your DTC custodian or your brokerage firm is not a current UBS customer, UBS will be required to on-board such DTC custodian or brokerage firm, in compliance with its internal policies and procedures, before it can accept your Redemption Notice, your Redemption Confirmation or otherwise process your redemption request.. This on-boarding process may delay your Redemption Valuation Date and Redemption Date. Furthermore, in certain circumstances, UBS may be unable to on-board your DTC custodian or your brokerage firm.

We reserve the right from time to time to reduce or waive the minimum redemption amount or the Redemption Fee Amount in our sole discretion on a case-by-case basis. In addition, we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the notice of redemption is received by UBS rather than the following Index Business Day. You should not assume you will be entitled to any such waiver or election to accelerate the Redemption Valuation Date.

UBS’s Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than eighteen (18) calendar days’ prior notice to the holders of the Securities (which notice may be provided via press release), such redemption to occur on any Business Day that we may specify through and including the Maturity Date. Upon early redemption in the event we exercise this right, you will receive a cash payment equal to the Closing Indicative Value on the last Index Business Day in the Call Measurement Period. We refer to this cash payment as the “Call Settlement Amount.”

If the amount so calculated is equal to or less than zero, the payment upon exercise of the UBS Call Right will be zero.

We will inform you of such Call Settlement Amount on the first Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event.”

The “Call Measurement Period” means:

a)    if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders of its exercise of the UBS Call Right is less than $250,000,000, the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event.”; or

b)    if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders of its exercise of the UBS Call Right is equal to or greater than $250,000,000, the five (5) Index Business Days from and including the Call Valuation Date, subject to adjustments as described under “ Specific Terms of the Securities — Market Disruption Event.”

For the purpose of determining the Call Measurement Period, the “Market Value” of the Securities as of the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right, will equal:

(i) the Closing Indicative Value as of such Index Business Day, times (ii) the number of Securities outstanding as reported by AMNASO <Index> on Bloomberg L.P.

The “Call Valuation Date” means the date disclosed as such by UBS in its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right.

In any notice to holders exercising the UBS Call Right, we will specify how many days are included in the Call Measurement Period.

The following graphic illustrates the formula to determine the Call Settlement Amount, which has been simplified for ease of presentation:

Call Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Call Measurement Period

You may lose all or a substantial portion of your investment upon a call. The negative effect of the Daily Tracking Fee will reduce your final payment. If the level of the Index does not increase by an amount sufficient to offset the negative effect of the Daily Tracking Fee (less any Coupon Amounts you may be entitled to receive), or if the final Index level is less than the initial Index Closing Level (or the Index level at the time you purchase the Securities, as applicable), you may lose some or all of your investment upon UBS’s exercise of its call right.

Security Calculation Agent

UBS Securities LLC will act as the “Security Calculation Agent.” The Security Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including, among other things, at maturity or upon early redemption or call, or at other times, the Current Principal Amount, Current Indicative Value (or “intraday indicative value”), Closing Indicative Value, Market Disruption Events, Business Days, Index Business Days, the Index Factor, the Residual Factor, the Index Closing Level, the Daily Tracking Fee, the Coupon Amount, the Accrued Dividend, the Daily Dividend, if any, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Coupon Ex-Dates, the Coupon Record Dates, the Redemption Amount, if any, that we will pay you upon redemption, if applicable and the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities, and whether any day is a Business Day or Index Business Day and all such other matters as may be specified herein as matters to be determined by the Security Calculation Agent. The Security Calculation Agent will also be responsible for determining whether the Index has been discontinued and whether there has been a material change in the Index. The Security Calculation Agent will make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Security Calculation Agent will be conclusive for all purposes and binding on us, you and all other persons having an interest in the Security, without liability on the part of the Security Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or call, or upon early redemption, or on a Coupon Payment Date on or prior to 12:00 noon (New York City time) on the Business Day immediately preceding the Maturity Date, any Redemption Date, any Call Settlement Date or any Coupon Payment Date, as applicable.

All dollar amounts related to determination of the Coupon Amount, the Accrued Dividend, the Daily Dividend, if any, the Daily Tracking Fee, the Redemption Amount and Redemption Fee Amount, if any, per security, the Call Settlement Amount, if any, per security, the Current Principal Amount and the Cash Settlement Amount, if any, per security, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., ..76545 would be rounded up to .7655); and all dollar amounts paid on the Stated Principal Amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing during a five-day Measurement Period, the Index Closing Level for such day will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. The remaining Index Business Days in the Measurement Period will be postponed accordingly, and the remaining Index Business Days in the Measurement Period will resume again following the suspension of the Market Disruption Event. For example, if the five-day Measurement Period for purposes of calculating the Call Settlement Amount, is scheduled for June 2, June 3, June 4, June 5 and June 6, and there is a Market Disruption Event with respect to the Index on June 2, but no other Market Disruption Event during such Call Measurement Period, then June 3 will become the first Index Business Day of the Measurement Period, June 4th the second Index Business Day, June 5th the third Index Business Day, June 6th the fourth Index Business Day and the next Index Business Day after June 6th would be the final day of the Measurement Period. The same approach would be applied if there is a Market Disruption Event during a five-day Final Measurement Period.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on the Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date) or the Calculation Date (in the event that the Final Measurement Period is the Calculation Date), the Index Closing Level for such Redemption Valuation Date, Call Valuation Date or Calculation Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. For example, if the Redemption Valuation Date, for purposes of calculating a Redemption Amount, is based on the Index Closing Level on June 2 and there is a Market Disruption Event with respect to the Index on June 2, then the Index Closing Level on June 3 will be used to calculate the Redemption Amount, assuming that no such Market Disruption Event has occurred or is continuing on June 3.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the affected Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date) or Calculation Date (in the event that the Final Measurement Period is the Calculation Date) occurring more than five Index Business Days following the day originally scheduled to be such Index Business Day of the Measurement Period or such Redemption Valuation Date, Call Valuation Date or Calculation Date. If a Market Disruption Event has occurred or is continuing with respect to the Index on the fifth Index Business Day following the date originally scheduled to be such Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date or Calculation Date, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such fifth Index Business Day but for such Market Disruption Event.

Any of the following will be a “Market Disruption Event” with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

a)    suspension, absence or material limitation of trading in a material number of Index Constituent Securities, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

b)    suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities in the primary market or markets for those contracts;

c)     the Index is not published; or

d)    in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging”.

The following events will not be Market Disruption Events with respect to the Index:

a)    a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

b)    a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Securities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Securities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the Security Calculation Agent in a manner reasonably calculated to preserve your and our relative economic positions.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.” In addition to the default amount described below, we will also pay the Coupon Amount per Security, if any, with respect to the final Coupon Payment Date, as described above under “— Coupon Payment,” calculated as if the date of acceleration was the last Index Business Day in the Final Measurement Period and the three Index Business Days immediately preceding the date of acceleration were the corresponding Index Business Days in the accelerated Final Measurement Period, with the third Index Business Day immediately preceding the date of acceleration being the accelerated Calculation Date and the accelerated final Coupon Valuation Date, and the Index Business Day immediately preceding the date of acceleration being the relevant final Coupon Valuation Date.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars as determined by the Security Calculation Agent, in its sole discretion, for the aggregate Stated Principal Amount of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five (5) Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five (5) Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. ,or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index or Termination of Our License Agreement with the Index Sponsor; Alteration of Method of Calculation

If (i) the Index Sponsor or Index Calculation Agent discontinue publication of, or otherwise fails to publish, the Index, (ii) our license agreement with the Index Sponsor terminates or (iii) the Index Sponsor or Index Calculation Agent does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, and, in each case, any other person or entity publishes an index licensed to UBS that the Security Calculation Agent determines is comparable to the Index and for which the Index Constituent Securities and/or their unit weighting are available to the Security Calculation Agent (such index being referred to herein as a “successor index”), and the Security Calculation Agent approves such index as a successor index, then the Security Calculation Agent will determine the Index Closing Level on the applicable dates of determination, Coupon Amounts and the amount payable at maturity, call or upon early redemption and all other related payments terms by reference to such successor index.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If the Index Sponsor or Index Calculation Agent discontinue publication of the Index, our license agreement with the Index Sponsor terminates or the Index Sponsor or Index Calculation Agent do not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, prior to, and such discontinuation, termination or unavailability is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date, as applicable, or on any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or any other relevant date on which the Index Closing Level is to be determined, then the Security Calculation Agent will determine the Index Closing Level using the Index Closing Level on the last Index Business Day immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

In addition, if an Index Replacement Event (as defined below) occurs at any time and the Index Sponsor or anyone else publishes an index that the Security Calculation Agent determines is comparable to the Index (the “Substitute Index”), then the Security Calculation Agent may elect, in its sole discretion, to permanently replace the original Index with the Substitute Index for all purposes under the Securities, and all provisions described in this prospectus supplement as applying to the Index will thereafter apply to the Substitute Index instead. In such event, the Security Calculation Agent will make such adjustments, if any, to any level of the Index or Substitute Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. If the Security Calculation Agent elects to replace the original Index with a Substitute Index, then the Security Calculation Agent will determine all amounts hereunder, including the Coupon Amounts, Current Principal Amount, Current Indicative Value (or “intraday indicative value”), Closing Indicative Value, Index Factor, Residual Factor, Daily Tracking Fee, Accrued Dividend, Daily Dividend, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity, call, upon early redemption by reference to such Substitute Index. If the Security Calculation Agent so elects to replace the original Index with a Substitute Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities of the Securities.

An “Index Replacement Event” means:

a)    an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on any of these parties’ ability to perform their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

b)    any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after June 19, 2020 that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on the ability of us, our affiliates, third parties with whom we transact or a similarly situated third party to perform our or their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

c)     any event that occurs on or after June 19, 2020 that makes it a violation of any law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) for us, our affiliates, third parties with whom we transact or similarly situated third parties to perform our or their obligations in connection with the Securities or (iii) for us to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

d)    any event, as determined by the Security Calculation Agent, as a result of which we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the Securities, or realize, recover or remit the proceeds of any such transaction or asset; or

e)     as determined by the Security Calculation Agent, the primary exchange or market for trading for the Securities, if any, announces that pursuant to the rules of such exchange or market, as applicable, the Securities cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index, a successor index or a substitute index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the Index Closing Level of the Index or such successor index does not, in the opinion of the Security Calculation Agent, fairly represent the Index Closing Level of the Index or such successor index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at an Index Closing Level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the Index Closing Level for the Index or such successor index with reference to the Index or such successor index, as adjusted. The Security Calculation Agent will accordingly calculate the Index Closing Level, the Coupon Amount, the Accrued Dividend, the Daily Dividend, if any, the Daily Tracking Fee, the Redemption Fee Amount, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, upon early redemption, if applicable, the Call Settlement Amount, if any, that we will pay you in the event UBS calls the Securities, and all related payment terms based on the Index Closing Level calculated by the Security Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the Index Closing Level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at an Index Closing Level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

In the event that the Security Calculation Agent elects to replace the Index with a successor index or a Substitute Index, UBS may, in its sole discretion, amend the title of the Securities in order to remove reference the former Index and to make such other changes to the title of the Securities as it considers necessary or desirable to reflect the name and/or characteristics of the relevant successor index or Substitute Index, as applicable.

All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors — There are potential conflicts of interest between you and the Security Calculation Agent” in this prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or call, or upon early redemption will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— UBS’s Call Right” and “— Early Redemption at the Option of the Holders” above.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We issued the Securities initially in an amount having the aggregate Stated Principal Amount specified on the cover of this prospectus supplement. We may issue additional Securities in amounts that exceed the amount on the cover any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Stated Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

18. ETRACS Alerian Midstream Energy High Dividend Index ETN due July 19, 2050

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 12, 2015 between us and U.S. Bank Trust National Association, as trustee.

We describe the terms of the Securities in more detail below.

Principal Amount: $250,000,000

Issuer: UBS AG (London Branch)

The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity or call, or upon early redemption. Instead, at maturity, you will receive a cash payment the amount of which will vary depending on the performance and path of the Index calculated in accordance with the formula set forth below and will be reduced by the Daily Tracking Fee as of the last Index Business Day in the applicable Measurement Period or Redemption Valuation Date.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment on the Redemption Date equal to the Redemption Amount as described below under “— Early Redemption at the Option of the Holders.” If the amount so calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

If we elect to exercise our call right to redeem all of the Securities, subject to compliance with the procedures set forth below, for each Security you will receive a cash payment on the Call Settlement Date equal to the Call Settlement Amount, as described below under “— UBS’s Call Right.” If the amount so calculated is equal to or less than zero, the Call Settlement Amount will be zero and you will not receive a cash payment.

The Securities may pay a cash coupon during their term.

Coupon Payment

For each Security you hold on the applicable Coupon Record Date, on each Coupon Payment Date you will receive an amount in cash equal to the Coupon Amount, if any. The Coupon Amount will equal the sum of the cash distributions that a hypothetical holder of Index Constituent Securities would have been entitled to receive in respect of the Index Constituent Securities during the relevant period. The Coupon Amount may be equal to zero.

The “Coupon Amount” means (i) on any calendar day that is not a Coupon Ex-Date, an amount per Security equal to zero; and (ii) on any calendar day that is a Coupon Ex-Date, an amount per Security equal to the Accrued Dividend on the Coupon Valuation Date immediately preceding such Coupon Ex-Date. The minimum value of the Coupon Amount will be zero.

The following graphic illustrates the formula to determine the Coupon Amount on a Coupon Ex-Date, which has been simplified for ease of presentation:

=	Accrued Dividend, on the immediately preceding Coupon Valuation Date

If the Securities undergo a split or reverse split, the Coupon Amount will be adjusted accordingly.

Notwithstanding the foregoing, with respect to cash distributions or dividends on an Index Constituent Security which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index Constituent Security fails to pay the dividend or cash distribution to holders of such Index Constituent Security by the scheduled payment date for such dividend or cash distribution, such dividend or distribution will be assumed to be zero for the purposes of calculating the applicable Coupon Amount. Any such delayed dividend or cash distribution payments from the issuer of an Index Constituent Security will be attributed back to the Accrued Dividend and included in the next Coupon Amount.

The “Accrued Dividend” means, as of any date of determination, an amount per Security equal to: (i) on the Initial Trade Date, $0.00 per Security; and (ii) on any subsequent calendar day (a) the Accrued Dividend as of the immediately preceding calendar day, plus (b) the Daily Dividend on such calendar day, minus (c) the Coupon Amount on such calendar day.

If the Securities undergo a split or reverse split, the Accrued Dividend will be adjusted accordingly.

The “Daily Dividend” means on any calendar day, an amount per Security equal to:

(a)(i) the Index Dividend Point, times (ii) the Current Principal Amount on the immediately preceding calendar day, divided by (b) the Index Closing Level on the immediately preceding calendar day.

The Daily Dividend will be rounded to four decimal places.

The Daily Dividend is intended to approximate the amount of distributions in US Dollars that a holder of the Securities would receive if such holder held an unleveraged investment in the Index Constituent Securities directly.

The “Index Dividend Point” on any calendar day, means an amount per Security equal to (a) (the sum of the products of (i) the cash value of distributions, that a hypothetical holder of one share of an Index Constituent Security, whose “ex-dividend date” occurs on such calendar day, would have been entitled to receive (adjustments relating to foreign exchange rate fixings or dividend withholding taxes, described below), and (ii) the number of index shares of that Index Constituent Security included in the Index as of such date), divided by (b) the Divisor as of such date.

In respect of distributions on any Canadian Index Constituent Securities, on their respective “ex-dividend date”, the cash value of distributions will be deemed to be converted from Canadian Dollars to U.S. Dollars (i) prior to August 3, 2020, at the WM / Reuters USD/CAD foreign exchange rate as of 4:00 p.m. London Time on such ex-dividend date, and (ii) on and after August 3, 2020, at the WM / Reuters USD/CAD foreign exchange rate as of 4:00 p.m. Eastern Time on such ex-dividend date (the “WM / Reuters FX Rate”), provided, however, that if, for purpose of determining the Index Closing Level, the Index Sponsor converts the values of the Canadian Index Constituent Securities from Canadian Dollars to U.S. Dollars using a different USD/CAD foreign exchange rate or using the WM/Reuters USD/CAD exchange rate as of a different time, then such foreign exchange rate selected by the Index Sponsor for purposes of determining the Index Closing Level (and the time selected by the Index Sponsor for such exchange) shall also apply for purposes of determining the cash value of distributions on the Canadian Index Constituent Securities.

The WM/Reuters FX Rate mid-market fixings are calculated by the WM Company based on Reuters data and appear on the Reuters pages WMRA.

Notwithstanding the foregoing, if the Security Calculation Agent determines on the relevant determination date that:

(a)           the WM/ Reuters FX Rate, or the applicable replacement foreign exchange rate determined by the Index Sponsor, has been discontinued (or otherwise ceases to be published), materially disrupted or is no longer representative of the underlying market or economic reality; or

(b)           4:00 p.m. London Time (or, on and after August 3, 2020, 4:00 p.m. Eastern Time) (or such other time selected by the Index Sponsor for purposes of converting the values of the Canadian Index Constituent Securities to determine the Index Closing Level) is no longer the appropriate time for fixing the applicable exchange rate for any of the reasons set forth in (a) above, then the Security Calculation Agent will, in the case of (a) use a substitute or successor provider of foreign exchange rates that it has determined in its sole discretion is most comparable to the prior exchange rate, provided that if the Security Calculation Agent determines that there is an industry- accepted successor provider of foreign exchange rates, then the Security Calculation Agent shall use such successor provider of foreign exchange rates; or in the case of (b) use such other time for fixing of the foreign exchange rate as it has determined in its sole discretion is appropriate based on the WM / Reuters FX Rate, or such substitute or successor provider of foreign exchange rates, as it has determined in its sole discretion is most comparable to the prior exchange rate, as set forth above.

As of the date of this prospectus supplement, the applicable dividend withholding tax would reduce the cash value of distributions in respect of any Canadian Index Constituent Security by 15% for purposes of calculating the Index Dividend Point. The 15% rate is subject to adjustment if there is a change under Canadian law or the tax treaty between the United States and Canada or to the Canadian dividend withholding tax rate applicable to a U.S. holder of a Canadian Index Constituent Security that is eligible for the benefits of the tax treaty between the United States and Canada.

In the event that an adjustment relating to foreign exchange rate fixings (other than the change specified above, effective as of August 3, 2020) or dividend withholding taxes is made, we will issue a press release announcing such adjustment and the effective date for such adjustment.

The Index Dividend Point, on any calendar day, represents the total cash value of distributions that a hypothetical holder of the Index Constituent Securities, in proportion to the weights of the Index Constituent Securities, would have been entitled to receive with respect to any Index Constituent Security for those cash distributions whose “ex-dividend date” occurs on such calendar day.

The Index Dividend Point may not be publicly disseminated by the Index Calculation Agent. The data used to calculate the Index Dividend Point is the property of the Index Calculation Agent and investors may be required to pay a fee and meet any other requirements of the Index Calculation Agent in order to access such information. See “Risk Factors – The value of the Index Dividend Point may not be publicly disseminated or otherwise freely accessible to investors”.

The “Divisor” means, as of any date of determination, the divisor used by the Index Calculation Agent to calculate the Index Closing Level.

The “Coupon Payment Date” means the 15th Index Business Day following each Coupon Valuation Date. The first Coupon Payment Date will be October 21, 2020, subject to adjustment. If such day is not a Coupon Business Day, the Coupon Payment Date shall be the following Coupon Business Day.

If the final Coupon Ex-Date occurs prior to the Maturity Date, but the final Coupon Payment Date otherwise occurs after the Maturity Date, in such case, the final Coupon Payment Date will be the Maturity Date, subject to adjustment.

The “Coupon Record Date” means the ninth Index Business Day following each Coupon Valuation Date. If such day is not a Coupon Business day, the Coupon Record Date shall be the immediately preceding Coupon Business Day.

The “Coupon Ex-Date,” with respect to a Coupon Amount, means the first Coupon Business Day on which the Securities trade without the right to receive such Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the Coupon Business Day immediately preceding the applicable Coupon Record Date.

If a day that would otherwise be a Coupon Ex-Date occurs on or after the first day of an applicable Measurement Period, such day will not be a valid Coupon Ex-Date and all further Coupon Ex-Dates will be suspended. In this case, the Coupon Amount corresponding to such Coupon Ex-Date will be included in the Cash Settlement Amount or Call Settlement Amount payable at maturity or call, respectively.

The “Coupon Valuation Date” means the 30th day of each March, June, September and December, of each calendar year during the term of the Securities or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date. The first Coupon Valuation Date will be September 30, 2020.

“Coupon Business Day” means any Index Business Day other than an Index Business Day on which banking institutions in New York are not authorized or obligated by law, regulation or executive order to be open.

“record date” means, (i) with respect to a distribution on an Index Constituent Security, the date on which a holder of the Index Constituent Security must be registered as a stockholder/unitholder of such Index Constituent Security in order to be entitled to receive such distribution, and (ii) with respect to any split or reverse split, the tenth Business Day after the announcement date.

“ex-dividend date” means, with respect to a distribution on an Index Constituent Security, the first Business Day on which transactions in such Index Constituent Security trade on the Primary Exchange without the right to receive such distribution.

Cash Settlement Amount at Maturity

The “Maturity Date” is July 19, 2050, which will be the third Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called or redeemed, you will receive at maturity a cash payment equal to the Closing Indicative Value on the last day of the Final Measurement Period. We refer to this payment as the “Cash Settlement Amount”. If the amount so calculated is equal to or less than zero, the payment at maturity will be zero.

The following graphic illustrates the formula to determine the Cash Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Final Measurement Period

You may lose all or a substantial portion of your investment at maturity. The Securities are fully exposed to any decline in the level of the Index. The negative effect of the Daily Tracking Fee will reduce your final payment. If the level of the Index (as measured by the Index Closing Level at the end of the Final Measurement Period, as compared to the initial Index Closing Level or the Index level at the time you purchase the Securities, as applicable) does not increase by an amount sufficient to offset the negative effect of the Daily Tracking Fee (less any Coupon Amounts you may be entitled to receive), or if the final Index level is less than the initial Index Closing Level (or the Index level at the time you purchase the Securities, as applicable), you may lose all or a substantial portion of your investment at maturity. The Daily Tracking Fee also takes into account the performance of the Index, as measured by the Current Principal Amount.

The Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right. If the Securities are called by UBS, the Call Settlement Amount may be zero and you may lose all or a substantial portion of your investment. See “—UBS’s Call Right”.

The “Stated Principal Amount” of each Security is $25.00. The Securities may be issued and sold over time at then-current market prices which may be significantly higher or lower than the Stated Principal Amount. If the Securities undergo a split or reverse split, the Stated Principal Amount will be adjusted accordingly.

The “Closing Indicative Value” represents the dollar value per Security that an investor would receive on any day if it redeemed the Security on such day (excluding any Redemption Fee Amount). The Closing Indicative Value per Security will be calculated as follows:

a)    On the Initial Trade Date, $25.00 per Security

b)    On any subsequent calendar day, prior to but excluding the first day of an applicable Measurement Period, an amount per Security equal to:

Current Principal Amount + Accrued Dividend

c)     From and including the first day of an applicable Measurement Period, an amount per Security equal to:

Current Principal Amount + Accrued Dividend + Measurement Period Cash Amount

The minimum value of the Closing Indicative Value on any calendar day will be zero.

The actual trading price of the Securities in the secondary market may vary significantly from their Closing Indicative Value.

If the Securities undergo a split or reverse split, the Closing Indicative Value will be adjusted accordingly.

The Current Principal Amount represents the notional investment in the Index Constituent Securities per Security at the close of trading on any calendar day.

The “Current Principal Amount” per Security, will be calculated as follows:

a)    On the Initial Trade Date, $25.00 per Security;

b)    On any subsequent calendar day, prior to but excluding the first day of an applicable Measurement Period

(Current Principal Amount on the previous calendar day × Index Factor)—Daily Tracking Fee

c)     From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount, on the calendar day immediately preceding the first day of the Measurement Period × Index Factor × Residual Factor)

On any calendar day during the Measurement Period that is not an Index Business Day, the Current Principal Amount will be equal to the Current Principal Amount on the previous calendar day.

The minimum value of the Current Principal Amount on any calendar day will be zero.

If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

The “Index Factor” on any Index Business Day prior to but excluding the first day of an applicable Measurement Period, will equal:

(i) the Index Closing Level, on such Index Business Day, divided by, (ii) the Index Closing Level, on the immediately preceding Index Business Day.

From and including the first day of an applicable Measurement Period, the Index Factor will equal:

(i) the Index Closing Level, on such calendar day, divided by, (ii) the Index Closing Level on the calendar day immediately preceding the first day of such Measurement Period.

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level on the immediately preceding Index Business Day. The Index Factor will therefore equal one (1) on any calendar day that is not an Index Business Day and is prior to the first Index Business Day of a five-day Measurement Period.

The “Residual Factor” will be calculated as follows:

a)    1.0 on any calendar day, prior to but excluding the first day of an applicable Measurement Period

b)    From and including the first day of an applicable five-day Measurement Period, (a) the number of Index Business Days from, but excluding, the date of determination to, and including, the last Index Business Day in such five-day Measurement Period, divided by (b) five.

The Residual Factor is intended to approximate the percentage of the Current Principal Amount that is tracking the Index on any given day. The Residual Factor is relevant only during an applicable Measurement Period but otherwise is not a component of the Closing Indicative Value or Current Indicative Value formulas.

For example, on the first Index Business Day in an applicable five-day Measurement Period, the Residual Factor will equal (4/5), on the second Index Business Day in an applicable five-day Measurement Period, the Residual Factor will equal (3/5), on the third Index Business Day in an applicable five-day Measurement Period, the Residual Factor will equal (2/5), on the fourth Index Business Day in an applicable five-day Measurement Period, the Residual Factor will equal (1/5) and on the last Index Business Day in an applicable five-day Measurement Period, the Residual Factor will equal zero.

On any calendar day from and including the last Index Business Day of an applicable Measurement Period, the Residual Factor will be equal to zero.

The “Index Closing Level” on any date of determination is the closing level of the Index as reported on the NYSE and Bloomberg; provided, however, that if the closing level of the Index as reported on the NYSE (or any successor) differs from the closing level of the Index as reported on Bloomberg (or any successor), then the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent. 41.8766 is the initial Index Closing Level measured on July 15, 2020 (the Initial Trade Date), as determined by the Security Calculation Agent.

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level from the last Index Business Day prior to such calendar day.

“Measurement Period” means the Final Measurement Period or Call Measurement Period, as applicable.

The “Current Indicative Value” or “intraday indicative value”, as determined by the Security Calculation Agent, means the Closing Indicative Value per Security calculated on an intraday basis on any Index Business Day.

For the purposes of calculating the Current Indicative Value, the Index Factor (which is a component of the Current Principal Amount definition) will be determined using the Intraday Index Value.

Additionally, from and including the first day of an applicable Measurement Period, the Current Indicative Value will be calculated using (i) the Measurement Period Cash Amount from the immediately preceding calendar day, and (ii) the Residual Factor from the immediately preceding calendar day.

The minimum value of the Current Indicative Value (or intraday indicative value) on any calendar day will be zero.

The actual trading price of the Securities in the secondary market may vary significantly from their Current Indicative Value (or intraday indicative value).

If the Securities undergo a split or reverse split, the Current Indicative Value (or intraday indicative value) will be adjusted accordingly.

The “Daily Tracking Fee” means, as of any date of determination, an amount per Security equal to 0.75% per annum, calculated as follows:

a)    On the Initial Trade Date, $0.00 per Security;

b)    On any subsequent calendar day:

(0.75% / 365) × Current Principal Amount on the immediately preceding calendar day × Index Factor

The minimum value of the Daily Tracking Fee on any calendar day will be zero.

If the Securities undergo a split or reverse split, the Daily Tracking Fee will be adjusted accordingly. The “Measurement Period Cash Amount” is an amount per Security equal to:

a)    $0.00, on any calendar day prior to but excluding the first day of an applicable Measurement Period

b)    On the first day of an applicable one-day Measurement Period:

a.     At the close of trading on such Index Business Day, the (Current Principal Amount, on the immediately preceding calendar day, times Index Factor, on such Index Business Day), minus Daily Tracking Fee.

c)     From and including the first day of an applicable five-day Measurement Period:

a.     At the close of trading on each Index Business Day, will equal:

i.  Measurement Period Cash Amount on the immediately preceding calendar day, plus (b) ((i) Current Principal Amount, on the calendar day immediately preceding the first day of such Measurement Period, times (ii) Index Factor, divided by (iii) five), minus (c) Daily Tracking Fee

ii. On any calendar day that is not an Index Business Day, will equal the Measurement Period Cash Amount on the immediately preceding Index Business Day, minus Daily Tracking Fee

d)    On any calendar day after the last Index Business Day of an applicable Measurement Period, the Measurement Period Cash Amount on the last Index Business Day of such Measurement Period.

The minimum value of the Measurement Period Cash Amount on any calendar day will be zero.

The Measurement Period Cash Amount represents the portion of the Current Principal Amount that has been converted to cash on any given day of an applicable Measurement Period and is no longer tracking the Index.

At the close of trading of each Index Business day during a five-day Measurement Period, approximately 20% of the Current Principal Amount, on the calendar day immediately preceding the first day of the Measurement Period, will be deemed converted to cash. After the close of trading on the final Index Business Day of an applicable five-day Measurement Period, the Measurement Period Cash Amount will represent the averaged value of the Current Principal Amount that was deemed converted to cash across the five-days of such Measurement Period. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount will be deemed converted to cash, at the close of trading of the first day of such Measurement Period.

If the Securities undergo a split or reverse split, the Measurement Period Cash Amount will be adjusted accordingly.

The “Final Measurement Period” means:

a)    if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the Calculation Date is less than $150,000,000, the Calculation Date, subject to adjustments as described under “— Market Disruption Event”;

b)    if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the Calculation Date is equal to or greater than $150,000,000, the five (5) Index Business Days from, and including, the Calculation Date, subject to adjustment as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities as of the close of trading on the Index Business Day immediately preceding the Calculation Date, will equal:

(i) the Closing Indicative Value as of such Index Business Day, times (ii) the number of Securities outstanding as reported by AMNDSO <Index> on Bloomberg L.P.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently S&P DJI Netherlands B.V.

The “Calculation Date” means July 8, 2050 unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

The Calculation Date represents the first Index Business Day of the Final Measurement Period.

“Index Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions in The City of New York, generally, are authorized or obligated by law, regulation or executive order to close.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading such Index Constituent Security or such constituent underlying a successor index.

Underlying Index

The Alerian Midstream Energy Dividend Index (Bloomberg: “AEDW”) is a fundamentally-weighted index based on the liquid, dividend-paying portion of the North American energy infrastructure market. The Index measures the performance of companies domiciled in the U.S. or Canada, listed on major U.S. or Canadian stock exchanges, that pay regular cash dividends and meet specific liquidity requirements, as described elsewhere in the prospectus supplement. The Index is calculated by S&P DJI Netherlands B.V. using a modified market capitalization weighted methodology. We refer to the companies included in the Index as the “Index Constituent Securities”).

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request to have us redeem your Securities on any Index Business Day no later than 12:00 noon, New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the same Index Business Day, provided that you request that we redeem a minimum of 50,000 Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities. We reserve the right from time-to-time to waive this minimum redemption amount in our sole discretion on a case- by-case basis. You should not assume that you will be entitled to the benefit of any such waiver. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the notice of redemption is received by UBS rather than the following Index Business Day. You should not assume that you will be entitled to any such acceleration.

The Securities will be redeemed and the holders will receive payment for their Securities on the second Index Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The First Redemption Date will be the fourth Index Business Day immediately following the Initial Trade Date and the Final Redemption Date will be the fourth Index Business Day immediately preceding the Maturity Date, subject to adjustments. In addition, if a call notice has been issued, the last Redemption Valuation Date will be the fourth Index Business Day prior to the Call Settlement Date, as applicable.

If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index Constituent Securities, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event.”

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures,” for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

Closing Indicative Value as of the Redemption Valuation Date – Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.”

If the amount calculated above is less than or equal to zero, the payment upon early redemption will be zero.

As of any Redemption Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to:

(0.125% × Closing Indicative Value of the Security as of such Redemption Valuation Date).

We reserve the right from time to time to reduce or waive the Redemption Fee Amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

The following graphic illustrates the formula to determine the Redemption Amount, which has been simplified for ease of presentation:

Redemption Amount =	Closing Indicative Value —	Redemption Fee Amount

You may lose all or a substantial portion of your investment upon early redemption. The combined negative effect of the Daily Tracking Fee and the Redemption Fee Amount will reduce your Redemption Amount. If the level of the Index does not increase by an amount sufficient to offset the combined negative effect of the Daily Tracking Fee and the Redemption Fee Amount (less any Coupon Amounts you may be entitled to receive), or if the final Index level is less than the initial Index Closing Level (or the Index level at the time you purchase the Securities, as applicable), you may lose some or all of your investment upon early redemption.

The Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right. See “— UBS’s Call Right”.

We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Repayment.”

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, which we refer to as a “Redemption Notice” to UBS via email no later than 12:00 noon (New York City time) on the Index Business Day on which you elect to exercise your redemption right. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation,” to us via e-mail in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Valuation Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Business Day prior to the applicable Redemption Valuation Date, your notice will not be effective, you will not be able to redeem your Securities until another date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable. If your DTC custodian or your brokerage firm is not a current UBS customer, UBS will be required to on-board such DTC custodian or brokerage firm, in compliance with its internal policies and procedures, before it can accept your Redemption Notice, your Redemption Confirmation or otherwise process your redemption request. This on-boarding process may delay your Redemption Valuation Date and Redemption Date. Furthermore, in certain circumstances, UBS may be unable to on-board your DTC custodian or your brokerage firm.

We reserve the right from time to time to reduce or waive the minimum redemption amount or the Redemption Fee Amount in our sole discretion on a case-by-case basis. In addition, we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the notice of redemption is received by UBS rather than the following Index Business Day. You should not assume you will be entitled to any such waiver or election to accelerate the Redemption Valuation Date.

UBS’s Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than eighteen (18) calendar days’ prior notice to the holders of the Securities (which notice may be provided via press release), such redemption to occur on any Business Day that we may specify through and including the Maturity Date. Upon early redemption in the event we exercise this right, you will receive a cash payment equal to the Closing Indicative Value on the last Index Business Day in the Call Measurement Period. We refer to this cash payment as the “Call Settlement Amount.”

If the amount so calculated is equal to or less than zero, the payment upon exercise of the UBS Call Right will be zero.

We will inform you of such Call Settlement Amount on the first Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event.”

The “Call Measurement Period” means:

a)    if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders of its exercise of the UBS Call Right is less than $150,000,000, the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event.”; or

b)    if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders of its exercise of the UBS Call Right is equal to or greater than $150,000,000, the five (5) Index Business Days from and including the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event.”

For the purpose of determining the Call Measurement Period, the “Market Value” of the Securities as of the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right, will equal:

(i) the Closing Indicative Value as of such Index Business Day, times (ii) the number of Securities outstanding as reported by AMNDSO <Index> on Bloomberg L.P.

The “Call Valuation Date” means the date disclosed as such by UBS in its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right.

In any notice to holders exercising the UBS Call Right, we will specify how many days are included in the Call Measurement Period.

The following graphic illustrates the formula to determine the Call Settlement Amount, which has been simplified for ease of presentation:

Call Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Call Measurement Period

You may lose all or a substantial portion of your investment upon a call. The negative effect of the Daily Tracking Fee will reduce your final payment. If the level of the Index does not increase by an amount sufficient to offset the negative effect of the Daily Tracking Fee (less any Coupon Amounts you may be entitled to receive), or if the final Index level is less than the initial Index Closing Level (or the Index level at the time you purchase the Securities, as applicable), you may lose some or all of your investment upon UBS’s exercise of its call right.

Security Calculation Agent

UBS Securities LLC will act as the “Security Calculation Agent.” The Security Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including, among other things, at maturity or upon early redemption or call, or at other times, the Current Principal Amount, Current Indicative Value (or “intraday indicative value”), Closing Indicative Value, Market Disruption Events, Business Days, Index Business Days, the Index Factor, the Residual Factor, the Index Closing Level, the Daily Tracking Fee, the Coupon Amount, the Accrued Dividend, the Daily Dividend, if any, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Coupon Ex-Dates, the Coupon Record Dates, the Redemption Amount, if any, that we will pay you upon redemption, if applicable and the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities, and whether any day is a Business Day or Index Business Day and all such other matters as may be specified herein as matters to be determined by the Security Calculation Agent. The Security Calculation Agent will also be responsible for determining whether the Index has been discontinued and whether there has been a material change in the Index. The Security Calculation Agent will make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Security Calculation Agent will be conclusive for all purposes and binding on us, you and all other persons having an interest in the Security, without liability on the part of the Security Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or call, or upon early redemption, or on a Coupon Payment Date on or prior to 12:00 noon (New York City time) on the Business Day immediately preceding the Maturity Date, any Redemption Date, any Call Settlement Date or any Coupon Payment Date, as applicable.

All dollar amounts related to determination of the Coupon Amount, the Accrued Dividend, the Daily Dividend, if any, the Daily Tracking Fee, the Redemption Amount and Redemption Fee Amount, if any, per security, the Call Settlement Amount, if any, per security, the Current Principal Amount and the Cash Settlement Amount, if any, per security, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., ..76545 would be rounded up to .7655); and all dollar amounts paid on the Stated Principal Amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing during a five-day Measurement Period, the Index Closing Level for such day will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. The remaining Index Business Days in the Measurement Period will be postponed accordingly, and the remaining Index Business Days in the Measurement Period will resume again following the suspension of the Market Disruption Event. For example, if the five-day Measurement Period for purposes of calculating the Call Settlement Amount, is scheduled for June 2, June 3, June 4, June 5 and June 6, and there is a Market Disruption Event with respect to the Index on June 2, but no other Market Disruption Event during such Call Measurement Period, then June 3 will become the first Index Business Day of the Measurement Period, June 4th the second Index Business Day, June 5th the third Index Business Day, June 6th the fourth Index Business Day and the next Index Business Day after June 6th would be the final day of the Measurement Period. The same approach would be applied if there is a Market Disruption Event during a five-day Final Measurement Period.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on the Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date) or the Calculation Date (in the event that the Final Measurement Period is the Calculation Date), the Index Closing Level for such Redemption Valuation Date, Call Valuation Date or Calculation Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. For example, if the Redemption Valuation Date, for purposes of calculating a Redemption Amount, is based on the Index Closing Level on June 2 and there is a Market Disruption Event with respect to the Index on June 2, then the Index Closing Level on June 3 will be used to calculate the Redemption Amount, assuming that no such Market Disruption Event has occurred or is continuing on June 3.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the affected Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date) or Calculation Date (in the event that the Final Measurement Period is the Calculation Date) occurring more than five Index Business Days following the day originally scheduled to be such Index Business Day of the Measurement Period or such Redemption Valuation Date, Call Valuation Date or Calculation Date. If a Market Disruption Event has occurred or is continuing with respect to the Index on the fifth Index Business Day following the date originally scheduled to be such Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date or Calculation Date, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such fifth Index Business Day but for such Market Disruption Event.

Any of the following will be a “Market Disruption Event” with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

a)    suspension, absence or material limitation of trading in a material number of Index Constituent Securities, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

b)    suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities in the primary market or markets for those contracts;

c)     the Index is not published; or

d)    in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging”.

The following events will not be Market Disruption Events with respect to the Index:

a)    a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

b)    a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Securities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Securities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the Security Calculation Agent in a manner reasonably calculated to preserve your and our relative economic positions.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.” In addition to the default amount described below, we will also pay the Coupon Amount per Security, if any, with respect to the final Coupon Payment Date, as described above under “— Coupon Payment,” calculated as if the date of acceleration was the last Index Business Day in the Final Measurement Period and the three Index Business Days immediately preceding the date of acceleration were the corresponding Index Business Days in the accelerated Final Measurement Period, with the third Index Business Day immediately preceding the date of acceleration being the accelerated Calculation Date and the accelerated final Coupon Valuation Date, and the Index Business Day immediately preceding the date of acceleration being the relevant final Coupon Valuation Date.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars as determined by the Security Calculation Agent, in its sole discretion, for the aggregate Stated Principal Amount of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five (5) Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five (5) Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. ,or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of, Adjustments to or Benchmark Event Affecting the Index or Termination of Our License Agreement with the Index Sponsor; Alteration of Method of Calculation

If (i) the Index Sponsor or Index Calculation Agent discontinue publication of, or otherwise fails to publish, the Index, (ii) a Benchmark Event (as described below) under the EU Benchmarks Regulation (as described under “Risk Factors – The Securities are linked to the Index and are subject to certain regulatory risks”) occurs with respect to the Index or the Index Sponsor, (iii) our license agreement with the Index Sponsor terminates or (iv) the Index Sponsor or Index Calculation Agent does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, and, in each case, any other person or entity publishes an EU Benchmarks Regulation-compliant index licensed to UBS that the Security Calculation Agent both approves of and determines is comparable to the Index and for which the Index Constituent Securities and/or their unit weighting are available to the Security Calculation Agent (such index being referred to herein as a “successor index”), then the Security Calculation Agent will determine the Index Closing Level on the applicable dates of determination, Coupon Amounts and the amount payable, if any, at maturity, call or upon early redemption and all other related payments terms by reference to such successor index.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If the Security Calculation Agent determines that the conditions described above are met on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date, as applicable, or on any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or any other relevant date on which the Index Closing Level is to be determined, then the Security Calculation Agent will determine the Index Closing Level using the Index Closing Level on the last Index Business Day immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

For purposes of the above, a “Benchmark Event” will occur if the applicable registration for the Index or Index Sponsor is not effective or has been suspended or withdrawn by the relevant authority with the effect that the use of the Index or the Index Sponsor is not permitted under the EU Benchmarks Regulation.

In addition, if an Index Replacement Event (as defined below) occurs at any time and the Index Sponsor or anyone else publishes an index that the Security Calculation Agent determines is comparable to the Index (the “Substitute Index”), then the Security Calculation Agent may elect, in its sole discretion, to permanently replace the original Index with the Substitute Index for all purposes under the Securities, and all provisions described in this prospectus supplement as applying to the Index will thereafter apply to the Substitute Index instead. In such event, the Security Calculation Agent will make such adjustments, if any, to any level of the Index or Substitute Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. If the Security Calculation Agent elects to replace the original Index with a Substitute Index, then the Security Calculation Agent will determine all amounts hereunder, including the Coupon Amounts, Current Principal Amount, Current Indicative Value (or “intraday indicative value”), Closing Indicative Value, Index Factor, Residual Factor, Daily Tracking Fee, Accrued Dividend, Daily Dividend, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity, call, upon early redemption by reference to such Substitute Index. If the Security Calculation Agent so elects to replace the original Index with a Substitute Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities of the Securities.

An “Index Replacement Event” means:

a)    an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on any of these parties’ ability to perform their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

b)    any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after July 15, 2020 that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on the ability of us, our affiliates, third parties with whom we transact or a similarly situated third party to perform our or their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

c)     any event that occurs on or after July 15, 2020 that makes it a violation of any law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) for us, our affiliates, third parties with whom we transact or similarly situated third parties to perform our or their obligations in connection with the Securities or (iii) for us to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

d)    any event, as determined by the Security Calculation Agent, as a result of which we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the Securities, or realize, recover or remit the proceeds of any such transaction or asset; or

e)     as determined by the Security Calculation Agent, the primary exchange or market for trading for the Securities, if any, announces that pursuant to the rules of such exchange or market, as applicable, the Securities cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index, a successor index or a substitute index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the Index Closing Level of the Index or such successor index does not, in the opinion of the Security Calculation Agent, fairly represent the Index Closing Level of the Index or such successor index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at an Index Closing Level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the Index Closing Level for the Index or such successor index with reference to the Index or such successor index, as adjusted. The Security Calculation Agent will accordingly calculate the Index Closing Level, the Coupon Amount, the Accrued Dividend, the Daily Dividend, if any, the Daily Tracking Fee, the Redemption Fee Amount, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, upon early redemption, if applicable, the Call Settlement Amount, if any, that we will pay you in the event UBS calls the Securities, and all related payment terms based on the Index Closing Level calculated by the Security Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the Index Closing Level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at an Index Closing Level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

In the event that the Security Calculation Agent elects to replace the Index with a successor index or a Substitute Index, UBS may, in its sole discretion, amend the title of the Securities in order to remove reference the former Index and to make such other changes to the title of the Securities as it considers necessary or desirable to reflect the name and/or characteristics of the relevant successor index or Substitute Index, as applicable.

All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors — There are potential conflicts of interest between you and the Security Calculation Agent” in this prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or call, or upon early redemption will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— UBS’s Call Right” and “— Early Redemption at the Option of the Holders” above.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We issued the Securities initially in an amount having the aggregate Stated Principal Amount specified on the cover of this prospectus supplement. We may issue additional Securities in amounts that exceed the amount on the cover any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Stated Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

19. ETRACS Alerian Midstream Energy Total Return Index ETN due October 20, 2050

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 12, 2015 between us and U.S. Bank Trust National Association, as trustee.

We describe the terms of the Securities in more detail below.

The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity or call, or upon early redemption. Instead, at maturity, you will receive a cash payment the amount of which will vary depending on the performance and path of the Index calculated in accordance with the formula set forth below and will be reduced by the Daily Tracking Fee as of the last Index Business Day in the applicable Measurement Period or Redemption Valuation Date.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment on the Redemption Date equal to the Redemption Amount as described below under “— Early Redemption at the Option of the Holders.” If the amount so calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

If we elect to exercise our call right to redeem all of the Securities, subject to compliance with the procedures set forth below, for each Security you will receive a cash payment on the Call Settlement Date equal to the Call Settlement Amount, as described below under “— UBS’s Call Right.” If the amount so calculated is equal to or less than zero, the Call Settlement Amount will be zero and you will not receive a cash payment.

The Securities will not pay any cash coupon during their term.

Cash Settlement Amount at Maturity

The “Maturity Date” is October 20, 2050, which will be the third Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called or redeemed, you will receive at maturity a cash payment equal to the Closing Indicative Value on the last day of the Final Measurement Period. We refer to this payment as the “Cash Settlement Amount”. If the amount so calculated is equal to or less than zero, the payment at maturity will be zero.

The following graphic illustrates the formula to determine the Cash Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Final Measurement Period

You may lose all or a substantial portion of your investment at maturity. The Securities are fully exposed to any decline in the level of the Index. The negative effect of the Daily Tracking Fee will reduce your final payment. If the level of the Index (as measured by the Index Closing Level at the end of the Final Measurement Period, as compared to the initial Index Closing Level or the Index level at the time you purchase the Securities, as applicable) does not increase by an amount sufficient to offset the negative effect of the Daily Tracking Fee, or if the final Index level is less than the initial Index Closing Level (or the Index level at the time you purchase the Securities, as applicable), you may lose all or a substantial portion of your investment at maturity. The Daily Tracking Fee also takes into account the performance of the Index, as measured by the Closing Indicative Value.

The Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right. If the Securities are called by UBS, the Call Settlement Amount may be zero and you may lose all or a substantial portion of your investment. See “—UBS’s Call Right”.

The “Stated Principal Amount” of each Security is $25.00. The Securities may be issued and sold over time at then-current market prices which may be significantly higher or lower than the Stated Principal Amount. If the Securities undergo a split or reverse split, the Stated Principal Amount will be adjusted accordingly.

The “Closing Indicative Value” represents the dollar value per Security that an investor would receive on any day if it redeemed the Security on such day (excluding any Redemption Fee Amount). The Closing Indicative Value per Security will be calculated as follows:

a)    On the Initial Trade Date, $25.00 per Security

b)    On any subsequent calendar day, prior to but excluding the first day of an applicable Measurement Period, an amount per Security equal to:

(Closing Indicative Value on the previous calendar day * Index Factor)—Daily Tracking Fee

c)     From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(Closing Indicative Value on the calendar day immediately preceding the first day of the Measurement Period × Index Factor × Residual Factor) + Measurement Period Cash Amount

The minimum value of the Closing Indicative Value on any calendar day will be zero.

The actual trading price of the Securities in the secondary market may vary significantly from their Closing Indicative Value.

If the Securities undergo a split or reverse split, the Closing Indicative Value will be adjusted accordingly.

The “Index Factor” on any Index Business Day prior to but excluding the first day of an applicable Measurement Period, will equal:

(i) the Index Closing Level, on such Index Business Day, divided by, (ii) the Index Closing Level, on the immediately preceding Index Business Day.

From and including the first day of an applicable Measurement Period, the Index Factor will equal:

(i) the Index Closing Level, on such calendar day, divided by, (ii) the Index Closing Level on the calendar day immediately preceding the first day of such Measurement Period.

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level on the immediately preceding Index Business Day. The Index Factor will therefore equal one (1) on any calendar day that is not an Index Business Day and is prior to the first Index Business Day of a five-day Measurement Period.

The “Residual Factor” will be calculated as follows:

a)    1.0 on any calendar day, prior to but excluding the first day of an applicable Measurement Period

b)    From and including the first day of an applicable five-day Measurement Period, (a) the number of Index Business Days from, but excluding, the date of determination to, and including, the last Index Business Day in such five-day Measurement Period, divided by (b) five.

The Residual Factor is intended to approximate the percentage of the Closing Indicative Value that is tracking the Index on any given day. The Residual Factor is relevant only during an applicable Measurement Period but otherwise is not a component of the Closing Indicative Value or Current Indicative Value formulas.

For example, on the first Index Business Day in an applicable five-day Measurement Period, the Residual Factor will equal (4/5), on the second Index Business Day in an applicable five-day Measurement Period, the Residual Factor will equal (3/5), on the third Index Business Day in an applicable five-day Measurement Period, the Residual Factor will equal (2/5), on the fourth Index Business Day in an applicable five-day Measurement Period, the Residual Factor will equal (1/5) and on the last Index Business Day in an applicable five-day Measurement Period, the Residual Factor will equal zero.

On any calendar day from and including the last Index Business Day of an applicable Measurement Period, the Residual Factor will be equal to zero.

The “Index Closing Level” on any date of determination is the closing level of the Index as reported on the NYSE and Bloomberg; provided, however, that if the closing level of the Index as reported on the NYSE (or any successor) differs from the closing level of the Index as reported on Bloomberg (or any successor), then the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent. 358.2653 is the initial Index Closing Level measured on October 20, 2020 (the Initial Trade Date), as determined by the Security Calculation Agent.

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level from the last Index Business Day prior to such calendar day.

“Measurement Period” means the Final Measurement Period or Call Measurement Period, as applicable.

The “Current Indicative Value” or “intraday indicative value”, as determined by the Security Calculation Agent, means the Closing Indicative Value per Security calculated on an intraday basis on any Index Business Day.

For the purposes of calculating the Current Indicative Value, the Index Factor will be determined using the Intraday Index Value. Additionally, from and including the first day of an applicable Measurement Period, the Current Indicative Value will be calculated using (i) the Measurement Period Cash Amount from the immediately preceding calendar day, and (ii) the Residual Factor from the immediately preceding calendar day.

The minimum value of the Current Indicative Value (or intraday indicative value) on any calendar day will be zero.

The actual trading price of the Securities in the secondary market may vary significantly from their Current Indicative Value (or intraday indicative value).

If the Securities undergo a split or reverse split, the Current Indicative Value (or intraday indicative value) will be adjusted accordingly.

The “Daily Tracking Fee” means, as of any date of determination, an amount per Security equal to 0.75% per annum, calculated as follows:

a)    On the Initial Trade Date, $0.00 per Security;

b)    On any subsequent calendar day, prior to but excluding the first day of an applicable Measurement Period, an amount per Security equal to:

(0.75% / 365) × Closing Indicative Value on the immediately preceding calendar day × Index Factor

c)     From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(0.75% / 365) × Closing Indicative Value on the calendar day immediately preceding the first day of the Measurement Period × Index Factor × Residual Factor on the immediately preceding calendar day

The minimum value of the Daily Tracking Fee on any calendar day will be zero.

If the Securities undergo a split or reverse split, the Daily Tracking Fee will be adjusted accordingly. The “Measurement Period Cash Amount” is an amount per Security equal to:

a)    $0.00, on any calendar day prior to but excluding the first day of an applicable Measurement Period

b)    On the first day of an applicable one-day Measurement Period:

a.     At the close of trading on such Index Business Day, the (Closing Indicative Value, on the immediately preceding calendar day, times Index Factor, on such Index Business Day), minus Daily Tracking Fee.

c)     From and including the first day of an applicable five-day Measurement Period:

a.     At the close of trading on each Index Business Day, will equal:

i.  Measurement Period Cash Amount on the immediately preceding calendar day, plus (b) ( (i) Closing Indicative Value, on the calendar day immediately preceding the first day of such Measurement Period, times (ii) Index Factor, divided by (iii) five), minus (c) Daily Tracking Fee

ii. On any calendar day that is not an Index Business Day, will equal the Measurement Period Cash Amount on the immediately preceding Index Business Day, minus Daily Tracking Fee

d)    On any calendar day after the last Index Business Day of an applicable Measurement Period, the Measurement Period Cash Amount on the last Index Business Day of such Measurement Period.

The minimum value of the Measurement Period Cash Amount on any calendar day will be zero.

The Measurement Period Cash Amount represents the portion of the Closing Indicative Value that has been converted to cash on any given day of an applicable Measurement Period and is no longer tracking the Index.

At the close of trading of each Index Business day during a five-day Measurement Period, approximately 20% of the Closing Indicative Value, on the calendar day immediately preceding the first day of the Measurement Period, will be deemed converted to cash. After the close of trading on the final Index Business Day of an applicable five-day Measurement Period, the Measurement Period Cash Amount will represent the averaged value of the Closing Indicative Value that was deemed converted to cash across the five-days of such Measurement Period. In case of a one-day Measurement Period, approximately 100% of the Closing Indicative Value will be deemed converted to cash, at the close of trading of the first day of such Measurement Period.

If the Securities undergo a split or reverse split, the Measurement Period Cash Amount will be adjusted accordingly.

The “Final Measurement Period” means:

a)    if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the Calculation Date is less than $250,000,000, the Calculation Date, subject to adjustments as described under “Specific Terms of the Securities—Market Disruption Event”;

b)    if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the Calculation Date is equal to or greater than $250,000,000, the five (5) Index Business Days from, and including, the Calculation Date, subject to adjustment as described under “Specific Terms of the Securities— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities as of the close of trading on the Index Business Day immediately preceding the Calculation Date, will equal:

(i) the Closing Indicative Value as of such Index Business Day, times (ii) the number of Securities outstanding as reported by AMTRSO <Index> on Bloomberg L.P.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently S&P Dow Jones Indices.

The “Calculation Date” means October 11, 2050 unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

The Calculation Date represents the first Index Business Day of the Final Measurement Period.

“Index Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions in The City of New York, generally, are authorized or obligated by law, regulation or executive order to close.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading such Index Constituent Security or such constituent underlying a successor index.

Underlying Index

The Alerian Midstream Energy Adjusted Net Total Return Index (Bloomberg: “AMNTR Index”) is the adjusted net total return version of the Alerian Midstream Energy Index (Bloomberg: “AMNA Index”). The Index is a broad-based composite of North American energy infrastructure companies who earn the majority of their cash flow from midstream activities involving energy commodities, such as gathering & processing, liquefaction, pipeline transportation, rail terminaling, and storage of energy commodities. The Index is calculated by S&P Dow Jones Indices using a capped, float adjusted, capitalization weighted methodology. We refer to the companies included in the Index as the “Index Constituent Securities”. The Index is an adjusted net total return index and the Index level reflects the notional reinvestment of the cash distributions from its constituent securities, subject to dividend withholding taxes on distributions made by applicable Canadian Index Constituent Securities. No dividend withholding taxes are applied to distributions made by applicable U.S. Index Constituent Securities.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request to have us redeem your Securities on any Index Business Day no later than 12:00 noon, New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the same Index Business Day, provided that you request that we redeem a minimum of 50,000 Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities. We reserve the right from time-to-time to waive this minimum redemption amount in our sole discretion on a case-by-case basis. You should not assume that you will be entitled to the benefit of any such waiver. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the notice of redemption is received by UBS rather than the following Index Business Day. You should not assume that you will be entitled to any such acceleration.

The Securities will be redeemed and the holders will receive payment for their Securities on the second Index Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The First Redemption Date will be the fourth Index Business Day immediately following the Initial Trade Date and the Final Redemption Date will be the fourth Index Business Day immediately preceding the Maturity Date, subject to adjustments. In addition, if a call notice has been issued, the last Redemption Valuation Date will be the fourth Index Business Day prior to the Call Settlement Date, as applicable.

If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index Constituent Securities, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event.”

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures,” for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

Closing Indicative Value as of the Redemption Valuation Date – Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.”

If the amount calculated above is less than or equal to zero, the payment upon early redemption will be zero.

As of any Redemption Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to:

(0.125% × Closing Indicative Value of the Security as of such Redemption Valuation Date).

We reserve the right from time to time to reduce or waive the Redemption Fee Amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

The following graphic illustrates the formula to determine the Redemption Amount, which has been simplified for ease of presentation:

Redemption Amount =	Closing Indicative Value —	Redemption Fee Amount

You may lose all or a substantial portion of your investment upon early redemption. The combined negative effect of the Daily Tracking Fee and the Redemption Fee Amount will reduce your Redemption Amount. If the level of the Index does not increase by an amount sufficient to offset the combined negative effect of the Daily Tracking Fee and the Redemption Fee Amount, or if the final Index level is less than the initial Index Closing Level (or the Index level at the time you purchase the Securities, as applicable), you may lose some or all of your investment upon early redemption.

The Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right. See – UBS’s Call Right”.

We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Repayment.”

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, which we refer to as a “Redemption Notice” to UBS via email no later than 12:00 noon (New York City time) on the Index Business Day on which you elect to exercise your redemption right. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation,” to us via e-mail in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Valuation Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Business Day prior to the applicable Redemption Valuation Date, your notice will not be effective, you will not be able to redeem your Securities until another date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable. If your DTC custodian or your brokerage firm is not a current UBS customer, UBS will be required to on-board such DTC custodian or brokerage firm, in compliance with its internal policies and procedures, before it can accept your Redemption Notice, your Redemption Confirmation or otherwise process your redemption request. This on-boarding process may delay your Redemption Valuation Date and Redemption Date. Furthermore, in certain circumstances, UBS may be unable to on-board your DTC custodian or your brokerage firm.

We reserve the right from time to time to reduce or waive the minimum redemption amount or the Redemption Fee Amount in our sole discretion on a case-by-case basis. In addition, we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the notice of redemption is received by UBS rather than the following Index Business Day. You should not assume you will be entitled to any such waiver or election to accelerate the Redemption Valuation Date.

UBS’s Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than eighteen

(18) calendar days’ prior notice to the holders of the Securities (which notice may be provided via press release), such redemption to occur on any Business Day that we may specify through and including the Maturity Date. Upon early redemption in the event we exercise this right, you will receive a cash payment equal to the Closing Indicative Value on the last Index Business Day in the Call Measurement Period. We refer to this cash payment as the “Call Settlement Amount.”

If the amount so calculated is equal to or less than zero, the payment upon exercise of the UBS Call Right will be zero.

We will inform you of such Call Settlement Amount on the first Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event.”

The “Call Measurement Period” means:

a)    if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders of its exercise of the UBS Call Right is less than $250,000,000, the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event.”; or

b)    if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders of its exercise of the UBS Call Right is equal to or greater than $250,000,000, the five (5) Index Business Days from and including the Call Valuation Date, subject to adjustments as described under “ Specific Terms of the Securities—Market Disruption Event.”

For the purpose of determining the Call Measurement Period, the “Market Value” of the Securities as of the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right, will equal:

(i) the Closing Indicative Value as of such Index Business Day, times (ii) the number of Securities outstanding as reported by AMTRSO <Index> on Bloomberg L.P.

The “Call Valuation Date” means the date disclosed as such by UBS in its notice to holders (which may be provided via press release) of its exercise of the UBS Call Right.

In any notice to holders exercising the UBS Call Right, we will specify how many days are included in the Call Measurement Period.

The following graphic illustrates the formula to determine the Call Settlement Amount, which has been simplified for ease of presentation:

Call Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Call Measurement Period

You may lose all or a substantial portion of your investment upon a call. The negative effect of the Daily Tracking Fee will reduce your final payment. If the level of the Index does not increase by an amount sufficient to offset the negative effect of the Daily Tracking Fee, or if the final Index level is less than the initial Index Closing Level (or the Index level at the time you purchase the Securities, as applicable), you may lose some or all of your investment upon UBS’s exercise of its call right.

Security Calculation Agent

UBS Securities LLC will act as the “Security Calculation Agent.” The Security Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including, among other things, at maturity or upon early redemption or call, or at other times, Current Indicative Value (or “intraday indicative value”), Closing Indicative Value, Market Disruption Events, Business Days, Index Business Days, the Index Factor, the Residual Factor, the Index Closing Level, the Daily Tracking Fee, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon redemption, if applicable and the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities, and whether any day is a Business Day or Index Business Day and all such other matters as may be specified herein as matters to be determined by the Security Calculation Agent. The Security Calculation Agent will also be responsible for determining whether the Index has been discontinued and whether there has been a material change in the Index. The Security Calculation Agent will make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Security Calculation Agent will be conclusive for all purposes and binding on us, you and all other persons having an interest in the Security, without liability on the part of the Security Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time after the date of the prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or call, or upon early redemption, on or prior to 12:00 noon (New York City time) on the Business Day immediately preceding the Maturity Date, any Redemption Date, or any Call Settlement Date, as applicable.

All dollar amounts related to determination of the Daily Tracking Fee, the Redemption Amount and Redemption Fee Amount, if any, per security, the Call Settlement Amount, if any, per security, and the Cash Settlement Amount, if any, per security, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the Stated Principal Amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing during a five-day Measurement Period, the Index Closing Level for such day will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. The remaining Index Business Days in the Measurement Period will be postponed accordingly, and the remaining Index Business Days in the Measurement Period will resume again following the suspension of the Market Disruption Event. For example, if the five-day Measurement Period for purposes of calculating the Call Settlement Amount, is scheduled for June 2, June 3, June 4, June 5 and June 6, and there is a Market Disruption Event with respect to the Index on June 2, but no other Market Disruption Event during such Call Measurement Period, then June 3 will become the first Index Business Day of the Measurement Period, June 4th the second Index Business Day, June 5th the third Index Business Day, June 6th the fourth Index Business Day and the next Index Business Day after June 6th would be the final day of the Measurement Period. The same approach would be applied if there is a Market Disruption Event during a five-day Final Measurement Period.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on the Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date) or the Calculation Date (in the event that the Final Measurement Period is the Calculation Date), the Index Closing Level for such Redemption Valuation Date, Call Valuation Date or Calculation Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. For example, if the Redemption Valuation Date, for purposes of calculating a Redemption Amount, is based on the Index Closing Level on June 2 and there is a Market Disruption Event with respect to the Index on June 2, then the Index Closing Level on June 3 will be used to calculate the Redemption Amount, assuming that no such Market Disruption Event has occurred or is continuing on June 3.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the affected Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date) or Calculation Date (in the event that the Final Measurement Period is the Calculation Date) occurring more than five Index Business Days following the day originally scheduled to be such Index Business Day of the Measurement Period or such Redemption Valuation Date, Call Valuation Date or Calculation Date. If a Market Disruption Event has occurred or is continuing with respect to the Index on the fifth Index Business Day following the date originally scheduled to be such Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date or Calculation Date, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such fifth Index Business Day but for such Market Disruption Event.

Any of the following will be a “Market Disruption Event” with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

a)    suspension, absence or material limitation of trading in a material number of Index Constituent Securities, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

b)    suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities in the primary market or markets for those contracts;

c)     the Index is not published; or

d)    in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging”.

The following events will not be Market Disruption Events with respect to the Index:

a)    a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

b)    a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Securities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Securities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the Security Calculation Agent in a manner reasonably calculated to preserve your and our relative economic positions.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars as determined by the Security Calculation Agent, in its sole discretion, for the aggregate Stated Principal Amount of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five (5) Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five (5) Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of, Adjustments to or Benchmark Event Affecting the Index or Termination of Our License Agreement with the Index Sponsor; Alteration of Method of Calculation

If (i) the Index Sponsor or Index Calculation Agent discontinue publication of, or otherwise fails to publish, the Index, (ii) a Benchmark Event (as described below) under the EU Benchmarks Regulation (as described under “Risk Factors – The Securities are linked to the Index and are subject to certain regulatory risks”) occurs with respect to the Index or the Index Sponsor, (iii) our license agreement with the Index Sponsor terminates or (iv) the Index Sponsor or Index Calculation Agent does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, and, in each case, any other person or entity publishes an EU Benchmarks Regulation-compliant index licensed to UBS that the Security Calculation Agent determines is comparable to the Index and for which the Index Constituent Securities and/or their unit weighting are available to the Security Calculation Agent (such index being referred to herein as a “successor index”), and the Security Calculation Agent approves such index as a successor index, then the Security Calculation Agent will determine the Index Closing Level on the applicable dates of determination, and the amount payable at maturity, call or upon early redemption and all other related payments terms by reference to such successor index.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If the Index Sponsor or Index Calculation Agent discontinue publication of the Index, our license agreement with the Index Sponsor terminates or the Index Sponsor or Index Calculation Agent do not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, prior to, and such discontinuation, termination or unavailability is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date, as applicable, or on any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or any other relevant date on which the Index Closing Level is to be determined, then the Security Calculation Agent will determine the Index Closing Level using the Index Closing Level on the last Index Business Day immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

For purposes of the above, a “Benchmark Event” will occur if the applicable registration for the Index or Index Sponsor is not effective or has been suspended or withdrawn by the relevant authority with the effect that the use of the Index or the Index Sponsor is not permitted under the EU Benchmarks Regulation.

In addition, if an Index Replacement Event (as defined below) occurs at any time and the Index Sponsor or anyone else publishes an index that the Security Calculation Agent determines is comparable to the Index (the “Substitute Index”), then the Security Calculation Agent may elect, in its sole discretion, to permanently replace the original Index with the Substitute Index for all purposes under the Securities, and all provisions described in the prospectus supplement as applying to the Index will thereafter apply to the Substitute Index instead. In such event, the Security Calculation Agent will make such adjustments, if any, to any level of the Index or Substitute Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. If the Security Calculation Agent elects to replace the original Index with a Substitute Index, then the Security Calculation Agent will determine all amounts hereunder, including the Current Indicative Value (or “intraday indicative value”), Closing Indicative Value, Index Factor, Residual Factor, Daily Tracking Fee, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity, call, upon early redemption by reference to such Substitute Index. If the Security Calculation Agent so elects to replace the original Index with a Substitute Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities of the Securities.

An “Index Replacement Event” means:

a)    an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities included in the Index (including but not limited to exchange- imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on any of these parties’ ability to perform their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

b)    any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after October 20, 2020 that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on the ability of us, our affiliates, third parties with whom we transact or a similarly situated third party to perform our or their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

c)     any event that occurs on or after October 20, 2020 that makes it a violation of any law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) for us, our affiliates, third parties with whom we transact or similarly situated third parties to perform our or their obligations in connection with the Securities or (iii) for us to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

d)    any event, as determined by the Security Calculation Agent, as a result of which we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the Securities, or realize, recover or remit the proceeds of any such transaction or asset; or

e)     as determined by the Security Calculation Agent, the primary exchange or market for trading for the Securities, if any, announces that pursuant to the rules of such exchange or market, as applicable, the Securities cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index, a successor index or a substitute index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the Index Closing Level of the Index or such successor index does not, in the opinion of the Security Calculation Agent, fairly represent the Index Closing Level of the Index or such successor index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at an Index Closing Level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the Index Closing Level for the Index or such successor index with reference to the Index or such successor index, as adjusted. The Security Calculation Agent will accordingly calculate the Index Closing Level, the Daily Tracking Fee, the Redemption Fee Amount, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, upon early redemption, if applicable, the Call Settlement Amount, if any, that we will pay you in the event UBS calls the Securities, and all related payment terms based on the Index Closing Level calculated by the Security Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the Index Closing Level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at an Index Closing Level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

In the event that the Security Calculation Agent elects to replace the Index with a successor index or a Substitute Index, UBS may, in its sole discretion, amend the title of the Securities in order to remove reference the former Index and to make such other changes to the title of the Securities as it considers necessary or desirable to reflect the name and/or characteristics of the relevant successor index or Substitute Index, as applicable.

All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors — There are potential conflicts of interest between you and the Security Calculation Agent” in the prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or call, or upon early redemption will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— UBS’s Call Right” and “— Early Redemption at the Option of the Holders” above.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We issued the Securities initially in an amount having the aggregate Stated Principal Amount specified on the cover of the prospectus supplement. We may issue additional Securities in amounts that exceed the amount on the cover any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Stated Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

20. ETRACS 2x Leveraged MSCI USA ESG Focus TR ETN due September 15, 2061

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

These Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described under “Medium-Term Notes, Series B” above. This section summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” under “Medium-Term Notes, Series B” above. The terms described here supplement those described in “Medium-Term Notes, Series B” above and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 12, 2015 between us and U.S. Bank Trust National Association, as trustee.

We describe the terms of the Securities in more detail below.

The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity or upon early redemption or call. Instead, at maturity, you will receive a cash payment per Security the amount of which will vary depending on the performance and path of the Index and will be reduced by the Accrued Fees as of the last Index Business Day in the Final Measurement Period as described under “— Cash Settlement Amount at Maturity.” If the amount as calculated is equal to or less than zero, the Cash Settlement Amount will be zero and you will not receive a cash payment.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment per Security on the relevant Redemption Date equal to the Redemption Amount as described under “— Early Redemption at the Option of the Holders.” If the amount as calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

Cash Settlement Amount at Maturity

The “Maturity Date” is September 15, 2061, which will be the third Index Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called, redeemed or accelerated upon Zero Value Event, you will receive at maturity a cash payment equal to its Closing Indicative Value on the last Index Business Day in the applicable Measurement Period. We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is equal to or less than zero, the payment will be zero.

The following graphic illustrates the formula to determine the Cash Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Final Measurement Period

You may lose all or a substantial portion of your investment at maturity. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees, you may lose all or a substantial portion of your investment at maturity. The occurrence of Loss Rebalancing Events will result in more frequent than quarterly compounding.

UBS may call the Securities prior to the Maturity Date pursuant to its Call Right. If the Securities are called by UBS, the Call Settlement Amount may be zero and you may lose all or a substantial portion of your investment. See “— UBS Call Right.”

The “Stated Principal Amount” of each Security is $25.00. The Securities may be issued and sold over time at then-current market prices which may be significantly higher or lower than the Stated Principal Amount. If the Securities undergo a split or reverse split, the Stated Principal Amount will be adjusted accordingly.

The Closing Indicative Value represents the dollar value per Security that an investor would receive on any day if it redeemed the Security that day (without giving effect to any Redemption Fee Amount).

The “Closing Indicative Value” per Security, will be calculated as follows:

(a)    an the Initial Trade Date, $25.00 per Security.

(b)    On any other calendar day, prior to the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount on the immediately preceding calendar day × Index Factor) – Accrued Fees

(c)    From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period × Index Factor × Residual Factor) – Accrued Fees + Measurement Period Cash Amount

However, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, the Closing Indicative Value for that day and all subsequent days will be fixed to be equal to the Measurement Period Cash Amount from the immediately preceding calendar day.

(d)    The minimum value of the Closing Indicative Value on any calendar day will be zero.

If a Zero Value Event occurs, the Closing Indicative Value will be equal to zero on the day it occurs and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will lose their entire investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “— Automatic Acceleration Upon Zero Value Event.”

The actual trading price of the Securities in the secondary market may vary significantly from their Closing Indicative Value.

If the Securities undergo a split or reverse split, the Closing Indicative Value will be adjusted accordingly.

The “Current Principal Amount” represents the unleveraged notional investment in the Index Constituent Securities per Security at the close of trading on any Reset Valuation Date. The notional financing amount per Security in order to generate the leveraged returns would approximately equal the Current Principal Amount at the close of trading on any Reset Valuation Date. If a Permanent Deleveraging Event occurs, the leverage of your Securities will be permanently reset to 1.0 and the notional financing amount will be equal to zero for the remaining term of the Securities. If a Zero Value Event occurs prior to your Securities permanently resetting to 1.0 at the end of the Second Permanent Deleveraging Valuation Date, then your Securities will be automatically accelerated and mandatorily redeemed and you will lose your entire investment.

The Current Principal Amount per Security, will be calculated as follows:

(a)    From and including the Initial Trade Date to and excluding the first Reset Valuation Date, $25.00 per Security.

(b)    At the close of trading on each Reset Valuation Date after the Initial Trade Date, the Current Principal Amount of the Securities will be reset as follows:

New Current Principal Amount = (Current Principal Amount on immediately preceding calendar day × Index Factor) – Accrued Fees

The Current Principal Amount will not change until the first Reset Valuation Date.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of a Measurement Period, such day will not be a valid Reset Valuation Date.

If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

At the close of trading on each Reset Valuation Date, the Current Principal Amount is reset.

The “Reset Valuation Date” means:

(a)    Any calendar day up to and including the Second Permanent Deleveraging Valuation Date, that is either: (i) the Initial Trade Date, (ii) a Quarterly Reset Valuation Date, (iii) a Loss Rebalancing Valuation Date (iv) the First Permanent Deleveraging Valuation Date, or (v) the Second Permanent Deleveraging Valuation Date; and

(b)    Any calendar day following the Second Permanent Deleveraging Valuation Date.

The valuation dates are defined below.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of a Measurement Period, it will not be a valid Reset Valuation Date and the Last Reset Index Closing Level will remain the same.

The “Quarterly Reset Valuation Date” is the second Wednesday of January, April, July and October of each calendar year during the term of the Securities (other than an Excluded Day, as defined below), subject to adjustment as described under “— Market Disruption Event.”

As used above, an “Excluded Day” means (i) the Index Business Day immediately preceding the first day of an applicable Measurement Period, and any calendar day thereafter, and (ii) any calendar day after the Second Permanent Deleveraging Valuation Date.

The “Index Factor” is: 1 + (Leverage Factor × Index Performance Ratio).

The Index Factor represents the leveraged percentage change in the Index level since the Last Reset Index Closing Level. The Index Factor times the applicable Current Principal Amount on the preceding calendar day represents the current value of the unleveraged notional amount per Security that is deemed invested in the Index on any calendar day. This does not reflect the Redemption Amount that an investor would receive upon early redemption on such calendar day.

The “Residual Factor” will be calculated as follows:

(a)    1.0 on any calendar day, to but excluding the first day of an applicable Measurement Period.

(b)    From and including the first day of an applicable four-day Measurement Period, (a) the number of Index Business Days from, but excluding, the date of determination to, and including, the last Index Business Day in such four-day Measurement Period, divided by (b) four.

For example, on the first Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 3/4, on the second Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 2/4, on the third Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 1/4 and on the last Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal zero.

(c)    On any calendar day from and including the last Index Business Day of an applicable Measurement Period, the Residual Factor will be equal to zero.

The Residual Factor is intended to approximate the percentage of the Current Principal Amount that is tracking the Index on any given day. The Residual Factor is relevant only during an applicable Measurement Period but otherwise is not a component of the Closing Indicative Value or Current Indicative Value formulas. At the close of trading on each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash.

The “Leverage Factor” on any calendar day until the occurrence of a Permanent Deleveraging Event and the close of trading on the Second Permanent Deleveraging Valuation Date, will equal 2.0. If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Leverage Factor will equal 1.0.

The “Index Performance Ratio” on any Index Business Day will be equal to:

Index Closing Level – Last Reset Index Closing Level
Last Reset Index Closing Level

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

The “Last Reset Index Closing Level” is the Index Closing Level on the most recent Reset Valuation Date prior to such day. The initial Last Reset Index Closing Level is the Index Closing Level on the Initial Trade Date, as reported by Bloomberg and Reuters.

The “Index Closing Level” on any date of determination is the closing level of the Index, as reported on Bloomberg and Reuters on such day; however, if the closing level of the Index as reported on Bloomberg (or any successor) differs from the closing level of the Index as reported on Reuters (or any successor), the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent. The initial Index Closing Level (which is also the first Last Reset Index Closing Level) was determined on September 14, 2021 by the Security Calculation Agent. If the closing level of the Index, as reported on Bloomberg and Reuters for any Index Business Day, is manifestly incorrect, the “Index Closing Level” for such Index Business Day shall be the closing level of the Index as determined by the Security Calculation Agent. In making such determination, the Security Calculation Agent may consider any relevant information, including, without limitation, relevant market data in the relevant market supplied by one or more third parties or from internal sources or affiliates.

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

“Measurement Period” means the Final Measurement Period or, if UBS exercises its Call Right, the Call Measurement Period.

The “Current Indicative Value” or “intraday indicative value”, as determined by the Security Calculation Agent, is an amount per Security, on an intraday basis on any Index Business Day, equal to:

(a)    On the Initial Trade Date, $25.00.

(b)    On any other calendar day prior to the first day of a Measurement Period:

(Current Principal Amount on the immediately preceding calendar day × Index Factor, calculated using the Intraday Index Value) – Accrued Fees

(c)    From and including the first day of a Measurement Period, an amount per Security equal to:

(Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period × Index Factor, calculated using the Intraday Index Value × Residual Factor on the immediately preceding calendar day) – Accrued Fees + Measurement Period Cash Amount, from the immediately preceding calendar day

However, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, the Current Indicative Value for the remainder of that day and all subsequent days will be fixed to be equal to the Measurement Period Cash Amount from the immediately preceding calendar day.

(d)    The minimum value of the Current Indicative Value on any calendar day will be zero.

The actual trading price of the Securities in the secondary market may vary significantly from their Current Indicative Value (intraday indicative value).

If a Zero Value Event occurs, the Current Indicative Value (intraday indicative value) will be equal to zero for the remainder of the day it occurs and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will lose their entire investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “— Automatic Acceleration Upon Zero Value Event.”

If the Securities undergo a split or reverse split, the Current Indicative Value (intraday indicative value) will be adjusted accordingly.

The “Accrued Fees” as of any date of determination means the Accrued Tracking Fee + the Accrued Financing Fee.

If the Securities undergo a split or reverse split, the Accrued Fees will be adjusted accordingly.

The Securities are subject to an “Accrued Tracking Fee” per Security, calculated as follows:

(a)    On the Initial Trade Date, the Accrued Tracking Fee is equal to zero.

(b)    On any subsequent calendar day, the Accrued Tracking Fee is equal to: (a) the Accrued Tracking Fee as of the immediately preceding calendar day, plus (b) the Daily Tracking Fee on such calendar day.

(c)    On the calendar day after each Reset Valuation Date, the Accrued Tracking Fee is reset to be equal to the Daily Tracking Fee on such calendar day.

The “Daily Tracking Fee” is an amount per Security calculated as follows:

(a)   On the Initial Trade Date, the Daily Tracking Fee is zero.

(b)   On any subsequent calendar day, the Daily Tracking Fee is equal to:

(1) (i) 0.95% times (ii) the Current Principal Amount on the immediately preceding calendar day times (iii) the Index Factor on such calendar day times (iv) the Residual Factor on the immediately preceding calendar day, divided by (2) 365.

(c)   The minimum value of the Daily Tracking Fee on any calendar day will be zero.

The Daily Tracking Fee represents the investor fees calculated each day on the current value of the unleveraged notional amount invested in the Index per Security. These charges accrue and compound during the applicable period, and will reduce any amount you are entitled to receive at maturity or upon early redemption or call.

If the Securities undergo a split or reverse split, the Daily Tracking Fee will be adjusted accordingly.

The Securities are subject to an “Accrued Financing Fee” per Security calculated as follows:

(a)   On the Initial Trade Date, the Accrued Financing Fee is equal to zero.

(b)   On any subsequent calendar day, the Accrued Financing Fee is equal to:

(1) the Accrued Financing Fee as of the immediately preceding calendar day, plus (2) the Daily Financing Fee on such calendar day.

(c)   On the calendar day after each Reset Valuation Date, the Accrued Financing Fee is reset to be equal to the Daily Financing Fee on such calendar day.

(d)   If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Accrued Financing Fee will be equal to zero.

The “Daily Financing Fee” is an amount per Security calculated as follows:

(a)   On the Initial Trade Date, the Daily Financing Fee is equal to zero.

(b)   On any subsequent calendar day, the Daily Financing Fee is equal to:

(1) (i) the Financing Rate on such calendar day times (ii) the Current Principal Amount on the immediately preceding calendar day times (iii) the Residual Factor on the immediately preceding calendar day, divided by (2) 360.

(c)   If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Daily Financing Fee will be equal to zero.

(d)   The minimum value of the Daily Financing Fee on any calendar day will be zero.

The Daily Financing Fee seeks to compensate UBS for providing investors with a leveraged participation in movements of the Index and is intended to approximate the financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Index. These charges accrue and compound during the applicable period, and will reduce any amount that you will be entitled to receive at maturity or upon early redemption or call.

If the Securities undergo a split or reverse split, the Daily Financing Fee will be adjusted accordingly.

The “Financing Rate” will equal the sum of (a) 1.55% and (b) SOFR on the immediately preceding U.S. Government Securities Business Day. The minimum value of SOFR (or any successor base rate, as described below) used on any calendar day will be zero. The minimum Financing Rate at any time will be 1.55%.

For example, 0.05% was the SOFR rate on September 10, 2021, which was a U.S. Government Securities

Business Day. The Financing Rate on September 13, 2021 would therefore have been equal to 1.55% + 0.05%, or 1.60%.

“SOFR” means, with respect to any U.S. Government Securities Business Day, the daily secured overnight financing rate for such U.S. Government Securities Business Day as provided by the SOFR Administrator on the SOFR Administrator’s Website. If for any U.S. Government Securities Business Day, the SOFR in respect of that day has not been published on the SOFR Administrator’s Website by the time the Security Calculation Agent determines the Financing Rate for the immediately succeeding day and the Security Calculation Agent has not determined that SOFR has been discontinued, then the SOFR for such day will be the secured overnight financing rate as published in respect of the first preceding U.S. Government Securities Business Day for which the secured overnight financing rate was published on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the SOFR Administrator, currently at http://www.newyorkfed.org, or any successor source.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Information About the Secured Overnight Financing Rate

All disclosures contained herein regarding the secured overnight financing rate, including, without limitation, its make-up and method of calculation, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by the Federal Reserve Bank of New York. The secured overnight financing rate is published by the Federal Reserve Bank of New York, but the Federal Reserve Bank of New York has no obligation to continue to publish, and may discontinue publication of, the secured overnight financing rate. Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the secured overnight financing rate or any successor or replacement rate. Information from outside sources including, but not limited to any website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the secured overnight financing rate.

The secured overnight financing rate is published by the Federal Reserve Bank of New York and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The Federal Reserve Bank of New York reports that secured overnight financing rate includes all trades in the “Broad General Collateral Rate” (as defined on the Federal Reserve Bank of New York's Website), plus bilateral Treasury repurchase agreement transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of the Depository Trust and Clearing Corporation (“DTCC”). The secured overnight financing rate is filtered by the Federal Reserve Bank of New York to remove a portion of the foregoing transactions considered to be "Specials", which are repurchases for specific-issue collateral, which take place at cash-lending rates below those for general collateral repurchases because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The Federal Reserve Bank of New York reports that the secured overnight financing rate is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon (“BNYM”) as well as General Collateral Finance repurchase agreement transaction data and data on bilateral Treasury repurchase transactions cleared through the FICC's delivery-versus-payment service. The Federal Reserve Bank of New York notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. The Federal Reserve Bank of New York notes on its publication page for the secured overnight financing rate that use of the secured overnight financing rate is subject to important limitations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of the secured overnight financing rate at any time without notice. The secured overnight financing rate is published at approximately 8:00 a.m. (New York time) on each U.S. Government Securities Business Day for trades made on the immediately preceding U.S. Government Securities Business Day. If the Federal Reserve Bank of New York discovers errors in the transaction data provided by either BNYM or DTCC, or in the calculation process, subsequent to the rate publication but on that same day, the secured overnight financing rate and accompanying summary statistics may be republished at approximately 2:30 p.m. (New York time). Similarly, if transaction data from BNYM or DTCC had previously not been available in time for publication, but became available later in the day, the secured overnight financing rate may be republished at approximately 2:30 p.m. (New York time). Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point (0.01%), though the Federal Reserve Bank of New York will review this revision threshold periodically and could modify it after any such review. The description of the secured overnight financing rate herein does not purport to be exhaustive.

Because the secured overnight financing rate is published by the Federal Reserve Bank of New York based on data received from other sources, neither UBS nor any of our affiliates has any control over its determination, calculation or publication. There can be no guarantee that the secured overnight financing rate will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Securities. If the manner in which the secured overnight financing rate is calculated is changed, that change may result in an increase in the Financing Rate on the Securities.

The Federal Reserve Bank of New York began publishing the secured overnight financing rate in April 2018. The Federal Reserve Bank of New York has also published historical indicative secured overnight financing rates going back to August 2014. Investors should not rely on any historical changes or trends in the secured overnight financing rate as an indicator of future changes in the secured overnight financing rate. Also, since the secured overnight financing rate is relatively new, the Securities are not expected to have established trading market when issued, and an established trading market may never develop or may not be very liquid. In addition, if the secured overnight financing rate does not become widely used as a benchmark in securities that are similar or comparable to the Securities, the trading price of the Securities may be lower than those of other securities that are linked to rates that are more widely used. Similarly, market terms for exchange traded notes with financing rates linked to the secured overnight financing rate may evolve over time, and trading prices of the Securities may be lower than those of later-issued secured overnight financing rate-linked exchange traded notes as a result. Investors in the Securities may not be able to sell the Securities at all or may not be able to sell the Securities at prices comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The secured overnight financing rate data is subject to the terms of use posted at newyorkfed.org. The Federal Reserve Bank of New York is not responsible for publication of the secured overnight financing rate rates by UBS, does not sanction or endorse any particular republication, and has no liability for your use. For a more complete discussion of the secured overnight financing rate , see the website of SOFR Administrator’s Website.

Notwithstanding the foregoing:

Ø    If the Security Calculation Agent determines on the relevant determination date that SOFR (or any successor base rate) has been discontinued, then the Security Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the SOFR base rate (or such successor base rate), provided that if the Security Calculation Agent determines there is an industry-accepted successor base rate for exchange traded notes similar to the Securities, then the Security Calculation Agent shall use such successor base rate; and;

Ø    If the Security Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Security Calculation Agent in its sole discretion may determine the business day convention, definition of business day and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the SOFR base rate (or such successor base rate), in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

The establishment of SOFR (or such successor base rate, as applicable) for each period by the Security Calculation Agent shall (in the absence of manifest error) be final and binding.

The “Measurement Period Cash Amount” is an amount per Security equal to:

(a)   $0.00 on any calendar day, to but excluding the first day of a Measurement Period.

(b)   On the first day of a one-day Measurement Period:

At the close of trading on such Index Business Day, (Current Principal Amount on the immediately preceding calendar day × Index Factor, on such Index Business Day).

(c)   From and including the first day of a four-day Measurement Period:

(i) At the close of trading on each Index Business Day during the four-day Measurement Period, the Measurement Period Cash Amount on the immediately preceding calendar day + (Current Principal Amount on the calendar day immediately preceding the first day of such Measurement Period × 0.25 × Index Factor, on such Index Business Day); and

(ii) On any calendar day during the Measurement Period that is not an Index Business Day, the Measurement Period Cash Amount on the immediately preceding Index Business Day.

(d)   On any calendar day after the last Index Business Day of a Measurement Period, the Measurement Period Cash Amount on the last Index Business Day of such Measurement Period.

Notwithstanding the foregoing, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, then the Measurement Period Cash Amount for that day and all subsequent days will be fixed to be equal to the Measurement Period Cash Amount from the immediately preceding calendar day.

The Measurement Period Cash Amount represents the portion of the Current Principal Amount that has been converted to cash on any given day of an applicable Measurement Period and is no longer tracking the Index.

At the close of trading of each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period, will be deemed converted to cash and an applicable portion of the notional financing amount will separately be deemed converted to cash as well. After the close of trading on the final Index Business Day of a four-day Measurement Period, the Measurement Period Cash Amount will represent the averaged value of the Current Principal Amount that was deemed converted to cash across the four-days of such Measurement Period. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount will be deemed converted to cash and an applicable amount of financing will separately be deemed converted to cash, at the close of trading of the first day of such Measurement Period.

If the Securities undergo a split or reverse split, the Measurement Period Cash Amount will be adjusted accordingly.

The “Final Measurement Period” means:

(a)   if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the Calculation Date is less than $500,000,000, the Calculation Date, subject to adjustments as described under “— Market Disruption Event”;

(b)   if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the Calculation Date is equal to or greater than $500,000,000, the four Index Business Days from and including the Calculation Date, subject to adjustments as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the Calculation Date, will equal:

(i) the Closing Indicative Value as of such Index Business Day times (ii) the number of Securities outstanding as reported by ESUSSO <Index> on Bloomberg.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently MSCI.

The “Calculation Date” means September 7, 2061, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustment.

The Calculation Date represents the first Index Business Day of the Final Measurement Period.

“Index Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in The City of New York, generally, are authorized or obligated by law, regulation or executive order to close.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading such Index Constituent Security or such constituent underlying a successor index.

Underlying Index

The return on the securities is linked to the performance of the MSCI USA ESG Focus Index Gross Total Return USD (Bloomberg: “M2USESG”). The Index is designed to maximize exposure to positive ESG factors while exhibiting risk and return characteristics similar to those of the MSCI USA Index. We refer to the companies included in the Index as the “Index Constituent Securities”. The Index is developed and calculated by MSCI. The Index is a total return index and the Index level reflects the notional reinvestment of the cash distributions from its constituent securities.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event”, you may submit a request to have us redeem your Securities on any Index Business Day no later than 12:00 noon and a confirmation of redemption by no later than 5:00 p.m. on the same Index Business Day. You must request that we redeem a minimum of 50,000 Securities, although we reserve the right from time to time to waive this minimum redemption amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which we receive the notice of redemption rather than the following Index Business Day. You should not assume you will be entitled to any such acceleration. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so.

The Securities will be redeemed and the holders will receive payment for their Securities on the second Index Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The First Redemption Date will be the fourth Index Business Day immediately following the Initial Trade Date and the Final Redemption Date will be the fourth Index Business Day immediately preceding the Maturity Date, subject to adjustments. In addition, if we have issued a call notice, the last Redemption Valuation Date will be the fourth Index Business Day prior to the Call Settlement Date, as applicable. If a Zero Value Event occurs, the last Redemption Date will be the date on which the Zero Value Event occurred.

If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index Constituent Securities, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event”.

As of any Redemption Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to: (0.125% × Closing Indicative Value of the Security as of the Redemption Valuation Date).

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures”, for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

Closing Indicative Value as of the Redemption Valuation Date – Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero. We reserve the right from time to time to reduce or waive the Redemption Fee Amount in our sole discretion and on a case-by-case basis. There can be no assurance that we will elect to waive this fee and you should not assume you will be entitled to such fee waiver.

We will inform you of such Redemption Amount on the first Index Business Day following the applicable Redemption Valuation Date.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

The following graphic illustrates the formula to determine the Redemption Amount, which has been simplified for ease of presentation:

Redemption Amount         =              Closing Indicative Value –              Redemption Fee Amount

You may lose all or a substantial portion of your investment upon early redemption. The combined negative effect of the Accrued Fees and the Redemption Fee Amount will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees and the Redemption Fee Amount, if applicable, or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon early redemption. Loss Rebalancing Events will cause compounding to occur more frequently than quarterly.

The Securities may be called by UBS prior to the Maturity Date pursuant to its Call Right and, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. See “— UBS Call Right” and “— Automatic Acceleration Upon Zero Value Event.”

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, which we refer to as a “Redemption Notice” to UBS via email no later than 12:00 noon on the Index Business Day on which you elect to exercise your redemption right. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation”, to us via email in the specified form by 5:00 p.m. on the same day. We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your Redemption Notice after 12:00 noon, or your Redemption Confirmation after 5:00 p.m., on the Index Business Day prior to the applicable Redemption Valuation Date, your Redemption Notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable. If your DTC custodian or your brokerage firm is not a current UBS customer, UBS will be required to on-board such DTC custodian or brokerage firm, in compliance with its internal policies and procedures, before it can accept your Redemption Notice, your Redemption Confirmation or otherwise process your redemption request. This on-boarding process may delay your Redemption Valuation Date and Redemption Date. Furthermore, in certain circumstances, UBS may be unable to on-board your DTC custodian or your brokerage firm.

We reserve the right from time to time to reduce or waive the minimum redemption amount or the Redemption Fee Amount in our sole discretion on a case-by-case basis. In addition, we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which we receive the Redemption Notice rather than the following Index Business Day. You should not assume you will be entitled to any such waiver or election to accelerate the Redemption Valuation Date.

UBS Call Right

UBS may at its option redeem all, but not less than all, of the issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of such Securities (which may be provided via press release) not less than 18 calendar days prior to the Call Settlement Date specified by UBS in such notice. If we call the Securities, you will receive a cash payment equal to the Closing Indicative Value on the last Index Business Day in the Call Measurement Period. We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is equal to or less than zero, the payment upon UBS’s exercise of its Call Right will be zero.

We will inform you of such Call Settlement Amount on the first Index Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Index Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event”.

The “Call Measurement Period” means:

(a)   if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the date we issue a notice of exercise of our Call Right is less than $500,000,000, the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event”; and

(b)   if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the date we issue a notice of exercise of our Call Right is equal to or greater than $500,000,000, the four Index Business Days from and including the Call Valuation Date, subject to adjustment as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of its Call Right will equal:

(i) The Closing Indicative Value as of such Index Business Day times (ii) the number of Securities outstanding as reported by ESUSSO <Index> on Bloomberg.

The “Call Valuation Date” means the date we specify in our notice to holders (which may be provided via press release) of our exercise of our Call Right.

In any notice to holders exercising our Call Right, we will specify how many days are included in the Call Measurement Period.

The following graphic illustrates the formula to determine the Call Settlement Amount, which has been simplified for ease of presentation:

Closing Indicative Value, on last Index

Cash Settlement Amount =              Business Day in Call Measurement Period

You may lose all or a substantial portion of your investment if we exercise our Call Right. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees, or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon a call. Loss Rebalancing Events will cause compounding to occur more frequently than quarterly.

In addition, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. See “— Automatic Acceleration Upon Zero Value Event” below.

Automatic Acceleration Upon Zero Value Event

A Zero Value Event represents the first instance when the Current Indicative Value (intraday indicative value) or the Closing Indicative Value is less than or equal to zero (other than on an Excluded Day, as defined below). It will have the effect of permanently resetting the value of your Securities to zero and accelerating the Securities. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event.

A Zero Value Event can occur only if a Permanent Deleveraging Event occurs and the Current Indicative Value (intraday indicative value) or the Closing Indicative Value declines to zero before the leverage of your Securities is reset to 1.0 at the close of trading on the Index Business Day following such event (or if such event occurs after 3:15 p.m. on any Index Business Day which would not otherwise have been a Loss Rebalancing Valuation Date, the second Index Business Day following such event), as described under “Permanent Deleveraging Valuation Dates” above.

A “Zero Value Event” occurs if the Current Indicative Value (intraday indicative value) or the Closing Indicative Value on any Index Business Day (other than an Excluded Day, as defined below) is less than or equal to zero. From immediately after the Zero Value Event and on all future calendar days, the Current Indicative Value (intraday indicative value) and the Closing Indicative Value will be set equal to zero.

As used above, an “Excluded Day” means (i) any calendar day after the Second Permanent Deleveraging Valuation Date (ii) any calendar day on or after which a Zero Value Event has already occurred, and (iii) any calendar day after the last day of an applicable Measurement Period.

In the event that a Zero Value Event has occurred, UBS will issue a press release shortly after the event; provided that the failure to do so shall not affect the automatic acceleration and redemption of the Securities. The Securities will be suspended from trading intraday shortly after the event occurs and will likely not be open for trading again on NYSE Arca.

You will lose your entire investment upon the occurrence of a Zero Value Event.

In addition, we may call the Securities prior to the Maturity Date pursuant to our Call Right. See “— UBS Call Right.”

Loss Rebalancing Events

A Loss Rebalancing Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0. This means that after a Loss Rebalancing Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Loss Rebalancing Event.

A “Loss Rebalancing Event” occurs if, at any time, the Intraday Index Value on such Index Business Day (other than an Excluded Day, as used below) decreases by 20% or more from the previous Last Reset Index Closing Level.

Loss Rebalancing Events may occur multiple times over the term of the Securities and may occur multiple times during a single calendar quarter. This means both that (i) the Current Principal Amount may be reset more frequently than quarterly and (ii) the cumulative effect of compounding and fees will have increased as a result of the Loss Rebalancing Event(s). Because each Loss Rebalancing Event will have the effect of deleveraging your Securities, following a Loss Rebalancing Event your Securities will have less exposure to a potential positive gain in value relative to the exposure before the occurrence of such Loss Rebalancing Event.

As used above, an “Excluded Day” means (i) the Index Business Day immediately preceding any Quarterly Reset Valuation Date, if a Loss Rebalancing Event occurs after 3:15 p.m. on such day, (ii) any Quarterly Reset Valuation Date, (iii) any Loss Rebalancing Valuation Date, (iv) the Index Business Day immediately preceding the first day of an applicable Measurement Period, if a Loss Rebalancing Event occurs after 3:15 p.m. on such day (v) any calendar day from and including the first day of an applicable Measurement Period, (vi) the First or Second Permanent Deleveraging Valuation Dates, (vii) any calendar day after the Second Permanent Deleveraging Valuation Date, and (viii) any calendar day on or after which a Zero Value Event has occurred.

“Loss Rebalancing Valuation Date” means:

(a)   if a Loss Rebalancing Event occurs at or prior to 3:15 p.m. on an Index Business Day, the day that such Loss Rebalancing Event occurs, subject to adjustment as described under “— Market Disruption Event”; and

(b)   if a Loss Rebalancing Event occurs after 3:15 p.m. on an Index Business Day, the first Index Business Day following the occurrence of such Loss Rebalancing Event, subject to adjustment as described under “— Market Disruption Event.”

Permanent Deleveraging Event

A Permanent Deleveraging Event will have the effect of deleveraging your Securities, with the aim of permanently resetting the then-current leverage to 1.0 over two Index Business Days. The leverage at the end of the First Permanent Deleveraging Valuation Date is reset to approximately 2.0 and the leverage at the end of the Second Permanent Deleveraging Valuation Date is reset to 1.0. This means that after a Permanent Deleveraging Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities than it would have had before the occurrence of the Permanent Deleveraging Event. If such an event were to occur, it most likely would occur only following a Loss Rebalancing Event and prior to the completion of the associated leverage reset to 2.0, which would generally occur at the end of the Index Business Day following the Index Business Day on which the Loss Rebalancing Event occurred or, if the Loss Rebalancing Event occurs 3:15 p.m. on an Index Business Day, at the end of the second Index Business Day following the Index Business Day on which the Loss Rebalancing Event occurred.

A “Permanent Deleveraging Event” occurs if, at any time on an Index Business Day (other than an Excluded Day, as defined below), the Intraday Index Value decreases by 40% or more from the Last Reset Index Closing Level. If a Permanent Deleveraging Event occurs, the Current Principal Amount of the Securities will be reset over two Index Business Days.

As used above, an “Excluded Day” means (i) the First or Second Permanent Deleveraging Valuation Dates, (ii) any calendar day after the Second Permanent Deleveraging Valuation Date, (iii) any day on or after which a Zero Value Event occurs, (iv) the day which is two Index Business Days prior to the first day of a Measurement Period, if a Permanent Deleveraging Event occurs after 3:15 p.m. on such day, and (v) any calendar day from and including the Index Business Day immediately preceding the first day of a Measurement Period.

“Permanent Deleveraging Valuation Dates” means the First Permanent Deleveraging Valuation Date and the Second Permanent Deleveraging Valuation Date, each as defined below:

(a)   The “First Permanent Deleveraging Valuation Date” means:

i.      any Index Business Day, which otherwise would have been a Loss Rebalancing Valuation Date, but on which a Permanent Deleveraging Event has occurred, subject to adjustment as described under “— Market Disruption Event”; or

ii.     if a Permanent Deleveraging Event occurs after 3:15 p.m. on any Index Business Day which would not otherwise have been a Loss Rebalancing Valuation Date, then the first Index Business Day following the occurrence of such Permanent Deleveraging Event, subject to adjustment as described under “— Market Disruption Event.”

The leverage of your Securities will be reset to approximately 2.0 at the close of trading on the First Permanent Deleveraging Valuation Date.

(b)   The “Second Permanent Deleveraging Valuation Date” means the Index Business Day immediately following the First Permanent Deleveraging Valuation Date, subject to adjustment as described under “— Market Disruption Event.”

The leverage of your Securities will be reset to 1.0 at the close of trading on the Second Permanent Deleveraging Valuation Date.

Split or Reverse Split of the Securities

We may, at any time in our sole discretion, initiate a split or reverse split of your Securities. If we decide to initiate a split or reverse split, as applicable, we will issue a press release announcing the split or reverse split and its effective date. The date of such press release shall be deemed to be the “announcement date” of the split or the reverse split, the record date for any split or reverse split will be the tenth Business Day after the announcement date, and the effective date will be the next Business Day after the record date.

If the Securities undergo a split or reverse split, we will adjust the Current Principal Amount, Closing Indicative Value, Current Indicative Value, Accrued Fees, Measurement Period Cash Amount and other relevant terms of the Securities accordingly. For example, if the Securities undergo a 4:1 split, every investor who holds a Security via The Depository Trust Company (“DTC”) on the relevant record date will, after the split, hold four Securities, and adjustments will be made as described below. The Current Principal Amount on such record date will be divided by four to reflect the 4:1 split. The adjusted Current Principal Amount will be rounded to eight decimal places. The split or reverse split will become effective at the opening of trading of the Securities on the Index Business Day immediately following the record date. The split will not occur if we exercise our Call Right before it becomes effective.

In the case of a reverse split, the Current Principal Amount and other relevant terms of the Securities will be adjusted accordingly and we will determine in our sole discretion the manner in which we will address odd numbers of Securities (commonly referred to as “partials”). For example, if the Securities undergo a 1:4 reverse split, every investor who holds four Securities via DTC on the relevant record date will, after the reverse split, hold only one Security and the Current Principal Amount of the Securities on such record date will be multiplied by four to reflect the 1:4 reverse split. The adjusted Current Principal Amount will be rounded to eight decimal places. The reverse split will become effective at the opening of trading of the Securities on the Index Business Day immediately following the record date. The reverse split will not occur if we exercise our Call Right before it becomes effective.

Holders who own a number of Securities on the record date that is not evenly divisible by the reverse split divisor (which in the case of a 1:4 reverse split, for example, will be 4) will receive the same treatment as all other holders for the maximum number of Securities they hold that is evenly divisible by the reverse split divisor. We will determine in our sole discretion the manner in which we compensate holders for their remaining or “partial” Securities when we announce the reverse split, though our current intention is to provide holders with a cash payment for their partials on the 17th Business Day following the announcement date in an amount equal to the appropriate percentage of the Closing Indicative Value of the reverse split-adjusted Securities on the 15th Business Day following the announcement date. For example, in the case of a 1:4 reverse split, a holder who held 23 Securities via DTC on the record date would receive five post-reverse split Securities on the immediately following Business Day, and a cash payment on the 17th Business Day following the announcement date that is equal to 3/4 of the Current Principal Amount of the reverse split-adjusted Securities on the 15th Business Day following the announcement date.

Security Calculation Agent

UBS Securities LLC will act as the “Security Calculation Agent.” The Security Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including, among other things, at maturity or upon early redemption or call, or at other times, the Current Principal Amount, Current Indicative Value (which we also refer to as the intraday indicative value), Closing Indicative Value, Market Disruption Events, Business Days, Index Business Days, the Leverage Factor, the Index Factor, the Index Performance Ratio, the Residual Factor, the Index Closing Level, the Financing Rate, the Accrued Fees (including determining any successor to the SOFR base rate), the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon redemption, the Call Settlement Amount, that we will pay you if we call the Securities, whether a Loss Rebalancing Event has occurred, whether a Permanent Deleveraging Event has occurred and whether any day is an Index Business Day and all such other matters as may be specified elsewhere herein as matters to be determined by the Security Calculation Agent. If any Intraday Index Value as published by Bloomberg on any Index Business Day is manifestly incorrect, the Security Calculation Agent may base its determination of whether a Loss Rebalancing Event, Permanent Deleveraging Event or Zero Value Event shall have occurred on such Index Business Day on its own determination of such Intraday Index Value. In making such determination, the Security Calculation Agent may consider any relevant information, including, without limitation, relevant market data in the relevant market supplied by one or more third parties or from internal sources or affiliates. The Security Calculation Agent will also be responsible for determining whether the Index has been discontinued and whether there has been a material change in the Index. The Security Calculation Agent will make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Security Calculation Agent will be conclusive for all purposes and binding on us, you, and all other persons having an interest in the Securities, without liability on the part of the Security Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time after the date of the prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon early redemption or call, on or prior to 12:00 noon on the Index Business Day immediately preceding the Maturity Date, any Redemption Date or any Call Settlement Date.

All dollar amounts related to determination of the Accrued Fees, the Current Principal Amount, and any

Redemption Amount, Redemption Fee Amount, Call Settlement Amount or Cash Settlement Amount per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid to any holder of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing during a four-day Measurement Period, the Index Closing Level for such day will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. The remaining Index Business Days in the Measurement Period will be postponed accordingly, and the remaining Index Business Days in the Measurement Period will resume again following the suspension of the Market Disruption Event. For example, if the four-day Measurement Period for purposes of calculating the Call Settlement Amount, is scheduled for June 2, June 3, June 4 and June 5, and there is a Market Disruption Event with respect to the Index on June 2, but no other Market Disruption Event during such Call Measurement Period, then June 3 will become the first Index Business Day of the Measurement Period, June 4th the second Index Business Day, June 5th the third Index Business Day and the next Index Business Day after June 5th would be the final day of the Measurement Period. The same approach would be applied if there is a Market Disruption Event during a four-day Final Measurement Period.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on the Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or any Reset Valuation Date, the Index Closing Level for such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. For example, if the Redemption Valuation Date, for purposes of calculating a Redemption Amount, is based on the Index Closing Level on June 2 and there is a Market Disruption Event with respect to the Index on June 2, then the Index Closing Level on June 3 will be used to calculate the Redemption Amount, assuming that no such Market Disruption Event has occurred or is continuing on June 3.

In no event, however, will any postponement pursuant to either of the two immediately preceding paragraphs result in the affected Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or Reset Valuation Date occurring more than five Index Business Days following the day originally scheduled to be such Index Business Day of the Measurement Period or such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date. If a Market Disruption Event has occurred or is continuing with respect to the Index on the fifth Index Business Day following the date originally scheduled to be such Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date, Calculation Date or any Reset Valuation Date, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such fifth Index Business Day but for such Market Disruption Event.

Any of the following will be a “Market Disruption Event” with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

(a)   suspension, absence or material limitation of trading in a material number of Index Constituent Securities, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

(b)   suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities in the primary market or markets for those contracts;

(c)   the Index is not published; or

(d)   in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging.”

The following events will not be Market Disruption Events with respect to the Index:

(a)   a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

(b)   a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Securities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Securities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in “Medium-Term Notes, Series B” above under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars as determined by the Security Calculation Agent in its sole discretion, for the aggregate Stated Principal Amount of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Index Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five Index Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Index Business Day after the first Index Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Index Business Days after that first Index Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Index Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of, Adjustments to or Benchmark Event Affecting the Index or Termination of Our License Agreement with the Index Sponsor; Alteration of Method of Calculation

If (i) the Index Sponsor or the Index Calculation Agent announces that it intends to discontinue, or discontinues, publication of, or otherwise fails to publish, the Index, (ii) a Benchmark Event (as described below) under the EU Benchmarks Regulation or UK Benchmarks Regulation (each as described under “Risk Factors – The Securities are linked to the Index and are subject to certain regulatory risks”) occurs with respect to the Index or the Index Sponsor, if applicable, (iii) our license agreement with the Index Sponsor terminates or (iv) the Index Sponsor or Index Calculation Agent does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, and, in each case, any other person or entity publishes an EU Benchmarks Regulation compliant index licensed to UBS that the Security Calculation Agent determines is comparable to the Index and for which the Index Constituent Securities and/or their unit weighting are available to the Security Calculation Agent (such index being referred to herein as a “successor index”), and the Security Calculation Agent approves such index as a successor index, then on and after the date determined by the Security Calculation Agent, the Security Calculation Agent will determine the Index Closing Level on the applicable dates of determination and the amount payable at maturity or upon early redemption or call and all other related payments terms by reference to such successor index.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice of the successor index and the date on and after which the Index Closing Level will be determined by reference thereto to be furnished to the trustee, to us and to the holders of the Securities.

If the Index Sponsor or Index Calculation Agent discontinues publication of the Index, our license agreement with the Index Sponsor terminates or the Index Sponsor or Index Calculation Agent do not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, prior to, and such discontinuation, termination or unavailability is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, as applicable, or on any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, or any other relevant date on which the Index Closing Level is to be determined, then the Security Calculation Agent will determine the Index Closing Level using the Index Closing Level on the last Index Business Day immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

For purposes of the above, a “Benchmark Event” may occur if the EU Benchmarks Regulation and/or UK Benchmarks Regulation, as applicable, applies to this issuance of Securities, and the applicable registration for the Index or Index Sponsor is not effective or has been suspended or withdrawn by the relevant authority with the effect that the use of the Index or the Index Sponsor is not permitted under the EU Benchmarks Regulation or UK Benchmarks Regulation, as applicable.

In addition, if an Index Replacement Event (as defined below) occurs at any time and the Index Sponsor or anyone else publishes an index that the Security Calculation Agent determines is comparable to the Index (the “Substitute Index”), then the Security Calculation Agent may elect, in its sole discretion, to permanently replace the original Index with the Substitute Index for all purposes under the Securities, and all provisions described in the prospectus supplement as applying to the Index will thereafter apply to the Substitute Index instead. In such event, the Security Calculation Agent will make such adjustments, if any, to any level of the Index or Substitute Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. If the Security Calculation Agent elects to replace the original Index with a Substitute Index, then the Security Calculation Agent will determine all amounts hereunder, Current Principal Amount, Current Indicative Value (intraday indicative value), Closing Indicative Value, Index Factor, Index Performance Ratio, Residual Factor, Accrued Fees, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity or upon early redemption or call by reference to such Substitute Index. If the Security Calculation Agent so elects to replace the original Index with a Substitute Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities of the Securities.

An “Index Replacement Event” means:

(a)   an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on any of these parties’ ability to perform their obligations in connection with the Securities, or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(b)   any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after September 14, 2021 that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on the ability of us, our affiliates, third parties with whom we transact or a similarly situated third party to perform our or their obligations in connection with the Securities, or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(c)   any event that occurs on or after September 14, 2021 that makes it a violation of any law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) for us, our affiliates, third parties with whom we transact or similarly situated third parties to perform our or their obligations in connection with the Securities, or (iii) for us to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(d)   any event, as determined by the Security Calculation Agent, as a result of which we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the Securities, or realize, recover or remit the proceeds of any such transaction or asset; or

(e)   as determined by the Security Calculation Agent, the primary exchange or market for trading for the Securities, if any, announces that pursuant to the rules of such exchange or market, as applicable, the Securities cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index, a successor index or a Substitute Index, or the value thereof, is changed in a material respect, or if the Index or a successor or Substitute Index is in any other way modified so that the Index Closing Level of the Index or such successor or Substitute Index does not, in the opinion of the Security Calculation Agent, fairly represent the Index Closing Level of the Index or such successor or Substitute Index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at an Index Closing Level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the Index Closing Level for the Index or such successor or Substitute Index with reference to the Index or such successor or Substitute Index, as adjusted. The Security Calculation Agent will accordingly calculate the Index Closing Level, the Index Performance Ratio, the Last Reset Index Closing Level, the Accrued Fees, and any Redemption Amount, Redemption Fee Amount, Cash Settlement Amount or Call Settlement Amount, and all related payment terms based directly or indirectly on the Index Closing Level calculated by the Security Calculation Agent. Accordingly, if the method of calculating the Index or a successor or Substitute Index is modified so that the level of the Index or such successor or Substitute Index is a fraction or multiple of what it would have been if there had been no such modification (e.g., due to a rebasing of the Index), which, in turn, causes the Index Closing Level of the Index or such successor or Substitute Index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at an Index Closing Level for the Index or such successor or Substitute Index as if it had not been modified (e.g., as if such rebasing had not occurred).

In the event that the Security Calculation Agent elects to replace the Index with a successor index or a Substitute Index, UBS may, in its sole discretion, amend the title of the Securities in order to remove reference the former Index and to make such other changes to the title of the Securities as it considers necessary or desirable to reflect the name and/or characteristics of the relevant successor index or Substitute Index, as applicable.

All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors — Risks Relating to Creditworthiness, Conflicts of Interest, Hedging Activities and Regulation of UBS — There are potential conflicts of interest between you and the Security Calculation Agent” in the prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or upon early redemption or call will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We issued the Securities initially in an amount having the aggregate Stated Principal Amount specified on the cover of the prospectus supplement. We may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in “Medium-Term Notes, Series B” above.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Stated Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

21. ETRACS 2x Leveraged IFED Invest with the Fed TR Index ETN due September 15, 2061

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

These Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described under “Medium-Term Notes, Series B” above. This section summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” under “Medium-Term Notes, Series B” above. The terms described here supplement those described in “Medium-Term Notes, Series B” above and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 12, 2015 between us and U.S. Bank Trust National Association, as trustee.

We describe the terms of the Securities in more detail below. The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity or upon early redemption or call. Instead, at maturity, you will receive a cash payment per Security the amount of which will vary depending on the performance and path of the Index and will be reduced by the Accrued Fees as of the last Index Business Day in the Final Measurement Period as described under “— Cash Settlement Amount at Maturity.” If the amount as calculated is equal to or less than zero, the Cash Settlement Amount will be zero and you will not receive a cash payment.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment per Security on the relevant Redemption Date equal to the Redemption Amount as described under “— Early Redemption at the Option of the Holders.” If the amount as calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

Cash Settlement Amount at Maturity

The “Maturity Date” is September 15, 2061, which will be the third Index Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called, redeemed or accelerated upon Zero Value Event, you will receive at maturity a cash payment equal to its Closing Indicative Value on the last Index Business Day in the applicable Measurement Period. We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is equal to or less than zero, the payment will be zero.

The following graphic illustrates the formula to determine the Cash Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Final Measurement Period

You may lose all or a substantial portion of your investment at maturity. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees, you may lose all or a substantial portion of your investment at maturity. The occurrence of Loss Rebalancing Events will result in more frequent than quarterly compounding.

UBS may call the Securities prior to the Maturity Date pursuant to its Call Right. If the Securities are called by UBS, the Call Settlement Amount may be zero and you may lose all or a substantial portion of your investment. See “— UBS Call Right”.

The “Stated Principal Amount” of each Security is $25.00. The Securities may be issued and sold over time at then-current market prices which may be significantly higher or lower than the Stated Principal Amount. If the Securities undergo a split or reverse split, the Stated Principal Amount will be adjusted accordingly.

The Closing Indicative Value represents the dollar value per Security that an investor would receive on any day if it redeemed the Security that day (without giving effect to any Redemption Fee Amount).

The “Closing Indicative Value” per Security, will be calculated as follows:

(a)   On the Initial Trade Date, $25.00 per Security.

(b)   On any other calendar day, prior to the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount on the immediately preceding calendar day × Index Factor) – Accrued Fees

(c)   From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period × Index Factor × Residual Factor) – Accrued Fees + Measurement Period Cash Amount

However, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, the Closing Indicative Value for that day and all subsequent days will be fixed to be equal to the Measurement Period Cash Amount from the immediately preceding calendar day.

(d)   The minimum value of the Closing Indicative Value on any calendar day will be zero.

If a Zero Value Event occurs, the Closing Indicative Value will be equal to zero on the day it occurs and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will lose their entire investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “— Automatic Acceleration Upon Zero Value Event”.

The actual trading price of the Securities in the secondary market may vary significantly from their Closing Indicative Value.

If the Securities undergo a split or reverse split, the Closing Indicative Value will be adjusted accordingly.

The “Current Principal Amount” represents the unleveraged notional investment in the Index Constituent Securities per Security at the close of trading on any Reset Valuation Date. The notional financing amount per Security in order to generate the leveraged returns would approximately equal the Current Principal Amount at the close of trading on any Reset Valuation Date. If a Permanent Deleveraging Event occurs, the leverage of your Securities will be permanently reset to 1.0 and the notional financing amount will be equal to zero for the remaining term of the Securities. If a Zero Value Event occurs prior to your Securities permanently resetting to 1.0 at the end of the Second Permanent Deleveraging Valuation Date, then your Securities will be automatically accelerated and mandatorily redeemed and you will lose your entire investment.

The Current Principal Amount per Security, will be calculated as follows:

(a)   From and including the Initial Trade Date to and excluding the first Reset Valuation Date, $25.00 per Security.

(b)   At the close of trading on each Reset Valuation Date after the Initial Trade Date, the Current Principal Amount of the Securities will be reset as follows:

New Current Principal Amount = (Current Principal Amount on immediately preceding calendar day × Index Factor) – Accrued Fees

The Current Principal Amount will not change until the first Reset Valuation Date.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of a Measurement Period, such day will not be a valid Reset Valuation Date.

If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

At the close of trading on each Reset Valuation Date, the Current Principal Amount is reset.

The “Reset Valuation Date” means:

(a)   Any calendar day up to and including the Second Permanent Deleveraging Valuation Date, that is either: (i) the Initial Trade Date, (ii) a Quarterly Reset Valuation Date, (iii) a Loss Rebalancing Valuation Date (iv) the First Permanent Deleveraging Valuation Date, or (v) the Second Permanent Deleveraging Valuation Date; and

(b)   Any calendar day following the Second Permanent Deleveraging Valuation Date.

The valuation dates are defined below.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of a Measurement Period, it will not be a valid Reset Valuation Date and the Last Reset Index Closing Level will remain the same.

The “Quarterly Reset Valuation Date” is the second Wednesday of January, April, July and October of each calendar year during the term of the Securities (other than an Excluded Day, as defined below), subject to adjustment as described under “— Market Disruption Event”.

As used above, an “Excluded Day” means (i) the Index Business Day immediately preceding the first day of an applicable Measurement Period, and any calendar day thereafter, and (ii) any calendar day after the Second Permanent Deleveraging Valuation Date.

The “Index Factor” is: 1 + (Leverage Factor × Index Performance Ratio).

The Index Factor represents the leveraged percentage change in the Index level since the Last Reset Index Closing Level. The Index Factor times the applicable Current Principal Amount on the preceding calendar day represents the current value of the unleveraged notional amount per Security that is deemed invested in the Index on any calendar day. This does not reflect the Redemption Amount that an investor would receive upon early redemption on such calendar day.

The “Residual Factor” will be calculated as follows:

(a)   1.0 on any calendar day, to but excluding the first day of an applicable Measurement Period.

(b)   From and including the first day of an applicable four-day Measurement Period, (a) the number of Index Business Days from, but excluding, the date of determination to, and including, the last Index Business Day in such four-day Measurement Period, divided by (b) four.

For example, on the first Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 3/4, on the second Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 2/4, on the third Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 1/4 and on the last Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal zero.

(c)   On any calendar day from and including the last Index Business Day of an applicable Measurement Period, the Residual Factor will be equal to zero.

The Residual Factor is intended to approximate the percentage of the Current Principal Amount that is tracking the Index on any given day. The Residual Factor is relevant only during an applicable Measurement Period but otherwise is not a component of the Closing Indicative Value or Current Indicative Value formulas. At the close of trading on each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash.

The “Leverage Factor” on any calendar day until the occurrence of a Permanent Deleveraging Event and the close of trading on the Second Permanent Deleveraging Valuation Date, will equal 2.0. If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Leverage Factor will equal 1.0.

The “Index Performance Ratio” on any Index Business Day will be equal to:

Index Closing Level – Last Reset Index Closing Level
Last Reset Index Closing Level

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

The “Last Reset Index Closing Level” is the Index Closing Level on the most recent Reset Valuation Date prior to such day. The initial Last Reset Index Closing Level is the Index Closing Level on the Initial Trade Date, as reported by Bloomberg and Reuters.

The “Index Closing Level” on any date of determination is the closing level of the Index, as reported on Bloomberg and Reuters on such day; however, if the closing level of the Index as reported on Bloomberg (or any successor) differs from the closing level of the Index as reported on Reuters (or any successor), the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent. The initial Index Closing Level (which is also the first Last Reset Index Closing Level) was determined on September 14, 2021 by the Security Calculation Agent. If the closing level of the Index, as reported on Bloomberg and Reuters for any Index Business Day, is manifestly incorrect, the “Index Closing Level” for such Index Business Day shall be the closing level of the Index as determined by the Security Calculation Agent. In making such determination, the Security Calculation Agent may consider any relevant information, including, without limitation, relevant market data in the relevant market supplied by one or more third parties or from internal sources or affiliates.

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

“Measurement Period” means the Final Measurement Period or, if UBS exercises its Call Right, the Call Measurement Period.

The “Current Indicative Value” or “intraday indicative value”, as determined by the Security Calculation Agent, is an amount per Security, on an intraday basis on any Index Business Day, equal to:

(a)   On the Initial Trade Date, $25.00.

(b)   On any other calendar day prior to the first day of a Measurement Period:

(Current Principal Amount on the immediately preceding calendar day × Index Factor, calculated using the Intraday Index Value) – Accrued Fees

(c)   From and including the first day of a Measurement Period, an amount per Security equal to:

(Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period × Index Factor, calculated using the Intraday Index Value × Residual Factor on the immediately preceding calendar day) – Accrued Fees + Measurement Period Cash Amount, from the immediately preceding calendar day

However, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, the Current Indicative Value for the remainder of that day and all subsequent days will be fixed to be equal to the Measurement Period Cash Amount from the immediately preceding calendar day.

(d)   The minimum value of the Current Indicative Value on any calendar day will be zero.

The actual trading price of the Securities in the secondary market may vary significantly from their Current Indicative Value (intraday indicative value).

If a Zero Value Event occurs, the Current Indicative Value (intraday indicative value) will be equal to zero for the remainder of the day it occurs and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will lose their entire investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “— Automatic Acceleration Upon Zero Value Event”.

If the Securities undergo a split or reverse split, the Current Indicative Value (intraday indicative value) will be adjusted accordingly.

The “Accrued Fees” as of any date of determination means the Accrued Tracking Fee + the Accrued Financing Fee.

If the Securities undergo a split or reverse split, the Accrued Fees will be adjusted accordingly.

The Securities are subject to an “Accrued Tracking Fee” per Security, calculated as follows:

(a)   On the Initial Trade Date, the Accrued Tracking Fee is equal to zero.

(b)   On any subsequent calendar day, the Accrued Tracking Fee is equal to: (a) the Accrued Tracking Fee as of the immediately preceding calendar day, plus (b) the Daily Tracking Fee on such calendar day.

(c)   On the calendar day after each Reset Valuation Date, the Accrued Tracking Fee is reset to be equal to the Daily Tracking Fee on such calendar day.

The “Daily Tracking Fee” is an amount per Security calculated as follows:

(a)   On the Initial Trade Date, the Daily Tracking Fee is zero.

(b)   On any subsequent calendar day, the Daily Tracking Fee is equal to:

(1) (i) 0.95% times (ii) the Current Principal Amount on the immediately preceding calendar day times (iii) the Index Factor on such calendar day times (iv) the Residual Factor on the immediately preceding calendar day, divided by (2) 365.

(c)   The minimum value of the Daily Tracking Fee on any calendar day will be zero.

The Daily Tracking Fee represents the investor fees calculated each day on the current value of the unleveraged notional amount invested in the Index per Security. These charges accrue and compound during the applicable period, and will reduce any amount you are entitled to receive at maturity or upon early redemption or call.

If the Securities undergo a split or reverse split, the Daily Tracking Fee will be adjusted accordingly.

The Securities are subject to an “Accrued Financing Fee” per Security calculated as follows:

(a)   On the Initial Trade Date, the Accrued Financing Fee is equal to zero.

(b)   On any subsequent calendar day, the Accrued Financing Fee is equal to:

(1) the Accrued Financing Fee as of the immediately preceding calendar day, plus (2) the Daily Financing Fee on such calendar day.

(c)   On the calendar day after each Reset Valuation Date, the Accrued Financing Fee is reset to be equal to the Daily Financing Fee on such calendar day.

(d)   If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Accrued Financing Fee will be equal to zero.

The “Daily Financing Fee” is an amount per Security calculated as follows:

(a)   On the Initial Trade Date, the Daily Financing Fee is equal to zero.

(b)   On any subsequent calendar day, the Daily Financing Fee is equal to:

(1) (i) the Financing Rate on such calendar day times  (ii) the Current Principal Amount on the immediately preceding calendar day times (iii) the Residual Factor on the immediately preceding calendar day, divided by (2) 360.

(c)   If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Daily Financing Fee will be equal to zero.

(d)   The minimum value of the Daily Financing Fee on any calendar day will be zero.

The Daily Financing Fee seeks to compensate UBS for providing investors with a leveraged participation in movements of the Index and is intended to approximate the financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Index. These charges accrue and compound during the applicable period, and will reduce any amount that you will be entitled to receive at maturity or upon early redemption or call.

If the Securities undergo a split or reverse split, the Daily Financing Fee will be adjusted accordingly.

The “Financing Rate” will equal the sum of (a) 1.55% and (b) SOFR on the immediately preceding U.S. Government Securities Business Day. The minimum value of SOFR (or any successor base rate, as described below) used on any calendar day will be zero. The minimum Financing Rate at any time will be 1.55%.

For example, 0.05% was the SOFR rate on September 10, 2021, which was a U.S. Government Securities Business Day. The Financing Rate on September 13, 2021 would therefore have been equal to 1.55% + 0.05%, or 1.60.

“SOFR” means, with respect to any U.S. Government Securities Business Day, the daily secured overnight financing rate for such U.S. Government Securities Business Day as provided by the SOFR Administrator on the SOFR Administrator’s Website. If for any U.S. Government Securities Business Day, the SOFR in respect of that day has not been published on the SOFR Administrator’s Website by the time the Security Calculation Agent determines the Financing Rate for the immediately succeeding day and the Security Calculation Agent has not determined that SOFR has been discontinued, then the SOFR for such day will be the secured overnight financing rate as published in respect of the first preceding U.S. Government Securities Business Day for which the secured overnight financing rate was published on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the SOFR Administrator, currently at http://www.newyorkfed.org, or any successor source.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Information About the Secured Overnight Financing Rate

All disclosures contained herein regarding the secured overnight financing rate, including, without limitation, its make-up and method of calculation, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by the Federal Reserve Bank of New York. The secured overnight financing rate is published by the Federal Reserve Bank of New York, but the Federal Reserve Bank of New York has no obligation to continue to publish, and may discontinue publication of, the secured overnight financing rate. Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the secured overnight financing rate or any successor or replacement rate. Information from outside sources including, but not limited to any website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the secured overnight financing rate.

The secured overnight financing rate is published by the Federal Reserve Bank of New York and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The Federal Reserve Bank of New York reports that secured overnight financing rate includes all trades in the "Broad General Collateral Rate" (as defined on the Federal Reserve Bank of New York's Website), plus bilateral Treasury repurchase agreement transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of the Depository Trust and Clearing Corporation (“DTCC”). The secured overnight financing rate is filtered by the Federal Reserve Bank of New York to remove a portion of the foregoing transactions considered to be "Specials", which are repurchases for specific-issue collateral, which take place at cash-lending rates below those for general collateral repurchases because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The Federal Reserve Bank of New York reports that the secured overnight financing rate is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon (“BNYM”) as well as General Collateral Finance repurchase agreement transaction data and data on bilateral Treasury repurchase transactions cleared through the FICC's delivery-versus-payment service. The Federal Reserve Bank of New York notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. The Federal Reserve Bank of New York notes on its publication page for the secured overnight financing rate that use of the secured overnight financing rate is subject to important limitations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of the secured overnight financing rate at any time without notice. The secured overnight financing rate is published at approximately 8:00 a.m. (New York time) on each U.S. Government Securities Business Day for trades made on the immediately preceding U.S. Government Securities Business Day. If the Federal Reserve Bank of New York discovers errors in the transaction data provided by either BNYM or DTCC, or in the calculation process, subsequent to the rate publication but on that same day, the secured overnight financing rate and accompanying summary statistics may be republished at approximately 2:30 p.m. (New York time). Similarly, if transaction data from BNYM or DTCC had previously not been available in time for publication, but became available later in the day, the secured overnight financing rate may be republished at approximately 2:30 p.m. (New York time). Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point (0.01%), though the Federal Reserve Bank of New York will review this revision threshold periodically and could modify it after any such review. The description of the secured overnight financing rate herein does not purport to be exhaustive.

Because the secured overnight financing rate is published by the Federal Reserve Bank of New York based on data received from other sources, neither UBS nor any of our affiliates has any control over its determination, calculation or publication. There can be no guarantee that the secured overnight financing rate will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Securities. If the manner in which the secured overnight financing rate is calculated is changed, that change may result in an increase in the Financing Rate on the Securities.

The Federal Reserve Bank of New York began publishing the secured overnight financing rate in April 2018. The Federal Reserve Bank of New York has also published historical indicative secured overnight financing rates going back to August 2014. Investors should not rely on any historical changes or trends in the secured overnight financing rate as an indicator of future changes in the secured overnight financing rate. Also, since the secured overnight financing rate is relatively new, the Securities are not expected to have established trading market when issued, and an established trading market may never develop or may not be very liquid. In addition, if the secured overnight financing rate does not become widely used as a benchmark in securities that are similar or comparable to the Securities, the trading price of the Securities may be lower than those of other securities that are linked to rates that are more widely used. Similarly, market terms for exchange traded notes with financing rates linked to the secured overnight financing rate may evolve over time, and trading prices of the Securities may be lower than those of later-issued secured overnight financing rate-linked exchange traded notes as a result. Investors in the Securities may not be able to sell the Securities at all or may not be able to sell the Securities at prices comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The Federal Reserve Bank of New York is not responsible for publication of the secured overnight financing rate rates by UBS, does not sanction or endorse any particular republication, and has no liability for your use. For a more complete discussion of the secured overnight financing rate , see the website of SOFR Administrator’s Website.

Notwithstanding the foregoing:

Ø    If the Security Calculation Agent determines on the relevant determination date that SOFR (or any successor base rate) has been discontinued, then the Security Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the SOFR base rate (or such successor base rate), provided that if the Security Calculation Agent determines there is an industry-accepted successor base rate for exchange traded notes similar to the Securities, then the Security Calculation Agent shall use such successor base rate; and

Ø    If the Security Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Security Calculation Agent in its sole discretion may determine the business day convention, definition of business day and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the SOFR base rate (or such successor base rate), in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

The establishment of SOFR (or such successor base rate, as applicable) for each period by the Security Calculation Agent shall (in the absence of manifest error) be final and binding.

The “Measurement Period Cash Amount” is an amount per Security equal to:

(a)   $0.00 on any calendar day, to but excluding the first day of a Measurement Period.

(b)   On the first day of a one-day Measurement Period:

At the close of trading on such Index Business Day, (Current Principal Amount on the immediately preceding calendar day × Index Factor, on such Index Business Day).

(c)   From and including the first day of a four-day Measurement Period:

(i)    At the close of trading on each Index Business Day during the four-day Measurement Period, the Measurement Period Cash Amount on the immediately preceding calendar day + (Current Principal Amount on the calendar day immediately preceding the first day of such Measurement Period × 0.25 × Index Factor, on such Index Business Day); and

(ii)   On any calendar day during the Measurement Period that is not an Index Business Day, the Measurement Period Cash Amount on the immediately preceding Index Business Day.

(d)   On any calendar day after the last Index Business Day of a Measurement Period, the Measurement Period Cash Amount on the last Index Business Day of such Measurement Period.

Notwithstanding the foregoing, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, then the Measurement Period Cash Amount for that day and all subsequent days will be fixed to be equal to the Measurement Period Cash Amount from the immediately preceding calendar day.

The Measurement Period Cash Amount represents the portion of the Current Principal Amount that has been converted to cash on any given day of an applicable Measurement Period and is no longer tracking the Index.

At the close of trading of each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period, will be deemed converted to cash and an applicable portion of the notional financing amount will separately be deemed converted to cash as well. After the close of trading on the final Index Business Day of a four-day Measurement Period, the Measurement Period Cash Amount will represent the averaged value of the Current Principal Amount that was deemed converted to cash across the four-days of such Measurement Period. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount will be deemed converted to cash and an applicable amount of financing will separately be deemed converted to cash, at the close of trading of the first day of such Measurement Period.

If the Securities undergo a split or reverse split, the Measurement Period Cash Amount will be adjusted accordingly.

The “Final Measurement Period” means:

(a)   if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the Calculation Date is less than $500,000,000, the Calculation Date, subject to adjustments as described under “— Market Disruption Event”;

(b)   if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the Calculation Date is equal to or greater than $500,000,000, the four Index Business Days from and including the Calculation Date, subject to adjustments as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the Calculation Date, will equal:

(i)    the Closing Indicative Value as of such Index Business Day times (ii) the number of Securities outstanding as reported by FEDLSO <Index> on Bloomberg.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently Indxx LLC.

The “Calculation Date” means September 7, 2061, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustment.

The Calculation Date represents the first Index Business Day of the Final Measurement Period.

“Index Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in The City of New York, generally, are authorized or obligated by law, regulation or executive order to close.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading such Index Constituent Security or such constituent underlying a successor index.

Underlying Index

The IFED Large-Cap US Equity Index Total Return (Bloomberg: “IFEDLT”) is the total return version of the IFED Large-Cap US Equity Index (Bloomberg: “IFEDL”). The Index tracks large-cap U.S. equities that are determined by Economic Index Associates, LLC (“EIA” or the “Index Sponsor”) to be best positioned to benefit from the prevailing monetary environment. We refer to the companies included in the Index as the “Index Constituent Securities”. The Index is developed by EIA and calculated by Indxx LLC (“Indxx”). The Index is a total return index and the Index level reflects the notional reinvestment of the cash distributions from its constituent securities.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event”, you may submit a request to have us redeem your Securities on any Index Business Day no later than 12:00 noon and a confirmation of redemption by no later than 5:00 p.m. on the same Index Business Day. You must request that we redeem a minimum of 50,000 Securities, although we reserve the right from time to time to waive this minimum redemption amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which we receive the notice of redemption rather than the following Index Business Day. You should not assume you will be entitled to any such acceleration. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so.

The Securities will be redeemed and the holders will receive payment for their Securities on the second Index Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The First Redemption Date will be the fourth Index Business Day immediately following the Initial Trade Date and the Final Redemption Date will be the fourth Index Business Day immediately preceding the Maturity Date, subject to adjustments. In addition, if we have issued a call notice, the last Redemption Valuation Date will be the fourth Index Business Day prior to the Call Settlement Date, as applicable. If a Zero Value Event occurs, the last Redemption Date will be the date on which the Zero Value Event occurred.

If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index Constituent Securities, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event”.

As of any Redemption Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to:

(0.125% × Closing Indicative Value of the Security as of the Redemption Valuation Date).

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures”, for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

Closing Indicative Value as of the Redemption Valuation Date – Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero. We reserve the right from time to time to reduce or waive the Redemption Fee Amount in our sole discretion and on a case-by-case basis. There can be no assurance that we will elect to waive this fee and you should not assume you will be entitled to such fee waiver.

We will inform you of such Redemption Amount on the first Index Business Day following the applicable Redemption Valuation Date.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

The following graphic illustrates the formula to determine the Redemption Amount, which has been simplified for ease of presentation:

Redemption Amount          =              Closing Indicative Value   –              Redemption Fee Amount

You may lose all or a substantial portion of your investment upon early redemption. The combined negative effect of the Accrued Fees and the Redemption Fee Amount will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees and the Redemption Fee Amount, if applicable, or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon early redemption. Loss Rebalancing Events will cause compounding to occur more frequently than quarterly.

The Securities may be called by UBS prior to the Maturity Date pursuant to its Call Right and, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. See “— UBS Call Right” and “— Automatic Acceleration Upon Zero Value Event”.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, which we refer to as a “Redemption Notice” to UBS via email no later than 12:00 noon on the Index Business Day on which you elect to exercise your redemption right. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation”, to us via email in the specified form by 5:00 p.m. on the same day. We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your Redemption Notice after 12:00 noon, or your Redemption Confirmation after 5:00 p.m., on the Index Business Day prior to the applicable Redemption Valuation Date, your Redemption Notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable. If your DTC custodian or your brokerage firm is not a current UBS customer, UBS will be required to on-board such DTC custodian or brokerage firm, in compliance with its internal policies and procedures, before it can accept your Redemption Notice, your Redemption Confirmation or otherwise process your redemption request. This on-boarding process may delay your Redemption Valuation Date and Redemption Date. Furthermore, in certain circumstances, UBS may be unable to on-board your DTC custodian or your brokerage firm.

We reserve the right from time to time to reduce or waive the minimum redemption amount or the Redemption Fee Amount in our sole discretion on a case-by-case basis. In addition, we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which we receive the Redemption Notice rather than the following Index Business Day. You should not assume you will be entitled to any such waiver or election to accelerate the Redemption Valuation Date.

UBS Call Right

UBS may at its option redeem all, but not less than all, of the issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of such Securities (which may be provided via press release) not less than 18 calendar days prior to the Call Settlement Date specified by UBS in such notice. If we call the Securities, you will receive a cash payment equal to the Closing Indicative Value on the last Index Business Day in the Call Measurement Period. We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is equal to or less than zero, the payment upon UBS’s exercise of its Call Right will be zero.

We will inform you of such Call Settlement Amount on the first Index Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Index Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event”.

The “Call Measurement Period” means:

(a)           if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the date we issue a notice of exercise of our Call Right is less than $500,000,000, the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event”; and

(b)           if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the date we issue a notice of exercise of our Call Right is equal to or greater than $500,000,000, the four Index Business Days from and including the Call Valuation Date, subject to adjustment as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of its Call Right will equal:

(i) The Closing Indicative Value as of such Index Business Day times (ii) the number of Securities outstanding as reported by FEDLSO <Index> on Bloomberg.

The “Call Valuation Date” means the date we specify in our notice to holders (which may be provided via press release) of our exercise of our Call Right.

In any notice to holders exercising our Call Right, we will specify how many days are included in the Call Measurement Period.

The following graphic illustrates the formula to determine the Call Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Call Measurement Period

You may lose all or a substantial portion of your investment if we exercise our Call Right. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees, or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon a call. Loss Rebalancing Events will cause compounding to occur more frequently than quarterly.

In addition, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. See “— Automatic Acceleration Upon Zero Value Event” below.

Automatic Acceleration Upon Zero Value Event

A Zero Value Event represents the first instance when the Current Indicative Value (intraday indicative value) or the Closing Indicative Value is less than or equal to zero (other than on an Excluded Day, as defined below). It will have the effect of permanently resetting the value of your Securities to zero and accelerating the Securities. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event.

A Zero Value Event can occur only if a Permanent Deleveraging Event occurs and the Current Indicative Value (intraday indicative value) or the Closing Indicative Value declines to zero before the leverage of your Securities is reset to 1.0 at the close of trading on the Index Business Day following such event (or if such event occurs after 3:15 p.m. on any Index Business Day which would not otherwise have been a Loss Rebalancing Valuation Date, the second Index Business Day following such event), as described under “Permanent Deleveraging Valuation Dates” above.

A “Zero Value Event” occurs if the Current Indicative Value (intraday indicative value) or the Closing Indicative Value on any Index Business Day (other than an Excluded Day, as defined below) is less than or equal to zero. From immediately after the Zero Value Event and on all future calendar days, the Current Indicative Value (intraday indicative value) and the Closing Indicative Value will be set equal to zero.

As used above, an “Excluded Day” means (i) any calendar day after the Second Permanent Deleveraging Valuation Date (ii) any calendar day on or after which a Zero Value Event has already occurred, and (iii) any calendar day after the last day of an applicable Measurement Period.

In the event that a Zero Value Event has occurred, UBS will issue a press release shortly after the event; provided that the failure to do so shall not affect the automatic acceleration and redemption of the Securities. The Securities will be suspended from trading intraday shortly after the event occurs and will likely not be open for trading again on NYSE Arca.

You will lose your entire investment upon the occurrence of a Zero Value Event.

In addition, we may call the Securities prior to the Maturity Date pursuant to our Call Right. See “Specific Terms of the Securities — UBS Call Right”.

Loss Rebalancing Events

A Loss Rebalancing Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0. This means that after a Loss Rebalancing Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Loss Rebalancing Event.

A “Loss Rebalancing Event” occurs if, at any time, the Intraday Index Value on such Index Business Day (other than an Excluded Day, as used below) decreases by 20% or more from the previous Last Reset Index Closing Level.

Loss Rebalancing Events may occur multiple times over the term of the Securities and may occur multiple times during a single calendar quarter. This means both that (i) the Current Principal Amount may be reset more frequently than quarterly and (ii) the cumulative effect of compounding and fees will have increased as a result of the Loss Rebalancing Event(s). Because each Loss Rebalancing Event will have the effect of deleveraging your Securities, following a Loss Rebalancing Event your Securities will have less exposure to a potential positive gain in value relative to the exposure before the occurrence of such Loss Rebalancing Event.

As used above, an “Excluded Day” means (i) the Index Business Day immediately preceding any Quarterly Reset Valuation Date, if a Loss Rebalancing Event occurs after 3:15 p.m. on such day, (ii) any Quarterly Reset Valuation Date, (iii) any Loss Rebalancing Valuation Date, (iv) the Index Business Day immediately preceding the first day of an applicable Measurement Period, if a Loss Rebalancing Event occurs after 3:15 p.m. on such day (v) any calendar day from and including the first day of an applicable Measurement Period, (vi) the First or Second Permanent Deleveraging Valuation Dates, (vii) any calendar day after the Second Permanent Deleveraging Valuation Date, and (viii) any calendar day on or after which a Zero Value Event has occurred.

“Loss Rebalancing Valuation Date” means:

(a)   if a Loss Rebalancing Event occurs at or prior to 3:15 p.m. on an Index Business Day, the day that such Loss Rebalancing Event occurs, subject to adjustment as described under “— Market Disruption Event” beginning on page S-84; and

(b)   if a Loss Rebalancing Event occurs after 3:15 p.m. on an Index Business Day, the first Index Business Day following the occurrence of such Loss Rebalancing Event, subject to adjustment as described under “— Market Disruption Event.”

Permanent Deleveraging Event

A Permanent Deleveraging Event will have the effect of deleveraging your Securities, with the aim of permanently resetting the then-current leverage to 1.0 over two Index Business Days. The leverage at the end of the First Permanent Deleveraging Valuation Date is reset to approximately 2.0 and the leverage at the end of the Second Permanent Deleveraging Valuation Date is reset to 1.0. This means that after a Permanent Deleveraging Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities than it would have had before the occurrence of the Permanent Deleveraging Event. If such an event were to occur, it most likely would occur only following a Loss Rebalancing Event and prior to the completion of the associated leverage reset to 2.0, which would generally occur at the end of the Index Business Day following the Index Business Day on which the Loss Rebalancing Event occurred or, if the Loss Rebalancing Event occurs 3:15 p.m. on an Index Business Day, at the end of the second Index Business Day following the Index Business Day on which the Loss Rebalancing Event occurred.

A “Permanent Deleveraging Event” occurs if, at any time on an Index Business Day (other than an Excluded Day, as defined below), the Intraday Index Value decreases by 40% or more from the Last Reset Index Closing Level. If a Permanent Deleveraging Event occurs, the Current Principal Amount of the Securities will be reset over two Index Business Days.

As used above, an “Excluded Day” means (i) the First or Second Permanent Deleveraging Valuation Dates, (ii) any calendar day after the Second Permanent Deleveraging Valuation Date, (iii) any day on or after which a Zero Value Event occurs, (iv) the day which is two Index Business Days prior to the first day of a Measurement Period, if a Permanent Deleveraging Event occurs after 3:15 p.m. on such day, and (v) any calendar day from and including the Index Business Day immediately preceding the first day of a Measurement Period.

“Permanent Deleveraging Valuation Dates” means the First Permanent Deleveraging Valuation Date and the Second Permanent Deleveraging Valuation Date, each as defined below:

(a)   The “First Permanent Deleveraging Valuation Date” means:

(i)    any Index Business Day, which otherwise would have been a Loss Rebalancing Valuation Date, but on which a Permanent Deleveraging Event has occurred, subject to adjustment as described under “— Market Disruption Event”; or

(ii)   if a Permanent Deleveraging Event occurs after 3:15 p.m. on any Index Business Day which would not otherwise have been a Loss Rebalancing Valuation Date, then the first Index Business Day following the occurrence of such Permanent Deleveraging Event, subject to adjustment as described under “— Market Disruption Event.”

The leverage of your Securities will be reset to approximately 2.0 at the close of trading on the First Permanent Deleveraging Valuation Date.

(b)   The “Second Permanent Deleveraging Valuation Date” means the Index Business Day immediately following the First Permanent Deleveraging Valuation Date, subject to adjustment as described under “— Market Disruption Event.”

The leverage of your Securities will be reset to 1.0 at the close of trading on the Second Permanent Deleveraging Valuation Date.

Split or Reverse Split of the Securities

We may, at any time in our sole discretion, initiate a split or reverse split of your Securities. If we decide to initiate a split or reverse split, as applicable, we will issue a press release announcing the split or reverse split and its effective date. The date of such press release shall be deemed to be the “announcement date” of the split or the reverse split, the record date for any split or reverse split will be the tenth Business Day after the announcement date, and the effective date will be the next Business Day after the record date.

If the Securities undergo a split or reverse split, we will adjust the Current Principal Amount, Closing Indicative Value, Current Indicative Value, Accrued Fees, Measurement Period Cash Amount and other relevant terms of the Securities accordingly. For example, if the Securities undergo a 4:1 split, every investor who holds a Security via The Depository Trust Company (“DTC”) on the relevant record date will, after the split, hold four Securities, and adjustments will be made as described below. The Current Principal Amount on such record date will be divided by four to reflect the 4:1 split. The adjusted Current Principal Amount will be rounded to eight decimal places. The split or reverse split will become effective at the opening of trading of the Securities on the Index Business Day immediately following the record date. The split will not occur if we exercise our Call Right before it becomes effective.

In the case of a reverse split, the Current Principal Amount and other relevant terms of the Securities will be adjusted accordingly and we will determine in our sole discretion the manner in which we will address odd numbers of Securities (commonly referred to as “partials”). For example, if the Securities undergo a 1:4 reverse split, every investor who holds four Securities via DTC on the relevant record date will, after the reverse split, hold only one Security and the Current Principal Amount of the Securities on such record date will be multiplied by four to reflect the 1:4 reverse split. The adjusted Current Principal Amount will be rounded to eight decimal places. The reverse split will become effective at the opening of trading of the Securities on the Index Business Day immediately following the record date. The reverse split will not occur if we exercise our Call Right before it becomes effective.

Holders who own a number of Securities on the record date that is not evenly divisible by the reverse split divisor (which in the case of a 1:4 reverse split, for example, will be 4) will receive the same treatment as all other holders for the maximum number of Securities they hold that is evenly divisible by the reverse split divisor. We will determine in our sole discretion the manner in which we compensate holders for their remaining or “partial” Securities when we announce the reverse split, though our current intention is to provide holders with a cash payment for their partials on the 17th Business Day following the announcement date in an amount equal to the appropriate percentage of the Closing Indicative Value of the reverse split-adjusted Securities on the 15th Business Day following the announcement date. For example, in the case of a 1:4 reverse split, a holder who held 23 Securities via DTC on the record date would receive five post-reverse split Securities on the immediately following Business Day, and a cash payment on the 17th Business Day following the announcement date that is equal to 3/4 of the Current Principal Amount of the reverse split-adjusted Securities on the 15th Business Day following the announcement date.

Security Calculation Agent

UBS Securities LLC will act as the “Security Calculation Agent.” The Security Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including, among other things, at maturity or upon early redemption or call, or at other times, the Current Principal Amount, Current Indicative Value (which we also refer to as the intraday indicative value), Closing Indicative Value, Market Disruption Events, Business Days, Index Business Days, the Leverage Factor, the Index Factor, the Index Performance Ratio, the Residual Factor, the Index Closing Level, the Financing Rate, the Accrued Fees (including determining any successor to the SOFR base rate), the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon redemption, the Call Settlement Amount, that we will pay you if we call the Securities, whether a Loss Rebalancing Event has occurred, whether a Permanent Deleveraging Event has occurred and whether any day is an Index Business Day and all such other matters as may be specified elsewhere herein as matters to be determined by the Security Calculation Agent. If any Intraday Index Value as published by Bloomberg on any Index Business Day is manifestly incorrect, the Security Calculation Agent may base its determination of whether a Loss Rebalancing Event, Permanent Deleveraging Event or Zero Value Event shall have occurred on such Index Business Day on its own determination of such Intraday Index Value. In making such determination, the Security Calculation Agent may consider any relevant information, including, without limitation, relevant market data in the relevant market supplied by one or more third parties or from internal sources or affiliates. The Security Calculation Agent will also be responsible for determining whether the Index has been discontinued and whether there has been a material change in the Index. The Security Calculation Agent will make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Security Calculation Agent will be conclusive for all purposes and binding on us, you, and all other persons having an interest in the Securities, without liability on the part of the Security Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time after the date of the prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon early redemption or call, on or prior to 12:00 noon on the Index Business Day immediately preceding the Maturity Date, any Redemption Date or any Call Settlement Date.

All dollar amounts related to determination of the Accrued Fees, the Current Principal Amount, and any Redemption Amount, Redemption Fee Amount, Call Settlement Amount or Cash Settlement Amount per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid to any holder of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing during a four-day Measurement Period, the Index Closing Level for such day will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. The remaining Index Business Days in the Measurement Period will be postponed accordingly, and the remaining Index Business Days in the Measurement Period will resume again following the suspension of the Market Disruption Event. For example, if the four-day Measurement Period for purposes of calculating the Call Settlement Amount, is scheduled for June 2, June 3, June 4 and June 5, and there is a Market Disruption Event with respect to the Index on June 2, but no other Market Disruption Event during such Call Measurement Period, then June 3 will become the first Index Business Day of the Measurement Period, June 4th the second Index Business Day, June 5th the third Index Business Day and the next Index Business Day after June 5th would be the final day of the Measurement Period. The same approach would be applied if there is a Market Disruption Event during a four-day Final Measurement Period.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on the Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or any Reset Valuation Date, the Index Closing Level for such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. For example, if the Redemption Valuation Date, for purposes of calculating a Redemption Amount, is based on the Index Closing Level on June 2 and there is a Market Disruption Event with respect to the Index on June 2, then the Index Closing Level on June 3 will be used to calculate the Redemption Amount, assuming that no such Market Disruption Event has occurred or is continuing on June 3.

In no event, however, will any postponement pursuant to either of the two immediately preceding paragraphs result in the affected Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or Reset Valuation Date occurring more than five Index Business Days following the day originally scheduled to be such Index Business Day of the Measurement Period or such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date. If a Market Disruption Event has occurred or is continuing with respect to the Index on the fifth Index Business Day following the date originally scheduled to be such Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date, Calculation Date or any Reset Valuation Date, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such fifth Index Business Day but for such Market Disruption Event.

Any of the following will be a “Market Disruption Event” with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

(a)   suspension, absence or material limitation of trading in a material number of Index Constituent Securities, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

(b)   suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities in the primary market or markets for those contracts;

(c)   the Index is not published; or

(d)   in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging.”

The following events will not be Market Disruption Events with respect to the Index:

(a)   a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

(b)   a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Securities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Securities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in “Medium-Term Notes, Series B” above under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars as determined by the Security Calculation Agent in its sole discretion, for the aggregate Stated Principal Amount of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Index Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five Index Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Index Business Day after the first Index Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Index Business Days after that first Index Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Index Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of, Adjustments to or Benchmark Event Affecting the Index or Termination of Our License Agreement with the Index Sponsor; Alteration of Method of Calculation

If (i) the Index Sponsor or the Index Calculation Agent announces that it intends to discontinue, or discontinues, publication of, or otherwise fails to publish, the Index, (ii) a Benchmark Event (as described below) under the EU Benchmarks Regulation or UK Benchmarks Regulation (each as described under “Risk Factors – The Securities are linked to the Index and are subject to certain regulatory risks”) occurs with respect to the Index or the Index Sponsor, if applicable, (iii) our license agreement with the Index Sponsor terminates or (iv) the Index Sponsor or Index Calculation Agent does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, and, in each case, any other person or entity publishes an EU Benchmarks Regulation compliant index licensed to UBS that the Security Calculation Agent determines is comparable to the Index and for which the Index Constituent Securities and/or their unit weighting are available to the Security Calculation Agent (such index being referred to herein as a “successor index”), and the Security Calculation Agent approves such index as a successor index, then on and after the date determined by the Security Calculation Agent, the Security Calculation Agent will determine the Index Closing Level on the applicable dates of determination and the amount payable at maturity or upon early redemption or call and all other related payments terms by reference to such successor index.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice of the successor index and the date on and after which the Index Closing Level will be determined by reference thereto to be furnished to the trustee, to us and to the holders of the Securities.

If the Index Sponsor or Index Calculation Agent discontinues publication of the Index, our license agreement with the Index Sponsor terminates or the Index Sponsor or Index Calculation Agent do not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, prior to, and such discontinuation, termination or unavailability is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, as applicable, or on any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, or any other relevant date on which the Index Closing Level is to be determined, then the Security Calculation Agent will determine the Index Closing Level using the Index Closing Level on the last Index Business Day immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

For purposes of the above, a “Benchmark Event” may occur if the EU Benchmarks Regulation and/or UK Benchmarks Regulation, as applicable, applies to this issuance of Securities, and the applicable registration for the Index or Index Sponsor is not effective or has been suspended or withdrawn by the relevant authority with the effect that the use of the Index or the Index Sponsor is not permitted under the EU Benchmarks Regulation or UK Benchmarks Regulation, as applicable. In addition, if an Index Replacement Event (as defined below) occurs at any time and the Index Sponsor or anyone else publishes an index that the Security Calculation Agent determines is comparable to the Index (the “Substitute Index”), then the Security Calculation Agent may elect, in its sole discretion, to permanently replace the original Index with the Substitute Index for all purposes under the Securities, and all provisions described in the prospectus supplement as applying to the Index will thereafter apply to the Substitute Index instead. In such event, the Security Calculation Agent will make such adjustments, if any, to any level of the Index or Substitute Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. If the Security Calculation Agent elects to replace the original Index with a Substitute Index, then the Security Calculation Agent will determine all amounts hereunder, Current Principal Amount, Current Indicative Value (intraday indicative value), Closing Indicative Value, Index Factor, Index Performance Ratio, Residual Factor, Accrued Fees, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity or upon early redemption or call by reference to such Substitute Index. If the Security Calculation Agent so elects to replace the original Index with a Substitute Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities of the Securities.

An “Index Replacement Event” means:

(a)   an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on any of these parties’ ability to perform their obligations in connection with the Securities, or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(b)   any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after September 14, 2021 that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on the ability of us, our affiliates, third parties with whom we transact or a similarly situated third party to perform our or their obligations in connection with the Securities, or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(c)   any event that occurs on or after September 14, 2021 that makes it a violation of any law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) for us, our affiliates, third parties with whom we transact or similarly situated third parties to perform our or their obligations in connection with the Securities, or (iii) for us to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(d)   any event, as determined by the Security Calculation Agent, as a result of which we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the Securities, or realize, recover or remit the proceeds of any such transaction or asset; or

(e)   as determined by the Security Calculation Agent, the primary exchange or market for trading for the Securities, if any, announces that pursuant to the rules of such exchange or market, as applicable, the Securities cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index, a successor index or a Substitute Index, or the value thereof, is changed in a material respect, or if the Index or a successor or Substitute Index is in any other way modified so that the Index Closing Level of the Index or such successor or Substitute Index does not, in the opinion of the Security Calculation Agent, fairly represent the Index Closing Level of the Index or such successor or Substitute Index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at an Index Closing Level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the Index Closing Level for the Index or such successor or Substitute Index with reference to the Index or such successor or Substitute Index, as adjusted. The Security Calculation Agent will accordingly calculate the Index Closing Level, the Index Performance Ratio, the Last Reset Index Closing Level, the Accrued Fees, and any Redemption Amount, Redemption Fee Amount, Cash Settlement Amount or Call Settlement Amount, and all related payment terms based directly or indirectly on the Index Closing Level calculated by the Security Calculation Agent. Accordingly, if the method of calculating the Index or a successor or Substitute Index is modified so that the level of the Index or such successor or Substitute Index is a fraction or multiple of what it would have been if there had been no such modification (e.g., due to a rebasing of the Index), which, in turn, causes the Index Closing Level of the Index or such successor or Substitute Index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at an Index Closing Level for the Index or such successor or Substitute Index as if it had not been modified (e.g., as if such rebasing had not occurred).

In the event that the Security Calculation Agent elects to replace the Index with a successor index or a Substitute Index, UBS may, in its sole discretion, amend the title of the Securities in order to remove reference the former Index and to make such other changes to the title of the Securities as it considers necessary or desirable to reflect the name and/or characteristics of the relevant successor index or Substitute Index, as applicable.

All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors — Risks Relating to Creditworthiness, Conflicts of Interest, Hedging Activities and Regulation of UBS — There are potential conflicts of interest between you and the Security Calculation Agent” in this prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or upon early redemption or call will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We issued the Securities initially in an amount having the aggregate Stated Principal Amount specified on the cover of this prospectus supplement. We may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in “Medium-Term Notes, Series B” above.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Stated Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

22. ETRACS IFED Invest with the Fed TR Index ETN due September 15, 2061

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

These Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described under “Medium-Term Notes, Series B” above. This section summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” under “Medium-Term Notes, Series B” above. The terms described here supplement those described in “Medium-Term Notes, Series B” above and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 12, 2015 between us and U.S. Bank Trust National Association, as trustee.

We describe the terms of the Securities in more detail below. The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity or call, or upon early redemption. Instead, at maturity, you will receive a cash payment the amount of which will vary depending on the performance and path of the Index calculated in accordance with the formula set forth below and will be reduced by the Daily Tracking Fee as of the last Index Business Day in the applicable

Measurement Period or Redemption Valuation Date.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment on the Redemption Date equal to the Redemption Amount as described below under “— Early Redemption at the Option of the Holders.” If the amount so calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

If we elect to exercise our call right to redeem all of the Securities, subject to compliance with the procedures set forth below, for each Security you will receive a cash payment on the Call Settlement Date equal to the Call Settlement Amount, as described below under “— UBS Call Right.” If the amount so calculated is equal to or less than zero, the Call Settlement Amount will be zero and you will not receive a cash payment.

The Securities will not pay any cash coupon during their term.

Cash Settlement Amount at Maturity

The “Maturity Date” is September 15, 2061, which will be the third Index Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called or redeemed, you will receive at maturity a cash payment equal to the Closing Indicative Value on the last day of the Final Measurement Period. We refer to this payment as the “Cash Settlement Amount”. If the amount so calculated is equal to or less than zero, the payment at maturity will be zero.

The following graphic illustrates the formula to determine the Cash Settlement Amount, which has been simplified for ease of presentation:

Closing Indicative Value, on last Index

Cash Settlement Amount =              Business Day in Final Measurement Period

You may lose all or a substantial portion of your investment at maturity. The Securities are fully exposed to any decline in the level of the Index. The negative effect of the Daily Tracking Fee will reduce your final payment. If the level of the Index (as measured by the Index Closing Level at the end of the Final Measurement Period, as compared to the initial Index Closing Level or the Index level at the time you purchase the Securities, as applicable) does not increase by an amount sufficient to offset the negative effect of the Daily Tracking Fee, or if the final Index level is less than the initial Index Closing Level (or the Index level at the time you purchase the Securities, as applicable), you may lose all or a substantial portion of your investment at maturity. The Daily Tracking Fee also takes into account the performance of the Index, as measured by the Closing Indicative Value.

The Securities may be called by UBS prior to the Maturity Date pursuant to the UBS Call Right. If the Securities are called by UBS, the Call Settlement Amount may be zero and you may lose all or a substantial portion of your investment. See “— UBS Call Right”.

The “Stated Principal Amount” of each Security is $25.00. The Securities may be issued and sold over time at then-current market prices which may be significantly higher or lower than the Stated Principal Amount. If the Securities undergo a split or reverse split, the Stated Principal Amount will be adjusted accordingly.

The “Closing Indicative Value” represents the dollar value per Security that an investor would receive on any day if it redeemed the Security on such day (excluding any Redemption Fee Amount). The Closing Indicative Value per Security will be calculated as follows:

(a)   On the Initial Trade Date, $25.00 per Security

(b)   On any subsequent calendar day, prior to but excluding the first day of an applicable Measurement Period, an amount per Security equal to:

(Closing Indicative Value on the previous calendar day * Index Factor)—Daily Tracking Fee

(c)   From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(Closing Indicative Value on the calendar day immediately preceding the first day of the Measurement Period × Index Factor × Residual Factor) + Measurement Period Cash Amount

The minimum value of the Closing Indicative Value on any calendar day will be zero.

The actual trading price of the Securities in the secondary market may vary significantly from their Closing Indicative Value.

If the Securities undergo a split or reverse split, the Closing Indicative Value will be adjusted accordingly.

The “Index Factor” on any Index Business Day prior to but excluding the first day of an applicable Measurement Period, will equal:

(i) the Index Closing Level, on such Index Business Day, divided by, (ii) the Index Closing Level, on the immediately preceding Index Business Day.

From and including the first day of an applicable Measurement Period, the Index Factor will equal:

(i) the Index Closing Level, on such calendar day, divided by, (ii) the Index Closing Level on the calendar day immediately preceding the first day of such Measurement Period.

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level on the immediately preceding Index Business Day. The Index Factor will therefore equal one (1) on any calendar day that is not an Index Business Day and is prior to the first Index Business Day of a five-day Measurement Period.

The “Residual Factor” will be calculated as follows:

(a)   1.0 on any calendar day, prior to but excluding the first day of an applicable Measurement Period

(b)   From and including the first day of an applicable five-day Measurement Period, (a) the number of Index Business Days from, but excluding, the date of determination to, and including, the last Index Business Day in such five-day Measurement Period, divided by (b) five.

The Residual Factor is intended to approximate the percentage of the Closing Indicative Value that is tracking the Index on any given day. The Residual Factor is relevant only during an applicable Measurement Period but otherwise is not a component of the Closing Indicative Value or Current Indicative Value formulas.

For example, on the first Index Business Day in an applicable five-day Measurement Period, the Residual Factor will equal (4/5), on the second Index Business Day in an applicable five-day Measurement Period, the Residual Factor will equal (3/5), on the third Index Business Day in an applicable five-day Measurement Period, the Residual Factor will equal (2/5), on the fourth Index Business Day in an applicable five-day Measurement Period, the Residual Factor will equal (1/5) and on the last Index Business Day in an applicable five-day Measurement Period, the Residual Factor will equal zero.

On any calendar day from and including the last Index Business Day of an applicable Measurement Period, the Residual Factor will be equal to zero.

The “Index Closing Level” on any date of determination is the closing level of the Index, as reported on Bloomberg and Reuters on such day; however, if the closing level of the Index as reported on Bloomberg (or any successor) differs from the closing level of the Index as reported on Reuters (or any successor), the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent. If the closing level of the Index, as reported on Bloomberg and Reuters for any Index Business Day, is manifestly incorrect, the “Index Closing Level” for such Index Business Day shall be the closing level of the Index as determined by the Security Calculation Agent. In making such determination, the Security Calculation Agent may consider any relevant information, including, without limitation, relevant market data in the relevant market supplied by one or more third parties or from internal sources or affiliates. 23572.14 is the initial Index Closing Level measured on September 14, 2021 (the Initial Trade Date), as determined by the Security Calculation Agent.

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level from the last Index Business Day prior to such calendar day.

“Measurement Period” means the Final Measurement Period or Call Measurement Period, as applicable.

The “Current Indicative Value” or “intraday indicative value”, as determined by the Security Calculation Agent, means the Closing Indicative Value per Security calculated on an intraday basis on any Index Business Day.

For the purposes of calculating the Current Indicative Value, the Index Factor will be determined using the Intraday Index Value. Additionally, from and including the first day of an applicable Measurement Period, the Current Indicative Value will be calculated using (i) the Measurement Period Cash Amount from the immediately preceding calendar day, and (ii) the Residual Factor from the immediately preceding calendar day.

The minimum value of the Current Indicative Value (or intraday indicative value) on any calendar day will be zero.

The actual trading price of the Securities in the secondary market may vary significantly from their Current Indicative Value (or intraday indicative value).

If the Securities undergo a split or reverse split, the Current Indicative Value (or intraday indicative value) will be adjusted accordingly.

The “Daily Tracking Fee” means, as of any date of determination, an amount per Security equal to 0.45% per annum, calculated as follows:

(a)   On the Initial Trade Date, $0.00 per Security;

(b)   On any subsequent calendar day, prior to but excluding the first day of an applicable Measurement Period, an amount per Security equal to:

(0.45% / 365) × Closing Indicative Value on the immediately preceding calendar day × Index Factor

(c)   From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(0.45% / 365) × Closing Indicative Value on the calendar day immediately preceding the first day of the Measurement Period × Index Factor × Residual Factor on the immediately preceding calendar day

The minimum value of the Daily Tracking Fee on any calendar day will be zero.

If the Securities undergo a split or reverse split, the Daily Tracking Fee will be adjusted accordingly.

The “Measurement Period Cash Amount” is an amount per Security equal to:

(a)   $0.00, on any calendar day prior to but excluding the first day of an applicable Measurement Period

(b)   On the first day of an applicable one-day Measurement Period:

(i)    At the close of trading on such Index Business Day, the (Closing Indicative Value, on the immediately preceding calendar day, times Index Factor, on such Index Business Day), minus Daily Tracking Fee.

(c)   From and including the first day of an applicable five-day Measurement Period:

(i)    At the close of trading on each Index Business Day, will equal:

(a) Measurement Period Cash Amount on the immediately preceding calendar day, plus (b) ( (i) Closing Indicative Value, on the calendar day immediately preceding the first day of such Measurement Period, times (ii) Index Factor, divided by (iii) five), minus  (c) Daily Tracking Fee.

(ii)   On any calendar day that is not an Index Business Day, will equal the Measurement Period Cash Amount on the immediately preceding Index Business Day, minus  Daily Tracking Fee.

(d)   On any calendar day after the last Index Business Day of an applicable Measurement Period, the Measurement Period Cash Amount on the last Index Business Day of such Measurement Period.

The minimum value of the Measurement Period Cash Amount on any calendar day will be zero.

The Measurement Period Cash Amount represents the portion of the Closing Indicative Value that has been converted to cash on any given day of an applicable Measurement Period and is no longer tracking the Index.

At the close of trading of each Index Business day during a five-day Measurement Period, approximately 20% of the Closing Indicative Value, on the calendar day immediately preceding the first day of the Measurement Period, will be deemed converted to cash. After the close of trading on the final Index Business Day of an applicable five-day Measurement Period, the Measurement Period Cash Amount will represent the averaged value of the Closing Indicative Value that was deemed converted to cash across the five-days of such Measurement Period. In case of a one-day Measurement Period, approximately 100% of the Closing Indicative Value will be deemed converted to cash, at the close of trading of the first day of such Measurement Period.

If the Securities undergo a split or reverse split, the Measurement Period Cash Amount will be adjusted accordingly.

The “Final Measurement Period” means:

(a)   if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the Calculation Date is less than $250,000,000, the Calculation Date, subject to adjustments as described under “—Market Disruption Event”;

(b)   if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the Calculation Date is equal to or greater than $250,000,000, the five (5) Index Business Days from and including the Calculation Date, subject to adjustments as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the Calculation Date, will equal:

(i) the Closing Indicative Value as of such Index Business Day, times (ii) the number of Securities outstanding as reported by IFEDSO <Index> on Bloomberg.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently Indxx LLC.

The “Calculation Date” means September 6, 2061 unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustment.

The Calculation Date represents the first Index Business Day of the Final Measurement Period.

“Index Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in The City of New York, generally, are authorized or obligated by law, regulation or executive order to close.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading such Index Constituent Security or such constituent underlying a successor index.

Underlying Index

The IFED Large-Cap US Equity Index Total Return (Bloomberg: “IFEDLT”) is the total return version of the IFED Large-Cap US Equity Index (Bloomberg: “IFEDL”). The Index tracks large-cap U.S. equities that are determined by Economic Index Associates, LLC (“EIA” or the “Index Sponsor”) to be best positioned to benefit from the prevailing monetary environment. We refer to the companies included in the Index as the “Index Constituent Securities”. The Index is developed by EIA and calculated by Indxx LLC (“Indxx”). The Index is a total return index and the Index level reflects the notional reinvestment of the cash distributions from its constituent securities.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request to have us redeem your Securities on any Index Business Day no later than 12:00 noon, and a confirmation of redemption by no later than 5:00 p.m., on the same Index Business Day. You must request that we redeem a minimum of 50,000 Securities, although we reserve the right from time-to-time to waive this minimum redemption amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which we receive the notice of redemption rather than the following Index Business Day. You should not assume that you will be entitled to any such acceleration. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so.

The Securities will be redeemed and the holders will receive payment for their Securities on the second Index Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The First Redemption Date will be the fourth Index Business Day immediately following the Initial Trade Date and the Final Redemption Date will be the fourth Index Business Day immediately preceding the Maturity Date, subject to adjustments. In addition, if we have issued a call notice, the last Redemption Valuation Date will be the fourth Index Business Day prior to the Call Settlement Date, as applicable.

If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index Constituent Securities, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event”.

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures,” for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

Closing Indicative Value as of the Redemption Valuation Date – Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.”

If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero.

As of any Redemption Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to:

(0.125% × Closing Indicative Value of the Security as of such Redemption Valuation Date).

We reserve the right from time to time to reduce or waive the Redemption Fee Amount in our sole discretion and on a case-by-case basis. There can be no assurance that we will elect to waive this fee and you should not assume you will be entitled to such fee waiver.

We will inform you of such Redemption Amount on the first Index Business Day following the applicable Redemption Valuation Date.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

The following graphic illustrates the formula to determine the Redemption Amount, which has been simplified for ease of presentation:

Redemption Amount         =              Closing Indicative Value — Redemption Fee Amount

You may lose all or a substantial portion of your investment upon early redemption. The combined negative effect of the Daily Tracking Fee and the Redemption Fee Amount will reduce your Redemption Amount. If the level of the Index does not increase by an amount sufficient to offset the combined negative effect of the Daily Tracking Fee and the Redemption Fee Amount, or if the final Index level is less than the initial Index Closing Level (or the Index level at the time you purchase the Securities, as applicable), you may lose some or all of your investment upon early redemption.

The Securities may be called by UBS prior to the Maturity Date pursuant to the UBS Call Right. See – UBS Call Right”.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, which we refer to as a “Redemption Notice” to UBS via email no later than 12:00 noon on the Index Business Day on which you elect to exercise your redemption right. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation,” to us via e-mail in the specified form by 5:00 p.m. on the same day. We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your Redemption Notice after 12:00 noon, or your Redemption Confirmation after 5:00 p.m, on the Index Business Day prior to the applicable Redemption Valuation Date, your Redemption Notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable. If your DTC custodian or your brokerage firm is not a current UBS customer, UBS will be required to on-board such DTC custodian or brokerage firm, in compliance with its internal policies and procedures, before it can accept your Redemption Notice, your Redemption Confirmation or otherwise process your redemption request. This on-boarding process may delay your Redemption Valuation Date and Redemption Date. Furthermore, in certain circumstances, UBS may be unable to on-board your DTC custodian or your brokerage firm.

We reserve the right from time to time to reduce or waive the minimum redemption amount or the Redemption Fee Amount in our sole discretion on a case-by-case basis. In addition, we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which we receive the Redemption Notice rather than the following Index Business Day. You should not assume you will be entitled to any such waiver or election to accelerate the Redemption Valuation Date.

UBS Call Right

UBS may at its option redeem all, but not less than all, of the issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of such Securities (which notice may be provided via press release), not less than 18 calendar days prior to the Call Settlement Date specified by UBS in such notice. If we call the Securities, you will receive a cash payment equal to the Closing Indicative Value on the last Index Business Day in the Call Measurement Period. We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is equal to or less than zero, the payment upon UBS’s exercise of its Call Right will be zero.

We will inform you of such Call Settlement Amount on the first Index Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Index Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event.”

The “Call Measurement Period” means:

(a)   if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the date we issue a notice of exercise of our Call Right is less than $250,000,000, the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event”; or

(b)   if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the date we issue a notice of exercise of our Call Right is equal to or greater than $250,000,000, the five (5) Index Business Days from and including the Call Valuation Date, subject to adjustment as described under “— Market Disruption Event.”

For the purpose of determining the Call Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of its Call Right, will equal:

(a)   the Closing Indicative Value as of such Index Business Day, times (ii) the number of Securities outstanding as reported by IFEDSO <Index> on Bloomberg.

The “Call Valuation Date” means the date we specify in our notice to holders (which may be provided via press release) of our exercise of our Call Right.

In any notice to holders exercising our Call Right, we will specify how many days are included in the Call Measurement Period.

The following graphic illustrates the formula to determine the Call Settlement Amount, which has been simplified for ease of presentation:

Closing Indicative Value on last Index

Call Settlement Amount   =              Business Day in Call Measurement Period

You may lose all or a substantial portion of your investment upon a call. The negative effect of the Daily Tracking Fee will reduce your final payment. If the level of the Index does not increase by an amount sufficient to offset the negative effect of the Daily Tracking Fee, or if the final Index level is less than the initial Index Closing Level (or the Index level at the time you purchase the Securities, as applicable), you may lose some or all of your investment upon UBS’s exercise of its call right.

Split or Reverse Split of the Securities

We may, at any time in our sole discretion, initiate a split or reverse split of your Securities. If we decide to initiate a split or reverse split, as applicable, we will issue a press release announcing the split or reverse split, and its effective date. The date of such press release shall be deemed to be the “announcement date” of the split or the reverse split. The record date for any split or reverse split will be the tenth Business Day after the announcement date, and the effective date will be the next Business Day after the record date.

If the Securities undergo a split or reverse split, we will adjust the Closing Indicative Value and other relevant terms of the Securities accordingly. For example, if the Securities undergo a 4:1 split, every investor who holds a Security via The Depository Trust Company (“DTC”) on the relevant record date will, after the split, hold four Securities, and adjustments will be made as described below. The Closing Indicative Value on such record date will be divided by four to reflect the 4:1 split. The adjusted Closing Indicative Value will be rounded to eight decimal places. The split or reverse split will become effective at the opening of trading of the Securities on the Index Business Day immediately following the record date. The split will not occur if we exercise our Call Right before it becomes effective.

In the case of a reverse split, the Closing Indicative Value and other relevant terms of the Securities will be adjusted accordingly, and we will determine in our sole discretion the manner in which we will address odd numbers of Securities (commonly referred to as “partials”). For example, if the Securities undergo a 1:4 reverse split, every investor who holds four Securities via DTC on the relevant record date will, after the reverse split, hold only one Security and the Closing Indicative Value of the Securities on such record date will be multiplied by four to reflect the 1:4 reverse split. The adjusted Closing Indicative Value will be rounded to eight decimal places. The reverse split will become effective at the opening of trading of the Securities on the Index Business Day immediately following the record date. The reverse split will not occur if we exercise our Call Right before it becomes effective.

Holders who own a number of Securities on the record date that is not evenly divisible by the reverse split divisor (which in the case of a 1:4 reverse split, for example, will be 4) will receive the same treatment as all other holders for the maximum number of Securities they hold that is evenly divisible by the reverse split divisor. We will determine in our sole discretion the manner in which we compensate holders for their remaining or “partial” Securities when we announce the reverse split, though our current intention is to provide holders with a cash payment for their partials on the 17th Business Day following the announcement date in an amount equal to the appropriate percentage of the Closing Indicative Value of the reverse split-adjusted Securities on the 15th Business Day following the announcement date. For example, in the case of a 1:4 reverse split, a holder who held 23 Securities via DTC on the record date would receive five post-reverse split Securities on the immediately following Business Day, and a cash payment on the 17th Business Day following the announcement date that is equal to 3/4 of the Closing Indicative Value of the reverse split-adjusted Securities on the 15th Business Day following the announcement date.

Security Calculation Agent

UBS Securities LLC will act as the “Security Calculation Agent.” The Security Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including, among other things, at maturity or upon early redemption or call, or at other times, Current Indicative Value (which we also refer to as the “intraday indicative value”), Closing Indicative Value, Market Disruption Events, Business Days, Index Business Days, the Index Factor, the Residual Factor, the Index Closing Level, the Daily Tracking Fee, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon redemption, if applicable and the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities, and whether any day is a Business Day or an Index Business Day and all such other matters as may be specified elsewhere herein as matters to be determined by the Security Calculation Agent. The Security Calculation Agent will also be responsible for determining whether the Index has been discontinued and whether there has been a material change in the Index. The Security Calculation Agent will make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Security Calculation Agent will be conclusive for all purposes and binding on us, you and all other persons having an interest in the Securities, without liability on the part of the Security Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time after the date of the prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon early redemption or call, on or prior to 12:00 noon on the Index Business Day immediately preceding the Maturity Date, any Redemption Date, or any Call Settlement Date.

All dollar amounts related to determination of the Daily Tracking Fee, the Redemption Amount and Redemption Fee Amount, if any, per security, the Call Settlement Amount, if any, per security, and the Cash Settlement Amount, if any, per security, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid to any holder of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing during a five-day Measurement Period, the Index Closing Level for such day will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. The remaining Index Business Days in the Measurement Period will be postponed accordingly, and the remaining Index Business Days in the Measurement Period will resume again following the suspension of the Market Disruption Event. For example, if the five-day Measurement Period for purposes of calculating the Call Settlement Amount, is scheduled for June 2, June 3, June 4, June 5 and June 6, and there is a Market Disruption Event with respect to the Index on June 2, but no other Market Disruption Event during such Call Measurement Period, then June 3 will become the first Index Business Day of the Measurement Period, June 4th the second Index Business Day, June 5th the third Index Business Day, June 6th the fourth Index Business Day and the next Index Business Day after June 6th would be the final day of the Measurement Period. The same approach would be applied if there is a Market Disruption Event during a five-day Final Measurement Period.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on the Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date) or the Calculation Date (in the event that the Final Measurement Period is the Calculation Date), the Index Closing Level for such Redemption Valuation Date, Call Valuation Date or Calculation Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. For example, if the Redemption Valuation Date, for purposes of calculating a Redemption Amount, is based on the Index Closing Level on June 2 and there is a Market Disruption Event with respect to the Index on June 2, then the Index Closing Level on June 3 will be used to calculate the Redemption Amount, assuming that no such Market Disruption Event has occurred or is continuing on June 3.

In no event, however, will any postponement pursuant to either of the two immediately preceding paragraphs result in the affected Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date) or Calculation Date (in the event that the Final Measurement Period is the Calculation Date) occurring more than five Index Business Days following the day originally scheduled to be such Index Business Day of the Measurement Period or such Redemption Valuation Date, Call Valuation Date or Calculation Date. If a Market Disruption Event has occurred or is continuing with respect to the Index on the fifth Index Business Day following the date originally scheduled to be such Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date or Calculation Date, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such fifth Index Business Day but for such Market Disruption Event.

Any of the following will be a “Market Disruption Event” with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

(a)   suspension, absence or material limitation of trading in a material number of Index Constituent Securities, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

(b)   suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities in the primary market or markets for those contracts;

(c)   the Index is not published; or

(d)   in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging”.

The following events will not be Market Disruption Events with respect to the Index:

(a)   a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

(b)   a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Securities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Securities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in “Medium-Term Notes, Series B” above under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars as determined by the Security Calculation Agent, in its sole discretion, for the aggregate Stated Principal Amount of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Index Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five (5) Index Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Index Business Day after the first Index Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five (5) Index Business Days after that first Index Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Index Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of, Adjustments to or Benchmark Event Affecting the Index or Termination of Our License Agreement with the Index Sponsor; Alteration of Method of Calculation

If (i) the Index Sponsor or the Index Calculation Agent announces that it intends to discontinue, or discontinues, publication of, or otherwise fails to publish, the Index, (ii) a Benchmark Event (as described below) under the EU Benchmarks Regulation or UK Benchmarks Regulation (each as described under “Risk Factors – The Securities are linked to the Index and are subject to certain regulatory risks”) occurs with respect to the Index or the Index Sponsor, if applicable, (iii) our license agreement with the Index Sponsor terminates or (iv) the Index Sponsor or Index Calculation Agent does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, and, in each case, any other person or entity publishes an EU Benchmarks Regulation compliant index licensed to UBS that the Security Calculation Agent determines is comparable to the Index and for which the Index Constituent Securities and/or their unit weighting are available to the Security Calculation Agent (such index being referred to herein as a “successor index”), and the Security Calculation Agent approves such index as a successor index, then on and after the date determined by the Security Calculation Agent, the Security Calculation Agent will determine the Index Closing Level on the applicable dates of determination, and the amount payable at maturity or upon early redemption or call and all other related payments terms by reference to such successor index.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice of the successor index and the date on and after which the Index Closing Level will be determined by reference thereto to be furnished to the trustee, to us and to the holders of the Securities.

If the Index Sponsor or Index Calculation Agent discontinues publication of the Index, our license agreement with the Index Sponsor terminates or the Index Sponsor or Index Calculation Agent do not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, prior to, and such discontinuation, termination or unavailability is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date, as applicable, or on any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or any other relevant date on which the Index Closing Level is to be determined, then the Security Calculation Agent will determine the Index Closing Level using the Index Closing Level on the last Index Business Day immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

For purposes of the above, a “Benchmark Event” may occur if the EU Benchmarks Regulation and/or UK Benchmarks Regulation, as applicable, applies to this issuance of Securities, and the applicable registration for the Index or Index Sponsor is not effective or has been suspended or withdrawn by the relevant authority with the effect that the use of the Index or the Index Sponsor is not permitted under the EU Benchmarks Regulation or UK Benchmarks Regulation, as applicable.

In addition, if an Index Replacement Event (as defined below) occurs at any time and the Index Sponsor or anyone else publishes an index that the Security Calculation Agent determines is comparable to the Index (the “Substitute Index”), then the Security Calculation Agent may elect, in its sole discretion, to permanently replace the original Index with the Substitute Index for all purposes under the Securities, and all provisions described in the prospectus supplement as applying to the Index will thereafter apply to the Substitute Index instead. In such event, the Security Calculation Agent will make such adjustments, if any, to any level of the Index or Substitute Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. If the Security Calculation Agent elects to replace the original Index with a Substitute Index, then the Security Calculation Agent will determine all amounts hereunder, including the Current Indicative Value (or “intraday indicative value”), Closing Indicative Value, Index Factor, Residual Factor, Daily Tracking Fee, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity, call, upon early redemption by reference to such Substitute Index. If the Security Calculation Agent so elects to replace the original Index with a Substitute Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

An “Index Replacement Event” means:

(a)   an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities included in the Index (including but not limited to exchange- imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on any of these parties’ ability to perform their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(b)   any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after September 14, 2021 that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on the ability of us, our affiliates, third parties with whom we transact or a similarly situated third party to perform our or their obligations in connection with the Securities or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(c)   any event that occurs on or after September 14, 2021 that makes it a violation of any law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) for us, our affiliates, third parties with whom we transact or similarly situated third parties to perform our or their obligations in connection with the Securities or (iii) for us to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(d)   any event, as determined by the Security Calculation Agent, as a result of which we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the Securities, or realize, recover or remit the proceeds of any such transaction or asset; or

(e)   as determined by the Security Calculation Agent, the primary exchange or market for trading for the Securities, if any, announces that pursuant to the rules of such exchange or market, as applicable, the Securities cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index, a successor index or a Substitute Index, or the value thereof, is changed in a material respect, or if the Index or a successor or Substitute Index is in any other way modified so that the Index Closing Level of the Index or such successor or Substitute Index does not, in the opinion of the Security Calculation Agent, fairly represent the Index Closing Level of the Index or such successor or Substitute Index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at an Index Closing Level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the Index Closing Level for the Index or such successor or Substitute Index with reference to the Index or such successor Substitute Index, as adjusted. The Security Calculation Agent will accordingly calculate the Index Closing Level, the Daily Tracking Fee, the Redemption Fee Amount, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, upon early redemption, if applicable, the Call Settlement Amount, if any, that we will pay you in the event UBS calls the Securities, and all related payment terms based directly or indirectly on the Index Closing Level calculated by the Security Calculation Agent. Accordingly, if the method of calculating the Index or a successor or Substitute Index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a rebasing of the Index), which, in turn, causes the Index Closing Level of the Index or such successor or Substitute Index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at an Index Closing Level for the Index or such successor or Substitute Index as if it had not been modified (e.g., as if such rebasing had not occurred).

In the event that the Security Calculation Agent elects to replace the Index with a successor index or a Substitute Index, UBS may, in its sole discretion, amend the title of the Securities in order to remove reference the former Index and to make such other changes to the title of the Securities as it considers necessary or desirable to reflect the name and/or characteristics of the relevant successor index or Substitute Index, as applicable.

All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors — Risks Relating to Creditworthiness, Conflicts of Interest, Hedging Activities and Regulation of UBS — There are potential conflicts of interest between you and the Security Calculation Agent” in the prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or upon early redemption or call will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We issued the Securities initially in an amount having the aggregate Stated Principal Amount specified on the cover of the prospectus supplement. We may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in “Medium-Term Notes, Series B” above.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Stated Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

23. ETRACS 2x Leveraged US Value Factor TR ETN due February 9, 2051

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

Each of the seven series of Securities offered by the prospectus supplement is separate and independent of each other series of Securities. Apart from the applicable Index, however, all of the terms of each series of Securities are the same. Since each series references a different Index, all calculations and adjustments and related events with respect to each series are independent of calculations and adjustments and related events for each other series of Securities, and we may exercise our call right as well as our right to initiate a split or a reverse split independently for each series. The following discussion therefore applies independently to each series of Securities offered by the prospectus supplement and, except as the context may otherwise require, the defined terms refer separately to each series. References to the “Securities” should be understood as references to a single series of Securities and the defined terms should be understood in reference only to that series of Securities.

These Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described under “Medium-Term Notes, Series B” above. This section summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” under “Medium-Term Notes, Series B” above. The terms described here supplement those described in “Medium-Term Notes, Series B” above and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 2, 2015 between us and U.S. Bank Trust National Association, as trustee.

Please note that the information about the offering prices and the net proceeds to UBS on the front cover of the prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below. The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity or upon early redemption or call. Instead, at maturity, you will receive a cash payment per Security the amount of which will vary depending on the performance and path of the Index and will be reduced by the Accrued Fees as of the last Index Business Day in the Final Measurement Period as described under “— Cash Settlement Amount at Maturity.” If the amount as calculated is equal to or less than zero, the Cash Settlement Amount will be zero and you will not receive a cash payment.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment per Security on the relevant Redemption Date equal to the Redemption Amount as described under “— Early Redemption at the Option of the Holders.” If the amount as calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

Cash Settlement Amount at Maturity

The “Maturity Date” is February 9, 2051, which will be the third Index Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called, redeemed or accelerated upon Zero Value Event, you will receive at maturity a cash payment equal to its Closing Indicative Value on the last Index Business Day in the applicable Measurement Period. We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is equal to or less than zero, the payment will be zero.

The following graphic illustrates the formula to determine the Cash Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Final Measurement Period

You may lose all or a substantial portion of your investment at maturity. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees, you may lose all or a substantial portion of your investment at maturity. The occurrence of Loss Rebalancing Events will result in more frequent than quarterly compounding.

UBS may call the Securities prior to the Maturity Date pursuant to its Call Right. If the Securities are called by UBS, the Call Settlement Amount may be zero and you may lose all or a substantial portion of your investment. See “Specific Terms of the Securities — UBS’s Call Right” beginning on page S-117.

The “Stated Principal Amount” of each Security is $25.00. The Securities may be issued and sold over time at then-current market prices which may be significantly higher or lower than the Stated Principal Amount. If the Securities undergo a split or reverse split, the Stated Principal Amount will be adjusted accordingly.

The Closing Indicative Value represents the dollar value per Security that an investor would receive on any day if it redeemed the Security that day (without giving effect to any Redemption Fee Amount).

The “Closing Indicative Value” per Security, will be calculated as follows:

(a)           On the Initial Trade Date, $25.00 per Security.

(b)           On any other calendar day, prior to the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount on the immediately preceding calendar day × Index Factor) – Accrued Fees

(c)           From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period × Index Factor × Residual Factor) – Accrued Fees + Measurement Period Cash Amount

However, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, the Closing Indicative Value for that day and all subsequent days will be fixed to be equal to the Measurement Period Cash Amount from the immediately preceding calendar day.

(d)           The minimum value of the Closing Indicative Value on any calendar day will be zero.

If a Zero Value Event occurs, the Closing Indicative Value will be equal to zero on the day it occurs and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will lose their entire investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “— Automatic Acceleration Upon Zero Value Event” beginning on page S-118.

The actual trading price of the Securities in the secondary market may vary significantly from their Closing Indicative Value.

If the Securities undergo a split or reverse split, the Closing Indicative Value will be adjusted accordingly.

The “Current Principal Amount” represents the unleveraged notional investment in the Index Constituent Securities per Security at the close of trading on any Reset Valuation Date. The notional financing amount per Security in order to generate the leveraged returns would approximately equal the Current Principal Amount at the close of trading on any Reset Valuation Date. If a Permanent Deleveraging Event occurs, the leverage of your Securities will be permanently reset to 1.0 and the notional financing amount will be equal to zero for the remaining term of the Securities. If a Zero Value Event occurs prior to your Securities permanently resetting to 1.0 at the end of the Second Permanent Deleveraging Valuation Date, then your Securities will be automatically accelerated and mandatorily redeemed and you will lose your entire investment.

The Current Principal Amount per Security, will be calculated as follows:

(a)           From and including the Initial Trade Date to and excluding the first Reset Valuation Date, $25.00 per Security.

(b)           At the close of trading on each Reset Valuation Date after the Initial Trade Date, the Current Principal Amount of the Securities will be reset as follows:

New Current Principal Amount = (Current Principal Amount on immediately preceding calendar day × Index Factor) – Accrued Fees

The Current Principal Amount will not change until the first Reset Valuation Date.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of a Measurement Period, such day will not be a valid Reset Valuation Date.

If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

At the close of trading on each Reset Valuation Date, the Current Principal Amount is reset.

The “Reset Valuation Date” means:

(a)           Any calendar day up to and including the Second Permanent Deleveraging Valuation Date, that is either: (i) the Initial Trade Date, (ii) a Quarterly Reset Valuation Date, (iii) a Loss Rebalancing

Valuation Date (iv) the First Permanent Deleveraging Valuation Date, or (v) the Second Permanent Deleveraging Valuation Date; and

(b)           Any calendar day following the Second Permanent Deleveraging Valuation Date.

The valuation dates are defined below.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of a Measurement Period, it will not be a valid Reset Valuation Date and the Last Reset Index Closing Level will remain the same.

The “Quarterly Reset Valuation Date” is the second Wednesday of January, April, July and October of each calendar year during the term of the Securities (other than an Excluded Day, as defined below), subject to adjustment as described under “— Market Disruption Event” beginning on page S-122.

As used above, an “Excluded Day” means (i) the Index Business Day immediately preceding the first day of an applicable Measurement Period, and any calendar day thereafter, and (ii) any calendar day after the Second Permanent Deleveraging Valuation Date.

The “Index Factor” is: 1 + (Leverage Factor × Index Performance Ratio).

The Index Factor represents the leveraged percentage change in the Index level since the Last Reset Index Closing Level. The Index Factor times the applicable Current Principal Amount on the preceding calendar day represents the current value of the unleveraged notional amount per Security that is deemed invested in the Index on any calendar day. This does not reflect the Redemption Amount that an investor would receive upon early redemption on such calendar day.

The “Residual Factor” will be calculated as follows:

(a)           1.0 on any calendar day, to but excluding the first day of an applicable Measurement Period.

(b)           From and including the first day of an applicable four-day Measurement Period, (a) the number of Index Business Days from, but excluding, the date of determination to, and including, the last Index Business Day in such four-day Measurement Period, divided by (b) four.

For example, on the first Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 3/4, on the second Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 2/4, on the third Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 1/4 and on the last Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal zero.

(c)           On any calendar day from and including the last Index Business Day of an applicable Measurement Period, the Residual Factor will be equal to zero.

The Residual Factor is intended to approximate the percentage of the Current Principal Amount that is tracking the Index on any given day. The Residual Factor is relevant only during an applicable Measurement Period but otherwise is not a component of the Closing Indicative Value or Current Indicative Value formulas. At the close of trading on each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash.

The “Leverage Factor” on any calendar day until the occurrence of a Permanent Deleveraging Event and the close of trading on the Second Permanent Deleveraging Valuation Date, will equal 2.0. If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Leverage Factor will equal 1.0.

The “Index Performance Ratio” on any Index Business Day will be equal to:

Index Closing Level – Last Reset Index Closing Level
Last Reset Index Closing Level

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

The “Last Reset Index Closing Level” is the Index Closing Level on the most recent Reset Valuation Date prior to such day. The initial Last Reset Index Closing Level is the Index Closing Level on the Initial Trade Date, as reported by Bloomberg and Reuters.

The “Index Closing Level” on any date of determination is the closing level of the Index, as reported on Bloomberg and Reuters on such day; however, if the closing level of the Index as reported on Bloomberg (or any successor) differs from the closing level of the Index as reported on Reuters (or any successor), the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent. The initial Index Closing Level (which is also the first Last Reset Index Closing Level) was determined on February 4, 2021 by the Security Calculation Agent. If the closing level of an Index, as reported on Bloomberg and Reuters for any Index Business Day, is manifestly incorrect, the “Index Closing Level” for such Index Business Day shall be the closing level of the Index as determined by the Security Calculation Agent. In making such determination, the Security Calculation Agent may consider any relevant information, including, without limitation, relevant market data in the relevant market supplied by one or more third parties or from internal sources or affiliates.

On any calendar day that is not an Index Business Day, the Index Closing level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

“Measurement Period” means the Final Measurement Period or, if UBS exercises its Call Right, the Call Measurement Period.

The “Current Indicative Value” or “intraday indicative value”, as determined by the Security Calculation Agent, is an amount per Security, on an intraday basis on any Index Business Day, equal to:

(a)           On the Initial Trade Date, $25.00.

(b)           On any other calendar day prior to the first day of a Measurement Period:

(Current Principal Amount on the immediately preceding calendar day × Index Factor, calculated using the Intraday Index Value) – Accrued Fees

(c)           From and including the first day of a Measurement Period, an amount per Security equal to:

(Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period × Index Factor, calculated using the Intraday Index Value × Residual Factor on the immediately preceding calendar day) – Accrued Fees + Measurement Period Cash Amount, from the immediately preceding calendar day

However, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, the Current Indicative Value for the remainder of that day and all subsequent days will be fixed to be equal to the Measurement Period Cash Amount from the immediately preceding calendar day.

(d)           The minimum value of the Current Indicative Value on any calendar day will be zero.

The actual trading price of the Securities in the secondary market may vary significantly from their Current Indicative Value (intraday indicative value).

If a Zero Value Event occurs, the Current Indicative Value (intraday indicative value) will be equal to zero for the remainder of the day it occurs and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will lose their entire investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

If the Securities undergo a split or reverse split, the Current Indicative Value (intraday indicative value) will be adjusted accordingly.

The “Accrued Fees” as of any date of determination means the Accrued Tracking Fee + the Accrued Financing Fee.

If the Securities undergo a split or reverse split, the Accrued Fees will be adjusted accordingly.

The Securities are subject to an “Accrued Tracking Fee” per Security, calculated as follows:

(a)           On the Initial Trade Date, the Accrued Tracking Fee is equal to zero.

(b)           On any subsequent calendar day, the Accrued Tracking Fee is equal to: (a) the Accrued Tracking Fee as of the immediately preceding calendar day, plus the Daily Tracking Fee on such calendar day.

(c)           On the calendar day after each Reset Valuation Date, the Accrued Tracking Fee is reset to be equal to the Daily Tracking Fee on such calendar day.

The “Daily Tracking Fee” is an amount per Security calculated as follows:

(a)           On the Initial Trade Date, the Daily Tracking Fee is zero.

(b)           On any subsequent calendar day, the Daily Tracking Fee is equal to:

(1) (i) 0.95% times (ii) the Current Principal Amount on the immediately preceding calendar day times (iii) the Index Factor on such calendar day times (iv) the Residual Factor on the immediately preceding calendar day, divided by (2) 365.

(c)           The minimum value of the Daily Tracking Fee on any calendar day will be zero.

The Daily Tracking Fee represents the investor fees calculated each day on the current value of the unleveraged notional amount invested in the Index per Security. These charges accrue and compound during the applicable period, and will reduce any amount you are entitled to receive at maturity or upon early redemption or call.

If the Securities undergo a split or reverse split, the Daily Tracking Fee will be adjusted accordingly.

The Securities are subject to an “Accrued Financing Fee” per Security calculated as follows:

(a)           On the Initial Trade Date, the Accrued Financing Fee is equal to zero.

(b)           On any subsequent calendar day, the Accrued Financing Fee is equal to:

(1) the Accrued Financing Fee as of the immediately preceding calendar day, plus (2) the Daily Financing Fee on such calendar day.

(c)           On the calendar day after each Reset Valuation Date, the Accrued Financing Fee is reset to be equal to the Daily Financing Fee on such calendar day.

(d)           If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Accrued Financing Fee will be equal to zero.

The “Daily Financing Fee” is an amount per Security calculated as follows:

(a)           On the Initial Trade Date, the Daily Financing Fee is equal to zero.

(b)           On any subsequent calendar day, the Daily Financing Fee is equal to:

(1) (i) the Financing Rate on such calendar day times (ii) the Current Principal Amount on the immediately preceding calendar day times (iii) the Residual Factor on the immediately preceding calendar day, divided by (2) 360.

(c)           If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Daily Financing Fee will be equal to zero.

(d)           The minimum value of the Daily Financing Fee on any calendar day will be zero.

The Daily Financing Fee seeks to compensate UBS for providing investors with a leveraged participation in movements of the Index and is intended to approximate the financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Index. These charges accrue and compound during the applicable period, and will reduce any amount that you will be entitled to receive at maturity or upon early redemption or call.

If the Securities undergo a split or reverse split, the Daily Financing Fee will be adjusted accordingly.

The “Financing Rate” will equal the sum of (a) 0.95% and (b) the London interbank offered rate (ICE LIBOR) for three-month deposits in U.S. Dollars, which is displayed on Reuters page “LIBOR01” (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Security Calculation Agent) (“LIBOR”) (or any successor base rate, as described below), as of 11:00 a.m., London time, on the immediately preceding London Business Day. The minimum value of the three-month U.S. Dollar LIBOR rate (or any successor base rate, as described below) used on any calendar day will be zero. The minimum Financing Rate at any time will be 0.95%

For example, 0.21775% was the three-month U.S. Dollar LIBOR rate on January 21, 2021, which was a London Business Day. The Financing Rate on January 21, 2021 would have been equal to 0.95% + 0.21775%, or 1.16775%.

Notwithstanding the foregoing:

Ø    If the Security Calculation Agent determines on the relevant determination date that the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 has been discontinued or is no longer representative of the underlying market or economic reality, then the Security Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to such London interbank offered rate, provided that if the Security Calculation Agent determines there is an industry-accepted successor base rate, then the Security Calculation Agent shall use such successor base rate; and

Ø    If the Security Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Security Calculation Agent in its sole discretion may determine the business day convention, definition of business day and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry- accepted practices for such substitute or successor base rate.

The establishment of three-month U.S. Dollar LIBOR (or such successor base rate, as applicable) for each period by the Security Calculation Agent shall (in the absence of manifest error) be final and binding.

“London Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and is also a day on which dealings in U.S. dollars are transacted in the London interbank market.

The “Measurement Period Cash Amount” is an amount per Security equal to:

(a)           $0.00 on any calendar day, to but excluding the first day of a Measurement Period.

(b)           On the first day of a one-day Measurement Period:

At the close of trading on such Index Business Day, (Current Principal Amount on the immediately preceding calendar day × Index Factor, on such Index Business Day).

(c)           From and including the first day of a four-day Measurement Period:

(i) At the close of trading on each Index Business Day during the Measurement Period, the Measurement Period Cash Amount on the immediately preceding calendar day + (Current Principal Amount on the calendar day immediately preceding the first day of such Measurement Period × 0.25 × Index Factor, on such Index Business Day); and

(ii) On any calendar day during the Measurement Period that is not an Index Business Day, the Measurement Period Cash Amount on the immediately preceding Index Business Day.

(d)           On any calendar day after the last Index Business Day of a Measurement Period, the Measurement Period Cash Amount on the last Index Business Day of such Measurement Period.

Notwithstanding the foregoing, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, then the Measurement Period Cash Amount for that day and all subsequent days will be fixed to be equal to the Measurement Period Cash amount from the immediately preceding calendar day.

The Measurement Period Cash Amount represents the portion of the Current Principal Amount that has been converted to cash on any given day of an applicable Measurement Period and is no longer tracking the Index.

At the close of trading of each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period, will be deemed converted to cash and an applicable portion of the notional financing amount will separately be deemed converted to cash as well. After the close of trading on the final Index Business Day of a four-day Measurement Period, the Measurement Period Cash Amount will represent the averaged value of the Current Principal Amount that was deemed converted to cash across the four-days of such Measurement Period. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount will be deemed converted to cash and an applicable amount of financing will separately be deemed converted to cash, at the close of trading of the first day of such Measurement Period.

If the Securities undergo a split or reverse split, the Measurement Period Cash Amount will be adjusted accordingly.

The “Final Measurement Period” means:

(a)           if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is less than $500,000,000, the Calculation Date, subject to adjustments as described under “— Market Disruption Event”;

(b)           if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is equal to or greater than $500,000,000, the four Index Business Days from and including the Calculation Date, subject to adjustments as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the Calculation Date, will equal:

(i) the Closing Indicative Value as of such Index Business Day times (ii) the number of Securities outstanding as reported on Bloomberg.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which for each series of Securities is the entity set forth below:

Title of Securities	Index Calculation Agent
ETRACS 2x Leveraged US Dividend Factor TR ETN	S&P Dow Jones Indices
ETRACS 2x Leveraged US Growth Factor TR ETN	FTSE Russell
ETRACS 2x Leveraged US Size Factor TR ETN	FTSE Russell
ETRACS 2x Leveraged US Value Factor TR ETN	FTSE Russell
ETRACS 2x Leveraged MSCI US Minimum Volatility Factor TR ETN	MSCI, Inc.
ETRACS 2x Leveraged MSCI US Momentum Factor TR ETN	MSCI, Inc.
ETRACS 2x Leveraged MSCI US Quality Factor TR ETN	MSCI, Inc.

The “Calculation Date” means February 1, 2051, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustment.

The Calculation Date represents the first Index Business Day of the Final Measurement Period.

“Index Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading such Index Constituent Security or such constituent underlying a successor index.

Underlying Index

The return of each series of Securities is based upon the performance of the applicable Index set forth on the cover page of the prospectus supplement. Each Index is designed to track the performance of a sector of the U.S. equity market and to reflect an investing style.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event”, you may submit a request to have us redeem your Securities on any Index Business Day no later than 12:00 noon and a confirmation of redemption by no later than 5:00 p.m. on the same Index Business Day. You must request that we redeem a minimum of 50,000 Securities, although we reserve the right from time to time to waive this minimum redemption amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which we receive the notice of redemption rather than the following Index Business Day. You should not assume you will be entitled to any such acceleration. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so.

The Securities will be redeemed and the holders will receive payment for their Securities on the second Index Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The first Redemption Date will be the fourth Index Business Day immediately following the Initial Trade Date and the Final Redemption Date will be the fourth Index Business Day immediately preceding the Maturity Date, subject to adjustments. In addition, if we have issued a call notice, the last Redemption Valuation Date will be the fourth Index Business Day prior to the Call Settlement Date, as applicable. If a Zero Value Event occurs, the last Redemption Date will be the date on which the Zero Value Event occurred.

If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index Constituent Securities, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event”.

As of any Redemption Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to:

(0.125% × Closing Indicative Value of the Security as of the Redemption Valuation Date).

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures”, for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

Closing Indicative Value as of the Redemption Valuation Date – Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero. We reserve the right from time to time to waive the Redemption Fee Amount in our sole discretion and on a case-by-case basis. There can be no assurance that we will elect to waive this fee and you should not assume you will be entitled to such fee waiver.

We will inform you of such Redemption Amount on the first Index Business Day following the applicable Redemption Valuation Date.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

The following graphic illustrates the formula to determine the Redemption Amount, which has been simplified for ease of presentation:

Redemption Amount         =              Closing Indicative Value         –      Redemption Fee Amount

You may lose all or a substantial portion of your investment upon early redemption. The combined negative effect of the Accrued Fees and the Redemption Fee Amount will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees and the Redemption Fee Amount, if applicable, or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon early redemption. Loss Rebalancing Events will cause compounding to occur more frequently than quarterly.

The Securities may be called by UBS prior to the Maturity Date pursuant to its Call Right and, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. See “Specific Terms of the Securities — UBS’s Call Right” and “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, which we refer to as a “Redemption Notice” to UBS via email no later than 12:00 noon on the Index Business Day on which you elect to exercise your redemption right. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation”, to us via email in the specified form by 5:00 p.m. on the same day. We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your Redemption Notice after 12:00 noon, or your Redemption Confirmation after 5:00 p.m., on the Index Business Day prior to the applicable Redemption Valuation Date, your Redemption Notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable. If your DTC custodian or your brokerage firm is not a current UBS customer, UBS will be required to on-board such DTC custodian or brokerage firm, in compliance with its internal policies and procedures, before it can accept your Redemption Notice, your Redemption Confirmation or otherwise process your redemption request. This on-boarding process may delay your Redemption Valuation Date and Redemption Date. Furthermore, in certain circumstances, UBS may be unable to on-board your DTC custodian or your brokerage firm.

We reserve the right from time to time to waive the minimum redemption amount or the Redemption Fee Amount in our sole discretion on a case-by-case basis. In addition, we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which we receive the Redemption Notice rather than the following Index Business Day. You should not assume you will be entitled to any such waiver or election to accelerate the Redemption Valuation Date.

UBS’s Call Right

UBS may at its option redeem all, but not less than all, of the issued and outstanding Securities of any series. To exercise its Call Right, UBS must provide notice to the holders of such Securities (which may be provided via press release) not less than 18 calendar days prior to the Call Settlement Date specified by UBS in such notice. If we call the Securities, you will receive a cash payment equal to the Closing Indicative Value on the last Index Business Day in the Call Measurement Period. We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is equal to or less than zero, the payment upon UBS’s exercise of its Call Right will be zero.

We will inform you of such Call Settlement Amount on the first Index Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Index Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event”.

The “Call Measurement Period” means:

(a)           if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the date we issue a notice of exercise of our Call Right is less than $500,000,000, the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event”; and

(b)           if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the date we issue a notice of exercise of our Call Right is equal to or greater than $500,000,000, the four Index Business Days from and including the Call Valuation Date, subject to adjustment as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of its Call Right will equal:

(i)            The Closing Indicative Value as of such Index Business Day times (ii) the number of Securities outstanding as reported on Bloomberg.

The “Call Valuation Date” means the date we specify in our notice to holders (which may be provided via press release) of our exercise of our Call Right.

In any notice to holders exercising our Call Right, we will specify how many days are included in the Call Measurement Period.

The following graphic illustrates the formula to determine the Call Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Call Measurement Period

You may lose all or a substantial portion of your investment if we exercise our Call Right. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees, or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon a call. Loss Rebalancing Events will cause compounding to occur more frequently than quarterly.

In addition, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event” below.

Automatic Acceleration Upon Zero Value Event

For each series of Securities, a Zero Value Event represents the first instance when the Current Indicative Value (intraday indicative value) or the Closing Indicative Value is less than or equal to zero (other than on an Excluded Day, as defined below). It will have the effect of permanently resetting the value of your Securities to zero and accelerating the Securities. You will not benefit from any future exposure to the applicable Index after the occurrence of a Zero Value Event.

A Zero Value Event can occur only if a Permanent Deleveraging Event occurs and the Current Indicative Value (intraday indicative value) or the Closing Indicative Value declines to zero before the leverage of your Securities is reset to 1.0 at the close of trading on the Index Business Day following such event (or if such event occurs after 3:15 p.m. on any Index Business Day which would not otherwise have been a Loss Rebalancing Valuation Date, the second Index Business Day following such event), as described under “Permanent Deleveraging Valuation Dates” above.

A “Zero Value Event” occurs if the Current Indicative Value (intraday indicative value) or the Closing Indicative Value on any Index Business Day (other than an Excluded Day, as defined below) is less than or equal to zero. From immediately after the Zero Value Event and on all future calendar days, the Current Indicative Value (intraday indicative value) and the Closing Indicative Value will be set equal to zero.

As used above, an “Excluded Day” means (i) any calendar day after the Second Permanent Deleveraging Valuation Date (ii) any calendar day on or after which a Zero Value Event has already occurred, and (iii) any calendar day after the last day of an applicable Measurement Period.

In the event that a Zero Value Event has occurred, UBS will issue a press release shortly after the event; provided that the failure to do so shall not affect the automatic acceleration and redemption of the Securities. The Securities will be suspended from trading intraday shortly after the event occurs and will likely not be open for trading again on NYSE Arca.

You will lose your entire investment upon the occurrence of a Zero Value Event.

In addition, we may call the Securities prior to the Maturity Date pursuant to our Call Right. See “Specific Terms of the Securities — UBS’s Call Right”.

Loss Rebalancing Events

A Loss Rebalancing Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0. This means that after a Loss Rebalancing Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Loss Rebalancing Event.

A “Loss Rebalancing Event” occurs if, at any time, the Intraday Index Value on such Index Business Day (other than an Excluded Day, as used below) decreases by 20% or more from the previous Last Reset Index Closing Level.

Loss Rebalancing Events may occur multiple times over the term of the Securities and may occur multiple times during a single calendar quarter. This means both that (i) the Current Principal Amount may be reset more frequently than quarterly and (ii) the cumulative effect of compounding and fees will have increased as a result of the Loss Rebalancing Event(s). Because each Loss Rebalancing Event will have the effect of deleveraging your Securities, following a Loss Rebalancing Event your Securities will have less exposure to a potential positive gain in value relative to the exposure before the occurrence of such Loss Rebalancing Event.

As used above, an “Excluded Day” means (i) the Index Business Day immediately preceding any Quarterly Reset Valuation Date, if a Loss Rebalancing Event occurs after 3:15 p.m. on such day, (ii) any Quarterly Reset Valuation Date, (iii) any Loss Rebalancing Valuation Date, (iv) the Index Business Day immediately preceding the first day of an applicable Measurement Period, if a Loss Rebalancing Event occurs after 3:15 p.m. on such day (v) any calendar day from and including the first day of an applicable Measurement Period, (vi) the First or Second Permanent Deleveraging Valuation Dates, (vii) any calendar day after the Second Permanent Deleveraging Valuation Date, and (ix) any calendar day on or after which a Zero Value Event has occurred.

“Loss Rebalancing Valuation Date” means:

(a)           if a Loss Rebalancing Event occurs at or prior to 3:15 p.m. on an Index Business Day, the day that such Loss Rebalancing Event occurs, subject to adjustment as described under “— Market Disruption Event”; and

(b)           if a Loss Rebalancing Event occurs after 3:15 p.m. on an Index Business Day, the first Index Business Day following the occurrence of such Loss Rebalancing Event, subject to adjustment as described under “— Market Disruption Event.”

Permanent Deleveraging Event

A Permanent Deleveraging Event will have the effect of deleveraging your Securities, with the aim of permanently resetting the then-current leverage to 1.0 over two Index Business Days. The leverage at the end of the First Permanent Deleveraging Valuation Date is reset to approximately 2.0 and the leverage at the end of the Second Permanent Deleveraging Valuation Date is reset to 1.0. This means that after a Permanent Deleveraging Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities than it would have had before the occurrence of the Permanent Deleveraging Event. If such an event were to occur, it most likely would occur only following a Loss Rebalancing Event and prior to the completion of the associated leverage reset to 2.0, which would generally occur at the end of the Index Business Day following the Index Business Day on which the Loss Rebalancing Event occurred or, if the Loss Rebalancing Event occurs 3:15 p.m. on an Index Business Day, at the end of the second Index Business Day following the Index Business Day on which the Loss Rebalancing Event occurred.

A “Permanent Deleveraging Event” occurs if, at any time on an Index Business Day (other than an Excluded Day, as defined below), the Intraday Index Value decreases by 40% or more from the Last Reset Index Closing Level. If a Permanent Deleveraging Event occurs, the Current Principal Amount of the Securities will be reset over two Index Business Days.

As used above, an “Excluded Day” means (i) the First or Second Permanent Deleveraging Valuation Dates, (ii) any calendar day after the Second Permanent Deleveraging Valuation Date, (iii) any day on or after which a Zero Value Event occurs, (iv) the day which is two Index Business Days prior to the first day of a Measurement Period, if a Permanent Deleveraging Event occurs after 3:15 p.m. on such day, and (v) any calendar day from and including the Index Business Day immediately preceding the first day of a Measurement Period.

“Permanent Deleveraging Valuation Dates” means the First Permanent Deleveraging Valuation Date and the Second Permanent Deleveraging Valuation Date, each as defined below:

(a)           The “First Permanent Deleveraging Valuation Date” means:

(i)            any Index Business Day, which otherwise would have been a Loss Rebalancing Valuation Date, but on which a Permanent Deleveraging Event has occurred, subject to adjustment as described under “— Market Disruption Event”; or

(ii)           if a Permanent Deleveraging Event occurs after 3:15 p.m. on any Index Business Day which would not otherwise have been a Loss Rebalancing Valuation Date, then the first Index Business Day following the occurrence of such Permanent Deleveraging Event, subject to adjustment as described under “— Market Disruption Event.”

The leverage of your Securities will be reset to approximately 2.0 at the close of trading on the First Permanent Deleveraging Valuation Date.

(b)           The “Second Permanent Deleveraging Valuation Date” means the Index Business Day immediately following the First Permanent Deleveraging Valuation Date, subject to adjustment as described under “— Market Disruption Event.”

The leverage  of your Securities will be reset to 1.0 at the close of trading on the Second Permanent Deleveraging Valuation Date.

Split or Reverse Split of the Securities

We may, at any time in our sole discretion, initiate a split or reverse split of your Securities. If we decide to initiate a split or reverse split, as applicable, we will issue a press release announcing the split or reverse split and its effective date. The date of such press release shall be deemed to be the “announcement date” of the split or the reverse split, the record date for any split or reverse split will be the tenth Business Day after the announcement date, and the effective date will be the next Business Day after the record date.

If the Securities undergo a split or reverse split, we will adjust the Current Principal Amount, Closing Indicative Value, Current Indicative Value, Accrued Fees, Measurement Period Cash Amount and other relevant terms of the Securities accordingly. For example, if the Securities undergo a 4:1 split, every investor who holds a Security via The Depository Trust Company (“DTC”) on the relevant record date will, after the split, hold four Securities, and adjustments will be made as described below. The Current Principal Amount on such record date will be divided by four to reflect the 4:1 split. The adjusted Current Principal Amount will be rounded to eight decimal places. The split or reverse split will become effective at the opening of trading of the Securities on the Index Business Day immediately following the record date. The split will not occur if we exercise our Call Right before it becomes effective.

In the case of a reverse split, the Current Principal Amount and other relevant terms of the Securities will be adjusted accordingly and we will determine in our sole discretion the manner in which we will address odd numbers of Securities (commonly referred to as “partials”). For example, if the Securities undergo a 1:4 reverse split, every investor who holds four Securities via DTC on the relevant record date will, after the reverse split, hold only one Security and the Current Principal Amount of the Securities on such record date will be multiplied by four to reflect the 1:4 reverse split. The adjusted Current Principal Amount will be rounded to eight decimal places. The reverse split will become effective at the opening of trading of the Securities on the Index Business Day immediately following the record date. The reverse split will not occur if we exercise our Call Right before it becomes effective.

Holders who own a number of Securities on the record date that is not evenly divisible by the reverse split divisor (which in the case of a 1:4 reverse split, for example, will be 4) will receive the same treatment as all other holders for the maximum number of Securities they hold that is evenly divisible by the reverse split divisor. We will determine in our sole discretion the manner in which we compensate holders for their remaining or “partial” Securities when we announce the reverse split, though our current intention is to provide holders with a cash payment for their partials on the 17th Business Day following the announcement date in an amount equal to the appropriate percentage of the Closing Indicative Value of the reverse split-adjusted Securities on the 15th Business Day following the announcement date. For example, in the case of a 1:4 reverse split, a holder who held 23 Securities via DTC on the record date would receive five post-reverse split Securities on the immediately following Business Day, and a cash payment on the 17th Business Day following the announcement date that is equal to 3/4 of the Current Principal Amount of the reverse split-adjusted Securities on the 15th Business Day following the announcement date.

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including, among other things, at maturity or upon early redemption or call, or at other times, the Current Principal

Amount, Current Indicative Value (which we also refer to as the intraday indicative value), Closing Indicative Value, Market Disruption Events, Business Days, Index Business Days, the Leverage Factor, the Index Factor, the Index Performance Ratio, the Residual Factor, the Index Closing Level, the Financing Rate, the Accrued Fees (including determining any successor to the LIBOR base rate), the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon redemption, the Call Settlement Amount, that we will pay you if we call the Securities, whether a Loss Rebalancing Event has occurred, whether a Permanent Deleveraging Event has occurred and whether any day is an Index Business Day and all such other matters as may be specified elsewhere herein as matters to be determined by the Security Calculation Agent. If any Intraday Index Value as published by Bloomberg on any Index Business Day is manifestly incorrect, the Security Calculation Agent may base its determination of whether a Loss Rebalancing Event, Permanent Deleveraging Event or Zero Value Event shall have occurred on such Index Business Day on its own determination of such Intraday Index Value. In making such determination, the Security Calculation Agent may consider any relevant information, including, without limitation, relevant market data in the relevant market supplied by one or more third parties or from internal sources or affiliates. The Security Calculation Agent will also be responsible for determining whether the Index has been discontinued and whether there has been a material change in the Index. The Security Calculation Agent will make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Security Calculation Agent will be conclusive for all purposes and binding on us, you, and all other persons having an interest in the Securities, without liability on the part of the Security Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time after the date of the prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon early redemption or call, on or prior to 12:00 noon on the Index Business Day immediately preceding the Maturity Date, any Redemption Date or any Call Settlement Date.

All dollar amounts related to determination of the Accrued Fees, the Current Principal Amount, and any Redemption Amount, Redemption Fee Amount, Call Settlement Amount or Cash Settlement Amount per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid to any holder of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing during a four-day Measurement Period, the Index Closing Level for such day will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. The remaining Index Business Days in the Measurement Period will be postponed accordingly, and the remaining Index Business Days in the Measurement Period will resume again following the suspension of the Market Disruption Event. For example, if the four-day Measurement Period for purposes of calculating the Call Settlement Amount, is scheduled for June 2, June 3, June 4 and June 5, and there is a Market Disruption Event with respect to the Index on June 2, but no other Market Disruption Event during such Call Measurement Period, then June 3 will become the first Index Business Day of the Measurement Period, June 4th the second Index Business Day, June 5th the third Index Business Day and the next Index Business Day after June 5th would be the final day of the Measurement Period. The same approach would be applied if there is a Market Disruption Event during a four-day Final Measurement Period.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on the Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or any Reset Valuation Date, the Index Closing Level for such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. For example, if the Redemption Valuation Date, for purposes of calculating a Redemption Amount, is based on the Index Closing Level on June 2 and there is a Market Disruption Event with respect to the Index on June 2, then the Index Closing Level on June 3 will be used to calculate the Redemption Amount, assuming that no such Market Disruption Event has occurred or is continuing on June 3.

In no event, however, will any postponement pursuant to either of the two immediately preceding paragraphs result in the affected Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or Reset Valuation Date occurring more than five Index Business Days following the day originally scheduled to be such Index Business Day of the Measurement Period or such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date. If a Market Disruption Event has occurred or is continuing with respect to the Index on the fifth Index Business Day following the date originally scheduled to be such Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date, Calculation Date or any Reset Valuation Date, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such fifth Index Business Day but for such Market Disruption Event.

Any of the following will be a “Market Disruption Event” with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

(a)           suspension, absence or material limitation of trading in a material number of Index Constituent Securities, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

(b)           suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities in the primary market or markets for those contracts;

(c)           the Index is not published; or

(d)           in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging.”

The following events will not be Market Disruption Events with respect to the Index:

(a)           a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

(b)           a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Securities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Securities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in “Medium-Term Notes, Series B” above under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars as determined by the Security Calculation Agent in its sole discretion, for the aggregate Stated Principal Amount of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Index Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five Index Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Index Business Day after the first Index Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Index Business Days after that first Index Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Index Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index or Termination of Our License Agreements with the Index Sponsors; Alteration of Method of Calculation

If (i) an Index Sponsor or the Index Calculation Agent announces that it intends to discontinue, or discontinues, publication of, or otherwise fails to publish, the Index, (ii) our license agreement with the Index Sponsor terminates or (iii) the Index Sponsor or Index Calculation Agent does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, and, in each case, any other person or entity publishes an index licensed to UBS that the Security Calculation Agent determines is comparable to the Index and for which the Index Constituent Securities and/or their unit weighting are available to the Security Calculation Agent (such index being referred to herein as a “successor index”), and the Security Calculation Agent approves such index as a successor index, then on and after the date determined by the Security Calculation Agent, the Security Calculation Agent will determine the Index Closing Level on the applicable dates of determination and the amount payable at maturity or upon early redemption or call and all other related payments terms by reference to such successor index.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice of the successor index and the date on and after which the Index Closing Level will be determined by reference thereto be furnished to the trustee, to us and to the holders of the Securities.

If an Index Sponsor or Index Calculation Agent discontinues publication of the Index, our license agreement with the Index Sponsor terminates or the Index Sponsor or Index Calculation Agent do not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, prior to, and such discontinuation, termination or unavailability is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, as applicable, or on any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, or any other relevant date on which the Index Closing Level is to be determined, then the Security Calculation Agent will determine the Index Closing Level using the Index Closing Level on the last Index Business Day immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

In addition, if an Index Replacement Event (as defined below) occurs at any time and the Index Sponsor or anyone else publishes an index that the Security Calculation Agent determines is comparable to the Index (the “Substitute Index”), then the Security Calculation Agent may elect, in its sole discretion, to permanently replace the original Index with the Substitute Index for all purposes under the Securities, and all provisions described in the prospectus supplement as applying to the Index will thereafter apply to the Substitute Index instead. In such event, the Security Calculation Agent will make such adjustments, if any, to any level of the Index or Substitute Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. If the Security Calculation Agent elects to replace the original Index with a Substitute Index, then the Security Calculation Agent will determine all amounts hereunder, Current Principal Amount, Current Indicative Value (intraday indicative value), Closing Indicative Value, Index Factor, Index Performance Ratio, Residual Factor, Accrued Fees, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity or upon early redemption or call by reference to such Substitute Index. If the Security Calculation Agent so elects to replace the original Index with a Substitute Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities of the Securities.

An “Index Replacement Event” means:

(a)           an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on any of these parties’ ability to perform their obligations in connection with the Securities, or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(b)           any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after February 4, 2021 that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on the ability of us, our affiliates, third parties with whom we transact or a similarly situated third party to perform our or their obligations in connection with the Securities, or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(c)           any event that occurs on or after February 4, 2021 that makes it a violation of any law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) for us, our affiliates, third parties with whom we transact or similarly situated third parties to perform our or their obligations in connection with the Securities, or (iii) for us to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(d)           any event, as determined by the Security Calculation Agent, as a result of which we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the Securities, or realize, recover or remit the proceeds of any such transaction or asset; or

(e)           as determined by the Security Calculation Agent, the primary exchange or market for trading for the Securities, if any, announces that pursuant to the rules of such exchange or market, as applicable, the Securities cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index, a successor index or a Substitute Index, or the value thereof, is changed in a material respect, or if the Index or a successor or Substitute Index is in any other way modified so that the Index Closing Level of the Index or such successor or Substitute Index does not, in the opinion of the Security Calculation Agent, fairly represent the Index Closing Level of the Index or such successor or Substitute Index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at an Index Closing Level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the Index Closing Level for the Index or such successor or Substitute Index with reference to the Index or such successor or Substitute Index, as adjusted. The Security Calculation Agent will accordingly calculate the Index Closing Level, the Index Performance Ratio, the Last Reset Index Closing Level, the Accrued Fees, and any Redemption Amount, Redemption Fee Amount, Cash Settlement Amount or Call Settlement Amount, and all related payment terms based directly or indirectly on the Index Closing Level calculated by the Security Calculation Agent. Accordingly, if the method of calculating the Index or a successor or Substitute Index is modified so that the level of the Index or such successor or Substitute Index is a fraction or multiple of what it would have been if there had been no such modification (e.g., due to a rebasing of the Index), which, in turn, causes the Index Closing Level of the Index or such successor or Substitute Index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at an Index Closing Level for the Index or such successor or Substitute Index as if it had not been modified (e.g., as if such rebasing had not occurred).

In the event that the Security Calculation Agent elects to replace the Index with a successor index or a Substitute Index, UBS may, in its sole discretion, amend the title of the Securities in order to remove reference the former Index and to make such other changes to the title of the Securities as it considers necessary or desirable to reflect the name and/or characteristics of the relevant successor index or Substitute Index, as applicable.

All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors — Risks Relating to Creditworthiness, Conflicts of Interest, Hedging Activities and Regulation of UBS — There are potential conflicts of interest between you and the Security Calculation Agent” in the prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or upon early redemption or call will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue any series of Securities. We issued the Securities initially in an amount having the aggregate Stated Principal Amount specified on the cover of the prospectus supplement. We may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in “Medium-Term Notes, Series B” above.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities of the same series and will have the same CUSIP number and will trade interchangeably with such Securities immediately upon settlement. Any additional issuances will increase the aggregate Stated Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

24. ETRACS 2x Leveraged US Growth Factor TR ETN due February 9, 2051

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

Each of the seven series of Securities offered by the prospectus supplement is separate and independent of each other series of Securities. Apart from the applicable Index, however, all of the terms of each series of Securities are the same. Since each series references a different Index, all calculations and adjustments and related events with respect to each series are independent of calculations and adjustments and related events for each other series of Securities, and we may exercise our call right as well as our right to initiate a split or a reverse split independently for each series. The following discussion therefore applies independently to each series of Securities offered by the prospectus supplement and, except as the context may otherwise require, the defined terms refer separately to each series. References to the “Securities” should be understood as references to a single series of Securities and the defined terms should be understood in reference only to that series of Securities.

These Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described under “Medium-Term Notes, Series B” above. This section summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” under “Medium-Term Notes, Series B” above. The terms described here supplement those described in “Medium-Term Notes, Series B” above and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 2, 2015 between us and U.S. Bank Trust National Association, as trustee.

We describe the terms of the Securities in more detail below. The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity or upon early redemption or call. Instead, at maturity, you will receive a cash payment per Security the amount of which will vary depending on the performance and path of the Index and will be reduced by the Accrued Fees as of the last Index Business Day in the Final Measurement Period as described under “— Cash Settlement Amount at Maturity.” If the amount as calculated is equal to or less than zero, the Cash Settlement Amount will be zero and you will not receive a cash payment.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment per Security on the relevant Redemption Date equal to the Redemption Amount as described under “— Early Redemption at the Option of the Holders.” If the amount as calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

Cash Settlement Amount at Maturity

The “Maturity Date” is February 9, 2051, which will be the third Index Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called, redeemed or accelerated upon Zero Value Event, you will receive at maturity a cash payment equal to its Closing Indicative Value on the last Index Business Day in the applicable Measurement Period. We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is equal to or less than zero, the payment will be zero.

The following graphic illustrates the formula to determine the Cash Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Final Measurement Period

You may lose all or a substantial portion of your investment at maturity. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees, you may lose all or a substantial portion of your investment at maturity. The occurrence of Loss Rebalancing Events will result in more frequent than quarterly compounding.

UBS may call the Securities prior to the Maturity Date pursuant to its Call Right. If the Securities are called by UBS, the Call Settlement Amount may be zero and you may lose all or a substantial portion of your investment. See “Specific Terms of the Securities — UBS’s Call Right”.

The “Stated Principal Amount” of each Security is $25.00. The Securities may be issued and sold over time at then-current market prices which may be significantly higher or lower than the Stated Principal Amount. If the Securities undergo a split or reverse split, the Stated Principal Amount will be adjusted accordingly.

The Closing Indicative Value represents the dollar value per Security that an investor would receive on any day if it redeemed the Security that day (without giving effect to any Redemption Fee Amount).

The “Closing Indicative Value” per Security, will be calculated as follows:

(a)           On the Initial Trade Date, $25.00 per Security.

(b)           On any other calendar day, prior to the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount on the immediately preceding calendar day × Index Factor) – Accrued Fees

(c)           From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period × Index Factor × Residual Factor) – Accrued Fees + Measurement Period Cash Amount

However, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, the Closing Indicative Value for that day and all subsequent days will be fixed to be equal to the Measurement Period Cash Amount from the immediately preceding calendar day.

(d)           The minimum value of the Closing Indicative Value on any calendar day will be zero.

If a Zero Value Event occurs, the Closing Indicative Value will be equal to zero on the day it occurs and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will lose their entire investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “— Automatic Acceleration Upon Zero Value Event”.

The actual trading price of the Securities in the secondary market may vary significantly from their Closing Indicative Value.

If the Securities undergo a split or reverse split, the Closing Indicative Value will be adjusted accordingly.

The “Current Principal Amount” represents the unleveraged notional investment in the Index Constituent Securities per Security at the close of trading on any Reset Valuation Date. The notional financing amount per Security in order to generate the leveraged returns would approximately equal the Current Principal Amount at the close of trading on any Reset Valuation Date. If a Permanent Deleveraging Event occurs, the leverage of your Securities will be permanently reset to 1.0 and the notional financing amount will be equal to zero for the remaining term of the Securities. If a Zero Value Event occurs prior to your Securities permanently resetting to 1.0 at the end of the Second Permanent Deleveraging Valuation Date, then your Securities will be automatically accelerated and mandatorily redeemed and you will lose your entire investment.

The Current Principal Amount per Security, will be calculated as follows:

(a)           From and including the Initial Trade Date to and excluding the first Reset Valuation Date, $25.00 per Security.

(b)           At the close of trading on each Reset Valuation Date after the Initial Trade Date, the Current Principal Amount of the Securities will be reset as follows:

New Current Principal Amount = (Current Principal Amount on immediately preceding calendar day × Index Factor) – Accrued Fees The Current Principal Amount will not change until the first Reset Valuation Date.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of a Measurement Period, such day will not be a valid Reset Valuation Date.

If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

At the close of trading on each Reset Valuation Date, the Current Principal Amount is reset. The “Reset Valuation Date” means:

(a)           Any calendar day up to and including the Second Permanent Deleveraging Valuation Date, that is either: (i) the Initial Trade Date, (ii) a Quarterly Reset Valuation Date, (iii) a Loss Rebalancing Valuation Date (iv) the First Permanent Deleveraging Valuation Date, or (v) the Second Permanent Deleveraging Valuation Date; and

(b)           Any calendar day following the Second Permanent Deleveraging Valuation Date.

The valuation dates are defined below.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of a Measurement Period, it will not be a valid Reset Valuation Date and the Last Reset Index Closing Level will remain the same.

The “Quarterly Reset Valuation Date” is the second Wednesday of January, April, July and October of each calendar year during the term of the Securities (other than an Excluded Day, as defined below), subject to adjustment as described under “— Market Disruption Event”.

As used above, an “Excluded Day” means (i) the Index Business Day immediately preceding the first day of an applicable Measurement Period, and any calendar day thereafter, and (ii) any calendar day after the Second Permanent Deleveraging Valuation Date.

The “Index Factor” is: 1 + (Leverage Factor × Index Performance Ratio).

The Index Factor represents the leveraged percentage change in the Index level since the Last Reset Index Closing Level. The Index Factor times the applicable Current Principal Amount on the preceding calendar day represents the current value of the unleveraged notional amount per Security that is deemed invested in the Index on any calendar day. This does not reflect the Redemption Amount that an investor would receive upon early redemption on such calendar day.

The “Residual Factor” will be calculated as follows:

(a)           1.0 on any calendar day, to but excluding the first day of an applicable Measurement Period.

(b)           From and including the first day of an applicable four-day Measurement Period, (a) the number of Index Business Days from, but excluding, the date of determination to, and including, the last Index Business Day in such four-day Measurement Period, divided by (b) four.

For example, on the first Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 3/4, on the second Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 2/4, on the third Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 1/4 and on the last Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal zero.

(c)           On any calendar day from and including the last Index Business Day of an applicable Measurement Period, the Residual Factor will be equal to zero.

The Residual Factor is intended to approximate the percentage of the Current Principal Amount that is tracking the Index on any given day. The Residual Factor is relevant only during an applicable Measurement Period but otherwise is not a component of the Closing Indicative Value or Current Indicative Value formulas. At the close of trading on each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash.

The “Leverage Factor” on any calendar day until the occurrence of a Permanent Deleveraging Event and the close of trading on the Second Permanent Deleveraging Valuation Date, will equal 2.0. If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Leverage Factor will equal 1.0.

The “Index Performance Ratio” on any Index Business Day will be equal to:

Index Closing Level – Last Reset Index Closing Level
Last Reset Index Closing Level

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

The “Last Reset Index Closing Level” is the Index Closing Level on the most recent Reset Valuation Date prior to such day. The initial Last Reset Index Closing Level is the Index Closing Level on the Initial Trade Date, as reported by Bloomberg and Reuters.

The “Index Closing Level” on any date of determination is the closing level of the Index, as reported on Bloomberg and Reuters on such day; however, if the closing level of the Index as reported on Bloomberg (or any successor) differs from the closing level of the Index as reported on Reuters (or any successor), the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent. The initial Index Closing Level (which is also the first Last Reset Index Closing Level) was determined on February 4, 2021 by the Security Calculation Agent. If the closing level of an Index, as reported on Bloomberg and Reuters for any Index Business Day, is manifestly incorrect, the “Index Closing Level” for such Index Business Day shall be the closing level of the Index as determined by the Security Calculation Agent. In making such determination, the Security Calculation Agent may consider any relevant information, including, without limitation, relevant market data in the relevant market supplied by one or more third parties or from internal sources or affiliates.

On any calendar day that is not an Index Business Day, the Index Closing level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

“Measurement Period” means the Final Measurement Period or, if UBS exercises its Call Right, the Call Measurement Period.

The “Current Indicative Value” or “intraday indicative value”, as determined by the Security Calculation Agent, is an amount per Security, on an intraday basis on any Index Business Day, equal to:

(a)           On the Initial Trade Date, $25.00.

(b)           On any other calendar day prior to the first day of a Measurement Period:

(Current Principal Amount on the immediately preceding calendar day × Index Factor, calculated using the Intraday Index Value) – Accrued Fees

(c)           From and including the first day of a Measurement Period, an amount per Security equal to:

(Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period × Index Factor, calculated using the Intraday Index Value × Residual Factor on the immediately preceding calendar day) – Accrued Fees + Measurement Period Cash Amount, from the immediately preceding calendar day

However, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, the Current Indicative Value for the remainder of that day and all subsequent days will be fixed to be equal to the Measurement Period Cash Amount from the immediately preceding calendar day.

(d)           The minimum value of the Current Indicative Value on any calendar day will be zero.

The actual trading price of the Securities in the secondary market may vary significantly from their Current Indicative Value (intraday indicative value).

If a Zero Value Event occurs, the Current Indicative Value (intraday indicative value) will be equal to zero for the remainder of the day it occurs and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will lose their entire investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

If the Securities undergo a split or reverse split, the Current Indicative Value (intraday indicative value) will be adjusted accordingly.

The “Accrued Fees” as of any date of determination means the Accrued Tracking Fee + the Accrued Financing Fee.

If the Securities undergo a split or reverse split, the Accrued Fees will be adjusted accordingly. The Securities are subject to an “Accrued Tracking Fee” per Security, calculated as follows:

(a)           On the Initial Trade Date, the Accrued Tracking Fee is equal to zero.

(b)           On any subsequent calendar day, the Accrued Tracking Fee is equal to: (a) the Accrued Tracking Fee as of the immediately preceding calendar day, plus the Daily Tracking Fee on such calendar day.

(c)           On the calendar day after each Reset Valuation Date, the Accrued Tracking Fee is reset to be equal to the Daily Tracking Fee on such calendar day.

The “Daily Tracking Fee” is an amount per Security calculated as follows:

(a)           On the Initial Trade Date, the Daily Tracking Fee is zero.

(b)           On any subsequent calendar day, the Daily Tracking Fee is equal to:

(1) (i) 0.95% times (ii) the Current Principal Amount on the immediately preceding calendar day times (iii) the Index Factor on such calendar day times (iv) the Residual Factor on the immediately preceding calendar day, divided by (2) 365.

(c)           The minimum value of the Daily Tracking Fee on any calendar day will be zero.

The Daily Tracking Fee represents the investor fees calculated each day on the current value of the unleveraged notional amount invested in the Index per Security. These charges accrue and compound during the applicable period, and will reduce any amount you are entitled to receive at maturity or upon early redemption or call.

If the Securities undergo a split or reverse split, the Daily Tracking Fee will be adjusted accordingly. The Securities are subject to an “Accrued Financing Fee” per Security calculated as follows:

(a)           On the Initial Trade Date, the Accrued Financing Fee is equal to zero.

(b)           On any subsequent calendar day, the Accrued Financing Fee is equal to:

(1) the Accrued Financing Fee as of the immediately preceding calendar day, plus (2) the Daily Financing Fee on such calendar day.

(c)           On the calendar day after each Reset Valuation Date, the Accrued Financing Fee is reset to be equal to the Daily Financing Fee on such calendar day.

(d)           If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Accrued Financing Fee will be equal to zero.

The “Daily Financing Fee” is an amount per Security calculated as follows:

(a)           On the Initial Trade Date, the Daily Financing Fee is equal to zero.

(b)           On any subsequent calendar day, the Daily Financing Fee is equal to:

(1) (i) the Financing Rate on such calendar day times (ii) the Current Principal Amount on the immediately preceding calendar day times (iii) the Residual Factor on the immediately preceding calendar day, divided by (2) 360.

(c)           If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Daily Financing Fee will be equal to zero.

(d)           The minimum value of the Daily Financing Fee on any calendar day will be zero.

The Daily Financing Fee seeks to compensate UBS for providing investors with a leveraged participation in movements of the Index and is intended to approximate the financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Index. These charges accrue and compound during the applicable period, and will reduce any amount that you will be entitled to receive at maturity or upon early redemption or call.

If the Securities undergo a split or reverse split, the Daily Financing Fee will be adjusted accordingly.

The “Financing Rate” will equal the sum of (a) 0.95% and (b) the London interbank offered rate (ICE LIBOR) for three-month deposits in U.S. Dollars, which is displayed on Reuters page “LIBOR01” (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Security Calculation Agent) (“LIBOR”) (or any successor base rate, as described below), as of 11:00 a.m., London time, on the immediately preceding London Business Day. The minimum value of the three-month U.S. Dollar LIBOR rate (or any successor base rate, as described below) used on any calendar day will be zero. The minimum Financing Rate at any time will be 0.95%

For example, 0.21775% was the three-month U.S. Dollar LIBOR rate on January 21, 2021, which was a London Business Day. The Financing Rate on January 21, 2021 would have been equal to 0.95% + 0.21775%, or 1.16775%.

Notwithstanding the foregoing:

Ø    If the Security Calculation Agent determines on the relevant determination date that the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 has been discontinued or is no longer representative of the underlying market or economic reality, then the Security Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to such London interbank offered rate, provided that if the Security Calculation Agent determines there is an industry-accepted successor base rate, then the Security Calculation Agent shall use such successor base rate; and

Ø    If the Security Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Security Calculation Agent in its sole discretion may determine the business day convention, definition of business day and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry- accepted practices for such substitute or successor base rate.

The establishment of three-month U.S. Dollar LIBOR (or such successor base rate, as applicable) for each period by the Security Calculation Agent shall (in the absence of manifest error) be final and binding.

“London Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and is also a day on which dealings in U.S. dollars are transacted in the London interbank market.

The “Measurement Period Cash Amount” is an amount per Security equal to:

(a)           $0.00 on any calendar day, to but excluding the first day of a Measurement Period.

(b)           On the first day of a one-day Measurement Period:

At the close of trading on such Index Business Day, (Current Principal Amount on the immediately preceding calendar day × Index Factor, on such Index Business Day).

(c)           From and including the first day of a four-day Measurement Period:

(i)            At the close of trading on each Index Business Day during the Measurement Period, the Measurement Period Cash Amount on the immediately preceding calendar day + (Current Principal Amount on the calendar day immediately preceding the first day of such Measurement Period × 0.25 × Index Factor, on such Index Business Day); and

(ii)           On any calendar day during the Measurement Period that is not an Index Business Day, the Measurement Period Cash Amount on the immediately preceding Index Business Day.

(d)           On any calendar day after the last Index Business Day of a Measurement Period, the Measurement Period Cash Amount on the last Index Business Day of such Measurement Period.

Notwithstanding the foregoing, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, then the Measurement Period Cash Amount for that day and all subsequent days will be fixed to be equal to the Measurement Period Cash amount from the immediately preceding calendar day.

The Measurement Period Cash Amount represents the portion of the Current Principal Amount that has been converted to cash on any given day of an applicable Measurement Period and is no longer tracking the Index.

At the close of trading of each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period, will be deemed converted to cash and an applicable portion of the notional financing amount will separately be deemed converted to cash as well. After the close of trading on the final Index Business Day of a four-day Measurement Period, the Measurement Period Cash Amount will represent the averaged value of the Current Principal Amount that was deemed converted to cash across the four-days of such Measurement Period. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount will be deemed converted to cash and an applicable amount of financing will separately be deemed converted to cash, at the close of trading of the first day of such Measurement Period.

If the Securities undergo a split or reverse split, the Measurement Period Cash Amount will be adjusted accordingly.

The “Final Measurement Period” means:

(a)           if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is less than $500,000,000, the Calculation Date, subject to adjustments as described under “— Market Disruption Event”;

(b)           if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is equal to or greater than $500,000,000, the four Index Business Days from and including the Calculation Date, subject to adjustments as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the Calculation Date, will equal:

(i) the Closing Indicative Value as of such Index Business Day times (ii) the number of Securities outstanding as reported on Bloomberg.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which for each series of Securities is the entity set forth below:

Title of Securities	Index Calculation Agent
ETRACS 2x Leveraged US Dividend Factor TR ETN	S&P Dow Jones Indices
ETRACS 2x Leveraged US Growth Factor TR ETN	FTSE Russell
ETRACS 2x Leveraged US Size Factor TR ETN	FTSE Russell
ETRACS 2x Leveraged US Value Factor TR ETN	FTSE Russell
ETRACS 2x Leveraged MSCI US Minimum Volatility Factor TR ETN	MSCI, Inc.
ETRACS 2x Leveraged MSCI US Momentum Factor TR ETN	MSCI, Inc.
ETRACS 2x Leveraged MSCI US Quality Factor TR ETN	MSCI, Inc.

The “Calculation Date” means February 1, 2051, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustment.

The Calculation Date represents the first Index Business Day of the Final Measurement Period.

“Index Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading such Index Constituent Security or such constituent underlying a successor index.

Underlying Index

The return of each series of Securities is based upon the performance of the applicable Index set forth on the cover page of the prospectus supplement. Each Index is designed to track the performance of a sector of the U.S. equity market and to reflect an investing style. We refer to the securities included in each Index as the “Index Constituent Securities” for such Index.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event”, you may submit a request to have us redeem your Securities on any Index Business Day no later than 12:00 noon and a confirmation of redemption by no later than 5:00 p.m. on the same Index Business Day. You must request that we redeem a minimum of 50,000 Securities, although we reserve the right from time to time to waive this minimum redemption amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which we receive the notice of redemption rather than the following Index Business Day. You should not assume you will be entitled to any such acceleration. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so.

The Securities will be redeemed and the holders will receive payment for their Securities on the second Index Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The first Redemption Date will be the fourth Index Business Day immediately following the Initial Trade Date and the Final Redemption Date will be the fourth Index Business Day immediately preceding the Maturity Date, subject to adjustments. In addition, if we have issued a call notice, the last Redemption Valuation Date will be the fourth Index Business Day prior to the Call Settlement Date, as applicable. If a Zero Value Event occurs, the last Redemption Date will be the date on which the Zero Value Event occurred.

If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index Constituent Securities, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event”.

As of any Redemption Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to:

(0.125% × Closing Indicative Value of the Security as of the Redemption Valuation Date).

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures”, for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

Closing Indicative Value as of the Redemption Valuation Date – Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero. We reserve the right from time to time to waive the Redemption Fee Amount in our sole discretion and on a case-by-case basis. There can be no assurance that we will elect to waive this fee and you should not assume you will be entitled to such fee waiver.

We will inform you of such Redemption Amount on the first Index Business Day following the applicable Redemption Valuation Date.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

The following graphic illustrates the formula to determine the Redemption Amount, which has been simplified for ease of presentation:

Redemption Amount	=	Closing Indicative Value	–	Redemption Fee Amount

You may lose all or a substantial portion of your investment upon early redemption. The combined negative effect of the Accrued Fees and the Redemption Fee Amount will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees and the Redemption Fee Amount, if applicable, or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon early redemption. Loss Rebalancing Events will cause compounding to occur more frequently than quarterly.

The Securities may be called by UBS prior to the Maturity Date pursuant to its Call Right and, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. See “Specific Terms of the Securities — UBS’s Call Right” and “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, which we refer to as a “Redemption Notice” to UBS via email no later than 12:00 noon on the Index Business Day on which you elect to exercise your redemption right. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption which is attached;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation”, to us via email in the specified form by 5:00 p.m. on the same day. We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your Redemption Notice after 12:00 noon, or your Redemption Confirmation after 5:00 p.m., on the Index Business Day prior to the applicable Redemption Valuation Date, your Redemption Notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable. If your DTC custodian or your brokerage firm is not a current UBS customer, UBS will be required to on-board such DTC custodian or brokerage firm, in compliance with its internal policies and procedures, before it can accept your Redemption Notice, your Redemption Confirmation or otherwise process your redemption request. This on-boarding process may delay your Redemption Valuation Date and Redemption Date. Furthermore, in certain circumstances, UBS may be unable to on-board your DTC custodian or your brokerage firm.

We reserve the right from time to time to waive the minimum redemption amount or the Redemption Fee Amount in our sole discretion on a case-by-case basis. In addition, we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which we receive the Redemption Notice rather than the following Index Business Day. You should not assume you will be entitled to any such waiver or election to accelerate the Redemption Valuation Date.

UBS’s Call Right

UBS may at its option redeem all, but not less than all, of the issued and outstanding Securities of any series. To exercise its Call Right, UBS must provide notice to the holders of such Securities (which may be provided via press release) not less than 18 calendar days prior to the Call Settlement Date specified by UBS in such notice. If we call the Securities, you will receive a cash payment equal to the Closing Indicative Value on the last Index Business Day in the Call Measurement Period. We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is equal to or less than zero, the payment upon UBS’s exercise of its Call Right will be zero.

We will inform you of such Call Settlement Amount on the first Index Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Index Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event”.

The “Call Measurement Period” means:

(a)           if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the date we issue a notice of exercise of our Call Right is less than $500,000,000, the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event”; and

(b)           if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the date we issue a notice of exercise of our Call Right is equal to or greater than $500,000,000, the four Index Business Days from and including the Call Valuation Date, subject to adjustment as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of its Call Right will equal:

(i) The Closing Indicative Value as of such Index Business Day times (ii) the number of Securities outstanding as reported on Bloomberg.

The “Call Valuation Date” means the date we specify in our notice to holders (which may be provided via press release) of our exercise of our Call Right.

In any notice to holders exercising our Call Right, we will specify how many days are included in the Call Measurement Period.

The following graphic illustrates the formula to determine the Call Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Call Measurement Period

You may lose all or a substantial portion of your investment if we exercise our Call Right. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees, or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon a call. Loss Rebalancing Events will cause compounding to occur more frequently than quarterly.

In addition, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event” below.

Automatic Acceleration Upon Zero Value Event

For each series of Securities, a Zero Value Event represents the first instance when the Current Indicative Value (intraday indicative value) or the Closing Indicative Value is less than or equal to zero (other than on an Excluded Day, as defined below). It will have the effect of permanently resetting the value of your Securities to zero and accelerating the Securities. You will not benefit from any future exposure to the applicable Index after the occurrence of a Zero Value Event.

A Zero Value Event can occur only if a Permanent Deleveraging Event occurs and the Current Indicative Value (intraday indicative value) or the Closing Indicative Value declines to zero before the leverage of your Securities is reset to 1.0 at the close of trading on the Index Business Day following such event (or if such event occurs after 3:15 p.m. on any Index Business Day which would not otherwise have been a Loss Rebalancing Valuation Date, the second Index Business Day following such event), as described under “Permanent Deleveraging Valuation Dates” above.

A “Zero Value Event” occurs if the Current Indicative Value (intraday indicative value) or the Closing Indicative Value on any Index Business Day (other than an Excluded Day, as defined below) is less than or equal to zero. From immediately after the Zero Value Event and on all future calendar days, the Current Indicative Value (intraday indicative value) and the Closing Indicative Value will be set equal to zero.

As used above, an “Excluded Day” means (i) any calendar day after the Second Permanent Deleveraging Valuation Date (ii) any calendar day on or after which a Zero Value Event has already occurred, and (iii) any calendar day after the last day of an applicable Measurement Period.

In the event that a Zero Value Event has occurred, UBS will issue a press release shortly after the event; provided that the failure to do so shall not affect the automatic acceleration and redemption of the Securities. The Securities will be suspended from trading intraday shortly after the event occurs and will likely not be open for trading again on NYSE Arca.

You will lose your entire investment upon the occurrence of a Zero Value Event.

In addition, we may call the Securities prior to the Maturity Date pursuant to our Call Right. See “Specific Terms of the Securities — UBS’s Call Right”.

Loss Rebalancing Events

A Loss Rebalancing Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0. This means that after a Loss Rebalancing Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Loss Rebalancing Event.

A “Loss Rebalancing Event” occurs if, at any time, the Intraday Index Value on such Index Business Day (other than an Excluded Day, as used below) decreases by 20% or more from the previous Last Reset Index Closing Level.

Loss Rebalancing Events may occur multiple times over the term of the Securities and may occur multiple times during a single calendar quarter. This means both that (i) the Current Principal Amount may be reset more frequently than quarterly and (ii) the cumulative effect of compounding and fees will have increased as a result of the Loss Rebalancing Event(s). Because each Loss Rebalancing Event will have the effect of deleveraging your Securities, following a Loss Rebalancing Event your Securities will have less exposure to a potential positive gain in value relative to the exposure before the occurrence of such Loss Rebalancing Event.

As used above, an “Excluded Day” means (i) the Index Business Day immediately preceding any Quarterly Reset Valuation Date, if a Loss Rebalancing Event occurs after 3:15 p.m. on such day, (ii) any Quarterly Reset Valuation Date, (iii) any Loss Rebalancing Valuation Date, (iv) the Index Business Day immediately preceding the first day of an applicable Measurement Period, if a Loss Rebalancing Event occurs after 3:15 p.m. on such day (v) any calendar day from and including the first day of an applicable Measurement Period, (vi) the First or Second Permanent Deleveraging Valuation Dates, (vii) any calendar day after the Second Permanent Deleveraging Valuation Date, and (ix) any calendar day on or after which a Zero Value Event has occurred.

“Loss Rebalancing Valuation Date” means:

(a)           if a Loss Rebalancing Event occurs at or prior to 3:15 p.m. on an Index Business Day, the day that such Loss Rebalancing Event occurs, subject to adjustment as described under “— Market Disruption Event”; and

(b)           if a Loss Rebalancing Event occurs after 3:15 p.m. on an Index Business Day, the first Index Business Day following the occurrence of such Loss Rebalancing Event, subject to adjustment as described under “— Market Disruption Event.”

Permanent Deleveraging Event

A Permanent Deleveraging Event will have the effect of deleveraging your Securities, with the aim of permanently resetting the then-current leverage to 1.0 over two Index Business Days. The leverage at the end of the First Permanent Deleveraging Valuation Date is reset to approximately 2.0 and the leverage at the end of the Second Permanent Deleveraging Valuation Date is reset to 1.0. This means that after a Permanent Deleveraging Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities than it would have had before the occurrence of the Permanent Deleveraging Event. If such an event were to occur, it most likely would occur only following a Loss Rebalancing Event and prior to the completion of the associated leverage reset to 2.0, which would generally occur at the end of the Index Business Day following the Index Business Day on which the Loss Rebalancing Event occurred or, if the Loss Rebalancing Event occurs 3:15 p.m. on an Index Business Day, at the end of the second Index Business Day following the Index Business Day on which the Loss Rebalancing Event occurred.

A “Permanent Deleveraging Event” occurs if, at any time on an Index Business Day (other than an Excluded Day, as defined below), the Intraday Index Value decreases by 40% or more from the Last Reset Index Closing Level. If a Permanent Deleveraging Event occurs, the Current Principal Amount of the Securities will be reset over two Index Business Days.

As used above, an “Excluded Day” means (i) the First or Second Permanent Deleveraging Valuation Dates, (ii) any calendar day after the Second Permanent Deleveraging Valuation Date, (iii) any day on or after which a Zero Value Event occurs, (iv) the day which is two Index Business Days prior to the first day of a Measurement Period, if a Permanent Deleveraging Event occurs after 3:15 p.m. on such day, and (v) any calendar day from and including the Index Business Day immediately preceding the first day of a Measurement Period.

“Permanent Deleveraging Valuation Dates” means the First Permanent Deleveraging Valuation Date and the Second Permanent Deleveraging Valuation Date, each as defined below:

(a)           The “First Permanent Deleveraging Valuation Date” means:

(i)            any Index Business Day, which otherwise would have been a Loss Rebalancing Valuation Date, but on which a Permanent Deleveraging Event has occurred, subject to adjustment as described under “— Market Disruption Event”; or

(ii)           if a Permanent Deleveraging Event occurs after 3:15 p.m. on any Index Business Day which would not otherwise have been a Loss Rebalancing Valuation Date, then the first Index Business Day following the occurrence of such Permanent Deleveraging Event, subject to adjustment as described under “— Market Disruption Event.”

The leverage of your Securities will be reset to approximately 2.0 at the close of trading on the First Permanent Deleveraging Valuation Date.

(b)           The “Second Permanent Deleveraging Valuation Date” means the Index Business Day immediately following the First Permanent Deleveraging Valuation Date, subject to adjustment as described under “— Market Disruption Event.”

The leverage of your Securities will be reset to 1.0 at the close of trading on the Second Permanent Deleveraging Valuation Date.

Split or Reverse Split of the Securities

We may, at any time in our sole discretion, initiate a split or reverse split of your Securities. If we decide to initiate a split or reverse split, as applicable, we will issue a press release announcing the split or reverse split and its effective date. The date of such press release shall be deemed to be the “announcement date” of the split or the reverse split, the record date for any split or reverse split will be the tenth Business Day after the announcement date, and the effective date will be the next Business Day after the record date.

If the Securities undergo a split or reverse split, we will adjust the Current Principal Amount, Closing Indicative Value, Current Indicative Value, Accrued Fees, Measurement Period Cash Amount and other relevant terms of the Securities accordingly. For example, if the Securities undergo a 4:1 split, every investor who holds a Security via The Depository Trust Company (“DTC”) on the relevant record date will, after the split, hold four Securities, and adjustments will be made as described below. The Current Principal Amount on such record date will be divided by four to reflect the 4:1 split. The adjusted Current Principal Amount will be rounded to eight decimal places. The split or reverse split will become effective at the opening of trading of the Securities on the Index Business Day immediately following the record date. The split will not occur if we exercise our Call Right before it becomes effective.

In the case of a reverse split, the Current Principal Amount and other relevant terms of the Securities will be adjusted accordingly and we will determine in our sole discretion the manner in which we will address odd numbers of Securities (commonly referred to as “partials”). For example, if the Securities undergo a 1:4 reverse split, every investor who holds four Securities via DTC on the relevant record date will, after the reverse split, hold only one Security and the Current Principal Amount of the Securities on such record date will be multiplied by four to reflect the 1:4 reverse split. The adjusted Current Principal Amount will be rounded to eight decimal places. The reverse split will become effective at the opening of trading of the Securities on the Index Business Day immediately following the record date. The reverse split will not occur if we exercise our Call Right before it becomes effective.

Holders who own a number of Securities on the record date that is not evenly divisible by the reverse split divisor (which in the case of a 1:4 reverse split, for example, will be 4) will receive the same treatment as all other holders for the maximum number of Securities they hold that is evenly divisible by the reverse split divisor. We will determine in our sole discretion the manner in which we compensate holders for their remaining or “partial” Securities when we announce the reverse split, though our current intention is to provide holders with a cash payment for their partials on the 17th Business Day following the announcement date in an amount equal to the appropriate percentage of the Closing Indicative Value of the reverse split-adjusted Securities on the 15th Business Day following the announcement date. For example, in the case of a 1:4 reverse split, a holder who held 23 Securities via DTC on the record date would receive five post-reverse split Securities on the immediately following Business Day, and a cash payment on the 17th Business Day following the announcement date that is equal to 3/4 of the Current Principal Amount of the reverse split-adjusted Securities on the 15th Business Day following the announcement date.

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including, among other things, at maturity or upon early redemption or call, or at other times, the Current Principal

Amount, Current Indicative Value (which we also refer to as the intraday indicative value), Closing Indicative Value, Market Disruption Events, Business Days, Index Business Days, the Leverage Factor, the Index Factor, the Index Performance Ratio, the Residual Factor, the Index Closing Level, the Financing Rate, the Accrued Fees (including determining any successor to the LIBOR base rate), the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon redemption, the Call Settlement Amount, that we will pay you if we call the Securities, whether a Loss Rebalancing Event has occurred, whether a Permanent Deleveraging Event has occurred and whether any day is an Index Business Day and all such other matters as may be specified elsewhere herein as matters to be determined by the Security Calculation Agent. If any Intraday Index Value as published by Bloomberg on any Index Business Day is manifestly incorrect, the Security Calculation Agent may base its determination of whether a Loss Rebalancing Event, Permanent Deleveraging Event or Zero Value Event shall have occurred on such Index Business Day on its own determination of such Intraday Index Value. In making such determination, the Security Calculation Agent may consider any relevant information, including, without limitation, relevant market data in the relevant market supplied by one or more third parties or from internal sources or affiliates. The Security Calculation Agent will also be responsible for determining whether the Index has been discontinued and whether there has been a material change in the Index. The Security Calculation Agent will make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Security Calculation Agent will be conclusive for all purposes and binding on us, you, and all other persons having an interest in the Securities, without liability on the part of the Security Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time after the date of the prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon early redemption or call, on or prior to 12:00 noon on the Index Business Day immediately preceding the Maturity Date, any Redemption Date or any Call Settlement Date.

All dollar amounts related to determination of the Accrued Fees, the Current Principal Amount, and any Redemption Amount, Redemption Fee Amount, Call Settlement Amount or Cash Settlement Amount per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid to any holder of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing during a four-day Measurement Period, the Index Closing Level for such day will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. The remaining Index Business Days in the Measurement Period will be postponed accordingly, and the remaining Index Business Days in the Measurement Period will resume again following the suspension of the Market Disruption Event. For example, if the four-day Measurement Period for purposes of calculating the Call Settlement Amount, is scheduled for June 2, June 3, June 4 and June 5, and there is a Market Disruption Event with respect to the Index on June 2, but no other Market Disruption Event during such Call Measurement Period, then June 3 will become the first Index Business Day of the Measurement Period, June 4th the second Index Business Day, June 5th the third Index Business Day and the next Index Business Day after June 5th would be the final day of the Measurement Period. The same approach would be applied if there is a Market Disruption Event during a four-day Final Measurement Period.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on the Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or any Reset Valuation Date, the Index Closing Level for such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. For example, if the Redemption Valuation Date, for purposes of calculating a Redemption Amount, is based on the Index Closing Level on June 2 and there is a Market Disruption Event with respect to the Index on June 2, then the Index Closing Level on June 3 will be used to calculate the Redemption Amount, assuming that no such Market Disruption Event has occurred or is continuing on June 3.

In no event, however, will any postponement pursuant to either of the two immediately preceding paragraphs result in the affected Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or Reset Valuation Date occurring more than five Index Business Days following the day originally scheduled to be such Index Business Day of the Measurement Period or such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date. If a Market Disruption Event has occurred or is continuing with respect to the Index on the fifth Index Business Day following the date originally scheduled to be such Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date, Calculation Date or any Reset Valuation Date, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such fifth Index Business Day but for such Market Disruption Event.

Any of the following will be a “Market Disruption Event” with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

(a)           suspension, absence or material limitation of trading in a material number of Index Constituent Securities, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

(b)           suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities in the primary market or markets for those contracts;

(c)           the Index is not published; or

(d)           in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging.”

The following events will not be Market Disruption Events with respect to the Index:

(a)           a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

(b)           a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Securities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Securities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in “Medium-Term Notes, Series B” above under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars as determined by the Security Calculation Agent in its sole discretion, for the aggregate Stated Principal Amount of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Index Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five Index Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Index Business Day after the first Index Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Index Business Days after that first Index Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Index Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index or Termination of Our License Agreements with the Index Sponsors; Alteration of Method of Calculation

If (i) an Index Sponsor or the Index Calculation Agent announces that it intends to discontinue, or discontinues, publication of, or otherwise fails to publish, the Index, (ii) our license agreement with the Index Sponsor terminates or (iii) the Index Sponsor or Index Calculation Agent does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, and, in each case, any other person or entity publishes an index licensed to UBS that the Security Calculation Agent determines is comparable to the Index and for which the Index Constituent Securities and/or their unit weighting are available to the Security Calculation Agent (such index being referred to herein as a “successor index”), and the Security Calculation Agent approves such index as a successor index, then on and after the date determined by the Security Calculation Agent, the Security Calculation Agent will determine the Index Closing Level on the applicable dates of determination and the amount payable at maturity or upon early redemption or call and all other related payments terms by reference to such successor index.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice of the successor index and the date on and after which the Index Closing Level will be determined by reference thereto be furnished to the trustee, to us and to the holders of the Securities.

If an Index Sponsor or Index Calculation Agent discontinues publication of the Index, our license agreement with the Index Sponsor terminates or the Index Sponsor or Index Calculation Agent do not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, prior to, and such discontinuation, termination or unavailability is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, as applicable, or on any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, or any other relevant date on which the Index Closing Level is to be determined, then the Security Calculation Agent will determine the Index Closing Level using the Index Closing Level on the last Index Business Day immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

In addition, if an Index Replacement Event (as defined below) occurs at any time and the Index Sponsor or anyone else publishes an index that the Security Calculation Agent determines is comparable to the Index (the “Substitute Index”), then the Security Calculation Agent may elect, in its sole discretion, to permanently replace the original Index with the Substitute Index for all purposes under the Securities, and all provisions described in the prospectus supplement as applying to the Index will thereafter apply to the Substitute Index instead. In such event, the Security Calculation Agent will make such adjustments, if any, to any level of the Index or Substitute Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. If the Security Calculation Agent elects to replace the original Index with a Substitute Index, then the Security Calculation Agent will determine all amounts hereunder, Current Principal Amount, Current Indicative Value (intraday indicative value), Closing Indicative Value, Index Factor, Index Performance Ratio, Residual Factor, Accrued Fees, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity or upon early redemption or call by reference to such Substitute Index. If the Security Calculation Agent so elects to replace the original Index with a Substitute Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities of the Securities.

An “Index Replacement Event” means:

(a)           an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on any of these parties’ ability to perform their obligations in connection with the Securities, or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(b)           any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after February 4, 2021 that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on the ability of us, our affiliates, third parties with whom we transact or a similarly situated third party to perform our or their obligations in connection with the Securities, or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(c)           any event that occurs on or after February 4, 2021 that makes it a violation of any law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) for us, our affiliates, third parties with whom we transact or similarly situated third parties to perform our or their obligations in connection with the Securities, or (iii) for us to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(d)           any event, as determined by the Security Calculation Agent, as a result of which we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the Securities, or realize, recover or remit the proceeds of any such transaction or asset; or

(e)           as determined by the Security Calculation Agent, the primary exchange or market for trading for the Securities, if any, announces that pursuant to the rules of such exchange or market, as applicable, the Securities cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index, a successor index or a Substitute Index, or the value thereof, is changed in a material respect, or if the Index or a successor or Substitute Index is in any other way modified so that the Index Closing Level of the Index or such successor or Substitute Index does not, in the opinion of the Security Calculation Agent, fairly represent the Index Closing Level of the Index or such successor or Substitute Index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at an Index Closing Level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the Index Closing Level for the Index or such successor or Substitute Index with reference to the Index or such successor or Substitute Index, as adjusted. The Security Calculation Agent will accordingly calculate the Index Closing Level, the Index Performance Ratio, the Last Reset Index Closing Level, the Accrued Fees, and any Redemption Amount, Redemption Fee Amount, Cash Settlement Amount or Call Settlement Amount, and all related payment terms based directly or indirectly on the Index Closing Level calculated by the Security Calculation Agent. Accordingly, if the method of calculating the Index or a successor or Substitute Index is modified so that the level of the Index or such successor or Substitute Index is a fraction or multiple of what it would have been if there had been no such modification (e.g., due to a rebasing of the Index), which, in turn, causes the Index Closing Level of the Index or such successor or Substitute Index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at an Index Closing Level for the Index or such successor or Substitute Index as if it had not been modified (e.g., as if such rebasing had not occurred).

In the event that the Security Calculation Agent elects to replace the Index with a successor index or a Substitute Index, UBS may, in its sole discretion, amend the title of the Securities in order to remove reference the former Index and to make such other changes to the title of the Securities as it considers necessary or desirable to reflect the name and/or characteristics of the relevant successor index or Substitute Index, as applicable.

All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors — Risks Relating to Creditworthiness, Conflicts of Interest, Hedging Activities and Regulation of UBS — There are potential conflicts of interest between you and the Security Calculation Agent” in the prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or upon early redemption or call will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue any series of Securities. We issued the Securities initially in an amount having the aggregate Stated Principal Amount specified on the cover of the prospectus supplement. We may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in “Medium-Term Notes, Series B” above.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities of the same series and will have the same CUSIP number and will trade interchangeably with such Securities immediately upon settlement. Any additional issuances will increase the aggregate Stated Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

25. ETRACS 2x Leveraged US Size Factor TR ETN due February 9, 2051

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

Each of the seven series of Securities offered by the prospectus supplement is separate and independent of each other series of Securities. Apart from the applicable Index, however, all of the terms of each series of Securities are the same. Since each series references a different Index, all calculations and adjustments and related events with respect to each series are independent of calculations and adjustments and related events for each other series of Securities, and we may exercise our call right as well as our right to initiate a split or a reverse split independently for each series. The following discussion therefore applies independently to each series of Securities offered by the prospectus supplement and, except as the context may otherwise require, the defined terms refer separately to each series. References to the “Securities” should be understood as references to a single series of Securities and the defined terms should be understood in reference only to that series of Securities.

These Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described under “Medium-Term Notes, Series B” above. This section summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” under “Medium-Term Notes, Series B” above. The terms described here supplement those described in “Medium-Term Notes, Series B” above and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 2, 2015 between us and U.S. Bank Trust National Association, as trustee.

Please note that the information about the offering prices and the net proceeds to UBS on the front cover of the prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below. The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity or upon early redemption or call. Instead, at maturity, you will receive a cash payment per Security the amount of which will vary depending on the performance and path of the Index and will be reduced by the Accrued Fees as of the last Index Business Day in the Final Measurement Period as described under “— Cash Settlement Amount at Maturity.” If the amount as calculated is equal to or less than zero, the Cash Settlement Amount will be zero and you will not receive a cash payment.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment per Security on the relevant Redemption Date equal to the Redemption Amount as described under “— Early Redemption at the Option of the Holders.” If the amount as calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

Cash Settlement Amount at Maturity

The “Maturity Date” is February 9, 2051, which will be the third Index Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called, redeemed or accelerated upon Zero Value Event, you will receive at maturity a cash payment equal to its Closing Indicative Value on the last Index Business Day in the applicable Measurement Period. We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is equal to or less than zero, the payment will be zero.

The following graphic illustrates the formula to determine the Cash Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Final Measurement Period

You may lose all or a substantial portion of your investment at maturity. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees, you may lose all or a substantial portion of your investment at maturity. The occurrence of Loss Rebalancing Events will result in more frequent than quarterly compounding.

UBS may call the Securities prior to the Maturity Date pursuant to its Call Right. If the Securities are called by UBS, the Call Settlement Amount may be zero and you may lose all or a substantial portion of your investment. See “Specific Terms of the Securities — UBS’s Call Right”.

The “Stated Principal Amount” of each Security is $25.00. The Securities may be issued and sold over time at then-current market prices which may be significantly higher or lower than the Stated Principal Amount. If the Securities undergo a split or reverse split, the Stated Principal Amount will be adjusted accordingly.

The Closing Indicative Value represents the dollar value per Security that an investor would receive on any day if it redeemed the Security that day (without giving effect to any Redemption Fee Amount).

The “Closing Indicative Value” per Security, will be calculated as follows:

(a)           On the Initial Trade Date, $25.00 per Security.

(b)           On any other calendar day, prior to the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount on the immediately preceding calendar day × Index Factor) – Accrued Fees

(c)           From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period × Index Factor × Residual Factor) – Accrued Fees + Measurement Period Cash Amount

However, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, the Closing Indicative Value for that day and all subsequent days will be fixed to be equal to the Measurement Period Cash Amount from the immediately preceding calendar day.

(d)           The minimum value of the Closing Indicative Value on any calendar day will be zero.

If a Zero Value Event occurs, the Closing Indicative Value will be equal to zero on the day it occurs and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will lose their entire investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “— Automatic Acceleration Upon Zero Value Event”.

The actual trading price of the Securities in the secondary market may vary significantly from their Closing Indicative Value.

If the Securities undergo a split or reverse split, the Closing Indicative Value will be adjusted accordingly.

The “Current Principal Amount” represents the unleveraged notional investment in the Index Constituent Securities per Security at the close of trading on any Reset Valuation Date. The notional financing amount per Security in order to generate the leveraged returns would approximately equal the Current Principal Amount at the close of trading on any Reset Valuation Date. If a Permanent Deleveraging Event occurs, the leverage of your Securities will be permanently reset to 1.0 and the notional financing amount will be equal to zero for the remaining term of the Securities. If a Zero Value Event occurs prior to your Securities permanently resetting to 1.0 at the end of the Second Permanent Deleveraging Valuation Date, then your Securities will be automatically accelerated and mandatorily redeemed and you will lose your entire investment.

The Current Principal Amount per Security, will be calculated as follows:

(a)           From and including the Initial Trade Date to and excluding the first Reset Valuation Date, $25.00 per Security.

(b)           At the close of trading on each Reset Valuation Date after the Initial Trade Date, the Current Principal Amount of the Securities will be reset as follows:

New Current Principal Amount = (Current Principal Amount on immediately preceding calendar day × Index Factor) – Accrued Fees

The Current Principal Amount will not change until the first Reset Valuation Date.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of a Measurement Period, such day will not be a valid Reset Valuation Date.

If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

At the close of trading on each Reset Valuation Date, the Current Principal Amount is reset. The “Reset Valuation Date” means:

(a)           Any calendar day up to and including the Second Permanent Deleveraging Valuation Date, that is either: (i) the Initial Trade Date, (ii) a Quarterly Reset Valuation Date, (iii) a Loss Rebalancing Valuation Date (iv) the First Permanent Deleveraging Valuation Date, or (v) the Second Permanent Deleveraging Valuation Date; and

(b)           Any calendar day following the Second Permanent Deleveraging Valuation Date.

The valuation dates are defined below.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of a Measurement Period, it will not be a valid Reset Valuation Date and the Last Reset Index Closing Level will remain the same.

The “Quarterly Reset Valuation Date” is the second Wednesday of January, April, July and October of each calendar year during the term of the Securities (other than an Excluded Day, as defined below), subject to adjustment as described under “— Market Disruption Event”.

As used above, an “Excluded Day” means (i) the Index Business Day immediately preceding the first day of an applicable Measurement Period, and any calendar day thereafter, and (ii) any calendar day after the Second Permanent Deleveraging Valuation Date.

The “Index Factor” is: 1 + (Leverage Factor × Index Performance Ratio).

The Index Factor represents the leveraged percentage change in the Index level since the Last Reset Index Closing Level. The Index Factor times the applicable Current Principal Amount on the preceding calendar day represents the current value of the unleveraged notional amount per Security that is deemed invested in the Index on any calendar day. This does not reflect the Redemption Amount that an investor would receive upon early redemption on such calendar day.

The “Residual Factor” will be calculated as follows:

(a)           1.0 on any calendar day, to but excluding the first day of an applicable Measurement Period.

(b)           From and including the first day of an applicable four-day Measurement Period, (a) the number of Index Business Days from, but excluding, the date of determination to, and including, the last Index Business Day in such four-day Measurement Period, divided by (b) four.

For example, on the first Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 3/4, on the second Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 2/4, on the third Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 1/4 and on the last Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal zero.

(c)           On any calendar day from and including the last Index Business Day of an applicable Measurement Period, the Residual Factor will be equal to zero.

The Residual Factor is intended to approximate the percentage of the Current Principal Amount that is tracking the Index on any given day. The Residual Factor is relevant only during an applicable Measurement Period but otherwise is not a component of the Closing Indicative Value or Current Indicative Value formulas. At the close of trading on each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash.

The “Leverage Factor” on any calendar day until the occurrence of a Permanent Deleveraging Event and the close of trading on the Second Permanent Deleveraging Valuation Date, will equal 2.0. If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Leverage Factor will equal 1.0.

The “Index Performance Ratio” on any Index Business Day will be equal to:

Index Closing Level – Last Reset Index Closing Level
Last Reset Index Closing Level

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

The “Last Reset Index Closing Level” is the Index Closing Level on the most recent Reset Valuation Date prior to such day. The initial Last Reset Index Closing Level is the Index Closing Level on the Initial Trade Date, as reported by Bloomberg and Reuters.

The “Index Closing Level” on any date of determination is the closing level of the Index, as reported on Bloomberg and Reuters on such day; however, if the closing level of the Index as reported on Bloomberg (or any successor) differs from the closing level of the Index as reported on Reuters (or any successor), the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent. The initial Index Closing Level (which is also the first Last Reset Index Closing Level) was determined on February 4, 2021 by the Security Calculation Agent. If the closing level of an Index, as reported on Bloomberg and Reuters for any Index Business Day, is manifestly incorrect, the “Index Closing Level” for such Index Business Day shall be the closing level of the Index as determined by the Security Calculation Agent. In making such determination, the Security Calculation Agent may consider any relevant information, including, without limitation, relevant market data in the relevant market supplied by one or more third parties or from internal sources or affiliates.

On any calendar day that is not an Index Business Day, the Index Closing level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

“Measurement Period” means the Final Measurement Period or, if UBS exercises its Call Right, the Call Measurement Period.

The “Current Indicative Value” or “intraday indicative value”, as determined by the Security Calculation Agent, is an amount per Security, on an intraday basis on any Index Business Day, equal to:

(a)           On the Initial Trade Date, $25.00.

(b)           On any other calendar day prior to the first day of a Measurement Period:

(Current Principal Amount on the immediately preceding calendar day × Index Factor, calculated using the Intraday Index Value) – Accrued Fees

(c)           From and including the first day of a Measurement Period, an amount per Security equal to:

(Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period × Index Factor, calculated using the Intraday Index Value × Residual Factor on the immediately preceding calendar day) – Accrued Fees + Measurement Period Cash Amount, from the immediately preceding calendar day

However, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, the Current Indicative Value for the remainder of that day and all subsequent days will be fixed to be equal to the Measurement Period Cash Amount from the immediately preceding calendar day.

(d)           The minimum value of the Current Indicative Value on any calendar day will be zero.

The actual trading price of the Securities in the secondary market may vary significantly from their Current Indicative Value (intraday indicative value).

If a Zero Value Event occurs, the Current Indicative Value (intraday indicative value) will be equal to zero for the remainder of the day it occurs and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will lose their entire investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

If the Securities undergo a split or reverse split, the Current Indicative Value (intraday indicative value) will be adjusted accordingly.

The “Accrued Fees” as of any date of determination means the Accrued Tracking Fee + the Accrued Financing Fee.

If the Securities undergo a split or reverse split, the Accrued Fees will be adjusted accordingly. The Securities are subject to an “Accrued Tracking Fee” per Security, calculated as follows:

(a)           On the Initial Trade Date, the Accrued Tracking Fee is equal to zero.

(b)           On any subsequent calendar day, the Accrued Tracking Fee is equal to: (a) the Accrued Tracking Fee as of the immediately preceding calendar day, plus the Daily Tracking Fee on such calendar day.

(c)           On the calendar day after each Reset Valuation Date, the Accrued Tracking Fee is reset to be equal to the Daily Tracking Fee on such calendar day.

The “Daily Tracking Fee” is an amount per Security calculated as follows:

(a)           On the Initial Trade Date, the Daily Tracking Fee is zero.

(b)           On any subsequent calendar day, the Daily Tracking Fee is equal to:

(1) (i) 0.95% times (ii) the Current Principal Amount on the immediately preceding calendar day times (iii) the Index Factor on such calendar day times (iv) the Residual Factor on the immediately preceding calendar day, divided by (2) 365.

(c)           The minimum value of the Daily Tracking Fee on any calendar day will be zero.

The Daily Tracking Fee represents the investor fees calculated each day on the current value of the unleveraged notional amount invested in the Index per Security. These charges accrue and compound during the applicable period, and will reduce any amount you are entitled to receive at maturity or upon early redemption or call.

If the Securities undergo a split or reverse split, the Daily Tracking Fee will be adjusted accordingly. The Securities are subject to an “Accrued Financing Fee” per Security calculated as follows:

(a)           On the Initial Trade Date, the Accrued Financing Fee is equal to zero.

(b)           On any subsequent calendar day, the Accrued Financing Fee is equal to:

(1) the Accrued Financing Fee as of the immediately preceding calendar day, plus (2) the Daily Financing Fee on such calendar day.

(c)           On the calendar day after each Reset Valuation Date, the Accrued Financing Fee is reset to be equal to the Daily Financing Fee on such calendar day.

(d)           If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Accrued Financing Fee will be equal to zero.

The “Daily Financing Fee” is an amount per Security calculated as follows:

(a)           On the Initial Trade Date, the Daily Financing Fee is equal to zero.

(b)           On any subsequent calendar day, the Daily Financing Fee is equal to:

(1) (i) the Financing Rate on such calendar day times (ii) the Current Principal Amount on the immediately preceding calendar day times (iii) the Residual Factor on the immediately preceding calendar day, divided by (2) 360.

(c)           If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Daily Financing Fee will be equal to zero.

(d)           The minimum value of the Daily Financing Fee on any calendar day will be zero.

The Daily Financing Fee seeks to compensate UBS for providing investors with a leveraged participation in movements of the Index and is intended to approximate the financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Index. These charges accrue and compound during the applicable period, and will reduce any amount that you will be entitled to receive at maturity or upon early redemption or call.

If the Securities undergo a split or reverse split, the Daily Financing Fee will be adjusted accordingly.

The “Financing Rate” will equal the sum of (a) 0.95% and (b) the London interbank offered rate (ICE LIBOR) for three-month deposits in U.S. Dollars, which is displayed on Reuters page “LIBOR01” (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Security Calculation Agent) (“LIBOR”) (or any successor base rate, as described below), as of 11:00 a.m., London time, on the immediately preceding London Business Day. The minimum value of the three-month U.S. Dollar LIBOR rate (or any successor base rate, as described below) used on any calendar day will be zero. The minimum Financing Rate at any time will be 0.95%

For example, 0.21775% was the three-month U.S. Dollar LIBOR rate on January 21, 2021, which was a London Business Day. The Financing Rate on January 21, 2021 would have been equal to 0.95% + 0.21775%, or 1.16775%.

Notwithstanding the foregoing:

Ø    If the Security Calculation Agent determines on the relevant determination date that the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 has been discontinued or is no longer representative of the underlying market or economic reality, then the Security Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to such London interbank offered rate, provided that if the Security Calculation Agent determines there is an industry-accepted successor base rate, then the Security Calculation Agent shall use such successor base rate; and

Ø    If the Security Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Security Calculation Agent in its sole discretion may determine the business day convention, definition of business day and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry- accepted practices for such substitute or successor base rate.

The establishment of three-month U.S. Dollar LIBOR (or such successor base rate, as applicable) for each period by the Security Calculation Agent shall (in the absence of manifest error) be final and binding.

“London Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and is also a day on which dealings in U.S. dollars are transacted in the London interbank market.

The “Measurement Period Cash Amount” is an amount per Security equal to:

(a)           $0.00 on any calendar day, to but excluding the first day of a Measurement Period.

(b)           On the first day of a one-day Measurement Period:

At the close of trading on such Index Business Day, (Current Principal Amount on the immediately preceding calendar day × Index Factor, on such Index Business Day).

(c)           From and including the first day of a four-day Measurement Period:

(i)            At the close of trading on each Index Business Day during the Measurement Period, the Measurement Period Cash Amount on the immediately preceding calendar day + (Current Principal Amount on the calendar day immediately preceding the first day of such Measurement Period × 0.25 × Index Factor, on such Index Business Day); and

(ii)           On any calendar day during the Measurement Period that is not an Index Business Day, the Measurement Period Cash Amount on the immediately preceding Index Business Day.

(d)           On any calendar day after the last Index Business Day of a Measurement Period, the Measurement Period Cash Amount on the last Index Business Day of such Measurement Period.

Notwithstanding the foregoing, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, then the Measurement Period Cash Amount for that day and all subsequent days will be fixed to be equal to the Measurement Period Cash amount from the immediately preceding calendar day.

The Measurement Period Cash Amount represents the portion of the Current Principal Amount that has been converted to cash on any given day of an applicable Measurement Period and is no longer tracking the Index.

At the close of trading of each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period, will be deemed converted to cash and an applicable portion of the notional financing amount will separately be deemed converted to cash as well. After the close of trading on the final Index Business Day of a four-day Measurement Period, the Measurement Period Cash Amount will represent the averaged value of the Current Principal Amount that was deemed converted to cash across the four-days of such Measurement Period. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount will be deemed converted to cash and an applicable amount of financing will separately be deemed converted to cash, at the close of trading of the first day of such Measurement Period.

If the Securities undergo a split or reverse split, the Measurement Period Cash Amount will be adjusted accordingly.

The “Final Measurement Period” means:

(a)           if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is less than $500,000,000, the Calculation Date, subject to adjustments as described under “— Market Disruption Event”;

(b)           if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is equal to or greater than $500,000,000, the four Index Business Days from and including the Calculation Date, subject to adjustments as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the Calculation Date, will equal:

(i) the Closing Indicative Value as of such Index Business Day times (ii) the number of Securities outstanding as reported on Bloomberg.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which for each series of Securities is the entity set forth below:

Title of Securities	Index Calculation Agent
ETRACS 2x Leveraged US Dividend Factor TR ETN	S&P Dow Jones Indices
ETRACS 2x Leveraged US Growth Factor TR ETN	FTSE Russell
ETRACS 2x Leveraged US Size Factor TR ETN	FTSE Russell
ETRACS 2x Leveraged US Value Factor TR ETN	FTSE Russell
ETRACS 2x Leveraged MSCI US Minimum Volatility Factor TR ETN	MSCI, Inc.
ETRACS 2x Leveraged MSCI US Momentum Factor TR ETN	MSCI, Inc.
ETRACS 2x Leveraged MSCI US Quality Factor TR ETN	MSCI, Inc.

The “Calculation Date” means February 1, 2051, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustment.

The Calculation Date represents the first Index Business Day of the Final Measurement Period.

“Index Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading such Index Constituent Security or such constituent underlying a successor index.

Underlying Index

The return of each series of Securities is based upon the performance of the applicable Index set forth on the cover page of the prospectus supplement. Each Index is designed to track the performance of a sector of the U.S. equity market and to reflect an investing style. We refer to the securities included in each Index as the “Index Constituent Securities” for such Index.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event”, you may submit a request to have us redeem your Securities on any Index Business Day no later than 12:00 noon and a confirmation of redemption by no later than 5:00 p.m. on the same Index Business Day. You must request that we redeem a minimum of 50,000 Securities, although we reserve the right from time to time to waive this minimum redemption amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which we receive the notice of redemption rather than the following Index Business Day. You should not assume you will be entitled to any such acceleration. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so.

The Securities will be redeemed and the holders will receive payment for their Securities on the second Index Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The first Redemption Date will be the fourth Index Business Day immediately following the Initial Trade Date and the Final Redemption Date will be the fourth Index Business Day immediately preceding the Maturity Date, subject to adjustments. In addition, if we have issued a call notice, the last Redemption Valuation Date will be the fourth Index Business Day prior to the Call Settlement Date, as applicable. If a Zero Value Event occurs, the last Redemption Date will be the date on which the Zero Value Event occurred.

If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index Constituent Securities, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event”.

As of any Redemption Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to:

(0.125% × Closing Indicative Value of the Security as of the Redemption Valuation Date).

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures”, for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

Closing Indicative Value as of the Redemption Valuation Date – Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero. We reserve the right from time to time to waive the Redemption Fee Amount in our sole discretion and on a case-by-case basis. There can be no assurance that we will elect to waive this fee and you should not assume you will be entitled to such fee waiver.

We will inform you of such Redemption Amount on the first Index Business Day following the applicable Redemption Valuation Date.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

The following graphic illustrates the formula to determine the Redemption Amount, which has been simplified for ease of presentation:

Redemption Amount           =            Closing Indicative Value         –      Redemption Fee Amount

You may lose all or a substantial portion of your investment upon early redemption. The combined negative effect of the Accrued Fees and the Redemption Fee Amount will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees and the Redemption Fee Amount, if applicable, or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon early redemption. Loss Rebalancing Events will cause compounding to occur more frequently than quarterly.

The Securities may be called by UBS prior to the Maturity Date pursuant to its Call Right and, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. See “Specific Terms of the Securities — UBS’s Call Right” and “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, which we refer to as a “Redemption Notice” to UBS via email no later than 12:00 noon on the Index Business Day on which you elect to exercise your redemption right. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation”, to us via email in the specified form by 5:00 p.m. on the same day. We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your Redemption Notice after 12:00 noon, or your Redemption Confirmation after 5:00 p.m., on the Index Business Day prior to the applicable Redemption Valuation Date, your Redemption Notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable. If your DTC custodian or your brokerage firm is not a current UBS customer, UBS will be required to on-board such DTC custodian or brokerage firm, in compliance with its internal policies and procedures, before it can accept your Redemption Notice, your Redemption Confirmation or otherwise process your redemption request. This on-boarding process may delay your Redemption Valuation Date and Redemption Date. Furthermore, in certain circumstances, UBS may be unable to on-board your DTC custodian or your brokerage firm.

We reserve the right from time to time to waive the minimum redemption amount or the Redemption Fee Amount in our sole discretion on a case-by-case basis. In addition, we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which we receive the Redemption Notice rather than the following Index Business Day. You should not assume you will be entitled to any such waiver or election to accelerate the Redemption Valuation Date.

UBS’s Call Right

UBS may at its option redeem all, but not less than all, of the issued and outstanding Securities of any series. To exercise its Call Right, UBS must provide notice to the holders of such Securities (which may be provided via press release) not less than 18 calendar days prior to the Call Settlement Date specified by UBS in such notice. If we call the Securities, you will receive a cash payment equal to the Closing Indicative Value on the last Index Business Day in the Call Measurement Period. We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is equal to or less than zero, the payment upon UBS’s exercise of its Call Right will be zero.

We will inform you of such Call Settlement Amount on the first Index Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Index Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event”.

The “Call Measurement Period” means:

(a)           if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the date we issue a notice of exercise of our Call Right is less than $500,000,000, the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event”; and

(b)           if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the date we issue a notice of exercise of our Call Right is equal to or greater than $500,000,000, the four Index Business Days from and including the Call Valuation Date, subject to adjustment as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of its Call Right will equal:

(i) The Closing Indicative Value as of such Index Business Day times (ii) the number of Securities outstanding as reported on Bloomberg.

The “Call Valuation Date” means the date we specify in our notice to holders (which may be provided via press release) of our exercise of our Call Right.

In any notice to holders exercising our Call Right, we will specify how many days are included in the Call Measurement Period.

The following graphic illustrates the formula to determine the Call Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Call Measurement Period

You may lose all or a substantial portion of your investment if we exercise our Call Right. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees, or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon a call. Loss Rebalancing Events will cause compounding to occur more frequently than quarterly.

In addition, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event” below.

Automatic Acceleration Upon Zero Value Event

For each series of Securities, a Zero Value Event represents the first instance when the Current Indicative Value (intraday indicative value) or the Closing Indicative Value is less than or equal to zero (other than on an Excluded Day, as defined below). It will have the effect of permanently resetting the value of your Securities to zero and accelerating the Securities. You will not benefit from any future exposure to the applicable Index after the occurrence of a Zero Value Event.

A Zero Value Event can occur only if a Permanent Deleveraging Event occurs and the Current Indicative Value (intraday indicative value) or the Closing Indicative Value declines to zero before the leverage of your Securities is reset to 1.0 at the close of trading on the Index Business Day following such event (or if such event occurs after 3:15 p.m. on any Index Business Day which would not otherwise have been a Loss Rebalancing Valuation Date, the second Index Business Day following such event), as described under “Permanent Deleveraging Valuation Dates” above.

A “Zero Value Event” occurs if the Current Indicative Value (intraday indicative value) or the Closing Indicative Value on any Index Business Day (other than an Excluded Day, as defined below) is less than or equal to zero. From immediately after the Zero Value Event and on all future calendar days, the Current Indicative Value (intraday indicative value) and the Closing Indicative Value will be set equal to zero.

As used above, an “Excluded Day” means (i) any calendar day after the Second Permanent Deleveraging Valuation Date (ii) any calendar day on or after which a Zero Value Event has already occurred, and (iii) any calendar day after the last day of an applicable Measurement Period.

In the event that a Zero Value Event has occurred, UBS will issue a press release shortly after the event; provided that the failure to do so shall not affect the automatic acceleration and redemption of the Securities. The Securities will be suspended from trading intraday shortly after the event occurs and will likely not be open for trading again on NYSE Arca.

You will lose your entire investment upon the occurrence of a Zero Value Event.

In addition, we may call the Securities prior to the Maturity Date pursuant to our Call Right. See “Specific Terms of the Securities — UBS’s Call Right”.

Loss Rebalancing Events

A Loss Rebalancing Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0. This means that after a Loss Rebalancing Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Loss Rebalancing Event.

A “Loss Rebalancing Event” occurs if, at any time, the Intraday Index Value on such Index Business Day (other than an Excluded Day, as used below) decreases by 20% or more from the previous Last Reset Index Closing Level.

Loss Rebalancing Events may occur multiple times over the term of the Securities and may occur multiple times during a single calendar quarter. This means both that (i) the Current Principal Amount may be reset more frequently than quarterly and (ii) the cumulative effect of compounding and fees will have increased as a result of the Loss Rebalancing Event(s). Because each Loss Rebalancing Event will have the effect of deleveraging your Securities, following a Loss Rebalancing Event your Securities will have less exposure to a potential positive gain in value relative to the exposure before the occurrence of such Loss Rebalancing Event.

As used above, an “Excluded Day” means (i) the Index Business Day immediately preceding any Quarterly Reset Valuation Date, if a Loss Rebalancing Event occurs after 3:15 p.m. on such day, (ii) any Quarterly Reset Valuation Date, (iii) any Loss Rebalancing Valuation Date, (iv) the Index Business Day immediately preceding the first day of an applicable Measurement Period, if a Loss Rebalancing Event occurs after 3:15 p.m. on such day (v) any calendar day from and including the first day of an applicable Measurement Period, (vi) the First or Second Permanent Deleveraging Valuation Dates, (vii) any calendar day after the Second Permanent Deleveraging Valuation Date, and (ix) any calendar day on or after which a Zero Value Event has occurred.

“Loss Rebalancing Valuation Date” means:

(a)           if a Loss Rebalancing Event occurs at or prior to 3:15 p.m. on an Index Business Day, the day that such Loss Rebalancing Event occurs, subject to adjustment as described under “— Market Disruption Event”; and

(b)           if a Loss Rebalancing Event occurs after 3:15 p.m. on an Index Business Day, the first Index Business Day following the occurrence of such Loss Rebalancing Event, subject to adjustment as described under “— Market Disruption Event.”

Permanent Deleveraging Event

A Permanent Deleveraging Event will have the effect of deleveraging your Securities, with the aim of permanently resetting the then-current leverage to 1.0 over two Index Business Days. The leverage at the end of the First Permanent Deleveraging Valuation Date is reset to approximately 2.0 and the leverage at the end of the Second Permanent Deleveraging Valuation Date is reset to 1.0. This means that after a Permanent Deleveraging Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities than it would have had before the occurrence of the Permanent Deleveraging Event. If such an event were to occur, it most likely would occur only following a Loss Rebalancing Event and prior to the completion of the associated leverage reset to 2.0, which would generally occur at the end of the Index Business Day following the Index Business Day on which the Loss Rebalancing Event occurred or, if the Loss Rebalancing Event occurs 3:15 p.m. on an Index Business Day, at the end of the second Index Business Day following the Index Business Day on which the Loss Rebalancing Event occurred.

A “Permanent Deleveraging Event” occurs if, at any time on an Index Business Day (other than an Excluded Day, as defined below), the Intraday Index Value decreases by 40% or more from the Last Reset Index Closing Level. If a Permanent Deleveraging Event occurs, the Current Principal Amount of the Securities will be reset over two Index Business Days.

As used above, an “Excluded Day” means (i) the First or Second Permanent Deleveraging Valuation Dates, (ii) any calendar day after the Second Permanent Deleveraging Valuation Date, (iii) any day on or after which a Zero Value Event occurs, (iv) the day which is two Index Business Days prior to the first day of a Measurement Period, if a Permanent Deleveraging Event occurs after 3:15 p.m. on such day, and (v) any calendar day from and including the Index Business Day immediately preceding the first day of a Measurement Period.

“Permanent Deleveraging Valuation Dates” means the First Permanent Deleveraging Valuation Date and the Second Permanent Deleveraging Valuation Date, each as defined below:

(a)           The “First Permanent Deleveraging Valuation Date” means:

(i)            any Index Business Day, which otherwise would have been a Loss Rebalancing Valuation Date, but on which a Permanent Deleveraging Event has occurred, subject to adjustment as described under “— Market Disruption Event”; or

(ii)           if a Permanent Deleveraging Event occurs after 3:15 p.m. on any Index Business Day which would not otherwise have been a Loss Rebalancing Valuation Date, then the first Index Business Day following the occurrence of such Permanent Deleveraging Event, subject to adjustment as described under “— Market Disruption Event.”

The leverage of your Securities will be reset to approximately 2.0 at the close of trading on the First Permanent Deleveraging Valuation Date.

(b)           The “Second Permanent Deleveraging Valuation Date” means the Index Business Day immediately following the First Permanent Deleveraging Valuation Date, subject to adjustment as described under “— Market Disruption Event.”

The leverage of your Securities will be reset to 1.0 at the close of trading on the Second Permanent Deleveraging Valuation Date.

Split or Reverse Split of the Securities

We may, at any time in our sole discretion, initiate a split or reverse split of your Securities. If we decide to initiate a split or reverse split, as applicable, we will issue a press release announcing the split or reverse split and its effective date. The date of such press release shall be deemed to be the “announcement date” of the split or the reverse split, the record date for any split or reverse split will be the tenth Business Day after the announcement date, and the effective date will be the next Business Day after the record date.

If the Securities undergo a split or reverse split, we will adjust the Current Principal Amount, Closing Indicative Value, Current Indicative Value, Accrued Fees, Measurement Period Cash Amount and other relevant terms of the Securities accordingly. For example, if the Securities undergo a 4:1 split, every investor who holds a Security via The Depository Trust Company (“DTC”) on the relevant record date will, after the split, hold four Securities, and adjustments will be made as described below. The Current Principal Amount on such record date will be divided by four to reflect the 4:1 split. The adjusted Current Principal Amount will be rounded to eight decimal places. The split or reverse split will become effective at the opening of trading of the Securities on the Index Business Day immediately following the record date. The split will not occur if we exercise our Call Right before it becomes effective.

In the case of a reverse split, the Current Principal Amount and other relevant terms of the Securities will be adjusted accordingly and we will determine in our sole discretion the manner in which we will address odd numbers of Securities (commonly referred to as “partials”). For example, if the Securities undergo a 1:4 reverse split, every investor who holds four Securities via DTC on the relevant record date will, after the reverse split, hold only one Security and the Current Principal Amount of the Securities on such record date will be multiplied by four to reflect the 1:4 reverse split. The adjusted Current Principal Amount will be rounded to eight decimal places. The reverse split will become effective at the opening of trading of the Securities on the Index Business Day immediately following the record date. The reverse split will not occur if we exercise our Call Right before it becomes effective.

Holders who own a number of Securities on the record date that is not evenly divisible by the reverse split divisor (which in the case of a 1:4 reverse split, for example, will be 4) will receive the same treatment as all other holders for the maximum number of Securities they hold that is evenly divisible by the reverse split divisor. We will determine in our sole discretion the manner in which we compensate holders for their remaining or “partial” Securities when we announce the reverse split, though our current intention is to provide holders with a cash payment for their partials on the 17th Business Day following the announcement date in an amount equal to the appropriate percentage of the Closing Indicative Value of the reverse split-adjusted Securities on the 15th Business Day following the announcement date. For example, in the case of a 1:4 reverse split, a holder who held 23 Securities via DTC on the record date would receive five post-reverse split Securities on the immediately following Business Day, and a cash payment on the 17th Business Day following the announcement date that is equal to 3/4 of the Current Principal Amount of the reverse split-adjusted Securities on the 15th Business Day following the announcement date.

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including, among other things, at maturity or upon early redemption or call, or at other times, the Current Principal Amount, Current Indicative Value (which we also refer to as the intraday indicative value), Closing Indicative Value, Market Disruption Events, Business Days, Index Business Days, the Leverage Factor, the Index Factor, the Index Performance Ratio, the Residual Factor, the Index Closing Level, the Financing Rate, the Accrued Fees (including determining any successor to the LIBOR base rate), the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon redemption, the Call Settlement Amount, that we will pay you if we call the Securities, whether a Loss Rebalancing Event has occurred, whether a Permanent Deleveraging Event has occurred and whether any day is an Index Business Day and all such other matters as may be specified elsewhere herein as matters to be determined by the Security Calculation Agent. If any Intraday Index Value as published by Bloomberg on any Index Business Day is manifestly incorrect, the Security Calculation Agent may base its determination of whether a Loss Rebalancing Event, Permanent Deleveraging Event or Zero Value Event shall have occurred on such Index Business Day on its own determination of such Intraday Index Value. In making such determination, the Security Calculation Agent may consider any relevant information, including, without limitation, relevant market data in the relevant market supplied by one or more third parties or from internal sources or affiliates. The Security Calculation Agent will also be responsible for determining whether the Index has been discontinued and whether there has been a material change in the Index. The Security Calculation Agent will make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Security Calculation Agent will be conclusive for all purposes and binding on us, you, and all other persons having an interest in the Securities, without liability on the part of the Security Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time after the date of the prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon early redemption or call, on or prior to 12:00 noon on the Index Business Day immediately preceding the Maturity Date, any Redemption Date or any Call Settlement Date.

All dollar amounts related to determination of the Accrued Fees, the Current Principal Amount, and any Redemption Amount, Redemption Fee Amount, Call Settlement Amount or Cash Settlement Amount per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid to any holder of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing during a four-day Measurement Period, the Index Closing Level for such day will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. The remaining Index Business Days in the Measurement Period will be postponed accordingly, and the remaining Index Business Days in the Measurement Period will resume again following the suspension of the Market Disruption Event. For example, if the four-day Measurement Period for purposes of calculating the Call Settlement Amount, is scheduled for June 2, June 3, June 4 and June 5, and there is a Market Disruption Event with respect to the Index on June 2, but no other Market Disruption Event during such Call Measurement Period, then June 3 will become the first Index Business Day of the Measurement Period, June 4th the second Index Business Day, June 5th the third Index Business Day and the next Index Business Day after June 5th would be the final day of the Measurement Period. The same approach would be applied if there is a Market Disruption Event during a four-day Final Measurement Period.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on the Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or any Reset Valuation Date, the Index Closing Level for such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. For example, if the Redemption Valuation Date, for purposes of calculating a Redemption Amount, is based on the Index Closing Level on June 2 and there is a Market Disruption Event with respect to the Index on June 2, then the Index Closing Level on June 3 will be used to calculate the Redemption Amount, assuming that no such Market Disruption Event has occurred or is continuing on June 3.

In no event, however, will any postponement pursuant to either of the two immediately preceding paragraphs result in the affected Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or Reset Valuation Date occurring more than five Index Business Days following the day originally scheduled to be such Index Business Day of the Measurement Period or such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date. If a Market Disruption Event has occurred or is continuing with respect to the Index on the fifth Index Business Day following the date originally scheduled to be such Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date, Calculation Date or any Reset Valuation Date, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such fifth Index Business Day but for such Market Disruption Event.

Any of the following will be a “Market Disruption Event” with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

(a)           suspension, absence or material limitation of trading in a material number of Index Constituent Securities, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

(b)           suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities in the primary market or markets for those contracts;

(c)           the Index is not published; or

(d)           in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging.”

The following events will not be Market Disruption Events with respect to the Index:

(a)           a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

(b)           a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Securities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Securities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in “Medium-Term Notes, Series B” above under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars as determined by the Security Calculation Agent in its sole discretion, for the aggregate Stated Principal Amount of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Index Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five Index Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Index Business Day after the first Index Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Index Business Days after that first Index Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Index Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index or Termination of Our License Agreements with the Index Sponsors; Alteration of Method of Calculation

If (i) an Index Sponsor or the Index Calculation Agent announces that it intends to discontinue, or discontinues, publication of, or otherwise fails to publish, the Index, (ii) our license agreement with the Index Sponsor terminates or (iii) the Index Sponsor or Index Calculation Agent does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, and, in each case, any other person or entity publishes an index licensed to UBS that the Security Calculation Agent determines is comparable to the Index and for which the Index Constituent Securities and/or their unit weighting are available to the Security Calculation Agent (such index being referred to herein as a “successor index”), and the Security Calculation Agent approves such index as a successor index, then on and after the date determined by the Security Calculation Agent, the Security Calculation Agent will determine the Index Closing Level on the applicable dates of determination and the amount payable at maturity or upon early redemption or call and all other related payments terms by reference to such successor index.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice of the successor index and the date on and after which the Index Closing Level will be determined by reference thereto be furnished to the trustee, to us and to the holders of the Securities.

If an Index Sponsor or Index Calculation Agent discontinues publication of the Index, our license agreement with the Index Sponsor terminates or the Index Sponsor or Index Calculation Agent do not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, prior to, and such discontinuation, termination or unavailability is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, as applicable, or on any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, or any other relevant date on which the Index Closing Level is to be determined, then the Security Calculation Agent will determine the Index Closing Level using the Index Closing Level on the last Index Business Day immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

In addition, if an Index Replacement Event (as defined below) occurs at any time and the Index Sponsor or anyone else publishes an index that the Security Calculation Agent determines is comparable to the Index (the “Substitute Index”), then the Security Calculation Agent may elect, in its sole discretion, to permanently replace the original Index with the Substitute Index for all purposes under the Securities, and all provisions described in the prospectus supplement as applying to the Index will thereafter apply to the Substitute Index instead. In such event, the Security Calculation Agent will make such adjustments, if any, to any level of the Index or Substitute Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. If the Security Calculation Agent elects to replace the original Index with a Substitute Index, then the Security Calculation Agent will determine all amounts hereunder, Current Principal Amount, Current Indicative Value (intraday indicative value), Closing Indicative Value, Index Factor, Index Performance Ratio, Residual Factor, Accrued Fees, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity or upon early redemption or call by reference to such Substitute Index. If the Security Calculation Agent so elects to replace the original Index with a Substitute Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities of the Securities.

An “Index Replacement Event” means:

(a)           an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on any of these parties’ ability to perform their obligations in connection with the Securities, or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(b)           any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after February 4, 2021 that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on the ability of us, our affiliates, third parties with whom we transact or a similarly situated third party to perform our or their obligations in connection with the Securities, or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(c)           any event that occurs on or after February 4, 2021 that makes it a violation of any law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) for us, our affiliates, third parties with whom we transact or similarly situated third parties to perform our or their obligations in connection with the Securities, or (iii) for us to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(d)           any event, as determined by the Security Calculation Agent, as a result of which we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the Securities, or realize, recover or remit the proceeds of any such transaction or asset; or

(e)           as determined by the Security Calculation Agent, the primary exchange or market for trading for the Securities, if any, announces that pursuant to the rules of such exchange or market, as applicable, the Securities cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index, a successor index or a Substitute Index, or the value thereof, is changed in a material respect, or if the Index or a successor or Substitute Index is in any other way modified so that the Index Closing Level of the Index or such successor or Substitute Index does not, in the opinion of the Security Calculation Agent, fairly represent the Index Closing Level of the Index or such successor or Substitute Index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at an Index Closing Level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the Index Closing Level for the Index or such successor or Substitute Index with reference to the Index or such successor or Substitute Index, as adjusted. The Security Calculation Agent will accordingly calculate the Index Closing Level, the Index Performance Ratio, the Last Reset Index Closing Level, the Accrued Fees, and any Redemption Amount, Redemption Fee Amount, Cash Settlement Amount or Call Settlement Amount, and all related payment terms based directly or indirectly on the Index Closing Level calculated by the Security Calculation Agent. Accordingly, if the method of calculating the Index or a successor or Substitute Index is modified so that the level of the Index or such successor or Substitute Index is a fraction or multiple of what it would have been if there had been no such modification (e.g., due to a rebasing of the Index), which, in turn, causes the Index Closing Level of the Index or such successor or Substitute Index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at an Index Closing Level for the Index or such successor or Substitute Index as if it had not been modified (e.g., as if such rebasing had not occurred).

In the event that the Security Calculation Agent elects to replace the Index with a successor index or a Substitute Index, UBS may, in its sole discretion, amend the title of the Securities in order to remove reference the former Index and to make such other changes to the title of the Securities as it considers necessary or desirable to reflect the name and/or characteristics of the relevant successor index or Substitute Index, as applicable.

All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors — Risks Relating to Creditworthiness, Conflicts of Interest, Hedging Activities and Regulation of UBS — There are potential conflicts of interest between you and the Security Calculation Agent” in the prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or upon early redemption or call will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue any series of Securities. We issued the Securities initially in an amount having the aggregate Stated Principal Amount specified on the cover of the prospectus supplement. We may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in “Medium-Term Notes, Series B” above.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities of the same series and will have the same CUSIP number and will trade interchangeably with such Securities immediately upon settlement. Any additional issuances will increase the aggregate Stated Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

26. ETRACS 2x Leveraged MSCI US Momentum Factor TR ETN due February 9, 2051

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

Each of the seven series of Securities offered by the prospectus supplement is separate and independent of each other series of Securities. Apart from the applicable Index, however, all of the terms of each series of Securities are the same. Since each series references a different Index, all calculations and adjustments and related events with respect to each series are independent of calculations and adjustments and related events for each other series of Securities, and we may exercise our call right as well as our right to initiate a split or a reverse split independently for each series. The following discussion therefore applies independently to each series of Securities offered by the prospectus supplement and, except as the context may otherwise require, the defined terms refer separately to each series. References to the “Securities” should be understood as references to a single series of Securities and the defined terms should be understood in reference only to that series of Securities.

These Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described under “Medium-Term Notes, Series B” above. This section summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” under “Medium-Term Notes, Series B” above. The terms described here supplement those described in “Medium-Term Notes, Series B” above and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 2, 2015 between us and U.S. Bank Trust National Association, as trustee.

We describe the terms of the Securities in more detail below. The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity or upon early redemption or call. Instead, at maturity, you will receive a cash payment per Security the amount of which will vary depending on the performance and path of the Index and will be reduced by the Accrued Fees as of the last Index Business Day in the Final Measurement Period as described under “— Cash Settlement Amount at Maturity.” If the amount as calculated is equal to or less than zero, the Cash Settlement Amount will be zero and you will not receive a cash payment.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment per Security on the relevant Redemption Date equal to the Redemption Amount as described under “— Early Redemption at the Option of the Holders.” If the amount as calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

Cash Settlement Amount at Maturity

The “Maturity Date” is February 9, 2051, which will be the third Index Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called, redeemed or accelerated upon Zero Value Event, you will receive at maturity a cash payment equal to its Closing Indicative Value on the last Index Business Day in the applicable Measurement Period. We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is equal to or less than zero, the payment will be zero.

The following graphic illustrates the formula to determine the Cash Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Final Measurement Period

You may lose all or a substantial portion of your investment at maturity. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees, you may lose all or a substantial portion of your investment at maturity. The occurrence of Loss Rebalancing Events will result in more frequent than quarterly compounding.

UBS may call the Securities prior to the Maturity Date pursuant to its Call Right. If the Securities are called by UBS, the Call Settlement Amount may be zero and you may lose all or a substantial portion of your investment. See “Specific Terms of the Securities — UBS’s Call Right”.

The “Stated Principal Amount” of each Security is $25.00. The Securities may be issued and sold over time at then-current market prices which may be significantly higher or lower than the Stated Principal Amount. If the Securities undergo a split or reverse split, the Stated Principal Amount will be adjusted accordingly.

The Closing Indicative Value represents the dollar value per Security that an investor would receive on any day if it redeemed the Security that day (without giving effect to any Redemption Fee Amount).

The “Closing Indicative Value” per Security, will be calculated as follows:

(a)           On the Initial Trade Date, $25.00 per Security.

(b)           On any other calendar day, prior to the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount on the immediately preceding calendar day × Index Factor) – Accrued Fees

(c)           From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period × Index Factor × Residual Factor) – Accrued Fees + Measurement Period Cash Amount

However, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, the Closing Indicative Value for that day and all subsequent days will be fixed to be equal to the Measurement Period Cash Amount from the immediately preceding calendar day.

(d)           The minimum value of the Closing Indicative Value on any calendar day will be zero.

If a Zero Value Event occurs, the Closing Indicative Value will be equal to zero on the day it occurs and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will lose their entire investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “— Automatic Acceleration Upon Zero Value Event”.

The actual trading price of the Securities in the secondary market may vary significantly from their Closing Indicative Value.

If the Securities undergo a split or reverse split, the Closing Indicative Value will be adjusted accordingly.

The “Current Principal Amount” represents the unleveraged notional investment in the Index Constituent Securities per Security at the close of trading on any Reset Valuation Date. The notional financing amount per Security in order to generate the leveraged returns would approximately equal the Current Principal Amount at the close of trading on any Reset Valuation Date. If a Permanent Deleveraging Event occurs, the leverage of your Securities will be permanently reset to 1.0 and the notional financing amount will be equal to zero for the remaining term of the Securities. If a Zero Value Event occurs prior to your Securities permanently resetting to 1.0 at the end of the Second Permanent Deleveraging Valuation Date, then your Securities will be automatically accelerated and mandatorily redeemed and you will lose your entire investment.

The Current Principal Amount per Security, will be calculated as follows:

(a)           From and including the Initial Trade Date to and excluding the first Reset Valuation Date, $25.00 per Security.

(b)           At the close of trading on each Reset Valuation Date after the Initial Trade Date, the Current Principal Amount of the Securities will be reset as follows:

New Current Principal Amount = (Current Principal Amount on immediately preceding calendar day × Index Factor) – Accrued Fees

The Current Principal Amount will not change until the first Reset Valuation Date.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of a Measurement Period, such day will not be a valid Reset Valuation Date.

If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

At the close of trading on each Reset Valuation Date, the Current Principal Amount is reset. The “Reset Valuation Date” means:

(a)           Any calendar day up to and including the Second Permanent Deleveraging Valuation Date, that is either: (i) the Initial Trade Date, (ii) a Quarterly Reset Valuation Date, (iii) a Loss Rebalancing Valuation Date (iv) the First Permanent Deleveraging Valuation Date, or (v) the Second Permanent Deleveraging Valuation Date; and

(b)           Any calendar day following the Second Permanent Deleveraging Valuation Date.

The valuation dates are defined below.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of a Measurement Period, it will not be a valid Reset Valuation Date and the Last Reset Index Closing Level will remain the same.

The “Quarterly Reset Valuation Date” is the second Wednesday of January, April, July and October of each calendar year during the term of the Securities (other than an Excluded Day, as defined below), subject to adjustment as described under “— Market Disruption Event”.

As used above, an “Excluded Day” means (i) the Index Business Day immediately preceding the first day of an applicable Measurement Period, and any calendar day thereafter, and (ii) any calendar day after the Second Permanent Deleveraging Valuation Date.

The “Index Factor” is: 1 + (Leverage Factor × Index Performance Ratio).

The Index Factor represents the leveraged percentage change in the Index level since the Last Reset Index Closing Level. The Index Factor times the applicable Current Principal Amount on the preceding calendar day represents the current value of the unleveraged notional amount per Security that is deemed invested in the Index on any calendar day. This does not reflect the Redemption Amount that an investor would receive upon early redemption on such calendar day.

The “Residual Factor” will be calculated as follows:

(a)           1.0 on any calendar day, to but excluding the first day of an applicable Measurement Period.

(b)           From and including the first day of an applicable four-day Measurement Period, (a) the number of Index Business Days from, but excluding, the date of determination to, and including, the last Index Business Day in such four-day Measurement Period, divided by (b) four.

For example, on the first Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 3/4, on the second Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 2/4, on the third Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 1/4 and on the last Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal zero.

(c)           On any calendar day from and including the last Index Business Day of an applicable Measurement Period, the Residual Factor will be equal to zero.

The Residual Factor is intended to approximate the percentage of the Current Principal Amount that is tracking the Index on any given day. The Residual Factor is relevant only during an applicable Measurement Period but otherwise is not a component of the Closing Indicative Value or Current Indicative Value formulas. At the close of trading on each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash.

The “Leverage Factor” on any calendar day until the occurrence of a Permanent Deleveraging Event and the close of trading on the Second Permanent Deleveraging Valuation Date, will equal 2.0. If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Leverage Factor will equal 1.0.

The “Index Performance Ratio” on any Index Business Day will be equal to:

Index Closing Level – Last Reset Index Closing Level
Last Reset Index Closing Level

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

The “Last Reset Index Closing Level” is the Index Closing Level on the most recent Reset Valuation Date prior to such day. The initial Last Reset Index Closing Level is the Index Closing Level on the Initial Trade Date, as reported by Bloomberg and Reuters.

The “Index Closing Level” on any date of determination is the closing level of the Index, as reported on Bloomberg and Reuters on such day; however, if the closing level of the Index as reported on Bloomberg (or any successor) differs from the closing level of the Index as reported on Reuters (or any successor), the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent. The initial Index Closing Level (which is also the first Last Reset Index Closing Level) was determined on February 4, 2021 by the Security Calculation Agent. If the closing level of an Index, as reported on Bloomberg and Reuters for any Index Business Day, is manifestly incorrect, the “Index Closing Level” for such Index Business Day shall be the closing level of the Index as determined by the Security Calculation Agent. In making such determination, the Security Calculation Agent may consider any relevant information, including, without limitation, relevant market data in the relevant market supplied by one or more third parties or from internal sources or affiliates.

On any calendar day that is not an Index Business Day, the Index Closing level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

“Measurement Period” means the Final Measurement Period or, if UBS exercises its Call Right, the Call Measurement Period.

The “Current Indicative Value” or “intraday indicative value”, as determined by the Security Calculation Agent, is an amount per Security, on an intraday basis on any Index Business Day, equal to:

(a)           On the Initial Trade Date, $25.00.

(b)           On any other calendar day prior to the first day of a Measurement Period:

(Current Principal Amount on the immediately preceding calendar day × Index Factor, calculated using the Intraday Index Value) – Accrued Fees

(c)           From and including the first day of a Measurement Period, an amount per Security equal to:

(Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period × Index Factor, calculated using the Intraday Index Value × Residual Factor on the immediately preceding calendar day) – Accrued Fees + Measurement Period Cash Amount, from the immediately preceding calendar day However, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, the Current Indicative Value for the remainder of that day and all subsequent days will be fixed to be equal to the Measurement Period Cash Amount from the immediately preceding calendar day.

(d)           The minimum value of the Current Indicative Value on any calendar day will be zero.

The actual trading price of the Securities in the secondary market may vary significantly from their Current Indicative Value (intraday indicative value).

If a Zero Value Event occurs, the Current Indicative Value (intraday indicative value) will be equal to zero for the remainder of the day it occurs and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will lose their entire investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

If the Securities undergo a split or reverse split, the Current Indicative Value (intraday indicative value) will be adjusted accordingly.

The “Accrued Fees” as of any date of determination means the Accrued Tracking Fee + the Accrued Financing Fee.

If the Securities undergo a split or reverse split, the Accrued Fees will be adjusted accordingly. The Securities are subject to an “Accrued Tracking Fee” per Security, calculated as follows:

(a)           On the Initial Trade Date, the Accrued Tracking Fee is equal to zero.

(b)           On any subsequent calendar day, the Accrued Tracking Fee is equal to: (a) the Accrued Tracking Fee as of the immediately preceding calendar day, plus the Daily Tracking Fee on such calendar day.

(c)           On the calendar day after each Reset Valuation Date, the Accrued Tracking Fee is reset to be equal to the Daily Tracking Fee on such calendar day.

The “Daily Tracking Fee” is an amount per Security calculated as follows:

(a)           On the Initial Trade Date, the Daily Tracking Fee is zero.

(b)           On any subsequent calendar day, the Daily Tracking Fee is equal to:

(1) (i) 0.95% times (ii) the Current Principal Amount on the immediately preceding calendar day times (iii) the Index Factor on such calendar day times (iv) the Residual Factor on the immediately preceding calendar day, divided by (2) 365.

(c)           The minimum value of the Daily Tracking Fee on any calendar day will be zero.

The Daily Tracking Fee represents the investor fees calculated each day on the current value of the unleveraged notional amount invested in the Index per Security. These charges accrue and compound during the applicable period, and will reduce any amount you are entitled to receive at maturity or upon early redemption or call.

If the Securities undergo a split or reverse split, the Daily Tracking Fee will be adjusted accordingly. The Securities are subject to an “Accrued Financing Fee” per Security calculated as follows:

(a)           On the Initial Trade Date, the Accrued Financing Fee is equal to zero.

(b)           On any subsequent calendar day, the Accrued Financing Fee is equal to:

(1) the Accrued Financing Fee as of the immediately preceding calendar day, plus (2) the Daily Financing Fee on such calendar day.

(c)           On the calendar day after each Reset Valuation Date, the Accrued Financing Fee is reset to be equal to the Daily Financing Fee on such calendar day.

(d)           If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Accrued Financing Fee will be equal to zero.

The “Daily Financing Fee” is an amount per Security calculated as follows:

(a)           On the Initial Trade Date, the Daily Financing Fee is equal to zero.

(b)           On any subsequent calendar day, the Daily Financing Fee is equal to:

(1) (i) the Financing Rate on such calendar day times (ii) the Current Principal Amount on the immediately preceding calendar day times (iii) the Residual Factor on the immediately preceding calendar day, divided by (2) 360.

(c)           If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Daily Financing Fee will be equal to zero.

(d)           The minimum value of the Daily Financing Fee on any calendar day will be zero.

The Daily Financing Fee seeks to compensate UBS for providing investors with a leveraged participation in movements of the Index and is intended to approximate the financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Index. These charges accrue and compound during the applicable period, and will reduce any amount that you will be entitled to receive at maturity or upon early redemption or call.

If the Securities undergo a split or reverse split, the Daily Financing Fee will be adjusted accordingly.

The “Financing Rate” will equal the sum of (a) 0.95% and (b) the London interbank offered rate (ICE LIBOR) for three-month deposits in U.S. Dollars, which is displayed on Reuters page “LIBOR01” (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Security Calculation Agent) (“LIBOR”) (or any successor base rate, as described below), as of 11:00 a.m., London time, on the immediately preceding London Business Day. The minimum value of the three-month U.S. Dollar LIBOR rate (or any successor base rate, as described below) used on any calendar day will be zero. The minimum Financing Rate at any time will be 0.95%

For example, 0.21775% was the three-month U.S. Dollar LIBOR rate on January 21, 2021, which was a London Business Day. The Financing Rate on January 21, 2021 would have been equal to 0.95% + 0.21775%, or 1.16775%.

Notwithstanding the foregoing:

Ø    If the Security Calculation Agent determines on the relevant determination date that the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 has been discontinued or is no longer representative of the underlying market or economic reality, then the Security Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to such London interbank offered rate, provided that if the Security Calculation Agent determines there is an industry-accepted successor base rate, then the Security Calculation Agent shall use such successor base rate; and

Ø    If the Security Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Security Calculation Agent in its sole discretion may determine the business day convention, definition of business day and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry- accepted practices for such substitute or successor base rate.

The establishment of three-month U.S. Dollar LIBOR (or such successor base rate, as applicable) for each period by the Security Calculation Agent shall (in the absence of manifest error) be final and binding.

“London Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and is also a day on which dealings in U.S. dollars are transacted in the London interbank market.

The “Measurement Period Cash Amount” is an amount per Security equal to:

(a)           $0.00 on any calendar day, to but excluding the first day of a Measurement Period.

(b)           On the first day of a one-day Measurement Period:

At the close of trading on such Index Business Day, (Current Principal Amount on the immediately preceding calendar day × Index Factor, on such Index Business Day).

(c)           From and including the first day of a four-day Measurement Period:

(i)            At the close of trading on each Index Business Day during the Measurement Period, the Measurement Period Cash Amount on the immediately preceding calendar day + (Current Principal Amount on the calendar day immediately preceding the first day of such Measurement Period × 0.25 × Index Factor, on such Index Business Day); and

(ii)           On any calendar day during the Measurement Period that is not an Index Business Day, the Measurement Period Cash Amount on the immediately preceding Index Business Day.

(d)           On any calendar day after the last Index Business Day of a Measurement Period, the Measurement Period Cash Amount on the last Index Business Day of such Measurement Period.

Notwithstanding the foregoing, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, then the Measurement Period Cash Amount for that day and all subsequent days will be fixed to be equal to the Measurement Period Cash amount from the immediately preceding calendar day.

The Measurement Period Cash Amount represents the portion of the Current Principal Amount that has been converted to cash on any given day of an applicable Measurement Period and is no longer tracking the Index.

At the close of trading of each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period, will be deemed converted to cash and an applicable portion of the notional financing amount will separately be deemed converted to cash as well. After the close of trading on the final Index Business Day of a four-day Measurement Period, the Measurement Period Cash Amount will represent the averaged value of the Current Principal Amount that was deemed converted to cash across the four-days of such Measurement Period. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount will be deemed converted to cash and an applicable amount of financing will separately be deemed converted to cash, at the close of trading of the first day of such Measurement Period.

If the Securities undergo a split or reverse split, the Measurement Period Cash Amount will be adjusted accordingly.

The “Final Measurement Period” means:

(a)           if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is less than $500,000,000, the Calculation Date, subject to adjustments as described under “— Market Disruption Event”;

(b)           if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is equal to or greater than $500,000,000, the four Index Business Days from and including the Calculation Date, subject to adjustments as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the Calculation Date, will equal:

(i) the Closing Indicative Value as of such Index Business Day times (ii) the number of Securities outstanding as reported on Bloomberg.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which for each series of Securities is the entity set forth below:

Title of Securities	Index Calculation Agent
ETRACS 2x Leveraged US Dividend Factor TR ETN	S&P Dow Jones Indices
ETRACS 2x Leveraged US Growth Factor TR ETN	FTSE Russell
ETRACS 2x Leveraged US Size Factor TR ETN	FTSE Russell
ETRACS 2x Leveraged US Value Factor TR ETN	FTSE Russell
ETRACS 2x Leveraged MSCI US Minimum Volatility Factor TR ETN	MSCI, Inc.
ETRACS 2x Leveraged MSCI US Momentum Factor TR ETN	MSCI, Inc.
ETRACS 2x Leveraged MSCI US Quality Factor TR ETN	MSCI, Inc.

The “Calculation Date” means February 1, 2051, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustment.

The Calculation Date represents the first Index Business Day of the Final Measurement Period.

“Index Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading such Index Constituent Security or such constituent underlying a successor index.

Underlying Index

The return of each series of Securities is based upon the performance of the applicable Index set forth on the cover page of the prospectus supplement. Each Index is designed to track the performance of a sector of the U.S. equity market and to reflect an investing style. We refer to the securities included in each Index as the “Index Constituent Securities” for such Index.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event”, you may submit a request to have us redeem your Securities on any Index Business Day no later than 12:00 noon and a confirmation of redemption by no later than 5:00 p.m. on the same Index Business Day. You must request that we redeem a minimum of 50,000 Securities, although we reserve the right from time to time to waive this minimum redemption amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which we receive the notice of redemption rather than the following Index Business Day. You should not assume you will be entitled to any such acceleration. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so.

The Securities will be redeemed and the holders will receive payment for their Securities on the second Index Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The first Redemption Date will be the fourth Index Business Day immediately following the Initial Trade Date and the Final Redemption Date will be the fourth Index Business Day immediately preceding the Maturity Date, subject to adjustments. In addition, if we have issued a call notice, the last Redemption Valuation Date will be the fourth Index Business Day prior to the Call Settlement Date, as applicable. If a Zero Value Event occurs, the last Redemption Date will be the date on which the Zero Value Event occurred.

If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index Constituent Securities, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event”.

As of any Redemption Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to:

(0.125% × Closing Indicative Value of the Security as of the Redemption Valuation Date).

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures”, for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

Closing Indicative Value as of the Redemption Valuation Date – Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero. We reserve the right from time to time to waive the Redemption Fee Amount in our sole discretion and on a case-by-case basis. There can be no assurance that we will elect to waive this fee and you should not assume you will be entitled to such fee waiver.

We will inform you of such Redemption Amount on the first Index Business Day following the applicable Redemption Valuation Date.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

The following graphic illustrates the formula to determine the Redemption Amount, which has been simplified for ease of presentation:

Redemption Amount	=	Closing Indicative Value	–	Redemption Fee Amount

You may lose all or a substantial portion of your investment upon early redemption. The combined negative effect of the Accrued Fees and the Redemption Fee Amount will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees and the Redemption Fee Amount, if applicable, or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon early redemption. Loss Rebalancing Events will cause compounding to occur more frequently than quarterly.

The Securities may be called by UBS prior to the Maturity Date pursuant to its Call Right and, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. See “Specific Terms of the Securities — UBS’s Call Right” and “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, which we refer to as a “Redemption Notice” to UBS via email no later than 12:00 noon on the Index Business Day on which you elect to exercise your redemption right. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation”, to us via email in the specified form by 5:00 p.m. on the same day. We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your Redemption Notice after 12:00 noon, or your Redemption Confirmation after 5:00 p.m., on the Index Business Day prior to the applicable Redemption Valuation Date, your Redemption Notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable. If your DTC custodian or your brokerage firm is not a current UBS customer, UBS will be required to on-board such DTC custodian or brokerage firm, in compliance with its internal policies and procedures, before it can accept your Redemption Notice, your Redemption Confirmation or otherwise process your redemption request. This on-boarding process may delay your Redemption Valuation Date and Redemption Date. Furthermore, in certain circumstances, UBS may be unable to on-board your DTC custodian or your brokerage firm.

We reserve the right from time to time to waive the minimum redemption amount or the Redemption Fee Amount in our sole discretion on a case-by-case basis. In addition, we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which we receive the Redemption Notice rather than the following Index Business Day. You should not assume you will be entitled to any such waiver or election to accelerate the Redemption Valuation Date.

UBS’s Call Right

UBS may at its option redeem all, but not less than all, of the issued and outstanding Securities of any series. To exercise its Call Right, UBS must provide notice to the holders of such Securities (which may be provided via press release) not less than 18 calendar days prior to the Call Settlement Date specified by UBS in such notice. If we call the Securities, you will receive a cash payment equal to the Closing Indicative Value on the last Index Business Day in the Call Measurement Period. We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is equal to or less than zero, the payment upon UBS’s exercise of its Call Right will be zero.

We will inform you of such Call Settlement Amount on the first Index Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Index Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event”.

The “Call Measurement Period” means:

(a)           if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the date we issue a notice of exercise of our Call Right is less than $500,000,000, the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event”; and

(b)           if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the date we issue a notice of exercise of our Call Right is equal to or greater than $500,000,000, the four Index Business Days from and including the Call Valuation Date, subject to adjustment as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of its Call Right will equal:

(i) The Closing Indicative Value as of such Index Business Day times (ii) the number of Securities outstanding as reported on Bloomberg.

The “Call Valuation Date” means the date we specify in our notice to holders (which may be provided via press release) of our exercise of our Call Right.

In any notice to holders exercising our Call Right, we will specify how many days are included in the Call Measurement Period.

The following graphic illustrates the formula to determine the Call Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Call Measurement Period

You may lose all or a substantial portion of your investment if we exercise our Call Right. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees, or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon a call. Loss Rebalancing Events will cause compounding to occur more frequently than quarterly.

In addition, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event” below.

Automatic Acceleration Upon Zero Value Event

For each series of Securities, a Zero Value Event represents the first instance when the Current Indicative Value (intraday indicative value) or the Closing Indicative Value is less than or equal to zero (other than on an Excluded Day, as defined below). It will have the effect of permanently resetting the value of your Securities to zero and accelerating the Securities. You will not benefit from any future exposure to the applicable Index after the occurrence of a Zero Value Event.

A Zero Value Event can occur only if a Permanent Deleveraging Event occurs and the Current Indicative Value (intraday indicative value) or the Closing Indicative Value declines to zero before the leverage of your Securities is reset to 1.0 at the close of trading on the Index Business Day following such event (or if such event occurs after 3:15 p.m. on any Index Business Day which would not otherwise have been a Loss Rebalancing Valuation Date, the second Index Business Day following such event), as described under “Permanent Deleveraging Valuation Dates” above.

A “Zero Value Event” occurs if the Current Indicative Value (intraday indicative value) or the Closing Indicative Value on any Index Business Day (other than an Excluded Day, as defined below) is less than or equal to zero. From immediately after the Zero Value Event and on all future calendar days, the Current Indicative Value (intraday indicative value) and the Closing Indicative Value will be set equal to zero.

As used above, an “Excluded Day” means (i) any calendar day after the Second Permanent Deleveraging Valuation Date (ii) any calendar day on or after which a Zero Value Event has already occurred, and (iii) any calendar day after the last day of an applicable Measurement Period.

In the event that a Zero Value Event has occurred, UBS will issue a press release shortly after the event; provided that the failure to do so shall not affect the automatic acceleration and redemption of the Securities. The Securities will be suspended from trading intraday shortly after the event occurs and will likely not be open for trading again on NYSE Arca.

You will lose your entire investment upon the occurrence of a Zero Value Event.

In addition, we may call the Securities prior to the Maturity Date pursuant to our Call Right. See “Specific Terms of the Securities — UBS’s Call Right”.

Loss Rebalancing Events

A Loss Rebalancing Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0. This means that after a Loss Rebalancing Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Loss Rebalancing Event.

A “Loss Rebalancing Event” occurs if, at any time, the Intraday Index Value on such Index Business Day (other than an Excluded Day, as used below) decreases by 20% or more from the previous Last Reset Index Closing Level.

Loss Rebalancing Events may occur multiple times over the term of the Securities and may occur multiple times during a single calendar quarter. This means both that (i) the Current Principal Amount may be reset more frequently than quarterly and (ii) the cumulative effect of compounding and fees will have increased as a result of the Loss Rebalancing Event(s). Because each Loss Rebalancing Event will have the effect of deleveraging your Securities, following a Loss Rebalancing Event your Securities will have less exposure to a potential positive gain in value relative to the exposure before the occurrence of such Loss Rebalancing Event.

As used above, an “Excluded Day” means (i) the Index Business Day immediately preceding any Quarterly Reset Valuation Date, if a Loss Rebalancing Event occurs after 3:15 p.m. on such day, (ii) any Quarterly Reset Valuation Date, (iii) any Loss Rebalancing Valuation Date, (iv) the Index Business Day immediately preceding the first day of an applicable Measurement Period, if a Loss Rebalancing Event occurs after 3:15 p.m. on such day (v) any calendar day from and including the first day of an applicable Measurement Period, (vi) the First or Second Permanent Deleveraging Valuation Dates, (vii) any calendar day after the Second Permanent Deleveraging Valuation Date, and (ix) any calendar day on or after which a Zero Value Event has occurred.

“Loss Rebalancing Valuation Date” means:

(a)           if a Loss Rebalancing Event occurs at or prior to 3:15 p.m. on an Index Business Day, the day that such Loss Rebalancing Event occurs, subject to adjustment as described under “— Market Disruption Event”; and

(b)           if a Loss Rebalancing Event occurs after 3:15 p.m. on an Index Business Day, the first Index Business Day following the occurrence of such Loss Rebalancing Event, subject to adjustment as described under “— Market Disruption Event.”

Permanent Deleveraging Event

A Permanent Deleveraging Event will have the effect of deleveraging your Securities, with the aim of permanently resetting the then-current leverage to 1.0 over two Index Business Days. The leverage at the end of the First Permanent Deleveraging Valuation Date is reset to approximately 2.0 and the leverage at the end of the Second Permanent Deleveraging Valuation Date is reset to 1.0. This means that after a Permanent Deleveraging Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities than it would have had before the occurrence of the Permanent Deleveraging Event. If such an event were to occur, it most likely would occur only following a Loss Rebalancing Event and prior to the completion of the associated leverage reset to 2.0, which would generally occur at the end of the Index Business Day following the Index Business Day on which the Loss Rebalancing Event occurred or, if the Loss Rebalancing Event occurs 3:15 p.m. on an Index Business Day, at the end of the second Index Business Day following the Index Business Day on which the Loss Rebalancing Event occurred.

A “Permanent Deleveraging Event” occurs if, at any time on an Index Business Day (other than an Excluded Day, as defined below), the Intraday Index Value decreases by 40% or more from the Last Reset Index Closing Level. If a Permanent Deleveraging Event occurs, the Current Principal Amount of the Securities will be reset over two Index Business Days.

As used above, an “Excluded Day” means (i) the First or Second Permanent Deleveraging Valuation Dates, (ii) any calendar day after the Second Permanent Deleveraging Valuation Date, (iii) any day on or after which a Zero Value Event occurs, (iv) the day which is two Index Business Days prior to the first day of a Measurement Period, if a Permanent Deleveraging Event occurs after 3:15 p.m. on such day, and (v) any calendar day from and including the Index Business Day immediately preceding the first day of a Measurement Period.

“Permanent Deleveraging Valuation Dates” means the First Permanent Deleveraging Valuation Date and the Second Permanent Deleveraging Valuation Date, each as defined below:

(a)           The “First Permanent Deleveraging Valuation Date” means:

(i)            any Index Business Day, which otherwise would have been a Loss Rebalancing Valuation Date, but on which a Permanent Deleveraging Event has occurred, subject to adjustment as described under “— Market Disruption Event”; or

(ii)           if a Permanent Deleveraging Event occurs after 3:15 p.m. on any Index Business Day which would not otherwise have been a Loss Rebalancing Valuation Date, then the first Index Business Day following the occurrence of such Permanent Deleveraging Event, subject to adjustment as described under “— Market Disruption Event.”

The leverage of your Securities will be reset to approximately 2.0 at the close of trading on the First Permanent Deleveraging Valuation Date.

(b)           The “Second Permanent Deleveraging Valuation Date” means the Index Business Day immediately following the First Permanent Deleveraging Valuation Date, subject to adjustment as described under “— Market Disruption Event.”

The leverage of your Securities will be reset to 1.0 at the close of trading on the Second Permanent Deleveraging Valuation Date.

Split or Reverse Split of the Securities

We may, at any time in our sole discretion, initiate a split or reverse split of your Securities. If we decide to initiate a split or reverse split, as applicable, we will issue a press release announcing the split or reverse split and its effective date. The date of such press release shall be deemed to be the “announcement date” of the split or the reverse split, the record date for any split or reverse split will be the tenth Business Day after the announcement date, and the effective date will be the next Business Day after the record date.

If the Securities undergo a split or reverse split, we will adjust the Current Principal Amount, Closing Indicative Value, Current Indicative Value, Accrued Fees, Measurement Period Cash Amount and other relevant terms of the Securities accordingly. For example, if the Securities undergo a 4:1 split, every investor who holds a Security via The Depository Trust Company (“DTC”) on the relevant record date will, after the split, hold four Securities, and adjustments will be made as described below. The Current Principal Amount on such record date will be divided by four to reflect the 4:1 split. The adjusted Current Principal Amount will be rounded to eight decimal places. The split or reverse split will become effective at the opening of trading of the Securities on the Index Business Day immediately following the record date. The split will not occur if we exercise our Call Right before it becomes effective.

In the case of a reverse split, the Current Principal Amount and other relevant terms of the Securities will be adjusted accordingly and we will determine in our sole discretion the manner in which we will address odd numbers of Securities (commonly referred to as “partials”). For example, if the Securities undergo a 1:4 reverse split, every investor who holds four Securities via DTC on the relevant record date will, after the reverse split, hold only one Security and the Current Principal Amount of the Securities on such record date will be multiplied by four to reflect the 1:4 reverse split. The adjusted Current Principal Amount will be rounded to eight decimal places. The reverse split will become effective at the opening of trading of the Securities on the Index Business Day immediately following the record date. The reverse split will not occur if we exercise our Call Right before it becomes effective.

Holders who own a number of Securities on the record date that is not evenly divisible by the reverse split divisor (which in the case of a 1:4 reverse split, for example, will be 4) will receive the same treatment as all other holders for the maximum number of Securities they hold that is evenly divisible by the reverse split divisor. We will determine in our sole discretion the manner in which we compensate holders for their remaining or “partial” Securities when we announce the reverse split, though our current intention is to provide holders with a cash payment for their partials on the 17th Business Day following the announcement date in an amount equal to the appropriate percentage of the Closing Indicative Value of the reverse split-adjusted Securities on the 15th Business Day following the announcement date. For example, in the case of a 1:4 reverse split, a holder who held 23 Securities via DTC on the record date would receive five post-reverse split Securities on the immediately following Business Day, and a cash payment on the 17th Business Day following the announcement date that is equal to 3/4 of the Current Principal Amount of the reverse split-adjusted Securities on the 15th Business Day following the announcement date.

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including, among other things, at maturity or upon early redemption or call, or at other times, the Current Principal

Amount, Current Indicative Value (which we also refer to as the intraday indicative value), Closing Indicative Value, Market Disruption Events, Business Days, Index Business Days, the Leverage Factor, the Index Factor, the Index Performance Ratio, the Residual Factor, the Index Closing Level, the Financing Rate, the Accrued Fees (including determining any successor to the LIBOR base rate), the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon redemption, the Call Settlement Amount, that we will pay you if we call the Securities, whether a Loss Rebalancing Event has occurred, whether a Permanent Deleveraging Event has occurred and whether any day is an Index Business Day and all such other matters as may be specified elsewhere herein as matters to be determined by the Security Calculation Agent. If any Intraday Index Value as published by Bloomberg on any Index Business Day is manifestly incorrect, the Security Calculation Agent may base its determination of whether a Loss Rebalancing Event, Permanent Deleveraging Event or Zero Value Event shall have occurred on such Index Business Day on its own determination of such Intraday Index Value. In making such determination, the Security Calculation Agent may consider any relevant information, including, without limitation, relevant market data in the relevant market supplied by one or more third parties or from internal sources or affiliates. The Security Calculation Agent will also be responsible for determining whether the Index has been discontinued and whether there has been a material change in the Index. The Security Calculation Agent will make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Security Calculation Agent will be conclusive for all purposes and binding on us, you, and all other persons having an interest in the Securities, without liability on the part of the Security Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time after the date of the prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon early redemption or call, on or prior to 12:00 noon on the Index Business Day immediately preceding the Maturity Date, any Redemption Date or any Call Settlement Date.

All dollar amounts related to determination of the Accrued Fees, the Current Principal Amount, and any Redemption Amount, Redemption Fee Amount, Call Settlement Amount or Cash Settlement Amount per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid to any holder of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing during a four-day Measurement Period, the Index Closing Level for such day will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. The remaining Index Business Days in the Measurement Period will be postponed accordingly, and the remaining Index Business Days in the Measurement Period will resume again following the suspension of the Market Disruption Event. For example, if the four-day Measurement Period for purposes of calculating the Call Settlement Amount, is scheduled for June 2, June 3, June 4 and June 5, and there is a Market Disruption Event with respect to the Index on June 2, but no other Market Disruption Event during such Call Measurement Period, then June 3 will become the first Index Business Day of the Measurement Period, June 4th the second Index Business Day, June 5th the third Index Business Day and the next Index Business Day after June 5th would be the final day of the Measurement Period. The same approach would be applied if there is a Market Disruption Event during a four-day Final Measurement Period.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on the Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or any Reset Valuation Date, the Index Closing Level for such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. For example, if the Redemption Valuation Date, for purposes of calculating a Redemption Amount, is based on the Index Closing Level on June 2 and there is a Market Disruption Event with respect to the Index on June 2, then the Index Closing Level on June 3 will be used to calculate the Redemption Amount, assuming that no such Market Disruption Event has occurred or is continuing on June 3.

In no event, however, will any postponement pursuant to either of the two immediately preceding paragraphs result in the affected Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or Reset Valuation Date occurring more than five Index Business Days following the day originally scheduled to be such Index Business Day of the Measurement Period or such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date. If a Market Disruption Event has occurred or is continuing with respect to the Index on the fifth Index Business Day following the date originally scheduled to be such Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date, Calculation Date or any Reset Valuation Date, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such fifth Index Business Day but for such Market Disruption Event.

Any of the following will be a “Market Disruption Event” with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

(a)           suspension, absence or material limitation of trading in a material number of Index Constituent Securities, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

(b)           suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities in the primary market or markets for those contracts;

(c)           the Index is not published; or

(d)           in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging.”

The following events will not be Market Disruption Events with respect to the Index:

(a)           a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

(b)           a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Securities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Securities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in “Medium-Term Notes, Series B” above under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars as determined by the Security Calculation Agent in its sole discretion, for the aggregate Stated Principal Amount of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Index Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five Index Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Index Business Day after the first Index Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Index Business Days after that first Index Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Index Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index or Termination of Our License Agreements with the Index Sponsors; Alteration of Method of Calculation

If (i) an Index Sponsor or the Index Calculation Agent announces that it intends to discontinue, or discontinues, publication of, or otherwise fails to publish, the Index, (ii) our license agreement with the Index Sponsor terminates or (iii) the Index Sponsor or Index Calculation Agent does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, and, in each case, any other person or entity publishes an index licensed to UBS that the Security Calculation Agent determines is comparable to the Index and for which the Index Constituent Securities and/or their unit weighting are available to the Security Calculation Agent (such index being referred to herein as a “successor index”), and the Security Calculation Agent approves such index as a successor index, then on and after the date determined by the Security Calculation Agent, the Security Calculation Agent will determine the Index Closing Level on the applicable dates of determination and the amount payable at maturity or upon early redemption or call and all other related payments terms by reference to such successor index.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice of the successor index and the date on and after which the Index Closing Level will be determined by reference thereto be furnished to the trustee, to us and to the holders of the Securities.

If an Index Sponsor or Index Calculation Agent discontinues publication of the Index, our license agreement with the Index Sponsor terminates or the Index Sponsor or Index Calculation Agent do not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, prior to, and such discontinuation, termination or unavailability is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or

on any Reset Valuation Date, as applicable, or on any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, or any other relevant date on which the Index Closing Level is to be determined, then the Security Calculation Agent will determine the Index Closing Level using the Index Closing Level on the last Index Business Day immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

In addition, if an Index Replacement Event (as defined below) occurs at any time and the Index Sponsor or anyone else publishes an index that the Security Calculation Agent determines is comparable to the Index (the “Substitute Index”), then the Security Calculation Agent may elect, in its sole discretion, to permanently replace the original Index with the Substitute Index for all purposes under the Securities, and all provisions described in the prospectus supplement as applying to the Index will thereafter apply to the Substitute Index instead. In such event, the Security Calculation Agent will make such adjustments, if any, to any level of the Index or Substitute Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. If the Security Calculation Agent elects to replace the original Index with a Substitute Index, then the Security Calculation Agent will determine all amounts hereunder, Current Principal Amount, Current Indicative Value (intraday indicative value), Closing Indicative Value, Index Factor, Index Performance Ratio, Residual Factor, Accrued Fees, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity or upon early redemption or call by reference to such Substitute Index. If the Security Calculation Agent so elects to replace the original Index with a Substitute Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities of the Securities.

An “Index Replacement Event” means:

(a)           an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on any of these parties’ ability to perform their obligations in connection with the Securities, or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(b)           any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after February 4, 2021 that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on the ability of us, our affiliates, third parties with whom we transact or a similarly situated third party to perform our or their obligations in connection with the Securities, or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(c)           any event that occurs on or after February 4, 2021 that makes it a violation of any law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) for us, our affiliates, third parties with whom we transact or similarly situated third parties to perform our or their obligations in connection with the Securities, or (iii) for us to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(d)           any event, as determined by the Security Calculation Agent, as a result of which we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the Securities, or realize, recover or remit the proceeds of any such transaction or asset; or

(e)           as determined by the Security Calculation Agent, the primary exchange or market for trading for the Securities, if any, announces that pursuant to the rules of such exchange or market, as applicable, the Securities cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index, a successor index or a Substitute Index, or the value thereof, is changed in a material respect, or if the Index or a successor or Substitute Index is in any other way modified so that the Index Closing Level of the Index or such successor or Substitute Index does not, in the opinion of the Security Calculation Agent, fairly represent the Index Closing Level of the Index or such successor or Substitute Index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at an Index Closing Level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the Index Closing Level for the Index or such successor or Substitute Index with reference to the Index or such successor or Substitute Index, as adjusted. The Security Calculation Agent will accordingly calculate the Index Closing Level, the Index Performance Ratio, the Last Reset Index Closing Level, the Accrued Fees, and any Redemption Amount, Redemption Fee Amount, Cash Settlement Amount or Call Settlement Amount, and all related payment terms based directly or indirectly on the Index Closing Level calculated by the Security Calculation Agent. Accordingly, if the method of calculating the Index or a successor or Substitute Index is modified so that the level of the Index or such successor or Substitute Index is a fraction or multiple of what it would have been if there had been no such modification (e.g., due to a rebasing of the Index ), which, in turn, causes the Index Closing Level of the Index or such successor or Substitute Index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at an Index Closing Level for the Index or such successor or Substitute Index as if it had not been modified (e.g., as if such rebasing had not occurred).

In the event that the Security Calculation Agent elects to replace the Index with a successor index or a Substitute Index, UBS may, in its sole discretion, amend the title of the Securities in order to remove reference the former Index and to make such other changes to the title of the Securities as it considers necessary or desirable to reflect the name and/or characteristics of the relevant successor index or Substitute Index, as applicable.

All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors — Risks Relating to Creditworthiness, Conflicts of Interest, Hedging Activities and Regulation of UBS — There are potential conflicts of interest between you and the Security Calculation Agent” in the prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or upon early redemption or call will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue any series of Securities. We issued the Securities initially in an amount having the aggregate Stated Principal Amount specified on the cover of the prospectus supplement. We may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in “Medium-Term Notes, Series B” above.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities of the same series and will have the same CUSIP number and will trade interchangeably with such Securities immediately upon settlement. Any additional issuances will increase the aggregate Stated Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

27. ETRACS 2x Leveraged MSCI US Quality Factor TR ETN due February 9, 2051

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

Each of the seven series of Securities offered by the prospectus supplement is separate and independent of each other series of Securities. Apart from the applicable Index, however, all of the terms of each series of Securities are the same. Since each series references a different Index, all calculations and adjustments and related events with respect to each series are independent of calculations and adjustments and related events for each other series of Securities, and we may exercise our call right as well as our right to initiate a split or a reverse split independently for each series. The following discussion therefore applies independently to each series of Securities offered by the prospectus supplement and, except as the context may otherwise require, the defined terms refer separately to each series. References to the “Securities” should be understood as references to a single series of Securities and the defined terms should be understood in reference only to that series of Securities.

These Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described under “Medium-Term Notes, Series B” above. This section summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” under “Medium-Term Notes, Series B” above. The terms described here supplement those described in “Medium-Term Notes, Series B” above and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 2, 2015 between us and U.S. Bank Trust National Association, as trustee.

We describe the terms of the Securities in more detail below. The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity or upon early redemption or call. Instead, at maturity, you will receive a cash payment per Security the amount of which will vary depending on the performance and path of the Index and will be reduced by the Accrued Fees as of the last Index Business Day in the Final Measurement Period as described under “— Cash Settlement Amount at Maturity.” If the amount as calculated is equal to or less than zero, the Cash Settlement Amount will be zero and you will not receive a cash payment.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment per Security on the relevant Redemption Date equal to the Redemption Amount as described under “— Early Redemption at the Option of the Holders.” If the amount as calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

Cash Settlement Amount at Maturity

The “Maturity Date” is February 9, 2051, which will be the third Index Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called, redeemed or accelerated upon Zero Value Event, you will receive at maturity a cash payment equal to its Closing Indicative Value on the last Index Business Day in the applicable Measurement Period. We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is equal to or less than zero, the payment will be zero.

The following graphic illustrates the formula to determine the Cash Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Final Measurement Period

You may lose all or a substantial portion of your investment at maturity. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees, you may lose all or a substantial portion of your investment at maturity. The occurrence of Loss Rebalancing Events will result in more frequent than quarterly compounding.

UBS may call the Securities prior to the Maturity Date pursuant to its Call Right. If the Securities are called by UBS, the Call Settlement Amount may be zero and you may lose all or a substantial portion of your investment. See “Specific Terms of the Securities — UBS’s Call Right”.

The “Stated Principal Amount” of each Security is $25.00. The Securities may be issued and sold over time at then-current market prices which may be significantly higher or lower than the Stated Principal Amount. If the Securities undergo a split or reverse split, the Stated Principal Amount will be adjusted accordingly.

The Closing Indicative Value represents the dollar value per Security that an investor would receive on any day if it redeemed the Security that day (without giving effect to any Redemption Fee Amount).

The “Closing Indicative Value” per Security, will be calculated as follows:

(a)           On the Initial Trade Date, $25.00 per Security.

(b)           On any other calendar day, prior to the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount on the immediately preceding calendar day × Index Factor) – Accrued Fees

(c)           From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period × Index Factor × Residual Factor) – Accrued Fees + Measurement Period Cash Amount

However, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, the Closing Indicative Value for that day and all subsequent days will be fixed to be equal to the Measurement Period Cash Amount from the immediately preceding calendar day.

(d)           The minimum value of the Closing Indicative Value on any calendar day will be zero.

If a Zero Value Event occurs, the Closing Indicative Value will be equal to zero on the day it occurs and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will lose their entire investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “— Automatic Acceleration Upon Zero Value Event”.

The actual trading price of the Securities in the secondary market may vary significantly from their Closing Indicative Value.

If the Securities undergo a split or reverse split, the Closing Indicative Value will be adjusted accordingly.

The “Current Principal Amount” represents the unleveraged notional investment in the Index Constituent Securities per Security at the close of trading on any Reset Valuation Date. The notional financing amount per Security in order to generate the leveraged returns would approximately equal the Current Principal Amount at the close of trading on any Reset Valuation Date. If a Permanent Deleveraging Event occurs, the leverage of your Securities will be permanently reset to 1.0 and the notional financing amount will be equal to zero for the remaining term of the Securities. If a Zero Value Event occurs prior to your Securities permanently resetting to 1.0 at the end of the Second Permanent Deleveraging Valuation Date, then your Securities will be automatically accelerated and mandatorily redeemed and you will lose your entire investment.

The Current Principal Amount per Security, will be calculated as follows:

(a)           From and including the Initial Trade Date to and excluding the first Reset Valuation Date, $25.00 per Security.

(b)           At the close of trading on each Reset Valuation Date after the Initial Trade Date, the Current Principal Amount of the Securities will be reset as follows:

New Current Principal Amount = (Current Principal Amount on immediately preceding calendar day × Index Factor) – Accrued Fees

The Current Principal Amount will not change until the first Reset Valuation Date.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of a Measurement Period, such day will not be a valid Reset Valuation Date.

If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

At the close of trading on each Reset Valuation Date, the Current Principal Amount is reset. The “Reset Valuation Date” means:

(a)           Any calendar day up to and including the Second Permanent Deleveraging Valuation Date, that is either: (i) the Initial Trade Date, (ii) a Quarterly Reset Valuation Date, (iii) a Loss Rebalancing Valuation Date (iv) the First Permanent Deleveraging Valuation Date, or (v) the Second Permanent Deleveraging Valuation Date; and

(b)           Any calendar day following the Second Permanent Deleveraging Valuation Date.

The valuation dates are defined below.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of a Measurement Period, it will not be a valid Reset Valuation Date and the Last Reset Index Closing Level will remain the same.

The “Quarterly Reset Valuation Date” is the second Wednesday of January, April, July and October of each calendar year during the term of the Securities (other than an Excluded Day, as defined below), subject to adjustment as described under “— Market Disruption Event”.

As used above, an “Excluded Day” means (i) the Index Business Day immediately preceding the first day of an applicable Measurement Period, and any calendar day thereafter, and (ii) any calendar day after the Second Permanent Deleveraging Valuation Date.

The “Index Factor” is: 1 + (Leverage Factor × Index Performance Ratio).

The Index Factor represents the leveraged percentage change in the Index level since the Last Reset Index Closing Level. The Index Factor times the applicable Current Principal Amount on the preceding calendar day represents the current value of the unleveraged notional amount per Security that is deemed invested in the Index on any calendar day. This does not reflect the Redemption Amount that an investor would receive upon early redemption on such calendar day.

The “Residual Factor” will be calculated as follows:

(a)           1.0 on any calendar day, to but excluding the first day of an applicable Measurement Period.

(b)           From and including the first day of an applicable four-day Measurement Period, (a) the number of Index Business Days from, but excluding, the date of determination to, and including, the last Index Business Day in such four-day Measurement Period, divided by (b) four.

For example, on the first Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 3/4, on the second Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 2/4, on the third Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 1/4 and on the last Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal zero.

(c)           On any calendar day from and including the last Index Business Day of an applicable Measurement Period, the Residual Factor will be equal to zero.

The Residual Factor is intended to approximate the percentage of the Current Principal Amount that is tracking the Index on any given day. The Residual Factor is relevant only during an applicable Measurement Period but otherwise is not a component of the Closing Indicative Value or Current Indicative Value formulas. At the close of trading on each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash.

The “Leverage Factor” on any calendar day until the occurrence of a Permanent Deleveraging Event and the close of trading on the Second Permanent Deleveraging Valuation Date, will equal 2.0. If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Leverage Factor will equal 1.0.

The “Index Performance Ratio” on any Index Business Day will be equal to:

Index Closing Level – Last Reset Index Closing Level
Last Reset Index Closing Level

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

The “Last Reset Index Closing Level” is the Index Closing Level on the most recent Reset Valuation Date prior to such day. The initial Last Reset Index Closing Level is the Index Closing Level on the Initial Trade Date, as reported by Bloomberg and Reuters.

The “Index Closing Level” on any date of determination is the closing level of the Index, as reported on Bloomberg and Reuters on such day; however, if the closing level of the Index as reported on Bloomberg (or any successor) differs from the closing level of the Index as reported on Reuters (or any successor), the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent. The initial Index Closing Level (which is also the first Last Reset Index Closing Level) was determined on February 4, 2021 by the Security Calculation Agent. If the closing level of an Index, as reported on Bloomberg and Reuters for any Index Business Day, is manifestly incorrect, the “Index Closing Level” for such Index Business Day shall be the closing level of the Index as determined by the Security Calculation Agent. In making such determination, the Security Calculation Agent may consider any relevant information, including, without limitation, relevant market data in the relevant market supplied by one or more third parties or from internal sources or affiliates.

On any calendar day that is not an Index Business Day, the Index Closing level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

“Measurement Period” means the Final Measurement Period or, if UBS exercises its Call Right, the Call Measurement Period.

The “Current Indicative Value” or “intraday indicative value”, as determined by the Security Calculation Agent, is an amount per Security, on an intraday basis on any Index Business Day, equal to:

(a)           On the Initial Trade Date, $25.00.

(b)           On any other calendar day prior to the first day of a Measurement Period:

(Current Principal Amount on the immediately preceding calendar day × Index Factor, calculated using the Intraday Index Value) – Accrued Fees

(c)           From and including the first day of a Measurement Period, an amount per Security equal to:

(Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period × Index Factor, calculated using the Intraday Index Value × Residual Factor on the immediately preceding calendar day) – Accrued Fees + Measurement Period Cash Amount, from the immediately preceding calendar day

However, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, the Current Indicative Value for the remainder of that day and all subsequent days will be fixed to be equal to the Measurement Period Cash Amount from the immediately preceding calendar day.

(d)           The minimum value of the Current Indicative Value on any calendar day will be zero.

The actual trading price of the Securities in the secondary market may vary significantly from their Current Indicative Value (intraday indicative value).

If a Zero Value Event occurs, the Current Indicative Value (intraday indicative value) will be equal to zero for the remainder of the day it occurs and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will lose their entire investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

If the Securities undergo a split or reverse split, the Current Indicative Value (intraday indicative value) will be adjusted accordingly.

The “Accrued Fees” as of any date of determination means the Accrued Tracking Fee + the Accrued Financing Fee.

If the Securities undergo a split or reverse split, the Accrued Fees will be adjusted accordingly. The Securities are subject to an “Accrued Tracking Fee” per Security, calculated as follows:

(a)           On the Initial Trade Date, the Accrued Tracking Fee is equal to zero.

(b)           On any subsequent calendar day, the Accrued Tracking Fee is equal to: (a) the Accrued Tracking Fee as of the immediately preceding calendar day, plus the Daily Tracking Fee on such calendar day.

(c)           On the calendar day after each Reset Valuation Date, the Accrued Tracking Fee is reset to be equal to the Daily Tracking Fee on such calendar day.

The “Daily Tracking Fee” is an amount per Security calculated as follows:

(a)           On the Initial Trade Date, the Daily Tracking Fee is zero.

(b)           On any subsequent calendar day, the Daily Tracking Fee is equal to:

(1) (i) 0.95% times (ii) the Current Principal Amount on the immediately preceding calendar day times (iii) the Index Factor on such calendar day times (iv) the Residual Factor on the immediately preceding calendar day, divided by (2) 365.

(c)           The minimum value of the Daily Tracking Fee on any calendar day will be zero.

The Daily Tracking Fee represents the investor fees calculated each day on the current value of the unleveraged notional amount invested in the Index per Security. These charges accrue and compound during the applicable period, and will reduce any amount you are entitled to receive at maturity or upon early redemption or call.

If the Securities undergo a split or reverse split, the Daily Tracking Fee will be adjusted accordingly. The Securities are subject to an “Accrued Financing Fee” per Security calculated as follows:

(a)           On the Initial Trade Date, the Accrued Financing Fee is equal to zero.

(b)           On any subsequent calendar day, the Accrued Financing Fee is equal to:

(1) the Accrued Financing Fee as of the immediately preceding calendar day, plus (2) the Daily Financing Fee on such calendar day.

(c)           On the calendar day after each Reset Valuation Date, the Accrued Financing Fee is reset to be equal to the Daily Financing Fee on such calendar day.

(d)           If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Accrued Financing Fee will be equal to zero.

The “Daily Financing Fee” is an amount per Security calculated as follows:

(a)           On the Initial Trade Date, the Daily Financing Fee is equal to zero.

(b)           On any subsequent calendar day, the Daily Financing Fee is equal to:

(1) (i) the Financing Rate on such calendar day times (ii) the Current Principal Amount on the immediately preceding calendar day times (iii) the Residual Factor on the immediately preceding calendar day, divided by (2) 360.

(c)           If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Daily Financing Fee will be equal to zero.

(d)           The minimum value of the Daily Financing Fee on any calendar day will be zero.

The Daily Financing Fee seeks to compensate UBS for providing investors with a leveraged participation in movements of the Index and is intended to approximate the financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Index. These charges accrue and compound during the applicable period, and will reduce any amount that you will be entitled to receive at maturity or upon early redemption or call.

If the Securities undergo a split or reverse split, the Daily Financing Fee will be adjusted accordingly.

The “Financing Rate” will equal the sum of (a) 0.95% and (b) the London interbank offered rate (ICE LIBOR) for three-month deposits in U.S. Dollars, which is displayed on Reuters page “LIBOR01” (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Security Calculation Agent) (“LIBOR”) (or any successor base rate, as described below), as of 11:00 a.m., London time, on the immediately preceding London Business Day. The minimum value of the three-month U.S. Dollar LIBOR rate (or any successor base rate, as described below) used on any calendar day will be zero. The minimum Financing Rate at any time will be 0.95%

For example, 0.21775% was the three-month U.S. Dollar LIBOR rate on January 21, 2021, which was a London Business Day. The Financing Rate on January 21, 2021 would have been equal to 0.95% + 0.21775%, or 1.16775%.

Notwithstanding the foregoing:

Ø    If the Security Calculation Agent determines on the relevant determination date that the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 has been discontinued or is no longer representative of the underlying market or economic reality, then the Security Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to such London interbank offered rate, provided that if the Security Calculation Agent determines there is an industry-accepted successor base rate, then the Security Calculation Agent shall use such successor base rate; and

Ø    If the Security Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Security Calculation Agent in its sole discretion may determine the business day convention, definition of business day and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry- accepted practices for such substitute or successor base rate.

The establishment of three-month U.S. Dollar LIBOR (or such successor base rate, as applicable) for each period by the Security Calculation Agent shall (in the absence of manifest error) be final and binding.

“London Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and is also a day on which dealings in U.S. dollars are transacted in the London interbank market.

The “Measurement Period Cash Amount” is an amount per Security equal to:

(a)           $0.00 on any calendar day, to but excluding the first day of a Measurement Period.

(b)           On the first day of a one-day Measurement Period:

At the close of trading on such Index Business Day, (Current Principal Amount on the immediately preceding calendar day × Index Factor, on such Index Business Day).

(c)           From and including the first day of a four-day Measurement Period:

(i)            At the close of trading on each Index Business Day during the Measurement Period, the Measurement Period Cash Amount on the immediately preceding calendar day + (Current Principal Amount on the calendar day immediately preceding the first day of such Measurement Period × 0.25 × Index Factor, on such Index Business Day); and

(ii)           On any calendar day during the Measurement Period that is not an Index Business Day, the Measurement Period Cash Amount on the immediately preceding Index Business Day.

(d)           On any calendar day after the last Index Business Day of a Measurement Period, the Measurement Period Cash Amount on the last Index Business Day of such Measurement Period.

Notwithstanding the foregoing, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, then the Measurement Period Cash Amount for that day and all subsequent days will be fixed to be equal to the Measurement Period Cash amount from the immediately preceding calendar day.

The Measurement Period Cash Amount represents the portion of the Current Principal Amount that has been converted to cash on any given day of an applicable Measurement Period and is no longer tracking the Index.

At the close of trading of each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period, will be deemed converted to cash and an applicable portion of the notional financing amount will separately be deemed converted to cash as well. After the close of trading on the final Index Business Day of a four-day Measurement Period, the Measurement Period Cash Amount will represent the averaged value of the Current Principal Amount that was deemed converted to cash across the four-days of such Measurement Period. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount will be deemed converted to cash and an applicable amount of financing will separately be deemed converted to cash, at the close of trading of the first day of such Measurement Period.

If the Securities undergo a split or reverse split, the Measurement Period Cash Amount will be adjusted accordingly.

The “Final Measurement Period” means:

(a)           if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is less than $500,000,000, the Calculation Date, subject to adjustments as described under “— Market Disruption Event”;

(b)           if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is equal to or greater than $500,000,000, the four Index Business Days from and including the Calculation Date, subject to adjustments as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the Calculation Date, will equal:

(i) the Closing Indicative Value as of such Index Business Day times (ii) the number of Securities outstanding as reported on Bloomberg.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which for each series of Securities is the entity set forth below:

Title of Securities	Index Calculation Agent
ETRACS 2x Leveraged US Dividend Factor TR ETN	S&P Dow Jones Indices
ETRACS 2x Leveraged US Growth Factor TR ETN	FTSE Russell
ETRACS 2x Leveraged US Size Factor TR ETN	FTSE Russell
ETRACS 2x Leveraged US Value Factor TR ETN	FTSE Russell
ETRACS 2x Leveraged MSCI US Minimum Volatility Factor TR ETN	MSCI, Inc.
ETRACS 2x Leveraged MSCI US Momentum Factor TR ETN	MSCI, Inc.
ETRACS 2x Leveraged MSCI US Quality Factor TR ETN	MSCI, Inc.

The “Calculation Date” means February 1, 2051, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustment.

The Calculation Date represents the first Index Business Day of the Final Measurement Period.

“Index Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading such Index Constituent Security or such constituent underlying a successor index.

Underlying Index

The return of each series of Securities is based upon the performance of the applicable Index set forth on the cover page of the prospectus supplement. Each Index is designed to track the performance of a sector of the U.S. equity market and to reflect an investing style. We refer to the securities included in each Index as the “Index Constituent Securities” for such Index.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event”, you may submit a request to have us redeem your Securities on any Index Business Day no later than 12:00 noon and a confirmation of redemption by no later than 5:00 p.m. on the same Index Business Day. You must request that we redeem a minimum of 50,000 Securities, although we reserve the right from time to time to waive this minimum redemption amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which we receive the notice of redemption rather than the following Index Business Day. You should not assume you will be entitled to any such acceleration. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so.

The Securities will be redeemed and the holders will receive payment for their Securities on the second Index Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The first Redemption Date will be the fourth Index Business Day immediately following the Initial Trade Date and the Final Redemption Date will be the fourth Index Business Day immediately preceding the Maturity Date, subject to adjustments. In addition, if we have issued a call notice, the last Redemption Valuation Date will be the fourth Index Business Day prior to the Call Settlement Date, as applicable. If a Zero Value Event occurs, the last Redemption Date will be the date on which the Zero Value Event occurred.

If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index Constituent Securities, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event”.

As of any Redemption Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to:

(0.125% × Closing Indicative Value of the Security as of the Redemption Valuation Date).

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures”, for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

Closing Indicative Value as of the Redemption Valuation Date – Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero. We reserve the right from time to time to waive the Redemption Fee Amount in our sole discretion and on a case-by-case basis. There can be no assurance that we will elect to waive this fee and you should not assume you will be entitled to such fee waiver.

We will inform you of such Redemption Amount on the first Index Business Day following the applicable Redemption Valuation Date.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

The following graphic illustrates the formula to determine the Redemption Amount, which has been simplified for ease of presentation:

Redemption Amount	=	Closing Indicative Value	–	Redemption Fee Amount

You may lose all or a substantial portion of your investment upon early redemption. The combined negative effect of the Accrued Fees and the Redemption Fee Amount will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees and the Redemption Fee Amount, if applicable, or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon early redemption. Loss Rebalancing Events will cause compounding to occur more frequently than quarterly.

The Securities may be called by UBS prior to the Maturity Date pursuant to its Call Right and, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. See “Specific Terms of the Securities — UBS’s Call Right” and “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, which we refer to as a “Redemption Notice” to UBS via email no later than 12:00 noon on the Index Business Day on which you elect to exercise your redemption right. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation”, to us via email in the specified form by 5:00 p.m. on the same day. We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your Redemption Notice after 12:00 noon, or your Redemption Confirmation after 5:00 p.m., on the Index Business Day prior to the applicable Redemption Valuation Date, your Redemption Notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable. If your DTC custodian or your brokerage firm is not a current UBS customer, UBS will be required to on-board such DTC custodian or brokerage firm, in compliance with its internal policies and procedures, before it can accept your Redemption Notice, your Redemption Confirmation or otherwise process your redemption request. This on-boarding process may delay your Redemption Valuation Date and Redemption Date. Furthermore, in certain circumstances, UBS may be unable to on-board your DTC custodian or your brokerage firm.

We reserve the right from time to time to waive the minimum redemption amount or the Redemption Fee Amount in our sole discretion on a case-by-case basis. In addition, we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which we receive the Redemption Notice rather than the following Index Business Day. You should not assume you will be entitled to any such waiver or election to accelerate the Redemption Valuation Date.

UBS’s Call Right

UBS may at its option redeem all, but not less than all, of the issued and outstanding Securities of any series. To exercise its Call Right, UBS must provide notice to the holders of such Securities (which may be provided via press release) not less than 18 calendar days prior to the Call Settlement Date specified by UBS in such notice. If we call the Securities, you will receive a cash payment equal to the Closing Indicative Value on the last Index Business Day in the Call Measurement Period. We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is equal to or less than zero, the payment upon UBS’s exercise of its Call Right will be zero.

We will inform you of such Call Settlement Amount on the first Index Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Index Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event”.

The “Call Measurement Period” means:

(a)           if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the date we issue a notice of exercise of our Call Right is less than $500,000,000, the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event”; and

(b)           if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the date we issue a notice of exercise of our Call Right is equal to or greater than $500,000,000, the four Index Business Days from and including the Call Valuation Date, subject to adjustment as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of its Call Right will equal:

(i) The Closing Indicative Value as of such Index Business Day times (ii) the number of Securities outstanding as reported on Bloomberg.

The “Call Valuation Date” means the date we specify in our notice to holders (which may be provided via press release) of our exercise of our Call Right.

In any notice to holders exercising our Call Right, we will specify how many days are included in the Call Measurement Period.

The following graphic illustrates the formula to determine the Call Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Call Measurement Period

You may lose all or a substantial portion of your investment if we exercise our Call Right. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees, or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon a call. Loss Rebalancing Events will cause compounding to occur more frequently than quarterly.

In addition, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event” below.

Automatic Acceleration Upon Zero Value Event

For each series of Securities, a Zero Value Event represents the first instance when the Current Indicative Value (intraday indicative value) or the Closing Indicative Value is less than or equal to zero (other than on an Excluded Day, as defined below). It will have the effect of permanently resetting the value of your Securities to zero and accelerating the Securities. You will not benefit from any future exposure to the applicable Index after the occurrence of a Zero Value Event.

A Zero Value Event can occur only if a Permanent Deleveraging Event occurs and the Current Indicative Value (intraday indicative value) or the Closing Indicative Value declines to zero before the leverage of your Securities is reset to 1.0 at the close of trading on the Index Business Day following such event (or if such event occurs after 3:15 p.m. on any Index Business Day which would not otherwise have been a Loss Rebalancing Valuation Date, the second Index Business Day following such event), as described under “Permanent Deleveraging Valuation Dates” above.

A “Zero Value Event” occurs if the Current Indicative Value (intraday indicative value) or the Closing Indicative Value on any Index Business Day (other than an Excluded Day, as defined below) is less than or equal to zero. From immediately after the Zero Value Event and on all future calendar days, the Current Indicative Value (intraday indicative value) and the Closing Indicative Value will be set equal to zero.

As used above, an “Excluded Day” means (i) any calendar day after the Second Permanent Deleveraging Valuation Date (ii) any calendar day on or after which a Zero Value Event has already occurred, and (iii) any calendar day after the last day of an applicable Measurement Period.

In the event that a Zero Value Event has occurred, UBS will issue a press release shortly after the event; provided that the failure to do so shall not affect the automatic acceleration and redemption of the Securities. The Securities will be suspended from trading intraday shortly after the event occurs and will likely not be open for trading again on NYSE Arca.

You will lose your entire investment upon the occurrence of a Zero Value Event.

In addition, we may call the Securities prior to the Maturity Date pursuant to our Call Right. See “Specific Terms of the Securities — UBS’s Call Right”.

Loss Rebalancing Events

A Loss Rebalancing Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0. This means that after a Loss Rebalancing Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Loss Rebalancing Event.

A “Loss Rebalancing Event” occurs if, at any time, the Intraday Index Value on such Index Business Day (other than an Excluded Day, as used below) decreases by 20% or more from the previous Last Reset Index Closing Level.

Loss Rebalancing Events may occur multiple times over the term of the Securities and may occur multiple times during a single calendar quarter. This means both that (i) the Current Principal Amount may be reset more frequently than quarterly and (ii) the cumulative effect of compounding and fees will have increased as a result of the Loss Rebalancing Event(s). Because each Loss Rebalancing Event will have the effect of deleveraging your Securities, following a Loss Rebalancing Event your Securities will have less exposure to a potential positive gain in value relative to the exposure before the occurrence of such Loss Rebalancing Event.

As used above, an “Excluded Day” means (i) the Index Business Day immediately preceding any Quarterly Reset Valuation Date, if a Loss Rebalancing Event occurs after 3:15 p.m. on such day, (ii) any Quarterly Reset Valuation Date, (iii) any Loss Rebalancing Valuation Date, (iv) the Index Business Day immediately preceding the first day of an applicable Measurement Period, if a Loss Rebalancing Event occurs after 3:15 p.m. on such day (v) any calendar day from and including the first day of an applicable Measurement Period, (vi) the First or Second Permanent Deleveraging Valuation Dates, (vii) any calendar day after the Second Permanent Deleveraging Valuation Date, and (ix) any calendar day on or after which a Zero Value Event has occurred.

“Loss Rebalancing Valuation Date” means:

(a)           if a Loss Rebalancing Event occurs at or prior to 3:15 p.m. on an Index Business Day, the day that such Loss Rebalancing Event occurs, subject to adjustment as described under “— Market Disruption Event”; and

(b)           if a Loss Rebalancing Event occurs after 3:15 p.m. on an Index Business Day, the first Index Business Day following the occurrence of such Loss Rebalancing Event, subject to adjustment as described under “— Market Disruption Event.”

Permanent Deleveraging Event

A Permanent Deleveraging Event will have the effect of deleveraging your Securities, with the aim of permanently resetting the then-current leverage to 1.0 over two Index Business Days. The leverage at the end of the First Permanent Deleveraging Valuation Date is reset to approximately 2.0 and the leverage at the end of the Second Permanent Deleveraging Valuation Date is reset to 1.0. This means that after a Permanent Deleveraging Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities than it would have had before the occurrence of the Permanent Deleveraging Event. If such an event were to occur, it most likely would occur only following a Loss Rebalancing Event and prior to the completion of the associated leverage reset to 2.0, which would generally occur at the end of the Index Business Day following the Index Business Day on which the Loss Rebalancing Event occurred or, if the Loss Rebalancing Event occurs 3:15 p.m. on an Index Business Day, at the end of the second Index Business Day following the Index Business Day on which the Loss Rebalancing Event occurred.

A “Permanent Deleveraging Event” occurs if, at any time on an Index Business Day (other than an Excluded Day, as defined below), the Intraday Index Value decreases by 40% or more from the Last Reset Index Closing Level. If a Permanent Deleveraging Event occurs, the Current Principal Amount of the Securities will be reset over two Index Business Days.

As used above, an “Excluded Day” means (i) the First or Second Permanent Deleveraging Valuation Dates, (ii) any calendar day after the Second Permanent Deleveraging Valuation Date, (iii) any day on or after which a Zero Value Event occurs, (iv) the day which is two Index Business Days prior to the first day of a Measurement Period, if a Permanent Deleveraging Event occurs after 3:15 p.m. on such day, and (v) any calendar day from and including the Index Business Day immediately preceding the first day of a Measurement Period.

“Permanent Deleveraging Valuation Dates” means the First Permanent Deleveraging Valuation Date and the Second Permanent Deleveraging Valuation Date, each as defined below:

(a)           The “First Permanent Deleveraging Valuation Date” means:

(i)            any Index Business Day, which otherwise would have been a Loss Rebalancing Valuation Date, but on which a Permanent Deleveraging Event has occurred, subject to adjustment as described under “— Market Disruption Event”; or

(ii)           if a Permanent Deleveraging Event occurs after 3:15 p.m. on any Index Business Day which would not otherwise have been a Loss Rebalancing Valuation Date, then the first Index Business Day following the occurrence of such Permanent Deleveraging Event, subject to adjustment as described under “— Market Disruption Event.”

The leverage of your Securities will be reset to approximately 2.0 at the close of trading on the First Permanent Deleveraging Valuation Date.

(b)           The “Second Permanent Deleveraging Valuation Date” means the Index Business Day immediately following the First Permanent Deleveraging Valuation Date, subject to adjustment as described under “— Market Disruption Event.”

The leverage of your Securities will be reset to 1.0 at the close of trading on the Second Permanent Deleveraging Valuation Date.

Split or Reverse Split of the Securities

We may, at any time in our sole discretion, initiate a split or reverse split of your Securities. If we decide to initiate a split or reverse split, as applicable, we will issue a press release announcing the split or reverse split and its effective date. The date of such press release shall be deemed to be the “announcement date” of the split or the reverse split, the record date for any split or reverse split will be the tenth Business Day after the announcement date, and the effective date will be the next Business Day after the record date.

If the Securities undergo a split or reverse split, we will adjust the Current Principal Amount, Closing Indicative Value, Current Indicative Value, Accrued Fees, Measurement Period Cash Amount and other relevant terms of the Securities accordingly. For example, if the Securities undergo a 4:1 split, every investor who holds a Security via The Depository Trust Company (“DTC”) on the relevant record date will, after the split, hold four Securities, and adjustments will be made as described below. The Current Principal Amount on such record date will be divided by four to reflect the 4:1 split. The adjusted Current Principal Amount will be rounded to eight decimal places. The split or reverse split will become effective at the opening of trading of the Securities on the Index Business Day immediately following the record date. The split will not occur if we exercise our Call Right before it becomes effective.

In the case of a reverse split, the Current Principal Amount and other relevant terms of the Securities will be adjusted accordingly and we will determine in our sole discretion the manner in which we will address odd numbers of Securities (commonly referred to as “partials”). For example, if the Securities undergo a 1:4 reverse split, every investor who holds four Securities via DTC on the relevant record date will, after the reverse split, hold only one Security and the Current Principal Amount of the Securities on such record date will be multiplied by four to reflect the 1:4 reverse split. The adjusted Current Principal Amount will be rounded to eight decimal places. The reverse split will become effective at the opening of trading of the Securities on the Index Business Day immediately following the record date. The reverse split will not occur if we exercise our Call Right before it becomes effective.

Holders who own a number of Securities on the record date that is not evenly divisible by the reverse split divisor (which in the case of a 1:4 reverse split, for example, will be 4) will receive the same treatment as all other holders for the maximum number of Securities they hold that is evenly divisible by the reverse split divisor. We will determine in our sole discretion the manner in which we compensate holders for their remaining or “partial” Securities when we announce the reverse split, though our current intention is to provide holders with a cash payment for their partials on the 17th Business Day following the announcement date in an amount equal to the appropriate percentage of the Closing Indicative Value of the reverse split-adjusted Securities on the 15th Business Day following the announcement date. For example, in the case of a 1:4 reverse split, a holder who held 23 Securities via DTC on the record date would receive five post-reverse split Securities on the immediately following Business Day, and a cash payment on the 17th Business Day following the announcement date that is equal to 3/4 of the Current Principal Amount of the reverse split-adjusted Securities on the 15th Business Day following the announcement date.

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including, among other things, at maturity or upon early redemption or call, or at other times, the Current Principal

Amount, Current Indicative Value (which we also refer to as the intraday indicative value), Closing Indicative Value, Market Disruption Events, Business Days, Index Business Days, the Leverage Factor, the Index Factor, the Index Performance Ratio, the Residual Factor, the Index Closing Level, the Financing Rate, the Accrued Fees (including determining any successor to the LIBOR base rate), the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon redemption, the Call Settlement Amount, that we will pay you if we call the Securities, whether a Loss Rebalancing Event has occurred, whether a Permanent Deleveraging Event has occurred and whether any day is an Index Business Day and all such other matters as may be specified elsewhere herein as matters to be determined by the Security Calculation Agent. If any Intraday Index Value as published by Bloomberg on any Index Business Day is manifestly incorrect, the Security Calculation Agent may base its determination of whether a Loss Rebalancing Event, Permanent Deleveraging Event or Zero Value Event shall have occurred on such Index Business Day on its own determination of such Intraday Index Value. In making such determination, the Security Calculation Agent may consider any relevant information, including, without limitation, relevant market data in the relevant market supplied by one or more third parties or from internal sources or affiliates. The Security Calculation Agent will also be responsible for determining whether the Index has been discontinued and whether there has been a material change in the Index. The Security Calculation Agent will make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Security Calculation Agent will be conclusive for all purposes and binding on us, you, and all other persons having an interest in the Securities, without liability on the part of the Security Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time after the date of the prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon early redemption or call, on or prior to 12:00 noon on the Index Business Day immediately preceding the Maturity Date, any Redemption Date or any Call Settlement Date.

All dollar amounts related to determination of the Accrued Fees, the Current Principal Amount, and any Redemption Amount, Redemption Fee Amount, Call Settlement Amount or Cash Settlement Amount per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid to any holder of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing during a four-day Measurement Period, the Index Closing Level for such day will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. The remaining Index Business Days in the Measurement Period will be postponed accordingly, and the remaining Index Business Days in the Measurement Period will resume again following the suspension of the Market Disruption Event. For example, if the four-day Measurement Period for purposes of calculating the Call Settlement Amount, is scheduled for June 2, June 3, June 4 and June 5, and there is a Market Disruption Event with respect to the Index on June 2, but no other Market Disruption Event during such Call Measurement Period, then June 3 will become the first Index Business Day of the Measurement Period, June 4th the second Index Business Day, June 5th the third Index Business Day and the next Index Business Day after June 5th would be the final day of the Measurement Period. The same approach would be applied if there is a Market Disruption Event during a four-day Final Measurement Period.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on the Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or any Reset Valuation Date, the Index Closing Level for such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. For example, if the Redemption Valuation Date, for purposes of calculating a Redemption Amount, is based on the Index Closing Level on June 2 and there is a Market Disruption Event with respect to the Index on June 2, then the Index Closing Level on June 3 will be used to calculate the Redemption Amount, assuming that no such Market Disruption Event has occurred or is continuing on June 3.

In no event, however, will any postponement pursuant to either of the two immediately preceding paragraphs result in the affected Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or Reset Valuation Date occurring more than five Index Business Days following the day originally scheduled to be such Index Business Day of the Measurement Period or such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date. If a Market Disruption Event has occurred or is continuing with respect to the Index on the fifth Index Business Day following the date originally scheduled to be such Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date, Calculation Date or any Reset Valuation Date, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such fifth Index Business Day but for such Market Disruption Event.

Any of the following will be a “Market Disruption Event” with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

(a)           suspension, absence or material limitation of trading in a material number of Index Constituent Securities, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

(b)           suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities in the primary market or markets for those contracts;

(c)           the Index is not published; or

(d)           in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging.”

The following events will not be Market Disruption Events with respect to the Index:

(a)           a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

(b)           a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Securities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Securities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in “Medium-Term Notes, Series B” above under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars as determined by the Security Calculation Agent in its sole discretion, for the aggregate Stated Principal Amount of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Index Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five Index Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Index Business Day after the first Index Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Index Business Days after that first Index Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Index Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index or Termination of Our License Agreements with the Index Sponsors; Alteration of Method of Calculation

If (i) an Index Sponsor or the Index Calculation Agent announces that it intends to discontinue, or discontinues, publication of, or otherwise fails to publish, the Index, (ii) our license agreement with the Index Sponsor terminates or (iii) the Index Sponsor or Index Calculation Agent does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, and, in each case, any other person or entity publishes an index licensed to UBS that the Security Calculation Agent determines is comparable to the Index and for which the Index Constituent Securities and/or their unit weighting are available to the Security Calculation Agent (such index being referred to herein as a “successor index”), and the Security Calculation Agent approves such index as a successor index, then on and after the date determined by the Security Calculation Agent, the Security Calculation Agent will determine the Index Closing Level on the applicable dates of determination and the amount payable at maturity or upon early redemption or call and all other related payments terms by reference to such successor index.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice of the successor index and the date on and after which the Index Closing Level will be determined by reference thereto be furnished to the trustee, to us and to the holders of the Securities.

If an Index Sponsor or Index Calculation Agent discontinues publication of the Index, our license agreement with the Index Sponsor terminates or the Index Sponsor or Index Calculation Agent do not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, prior to, and such discontinuation, termination or unavailability is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, as applicable, or on any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, or any other relevant date on which the Index Closing Level is to be determined, then the Security Calculation Agent will determine the Index Closing Level using the Index Closing Level on the last Index Business Day immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

In addition, if an Index Replacement Event (as defined below) occurs at any time and the Index Sponsor or anyone else publishes an index that the Security Calculation Agent determines is comparable to the Index (the “Substitute Index”), then the Security Calculation Agent may elect, in its sole discretion, to permanently replace the original Index with the Substitute Index for all purposes under the Securities, and all provisions described in the prospectus supplement as applying to the Index will thereafter apply to the Substitute Index instead. In such event, the Security Calculation Agent will make such adjustments, if any, to any level of the Index or Substitute Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. If the Security Calculation Agent elects to replace the original Index with a Substitute Index, then the Security Calculation Agent will determine all amounts hereunder, Current Principal Amount, Current Indicative Value (intraday indicative value), Closing Indicative Value, Index Factor, Index Performance Ratio, Residual Factor, Accrued Fees, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity or upon early redemption or call by reference to such Substitute Index. If the Security Calculation Agent so elects to replace the original Index with a Substitute Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities of the Securities.

An “Index Replacement Event” means:

(a)           an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on any of these parties’ ability to perform their obligations in connection with the Securities, or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(b)           any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after February 4, 2021 that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on the ability of us, our affiliates, third parties with whom we transact or a similarly situated third party to perform our or their obligations in connection with the Securities, or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(c)           any event that occurs on or after February 4, 2021 that makes it a violation of any law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) for us, our affiliates, third parties with whom we transact or similarly situated third parties to perform our or their obligations in connection with the Securities, or (iii) for us to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(d)           any event, as determined by the Security Calculation Agent, as a result of which we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the Securities, or realize, recover or remit the proceeds of any such transaction or asset; or

(e)           as determined by the Security Calculation Agent, the primary exchange or market for trading for the Securities, if any, announces that pursuant to the rules of such exchange or market, as applicable, the Securities cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index, a successor index or a Substitute Index, or the value thereof, is changed in a material respect, or if the Index or a successor or Substitute Index is in any other way modified so that the Index Closing Level of the Index or such successor or Substitute Index does not, in the opinion of the Security Calculation Agent, fairly represent the Index Closing Level of the Index or such successor or Substitute Index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at an Index Closing Level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the Index Closing Level for the Index or such successor or Substitute Index with reference to the Index or such successor or Substitute Index, as adjusted. The Security Calculation Agent will accordingly calculate the Index Closing Level, the Index Performance Ratio, the Last Reset Index Closing Level, the Accrued Fees, and any Redemption Amount, Redemption Fee Amount, Cash Settlement Amount or Call Settlement Amount, and all related payment terms based directly or indirectly on the Index Closing Level calculated by the Security Calculation Agent. Accordingly, if the method of calculating the Index or a successor or Substitute Index is modified so that the level of the Index or such successor or Substitute Index is a fraction or multiple of what it would have been if there had been no such modification (e.g., due to a rebasing of the Index), which, in turn, causes the Index Closing Level of the Index or such successor or Substitute Index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at an Index Closing Level for the Index or such successor or Substitute Index as if it had not been modified (e.g., as if such rebasing had not occurred).

In the event that the Security Calculation Agent elects to replace the Index with a successor index or a Substitute Index, UBS may, in its sole discretion, amend the title of the Securities in order to remove reference the former Index and to make such other changes to the title of the Securities as it considers necessary or desirable to reflect the name and/or characteristics of the relevant successor index or Substitute Index, as applicable.

All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors — Risks Relating to Creditworthiness, Conflicts of Interest, Hedging Activities and Regulation of UBS — There are potential conflicts of interest between you and the Security Calculation Agent” in the prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or upon early redemption or call will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue any series of Securities. We issued the Securities initially in an amount having the aggregate Stated Principal Amount specified on the cover of the prospectus supplement. We may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in “Medium-Term Notes, Series B” above.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities of the same series and will have the same CUSIP number and will trade interchangeably with such Securities immediately upon settlement. Any additional issuances will increase the aggregate Stated Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

28. ETRACS 2x Leveraged US Dividend Factor TR ETN due February 9, 2051

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

Each of the seven series of Securities offered by the prospectus supplement is separate and independent of each other series of Securities. Apart from the applicable Index, however, all of the terms of each series of Securities are the same. Since each series references a different Index, all calculations and adjustments and related events with respect to each series are independent of calculations and adjustments and related events for each other series of Securities, and we may exercise our call right as well as our right to initiate a split or a reverse split independently for each series. The following discussion therefore applies independently to each series of Securities offered by the prospectus supplement and, except as the context may otherwise require, the defined terms refer separately to each series. References to the “Securities” should be understood as references to a single series of Securities and the defined terms should be understood in reference only to that series of Securities.

These Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described under “Medium-Term Notes, Series B” above. This section summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” under “Medium-Term Notes, Series B” above. The terms described here supplement those described in “Medium-Term Notes, Series B” above and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 2, 2015 between us and U.S. Bank Trust National Association, as trustee.

We describe the terms of the Securities in more detail below. The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity or upon early redemption or call. Instead, at maturity, you will receive a cash payment per Security the amount of which will vary depending on the performance and path of the Index and will be reduced by the Accrued Fees as of the last Index Business Day in the Final Measurement Period as described under “— Cash Settlement Amount at Maturity.” If the amount as calculated is equal to or less than zero, the Cash Settlement Amount will be zero and you will not receive a cash payment.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment per Security on the relevant Redemption Date equal to the Redemption Amount as described under “— Early Redemption at the Option of the Holders.” If the amount as calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

Cash Settlement Amount at Maturity

The “Maturity Date” is February 9, 2051, which will be the third Index Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called, redeemed or accelerated upon Zero Value Event, you will receive at maturity a cash payment equal to its Closing Indicative Value on the last Index Business Day in the applicable Measurement Period. We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is equal to or less than zero, the payment will be zero.

The following graphic illustrates the formula to determine the Cash Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Final Measurement Period

You may lose all or a substantial portion of your investment at maturity. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees, you may lose all or a substantial portion of your investment at maturity. The occurrence of Loss Rebalancing Events will result in more frequent than quarterly compounding.

UBS may call the Securities prior to the Maturity Date pursuant to its Call Right. If the Securities are called by UBS, the Call Settlement Amount may be zero and you may lose all or a substantial portion of your investment. See “Specific Terms of the Securities — UBS’s Call Right”.

The “Stated Principal Amount” of each Security is $25.00. The Securities may be issued and sold over time at then-current market prices which may be significantly higher or lower than the Stated Principal Amount. If the Securities undergo a split or reverse split, the Stated Principal Amount will be adjusted accordingly.

The Closing Indicative Value represents the dollar value per Security that an investor would receive on any day if it redeemed the Security that day (without giving effect to any Redemption Fee Amount).

The “Closing Indicative Value” per Security, will be calculated as follows:

(a)           On the Initial Trade Date, $25.00 per Security.

(b)           On any other calendar day, prior to the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount on the immediately preceding calendar day × Index Factor) – Accrued Fees

(c)           From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(Current  Principal Amount on the calendar day immediately preceding the first day of the Measurement Period × Index Factor × Residual Factor) – Accrued Fees + Measurement Period Cash Amount

However, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding  calendar day, the Closing Indicative Value for that day and all subsequent days will be fixed to be equal to the Measurement Period Cash Amount from the immediately preceding calendar day.

(d)           The minimum value of the Closing Indicative Value on any calendar day will be zero.

If a Zero Value Event occurs, the Closing Indicative Value will be equal to zero on the day it occurs and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will lose their entire investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “— Automatic Acceleration Upon Zero Value Event”.

The actual trading price of the Securities in the secondary market may vary significantly from their Closing Indicative Value.

If the Securities undergo a split or reverse split, the Closing Indicative Value will be adjusted accordingly.

The “Current Principal Amount” represents the unleveraged notional investment in the Index Constituent Securities per Security at the close of trading on any Reset Valuation Date. The notional financing amount per Security in order to generate the leveraged returns would approximately equal the Current Principal Amount at the close of trading on any Reset Valuation Date. If a Permanent Deleveraging Event occurs, the leverage of your Securities will be permanently reset to 1.0 and the notional financing amount will be equal to zero for the remaining term of the Securities. If a Zero Value Event occurs prior to your Securities permanently resetting to 1.0 at the end of the Second Permanent Deleveraging Valuation Date, then your Securities will be automatically accelerated and mandatorily redeemed and you will lose your entire investment.

The Current Principal Amount per Security, will be calculated as follows:

(a)           From and including the Initial Trade Date to and excluding the first Reset Valuation Date, $25.00 per Security.

(b)           At the close of trading on each Reset Valuation Date after the Initial Trade Date, the Current Principal Amount of the Securities will be reset as follows:

New Current Principal Amount = (Current Principal Amount on immediately preceding calendar day × Index Factor) – Accrued Fees

The Current Principal Amount will not change until  the first Reset Valuation Date.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of a Measurement Period, such day will not be a valid Reset Valuation Date.

If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

At the close of trading on each Reset Valuation Date, the Current Principal Amount is reset.

The “Reset Valuation Date” means:

(a)           Any calendar day up to and including the Second Permanent Deleveraging Valuation Date, that is either: (i) the Initial Trade Date, (ii) a Quarterly Reset Valuation Date, (iii) a Loss Rebalancing Valuation Date (iv) the First Permanent Deleveraging Valuation Date, or (v) the Second Permanent Deleveraging Valuation Date; and

(b)           Any calendar day following the Second Permanent Deleveraging Valuation Date.

The valuation dates are defined below.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of a Measurement Period, it will not be a valid Reset Valuation Date and the Last Reset Index Closing Level will remain the same.

The “Quarterly Reset Valuation Date” is the second Wednesday of January, April, July and October of each calendar year during the term of the Securities (other than an Excluded Day, as defined below), subject to adjustment as described under “— Market Disruption Event”.

As used above, an “Excluded Day” means (i) the Index Business Day immediately preceding the first day of an applicable Measurement Period, and any calendar day thereafter, and (ii) any calendar day after the Second Permanent Deleveraging Valuation Date.

The “Index Factor” is: 1 + (Leverage Factor × Index Performance Ratio).

The Index Factor represents the leveraged percentage change in the Index level since the Last Reset Index Closing Level. The Index Factor times the applicable Current Principal Amount on the preceding calendar day represents the current value of the unleveraged notional amount per Security that is deemed invested in the Index on any calendar day. This does not reflect the Redemption Amount that an investor would receive upon early redemption on such calendar day.

The “Residual Factor” will be calculated as follows:

(a)           1.0 on any calendar day, to but excluding the first day of an applicable Measurement Period.

(b)           From and including the first day of an applicable four-day Measurement Period, (a) the number of Index Business Days from, but excluding, the date of determination to, and including, the last Index Business Day in such four-day Measurement Period, divided by (b) four.

For example, on the first Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 3/4, on the second Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 2/4, on the third Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 1/4 and on the last Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal zero.

(c)           On any calendar day from and including the last Index Business Day of an applicable Measurement Period, the Residual Factor will be equal to zero.

The Residual Factor is intended to approximate the percentage of the Current Principal Amount that is tracking the Index on any given day. The Residual Factor is relevant only during an applicable Measurement Period but otherwise is not a component of the Closing Indicative Value or Current Indicative Value formulas. At the close of trading on each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash.

The “Leverage Factor” on any calendar day until the occurrence of a Permanent Deleveraging Event and the close of trading on the Second Permanent Deleveraging Valuation Date, will equal 2.0. If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Leverage Factor will equal 1.0.

The “Index Performance Ratio” on any Index Business Day will be equal to:

Index Closing Level – Last Reset Index Closing Level
 Last Reset Index Closing Level

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

The “Last Reset Index Closing Level” is the Index Closing Level on the most recent Reset Valuation Date prior to such day. The initial Last Reset Index Closing Level is the Index Closing Level on the Initial Trade Date, as reported by Bloomberg and Reuters.

The “Index Closing Level” on any date of determination is the closing level of the Index, as reported on Bloomberg and Reuters on such day; however, if the closing level of the Index as reported on Bloomberg (or any successor) differs from the closing level of the Index as reported on Reuters (or any successor), the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent. The initial Index Closing Level (which is also the first Last Reset Index Closing Level) was determined on February 4, 2021 by the Security Calculation Agent. If the closing level of an Index, as reported on Bloomberg and Reuters for any Index Business Day, is manifestly incorrect, the “Index Closing Level” for such Index Business Day shall be the closing level of the Index as determined by the Security Calculation Agent. In making such determination, the Security Calculation Agent may consider any relevant information, including, without limitation, relevant market data in the relevant market supplied by one or more third parties or from internal sources or affiliates.

On any calendar day that is not an Index Business Day, the Index Closing level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

“Measurement Period” means the Final Measurement Period or, if UBS exercises its Call Right, the Call Measurement Period.

The “Current Indicative Value” or “intraday indicative value”, as determined by the Security Calculation Agent, is an amount per Security, on an intraday basis on any Index Business Day, equal to:

(a)           On the Initial Trade Date, $25.00.

(b)           On any other calendar day prior to the first day of a Measurement Period:

(Current Principal Amount on the immediately preceding calendar day × Index Factor, calculated using the Intraday Index Value) – Accrued Fees

(c)           From and including the first day of a Measurement Period, an amount per Security equal to:

(Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period × Index Factor, calculated using the Intraday Index Value × Residual Factor on the immediately preceding calendar day) – Accrued Fees + Measurement Period Cash Amount, from the immediately preceding calendar day

However, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, the Current Indicative Value for the remainder of that day and all subsequent days will be fixed to be equal to the Measurement Period Cash Amount from the immediately preceding calendar day.

(d)           The minimum value of the  Current Indicative Value on any calendar day will be zero.

The actual trading price of the Securities in the secondary market may vary significantly from their Current Indicative Value (intraday indicative value).

If a Zero Value Event occurs, the Current Indicative Value (intraday indicative value) will be equal to zero for the remainder of the day it occurs and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will lose their entire investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

If the Securities undergo a split or reverse split, the Current Indicative Value (intraday indicative value) will be adjusted accordingly.

The “Accrued Fees” as of any date of determination means the Accrued Tracking Fee + the Accrued Financing Fee.

If the Securities undergo a split or reverse split, the Accrued Fees will be adjusted accordingly.

The Securities are subject to an “Accrued Tracking Fee” per Security, calculated as follows:

(a)           On the Initial Trade Date, the Accrued Tracking Fee is equal to zero.

(b)           On any subsequent calendar day, the Accrued Tracking Fee is equal to: (a) the Accrued Tracking Fee as of the immediately preceding calendar day, plus the Daily Tracking Fee on such calendar day.

(c)           On the calendar day after each Reset Valuation Date, the Accrued Tracking Fee is reset to be equal to the Daily Tracking Fee on such calendar day.

The “Daily Tracking Fee” is an amount per Security calculated as follows:

(a)           On the Initial Trade Date, the Daily Tracking Fee is zero.

(b)           On any subsequent calendar day, the Daily Tracking Fee is equal to:

(1) (i) 0.95% times (ii) the Current Principal Amount on the immediately preceding calendar day times (iii) the Index Factor on such calendar day times (iv) the Residual Factor on the immediately preceding calendar day, divided by (2) 365.

(c)           The minimum value of the Daily Tracking Fee on any calendar day will be zero.

The Daily Tracking Fee represents the investor fees calculated each day on the current value of the unleveraged notional amount invested in the Index per Security. These charges accrue and compound during the applicable period, and will reduce any amount you are entitled to receive at maturity or upon early redemption or call.

If the Securities undergo a split or reverse split, the Daily Tracking Fee will be adjusted accordingly.

The Securities are subject to an “Accrued Financing Fee” per Security calculated as follows:

(a)           On the Initial Trade Date, the Accrued Financing Fee is equal to zero.

(b)           On any subsequent calendar day, the Accrued Financing Fee is equal to:

(1) the Accrued Financing Fee as of the immediately preceding calendar day, plus (2) the Daily Financing Fee on such calendar day.

(c)           On the calendar day after each Reset Valuation Date, the Accrued Financing Fee is reset to be equal to the Daily Financing Fee on such calendar day.

(d)           If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Accrued Financing Fee will be equal to zero.

The “Daily Financing Fee” is an amount per Security calculated as follows:

(a)           On the Initial Trade Date, the Daily Financing Fee is equal to zero.

(b)           On any subsequent  calendar day, the Daily Financing Fee is equal to:

(1) (i) the Financing Rate on such calendar day times (ii) the Current Principal Amount on the immediately preceding calendar day times (iii) the Residual Factor on the immediately preceding calendar day, divided by (2) 360.

(c)           If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Daily Financing Fee will be equal to zero.

(d)           The minimum value of the Daily Financing  Fee on any calendar day will be zero.

The Daily Financing Fee seeks to compensate UBS for providing investors with a leveraged participation in movements of the Index and is intended to approximate the financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Index. These charges accrue and compound during the applicable period, and will reduce any amount that you will be entitled to receive at maturity or upon early redemption or call.

If the Securities undergo a split or reverse split, the Daily Financing Fee will be adjusted accordingly.

The “Financing Rate” will equal the sum of (a) 0.95% and (b) the London interbank offered rate (ICE LIBOR) for three-month deposits in U.S. Dollars, which is displayed on Reuters page “LIBOR01” (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Security Calculation Agent) (“LIBOR”) (or any successor base rate, as described below), as of 11:00 a.m., London time, on the immediately preceding London Business Day. The minimum value of the three-month U.S. Dollar LIBOR rate (or any successor base rate, as described below) used on any calendar day will be zero. The minimum Financing Rate at any time will be 0.95%

For example, 0.21775% was the three-month U.S. Dollar LIBOR rate on January 21, 2021, which was a London Business Day. The Financing Rate on January 21, 2021 would have been equal to 0.95% + 0.21775%, or 1.16775%.

Notwithstanding the foregoing:

Ø    If the Security Calculation Agent determines on the relevant determination date that the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 has been discontinued or is no longer representative of the underlying market or economic reality, then the Security Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to such London interbank offered rate, provided that if the Security Calculation Agent determines there is an industry-accepted successor base rate, then the Security Calculation Agent shall use such successor base rate; and

Ø    If the Security Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Security Calculation Agent in its sole discretion may determine the business day convention, definition of business day and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry- accepted practices for such substitute or successor base rate.

The establishment of three-month U.S. Dollar LIBOR (or such successor base rate, as applicable) for each period by the Security Calculation Agent shall (in the absence of manifest error) be final and binding.

“London Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and is also a day on which dealings in U.S. dollars are transacted in the London interbank market.

The “Measurement Period Cash Amount” is an amount per Security equal to:

(a)           $0.00 on any calendar day, to but excluding the first day of a Measurement Period.

(b)           On the first day of a one-day Measurement Period:

At the close of trading on such Index Business Day, (Current Principal Amount on the immediately preceding calendar day × Index Factor, on such Index Business Day).

(c)           From and including the first day of a four-day Measurement Period:

(i)            At the close of trading on each Index Business Day during the Measurement Period, the Measurement Period Cash Amount on the immediately preceding calendar day + (Current Principal Amount on the calendar day immediately preceding the first day of such Measurement Period × 0.25 × Index Factor, on such Index Business Day); and

(ii)           On any calendar day during the Measurement Period that is not an Index Business Day, the Measurement Period Cash Amount on the immediately preceding Index Business Day.

(d)           On any calendar day after the last Index Business Day of a Measurement Period, the Measurement Period Cash Amount on the last Index Business Day of such Measurement Period.

Notwithstanding the foregoing, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, then the Measurement Period Cash Amount for that day and all subsequent days will be fixed to be equal to the Measurement Period Cash amount from the immediately preceding calendar day.

The Measurement Period Cash Amount represents the portion of the Current Principal Amount that has been converted to cash on any given day of an applicable Measurement Period and is no longer tracking the Index.

At the close of trading of each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period, will be deemed converted to cash and an applicable portion of the notional financing amount will separately be deemed converted to cash as well. After the close of trading on the final Index Business Day of a four-day Measurement Period, the Measurement Period Cash Amount will represent the averaged value of the Current Principal Amount that was deemed converted to cash across the four-days of such Measurement Period. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount will be deemed converted to cash and an applicable amount of financing will separately be deemed converted to cash, at the close of trading of the first day of such Measurement Period.

If the Securities undergo a split or reverse split, the Measurement Period Cash Amount will be adjusted accordingly.

The “Final Measurement Period” means:

(a)           if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is less than $500,000,000, the Calculation Date, subject to adjustments as described under “— Market Disruption Event”;

(b)           if the Market  Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is equal to or greater than $500,000,000, the four Index Business Days from and including the Calculation Date, subject to adjustments as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the Calculation Date, will equal:

(i) the Closing Indicative Value as of such Index Business Day times (ii) the number of Securities outstanding as reported on Bloomberg.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which for each series of Securities is the entity set forth below:

Title of Securities	Index Calculation Agent
ETRACS 2x Leveraged US Dividend Factor TR ETN	S&P Dow Jones Indices
ETRACS 2x Leveraged US Growth Factor TR ETN	FTSE Russell
ETRACS 2x Leveraged US Size Factor TR ETN	FTSE Russell
ETRACS 2x Leveraged US Value Factor TR ETN	FTSE Russell
ETRACS 2x Leveraged MSCI US Minimum Volatility Factor TR ETN	MSCI, Inc.
ETRACS 2x Leveraged MSCI US Momentum Factor TR ETN	MSCI, Inc.
ETRACS 2x Leveraged MSCI US Quality Factor TR ETN	MSCI, Inc.

The “Calculation Date” means February 1, 2051, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustment.

The Calculation Date represents the first Index Business Day of the Final Measurement Period.

“Index Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading such Index Constituent Security or such constituent underlying a successor index.

Underlying Index

The return of each series of Securities is based upon the performance of the applicable Index set forth on the cover page of this prospectus supplement. Each Index is designed to track the performance of a sector of the U.S. equity market and to reflect an investing style. We refer to the securities included in each Index as the “Index Constituent Securities” for such Index.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event”, you may submit a request to have us redeem your Securities on any Index Business Day no later than 12:00 noon and a confirmation of redemption by no later than 5:00 p.m. on the same Index Business Day. You must request that we redeem a minimum of 50,000 Securities, although we reserve the right from time to time to waive this minimum redemption amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which we receive the notice of redemption rather than the following Index Business Day. You should not assume you will be entitled to any such acceleration. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so.

The Securities will be redeemed and the holders will receive payment for their Securities on the second Index Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The first Redemption Date will be the fourth Index Business Day immediately following the Initial Trade Date and the Final Redemption Date will be the fourth Index Business Day immediately preceding the Maturity Date, subject to adjustments. In addition, if we have issued a call notice, the last Redemption Valuation Date will be the fourth Index Business Day prior to the Call Settlement Date, as applicable. If a Zero Value Event occurs, the last Redemption Date will be the date on which the Zero Value Event occurred.

If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index Constituent Securities, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event”.

As of any Redemption Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to:

(0.125% × Closing Indicative Value of the Security as of the Redemption Valuation Date).

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures”, for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

Closing Indicative Value as of the Redemption Valuation Date – Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero. We reserve the right from time to time to waive the Redemption Fee Amount in our sole discretion and on a case-by-case basis. There can be no assurance that we will elect to waive this fee and you should not assume you will be entitled to such fee waiver.

We will inform you of such Redemption Amount on the first Index Business Day following the applicable Redemption Valuation Date.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

The following graphic illustrates the formula to determine the Redemption Amount, which has been simplified for ease of presentation:

Redemption Amount           =            Closing Indicative Value         –      Redemption Fee Amount

You may lose all or a substantial portion of your investment upon early redemption. The combined negative effect of the Accrued Fees and the Redemption Fee Amount will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees and the Redemption Fee Amount, if applicable, or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon early redemption. Loss Rebalancing Events will cause compounding to occur more frequently than quarterly.

The Securities may be called by UBS prior to the Maturity Date pursuant to its Call Right and, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. See “Specific Terms of the Securities — UBS’s Call Right” and “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, which we refer to as a “Redemption Notice” to UBS via email no later than 12:00 noon on the Index Business Day on which you elect to exercise your redemption right. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation”, to us via email in the specified form by 5:00 p.m. on the same day. We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your Redemption Notice after 12:00 noon, or your Redemption Confirmation after 5:00 p.m., on the Index Business Day prior to the applicable Redemption Valuation Date, your Redemption Notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable. If your DTC custodian or your brokerage firm is not a current UBS customer, UBS will be required to on-board such DTC custodian or brokerage firm, in compliance with its internal policies and procedures, before it can accept your Redemption Notice, your Redemption Confirmation or otherwise process your redemption request. This on-boarding process may delay your Redemption Valuation Date and Redemption Date. Furthermore, in certain circumstances, UBS may be unable to on-board your DTC custodian or your brokerage firm.

We reserve the right from time to time to waive the minimum redemption amount or the Redemption Fee Amount in our sole discretion on a case-by-case basis. In addition, we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which we receive the Redemption Notice rather than the following Index Business Day. You should not assume you will be entitled to any such waiver or election to accelerate the Redemption Valuation Date.

UBS’s Call Right

UBS may at its option redeem all, but not less than all, of the issued and outstanding Securities of any series. To exercise its Call Right, UBS must provide notice to the holders of such Securities (which may be provided via press release) not less than 18 calendar days prior to the Call Settlement Date specified by UBS in such notice. If we call the Securities, you will receive a cash payment equal to the Closing Indicative Value on the last Index Business Day in the Call Measurement Period. We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is equal to or less than zero, the payment upon UBS’s exercise of its Call Right will be zero.

We will inform you of such Call Settlement Amount on the first Index Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Index Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event”.

The “Call Measurement Period” means:

(a)           if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the date we issue a notice of exercise of our Call Right is less than $500,000,000, the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event”; and

(b)           if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the date we issue a notice of exercise of our Call Right is equal to or greater than $500,000,000, the four Index Business Days from and including the Call Valuation Date, subject to adjustment as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of its Call Right will equal:

(i) The Closing Indicative Value as of such Index Business Day times (ii) the number of Securities outstanding as reported on Bloomberg.

The “Call Valuation Date” means the date we specify in our notice to holders (which may be provided via press release) of our exercise of our Call Right.

In any notice to holders exercising our Call Right, we will specify how many days are included in the Call Measurement Period.

The following graphic illustrates the formula to determine the Call Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Call Measurement Period

You may lose all or a substantial portion of your investment if we exercise our Call Right. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees, or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon a call. Loss Rebalancing Events will cause compounding to occur more frequently than quarterly.

In addition, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event” below.

Automatic Acceleration Upon Zero Value Event

For each series of Securities, a Zero Value Event represents the first instance when the Current Indicative Value (intraday indicative value) or the Closing Indicative Value is less than or equal to zero (other than on an Excluded Day, as defined below). It will have the effect of permanently resetting the value of your Securities to zero and accelerating the Securities. You will not benefit from any future exposure to the applicable Index after the occurrence of a Zero Value Event.

A Zero Value Event can occur only if a Permanent Deleveraging Event occurs and the Current Indicative Value (intraday indicative value) or the Closing Indicative Value declines to zero before the leverage of your Securities is reset to 1.0 at the close of trading on the Index Business Day following such event (or if such event occurs after 3:15 p.m. on any Index Business Day which would not otherwise have been a Loss Rebalancing Valuation Date, the second Index Business Day following such event), as described under “Permanent Deleveraging Valuation Dates” above.

A “Zero Value Event” occurs if the Current Indicative Value (intraday indicative value) or the Closing Indicative Value on any Index Business Day (other than an Excluded Day, as defined below) is less than or equal to zero. From immediately after the Zero Value Event and on all future calendar days, the Current Indicative Value (intraday indicative value) and the Closing Indicative Value will be set equal to zero.

As used above, an “Excluded Day” means (i) any calendar day after the Second Permanent Deleveraging Valuation Date (ii) any calendar day on or after which a Zero Value Event has already occurred, and (iii) any calendar day after the last day of an applicable Measurement Period.

In the event that a Zero Value Event has occurred, UBS will issue a press release shortly after the event; provided that the failure to do so shall not affect the automatic acceleration and redemption of the Securities. The Securities will be suspended from trading intraday shortly after the event occurs and will likely not be open for trading again on NYSE Arca.

You will lose your entire investment upon the occurrence of a Zero Value Event.

In addition, we may call the Securities prior to the Maturity Date pursuant to our Call Right. See “Specific Terms of the Securities — UBS’s Call Right”.

Loss Rebalancing Events

A Loss Rebalancing Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0. This means that after a Loss Rebalancing Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Loss Rebalancing Event.

A “Loss Rebalancing Event” occurs if, at any time, the Intraday Index Value on such Index Business Day (other than an Excluded Day, as used below) decreases by 20% or more from the previous Last Reset Index Closing Level.

Loss Rebalancing Events may occur multiple times over the term of the Securities and may occur multiple times during a single calendar quarter. This means both that (i) the Current Principal Amount may be reset more frequently than quarterly and (ii) the cumulative effect of compounding and fees will have increased as a result of the Loss Rebalancing Event(s). Because each Loss Rebalancing Event will have the effect of deleveraging your Securities, following a Loss Rebalancing Event your Securities will have less exposure to a potential positive gain in value relative to the exposure before the occurrence of such Loss Rebalancing Event.

As used above, an “Excluded Day” means (i) the Index Business Day immediately preceding any Quarterly Reset Valuation Date, if a Loss Rebalancing Event occurs after 3:15 p.m. on such day, (ii) any Quarterly Reset Valuation Date, (iii) any Loss Rebalancing Valuation Date, (iv) the Index Business Day immediately preceding the first day of an applicable Measurement Period, if a Loss Rebalancing Event occurs after 3:15 p.m. on such day (v) any calendar day from and including the first day of an applicable Measurement Period, (vi) the First or Second Permanent Deleveraging Valuation Dates, (vii) any calendar day after the Second Permanent Deleveraging Valuation Date, and (ix) any calendar day on or after which a Zero Value Event has occurred.

“Loss Rebalancing Valuation Date” means:

(a)           if a Loss Rebalancing Event occurs at or prior to 3:15 p.m. on an Index Business Day, the day that such Loss Rebalancing Event occurs, subject to adjustment as described under “— Market Disruption Event”; and

(b)           if a Loss Rebalancing Event occurs after 3:15 p.m. on an Index Business Day, the first Index Business Day following the occurrence of such Loss Rebalancing Event, subject to adjustment as described under “— Market Disruption Event.”

Permanent Deleveraging Event

A Permanent Deleveraging Event will have the effect of deleveraging your Securities, with the aim of permanently resetting the then-current leverage to 1.0 over two Index Business Days. The leverage at the end of the First Permanent Deleveraging Valuation Date is reset to approximately 2.0 and the leverage at the end of the Second Permanent Deleveraging Valuation Date is reset to 1.0. This means that after a Permanent Deleveraging Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities than it would have had before the occurrence of the Permanent Deleveraging Event. If such an event were to occur, it most likely would occur only following a Loss Rebalancing Event and prior to the completion of the associated leverage reset to 2.0, which would generally occur at the end of the Index Business Day following the Index Business Day on which the Loss Rebalancing Event occurred or, if the Loss Rebalancing Event occurs 3:15 p.m. on an Index Business Day, at the end of the second Index Business Day following the Index Business Day on which the Loss Rebalancing Event occurred.

A “Permanent Deleveraging Event” occurs if, at any time on an Index Business Day (other than an Excluded Day, as defined below), the Intraday Index Value decreases by 40% or more from the Last Reset Index Closing Level. If a Permanent Deleveraging Event occurs, the Current Principal Amount of the Securities will be reset over two Index Business Days.

As used above, an “Excluded Day” means (i) the First or Second Permanent Deleveraging Valuation Dates, (ii) any calendar day after the Second Permanent Deleveraging Valuation Date, (iii) any day on or after which a Zero Value Event occurs, (iv) the day which is two Index Business Days prior to the first day of a Measurement Period, if a Permanent Deleveraging Event occurs after 3:15 p.m. on such day, and (v) any calendar day from and including the Index Business Day immediately preceding the first day of a Measurement Period.

“Permanent Deleveraging Valuation Dates” means the First Permanent Deleveraging Valuation Date and the Second Permanent Deleveraging Valuation Date, each as defined below:

(a)           The “First Permanent Deleveraging Valuation Date” means:

(i)            any Index Business Day, which otherwise would have been a Loss Rebalancing Valuation Date, but on which a Permanent Deleveraging Event has occurred, subject to adjustment as described under “— Market Disruption Event”; or

(ii)           if a Permanent Deleveraging  Event occurs after 3:15 p.m. on any Index Business Day which would not otherwise have been a Loss Rebalancing Valuation Date, then the first Index Business Day following the occurrence of such Permanent Deleveraging Event, subject to adjustment as described under “— Market Disruption Event.”

The leverage of your Securities will be reset to approximately 2.0 at the close of trading on the First Permanent Deleveraging Valuation Date.

(b)           The “Second Permanent Deleveraging Valuation Date” means the Index Business Day immediately following the First Permanent Deleveraging Valuation Date, subject to adjustment as described under “— Market Disruption Event.”

The leverage of your Securities will be reset to 1.0 at the close of trading on the Second Permanent Deleveraging Valuation Date.

Split or Reverse Split of the Securities

We may, at any time in our sole discretion, initiate a split or reverse split of your Securities. If we decide to initiate a split or reverse split, as applicable, we will issue a press release announcing the split or reverse split and its effective date. The date of such press release shall be deemed to be the “announcement date” of the split or the reverse split, the record date for any split or reverse split will be the tenth Business Day after the announcement date, and the effective date will be the next Business Day after the record date.

If the Securities undergo a split or reverse split, we will adjust the Current Principal Amount, Closing Indicative Value, Current Indicative Value, Accrued Fees, Measurement Period Cash Amount and other relevant terms of the Securities accordingly. For example, if the Securities undergo a 4:1 split, every investor who holds a Security via The Depository Trust Company (“DTC”) on the relevant record date will, after the split, hold four Securities, and adjustments will be made as described below. The Current Principal Amount on such record date will be divided by four to reflect the 4:1 split. The adjusted Current Principal Amount will be rounded to eight decimal places. The split or reverse split will become effective at the opening of trading of the Securities on the Index Business Day immediately following the record date. The split will not occur if we exercise our Call Right before it becomes effective.

In the case of a reverse split, the Current Principal Amount and other relevant terms of the Securities will be adjusted accordingly and we will determine in our sole discretion the manner in which we will address odd numbers of Securities (commonly referred to as “partials”). For example, if the Securities undergo a 1:4 reverse split, every investor who holds four Securities via DTC on the relevant record date will, after the reverse split, hold only one Security and the Current Principal Amount of the Securities on such record date will be multiplied by four to reflect the 1:4 reverse split. The adjusted Current Principal Amount will be rounded to eight decimal places. The reverse split will become effective at the opening of trading of the Securities on the Index Business Day immediately following the record date. The reverse split will not occur if we exercise our Call Right before it becomes effective.

Holders who own a number of Securities on the record date that is not evenly divisible by the reverse split divisor (which in the case of a 1:4 reverse split, for example, will be 4) will receive the same treatment as all other holders for the maximum number of Securities they hold that is evenly divisible by the reverse split divisor. We will determine in our sole discretion the manner in which we compensate holders for their remaining or “partial” Securities when we announce the reverse split, though our current intention is to provide holders with a cash payment for their partials on the 17th Business Day following the announcement date in an amount equal to the appropriate percentage of the Closing Indicative Value of the reverse split-adjusted Securities on the 15th Business Day following the announcement date. For example, in the case of a 1:4 reverse split, a holder who held 23 Securities via DTC on the record date would receive five post-reverse split Securities on the immediately following Business Day, and a cash payment on the 17th Business Day following the announcement date that is equal to 3/4 of the Current Principal Amount of the reverse split-adjusted Securities on the 15th Business Day following the announcement date.

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including, among other things, at maturity or upon early redemption or call, or at other times, the Current Principal Amount, Current Indicative Value (which we also refer to as the intraday indicative value), Closing Indicative Value, Market Disruption Events, Business Days, Index Business Days, the Leverage Factor, the Index Factor, the Index Performance Ratio, the Residual Factor, the Index Closing Level, the Financing Rate, the Accrued Fees (including determining any successor to the LIBOR base rate), the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon redemption, the Call Settlement Amount, that we will pay you if we call the Securities, whether a Loss Rebalancing Event has occurred, whether a Permanent Deleveraging Event has occurred and whether any day is an Index Business Day and all such other matters as may be specified elsewhere herein as matters to be determined by the Security Calculation Agent. If any Intraday Index Value as published by Bloomberg on any Index Business Day is manifestly incorrect, the Security Calculation Agent may base its determination of whether a Loss Rebalancing Event, Permanent Deleveraging Event or Zero Value Event shall have occurred on such Index Business Day on its own determination of such Intraday Index Value. In making such determination, the Security Calculation Agent may consider any relevant information, including, without limitation, relevant market data in the relevant market supplied by one or more third parties or from internal sources or affiliates. The Security Calculation Agent will also be responsible for determining whether the Index has been discontinued and whether there has been a material change in the Index. The Security Calculation Agent will make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Security Calculation Agent will be conclusive for all purposes and binding on us, you, and all other persons having an interest in the Securities, without liability on the part of the Security Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time after the date of the prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon early redemption or call, on or prior to 12:00 noon on the Index Business Day immediately preceding the Maturity Date, any Redemption Date or any Call Settlement Date.

All dollar amounts related to determination of the Accrued Fees, the Current Principal Amount, and any Redemption Amount, Redemption Fee Amount, Call Settlement Amount or Cash Settlement Amount per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid to any holder of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing during a four-day Measurement Period, the Index Closing Level for such day will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. The remaining Index Business Days in the Measurement Period will be postponed accordingly, and the remaining Index Business Days in the Measurement Period will resume again following the suspension of the Market Disruption Event. For example, if the four-day Measurement Period for purposes of calculating the Call Settlement Amount, is scheduled for June 2, June 3, June 4 and June 5, and there is a Market Disruption Event with respect to the Index on June 2, but no other Market Disruption Event during such Call Measurement Period, then June 3 will become the first Index Business Day of the Measurement Period, June 4th the second Index Business Day, June 5th the third Index Business Day and the next Index Business Day after June 5th would be the final day of the Measurement Period. The same approach would be applied if there is a Market Disruption Event during a four-day Final Measurement Period.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on the Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or any Reset Valuation Date, the Index Closing Level for such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. For example, if the Redemption Valuation Date, for purposes of calculating a Redemption Amount, is based on the Index Closing Level on June 2 and there is a Market Disruption Event with respect to the Index on June 2, then the Index Closing Level on June 3 will be used to calculate the Redemption Amount, assuming that no such Market Disruption Event has occurred or is continuing on June 3.

In no event, however, will any postponement pursuant to either of the two immediately preceding paragraphs result in the affected Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or Reset Valuation Date occurring more than five Index Business Days following the day originally scheduled to be such Index Business Day of the Measurement Period or such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date. If a Market Disruption Event has occurred or is continuing with respect to the Index on the fifth Index Business Day following the date originally scheduled to be such Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date, Calculation Date or any Reset Valuation Date, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such fifth Index Business Day but for such Market Disruption Event.

Any of the following will be a “Market Disruption Event” with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

(a)           suspension, absence or material limitation of trading in a material number of Index Constituent Securities, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

(b)           suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities in the primary market or markets for those contracts;

(c)           the Index is not published; or

(d)           in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging.”

The following events will not be Market Disruption Events with respect to the Index:

(a)           a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

(b)           a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Securities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Securities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in “Medium-Term Notes, Series B” above under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars as determined by the Security Calculation Agent in its sole discretion, for the aggregate Stated Principal Amount of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Index Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five Index Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Index Business Day after the first Index Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Index Business Days after that first Index Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Index Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or  higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index or Termination of Our License Agreements with the Index Sponsors; Alteration of Method of Calculation

If (i) an Index Sponsor or the Index Calculation Agent announces that it intends to discontinue, or discontinues, publication of, or otherwise fails to publish, the Index, (ii) our license agreement with the Index Sponsor terminates or (iii) the Index Sponsor or Index Calculation Agent does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, and, in each case, any other person or entity publishes an index licensed to UBS that the Security Calculation Agent determines is comparable to the Index and for which the Index Constituent Securities and/or their unit weighting are available to the Security Calculation Agent (such index being referred to herein as a “successor index”), and the Security Calculation Agent approves such index as a successor index, then on and after the date determined by the Security Calculation Agent, the Security Calculation Agent will determine the Index Closing Level on the applicable dates of determination and the amount payable at maturity or upon early redemption or call and all other related payments terms by reference to such successor index.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice of the successor index and the date on and after which the Index Closing Level will be determined by reference thereto be furnished to the trustee, to us and to the holders of the Securities.

If an Index Sponsor or Index Calculation Agent discontinues publication of the Index, our license agreement with the Index Sponsor terminates or the Index Sponsor or Index Calculation Agent do not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, prior to, and such discontinuation, termination or unavailability is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, as applicable, or on any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, or any other relevant date on which the Index Closing Level is to be determined, then the Security Calculation Agent will determine the Index Closing Level using the Index Closing Level on the last Index Business Day immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

In addition, if an Index Replacement Event (as defined below) occurs at any time and the Index Sponsor or anyone else publishes an index that the Security Calculation Agent determines is comparable to the Index (the “Substitute Index”), then the Security Calculation Agent may elect, in its sole discretion, to permanently replace the original Index with the Substitute Index for all purposes under the Securities, and all provisions described in the prospectus supplement as applying to the Index will thereafter apply to the Substitute Index instead. In such event, the Security Calculation Agent will make such adjustments, if any, to any level of the Index or Substitute Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. If the Security Calculation Agent elects to replace the original Index with a Substitute Index, then the Security Calculation Agent will determine all amounts hereunder, Current Principal Amount, Current Indicative Value (intraday indicative value), Closing Indicative Value, Index Factor, Index Performance Ratio, Residual Factor, Accrued Fees, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity or upon early redemption or call by reference to such Substitute Index. If the Security Calculation Agent so elects to replace the original Index with a Substitute Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities of the Securities.

An “Index Replacement Event” means:

(a)           an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on any of these parties’ ability to perform their obligations in connection with the Securities, or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(b)           any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after February 4, 2021 that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on the ability of us, our affiliates, third parties with whom we transact or a similarly situated third party to perform our or their obligations in connection with the Securities, or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(c)           any event that occurs on or after February 4, 2021 that makes it a violation of any law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) for us, our affiliates, third parties with whom we transact or similarly situated third parties to perform our or their obligations in connection with the Securities, or (iii) for us to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(d)           any event, as determined by the Security Calculation Agent, as a result of which we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the Securities, or realize, recover or remit the proceeds of any such transaction or asset; or

(e)           as determined by the Security Calculation  Agent, the primary exchange or market for trading for the Securities, if any, announces that pursuant to the rules of such exchange or market, as applicable, the Securities cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index, a successor index or a Substitute Index, or the value thereof, is changed in a material respect, or if the Index or a successor or Substitute Index is in any other way modified so that the Index Closing Level of the Index or such successor or Substitute Index does not, in the opinion of the Security Calculation Agent, fairly represent the Index Closing Level of the Index or such successor or Substitute Index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at an Index Closing Level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the Index Closing Level for the Index or such successor or Substitute Index with reference to the Index or such successor or Substitute Index, as adjusted. The Security Calculation Agent will accordingly calculate the Index Closing Level, the Index Performance Ratio, the Last Reset Index Closing Level, the Accrued Fees, and any Redemption Amount, Redemption Fee Amount, Cash Settlement Amount or Call Settlement Amount, and all related payment terms based directly or indirectly on the Index Closing Level calculated by the Security Calculation Agent. Accordingly, if the method of calculating the Index or a successor or Substitute Index is modified so that the level of the Index or such successor or Substitute Index is a fraction or multiple of what it would have been if there had been no such modification (e.g., due to a rebasing of the Index), which, in turn, causes the Index Closing Level of the Index or such successor or Substitute Index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at an Index Closing Level for the Index or such successor or Substitute Index as if it had not been modified (e.g., as if such rebasing had not occurred).

In the event that the Security Calculation Agent elects to replace the Index with a successor index or a Substitute Index, UBS may, in its sole discretion, amend the title of the Securities in order to remove reference the former Index and to make such other changes to the title of the Securities as it considers necessary or desirable to reflect the name and/or characteristics of the relevant successor index or Substitute Index, as applicable.

All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors — Risks Relating to Creditworthiness, Conflicts of Interest, Hedging Activities and Regulation of UBS — There are potential conflicts of interest between you and the Security Calculation Agent” in the prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or upon early redemption or call will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue any series of Securities. We issued the Securities initially in an amount having the aggregate Stated Principal Amount specified on the cover of the prospectus supplement. We may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in “Medium-Term Notes, Series B” above.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities of the same series and will have the same CUSIP number and will trade interchangeably with such Securities immediately upon settlement. Any additional issuances will increase the aggregate Stated Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

29. ETRACS 2x Leveraged MSCI US Minimum Volatility Factor TR ETN due February 9, 2051

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” under “Medium-Term Notes, Series B” above.

Each of the seven series of Securities offered by the prospectus supplement is separate and independent of each other series of Securities. Apart from the applicable Index, however, all of the terms of each series of Securities are the same. Since each series references a different Index, all calculations and adjustments and related events with respect to each series are independent of calculations and adjustments and related events for each other series of Securities, and we may exercise our call right as well as our right to initiate a split or a reverse split independently for each series. The following discussion therefore applies independently to each series of Securities offered by the prospectus supplement and, except as the context may otherwise require, the defined terms refer separately to each series. References to the “Securities” should be understood as references to a single series of Securities and the defined terms should be understood in reference only to that series of Securities.

These Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described under “Medium-Term Notes, Series B” above. This section summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” under “Medium-Term Notes, Series B” above. The terms described here supplement those described in “Medium-Term Notes, Series B” above and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture, dated as of June 2, 2015 between us and U.S. Bank Trust National Association, as trustee.

Please note that the information about the offering prices and the net proceeds to UBS on the front cover of the prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below. The Stated Principal Amount of each Security is $25.00.

The Securities do not guarantee any return of principal at, or prior to, maturity or upon early redemption or call. Instead, at maturity, you will receive a cash payment per Security the amount of which will vary depending on the performance and path of the Index and will be reduced by the Accrued Fees as of the last Index Business Day in the Final Measurement Period as described under “— Cash Settlement Amount at Maturity.” If the amount as calculated is equal to or less than zero, the Cash Settlement Amount will be zero and you will not receive a cash payment.

If you exercise your right to have us redeem your Securities, subject to compliance with the redemption procedures, for each Security you will receive a cash payment per Security on the relevant Redemption Date equal to the Redemption Amount as described under “— Early Redemption at the Option of the Holders.” If the amount as calculated is equal to or less than zero, the Redemption Amount will be zero and you will not receive a cash payment.

Cash Settlement Amount at Maturity

The “Maturity Date” is February 9, 2051, which will be the third Index Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called, redeemed or accelerated upon Zero Value Event, you will receive at maturity a cash payment equal to its Closing Indicative Value on the last Index Business Day in the applicable Measurement Period. We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is equal to or less than zero, the payment will be zero.

The following graphic illustrates the formula to determine the Cash Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Final Measurement Period

You may lose all or a substantial portion of your investment at maturity. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees, you may lose all or a substantial portion of your investment at maturity. The occurrence of Loss Rebalancing Events will result in more frequent than quarterly compounding.

UBS may call the Securities prior to the Maturity Date pursuant to its Call Right. If the Securities are called by UBS, the Call Settlement Amount may be zero and you may lose all or a substantial portion of your investment. See “Specific Terms of the Securities — UBS’s Call Right”.

The “Stated Principal Amount” of each Security is $25.00. The Securities may be issued and sold over time at then-current market prices which may be significantly higher or lower than the Stated Principal Amount. If the Securities undergo a split or reverse split, the Stated Principal Amount will be adjusted accordingly.

The Closing Indicative Value represents the dollar value per Security that an investor would receive on any day if it redeemed the Security that day (without giving effect to any Redemption Fee Amount).

The “Closing Indicative Value” per Security, will be calculated as follows:

(a)           On the  Initial Trade Date, $25.00 per Security.

(b)           On any other  calendar day, prior to the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount on the immediately preceding calendar day × Index Factor) – Accrued Fees

(c)           From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period × Index Factor × Residual Factor) – Accrued Fees + Measurement Period Cash Amount

However, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, the Closing Indicative Value for that day and all subsequent days will be fixed to be equal to the Measurement Period Cash Amount from the immediately preceding calendar day.

(d)           The minimum value  of the Closing Indicative Value on any calendar day will be zero.

If a Zero Value Event occurs, the Closing Indicative Value will be equal to zero on the day it occurs and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will lose their entire investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “— Automatic Acceleration Upon Zero Value Event”.

The actual trading price of the Securities in the secondary market may vary significantly from their Closing Indicative Value.

If the Securities undergo a split or reverse split, the Closing Indicative Value will be adjusted accordingly.

The “Current Principal Amount” represents the unleveraged notional investment in the Index Constituent Securities per Security at the close of trading on any Reset Valuation Date. The notional financing amount per Security in order to generate the leveraged returns would approximately equal the Current Principal Amount at the close of trading on any Reset Valuation Date. If a Permanent Deleveraging Event occurs, the leverage of your Securities will be permanently reset to 1.0 and the notional financing amount will be equal to zero for the remaining term of the Securities. If a Zero Value Event occurs prior to your Securities permanently resetting to 1.0 at the end of the Second Permanent Deleveraging Valuation Date, then your Securities will be automatically accelerated and mandatorily redeemed and you will lose your entire investment.

The Current Principal Amount per Security, will be calculated as follows:

(a)           From and including the Initial Trade Date to and excluding the first Reset Valuation Date, $25.00 per Security.

(b)           At the close  of trading on each Reset Valuation Date after the Initial Trade Date, the Current Principal Amount of the Securities will be reset as follows:

New Current Principal Amount = (Current Principal Amount on immediately preceding calendar day × Index Factor) – Accrued Fees

The Current Principal Amount will not change until the first Reset Valuation Date.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of a Measurement Period, such day will not be a valid Reset Valuation Date.

If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

At the close of trading on each Reset Valuation Date, the Current Principal Amount is reset.

The “Reset Valuation Date” means:

(a)           Any calendar day up to and including  the Second Permanent Deleveraging Valuation Date, that is either: (i) the Initial Trade Date, (ii) a Quarterly Reset Valuation Date, (iii) a Loss Rebalancing Valuation Date (iv) the First Permanent Deleveraging Valuation Date, or (v) the Second Permanent Deleveraging Valuation Date; and

(b)           Any calendar day following the Second Permanent Deleveraging Valuation Date.

The valuation dates are defined below.

If a day that would otherwise be a Reset Valuation Date occurs on or after the first day of a Measurement Period, it will not be a valid Reset Valuation Date and the Last Reset Index Closing Level will remain the same.

The “Quarterly Reset Valuation Date” is the second Wednesday of January, April, July and October of each calendar year during the term of the Securities (other than an Excluded Day, as defined below), subject to adjustment as described under “— Market Disruption Event”.

As used above, an “Excluded Day” means (i) the Index Business Day immediately preceding the first day of an applicable Measurement Period, and any calendar day thereafter, and (ii) any calendar day after the Second Permanent Deleveraging Valuation Date.

The “Index Factor” is: 1 + (Leverage Factor × Index Performance Ratio).

The Index Factor represents the leveraged percentage change in the Index level since the Last Reset Index Closing Level. The Index Factor times the applicable Current Principal Amount on the preceding calendar day represents the current value of the unleveraged notional amount per Security that is deemed invested in the Index on any calendar day. This does not reflect the Redemption Amount that an investor would receive upon early redemption on such calendar day.

The “Residual Factor” will be calculated as follows:

(a)           1.0 on any calendar day, to but excluding the first day of an applicable Measurement Period.

(b)           From and including the first day of an applicable four-day Measurement Period, (a) the number of Index Business Days from, but excluding, the date of determination to, and including, the last Index Business Day in such four-day Measurement Period, divided by (b) four.

For example, on the first Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 3/4, on the second Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 2/4, on the third Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal 1/4 and on the last Index Business Day in an applicable four-day Measurement Period, the Residual Factor will equal zero.

(c)           On any calendar day from and including the last Index Business Day of an applicable Measurement Period, the Residual Factor will be equal to zero.

The Residual Factor is intended to approximate the percentage of the Current Principal Amount that is tracking the Index on any given day. The Residual Factor is relevant only during an applicable Measurement Period but otherwise is not a component of the Closing Indicative Value or Current Indicative Value formulas. At the close of trading on each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount and the corresponding amount of financing will be deemed converted to cash.

The “Leverage Factor” on any calendar day until the occurrence of a Permanent Deleveraging Event and the close of trading on the Second Permanent Deleveraging Valuation Date, will equal 2.0. If a Permanent Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Leverage Factor will equal 1.0.

The “Index Performance Ratio” on any Index Business Day will be equal to:

Index Closing Level – Last Reset Index Closing Level
Last Reset Index Closing Level

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

The “Last Reset Index Closing Level” is the Index Closing Level on the most recent Reset Valuation Date prior to such day. The initial Last Reset Index Closing Level is the Index Closing Level on the Initial Trade Date, as reported by Bloomberg and Reuters.

The “Index Closing Level” on any date of determination is the closing level of the Index, as reported on Bloomberg and Reuters on such day; however, if the closing level of the Index as reported on Bloomberg (or any successor) differs from the closing level of the Index as reported on Reuters (or any successor), the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent. The initial Index Closing Level (which is also the first Last Reset Index Closing Level) was determined on February 4, 2021 by the Security Calculation Agent. If the closing level of an Index, as reported on Bloomberg and Reuters for any Index Business Day, is manifestly incorrect, the “Index Closing Level” for such Index Business Day shall be the closing level of the Index as determined by the Security Calculation Agent. In making such determination, the Security Calculation Agent may consider any relevant information, including, without limitation, relevant market data in the relevant market supplied by one or more third parties or from internal sources or affiliates.

On any calendar day that is not an Index Business Day, the Index Closing level will be equal to the Index Closing Level on the Index Business Day immediately preceding such calendar day.

“Measurement Period” means the Final Measurement Period or, if UBS exercises its Call Right, the Call Measurement Period.

The “Current Indicative Value” or “intraday indicative value”, as determined by the Security Calculation Agent, is an amount per Security, on an intraday basis on any Index Business Day, equal to:

(a)           On the Initial Trade Date, $25.00.

(b)           On any other calendar day prior to the first day of a Measurement Period:

(Current Principal Amount on the immediately preceding calendar day × Index Factor, calculated using the Intraday Index Value) – Accrued Fees

(c)           From and including the first day of a Measurement Period, an amount per Security equal to:

(Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period × Index Factor, calculated using the Intraday Index Value × Residual Factor on the immediately preceding calendar day) – Accrued Fees + Measurement Period Cash Amount, from the immediately preceding calendar day

However, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, the Current Indicative Value for the remainder of that day and all subsequent days will be fixed to be equal to the Measurement Period Cash Amount from the immediately preceding calendar day.

(d)           The minimum value of the Current Indicative Value on any calendar day will be zero.

The actual trading price of the Securities in the secondary market may vary significantly from their Current Indicative Value (intraday indicative value).

If a Zero Value Event occurs, the Current Indicative Value (intraday indicative value) will be equal to zero for the remainder of the day it occurs and on all future calendar days. Upon the occurrence of a Zero Value Event, investors will lose their entire investment. You will not benefit from any future exposure to the Index after the occurrence of a Zero Value Event. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

If the Securities undergo a split or reverse split, the Current Indicative Value (intraday indicative value) will be adjusted accordingly.

The “Accrued Fees” as of any date of determination means the Accrued Tracking Fee + the Accrued Financing Fee.

If the Securities undergo a split or reverse split, the Accrued Fees will be adjusted accordingly. The Securities are subject to an “Accrued Tracking Fee” per Security, calculated as follows:

(a)           On the Initial Trade Date, the Accrued Tracking Fee is equal to zero.

(b)           On any subsequent calendar  day, the Accrued Tracking Fee is equal to: (a) the Accrued Tracking Fee as of the immediately preceding calendar day, plus the Daily Tracking Fee on such calendar day.

(c)           On the calendar  day after each Reset Valuation Date, the Accrued Tracking Fee is reset to be equal to the Daily Tracking Fee on such calendar day.

The “Daily Tracking Fee” is an amount per Security calculated as follows:

(a)           On  the Initial Trade Date, the Daily Tracking Fee is zero.

(b)           On any subsequent  calendar day, the Daily Tracking Fee is equal to:

(1) (i) 0.95% times (ii) the Current Principal Amount on the immediately preceding calendar day times (iii) the Index Factor on such calendar day times (iv) the Residual Factor on the immediately preceding calendar day, divided by (2) 365.

(c)           The minimum  value of the Daily Tracking Fee on any calendar day will be zero.

The Daily Tracking Fee represents the investor fees calculated each day on the current value of the unleveraged notional amount invested in the Index per Security. These charges accrue and compound during the applicable period, and will reduce any amount you are entitled to receive at maturity or upon early redemption or call.

If the Securities undergo a split or reverse split, the Daily Tracking Fee will be adjusted accordingly. The Securities are subject to an “Accrued Financing Fee” per Security calculated as follows:

(a)           On the Initial Trade Date, the Accrued Financing Fee is equal to zero.

(b)           On any subsequent  calendar day, the Accrued Financing Fee is equal to:

(1) the Accrued Financing Fee as of the immediately preceding calendar day, plus (2) the Daily Financing Fee on such calendar day.

(c)           On the calendar  day after each Reset Valuation Date, the Accrued Financing Fee is reset to be equal to the Daily Financing Fee on such calendar day.

(d)           If a Permanent  Deleveraging Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Accrued Financing Fee will be equal to zero.

The “Daily Financing Fee” is an amount per Security calculated as follows:

(a)           On the Initial Trade Date, the Daily Financing Fee is equal to zero.

(b)           On any subsequent calendar day, the Daily Financing Fee is equal to:

(1) (i) the Financing Rate on such calendar day times (ii) the Current Principal Amount on the immediately preceding calendar day times (iii) the Residual Factor on the immediately preceding calendar day, divided by (2) 360.

(c)           If a Permanent Deleveraging  Event occurs, then on any calendar day following the Second Permanent Deleveraging Valuation Date, the Daily Financing Fee will be equal to zero.

(d)           The minimum value  of the Daily Financing Fee on any calendar day will be zero.

The Daily Financing Fee seeks to compensate UBS for providing investors with a leveraged participation in movements of the Index and is intended to approximate the financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Index. These charges accrue and compound during the applicable period, and will reduce any amount that you will be entitled to receive at maturity or upon early redemption or call.

If the Securities undergo a split or reverse split, the Daily Financing Fee will be adjusted accordingly.

The “Financing Rate” will equal the sum of (a) 0.95% and (b) the London interbank offered rate (ICE LIBOR) for three-month deposits in U.S. Dollars, which is displayed on Reuters page “LIBOR01” (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Security Calculation Agent) (“LIBOR”) (or any successor base rate, as described below), as of 11:00 a.m., London time, on the immediately preceding London Business Day. The minimum value of the three-month U.S. Dollar LIBOR rate (or any successor base rate, as described below) used on any calendar day will be zero. The minimum Financing Rate at any time will be 0.95%

For example, 0.21775% was the three-month U.S. Dollar LIBOR rate on January 21, 2021, which was a London Business Day. The Financing Rate on January 21, 2021 would have been equal to 0.95% + 0.21775%, or 1.16775%.

Notwithstanding the foregoing:

Ø    If the Security Calculation Agent determines on the relevant determination date that the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 has been discontinued or is no longer representative of the underlying market or economic reality, then the Security Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to such London interbank offered rate, provided that if the Security Calculation Agent determines there is an industry-accepted successor base rate, then the Security Calculation Agent shall use such successor base rate; and

Ø    If the Security Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Security Calculation Agent in its sole discretion may determine the business day convention, definition of business day and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry- accepted practices for such substitute or successor base rate.

The establishment of three-month U.S. Dollar LIBOR (or such successor base rate, as applicable) for each period by the Security Calculation Agent shall (in the absence of manifest error) be final and binding.

“London Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and is also a day on which dealings in U.S. dollars are transacted in the London interbank market.

The “Measurement Period Cash Amount” is an amount per Security equal to:

(a)           $0.00 on any calendar day, to but excluding the first day of a Measurement Period.

(b)           On the first day of a one-day Measurement Period:

At the close of trading on such Index Business Day, (Current Principal Amount on the immediately preceding calendar day × Index Factor, on such Index Business Day).

(c)           From and including the first day of a four-day Measurement Period:

(i)            At the close of trading on each Index Business Day during the Measurement Period, the Measurement Period Cash Amount on the immediately preceding calendar day + (Current Principal Amount on the calendar day immediately preceding the first day of such Measurement Period × 0.25 × Index Factor, on such Index Business Day); and

(ii)           On any calendar day during  the Measurement Period that is not an Index Business Day, the Measurement Period Cash Amount on the immediately preceding Index Business Day.

(d)           On any calendar day after the last Index Business Day of a Measurement Period, the Measurement Period Cash Amount on the last Index Business Day of such Measurement Period.

Notwithstanding the foregoing, if, on any day during a Measurement Period, the Current Indicative Value or the Closing Indicative Value is less than or equal to the Measurement Period Cash Amount from the immediately preceding calendar day, then the Measurement Period Cash Amount for that day and all subsequent days will be fixed to be equal to the Measurement Period Cash amount from the immediately preceding calendar day.

The Measurement Period Cash Amount represents the portion of the Current Principal Amount that has been converted to cash on any given day of an applicable Measurement Period and is no longer tracking the Index.

At the close of trading of each Index Business Day during a four-day Measurement Period, approximately 25% of the Current Principal Amount on the calendar day immediately preceding the first day of the Measurement Period, will be deemed converted to cash and an applicable portion of the notional financing amount will separately be deemed converted to cash as well. After the close of trading on the final Index Business Day of a four-day Measurement Period, the Measurement Period Cash Amount will represent the averaged value of the Current Principal Amount that was deemed converted to cash across the four-days of such Measurement Period. In case of a one-day Measurement Period, approximately 100% of the Current Principal Amount will be deemed converted to cash and an applicable amount of financing will separately be deemed converted to cash, at the close of trading of the first day of such Measurement Period.

If the Securities undergo a split or reverse split, the Measurement Period Cash Amount will be adjusted accordingly.

The “Final Measurement Period” means:

(a)           if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is less than $500,000,000, the Calculation Date, subject to adjustments as described under “— Market Disruption Event”;

(b)           if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is equal to or greater than $500,000,000, the four Index Business Days from and including the Calculation Date, subject to adjustments as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the Calculation Date, will equal:

(i) the Closing Indicative Value as of such Index Business Day times (ii) the number of Securities outstanding as reported on Bloomberg.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which for each series of Securities is the entity set forth below:

Title of Securities	Index Calculation Agent
ETRACS 2x Leveraged US Dividend Factor TR ETN	S&P Dow Jones Indices
ETRACS 2x Leveraged US Growth Factor TR ETN	FTSE Russell
ETRACS 2x Leveraged US Size Factor TR ETN	FTSE Russell
ETRACS 2x Leveraged US Value Factor TR ETN	FTSE Russell
ETRACS 2x Leveraged MSCI US Minimum Volatility Factor TR ETN	MSCI, Inc.
ETRACS 2x Leveraged MSCI US Momentum Factor TR ETN	MSCI, Inc.
ETRACS 2x Leveraged MSCI US Quality Factor TR ETN	MSCI, Inc.

The “Calculation Date” means February 1, 2051, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustment.

The Calculation Date represents the first Index Business Day of the Final Measurement Period.

“Index Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading such Index Constituent Security or such constituent underlying a successor index.

Underlying Index

The return of each series of Securities is based upon the performance of the applicable Index set forth on the cover page of the prospectus supplement. Each Index is designed to track the performance of a sector of the U.S. equity market and to reflect an investing style. We refer to the securities included in each Index as the “Index Constituent Securities” for such Index.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event”, you may submit a request to have us redeem your Securities on any Index Business Day no later than 12:00 noon and a confirmation of redemption by no later than 5:00 p.m. on the same Index Business Day. You must request that we redeem a minimum of 50,000 Securities, although we reserve the right from time to time to waive this minimum redemption amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which we receive the notice of redemption rather than the following Index Business Day. You should not assume you will be entitled to any such acceleration. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so.

The Securities will be redeemed and the holders will receive payment for their Securities on the second Index Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The first Redemption Date will be the fourth Index Business Day immediately following the Initial Trade Date and the Final Redemption Date will be the fourth Index Business Day immediately preceding the Maturity Date, subject to adjustments. In addition, if we have issued a call notice, the last Redemption Valuation Date will be the fourth Index Business Day prior to the Call Settlement Date, as applicable. If a Zero Value Event occurs, the last Redemption Date will be the date on which the Zero Value Event occurred.

If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index Constituent Securities, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event”.

As of any Redemption Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to:

(0.125% × Closing Indicative Value of the Security as of the Redemption Valuation Date).

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures”, for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

Closing Indicative Value as of the Redemption Valuation Date – Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero. We reserve the right from time to time to waive the Redemption Fee Amount in our sole discretion and on a case-by-case basis. There can be no assurance that we will elect to waive this fee and you should not assume you will be entitled to such fee waiver.

We will inform you of such Redemption Amount on the first Index Business Day following the applicable Redemption Valuation Date.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

The following graphic illustrates the formula to determine the Redemption Amount, which has been simplified for ease of presentation:

Redemption Amount           =            Closing Indicative Value         –      Redemption Fee Amount

You may lose all or a substantial portion of your investment upon early redemption. The combined negative effect of the Accrued Fees and the Redemption Fee Amount will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees and the Redemption Fee Amount, if applicable, or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon early redemption. Loss Rebalancing Events will cause compounding to occur more frequently than quarterly.

The Securities may be called by UBS prior to the Maturity Date pursuant to its Call Right and, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. See “Specific Terms of the Securities — UBS’s Call Right” and “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event”.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

Ø    deliver a notice of redemption, which we refer to as a “Redemption Notice” to UBS via email no later than 12:00 noon on the Index Business Day on which you elect to exercise your redemption right. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption;

Ø    deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation”, to us via email in the specified form by 5:00 p.m. on the same day. We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

Ø    instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Date at a price equal to the Redemption Amount; and

Ø    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your Redemption Notice after 12:00 noon, or your Redemption Confirmation after 5:00 p.m., on the Index Business Day prior to the applicable Redemption Valuation Date, your Redemption Notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable. If your DTC custodian or your brokerage firm is not a current UBS customer, UBS will be required to on-board such DTC custodian or brokerage firm, in compliance with its internal policies and procedures, before it can accept your Redemption Notice, your Redemption Confirmation or otherwise process your redemption request. This on-boarding process may delay your Redemption Valuation Date and Redemption Date. Furthermore, in certain circumstances, UBS may be unable to on-board your DTC custodian or your brokerage firm.

We reserve the right from time to time to waive the minimum redemption amount or the Redemption Fee Amount in our sole discretion on a case-by-case basis. In addition, we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which we receive the Redemption Notice rather than the following Index Business Day. You should not assume you will be entitled to any such waiver or election to accelerate the Redemption Valuation Date.

UBS’s Call Right

UBS may at its option redeem all, but not less than all, of the issued and outstanding Securities of any series. To exercise its Call Right, UBS must provide notice to the holders of such Securities (which may be provided via press release) not less than 18 calendar days prior to the Call Settlement Date specified by UBS in such notice. If we call the Securities, you will receive a cash payment equal to the Closing Indicative Value on the last Index Business Day in the Call Measurement Period. We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is equal to or less than zero, the payment upon UBS’s exercise of its Call Right will be zero.

We will inform you of such Call Settlement Amount on the first Index Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Index Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event”.

The “Call Measurement Period” means:

(a)           if the Market Value of Securities outstanding at the close of trading on the Index Business Day immediately preceding the date we issue a notice of exercise of our Call Right is less than $500,000,000, the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event”; and

(b)           if the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the date we issue a notice of exercise of our Call Right is equal to or greater than $500,000,000, the four Index Business Days from and including the Call Valuation Date, subject to adjustment as described under “— Market Disruption Event.”

For the purpose of determining the Final Measurement Period, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the date of delivery by UBS of its notice to holders (which may be provided via press release) of its exercise of its Call Right will equal:

(i) The Closing Indicative Value as of such Index Business Day times (ii) the number of Securities outstanding as reported on Bloomberg.

The “Call Valuation Date” means the date we specify in our notice to holders (which may be provided via press release) of our exercise of our Call Right.

In any notice to holders exercising our Call Right, we will specify how many days are included in the Call Measurement Period.

The following graphic illustrates the formula to determine the Call Settlement Amount, which has been simplified for ease of presentation:

Cash Settlement Amount	=	Closing Indicative Value, on last Index Business Day in Call Measurement Period

You may lose all or a substantial portion of your investment if we exercise our Call Right. The combined negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is insufficient to offset the negative effect of the Accrued Fees, or if the compounded leveraged quarterly return of the Index (or the unleveraged return of the Index, following a Permanent Deleveraging Event) is negative, you may lose all or a substantial portion of your investment upon a call. Loss Rebalancing Events will cause compounding to occur more frequently than quarterly.

In addition, upon the occurrence of a Zero Value Event, the Securities will be automatically accelerated and mandatorily redeemed by UBS. See “Specific Terms of the Securities — Automatic Acceleration Upon Zero Value Event” below.

Automatic Acceleration Upon Zero Value Event

For each series of Securities, a Zero Value Event represents the first instance when the Current Indicative Value (intraday indicative value) or the Closing Indicative Value is less than or equal to zero (other than on an Excluded Day, as defined below). It will have the effect of permanently resetting the value of your Securities to zero and accelerating the Securities. You will not benefit from any future exposure to the applicable Index after the occurrence of a Zero Value Event.

A Zero Value Event can occur only if a Permanent Deleveraging Event occurs and the Current Indicative Value (intraday indicative value) or the Closing Indicative Value declines to zero before the leverage of your Securities is reset to 1.0 at the close of trading on the Index Business Day following such event (or if such event occurs after 3:15 p.m. on any Index Business Day which would not otherwise have been a Loss Rebalancing Valuation Date, the second Index Business Day following such event), as described under “Permanent Deleveraging Valuation Dates” above.

A “Zero Value Event” occurs if the Current Indicative Value (intraday indicative value) or the Closing Indicative Value on any Index Business Day (other than an Excluded Day, as defined below) is less than or equal to zero. From immediately after the Zero Value Event and on all future calendar days, the Current Indicative Value (intraday indicative value) and the Closing Indicative Value will be set equal to zero.

As used above, an “Excluded Day” means (i) any calendar day after the Second Permanent Deleveraging Valuation Date (ii) any calendar day on or after which a Zero Value Event has already occurred, and (iii) any calendar day after the last day of an applicable Measurement Period.

In the event that a Zero Value Event has occurred, UBS will issue a press release shortly after the event; provided that the failure to do so shall not affect the automatic acceleration and redemption of the Securities. The Securities will be suspended from trading intraday shortly after the event occurs and will likely not be open for trading again on NYSE Arca.

You will lose your entire investment upon the occurrence of a Zero Value Event.

In addition, we may call the Securities prior to the Maturity Date pursuant to our Call Right. See “Specific Terms of the Securities — UBS’s Call Right”.

Loss Rebalancing Events

A Loss Rebalancing Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0. This means that after a Loss Rebalancing Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities relative to before the occurrence of the Loss Rebalancing Event.

A “Loss Rebalancing Event” occurs if, at any time, the Intraday Index Value on such Index Business Day (other than an Excluded Day, as used below) decreases by 20% or more from the previous Last Reset Index Closing Level.

Loss Rebalancing Events may occur multiple times over the term of the Securities and may occur multiple times during a single calendar quarter. This means both that (i) the Current Principal Amount may be reset more frequently than quarterly and (ii) the cumulative effect of compounding and fees will have increased as a result of the Loss Rebalancing Event(s). Because each Loss Rebalancing Event will have the effect of deleveraging your Securities, following a Loss Rebalancing Event your Securities will have less exposure to a potential positive gain in value relative to the exposure before the occurrence of such Loss Rebalancing Event.

As used above, an “Excluded Day” means (i) the Index Business Day immediately preceding any Quarterly Reset Valuation Date, if a Loss Rebalancing Event occurs after 3:15 p.m. on such day, (ii) any Quarterly Reset Valuation Date, (iii) any Loss Rebalancing Valuation Date, (iv) the Index Business Day immediately preceding the first day of an applicable Measurement Period, if a Loss Rebalancing Event occurs after 3:15 p.m. on such day (v) any calendar day from and including the first day of an applicable Measurement Period, (vi) the First or Second Permanent Deleveraging Valuation Dates, (vii) any calendar day after the Second Permanent Deleveraging Valuation Date, and (ix) any calendar day on or after which a Zero Value Event has occurred.

“Loss Rebalancing Valuation Date” means:

(a)           if a Loss Rebalancing Event occurs at or prior to 3:15 p.m. on an Index Business Day, the day that such Loss Rebalancing Event occurs, subject to adjustment as described under “— Market Disruption Event”; and

(b)           if a Loss Rebalancing Event occurs after 3:15 p.m. on an Index Business Day, the first Index Business Day following the occurrence of such Loss Rebalancing Event, subject to adjustment as described under “— Market Disruption Event.”

Permanent Deleveraging Event

A Permanent Deleveraging Event will have the effect of deleveraging your Securities, with the aim of permanently resetting the then-current leverage to 1.0 over two Index Business Days. The leverage at the end of the First Permanent Deleveraging Valuation Date is reset to approximately 2.0 and the leverage at the end of the Second Permanent Deleveraging Valuation Date is reset to 1.0. This means that after a Permanent Deleveraging Event, a constant percentage increase in the Index Closing Level will have less of a positive effect on the value of your Securities than it would have had before the occurrence of the Permanent Deleveraging Event. If such an event were to occur, it most likely would occur only following a Loss Rebalancing Event and prior to the completion of the associated leverage reset to 2.0, which would generally occur at the end of the Index Business Day following the Index Business Day on which the Loss Rebalancing Event occurred or, if the Loss Rebalancing Event occurs 3:15 p.m. on an Index Business Day, at the end of the second Index Business Day following the Index Business Day on which the Loss Rebalancing Event occurred.

A “Permanent Deleveraging Event” occurs if, at any time on an Index Business Day (other than an Excluded Day, as defined below), the Intraday Index Value decreases by 40% or more from the Last Reset Index Closing Level. If a Permanent Deleveraging Event occurs, the Current Principal Amount of the Securities will be reset over two Index Business Days.

As used above, an “Excluded Day” means (i) the First or Second Permanent Deleveraging Valuation Dates, (ii) any calendar day after the Second Permanent Deleveraging Valuation Date, (iii) any day on or after which a Zero Value Event occurs, (iv) the day which is two Index Business Days prior to the first day of a Measurement Period, if a Permanent Deleveraging Event occurs after 3:15 p.m. on such day, and (v) any calendar day from and including the Index Business Day immediately preceding the first day of a Measurement Period.

“Permanent Deleveraging Valuation Dates” means the First Permanent Deleveraging Valuation Date and the Second Permanent Deleveraging Valuation Date, each as defined below:

(a)           The “First Permanent Deleveraging Valuation Date” means:

(i)            any Index Business Day, which otherwise would have been a Loss Rebalancing Valuation Date, but on which a Permanent Deleveraging Event has occurred, subject to adjustment as described under “— Market Disruption Event”; or

(ii)           if a Permanent Deleveraging  Event occurs after 3:15 p.m. on any Index Business Day which would not otherwise have been a Loss Rebalancing Valuation Date, then the first Index Business Day following the occurrence of such Permanent Deleveraging Event, subject to adjustment as described under “— Market Disruption Event.”

The leverage of your Securities will be reset to approximately 2.0 at the close of trading on the First Permanent Deleveraging Valuation Date.

(b)           The “Second Permanent Deleveraging Valuation Date” means the Index Business Day immediately following the First Permanent Deleveraging Valuation Date, subject to adjustment as described under “— Market Disruption Event.”

The leverage of your Securities will be reset to 1.0 at the close of trading on the Second Permanent Deleveraging Valuation Date.

Split or Reverse Split of the Securities

We may, at any time in our sole discretion, initiate a split or reverse split of your Securities. If we decide to initiate a split or reverse split, as applicable, we will issue a press release announcing the split or reverse split and its effective date. The date of such press release shall be deemed to be the “announcement date” of the split or the reverse split, the record date for any split or reverse split will be the tenth Business Day after the announcement date, and the effective date will be the next Business Day after the record date.

If the Securities undergo a split or reverse split, we will adjust the Current Principal Amount, Closing Indicative Value, Current Indicative Value, Accrued Fees, Measurement Period Cash Amount and other relevant terms of the Securities accordingly. For example, if the Securities undergo a 4:1 split, every investor who holds a Security via The Depository Trust Company (“DTC”) on the relevant record date will, after the split, hold four Securities, and adjustments will be made as described below. The Current Principal Amount on such record date will be divided by four to reflect the 4:1 split. The adjusted Current Principal Amount will be rounded to eight decimal places. The split or reverse split will become effective at the opening of trading of the Securities on the Index Business Day immediately following the record date. The split will not occur if we exercise our Call Right before it becomes effective.

In the case of a reverse split, the Current Principal Amount and other relevant terms of the Securities will be adjusted accordingly and we will determine in our sole discretion the manner in which we will address odd numbers of Securities (commonly referred to as “partials”). For example, if the Securities undergo a 1:4 reverse split, every investor who holds four Securities via DTC on the relevant record date will, after the reverse split, hold only one Security and the Current Principal Amount of the Securities on such record date will be multiplied by four to reflect the 1:4 reverse split. The adjusted Current Principal Amount will be rounded to eight decimal places. The reverse split will become effective at the opening of trading of the Securities on the Index Business Day immediately following the record date. The reverse split will not occur if we exercise our Call Right before it becomes effective.

Holders who own a number of Securities on the record date that is not evenly divisible by the reverse split divisor (which in the case of a 1:4 reverse split, for example, will be 4) will receive the same treatment as all other holders for the maximum number of Securities they hold that is evenly divisible by the reverse split divisor. We will determine in our sole discretion the manner in which we compensate holders for their remaining or “partial” Securities when we announce the reverse split, though our current intention is to provide holders with a cash payment for their partials on the 17th Business Day following the announcement date in an amount equal to the appropriate percentage of the Closing Indicative Value of the reverse split-adjusted Securities on the 15th Business Day following the announcement date. For example, in the case of a 1:4 reverse split, a holder who held 23 Securities via DTC on the record date would receive five post-reverse split Securities on the immediately following Business Day, and a cash payment on the 17th Business Day following the announcement date that is equal to 3/4 of the Current Principal Amount of the reverse split-adjusted Securities on the 15th Business Day following the announcement date.

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including, among other things, at maturity or upon early redemption or call, or at other times, the Current Principal

Amount, Current Indicative Value (which we also refer to as the intraday indicative value), Closing Indicative Value, Market Disruption Events, Business Days, Index Business Days, the Leverage Factor, the Index Factor, the Index Performance Ratio, the Residual Factor, the Index Closing Level, the Financing Rate, the Accrued Fees (including determining any successor to the LIBOR base rate), the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon redemption, the Call Settlement Amount, that we will pay you if we call the Securities, whether a Loss Rebalancing Event has occurred, whether a Permanent Deleveraging Event has occurred and whether any day is an Index Business Day and all such other matters as may be specified elsewhere herein as matters to be determined by the Security Calculation Agent. If any Intraday Index Value as published by Bloomberg on any Index Business Day is manifestly incorrect, the Security Calculation Agent may base its determination of whether a Loss Rebalancing Event, Permanent Deleveraging Event or Zero Value Event shall have occurred on such Index Business Day on its own determination of such Intraday Index Value. In making such determination, the Security Calculation Agent may consider any relevant information, including, without limitation, relevant market data in the relevant market supplied by one or more third parties or from internal sources or affiliates. The Security Calculation Agent will also be responsible for determining whether the Index has been discontinued and whether there has been a material change in the Index. The Security Calculation Agent will make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Security Calculation Agent will be conclusive for all purposes and binding on us, you, and all other persons having an interest in the Securities, without liability on the part of the Security Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time after the date of the prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon early redemption or call, on or prior to 12:00 noon on the Index Business Day immediately preceding the Maturity Date, any Redemption Date or any Call Settlement Date.

All dollar amounts related to determination of the Accrued Fees, the Current Principal Amount, and any Redemption Amount, Redemption Fee Amount, Call Settlement Amount or Cash Settlement Amount per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid to any holder of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing during a four-day Measurement Period, the Index Closing Level for such day will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. The remaining Index Business Days in the Measurement Period will be postponed accordingly, and the remaining Index Business Days in the Measurement Period will resume again following the suspension of the Market Disruption Event. For example, if the four-day Measurement Period for purposes of calculating the Call Settlement Amount, is scheduled for June 2, June 3, June 4 and June 5, and there is a Market Disruption Event with respect to the Index on June 2, but no other Market Disruption Event during such Call Measurement Period, then June 3 will become the first Index Business Day of the Measurement Period, June 4th the second Index Business Day, June 5th the third Index Business Day and the next Index Business Day after June 5th would be the final day of the Measurement Period. The same approach would be applied if there is a Market Disruption Event during a four-day Final Measurement Period.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on the Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or any Reset Valuation Date, the Index Closing Level for such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. For example, if the Redemption Valuation Date, for purposes of calculating a Redemption Amount, is based on the Index Closing Level on June 2 and there is a Market Disruption Event with respect to the Index on June 2, then the Index Closing Level on June 3 will be used to calculate the Redemption Amount, assuming that no such Market Disruption Event has occurred or is continuing on June 3.

In no event, however, will any postponement pursuant to either of the two immediately preceding paragraphs result in the affected Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date), Calculation Date (in the event that the Final Measurement Period is the Calculation Date) or Reset Valuation Date occurring more than five Index Business Days following the day originally scheduled to be such Index Business Day of the Measurement Period or such Redemption Valuation Date, Call Valuation Date, Calculation Date or Reset Valuation Date. If a Market Disruption Event has occurred or is continuing with respect to the Index on the fifth Index Business Day following the date originally scheduled to be such Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date, Calculation Date or any Reset Valuation Date, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such fifth Index Business Day but for such Market Disruption Event.

Any of the following will be a “Market Disruption Event” with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

(a)           suspension, absence or material limitation of trading in a material number of Index Constituent Securities, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

(b)           suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities in the primary market or markets for those contracts;

(c)           the Index is not published; or

(d)           in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging.”

The following events will not be Market Disruption Events with respect to the Index:

(a)           a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

(b)           a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Securities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Securities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in “Medium-Term Notes, Series B” above under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars as determined by the Security Calculation Agent in its sole discretion, for the aggregate Stated Principal Amount of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Ø    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Ø    the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Index Business Day after that day, unless:

Ø    no quotation of the kind referred to above is obtained, or

Ø    every quotation of that kind obtained is objected to within five Index Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Index Business Day after the first Index Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Index Business Days after that first Index Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Index Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Ø    A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

Ø    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index or Termination of Our License Agreements with the Index Sponsors; Alteration of Method of Calculation

If (i) an Index Sponsor or the Index Calculation Agent announces that it intends to discontinue, or discontinues, publication of, or otherwise fails to publish, the Index, (ii) our license agreement with the Index Sponsor terminates or (iii) the Index Sponsor or Index Calculation Agent does not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, and, in each case, any other person or entity publishes an index licensed to UBS that the Security Calculation Agent determines is comparable to the Index and for which the Index Constituent Securities and/or their unit weighting are available to the Security Calculation Agent (such index being referred to herein as a “successor index”), and the Security Calculation Agent approves such index as a successor index, then on and after the date determined by the Security Calculation Agent, the Security Calculation Agent will determine the Index Closing Level on the applicable dates of determination and the amount payable at maturity or upon early redemption or call and all other related payments terms by reference to such successor index.

Upon any selection by the Security Calculation Agent of a successor index, the Security Calculation Agent will cause written notice of the successor index and the date on and after which the Index Closing Level will be determined by reference thereto be furnished to the trustee, to us and to the holders of the Securities.

If an Index Sponsor or Index Calculation Agent discontinues publication of the Index, our license agreement with the Index Sponsor terminates or the Index Sponsor or Index Calculation Agent do not make the Index Constituent Securities and/or their unit weighting available to the Security Calculation Agent, prior to, and such discontinuation, termination or unavailability is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or

on any Reset Valuation Date, as applicable, or on any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date or on any Reset Valuation Date, or any other relevant date on which the Index Closing Level is to be determined, then the Security Calculation Agent will determine the Index Closing Level using the Index Closing Level on the last Index Business Day immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

In addition, if an Index Replacement Event (as defined below) occurs at any time and the Index Sponsor or anyone else publishes an index that the Security Calculation Agent determines is comparable to the Index (the “Substitute Index”), then the Security Calculation Agent may elect, in its sole discretion, to permanently replace the original Index with the Substitute Index for all purposes under the Securities, and all provisions described in the prospectus supplement as applying to the Index will thereafter apply to the Substitute Index instead. In such event, the Security Calculation Agent will make such adjustments, if any, to any level of the Index or Substitute Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. If the Security Calculation Agent elects to replace the original Index with a Substitute Index, then the Security Calculation Agent will determine all amounts hereunder, Current Principal Amount, Current Indicative Value (intraday indicative value), Closing Indicative Value, Index Factor, Index Performance Ratio, Residual Factor, Accrued Fees, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity or upon early redemption or call by reference to such Substitute Index. If the Security Calculation Agent so elects to replace the original Index with a Substitute Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities of the Securities.

An “Index Replacement Event” means:

(a)           an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on any of these parties’ ability to perform their obligations in connection with the Securities, or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(b)           any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after February 4, 2021 that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to us, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the Securities, (iii) has a material adverse effect on the ability of us, our affiliates, third parties with whom we transact or a similarly situated third party to perform our or their obligations in connection with the Securities, or (iv) materially affects our ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(c)           any event that occurs on or after February 4, 2021 that makes it a violation of any law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) for us, our affiliates, third parties with whom we transact or similarly situated third parties to perform our or their obligations in connection with the Securities, or (iii) for us to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(d)           any event, as determined by the Security Calculation Agent, as a result of which we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the Securities, or realize, recover or remit the proceeds of any such transaction or asset; or

(e)           as determined by the Security Calculation Agent, the primary exchange or market for trading for the Securities, if any, announces that pursuant to the rules of such exchange or market, as applicable, the Securities cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index, a successor index or a Substitute Index, or the value thereof, is changed in a material respect, or if the Index or a successor or Substitute Index is in any other way modified so that the Index Closing Level of the Index or such successor or Substitute Index does not, in the opinion of the Security Calculation Agent, fairly represent the Index Closing Level of the Index or such successor or Substitute Index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at an Index Closing Level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the Index Closing Level for the Index or such successor or Substitute Index with reference to the Index or such successor or Substitute Index, as adjusted. The Security Calculation Agent will accordingly calculate the Index Closing Level, the Index Performance Ratio, the Last Reset Index Closing Level, the Accrued Fees, and any Redemption Amount, Redemption Fee Amount, Cash Settlement Amount or Call Settlement Amount, and all related payment terms based directly or indirectly on the Index Closing Level calculated by the Security Calculation Agent. Accordingly, if the method of calculating the Index or a successor or Substitute Index is modified so that the level of the Index or such successor or Substitute Index is a fraction or multiple of what it would have been if there had been no such modification (e.g., due to a rebasing of the Index ), which, in turn, causes the Index Closing Level of the Index or such successor or Substitute Index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at an Index Closing Level for the Index or such successor or Substitute Index as if it had not been modified (e.g., as if such rebasing had not occurred).

In the event that the Security Calculation Agent elects to replace the Index with a successor index or a Substitute Index, UBS may, in its sole discretion, amend the title of the Securities in order to remove reference the former Index and to make such other changes to the title of the Securities as it considers necessary or desirable to reflect the name and/or characteristics of the relevant successor index or Substitute Index, as applicable.

All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors — Risks Relating to Creditworthiness, Conflicts of Interest, Hedging Activities and Regulation of UBS — There are potential conflicts of interest between you and the Security Calculation Agent” in the prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or upon early redemption or call will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue any series of Securities. We issued the Securities initially in an amount having the aggregate Stated Principal Amount specified on the cover of the prospectus supplement. We may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in “Medium-Term Notes, Series B” above.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities of the same series and will have the same CUSIP number and will trade interchangeably with such Securities immediately upon settlement. Any additional issuances will increase the aggregate Stated Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.